                       OFFERING MEMORANDUM, SOLICITATION

         OF RELEASES, CONSENTS AND ACCEPTANCES AND DISCLOSURE STATEMENT

                         AMERICAN COMMERCIAL LINES LLC
                               ACL CAPITAL CORP.

   OFFER TO EXCHANGE NEW 11 1/4% SENIOR NOTES DUE JANUARY 1, 2008 AND NEW 12%
                        PAY-IN-KIND SENIOR SUBORDINATED
 NOTES DUE JULY 1, 2008 FOR THEIR OUTSTANDING 10 1/4% SENIOR NOTES DUE JUNE 30,
    2008, SOLICIT NOTEHOLDERS TO BECOME PARTY TO THE MUTUAL RELEASE, SOLICIT CONSENTS TO THE INDENTURE AMENDMENTS AND SOLICIT ACCEPTANCES OF THE PLAN OF
                                 REORGANIZATION

   THE EXCHANGE OFFER AND THE PERIOD FOR NOTEHOLDERS TO BECOME PARTY TO, AND A BENEFICIARY OF, THE MUTUAL RELEASE, SOLICITING CONSENTS TO THE INDENTURE AMENDMENTS AND FOR ACCEPTANCES OF THE PLAN OF REORGANIZATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 20, 2002, UNLESS EXTENDED. IT IS A CONDITION TO THE CONSUMMATION OF THE EXCHANGE OFFER THAT AT LEAST 95% OF THE AGGREGATE PRINCIPAL AMOUNT OF THE OUTSTANDING 10 1/4% SENIOR NOTES DUE JUNE 30, 2008 ARE VALIDLY TENDERED FOR EXCHANGE AND NOT WITHDRAWN.

    American Commercial Lines LLC, a Delaware limited liability company ("ACL"), and ACL Capital Corp., a Delaware corporation ("ACL Capital" and, together with ACL, the "Issuers"), hereby offer, upon the terms and subject to the conditions set forth in this offering memorandum, solicitation of releases, consents and acceptances and disclosure statement ("Offering Memorandum and Disclosure Statement") and in the accompanying letter of transmittal, release and consent ("Letter of Transmittal, Release and Consent"), to exchange for each $1,000 principal amount of the Issuers' outstanding 10 1/4% senior notes due June 30, 2008 ("Existing Notes"), except for Existing Notes held by Danielson Holding Corporation ("DHC") and/or one or more of its subsidiaries, for: (i) $507.385 principal amount of new 11 1/4% senior notes due January 1, 2008 ("New Senior Notes") and (ii) $492.615 principal amount of new pay-in-kind senior subordinated notes due July 1, 2008 ("New Senior Subordinated Notes" and, together with the New Senior Notes, the "New Notes") (the "Exchange Offer"). In addition, with respect to Existing Notes tendered in the Exchange Offer, except for Existing Notes held by DHC and/or one or more of its subsidiaries, the Issuers will also issue additional New Senior Notes in an aggregate principal amount calculated based on the aggregate accrued and unpaid interest owing in respect of such tendered Existing Notes, through the date on which the Exchange Offer becomes effective (the "Effective Date"), up to $20.0 million. To the extent the aggregate accrued and unpaid interest on the Existing Notes tendered in the Exchange Offer exceeds $20.0 million on the Effective Date, the Issuers will issue additional New Senior Subordinated Notes in an aggregate principal amount calculated based on such excess.
    The New Senior Notes will bear interest at 11 1/4% per annum from and after the date of issuance, payable in cash. The New Senior Subordinated Notes will bear interest at 12% per annum from and after the date of issuance through the second anniversary of such issuance, payable in additional New Senior Subordinated Notes and, after the second anniversary of issuance, will bear interest, at our option, at either (i) 12% per annum, payable in cash or (ii) 13.5% per annum, payable in additional New Senior Subordinated Notes. Interest on the New Notes will be payable on June 30 and December 31 of each year, beginning on June 30, 2002 assuming the Exchange Offer is consummated on or prior to June 15, 2002.
    Our obligation to accept for exchange, and to exchange, Existing Notes validly tendered pursuant to the Exchange Offer is subject to the conditions described in this Offering Memorandum and Disclosure Statement, including, among other conditions, the holders of at least 95% of the aggregate principal amount of Existing Notes (with the Existing Notes held by DHC and/or one or more of its subsidiaries being deemed tendered in the Exchange Offer for these purposes) tendering, and not withdrawing, their Existing Notes in accordance with the terms of the Exchange Offer (the "Minimum Tender Condition") and consummation of a certain series of transactions effecting a comprehensive restructuring (the "Restructuring") of ACL and American Commercial Lines Holdings LLC, ACL's parent holding company ("ACL Holdings"), as described in this Offering Memorandum and Disclosure Statement.
    We are soliciting noteholders to become party to a mutual release as described in this Offering Memorandum and Disclosure Statement and in the form set forth as Appendix II hereto (the "Mutual Release"). Each noteholder who tenders Existing Notes pursuant to the Exchange Offer will be required to become party to the Mutual Release as described in this Offering Memorandum and Disclosure Statement. We are also soliciting consents for amendments to the indenture governing the Existing Notes (the "Existing Indenture") to eliminate or amend substantially all the restrictive covenants contained in the Existing Indenture, to subordinate the subsidiary guarantees contained in the Existing Indenture to the subsidiary guarantees of our Existing Credit Facility (as defined) and of the New Notes and to waive any and all defaults under the Existing Indenture through the Effective Date (the "Indenture Amendments"). Each noteholder who tenders Existing Notes pursuant to the Exchange Offer will be required to consent to the Indenture Amendments. THE ACT OF TENDERING EXISTING NOTES PURSUANT TO THE EXCHANGE OFFER SHALL CONSTITUTE AN AGREEMENT TO BECOME BOUND BY, AND A BENEFICIARY OF, THE MUTUAL RELEASE AND A CONSENT TO THE INDENTURE AMENDMENTS.
    In the event the Minimum Tender Condition is not satisfied or waived by June 15, 2002, ACL Holdings and ACL have agreed to commence voluntary cases under Chapter 11 of the United States Bankruptcy Code and seek confirmation of a plan of reorganization (the "Plan") as described in this Offering Memorandum and Disclosure Statement and as set forth as Appendix I under which our obligations under the Existing Notes would be fully satisfied for substantially the same consideration offered in the Exchange Offer. Therefore, we are soliciting acceptances of the Plan.
    YOUR ACCEPTANCE OF THE EXCHANGE OFFER, THE MUTUAL RELEASE AND THE INDENTURE AMENDMENTS WILL NOT OPERATE AS AN ACCEPTANCE OF THE PLAN. IT IS THEREFORE IMPORTANT THAT YOU EXECUTE THE ENCLOSED BALLOT TO ACCEPT THE PLAN. ACL HAS NOT AT THIS TIME TAKEN ANY ACTION APPROVING A BANKRUPTCY FILING.

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NEW NOTES OR DETERMINED IF THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    ACL Capital is a wholly owned subsidiary of ACL that was incorporated for the sole purpose of serving as a co-issuer of the Existing Notes and other debt obligations of ACL in order to accommodate the issuance of the Existing Notes and other debt obligations of ACL. ACL Capital does not have operations or assets of any kind and will not have any revenues (other than as may be incidental to its activities as co-issuer of the Existing Notes and the New Notes). Holders who tender Existing Notes should not expect ACL Capital to participate in servicing the interest or principal on the New Notes. All information contained herein is made by ACL which has responsibility therefor, and no other person, including any owner of membership interests in ACL solely in their capacity as such, shall have any responsibility to noteholders for such information.

          The Information Agent for the Exchange Offer and              The Exchange Agent for the Exchange Offer
     solicitation of releases and consents and Voting Agent for       and solicitation of releases and consents is:
          the solicitation of acceptances of the Plan is:                          The Bank of New York
                     Innisfree M&A Incorporated

                            ------------------------
  SEE "RISK FACTORS" BEGINNING ON PAGE 19 FOR A DISCUSSION OF RISKS YOU SHOULD
                                CONSIDER BEFORE
 TENDERING EXISTING NOTES, BECOMING PARTY TO, AND A BENEFICIARY OF, THE MUTUAL
                                    RELEASE,
         CONSENTING TO THE INDENTURE AMENDMENTS OR ACCEPTING THE PLAN.
                            ------------------------

The date of this Offering Memorandum and Disclosure Statement is April 15, 2002.

                             QUESTIONS AND ANSWERS

     Q.  WHAT ARE YOU ASKING NOTEHOLDERS TO DO?

     A. We are requesting that the holders of Existing Notes ("Noteholders") do the following:

        - other than DHC and its subsidiaries, exchange each $1,000 principal amount of their outstanding Existing Notes for the following: $507.385 principal amount of New Senior Notes and $492.615 principal amount of New Senior Subordinated Notes, as described in this Offering Memorandum and Disclosure Statement (see also "How Will Accrued and Unpaid Interest on the Existing Notes Through the Effective Date Be Paid to Noteholders Who Participate in the Exchange Offer?");

        - become party to the Mutual Release described below under "What Approvals Are Required from Noteholders to Implement the Exchange Offer and Amend the Existing Notes?";

        - consent to the Indenture Amendments which will eliminate or amend substantially all of the restrictive covenants contained in the Existing Indenture, to subordinate the subsidiary guarantees contained in the Existing Indenture to the subsidiary guarantees of our senior secured credit facility (the "Existing Credit Facility") and of the New Notes and to waive all defaults under the Existing Indenture through the Effective Date; and

        - vote in favor of the Plan which will provide substantially the same consideration to Noteholders as they would otherwise receive in the Exchange Offer.

     Q. HOW WILL ACCRUED AND UNPAID INTEREST ON THE EXISTING NOTES THROUGH THE EFFECTIVE DATE BE PAID TO NOTEHOLDERS WHO PARTICIPATE IN THE EXCHANGE OFFER?

     A. Noteholders that tender and do not withdraw their Existing Notes in the Exchange Offer will collectively receive:

        - New Senior Notes in an aggregate principal amount calculated based on the accrued and unpaid interest owing in respect of such tendered Existing Notes through the Effective Date, up to an aggregate amount equal to $20.0 million; and

        - to the extent that the aggregate accrued and unpaid interest exceeds $20.0 million through the Effective Date, additional New Senior Subordinated Notes in a principal amount equal to such excess.

     Q. HOW DO NOTEHOLDERS BECOME PARTY TO THE MUTUAL RELEASE AND CONSENT TO THE INDENTURE AMENDMENTS?

     A. A tender of Existing Notes pursuant to the Exchange Offer will constitute an agreement to become party to and bound by, and a beneficiary of, the Mutual Release (which shall take effect as of the Effective Date) and consent to the Indenture Amendments.

     Q. WHAT CLAIMS ARE BEING RELEASED BY NOTEHOLDERS WHO BECOME PARTY TO, AND A BENEFICIARY OF, THE MUTUAL RELEASE?

     A. As described in further detail in this Offering Memorandum and Disclosure Statement, the Mutual Release will serve to release all parties to the Mutual Release and their related parties from any, every and all claims, which claims against the other parties to the Mutual Release and their related parties, that such parties and their related parties ever had, now have or hereafter can, shall or may have, for, upon or by reason of any matter, act, transaction, event, occurrence, cause or thing whatsoever directly or indirectly relating to ACL Holdings or ACL and its subsidiaries, subject to limited exceptions set forth in the Mutual Release.

     Q. WHY ARE YOU OFFERING TO EXCHANGE THE NEW NOTES FOR THE EXISTING NOTES IN THE EXCHANGE OFFER?

     A. The Exchange Offer is part of a larger strategic recapitalization and debt restructuring through which we intend to reduce our outstanding debt and improve our liquidity. On March 15, 2002

         DHC, ACL, ACL Holdings, all the preferred unitholders of ACL Holdings, including all members of ACL management holding preferred and common units of ACL Holdings, and holders of approximately 97.5% of the existing common units of ACL Holdings, including those held by preferred unitholders and management unitholders, entered into a recapitalization agreement (as amended, restated or modified from time to time in accordance with its terms, the "Recapitalization Agreement"). Such parties to the Recapitalization Agreement have agreed to the Restructuring, which will consist of: (i) the recapitalization of ACL Holdings pursuant to a series of transactions which will result in DHC owning 100% of the membership interests of ACL Holdings (the "Recapitalization"), (ii) the restructuring of ACL's outstanding debt obligations, including the Existing Notes, the Existing Credit Facility and ACL's existing receivables facility (the "Existing Receivables Facility") (the restructuring of the Existing Notes, the Existing Credit Facility and the Existing Receivables Facility, collectively the "Debt Restructuring"), and (iii) the purchase by DHC of (A) the equity interests that 399 Venture Partners, Inc. ("399 Ventures") owns in Global Materials Services, LLC ("GMS"), an entity of which ACL owns 50% of the equity interests, and (B) the equity interests that Vectura Group LLC ("Vectura") owns in Vessel Leasing LLC ("Vessel Leasing"), an entity of which ACL owns 50% of the equity interests ((A) and (B), collectively, the "GMS/Vessel Leasing Acquisition"). The Restructuring will effectively reduce existing debt by approximately $83.5 million and reduce cash pay debt by approximately $200.0 million.

         A more detailed summary of the Restructuring, including the Recapitalization, the Debt Restructuring and the GMS/Vessel Leasing Acquisition, is provided elsewhere in this Offering Memorandum and Disclosure Statement under the caption "The Restructuring."

     Q.  WHY ARE YOU SEEKING CONSENTS TO AMEND THE EXISTING INDENTURE?

     A. We are requesting that Noteholders consent to amendments which will remove or amend substantially all of the covenants from the Existing Indenture that restrict our operations and will subordinate the subsidiary guarantees contained in the Existing Indenture to the subsidiary guarantees of the Existing Credit Facility and of the New Notes. The Indenture Amendments will permit us (1) to conduct our business and take actions that we believe are in our best interests without having to seek consents from the Noteholders who choose to retain their Existing Notes and (2) to issue the New Notes and become party to the Amended and Restated Credit Agreement, which will govern our Existing Credit Facility, with subsidiary guarantees that will be senior to the subsidiary guarantees of the Existing Notes. The Indenture Amendments will not eliminate our obligation to make regularly scheduled payments of principal and interest on any Existing Notes that remain outstanding following the Exchange Offer. Pursuant to the Lock-Up Agreements, we have obtained the agreement of a sufficient number of noteholders that they will consent to approve the Indenture Amendments. A supplemental indenture with respect to the Existing Notes will be executed by us and the trustee under the Existing Indenture. The supplemental indenture will be effective upon execution but will not be operative until the Effective Date.

     Q. WHAT AGREEMENTS ARE CURRENTLY IN PLACE IN CONNECTION WITH THE RESTRUCTURING?

     A.  The following agreements have been executed in connection with the
Restructuring:

        - the Recapitalization Agreement;

        - Waiver and Second Amendment to the Second Amended and Restated Receivables Purchase Agreement, dated February 12, 2002, as modified as of February 25, 2002, as of April 1, 2002 and as of April 15, 2002, among American Commercial Lines Funding Corporation, a subsidiary of ACL, as seller, American Commercial Barge Line LLC, a subsidiary of ACL ("ACBL"), as servicer, Market Street Funding Corporation, as issuer, and PNC Bank, National Association ("PNC"), as administrator (the "Receivables Facility Waiver"), which waives all existing defaults under the agreement that governs our existing receivables facility through June 30, 2002;

        - a Forbearance Agreement, dated February 22, 2002, as amended and restated as of March 28, 2002, by and among ACL, ACL Holdings, certain subsidiaries of ACL and certain lenders under our Existing Credit Facility (the "Credit Facility Forbearance Agreement" and, together with the Receivables Facility Waiver, the "Forbearance Agreements"), wherein such lenders agreed to refrain from exercising their rights and remedies arising from certain existing defaults under the credit agreement, dated as of June 30, 1998, governing the Existing Credit Facility (the "Existing Credit Agreement") through the earlier of (1) August 1, 2002, (2) the occurrence of a default under the Credit Facility Forbearance Agreement and (3) the consummation of the Restructuring;

        - a lock-up, support and voting agreement, dated February 26, 2002, by and among ACL, ACL Holdings, certain preferred unitholders of ACL Holdings and Noteholders holding approximately 57.1% of the principal amount of the Existing Notes, pursuant to which such Noteholders agreed to tender their Existing Notes in the Exchange Offer, consent to the Indenture Amendments, and if applicable, vote in favor of the Plan and the preferred unitholders agreed to execute appropriate documents in connection with the Recapitalization and support the Recapitalization, including, if applicable, vote in favor of the Plan (the "Noteholders Lock-Up Agreement");

        - a lock-up, support and voting agreement, dated February 26, 2002, by and among ACL, ACL Holdings and DHC, the holder of approximately 19.8% of the principal amount of the Existing Notes, in which DHC agreed, and agreed to cause its subsidiaries, if applicable, to consent to the Indenture Amendments and, if applicable, vote in favor of the Plan (the "DHC Lock-Up Agreement" and, together with the Noteholders Lock-Up Agreement, the "Lock-Up Agreements");

        - an amendment agreement, dated April 11, 2002, by and among ACL, ACL Holdings and certain lenders under our Existing Credit Facility, pursuant to which our Existing Credit Agreement will be amended and restated (the "Amendment Agreement"); and

        - an amended and restated credit agreement, dated April 11, 2002, by and among ACL, ACL Holdings and certain of the lenders under the Existing Credit Agreement (the "Amended and Restated Credit Agreement").

     The Amended and Restated Credit Agreement will not become effective until satisfaction of certain conditions set forth in the Amendment Agreement, including the consummation of the Recapitalization and the Debt Restructuring.

         A more detailed summary of: (1) the Recapitalization Agreement is provided elsewhere in this Offering Memorandum and Disclosure Statement under the caption "Description of The Recapitalization Agreement"; (2) the Credit Facility Forbearance Agreement, the Amendment Agreement and the Amended and Restated Credit Agreement is provided elsewhere in this Offering Memorandum and Disclosure Statement under the caption "Description of Credit Facility Arrangements"; and (3) the Receivables Facility Waiver and the status of a replacement receivables facility is provided elsewhere in this Offering Memorandum and Disclosure Statement under the caption "Description of Receivables Facility Arrangements."

     Q.  WHAT ARE THE DIFFERENCES BETWEEN THE EXCHANGE OFFER AND THE PLAN?

     A. Noteholders will receive substantially the same consideration under the Plan as they would receive under the Exchange Offer. While you will receive New Notes in exchange for Existing Notes under either alternative, under the Exchange Offer you will receive the New Notes sooner than under the Plan. The earlier receipt of the New Notes will result in more accrued interest over time due to the higher average interest rate of the New Notes. In addition, the earlier receipt of the New Notes will result in more cash pay interest because accrued and outstanding interest on the New Notes after April 30, 2002 will be in excess of $20 million and will be repaid in the form of New Senior Subordinated Notes (assuming holders of 100% of the Existing Notes, other than DHC and its subsidiaries, exchange their Existing Notes for the New Notes pursuant to the Exchange Offer). If we consummate the Exchange Offer, principal on any Existing Notes not tendered will remain outstanding and interest obligations related to such Existing Notes will continue. The Exchange Offer requires the Noteholders representing at least 95% of the outstanding aggregate principal amount of the Existing Notes to tender and not withdraw (with the Existing Notes held by DHC and/or its subsidiaries being deemed tendered in the Exchange Offer and not withdrawn for this purpose), whereas the Plan requires the approval of Noteholders representing at least 66 2/3% of the outstanding aggregate principal amount of the Existing Notes and who also constitute at least a majority in number of the Noteholders that actually vote on the Plan.

     Q. WHY ARE YOU ASKING NOTEHOLDERS TO CONSENT TO THE PLAN IN ADDITION TO TENDERING THEIR EXISTING NOTES IN THE EXCHANGE OFFER?

     A. We have prepared the Plan as an alternate means to effect the Restructuring on substantially identical terms that would result in consideration to Noteholders that is substantially the same as the consideration that they would receive in the Exchange Offer. If the Minimum Tender Condition has not been satisfied or waived by June 15, 2002, ACL Holdings and ACL have agreed to commence a voluntary case under Chapter 11 of the Bankruptcy Code in order to seek confirmation of the Plan. However, no decision has been made as of the date hereof to commence a bankruptcy case.

     Q. WHAT APPROVALS ARE REQUIRED FROM NOTEHOLDERS TO IMPLEMENT THE EXCHANGE OFFER AND AMEND THE EXISTING NOTES?

     A. The Recapitalization Agreement requires Noteholders representing at least 95% of the outstanding aggregate principal amount of the Existing Notes to tender and not withdraw in order to implement the Exchange Offer and the Indenture Amendments. In determining whether the Minimum Tender Condition has been satisfied, the Existing Notes held by DHC and/or one or more of its subsidiaries shall be deemed to have been tendered in the Exchange Offer and the holders thereof shall be deemed to have consented to the Indenture Amendments. If the parties to the Recapitalization Agreement agree to a waiver of the Minimum Tender Condition, we may elect to so waive it as a condition to consummation of the Exchange Offer. Noteholders who desire to tender their Existing Notes pursuant to the Exchange Offer are required to (1) consent to the Indenture Amendments with respect to their Existing Notes and (2) become party to the Mutual Release set forth in the Letter of Transmittal, Release and Consent, which will release (i) the Noteholders that participate in the Exchange Offer or, if applicable, that vote for the Plan, (ii) ACL Holdings, (iii) ACL, (iv) DHC, (v) all holders of preferred units of ACL Holdings, including management holders of preferred units of ACL Holdings, (vi) the holders of common units of ACL Holdings that are party to the Recapitalization Agreement, and (vii) the financial institutions that are party to the Amendment Agreement, on their own behalf and on behalf of their related parties, from every, any and all claims, which claims against the other parties to the Mutual Release and their related parties, such party and its related parties ever had, now have or hereafter can, shall or may have, for, upon or by reason of any matter, act, failure to act, transaction, event, occurrence, cause or thing whatsoever from the beginning of the world to the date of the consummation of the Restructuring directly or indirectly relating to ACL Holdings or ACL and its subsidiaries, subject to limited exceptions set forth in the Mutual Release the full text of which is set forth as Exhibit A to the Letter of Transmittal, Release and Consent and as Appendix II herein. Noteholders who validly tender Existing Notes in the Exchange Offer will by that act of tendering have consented to the Indenture Amendments and become party to, and a beneficiary of, the Mutual Release.

     Q.  ARE THERE ANY OTHER CONDITIONS TO IMPLEMENTATION OF THE EXCHANGE OFFER?

     A. Yes, in addition to other customary conditions, the Recapitalization and the Debt Restructuring, other than the Exchange Offer and the Indenture Amendments, must have been consummated on or prior to the Effective Date as required by the Recapitalization Agreement.

         See "The Restructuring" for a detailed description of the Recapitalization and the Debt Restructuring and "Terms and Conditions of the Exchange Offer and Consent Solicitation -- Conditions to the Exchange Offer" for a complete list of conditions to implementation of the Exchange Offer.

     Q. WHAT HAPPENS IF LESS THAN 95% OF THE NOTEHOLDERS AGREE TO EXCHANGE THEIR EXISTING NOTES?

     A. If Noteholders representing at least 66 2/3%, but less than 95% of the aggregate principal amount of the Existing Notes, and who constitute at least a majority in number of such Noteholders that tender their Existing Notes for exchange pursuant to the Exchange Offer by June 15, 2002 and, vote to accept the Plan, then ACL will (unless the Minimum Tender Condition is waived) commence a voluntary case under Chapter 11 of the Bankruptcy Code and seek confirmation of the Plan. Although Noteholders representing more than 66 2/3% of the aggregate principal amount of the Existing Notes have entered into the Lock-Up Agreements, such Noteholders may constitute less than a majority in number of the Noteholders who vote on the Plan. If less than a majority in number of the Noteholders that vote on the Plan agree to the Plan, we would need to initiate a general bankruptcy proceeding under Chapter 11 of the Bankruptcy Code. See "What Happens if the Minimum Tender Condition is Neither Met Nor Waived and Less Than a Majority of the Number of Outstanding Noteholders Who Vote on the Plan Approve the Plan?"

     Q. WHAT WILL NOTEHOLDERS WHO ELECT NOT TO TENDER THEIR EXISTING NOTES BE ENTITLED TO UPON CONSUMMATION OF THE EXCHANGE OFFER?

     A. ACL will pay any accrued and unpaid interest, including default interest, to such non-tendering Noteholders on the Effective Date. Non-tendering Noteholders will be entitled to regularly scheduled payments of principal and interest on their Existing Notes, but they will not be entitled to receive any consideration in the form of the New Notes being delivered to Noteholders who participate in the Exchange Offer. In addition, the Indenture Amendments will eliminate substantially all of the existing restrictive covenants contained in the Existing Indenture and will subordinate the subsidiary guarantees on the Existing Notes to the subsidiary guarantees under the Existing Credit Facility and of the New Notes. The New Notes will also mature before the Existing Notes. We expect that the trading market for the Existing Notes will be illiquid because, unless the Minimum Tender Condition is waived, at least 95% of the aggregate principal amount of the Existing Notes will have been exchanged in order for the Exchange Offer to have occurred.

     Q.  WHAT VOTES ARE NEEDED TO APPROVE THE PLAN?

     A. The Plan must be approved by (i) holders of 66 2/3% of the preferred equity as a single class and (ii) Noteholders representing at least
         66 2/3% of the aggregate principal amount of the Existing Notes who vote on the Plan and who also constitute at least a majority in number of the Noteholders who vote on the Plan. Only votes that are actually cast are counted in determining whether these thresholds are met. Pursuant to the Recapitalization Agreement, we have already obtained commitments from a sufficient number of our preferred equity holders to approve the Plan. Although Noteholders representing at least 66 2/3% of the aggregate principal amount of the Existing Notes have already committed to vote in favor of the Plan pursuant to the Lock-Up Agreements, such Noteholders may constitute less than a majority in number of the Noteholders that vote on the Plan.

     Q. WHAT HAPPENS IF THE MINIMUM TENDER CONDITION IS NEITHER MET NOR WAIVED AND LESS THAN A MAJORITY OF THE NUMBER OF OUTSTANDING NOTEHOLDERS WHO VOTE ON THE PLAN APPROVE THE PLAN?

     A. In such event, DHC will not be obligated to consummate the Restructuring either through the Exchange Offer or through the Plan. Accordingly, DHC and one or more of its subsidiaries will not contribute to us its $58.483 million of Existing Notes, together with the interest obligations thereon, or the $25.0 million in cash contemplated under the Recapitalization Agreement. We would be in default under the Forbearance Agreements and the Lock-Up Agreements and would be forced to contemplate filing for bankruptcy under Chapter 11 of the Bankruptcy Code without a pre-negotiated plan in place or to file for involuntary bankruptcy under Chapter 7 of the Bankruptcy Code.

     Q.  IF YOU FILE CHAPTER 11, HOW WILL THAT AFFECT YOUR BUSINESS?

     A. We are comprised of a large group of affiliated companies. If we commence Chapter 11 proceedings pursuant to the Plan, we expect that each of our domestic subsidiaries will file petitions for relief under the Bankruptcy Code. While our actual business operations should generally not be affected by the Plan, there is a risk that a Chapter 11 filing could have a material adverse effect on our business. Specifically, it is our intention to seek bankruptcy court approval to continue to operate in the ordinary course of business, including paying employees, trade creditors and certain other creditors according to normal terms, subject to any necessary bankruptcy court approval. However, a bankruptcy case could threaten ACL's trade vendor credit or could cause ACL to lose customers because of concerns about ACL's operations.

     Q. WHAT DOCUMENTS SHOULD I SUBMIT IF I AM A NOTEHOLDER AND WISH TO TENDER MY EXISTING NOTES AND VOTE ON THE PLAN?

     A.  You should either:

        - follow the procedures of the Automated Tender Offer Program if your Existing Notes are held through The Depository Trust Company ("DTC");

        - submit the Letter of Transmittal, Release and Consent for the outstanding Existing Notes that you wish to exchange, together with the other documents described under "Procedures for Tendering, Consenting and Becoming Party to the Mutual Release -- How to Tender Existing Notes, Deliver Consents and Become Party to, and a Beneficiary of, the Mutual Release"; or

        - follow the guaranteed delivery procedures described under "Tendering, Consenting and Voting Procedures -- Guaranteed Delivery Procedures."

          In addition, you should vote on the Plan by submitting the enclosed ballot (the "Ballot") in accordance with the delivery instructions set forth on the back page of this Offering Memorandum and Disclosure Statement and the voting instructions included in the Ballot.

     Q.  WHOM CAN I CALL WITH QUESTIONS ABOUT TENDERING OR VOTING?

     A. If you have any questions about tendering your Existing Notes, consenting to the Indenture Amendments, becoming party to, and a beneficiary of, the Mutual Release or voting on the Plan or would like copies of any of the documents we refer to in this Offering Memorandum and Disclosure Statement, you should call Innisfree M&A Incorporated at
         (888) 750-5834, or banks and brokers should call collect at (212) 750-5833.

     NONE OF (i) THE NEW NOTES OFFERED IN EXCHANGE FOR THE EXISTING NOTES, (ii) THE EXCHANGE OFFER NOR (iii) THE PLAN HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THESE TRANSACTIONS OR THE ACCURACY OR ADEQUACY OF THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS SOLICITATION OF ACCEPTANCES OF THE PLAN IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF THE PLAN PRIOR TO THE FILING OF A VOLUNTARY CASE UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE. BECAUSE NO CHAPTER 11 CASE HAS YET BEEN COMMENCED, THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(A) OF THE BANKRUPTCY CODE. NEITHER ACL, ACL HOLDINGS NOR ANY OF THEIR SUBSIDIARIES HAS AT THIS TIME TAKEN ANY ACTION APPROVING A BANKRUPTCY FILING.

     THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT CONSTITUTES NEITHER AN OFFER TO EXCHANGE NOR A SOLICITATION OF CONSENTS, RELEASES OR ACCEPTANCES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION UNDER APPLICABLE FEDERAL SECURITIES OR STATE SECURITIES LAWS. THE DELIVERY OF THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR ANY ATTACHMENTS HERETO OR IN THE AFFAIRS OF ACL OR ANY OF ITS SUBSIDIARIES SINCE THE DATE HEREOF.

     PRIOR TO TENDERING EXISTING NOTES, CONSENTING TO THE INDENTURE AMENDMENTS, AND BECOMING PARTY TO, AND A BENEFICIARY OF, THE MUTUAL RELEASE OR VOTING ON THE PLAN, NOTEHOLDERS ARE ENCOURAGED TO READ AND CONSIDER CAREFULLY THIS ENTIRE OFFERING MEMORANDUM AND DISCLOSURE STATEMENT, INCLUDING THE PLAN ANNEXED HERETO AS APPENDIX I, THE MUTUAL RELEASE ANNEXED HERETO AS APPENDIX II AND THE MATTERS DESCRIBED IN THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT AND THE LETTER OF TRANSMITTAL, RELEASE AND CONSENT.

     IN MAKING A DECISION IN CONNECTION WITH THE EXCHANGE OFFER, INDENTURE AMENDMENTS, MUTUAL RELEASE OR THE PLAN, NOTEHOLDERS MUST RELY ON THEIR OWN EXAMINATION OF ACL AND THE TERMS OF THE EXCHANGE OFFER, THE RESTRUCTURING AND THE PLAN, INCLUDING THE MERITS AND RISKS INVOLVED. NOTEHOLDERS SHOULD NOT CONSTRUE THE CONTENTS OF THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH NOTEHOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT, THE EXCHANGE OFFER, THE SOLICITATIONS, THE MUTUAL RELEASE, THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     ACL IS RELYING ON SECTION 3(a)(9) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") TO EXEMPT THE EXCHANGE OFFER FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT WITH RESPECT TO THE EXCHANGE OF THE EXISTING NOTES FOR THE NEW NOTES. ACL IS ALSO RELYING ON SECTION 18(b)(4)(C) OF THE SECURITIES ACT TO EXEMPT THE EXCHANGE OFFER AND THE SOLICITATION OF ACCEPTANCES OF THE PLAN FROM STATE SECURITIES LAW REQUIREMENTS.

                             CAUTIONARY STATEMENTS

     Certain statements in this Offering Memorandum and Disclosure Statement may constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") or in releases made by the SEC. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of ACL, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "estimate," "project," "intend," "expect," "believe," "may," "will," "would," "could," "should," "seeks," "plans," "scheduled to," "anticipates," or "intends," or the negative of these terms or other variations of these terms or comparable language, or by discussions of strategy or intentions, when used in connection with ACL, including its management. See "Unaudited Pro Forma Financial Information," "Forecasts of Certain Financial Data for In-Court Restructuring" and "Risk Factors." These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the Act, with the intention of obtaining the benefits of the "safe harbor" provisions of such acts. ACL cautions investors that any forward-looking statements made by ACL are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements with respect to ACL include, but are not limited to, the risks and uncertainties affecting its business described in the section of this Offering Memorandum and Disclosure Statement captioned "Risk Factors," as well as elsewhere in this Offering Memorandum and Disclosure Statement. ACL undertakes no obligation to update or revise any forward-looking statement for new information, events or circumstances after the date on which such statement is made unless otherwise required by law. New factors emerge from time to time, and it is not possible for ACL to predict all of such factors or the impact of each such factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                             AVAILABLE INFORMATION

     ACL is subject to the information and reporting requirements of the Exchange Act, and, in accordance therewith, files periodic reports and other information with the SEC. Such reports and other information filed with the SEC can be inspected and copied at the public reference facilities of the SEC at its principal office, located at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material also can be obtained by mail from the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains an Internet Web Site that contains reports, proxy and information statements and other information regarding ACL. The address of such site is: "http://www.sec.gov."

                           INCORPORATION BY REFERENCE

     The following documents filed by ACL with the SEC are incorporated by reference and shall be deemed to be set forth herein:

     - Annual Report on Form 10-K for the fiscal year ended December 28, 2001;

     - Current Report on Form 8-K dated December 31, 2001;

     - Current Report on Form 8-K dated February 27, 2002;

     - Current Report on Form 8-K dated March 5, 2002;

     - Current Report on Form 8-K dated March 15, 2002; and

     - Current Report on Form 8-K dated March 27, 2002.

     All documents and reports filed by ACL with the SEC after the date of this Offering Memorandum and Disclosure Statement and prior to the termination of the Exchange Offer release, consent and vote solicitation shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Memorandum and Disclosure Statement to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Memorandum and Disclosure Statement.

     ACL will provide without charge, upon written or oral request, to each person to whom a copy of this Offering Memorandum and Disclosure Statement is delivered, a copy of any of the documents of ACL incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). To obtain such information, you should call Innisfree M&A Incorporated at (888) 750-5834 (or banks and brokers should call collect at (212) 750-5833) or write to it at 501 Madison Avenue, 20th Floor, New York, New York 10022.

                               TABLE OF CONTENTS

Questions And Answers.......................................     i
Cautionary Statements.......................................  viii
Available Information.......................................    ix
Incorporation By Reference..................................    ix
Summary.....................................................     1
Risk Factors................................................    19
Terms And Conditions Of The Exchange Offer And Solicitation
  of Releases and Consents..................................    31
Procedures For Tendering, Consenting, and Becoming Party to,
  and a Beneficiary of, the Mutual Release..................    37
Background..................................................    43
The Restructuring...........................................    45
Description Of The Recapitalization Agreement...............    50
Description Of Credit Facility Arrangements.................    53
Description Of Receivables Facility Arrangements............    58
Description Of The New Senior Notes.........................    59
Description Of The New Senior Subordinated Notes............    93
Valuation Analysis..........................................   130
Summary Historical and Pro Forma Capitalization.............   131
Unaudited Pro Forma Condensed Consolidated Financial
  Information...............................................   132
Notes To Unaudited Pro Forma Condensed Consolidated
  Financial Information.....................................   135
Selected Financial Data.....................................   138
Management's Discussion And Analysis Of Financial Condition
  And Results Of Operations.................................   139
Forecasts Of Certain Financial Data For In-Court
  Restructuring.............................................   152
Business....................................................   160
Properties..................................................   169
Legal Proceedings...........................................   169
Management..................................................   170
Security Ownership Of Certain Beneficial Owners And
  Management................................................   177
Certain Relationships And Related Transactions..............   178
Indemnification Of Managers And Officers....................   179
Securities Law Matters......................................   179
The Plan....................................................   181
Liquidation Analysis........................................   220
Procedures for Voting on the Plan...........................   224
Certain United States Federal Income Tax Considerations.....   229
Post-Restructuring Obligation...............................   233
Conclusion..................................................   234
Index To Consolidated Financial Statements..................   F-1
Report Of Independent Public Accountants....................   F-2
Consolidated Statement of Operations........................   F-3
Notes to Consolidated Financial Statements..................   F-7

Appendix I -- Plan of Reorganization........................   I-1

Appendix II -- Mutual Release...............................  II-1

                                    SUMMARY

     THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT, THE RELATED LETTER OF TRANSMITTAL, RELEASE AND CONSENT AND THE BALLOT EACH CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE EXCHANGE OFFER, THE INDENTURE AMENDMENTS, THE MUTUAL RELEASE OR THE PLAN. THE FOLLOWING SUMMARY THEREFORE IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE INFORMATION APPEARING ELSEWHERE IN THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT, THE RELATED LETTER OF TRANSMITTAL, RELEASE AND CONSENT, THE BALLOT AND THE OPERATIVE DOCUMENTS REFERRED TO HEREIN. IN THE EVENT OF ANY CONFLICT BETWEEN THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT, ON THE ONE HAND, AND ANY OPERATIVE DOCUMENT, ON THE OTHER HAND, THE TERMS OF SUCH OPERATIVE DOCUMENT WILL CONTROL. IN THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT, THE TERMS "WE," "US" AND "OUR" RELATE TO ACL AND ACL HOLDINGS AND THEIR SUBSIDIARIES.

AMERICAN COMMERCIAL LINES LLC

     ACL is an integrated marine transportation and service company. ACL provides barge transportation and ancillary services throughout the inland United States and Gulf Intracoastal Waterway Systems, which include the Mississippi, Illinois, Tennessee and the Missouri Rivers and their tributaries and the Intracoastal canals that parallel the Gulf Coast. In addition, ACL is the leading provider of barge transportation services on the Orinoco River in Venezuela and the Parana/Paraguay River System serving Argentina, Brazil, Paraguay, Uruguay and Bolivia. ACL is a wholly owned subsidiary of its parent holding company, ACL Holdings. For additional information concerning ACL and its business, financial position and prospects, see "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Properties."

BACKGROUND

     In late summer of 2001, DHC, as a holder of approximately 19.8% of the Existing Notes, expressed its interest in acquiring ACL. In September of 2001, ACL retained Greenhill & Co., LLC ("Greenhill") to assist it in the restructuring process and commenced negotiations with DHC. While the negotiations with DHC progressed, ACL elected to use the 30-day grace period provided under the terms of the Existing Indenture to postpone a $15.1 million interest payment under the Existing Notes, which was due on December 31, 2001 (the "Bond Interest Payment"). Following the 30-day grace period provided by the Existing Indenture, ACL again elected not to make the Bond Interest Payment which was due. This election not to pay the Bond Interest Payment constituted an event of default under the Existing Indenture enabling holders of the Existing Notes to accelerate the maturity date of the Existing Notes which would make the Existing Notes immediately due and payable. However, Noteholders, including DHC and its subsidiaries, holding 76.8% of Existing Notes entered into the Lock-Up Agreements with ACL. Acceleration of the maturity of the Existing Notes under the Existing Indenture would have a material adverse effect on ACL's liquidity and the ability of ACL to continue to conduct its business. Further, as a result of ACL's failure to make the Bond Interest Payment, JPMorgan Chase Bank ("JPMorgan"), the administrative agent under ACL's Existing Credit Facility, delivered a notice to ACL in January 2002 asserting that ACL was in default under the Existing Credit Agreement enabling the lenders under ACL's Existing Credit Facility to accelerate the maturity date of the loans thereunder, which would make them immediately due and payable. A sufficient number of lenders under our Existing Credit Facility entered into the Credit Facility Forbearance Agreement. An acceleration of the debt under the Existing Credit Facility would have a material adverse effect on ACL's liquidity and the ability of ACL to continue to conduct its business.

     As a result of the events described above, PNC, as administrator under ACL's Existing Receivables Facility, asserted that ACL was in default under the agreement governing the Existing Receivables Facility (the "Receivables Purchase Agreement"). While ACL disputed the alleged default, PNC and ACL entered into the Receivables Facility Waiver. The Receivables Facility Waiver requires ACL to reduce its overall borrowing under the facility from $60.0 million to no more than $55.0 million. A default under the Receivables Purchase Agreement or the Receivables Facility Waiver would have a material adverse effect on ACL's liquidity and the ability of ACL to continue to conduct its business.

AGREEMENT WITH SENIOR SECURED LENDERS

     Concurrently with the negotiations with DHC regarding a possible restructuring, ACL and DHC began discussions with representatives of ACL's senior secured lenders with respect to a restructuring to be effected either through an exchange transaction pursuant to an exemption from the registration requirements under the Securities Act or a bankruptcy proceeding under Chapter 11 of the United States Bankruptcy Code. After substantial negotiations, ACL and its senior secured lenders agreed to enter into the Amendment Agreement. The key elements of the Restructuring that induced ACL's senior secured lenders were:
(1) the agreement by DHC and its subsidiaries to contribute $58.493 million of the Existing Notes (plus the interest obligations thereon through the Effective
Date), (2) a $25.0 million cash contribution to ACL Holdings by DHC and/or one or more of its subsidiaries to be used by ACL to prepay term loans under the Existing Credit Facility, which payment will be made on the Effective Date, (3) $50.0 million of existing revolving credit loans being converted into a new term loan that will have an interest rate and other terms substantially similar to the existing revolving credit loans and will participate in the initial $25.0 million amortization payment referenced in (2) above as well as future scheduled annual term loan amortization payments, (4) amendment and arranger fees and (5) modified financial and restrictive covenants under the Amended and Restated Credit Agreement.

     Any changes to the terms of the Restructuring that are inconsistent with the terms required to be approved by the senior secured lenders or any other changes to the Amended and Restated Credit Agreement, would require the majority consent of ACL's senior secured lenders. ACL does not believe that its senior secured lenders would consent to the Restructuring without the substantial commitments provided by DHC and its subsidiaries. In addition, ACL cannot assure you that DHC and its subsidiaries would contribute $25.0 million in cash and $58.493 million of Existing Notes (plus the interest obligations, if any, thereon through the Effective Date) to ACL unless the Restructuring were consummated on substantially the same terms as those described in this Offering Memorandum and Disclosure Statement.

     In the event that ACL pursues the Restructuring through a bankruptcy proceeding under Chapter 11, JPMorgan has provided a commitment to provide a debtor-in-possession facility of up to $65.0 million (the "DIP Facility"). The availability of the borrowings under the DIP Facility will be subject to certain borrowing base requirements and the initial extension of credit thereunder will be subject to certain customary conditions for debtor-in-possession ("DIP") financing facilities.

THE RESTRUCTURING

     The material elements of the Restructuring include:

     - the Recapitalization, pursuant to which:

      -- DHC and/or one or more of its subsidiaries will exchange $7.0 million in cash for all outstanding preferred units of ACL Holdings (other than preferred units held by the members of ACL management); and

      -- DHC and/or one or more of its subsidiaries will contribute $25.0 million in cash and $58.493 million of Existing Notes (together with all interest obligations thereon) for newly issued common units of ACL Holdings;

     - the Debt Restructuring, pursuant to which:

      -- the Existing Notes, other than the Existing Notes held by DHC and/or one or more of its subsidiaries, will be exchanged for the New Notes either pursuant to the Exchange Offer or the Plan;

      -- additional New Notes will be issued to Noteholders who tender their Existing Notes, other than DHC and/or one or more of its subsidiaries, in an aggregate principal amount calculated based on the accrued and unpaid interest owing in respect of such tendered Existing Notes through the Effective Date;

      -- the Existing Credit Agreement will be amended and restated on substantially the same terms as described under the caption "Description of Credit Facility Arrangements," including a $25.0 million prepayment of term debt thereunder from the proceeds of the $25.0 million cash contribution made by DHC to ACL Holdings; and

      -- ACL's Existing Receivables Facility will be replaced on substantially the same terms;

     - the GMS/Vessel Leasing Acquisition; and

     - members of ACL management will surrender the preferred and common units of ACL Holdings held by them and, in consideration for their continued employment with ACL, will receive shares of restricted DHC common stock with a fair market value of approximately $1.7 million. In addition, 6.0% of DHC common stock, calculated on a fully-diluted basis as of the Effective Date, will be reserved under a management stock incentive plan for issuance to members of ACL management over time.

SUMMARY OF RESTRUCTURING PLAN

                                SOURCES AND USES
                             (DOLLARS IN MILLIONS)

SOURCES
Amended and Restated Credit Facility  $372.3(1)
Other Debt                               6.1
Accounts Receivable Facility            51.0
New Senior Notes                       131.9(2)
New Senior Subordinated Notes          116.5(2)
DHC Existing Note Contribution          61.5(2)
DHC Cash Contribution                   25.0
DHC Cash Payment to ACL Holdings'        7.0(3)
  Preferred
DHC Stock Issuance To ACL Management     1.7
ACL Cash                                16.0
                                      ------
     TOTAL                            $789.0
USES
Existing Credit Facility              $397.3
Other Debt                               6.1
Accounts Receivable Facility            51.0
Existing Notes                         295.0
Accrued and Unpaid Interest on          14.9(2)
  Existing Notes
ACL Preferred Interest                   7.0
Management Preferred Interest            1.7
Transaction Expenses                    16.0
                                      ------
     TOTAL                            $789.0

----------------
(1) Reflects pay down of Existing Credit Facility of $25.0 million as a result of the $25.0 million DHC Cash Contribution.
(2) Reflects unpaid interest on the Existing Notes through December 28, 2001. Amounts will increase by additional unpaid interest through the Effective Date. Once unpaid interest results in a principal amount for New Senior Notes of $140.0 million, the amount of any excess unpaid interest will increase the principal amount of the New Senior Subordinated Notes in an aggregate principal amount calculated based on the aggregate accrued and unpaid interest owing in respect of such tendered Existing Notes, through the Effective Date, in excess of $20.0 million.
(3) Reflects $7.0 million cash paid to principal holders of ACL Holdings' membership interests.

     ACL is simultaneously pursuing the Restructuring via two alternative mechanisms: (i) an out-of-court alternative centered around the Exchange Offer (the "Out-of-Court Restructuring") and (ii) an in-court alternative centered around the Plan (the "In-Court Restructuring"). Each of these alternatives is described in detail in this Offering Memorandum and Disclosure Statement. You are being requested to take action on both alternatives.
     See "The Restructuring" for a more detailed description of the Restructuring.

OUT-OF-COURT RESTRUCTURING

     The Out-of-Court Restructuring is comprised of the following elements:

The Exchange Offer

The Exchange Offer:              The Issuers are:

                                 - offering to exchange all of the Existing
                                   Notes, other than those held by DHC and/or one or more of its subsidiaries, for each Noteholder's pro rata share of (1) $120.0 million of New Senior Notes plus (2) $116.507 million of New Senior Subordinated Notes;

                                 - soliciting the holders of Existing Notes to
                                   become party to, and a beneficiary of, the Mutual Release as described below; and

                                 - soliciting the holders of the Existing Notes
                                   for the consents to the Indenture Amendments.

                                 In addition, the Issuers will issue additional New Notes calculated based on accrued and unpaid interest on Existing Notes tendered in the Exchange Offer as described below.

Consideration to Noteholders:    Upon consummation of the Exchange Offer, each
                                 Noteholder, other than DHC and its
                                 subsidiaries, that validly tenders and does not withdraw Existing Notes will receive the following consideration for each $1,000 principal amount of Existing Notes: (1)
                                 $507.385 principal amount of New Senior Notes and (2) $492.615 principal amount of New Senior
                                 Subordinated Notes. The Noteholders, other than
                                 DHC and its subsidiaries, will also receive additional New Senior Notes in an aggregate principal amount calculated based on the aggregate accrued and unpaid interest owing in respect of their Existing Notes through the Effective Date up to $20.0 million. To the extent that the aggregate accrued and unpaid interest exceeds $20.0 million at the Effective
                                 Date, the Issuers will issue New Senior
                                 Subordinated Notes in a principal amount equal to such excess.

Consent to Indenture
Amendments:                      Noteholders who desire to tender their Existing
                                 Notes pursuant to the Exchange Offer are required to consent to the Indenture Amendments with respect to such Existing Notes.
                                 Noteholders who validly tender Existing Notes in the Exchange Offer will be deemed to have consented to the Indenture Amendments. See
                                 "Procedures for Tendering, Consenting and
                                 Becoming Party to, and a Beneficiary of, the Mutual Release -- How to Tender Existing Notes,
                                 Deliver Consents and Become Party to, and a Beneficiary of, the Mutual Release."

Mutual Release:                  Noteholders who desire to tender their Existing
                                 Notes pursuant to the Exchange Offer are required to become party to, and a beneficiary of, the Mutual Release under which the parties to the Mutual Release, which include the Noteholders that participate in the Exchange
                                 Offer or, if applicable, that vote for the Plan, ACL Holdings, ACL, DHC, all holders of preferred units of ACL Holdings, including managements holders of preferred units of ACL
                                 Holdings, holders of common units of ACL
                                 Holdings party to the Recapitalization
                                 Agreement and the financial institutions who are party to the Amendment Agreement. The parties to the Mutual

                                 Release will agree to release on their own behalf and on behalf of their related parties, the other parties to the Mutual Release and their related parties from every, any and all claims, which claims against the other parties to the Mutual Release and their related parties, such party and its related parties ever had, now have or hereafter can, shall or may have, for, upon or by reason of any matter, act, failure to act, transaction, event, occurrence, cause or thing whatsoever from the beginning of the world to the date of the consummation of the Restructuring directly or indirectly relating to ACL Holdings or ACL and its subsidiaries, subject to limited exceptions set forth in the Mutual Release. A form of the Mutual Release is attached as an exhibit to the Letter of Transmittal, Release and Consent. See "Procedures for Tendering, Consenting and Becoming Party to, and a Beneficiary of, the Mutual Release -- How to Tender Existing Notes, Deliver Consents and Become Party to, and a Beneficiary of, the Mutual Release."

Conditions:                      Among other conditions, the consummation of the
                                 Exchange Offer is conditioned on: (1) the Minimum Tender Condition being satisfied or waived; and (2) the Recapitalization and the Debt Restructuring, other than the Exchange
                                 Offer and the Indenture Amendments, having been consummated on or prior to the Effective Date as contemplated by the Recapitalization
                                 Agreement. See "Terms and Conditions of the
                                 Exchange Offer and Solicitation of Releases and
                                 Consents -- Conditions to the Exchange Offer."

Fees and Expenses:               ACL will bear all expenses related to the
                                 Exchange Offer and the solicitations. No commission or other similar fee is being paid by ACL for soliciting the tenders of Existing
                                 Notes, the consents to the Indenture
                                 Amendments, the agreements to become party to the Mutual Release or the votes for the Plan.
                                 See "Restructuring -- Estimated Fees and
                                 Expenses."

Certain Consequences of
Failure to
Consummate the Exchange Offer:   If the Minimum Tender Condition is not
                                 satisfied or waived, ACL intends to commence a Chapter 11 bankruptcy case. Although in the event of such Chapter 11 bankruptcy case ACL would seek to pay vendors in the ordinary course, a bankruptcy case could threaten ACL's trade vendor credit support and could cause ACL to lose customers because of concerns about
                                 ACL's operations. No decision has been made by ACL as of the date of this Offering Memorandum and Disclosure Statement to file a petition for relief under Chapter 11 of the Bankruptcy Code.

Termination:                     ACL reserves the right to terminate the
                                 Exchange Offer at any time and for any reason without accepting any Existing Notes tendered pursuant to the Exchange Offer.

The Consent Solicitation

Requisite Consents Required to
Adopt
the Indenture Amendments:        Noteholders who validly tender Existing Notes
                                 in the Exchange Offer will be deemed to have consented to the Indenture Amendments. The
                                 Existing Indenture requires the affirmative vote of a majority in principal amount of Existing Notes to approve the Indenture
                                 Amendments. Pursuant to the Lock-Up Agreements, we have obtained the agreement of a sufficient number of Noteholders that they will consent to approve the Indenture Amendments. A supplemental indenture with respect to the Existing Notes will be executed by us and the trustee under the Existing Indenture. The supplemental indenture will be effective upon execution but will not be operative until the Effective Date. Consents to the Indenture
                                 Amendments may not be withdrawn after the date on which the supplemental indenture is executed.

Indenture Amendments:            The Indenture Amendments would:

                                 (1) delete covenants in the Existing Indenture relating to: obligations to file periodic reports with the SEC and the trustee under the Existing Indenture; the obligation to pay taxes; limitations on restricted payments; restrictions on dividends and other payments affecting subsidiaries; restrictions on incurrence of indebtedness and issuance of preferred equity; restrictions on asset sales; restrictions on transactions with affiliates; limitations on liens; requirements relating to change of control; restrictions on sales of accounts receivables; restrictions on sale and leaseback transactions; restrictions on the permitted activities of ACL Capital; restrictions on the payments for consents; provisions relating to additional subsidiary guarantees; and restrictions on business activities;

                                 (2) amend the subsidiary guarantee provisions under the Existing Indenture to subordinate the subsidiary guarantees on the Existing Notes to the subsidiary guarantees of Existing Credit Facility and of the New Notes; and

                                 (3) delete and amend certain definitions contained in the Existing Indenture, as appropriate, as a result of (1) and (2) above.

Waiver of Defaults Under the
Existing
Indenture:                       In addition, Noteholders who tender their
                                 Existing Notes and consent to the Indenture
                                 Amendments will be deemed to have released and waived any and all claims they may have arising from any prior non-compliance by ACL or its subsidiaries under the Existing Indenture.

Supplemental Indenture:          Pursuant to the Lock-Up Agreements, we have
                                 obtained the agreement of a sufficient number of Noteholders that they will consent to approve the Indenture Amendments. A supplemental indenture with respect to the Existing Notes will be executed by us and the trustee under the Existing Indenture. The supplemental indenture will be effective upon execution but will not be operative until the Effective Date. IF THE EXCHANGE OFFER IS
                                 CONSUMMATED, NOTEHOLDERS WHO DO NOT EXCHANGE
                                 THEIR EXISTING NOTES IN THE EXCHANGE OFFER WILL
                                 BE BOUND BY THE INDENTURE AMENDMENTS REGARDLESS
                                 OF WHETHER OR NOT SUCH NOTEHOLDERS CONSENTED
                                 THERETO.

IN-COURT RESTRUCTURING

     If ACL consummates the Exchange Offer, ACL intends to implement the Out-of-Court Restructuring. However, if the Exchange Offer is not consummated by June 15, 2002, ACL intends to effectuate the Restructuring by filing a voluntary petition for relief under Chapter 11 of the Bankruptcy Code and seeking court approval of the Plan.

     To facilitate court approval of the In-Court Restructuring, ACL is soliciting acceptances of the Plan, a copy of which is attached hereto as Appendix I. In the event the Exchange Offer is not consummated, ACL would use the acceptances of the Plan secured through the solicitation of acceptances to obtain bankruptcy court approval of the Plan and effectuate the Restructuring. The Plan, if approved, would result in substantially the same consideration to the Noteholders as they would receive through the Out-of-Court Restructuring.

     ACL HAS NOT MADE ANY DECISION AS OF THE DATE OF THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT TO COMMENCE ANY CHAPTER 11 CASE.

The Plan of Reorganization

SUMMARY: The Plan provides for, among other things, the Existing Notes to be satisfied in full for substantially the same consideration being offered in the Exchange Offer, as set forth above. Under the Plan, all claims against and interests in ACL and ACL Holdings that will exist on the date ACL and ACL Holdings file any voluntary petitions for reorganization relief under Chapter 11 of the Bankruptcy Code are divided into classes, exclusive of certain claims, including DIP facility claims (as described herein), administrative claims, and priority tax claims, which are not required to be classified. The following summarizes the classification and treatment under the Plan of the principal claims against and interests in ACL and ACL Holdings. See "The Plan -- Summary of the Plan of Reorganization -- Certain Matters Regarding Classification and Treatment of Claims and Interests." The Plan also provides for a mutual release on the same terms as the Mutual Release. See "The Plan -- Summary of the Plan of Reorganization -- Effect of Plan Confirmation."

CLASS 1 (NON-TAX PRIORITY
CLAIMS): Class 1 is unimpaired by the Plan. The estimated percentage recovery to holders of non-tax priority claims is 100%.

CLASS 2 (CREDIT AGREEMENT
CLAIMS): Class 2 is unimpaired by the Plan. On the effective date of the Plan, the Credit Agreement (as defined in the Plan) shall be reinstated and the legal equitable and contractual rights of the holders of Class 2 claims are unimpaired. Immediately subsequent to the effective date of the Plan, certain terms of the Credit Agreement will change pursuant to the terms of the Amendment Agreement (as defined in the Plan). The estimated percentage recovery to holders of existing credit agreement claims is 100%.

CLASS 3 (OTHER SECURED
CLAIMS): Class 3 is unimpaired by the Plan. The estimated percentage recovery to holders of secured lender claims is 100%.

CLASS 4 (SENIOR NOTE CLAIMS):    Class 4 is impaired by the Plan. Each holder of
                                 an allowed note claim is entitled to vote on the Plan. On or as soon as reasonably practicable after the distribution date, each holder of an allowed note claim (other than DHC and its subsidiaries) would receive its pro rata share of (1) $120.0 million of New Senior
                                 Notes plus (2) $116.507 million of New Senior
                                 Subordinated Notes. For each $1,000 principal amount of Existing Notes exchanged by each holder of an allowed note claim in the Exchange
                                 Offer, such holder would receive:

                                 (1) $507.385 principal amount of New Senior
                                     Notes; and

                                 (2) $492.615 principal amount of New Senior
                                     Subordinated Notes.

                                 In addition, the Issuers shall issue to, and each holder of a Class 4 claim (other than DHC and its subsidiaries) shall receive, New Senior Notes in an aggregate principal amount calculated based on the accrued and unpaid interest through the Effective Date owing in respect of the Existing Notes; provided, however, that in the event such accrued and unpaid interest exceeds $20.0 million at the Effective Date, each Noteholder shall receive New Senior Subordinated Notes in an aggregate principal amount equal to such excess.

CLASS 5 (GENERAL UNSECURED
CLAIMS): Class 5 is unimpaired by the Plan. Class 5 claims shall be paid in cash in full in the ordinary course of business.

CLASS 6 (PREFERRED UNITHOLDER
INTERESTS):                      Class 6 is impaired by the Plan. Preferred
                                 unitholder interests include the senior
                                 preferred units and the junior preferred units, and any accrued and unpaid dividends thereon.
                                 Each holder of an allowed preferred unit interest is entitled to vote on the Plan. On or as soon as reasonably practicable after the distribution date, certain non-management holders of an allowed preferred unit interest shall receive, in exchange for such interest, cash in the aggregate amount of $7.0 million
                                 ($3.5 million of which will be distributed to Brown Water Transportation Corp. ("Brown") and
                                 $3.5 million of which will be distributed to 399 Ventures). However, to the extent preferred unitholder interests are held by management unitholders, the management unitholders shall receive, in exchange for their preferred unitholder interests, the releases set forth in
                                 Article IX of the Plan.

CLASS 7 (COMMON UNITHOLDER
INTERESTS):                      Class 7 is impaired by the Plan. Upon the
                                 effective date of the Plan, such interests shall be cancelled and be of no further force or effect, and no holder of such rights shall be entitled to receive any distribution under the Plan on account of such rights; provided, however, that all equity interests in ACL held by ACL Holdings shall be unimpaired under the Plan.

SUPPORT FOR THE RESTRUCTURING

     Pursuant to the Lock-Up Agreements, the holders of approximately 76.8% of the Existing Notes, including DHC and its subsidiaries, all of the preferred unitholders of ACL Holdings, 97.5% of the common unitholders of ACL Holdings and certain members of management of ACL have agreed to support the Restructuring, and, if applicable, vote in favor of the Plan.

APPROVAL OF THE RESTRUCTURING

     ACL's management considered a number of alternatives with respect to restructuring ACL's capital structure, held numerous lengthy meetings, discussed the Restructuring with ACL's advisors and engaged in extensive negotiations with representatives of DHC regarding the Restructuring. In addition, senior management of ACL was involved in negotiations with representatives of ACL's senior secured lenders regarding amendments to the Existing Credit Agreement and with certain Noteholders regarding the Noteholders Lock-Up Agreement. After considering the alternatives, and in light of these extensive negotiations, ACL's management recommended the Restructuring to ACL Holdings, ACL's sole member and manager. ACL and the board of representatives of ACL Holdings have made no recommendation to the Noteholders.

NEW SENIOR NOTES

     Issuers:                    ACL and ACL Capital.

     Maturity:                   January 1, 2008.

     Interest and Interest
       Payment Dates:            Interest on the New Senior Notes will accrue at
                                 the rate of 11 1/4% per annum from the date of their issuance and will be payable in cash, semi-annually in arrears on June 30 and December 31 of each year, commencing June 30, 2002 if the Exchange Offer is consummated on or prior to June 15, 2002.

     Optional Redemption:        At any time on or after February 1, 2005, the
                                 Issuers and their permitted assigns may redeem some or all of the New Senior Notes at the redemption prices listed under "Description of New Senior Notes."

                                 At any time prior to February 1, 2005, the Issuers and their permitted assigns may redeem up to 35% of the aggregate principal amount of the New Senior Notes with the proceeds of certain equity offerings at a redemption price equal to 111.25% of the principal amount thereof plus accrued and unpaid interest thereon; provided, that 65% of the original issue of the New Senior Notes remains outstanding and provided further that none of the New Senior Subordinated Notes remains outstanding at the time of such redemption.

                                 At any time prior to February 1, 2005, the New Senior Notes may be redeemed, in whole or in part, at the option of the Issuers and their permitted assigns, once or from time to time, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon to the redemption date, plus an Applicable Premium (as defined in "Description of New Senior Notes -- Optional Redemption"), if applicable.

                                 The Issuers shall have the right to assign any of their rights to redemption under the indenture for the New Senior Notes to any of their parent companies.

     Subsidiary Guarantees:      The Issuers' obligations under the New Senior
                                 Notes will be guaranteed on an unsecured, senior basis by ACL's domestic subsidiaries
                                 (other than ACL Capital, any accounts
                                 receivable subsidiary of ACL and certain subsidiaries of ACL without substantial assets or operations).

     Ranking:                    The New Senior Notes will:

                                 - be general unsecured senior obligations of
                                   the Issuers;

                                 - rank pari passu in right of payment with all
                                   existing and future senior indebtedness of the Issuers; and

                                 - rank senior in right of payment to all
                                   subordinated indebtedness of the Issuers.

                                 The subsidiary guarantee of each subsidiary of ACL guaranteeing the New Senior Notes (a "Subsidiary Guarantor") will:

                                 - rank pari passu in right of payment with all
                                   existing and future senior indebtedness of such Subsidiary Guarantor; and

                                 - rank senior in right of payment with all
                                   existing and future subordinated indebtedness of such Subsidiary Guarantor.

                                 The New Senior Notes will be effectively subordinated in right of payment to any secured indebtedness of the Issuers or the Subsidiary Guarantors to the extent of the value of and the perfection of the liens on the assets serving as collateral for such secured indebtedness. The New Senior Notes will also be effectively subordinated to all liabilities of subsidiaries of the Issuers that are not Subsidiary Guarantors.

                                 As of December 28, 2001, after giving pro forma effect to the Restructuring and assuming that all the Existing Notes are tendered in the Exchange Offer, the Issuers and the Subsidiary Guarantors would have had approximately $626.8 million principal amount of outstanding indebtedness, including $5.9 million in capital lease obligations and $0.2 million of other debt, of which approximately $378.4 million would have been secured, and ACL's subsidiaries that are not Subsidiary Guarantors (other than its accounts receivable subsidiary, American Commercial Lines Funding Corporation, a Delaware corporation) would have had $13.0 million in outstanding liabilities other than intercompany indebtedness.

     Mandatory Offers to
Repurchase:                      If we sell certain assets and do not reinvest
                                 the proceeds or repay senior indebtedness, or if we experience specific kinds of changes of control and do not redeem all of the New Senior
                                 Notes prior to 60 days following the change of control, we must offer to repurchase notes at the prices and in the amounts described in the section "Description of Senior
                                 Notes -- Repurchase at the Option of Holders."

     Certain Covenants:          The indenture governing the New Senior Notes
                                 will contain certain covenants that will limit, among other things, our ability and the ability of our subsidiaries to:

                                 - pay dividends or make distributions, redeem
                                   capital stock or membership interests or make certain other restricted payments or investments;

                                 - incur additional indebtedness or issue
                                   certain preferred equity interests;

                                 - merge, consolidate or sell all or
                                   substantially all of our assets;

                                 - create any consensual limitation on the
                                   ability of our subsidiaries to pay dividends, make loans or transfer property to us;

                                 - engage in sale and leaseback transactions;

                                 - sell assets, including capital stock of our
                                   subsidiaries;

                                 - create liens on assets;

                                 - enter into certain transactions with
                                   affiliates; and

                                 - engage in unrelated business.

                                 These covenants are subject to important exceptions and qualifications. See "Description of the New Senior Notes -- Certain Covenants."

NEW SENIOR SUBORDINATED NOTES:

     Issuers:                    ACL and ACL Capital.

     Maturity:                   July 1, 2008.

     Interest:                   The New Senior Subordinated Notes will bear
                                 interest at 12% per annum from and after the date of issuance through the second anniversary of such issuance, payable in additional New
                                 Senior Subordinated Notes, and after the second anniversary of issuance, will bear interest, at our option, at either (1) 12% per annum, payable in cash or (2) 13.5% per annum, payable in additional New Senior Subordinated Notes.
                                 Interest on the New Senior Subordinated Notes will be payable on June 30 and December 31 of each year, beginning on June 30, 2002 if the Exchange Offer is consummated on or prior to June 15, 2002. The terms of the Amended and
                                 Restated Credit Agreement currently prohibit us from paying cash interest on the New Senior
                                 Subordinated Notes at any time.

     Optional Redemption:        The Issuers and their permitted assigns may
                                 redeem the New Senior Subordinated Notes at any time at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon.

                                 The Issuers shall have the right to assign any of their rights to redemption under the New Senior Subordinated Notes to any of their parent companies.

     Subsidiary Guarantees:      The Issuers' obligations under the New Senior
                                 Notes will be guaranteed on an unsecured, senior subordinated basis by ACL's domestic subsidiaries (other than ACL Capital, any accounts receivable subsidiary of ACL and certain subsidiaries of ACL without substantial assets or operations).

     Ranking:                    The New Senior Subordinated Notes will:

                                 - be general unsecured senior subordinated
                                   obligations of the Issuers;

                                 - rank junior in right of payment to all senior
                                   debt of the Issuers, including the
                                   obligations under the Existing Credit
                                   Facility and the New Senior Notes;

                                 - rank pari passu in right of payment with all
                                   existing and future senior subordinated
                                   indebtedness of the Issuers; and

                                 - rank senior in right of payment to all
                                   subordinated obligations of the Issuers.

                                 The senior subordinated subsidiary guarantee of each Subsidiary Guarantor will:

                                 - rank junior in right of payment to all senior
                                   debt of such Subsidiary Guarantor, including its subsidiary guarantees of the obligations under the Existing Credit Facility and the New Senior Notes;

                                 - rank pari passu in right of payment with all
                                   existing and future senior subordinated
                                   indebtedness of such Subsidiary Guarantor;
                                   and

                                 - rank senior in right of payment to all
                                   subordinated obligations of such Subsidiary
                                   Guarantor.

                                 The New Senior Subordinated Notes will be effectively subordinated in right of payment to any secured indebtedness of the Issuers or the Subsidiary Guarantors to the extent of the value of and the perfection of the liens on the assets serving as collateral for such secured indebtedness. The New Senior Subordinated Notes will also be effectively subordinated to all liabilities of subsidiaries of the Issuers that are not Subsidiary Guarantors.

                                 The New Senior Subordinated Notes will be contractually subordinated to the Senior Debt identified under "Description of New Senior Subordinated Notes -- Subordination."

                                 As of December 28, 2001, after giving pro forma effect to the Restructuring and assuming that all of the Existing Notes are tendered in the Exchange Offer, the Issuers and the Subsidiary Guarantors would have had approximately $510.3 million principal amount of outstanding Senior Debt, including $5.9 million of capital lease obligations and $0.2 million of other debt, to which the New Senior Subordinated Notes would have been subordinated in right of payment. As of December 28, 2001, the Issuers and the Subsidiary Guarantors had approximately $403.4 million in outstanding secured indebtedness, including $5.9 million of capital lease obligations and $0.2 million of other debt, and, after giving pro forma effect to the Restructuring, the Issuers and the Subsidiary Guarantors would have had approximately $378.4 million in outstanding secured indebtedness, including $5.9 million of capital lease obligations and $0.2 million of other debt. As of December 28, 2001, after giving pro forma effect to the Restructuring, the Issuers and the Subsidiary Guarantors would have had no indebtedness that would have been subordinated to the New Senior Subordinated Notes.

     Mandatory Offer to
Repurchase:                      If we sell certain assets and do not reinvest
                                 the proceeds or repay senior indebtedness, or if we experience specific kinds of changes of control and do not redeem all of the New Senior
                                 Subordinated Notes prior to 60 days following the change of control, we must offer to repurchase notes at the prices and in the amounts described in the section "Description of New Senior Subordinated Notes -- Repurchase at the Option of Holders."

     Certain Covenants:          The indenture governing the New Senior
                                 Subordinated Notes will contain certain
                                 covenants that will limit, among other things, our ability and the ability of our subsidiaries to:

                                 - pay dividends or make distributions, redeem
                                   capital stock or membership interests or make certain other restricted payments or investments;

                                 - incur additional indebtedness or issue
                                   certain preferred equity interests;

                                 - merge, consolidate or sell all or
                                   substantially all of our assets;

                                 - create any consensual limitation on the
                                   ability of our subsidiaries to pay dividends, make loans or transfer property to us;

                                 - engage in sale and leaseback transactions;

                                 - sell assets, including capital stock of our
                                   subsidiaries;

                                 - create liens on assets;

                                 - enter into certain transactions with
                                   affiliates; and

                                 - engage in unrelated business.

                                 These covenants are subject to important exceptions and qualifications. See "Description of the New Senior Subordinated Notes -- Certain Covenants."

RISK FACTORS

     Retaining the Existing Notes (following completion of the Restructuring) by electing not to tender the Existing Notes is subject to a number of material risks, as is ownership of the New Notes. Prior to deciding whether to accept the Exchange Offer, consenting to the Indenture Amendments, becoming party to, and a beneficiary of, the Mutual Release or voting on the Plan, each Noteholder should carefully consider all of the information contained in this Offering Memorandum and Disclosure Statement. Certain risks are set forth in detail under "Risk Factors" beginning on page 19.

TENDERING, RELEASING, CONSENTING AND VOTING PROCEDURES

Expiration Date:                 The Exchange Offer and the solicitation period
                                 for releases, consents and for acceptances of the Plan will expire at 5:00 p.m., New York
                                 City time on May 20, 2002, unless extended by ACL (such time and date as the same may be extended, the "Expiration Date"). See
                                 "Procedures for Tendering and
                                 Consenting -- Expiration Date, Extensions;
                                 Amendments."

How to Tender Existing Notes,
Consent to the Indenture
Amendments
and Become Party to, and a
Beneficiary of, the Mutual
Release in
the Exchange Offer:              Noteholders electing to tender Existing Notes
                                 in the Exchange Offer, to consent to the Indenture Amendments and to become party to, and a beneficiary of, the Mutual Release should either:

                                 (1) complete and sign the Letter of
                                     Transmittal, Release and Consent and:

                                      - have the signatures thereon guaranteed
                                        if required by Instruction 1 thereof;
                                        and

                                      - mail or deliver the Letter of
                                        Transmittal, Release and Consent
                                        together with the Existing Notes or a
                                        properly completed and duly executed
                                        notice of guaranteed delivery,

                                       Release and consent (the "Notice of
                                       Guaranteed Delivery, Release and
                                       Consent") and any other required
                                       documents to the Exchange Agent at one of the addresses set forth on the back cover of this Offering Memorandum and Disclosure Statement; or

                                 (2) effect a tender of Existing Notes pursuant
                                     to the procedures for book-entry transfer set forth under "Procedures for Tendering, Consenting and Becoming Party to, and a Beneficiary of, the Mutual Release -- How to Tender Existing Notes, Deliver Consents and Become Party to, and a Beneficiary of, the Mutual Release"; or

                                 (3) request their broker, dealer, commercial
                                     bank, trust company or other nominee to
                                     effect the transaction for such Noteholder.

                                 Noteholders will not be obligated to pay any brokerage commissions or solicitation fees in connection with the Exchange Offer.

                                 Noteholders who tender (and do not withdraw) their Existing Notes are required to consent to the Indenture Amendments and become party to the Mutual Release, and holders who submit a valid tender of Existing Notes in the Exchange Offer will have agreed to be bound by, and become a beneficiary of, the Mutual Release and to have consented to the Indenture Amendments.

Voting on the Plan of
Reorganization:                  The voting record date for purposes of
                                 determining Noteholders that are eligible to vote on the Plan is April 12, 2002. Noteholders are not required to tender their Existing Notes in the Exchange Offer in order to vote on the Plan. To be counted, Ballots must be duly completed, executed, and actually received by the Voting Agent no later than May 20, 2002
                                 (the "Voting Deadline"). Noteholders electing to vote on the Plan should complete and sign the beneficial owner Ballot and check the box entitled "Accepts" the Plan or "Rejects" the Plan, as appropriate. In all cases, the duly completed beneficial owner Ballot must be mailed or delivered as specified in the beneficial owner Ballot.

                                 Any beneficial holder whose Existing Notes are registered or held of record in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to vote on the Plan should complete a beneficial owner Ballot and return such Ballot to such nominee or directly to the Voting Agent, as instructed by such nominee. Nominees in turn must use the information contained in such beneficial owner Ballots to complete master ballots, and must return all such master ballots to the voting agent.

                                 Noteholders who purchase notes after the voting record date, and who wish to vote on the Plan, must arrange with their seller to receive a beneficial owner Ballot from the Noteholder of record.

                                 All ballots tendered by the Voting Deadline may be utilized by ACL in connection with determining acceptances and rejections of the Plan at any time, so long as the Plan is consummated on or before August 1, 2002. Thus, all votes represented by such Ballots shall be deemed continuously effective until such time.

                                 Under the Bankruptcy Code, for purposes of determining whether the requisite acceptances of the Plan have been received, only holders who vote will be counted. Noteholders who do not send a duly completed and signed Ballot will be deemed to have abstained with respect to the Plan. Any Ballot that is executed by a Noteholder but does not indicate an acceptance or rejection of the Plan will not be counted. In addition, any Ballot that is executed by a Noteholder and indicates both acceptance and rejection of the Plan will not be counted.

Withdrawal Rights and
Revocation:                      Noteholders may withdraw tenders and thereby
                                 revoke consents to the Mutual Release and the Indenture Amendments at any time until the Expiration Date.

                                 Noteholders may not revoke their consent to the Indenture Amendments without withdrawing their tendered Existing Notes.

                                 Noteholders may not withdraw their consent to becoming party to, and a beneficiary of, the Mutual Release without withdrawing their tendered Existing Notes.

                                 See "Procedures for Tendering, Consenting and Becoming Party to, and a Beneficiary of, the Mutual Release -- Withdrawal of Tenders and Revocations of Consents."

                                 As provided for herein, votes with respect to the Plan may be changed only by a properly completed and timely submitted Ballot that supersedes a prior properly completed and timely submitted Ballot.

Acceptance of Existing Notes
and
Delivery of New Notes:           Subject to the satisfaction or waiver of all
                                 conditions to the Exchange Offer, ACL will accept all Existing Notes validly tendered on or prior to the expiration date as promptly as practicable after the expiration date of the Exchange Offer. The New Notes will be delivered in exchange for the applicable Existing Notes accepted in the Exchange Offer as promptly as practicable after the expiration date. See
                                 "Terms of the Exchange Offer -- Acceptance of
                                 Existing Notes, Delivery of New Notes."

Termination:                     ACL reserves the right to terminate the
                                 Exchange Offer at any time without accepting any of the tendered Existing Notes.

INCOME TAX CONSEQUENCES

Gain on Exchange:                Exchanging Noteholders will recognize gain or
                                 loss in an amount equal to the difference between (i) the aggregate issue price of the New Notes received and (ii) the adjusted tax basis of the Existing Notes exchanged for such New Notes in the Restructuring. ACL, and its owners, will incur cancellation of debt indebtedness income upon the completion of the Exchange Offer. See "Certain United States
                                 Federal Income Tax Considerations."

EXCHANGE AGENT, INFORMATION AGENT AND VOTING AGENT

     The Bank of New York has been appointed as Exchange Agent for the Exchange Offer and Innisfree M&A Incorporated has been appointed as the Information Agent for the Exchange Offer and solicitation of releases and consents and Voting Agent for the solicitation of acceptances of the Plan. If you have any questions about tendering your Existing Notes, consenting to the Indenture Amendments, becoming party to, and a beneficiary of, the Mutual Release or voting on the Plan or would like copies of any of the documents we refer to in this Offering Memorandum and Disclosure Statement, you should call Innisfree M&A Incorporated at (888) 750-5834, or banks and brokers should call collect at
(212) 750-5833.

ADDRESS AND TELEPHONE NUMBER

     ACL's principal executive offices are located at 1701 East Market Street, Jeffersonville, Indiana 47130. For questions regarding the Exchange Offer, Mutual Release, Indenture Amendments or the Plan, please contact James Wolff at
(812) 228-0587.

                SUMMARY HISTORICAL AND PRO FORMA CAPITALIZATION

     The following table sets forth the historical capitalization of ACL as of December 28, 2001 and the unaudited capitalization of ACL as adjusted to give effect to the Out-of-Court Restructuring as though it had become effective on December 28, 2001. The adjustments giving effect to the Out-of-Court Restructuring assume 100% of the Existing Notes are exchanged. The information presented below should be read in conjunction with "Selected Financial Data," "Consolidated Financial Statements," "Unaudited Pro Forma Condensed Consolidated Financial Information" and related notes appearing elsewhere in this Offering Memorandum and Disclosure Statement.

                                                                                    PRO FORMA AT
                                                              DECEMBER 28, 2001   DECEMBER 28, 2001
                                                              -----------------   -----------------
                                                                                     (UNAUDITED)
                                                              (DOLLARS IN MILLIONS)
Revolving Credit Facility(2)                                       $ 84.0              $ 34.0
Term Loans
     New Term Loan A                                                   --                46.6
     $200 million Term Loan B                                      $143.9               134.0
     $235 million Term Loan C                                       169.4               157.7
                                                                   ------              ------
Total Revolving and Term Loans                                     $397.3              $372.3
Existing Notes                                                     $295.0                  --
New Notes                                                              --               202.7(1)
Other Debt (including Capital Lease Obligations)(3)                   6.1                 6.1
                                                                   ------              ------
Total Debt                                                         $698.4              $581.1
Membership Interests                                               $220.1              $ 80.6
                                                                   ------              ------
TOTAL ACL CAPITALIZATION                                           $918.5              $661.7
                                                                   ======              ======

------------------
(1) Includes accrued and unpaid interest through December 28, 2001 and has been discounted based on a preliminary estimate of fair value. The face value of the New Notes is $120.0 million for the New Senior Notes plus $11.9 million of the accrued and unpaid interest through December 28, 2001, and $116.5 million for the New Senior Subordinated Notes. Such amounts will increase by accrued and unpaid interest through the Effective Date as described elsewhere herein.

(2) Our revolving credit facility is reflected as short-term debt in our Consolidated Financial Statements.

(3) Other debt includes $5.9 million of capital lease obligations, which are reflected in Other Long-Term Liabilities and Other Current Liabilities in our Consolidated Financial Statements, and $0.2 million of other debt, which is reflected in Current Portion of Long-Term Debt in our Consolidated Financial Statements.

        SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following summary historical and unaudited pro forma financial information should be read in conjunction with "Business," "Unaudited Historical and Pro Forma Capitalization," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Information" and the Consolidated Financial Statements and related notes contained herein. The statement of operations and statement of financial position data herein is derived from the audited financial statements of ACL.

     SELECTED CONSOLIDATED FINANCIAL DATA OF AMERICAN COMMERCIAL LINES LLC
                             (DOLLARS IN THOUSANDS)

                                                                        FISCAL YEARS ENDED
                                                          -----------------------------------------------
                                                          DEC. 31,    DEC. 29,    DEC. 28,     PRO FORMA
                                                            1999        2000        2001         2001
                                                          ---------   ---------   ---------   -----------
                                                                                              (UNAUDITED)
STATEMENT OF OPERATIONS(1):
Operating revenue......................................   $ 739,136   $ 773,838   $ 788,501    $788,501
Operating expense......................................     664,544     717,530     723,140     733,573
Operating income.......................................      74,592      56,308      65,361      54,928
Other (income) expense(2)..............................      (3,048)    (10,368)       (591)       (591)
Interest expense.......................................      71,275      70,813      70,932      61,260
Earnings (loss) before income taxes....................       6,365      (4,137)     (4,980)     (5,741)
Income taxes (benefit).................................       1,658       4,263         118         118
Earnings (loss) from continuing operations.............       4,707      (8,400)     (5,098)     (5,859)
OTHER FINANCIAL DATA:
EBITDA(3)..............................................     129,859     117,503     128,492     125,425
Depreciation and amortization..........................      51,222      56,014      55,497      63,462
Property additions.....................................      55,880      50,861      19,772      19,772
STATEMENT OF FINANCIAL POSITION:
Cash and cash equivalents..............................   $  30,841   $  59,568   $  47,253    $ 47,253
Working capital........................................     (16,525)   (107,354)   (681,674)    (29,544)
Properties -- net......................................     559,777     509,443     464,133     576,063
Total assets...........................................     776,096     787,538     757,936     840,568
Long-term debt, including current portion..............     712,807     658,055     608,519     541,237
Shareholder's equity/Member's deficit..................    (132,072)   (139,659)   (142,943)     80,580

---------------
(1) ACL purchased Peavey Barge Line and the assets of other inland marine transport divisions of ConAgra, Inc. ("Peavey") in 2000. The results of operations and cash flows of these companies have been included from the date of the respective acquisitions.

(2) Includes $11,418 gain from the sale of Waterways Communication System LLC ("Watercom") in 2000.

(3) EBITDA, as that term is defined in the Existing Credit Agreement, as amended, which can be found in Exhibits 10.1, 10.14, 10.15, 10.16, 10.17 and
    10.18 to previous filings by ACL with the SEC, represents earnings before interest, income taxes, depreciation, amortization and, in 2001, the addition of $7,139 deferred profit, $652 interest rate cap loss and $1,164 expenses related to the 1998 Recapitalization and the subtraction of $1,886 gain from the sale of terminals and Omaha condemnation proceeds and $110 earnings from investment in T.T. Barge, and in 2000, the addition of $734 extraordinary loss, $3,688 deferred profit and $3,865 impairment loss on barges and the subtraction of $11,418 gain on sale of Watercom. EBITDA is presented because management believes it is a widely accepted financial indicator used by certain investors and securities analysts to analyze and compare companies on the basis of operating performance.

    EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. ACL understands that while EBITDA is frequently used by securities analysts in the evaluation of companies, EBITDA, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. See the historical financial statements of ACL and the related notes thereto included elsewhere herein.

                                  RISK FACTORS

     Investment in the New Senior Notes and the New Senior Subordinated Notes or retention of the Existing Notes following completion of the Restructuring (whether the New Senior Notes and the New Senior Subordinated Notes are issued in the Out-of-Court Restructuring or the In-Court Restructuring) involves a high degree of risk. Prior to deciding whether to (1) tender Existing Notes, consent to the Indenture Amendments and, by tendering, automatically become party to, and a beneficiary of, the Mutual Release in the Exchange Offer and/or (2) vote to accept the Plan, each Noteholder should carefully consider all of the information contained in this Offering Memorandum and Disclosure Statement, especially the factors described or cross-referenced in the following paragraphs. For the purpose of this section, "we," "us," and "our" relate to ACL and ACL Holdings and their subsidiaries.

                      RISKS RELATING TO THE RESTRUCTURING

WE HAVE A RISK OF INADEQUATE LIQUIDITY

     Consummation of the Restructuring and the modifications and covenants contained in the Amendment Agreement and the Amended and Restated Credit Agreement will impact our post-Restructuring liquidity position by converting $50.0 million of our outstanding revolving loans to term loans under the Amended and Restated Credit Agreement, which cannot then be reborrowed following payment thereon. This could adversely affect our ability to conduct our operations.

     Although DHC and/or one or more of its subsidiaries is investing $25.0 million in ACL as part of the Restructuring, after prepayments on the Existing Credit Facility, we will not retain any proceeds from this investment and, in fact, anticipate using approximately $16.0 million of available cash to pay fees and expenses related to the Restructuring.

     Furthermore, we may need additional capital to expand our business, which may be difficult to obtain. Failure to obtain additional capital may preclude us from developing or enhancing our business, taking advantage of future opportunities, growing our business or responding to competitive pressures.

IF THE EXCHANGE OFFER IS COMPLETED, BOTH THE TENDERING AND NON-TENDERING NOTEHOLDERS COULD BE ADVERSELY AFFECTED

     Risks Particular to Non-Tendering Noteholders

     Noteholders that do not tender will not be entitled to receive any consideration in the form of New Senior Notes and New Senior Subordinated Notes delivered to tendering Noteholders (except in the event that the Restructuring is effected through the Plan in lieu of the Exchange Offer, in which case such Noteholders will be entitled to receive such consideration as may be approved by the Bankruptcy Court).

     If a Noteholder does not tender and the Out-of-Court Restructuring is consummated, we may leave such unexchanged Existing Notes outstanding. With respect to such Existing Notes not tendered, we also reserve the right, but are under no obligation, to purchase such Existing Notes (whether pursuant to open market purchases, negotiated transactions or otherwise and whether for consideration similar to or different from that offered in the Exchange Offer), defease such Existing Notes pursuant to the terms of the Existing Indenture or as otherwise agreed with the holders of such Existing Notes or to redeem such Existing Notes in accordance with their terms. However, the Amended and Restated Credit Agreement imposes restrictions on our ability to do so.

     The Indenture Amendments will have adverse consequences for Noteholders that elect not to tender their Existing Notes in the Out-of-Court Restructuring because holders of Existing Notes outstanding after the Effective Date will not be entitled to the benefit of substantially all of the restrictive covenants and certain event of default provisions presently contained in the Existing Indenture and may be subject to certain adverse tax consequences. See "Certain United States Federal Income Tax Considerations -- Consequences to
Noteholders -- Consequences to Non-Tendering Noteholders." The elimination of these restrictive covenants and other provisions would permit us to, among other things, incur indebtedness, pay dividends or make other payments that would otherwise have been restricted, and incur liens or make investments which would otherwise not have been permitted. See "Terms and Conditions of the Exchange Offer and Solicitation of Releases and Consents -- The Solicitation of Consents for the Indenture Amendments." It is possible that any such actions that we would be permitted to take as a result of the Indenture Amendments will adversely affect the interests of the non-tendering Noteholders. In addition, the Indenture Amendments will amend the subsidiary guarantee provisions under the Existing Indenture to subordinate the subsidiary guarantees on the Existing Notes to the subsidiary guarantees under the Existing Credit Facility and on the New Notes. Finally, the maturity of the New Notes will be prior to the maturity of any Existing Notes that are not tendered in the Exchange Offer.

     To the extent Existing Notes are tendered and accepted in the Out-of-Court Restructuring, the trading market, if any, for the untendered Existing Notes could be adversely affected. Specifically, we expect that the trading market for the Existing Notes will be illiquid because, unless the Minimum Tender Condition is waived, at least 95% of the aggregate principal amount of the Existing Notes will have been exchanged in order for the Exchange Offer to have occurred.

     In the event the Restructuring is not consummated, DHC will not be obligated to make either the Cash Contribution or the Existing Note Contribution (both as defined and described under the caption "The Restructuring -- DHC Transactions"). Furthermore, in such an event, the Amended and Restated Credit Agreement will not become effective and ACL will not be able to replace its Existing Receivables Facility. We currently do not have an alternative plan to deal with this contingency.

     If we determine that we are or will be unable to, or, that it is more advantageous or expeditious not to, complete the Restructuring, we will consider all financial alternatives available to us at such time, which may include implementing an alternative restructuring arrangement outside of bankruptcy. Any reorganization that may result could be on terms less favorable to the Noteholders than the terms of the Out-of-Court Restructuring or the In-Court Restructuring. If a protracted and non-orderly reorganization were to occur, there is a risk that the ability of the Noteholders to recover their investments would be substantially delayed and more impaired than under the proposed Restructuring.

     Risks Particular to Tendering Noteholders

     Noteholders who tender will receive New Senior Notes and New Senior Subordinated Notes but will lose all rights associated with the tendered Existing Notes.

     In addition, if we were to become a debtor in a case under the Bankruptcy Code within 90 days after the consummation of the Exchange Offer (or, with respect to any insiders specified in the Bankruptcy Code, within one year after consummation of the Exchange Offer) and certain other conditions are met, the consideration paid to Noteholders in the Exchange Offer, absent one of the Bankruptcy Code defenses to avoidance, could be avoided as a preferential transfer and, to the extent avoided, the value of such consideration could be recovered from such Noteholder and possibly from subsequent transferees.

OUR FUTURE OPERATIONAL AND FINANCIAL PERFORMANCE MAY VARY MATERIALLY FROM THE FORECASTS INCLUDED IN THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT

     The forecasted financial information contained in this Offering Memorandum and Disclosure Statement is based on our estimated results of operations based upon certain assumptions described more fully under "Unaudited Pro Forma Financial Information" and "Forecasts of Certain Financial Data for In-Court Restructuring" in this Offering Memorandum and Disclosure Statement. We do not, as a matter of course, make public forecasts as to future sales, earnings or other results. However, together with our financial advisor, we have prepared the forecasted consolidated financial information set forth in this Offering Memorandum and Disclosure Statement to present the anticipated effects of the Restructuring. These forecasts were not prepared with a view towards public disclosure or with a view towards complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in our view, were prepared on a reasonable basis, to reflect the best currently available estimates and adjustments and present, to the best of our knowledge and belief, the course of action and our expected future financial performance after the Effective Date.

     We do not intend to update or otherwise revise our forecasts to reflect events or circumstances existing or arising after the date of this Offering Memorandum and Disclosure Statement or to reflect the occurrence of unanticipated events. Our independent public accountants have not examined or provided any other form of assurance on the forecasted financial information. Consequently, no person other than us assumes any responsibility for the forecasted financial information. The forecasted financial information necessarily is based upon numerous estimates and assumptions, including that we will successfully implement the Restructuring on a timely basis and achieve the results described in the financial forecasts included in this Offering Memorandum and Disclosure Statement. These estimates and assumptions are inherently subject to significant business, economic and competitive uncertainties, contingencies and risks, many of which are beyond our control. Actual results may vary from these forecasts and the variations may be material. Financial forecasts are necessarily speculative in nature and one or more of the assumptions underlying these forecasts may prove not to be valid. The forecasts should not be regarded as a representation by us, any of our affiliates or any other person that the forecasts will be achieved. Noteholders are cautioned not to place undue reliance on the forecasted financial information contained in this Offering Memorandum and Disclosure Statement.

                         RISKS RELATED TO THE NEW NOTES

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL POSITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NEW NOTES

     After the consummation of the Restructuring, we will have a significant amount of indebtedness. The pro forma data set forth below assume we completed the Restructuring as of December 28, 2001:

                                                              AS OF DECEMBER 28, 2001
                                                              ------------------------
                                                               ACTUAL       PRO FORMA
                                                              ---------    -----------
                                                               (DOLLARS IN THOUSANDS)
Total indebtedness (principal amount).......................   $ 698.4        $626.8(1)(2)
Total book value of equity..................................   $(142.9)         80.6
                                                               =======        ======
Debt to total book value of equity ratio....................       N/A           7.8

(1) The pro forma principal amount of total indebtedness will be $626.8 million. This value excludes a discount to fair value of $45.7 million that appears in the pro forma financial statements appearing elsewhere herein.

(2) Includes $5.9 million of capital lease obligations and $0.2 million of other debt.

     Our substantial indebtedness could have important consequences to you. For example, it could:

     - limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy or other purposes;

     - require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

     - limit our flexibility in planning for and reacting to changes in our business and in the industry in which we operate that could make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

     - place us at a disadvantage compared to our competitors that have less debt.

Any of the above listed factors could materially adversely affect us.

YOU WILL BE REQUIRED TO INCLUDE ORIGINAL ISSUE DISCOUNT IN YOUR GROSS INCOME FOR FEDERAL INCOME TAX PURPOSES

     The New Senior Subordinated Notes may be treated as being issued at a substantial discount from their principal amount at maturity. Additionally, depending upon the trading price of the New Senior Notes, the New Senior Notes may be treated as having been issued at a substantial discount from their principal amount at maturity. As a result, the New Senior Subordinated Notes will and the Senior Notes may be considered issued with original issue discount for federal income tax purposes. Consequently, a holder of New Senior Subordinated Notes will and a holder of New Senior Notes may have income for tax purposes arising from such original issue discount prior to the receipt of cash in respect of such income. See "Certain United States Federal Income Tax Considerations."

FAILURE TO RAISE NECESSARY CAPITAL COULD RESTRICT OUR ABILITY TO OPERATE AND FURTHER DEVELOP OUR BUSINESS

     We cannot assure you that our capital resources will be sufficient to enable us to maintain operating profitability. Failure to generate or raise sufficient funds may require us to delay or abandon some of our expansion plans or expenditures, which could harm our business and competitive position.

     We expect to meet our funding needs through various sources, including existing cash balances, existing lines of credit, prospective sales of selected assets, vendor financing and cash flow from future operations. Our estimated aggregate capital expenditure requirements include the projected costs of:

     - $27.3 million to $35.0 million annually from 2002 through 2006, primarily for vessel and equipment maintenance; and

     - we also require substantial funds for general corporate and other expenses and may require additional funds for working capital fluctuations.

     The Amended and Restated Credit Agreement will place restrictions on our ability to make capital expenditures and engage in acquisitions.

     We may meet any additional financial needs by issuing additional debt or equity securities or by borrowing additional funds under the Amended and Restated Credit Agreement. We cannot assure you that we will have timely access to additional financing sources on acceptable terms. Our ability to issue debt securities, borrow funds from additional lenders and participate in vendor financing programs will be restricted under the terms of the Amended and Restated Credit Agreement and the indentures governing the New Notes (the "New Indentures") and we cannot assure you that our lenders will waive these restrictions if we need additional financing beyond that permitted. If they do not, we may not be able to expand our markets, operations, facilities, network and services as we intend.

TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH -- OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL

     Our ability to pay the principal of and interest on the New Notes, to service our other debt, including the debt under the Existing Credit Facility, and to finance indebtedness when necessary depends on our financial and operating performance, each of which is subject to prevailing economic conditions and to financial, business, legislative and regulatory factors as well as other factors beyond our control.

     We cannot assure you that we will generate sufficient cash flow from operations or that we will be able to obtain sufficient funding to satisfy all of our obligations, including the New Notes. If we are unable to pay our debts, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional debt or equity securities. In addition, the ability to borrow funds under the Existing Credit Facility in the future will depend on our meeting the financial covenants set forth under the Amended and Restated Credit Agreement, including a minimum interest coverage test and a maximum leverage ratio test. We cannot assure you that our business will generate cash flow from operations or that future borrowings will be available to us under the Existing Credit Facility in an amount sufficient to enable us to pay our debt or to fund other liquidity needs. As a result, we may need to refinance all or a portion of our debt on or before maturity. However, we cannot assure you that any alternative strategies will be feasible at the time or prove adequate. Also, some alternative strategies will require the consent of our lenders before we engage in those strategies.

THE COVENANTS AND LIMITATIONS CONTAINED IN THE NEW INDENTURES AND THE AMENDED AND RESTATED CREDIT AGREEMENT WILL LIMIT OUR FINANCIAL FLEXIBILITY

     The Amended and Restated Credit Agreement and the New Indentures will limit our financial flexibility in a number of ways. The Amended and Restated Credit Agreement will require us to maintain specified financial ratios and tests, among other obligations, including a minimum interest expense coverage ratio, a maximum senior leverage ratio, a maximum rent adjusted senior leverage ratio and maximum annual rent test. In addition, the Amended and Restated Credit Agreement will restrict, among other things, our ability to incur additional indebtedness, sell assets, create liens or other encumbrances, incur guarantee obligations, repay the New Notes or amend the New Indentures, make certain payments, including dividends or other distributions, make investments, loans or advances and make acquisitions and capital expenditures beyond a certain level. Our failure to maintain specified financial ratios or otherwise to comply with the restrictions contained in the Amended and Restated Credit Agreement could lead to an event of default thereunder, which could result in an acceleration of such indebtedness. In such event, our lenders under the Amended and Restated Credit Agreement could elect to declare all amounts outstanding thereunder, together with accrued and unpaid interest, to be immediately due and payable, and, if we were unable to repay such amounts, such lenders would have the right to proceed against the collateral granted to them to secure such indebtedness and other amounts (which is expected to be substantially all of our assets). Such an acceleration would constitute an event of default under the New Indentures. In addition, the New Indentures will restrict, among other things, our ability to incur additional indebtedness, sell assets, create liens or other encumbrances, make certain payments, including dividends or other distributions, or merge or consolidate. A failure to comply with the restrictions in the New Indentures could result in an event of default under the New Indentures, which in turn would constitute an event of default under the Amended and Restated Credit Agreement.

YOUR RIGHT TO RECEIVE PAYMENT ON THE NEW NOTES IS SUBJECT TO OUR SENIOR SECURED DEBT

     The New Notes will be general unsecured obligations, effectively subordinated to all of our existing and future secured senior debt, including obligations under our Amended and Restated Credit Agreement. In connection with the Amended and Restated Credit Agreement, ACL Holdings will grant the lenders thereunder a first priority lien on all of the membership interests of ACL owned by it as security for its guarantee of our obligations under the Amended and Restated Credit Agreement. In the event of a default under the Amended and Restated Credit Agreement or such guarantee, the lenders under the Amended and Restated Credit Agreement could foreclose upon the assets pledged to secure the Amended and Restated Credit Agreement, including such membership interests, and the holders of the New Notes might not be able to receive any payments until any payment default was cured or waived, any acceleration was rescinded, or the indebtedness of the Amended and Restated Credit Agreement was discharged or paid in full. The New Notes will not be secured by any of our assets or the assets of any of our subsidiaries. The New Senior Notes will be effectively subordinated to any secured debt that we may have now or may incur in the future to the extent of the value of the assets securing that debt. The New Senior Subordinated Notes will be subordinated to all of our senior debt, including the New Senior Notes and amounts outstanding under our Existing Credit Facility.

     Assuming the Restructuring were to be completed as of December 28, 2001 and assuming all of the Existing Notes were to be tendered in the Exchange Offer, we would have had $378.4 million, including $5.9 in capital lease obligations and $0.2 million in other debt, of outstanding secured debt, and there would have been no unused commitments under the Existing Credit Facility. In addition, the New Indentures and the Amended and Restated Credit Agreement permit, subject to specified limitations, the incurrence of additional debt, some or all of which may be secured. See "Description of the New Senior Notes" and "Description of the New Senior Subordinated Notes."

THE NEW NOTES WILL BE EFFECTIVELY SUBORDINATED TO ALL EXISTING AND FUTURE LIABILITIES OF OUR SUBSIDIARIES THAT ARE NOT SUBSIDIARY GUARANTORS

     The New Notes will be effectively subordinated to all existing and future liabilities of our subsidiaries that are not Subsidiary Guarantors (as defined under the indentures governing the New Notes) (including all current and future foreign subsidiaries). As of December 28, 2001, on a pro forma basis after giving effect to the Restructuring, there was approximately $13.0 million in liabilities of our subsidiaries to which holders of the New Notes would be effectively subordinated.

     Any right we have to participate in any distribution of assets of our subsidiaries upon the liquidation, reorganization or insolvency of any such subsidiary (and the consequent right of the holders of the New Notes to participate in the distribution of those assets) will be subject to the prior claims of the respective non-Subsidiary Guarantor.

YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NEW NOTES OR THAT THE NEW NOTES WILL BE FREELY TRADABLE

     We do not anticipate that there will be an immediate public market for the New Notes or that a public market for the New Notes will necessarily develop. The liquidity of the trading market in the New Notes, if any, and the market price quoted for the New Notes, could be subject to, among other factors, variations in our operating results, developments in industries in which we do business, general economic conditions, changes in securities analysts' recommendations regarding the New Notes and changes in the market for non-investment grade securities generally. Furthermore, if a market does develop for our securities, the factors discussed above may adversely affect, and may result in significant volatility in, the market prices for our securities.

IF THE RESTRUCTURING IS CONSUMMATED THROUGH THE OUT-OF-COURT RESTRUCTURING, THE ISSUANCE OF THE NEW NOTES MAY BE DEEMED BY THE BANKRUPTCY COURT TO BE A FRAUDULENT TRANSFER

     All of the cash contributions made to ACL Holdings as part of the Restructuring will be distributed to ACL and used to consummate the Restructuring. Under applicable provisions of the United States Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance laws, a court could void, in whole or in part, the New Notes, or, in the alternative, subordinate the New Notes to our existing and future indebtedness, if we, at the time we issued the New Notes, (i) incurred such indebtedness with intent to hinder, delay or defraud creditors or (ii)(a) received less than reasonably equivalent value or fair consideration for incurring such indebtedness and
(b)(1) were insolvent at the time of incurrence, (2) were rendered insolvent by reason of such incurrence (and the application of the proceeds thereof), (3) were engaged or were about to engage in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on our businesses or (4) intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they mature.

     The analysis of insolvency for purposes of the foregoing would vary depending upon the law applied in such case. Generally, however, we would be considered insolvent if the sum of our debts, including contingent liabilities, was greater than all of our assets at fair valuation or if the present fair saleable value of our assets was less than the amount that would be required to pay the probable liability on our existing debts, including contingent liabilities, as they become absolute and matured. While we cannot assure you, however, that a court passing on such questions would agree with our view, we believe that, for purposes of all such insolvency, bankruptcy and fraudulent transfer or conveyance laws, the New Notes are being issued without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith and that we, after the issuance of the New Notes and the application of the proceeds thereof, will be solvent, will have sufficient capital for carrying on our business and will be able to pay our debts as they mature.

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

THE NEW INDENTURES MAY NOT AFFORD PROTECTION TO HOLDERS OF THE NEW NOTES IN THE EVENT OF A TRANSACTION NOT INVOLVING A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control (as defined in the New Indentures), each holder of New Notes will have the right to require us to make an offer to repurchase all or any part of such holder's New Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon, to the date of repurchase.

     Such provisions may not, however, afford holders of the New Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect holders of New Notes, if such transaction does not result in a Change of Control. A Change of Control will result in an event of default under the Amended Credit Facility and may result in a default under other indebtedness that may be incurred by us in the future. The Amended and Restated Credit Agreement will prohibit the purchase of outstanding New Notes prior to repayment of the borrowings under the Existing Credit Facility and any exercise by the holders of the New Notes of their right to require the issuers to repurchase the New Notes will cause an event of default under the Amended and Restated Credit Facility. In addition, prior to repurchasing the New Notes upon a Change of Control, we must either repay all outstanding indebtedness under the Existing Credit Facility or obtain the consent of our lenders. If we do not obtain such consent or repay our outstanding indebtedness under the Existing Credit Facility, we would remain effectively prohibited from offering to purchase the New Notes. Finally, there can be no assurance that we will have the financial resources necessary or be able to arrange financing to repay obligations under the Amended and Restated Credit Facility and to repurchase the New Notes upon a Change of Control.

DESPITE CURRENT INDEBTEDNESS LEVELS, WE MAY STILL BE ABLE TO INCUR MORE DEBT, WHICH COULD FURTHER EXACERBATE THE RISKS DESCRIBED ABOVE

     We may be able to incur additional indebtedness in the future. The terms of the New Indentures, the Indenture Amendments and the Amended and Restated Credit Agreement do not fully prohibit us from doing so. Following the Restructuring, there will be no unused commitments under our Existing Credit Facility. All of the borrowings under our Existing Credit Facility are secured by substantially all of our existing assets and will, therefore, be effectively senior to the New Notes to the extent of these assets. The addition of new debt to our current debt levels could increase the leverage-related risks described above.

THE CONTROLLING EQUITYHOLDERS OF ACL AND ACL HOLDINGS MAY HAVE INTERESTS IN CONFLICT WITH THE INTERESTS OF THE HOLDERS OF THE NEW NOTES

     Upon the consummation of the Restructuring, DHC will beneficially own all of the outstanding voting securities of ACL Holdings and will control the affairs and policies of ACL. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions." Circumstances may occur in which the interests of DHC could be in conflict with the interests of the holders of the New Notes. In addition, DHC may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the New Notes. See "Security Ownership of Certain Beneficial Owners and Management."

                         RISKS RELATED TO OUR BUSINESS

ADVERSE WEATHER OR RIVER CONDITIONS COULD HAMPER OUR BARGING AND MANUFACTURING OPERATIONS

     Our barging operations are affected by weather and river conditions. Varying weather patterns can affect river levels and cause ice in certain river areas of the United States. For example, the Upper Mississippi River closes annually from approximately mid-December to mid-March and ice conditions can hamper navigation on the upper reaches of the Illinois River during the winter months. In addition, adverse river conditions affect towboat speed, tow size and loading drafts and can delay barge movements. Lock outages due to lock maintenance and/or other interruptions in normal lock operation can also delay barge movements. The

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waterfront location of our subsidiary Jeffboat LLC ("Jeffboat") is subject to occasional flooding. Jeffboat's manufacturing operations that are conducted outdoors are also subject to weather conditions, which may adversely impact production schedules. Terminals may also experience operational interruptions as a result of weather or river conditions. It is likely that our operations will be subject to adverse weather or river conditions in the future and we cannot assure you that such weather or river conditions will not have a material adverse effect on our business, financial condition and results of operations.

DECREASES IN DEMAND FOR U.S. GRAIN COULD ADVERSELY AFFECT FREIGHT RATES

     Our dry cargo barging business in North America is significantly affected by the level of grain export volume handled through the Gulf of Mexico ports. Grain exports can vary due to, among other things, crop harvest yield levels in the United States and abroad. Overseas grain shortages can increase demand for U.S. grain, while worldwide over-production can decrease the demand for U.S. grain. Other factors, such as the introduction of genetically altered products, may also impact the demand for U.S. grain. This variable nature of grain exports can result in temporary barge oversupply which can drive down freight rates. We cannot assure you that historical levels of North American grain export volume will be maintained in the future and, to the extent supply imbalances were to prevail for a significant period of time, they could have a material adverse effect on our business, financial condition and results of operations.

INTERNATIONAL ECONOMIC AND POLITICAL FACTORS COULD AFFECT DEMAND FOR IMPORTS AND EXPORTS

     Our operations may be affected by actions of foreign governments and global or regional economic developments. We are affected by fluctuations in the value of the U.S. dollar as compared to certain foreign currencies and our investments in foreign affiliates subject us to foreign currency exchange rate risk and equity price risks. Global economic events, such as foreign import/export policy or currency fluctuations, could also affect the level of imports and exports. Foreign agricultural subsidies can also impact demand for U.S. agricultural exports. In addition, foreign trade agreements and each country's adherence to the terms of such agreements can raise or lower demand for U.S. imports and exports. National and international boycotts and embargoes of other countries' or U.S. imports and/or exports together with the raising or lowering of tariff rates will affect the level of cargoes requiring transportation on the Inland Waterways. Changes in the value of the U.S. dollar relative to other currencies will raise or lower demand for U.S. exports as well as U.S. demand for foreign produced raw materials and finished good imports. Such actions or developments could have a material adverse effect on our business, financial condition and results of operations.

INCREASES IN FUEL PRICES COULD ADVERSELY AFFECT OUR BUSINESS

     Fuel consumed in 2001 represented approximately 13% of our operating expenses. Fuel prices are subject to fluctuation as a result of domestic and international events. Most of our long-term contracts contain clauses under which increases in fuel costs are passed on to customers thereby reducing the fuel price risk. In addition, we have entered into fuel rate swap agreements for short-term protection. As a result of our fuel hedging strategy, we may not fully benefit from certain fuel price declines. We cannot assure you that our fuel hedging strategy will prevent us from experiencing increased fuel prices in the future, which could have a materially adverse effect on our business, financial condition and results of operations.

OUR BUSINESS COULD SUFFER FROM THE LOSS OF KEY PERSONNEL

     We are dependent on the continued services of our senior management team. The loss of such key personnel could have a material adverse effect on our business, financial condition and results of operations. See "Management."

THE SEASONAL NATURE OF OUR BUSINESS COULD HAVE AN ADVERSE EFFECT ON OPERATIONS

     Our business is seasonal, and our quarterly revenues and profits historically have been lower during the first and second fiscal quarters of the year (January through June) and higher during the third and fourth fiscal quarters (July through December) due to the North American grain harvest. In addition, our working capital requirements fluctuate throughout the year. Adverse market or operating conditions during the last four months of the year could have a material adverse effect on our business, financial condition and results of operations than during other periods.

PROVIDING SERVICES ABROAD CARRIES THE RISK OF BEING BURDENED BY ADVERSE INTERNATIONAL LAWS AND REGULATIONS

     Barging services to international customers represented approximately 5% of 2001 net sales and may increase in the future. Demand for our services may be affected by economic and political conditions in each of the countries in which we provide services. Our foreign operations are also subject to other risks of doing business abroad, including fluctuations in the value of currencies (which may affect demand for products priced in U.S. dollars as well as local labor and supply costs), import duties, changes to import and export regulations (including quotas), possible restrictions on the repatriation of capital and earnings, labor or civil unrest, long payment cycles, greater difficulty in collecting accounts receivable and the burdens and cost of compliance with a variety of foreign laws, changes in citizenship requirements for purposes of doing business and government expropriation of operations and/or assets. We cannot assure you that foreign governments will not adopt regulations or take other actions that would have a direct or indirect adverse impact on our business or our market opportunities or that the political, cultural or economic climate outside the United States will be favorable to our operations and growth strategy.

THE NEED TO REPLACE BARGES AND TOWBOATS CREATES THE RISK THAT WE WILL BE UNDEREQUIPPED TO MEET MARKET DEMAND

     Barge and towboat replacement represents a significant cost for us and we expect to replace an average of 165 barges per year during the next four years. Due to the variable nature of the barging industry and the freight transportation industry in general and the relatively long life of marine equipment, it is difficult for us and other barge companies to accurately predict equipment requirements. Accordingly, we cannot assure you that we will have sufficient equipment to satisfy market demand or that we will not have an oversupply of equipment. Holding insufficient or excess equipment could have a material adverse effect on our business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

WE FACE COMPETITION IN THE BARGE BUSINESS

     The barge business is highly competitive and there are few significant barriers to entry. Certain of our principal competitors have greater financial resources and/or are less leveraged than us and may be better able to withstand and respond to adverse market conditions within the barging industry. We cannot assure you that this competition will not have a material adverse effect on our business, financial condition or results of operations or that we will not encounter increased competition in the future, which also could have a material adverse effect on our business, financial condition or results of operations. See "Business -- Competition."

WE FACE THE RISK OF WORK STOPPAGES OR OTHER LABOR DISRUPTIONS

     Although we believe that our relations with our employees and with the recognized labor unions are generally good, we cannot assure you that we will not be subject to work stoppages or other labor disruption and, if such events were to occur, that there would not be a material adverse effect on our business, financial condition and results of operations. Specifically, the Jeffboat collective bargaining agreement was to have expired April 29, 2001. The Agreement contained a clause in accordance with federal labor law that the contract would automatically renew for one year if neither side requested a contract reopener sixty days prior to the expiration date. Jeffboat made no such request. Teamsters Local No. 89 made an untimely request 58 days prior to the expiration of the Agreement. Teamsters Local No. 89 failed to inform its members of this development. Jeffboat agreed to conduct "early negotiations" in March and April of 2001, which resulted in an offer endorsed by the bargaining committee. The offer was rejected by the union membership. The majority of employees then engaged in a work stoppage (not realizing that a strike was unlawful since they had no knowledge that the Agreement had automatically renewed). Jeffboat informed the employees of the renewal, and the employees returned to work after a one week work stoppage. Union management has indicated to ACL an intention to strike in the event an agreement is not reached. A strike could have a material adverse

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effect on Jeffboat's operations and could result in a material adverse effect on
ACL's operations. See "Business -- Employees."

THE NATURE OF OUR BUSINESS EXPOSES US TO LIABILITY FOR VIOLATIONS OF ENVIRONMENTAL, HEALTH AND SAFETY REQUIREMENTS

     Our operations are subject to extensive federal, state and local environmental laws and regulations which, among other things, specify requirements for the management of oil, hazardous wastes, and hazardous substances and impose liability for releases of these materials into the environment. A release of oil, hazardous waste, hazardous substances or other pollutants into the environment at or by our properties or vessels, as a result of our current or past operations, or at a facility to which we have shipped wastes, or the existence of historical contamination at any of our properties, could result in material liability to us. We conduct loading and unloading of dry commodities, liquids and scrap materials in and near waterways. Such operations present a potential that some such materials might be spilled into a waterway thereby exposing us to potential liability.

     We are involved as a potentially responsible party ("PRP") or interested party with respect to the cleanup of hazardous waste disposal sites (Superfund sites) identified under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the federal Superfund cleanup statute and similar state laws.

     - A group of barge operators, including National Marine, had barges cleaned at the SBA Shipyard in Houma, Louisiana, which is now conducting voluntary environmental remediation. The SBA Shipyard owner who previously funded the cleanup effort has become insolvent and, as a result, the barge operators involved have formed a group to fund remediation. ACL assumed National Marine's liability in this matter pursuant to the 1998 recapitalization of ACL (the "1998 Recapitalization"). The barge operator group has removed the majority of liquid waste from the site and the EPA has preliminarily approved a work plan to remove the solid waste.

     - ACBL has received notice from the EPA that it is a PRP at the State Marine of Port Arthur ("State Marine") and the Palmer Barge Line Superfund Sites in Port Arthur, Texas in regard to approximately 50 barges that were cleaned by State Marine and five barges cleaned by Palmer Barge Line for ACBL in the early 1980s. The EPA has requested that ACBL, and other potentially responsible companies, enter into negotiations for the performance of a Remedial Investigation and Feasibility Study, however, there has been no further action to pursue any response costs from ACBL as a PRP.

     Because CERCLA liability is retroactive, it is possible in the future that ACL may be identified as a PRP with respect to other waste disposal sites, where wastes generated by ACL have been transported and disposed. Such matters could have a material adverse effect on our business, financial condition and results of operations.

     Federal, state and local governments could in the future enact laws or regulations concerning environmental matters that affect our operations or facilities, increase our costs of operation, or adversely affect the demand for our services. We cannot predict the effect that such future laws or regulations could have on our business. Nor can we predict what environmental conditions may be found to exist at our current or past facilities or at other properties where we or our predecessors have arranged for the disposal of wastes and the extent of liability that may result from the discovery of such conditions. It is possible that such future laws or undiscovered conditions could have a material adverse effect on our business, financial condition and results of operations. See "Business -- Environmental Matters."

     Our domestic vessel operations are primarily regulated by the U.S. Coast Guard for occupational health and safety standards. Our domestic shore operations are subject to the U.S. Occupational Safety and Health Administration regulations. We cannot assure you that claims will not be made against us for work related illness or injury, or that the further adoption of occupational health and safety regulations in the United States or in foreign jurisdictions in which we operate will not adversely affect our business, financial condition and results of operations. See "Business -- Occupational Health and Safety Matters."

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ANY SIGNIFICANT CHANGES TO INTERNATIONAL OR DOMESTIC GOVERNMENT REGULATIONS
RELATING TO BARGING COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS

     Our barging operations are subject to various laws and regulations, including international treaties, conventions, national, state and local laws and regulations and the laws and regulations of the flag nations of our vessels, all of which are subject to amendment or changes in interpretation. Further, we are required by various governmental and quasi-governmental agencies to obtain and/or maintain certain permits, licenses and certificates respecting our operations. Our domestic towboats are in certain circumstances subject to a federal fuel use tax, which may be increased. Any significant changes in laws or regulations affecting our operations, or in the interpretation thereof, could have a material adverse effect on our business, financial condition and results of operations. See "Business -- Government Regulation."

FLUCTUATIONS IN FREIGHT TRANSPORTATION RATES AND AVAILABLE VESSELS AND CARGOES COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS

     Freight transportation rates may fluctuate from season to season and year to year, which could result in varying levels of cash flow. The level of dry and liquid cargoes requiring transportation on the Inland Waterways will vary due to numerous factors, including global economic conditions and business cycles, domestic agricultural production/demand as well as international agricultural production/demand and the value of the U.S. dollar relative to other currencies. In addition, the number of barges and towboats in the overall industry fleet available to transport these cargoes will vary from year to year as older vessels are retired and scrapped and new vessels are constructed and placed into service. The resulting relationship between available cargoes and available vessels will vary with periods of low vessel availability and high cargo demand causing higher freight rates and periods of high vessel availability and low cargo demand causing lower freight rates. Significant periods of high vessel availability and low cargo demand could have a material adverse effect on our business, financial condition and results of operations.

     The foregoing factors can also affect market rates. As contracts expire and terms are renegotiated at then current market rates, the level of revenue can vary relative to prior years. This has become more evident as the industry has shifted to shorter term contracts. The impact of these factors could be material and we cannot assure you that the rates at which contracts are renewed will not have a material adverse effect on our business, financial condition or results of operations.

THE INTERNATIONAL NATURE OF OUR BUSINESS EXPOSES US TO FOREIGN CURRENCY EXCHANGE RATE RISK

     We have significant transportation contracts in South America, which are denominated in U.S. dollars. However, many expenses incurred in the performance of such contracts, such as crew wages and fuel, are, by necessity, denominated in a foreign currency. Therefore, we are affected by fluctuations in the value of the U.S. dollar as compared to certain foreign currencies. Additionally, our investments in foreign affiliates subject us to foreign currency exchange rate risk and equity price risks. While we do not consider our exposure to exchange rate risk to be material and consider our investments in foreign affiliates to be denominated in relatively stable currencies, changes in the value of the U.S. dollar relative to other currencies could have a material adverse effect on our business, financial condition and results of operations.

TERRORIST ATTACKS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS, OUR ABILITY TO RAISE CAPITAL OR OUR FUTURE GROWTH

     The impact that terrorist attacks, such as those carried out on September 11, 2001, may have on our industry in general, and on us in particular, is not known at this time. Such attacks, and the uncertainty surrounding them, may impact our operations in unpredictable ways, including disruptions of rail lines, highways and fuel supplies and the possibility that our facilities and vessels could be direct targets of, or indirect casualties of, an act of terror. In addition, war or risk of war may also have an adverse effect on the economy. A decline in economic activity could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital. Such attacks may lead to increased volatility in fuel costs and availability and could affect the results of
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

operations. In addition, the insurance premiums charged for some or all of the coverages we currently maintain could increase dramatically, or the coverages could be unavailable in the future.

A RELATIVELY SMALL NUMBER OF CUSTOMERS ACCOUNT FOR A SUBSTANTIAL PORTION OF OUR REVENUES

     In 2001, our largest customer accounted for more than 10% of our revenues, while our 25 largest customers accounted for approximately 55% of revenues.

THERE IS UNCERTAINTY CONCERNING OUR CONTINUED USE OF PISTRELLI, DIAZ Y ASOCIADOS, MEMBER OF ANDERSEN AS OUTSIDE AUDITOR FOR CERTAIN FOREIGN SUBSIDIARIES

     Pistrelli, Diaz y Asociados, Member of Andersen ("Arthur Andersen") is the outside auditor for UABL Ltd., a company in which ACL (as defined in "Business -- General"), through a joint venture, owns an indirect 40% interest, and we are satisfied with how Arthur Andersen has performed its obligations to UABL. Due to the recent indictment of Arthur Andersen, there exists uncertainty concerning our continued use of Arthur Andersen as the outside auditor for UABL. As a public reporting company, we are required to file with the SEC periodic financial statements audited or reviewed by an independent certified public accountant. The SEC has said that it will continue accepting financial statements audited by Arthur Andersen, and interim financial statements reviewed by it, so long as Arthur Andersen is able to make certain representations to its clients. Our ability to access the capital markets and make timely SEC filings could be impaired if the SEC ceases accepting financial statements audited by Arthur Andersen, if Arthur Andersen becomes unable to make the required representations to us or if for any other reason Arthur Andersen is unable to perform required audit-related services for us.

RISKS ASSOCIATED WITH THE IN-COURT RESTRUCTURING

     See "The Plan -- Risk Factors."

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

                          TERMS AND CONDITIONS OF THE
            EXCHANGE OFFER AND SOLICITATION OF RELEASES AND CONSENTS

THE EXCHANGE OFFER

     The Issuers, on the terms and subject to the conditions set forth in this Offering Memorandum and Disclosure Statement and the accompanying Letter of Transmittal, Release and Consent and Notice of Guaranteed Delivery, Release and Consent, as the same may be amended from time to time, hereby offer up to an aggregate of:

     - $120.0 million of New Senior Notes; and

     - $116.507 million of New Senior Subordinated Notes

for all outstanding Existing Notes, other than those held by DHC and/or one or more of its subsidiaries. Additional New Senior Notes will be issued by the Issuers in an aggregate principal amount calculated based on the accrued and unpaid interest owing in respect of such Existing Notes through the Effective Date, up to $20.0 million. To the extent that the accrued and unpaid interest exceeds $20.0 million at the Effective Date, the Issuers will issue New Senior Subordinated Notes in a principal amount equal to such excess.

     Subject to the terms and conditions of the Exchange Offer, each Noteholder, other than DHC and its subsidiaries, who validly tenders and does not withdraw its Existing Notes, other than those held by DHC and/or one or more of its subsidiaries, all as further described herein, shall receive (1) $507.385 principal amount of New Senior Notes and (2) $492.615 principal amount of New Senior Subordinated Notes, for each $1,000 principal amount of Existing Notes so tendered (the "Exchange Offer Consideration"). Existing Notes that are exchanged as part of the Exchange Offer will be cancelled.

     BY TENDERING, EACH NOTEHOLDER AUTOMATICALLY BECOMES PARTY TO, AND A BENEFICIARY OF, THE MUTUAL RELEASE AND CONSENTS TO THE INDENTURE AMENDMENTS. SEE "PROCEDURES FOR TENDERING, CONSENTING AND BECOMING PARTY TO, AND A BENEFICIARY OF, THE MUTUAL RELEASE."

THE SOLICITATION OF CONSENTS FOR THE INDENTURE AMENDMENTS

     As a condition to the acceptance of the Exchange Offer, each Noteholder must consent to the Indenture Amendments. NOTEHOLDERS WHO VALIDLY TENDER AND DO NOT WITHDRAW EXISTING NOTES IN THE EXCHANGE OFFER WILL BE DEEMED TO HAVE CONSENTED TO THE INDENTURE AMENDMENTS.

     The Indenture Amendments constitute a single proposal and a tendering or consenting Noteholder must consent to the Indenture Amendments as an entirety and may not consent selectively with respect to certain of the Indenture Amendments. The primary purposes of the Indenture Amendments are to eliminate substantially all of the restrictive covenants in the Existing Indenture, to subordinate the subsidiary guarantees contained in the Existing Indenture to the subsidiary guarantees of the Existing Credit Facility and of the New Notes and to modify certain of the event of default provisions and certain other provisions in the Existing Indenture.

     The Indenture Amendments will be embodied in an amendment to the Existing Indenture in the form of a supplemental indenture (the "Supplemental Indenture"). The Supplemental Indenture will become effective upon execution by the Issuers and The Bank of New York, as successor trustee to United States Trust Company of New York under the Existing Indenture (the "Note Trustee"), but will not be operative until the Effective Date. Thereafter, the Indenture Amendments will be binding on all non-tendering Noteholders. If the Exchange Offer is terminated or withdrawn, or the Existing Notes are never accepted for purchase, the Supplemental Indenture will never become operative.

     Pursuant to the terms of the Existing Indenture, the Indenture Amendments require the written consent of the holders of at least a majority in principal amount of the Existing Notes outstanding under the Existing Indenture. The summaries of provisions of the Existing Indenture set forth below are qualified in their entirety by reference to the full and complete terms contained in the Existing Indenture. Capitalized terms used in this section without definition shall have the meanings set forth in the Existing Indenture.

     Deletion of Covenants. The Indenture Amendments would delete in their entireties the provisions summarized below from the Existing Indenture:

     - Reports. This provision currently requires the Issuers to file certain annual, quarterly and other reports with the SEC and to provide such reports to the Noteholders.

     - Taxes. This provision currently requires the Issuers and their subsidiaries to pay all taxes before they become delinquent.

     - Restricted Payments. This provision currently restricts the ability of ACL and its Restricted Subsidiaries to make specified Restricted Payments, including, but not limited to, restrictions on the payment of dividends, the redemption of Equity Interests, the redemption of obligations subordinate to the Existing Notes and the making of Restricted Investments.

     - Dividend and Other Payment Restrictions Affecting Subsidiaries. This provision currently restricts ACL and its Restricted Subsidiaries from creating or allowing encumbrances or restrictions to exist on any Restricted Subsidiary's ability to (1) pay dividends, make distributions on its Capital Stock or with respect to any other interest or participation and pay any indebtedness owed to ACL or any of its Restricted Securities, (2) make loans or advances to ACL or any Restricted Subsidiary or (3) transfer any of its properties or assets to ACL or another Restricted Subsidiary.

     - Incurrence of Indebtedness and Issuance of Preferred Equity. This provision currently restricts the ability of ACL or any Subsidiary of ACL to incur Indebtedness, the ability of ACL to issue Disqualified Stock and the ability of ACL's Subsidiaries to issue Preferred Stock.

     - Asset Sales. This provision currently restricts ACL's and any Restricted Subsidiary's ability to sell assets outside the ordinary course of business and shares of stock of any Subsidiary.

     - Transactions with Affiliates. This provision currently restricts the ability of ACL and its Restricted Subsidiaries to engage in transactions with affiliates of ACL.

     - Liens. This provision restricts the ability of the Issuers and their Subsidiaries to create or permit to exist certain Liens on their assets and properties.

     - Offer to Repurchase Upon Change of Control. This provision currently requires the Issuers, upon a Change of Control occurring after June 30, 2003, or if the Issuers do not redeem the Existing Notes upon a Change of Control, to repurchase, at the option of a Noteholder, the Noteholder's Existing Notes.

     - Senior Debt; Liens. This provision currently restricts the ability of ACL and its Subsidiaries from incurring (1) unsecured Indebtedness that is contractually subordinated in right of payment to any other Indebtedness unless such Indebtedness is also contractually subordinated in right of payment to the Existing Notes and (2) secured Indebtedness unless the Existing Notes are equally and ratably secured with, or in certain cases, on a senior basis to such secured Indebtedness.

     - Sales of Accounts Receivable. This provision currently restricts the ability of ACL and its Restricted Subsidiaries to sell accounts receivables and notes receivables, utilizing a wholly-owned subsidiary of ACL.

     - Sale and Leaseback Transactions. This provision currently restricts the ability of ACL and its Restricted Subsidiaries to enter into certain Sale and Leaseback Transactions with respect to their assets and property.

     - Restriction on Preferred Stock of Subsidiaries. This provision currently restricts the ability of ACL's Restricted Subsidiaries to issue preferred stock.

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

     - Restrictions on Activities of ACL Capital. This provision currently restricts the ability of ACL Capital to hold assets, become liable for obligations other than its obligations under the Existing Notes or engage in business activities.

     - Payments for Consent. This provision currently restricts the ability of ACL and its Restricted Subsidiaries to selectively pay to induce select holders of the Existing Notes to consent, waive or amend any of the terms or the provisions of the Existing Indenture or of the Existing Notes.

     - Additional Subsidiary Guarantees. This provision requires any domestic Subsidiary acquired or created by the Issuers or their Restricted Subsidiaries to execute a supplemental indenture and to become a Subsidiary Guarantor of the Existing Notes.

     - Restrictions on Business Activities. This provision currently restricts the ability of ACL and its Restricted Subsidiaries to engage in other lines of business or from making certain investments.

     Modification of Covenants/Events of Default. The Indenture Amendments would modify the provisions summarized below:

     - Merger, Consolidation or Sale of Assets. This provision would be modified by:

      - removing the restrictions on incurring additional Indebtedness in connection with a merger, consolidation or sale of assets; and

      - removing the obligation to deliver an officer's certificate and opinion of counsel in connection with a merger, consolidation or sale of assets.

     - Events of Default. This provision would be modified by eliminating as an event of default under the Existing Indenture:

      - any default in the performance, or breach, of covenant relating to mandatory repurchase of the Existing Notes at the option of the Noteholders in the event of a Change of Control of ACL;

      - any default in the performance, or breach, of any other covenants or the failure by ACL or any of its Subsidiaries to comply with any other agreements in the Existing Indenture other than the covenants and agreements relating to the payment of interest on and principal of the Existing Notes, the maintenance by the Issuers of an office or agency, the delivery by the Issuers and Subsidiary Guarantors of a compliance certificate to the Trustee, usury laws and the Issuers' corporate existence;

      - any default under any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced any Indebtedness of ACL or its Subsidiaries (or the payment of which is guaranteed by ACL or any of its Subsidiaries) that is equal to or exceeds $75 million);

      - any failure by ACL or its Subsidiaries to pay final judgments aggregating in excess of $7.5 million, which judgments are not paid, discharged or stayed for a period of 30 days;

      - an occurrence of a judicial proceeding whereby any Subsidiary Guarantee is held to be unenforceable or invalid or ceases to be in full force or effect or any Subsidiary Guarantor shall deny or disaffirm its obligations under its Subsidiary Guarantee;

      - any election by ACL, any Significant Subsidiary, or any group of Subsidiaries, pursuant to the bankruptcy laws, to (1) commence a voluntary case, (2) consent to the entry of an order for relief against it in an involuntary case, (3) consent to the appointment of a custodian of it or for all or substantially all of its property, (4) make a general assignment for the benefit of its creditors or (5) generally not pay its debts as they become due; and

      - any order or decree entered by a court of competent jurisdiction under the bankruptcy laws that remains unstayed and in effect for 60 days and that (1) is for relief against ACL or certain

        Subsidiaries, (2) appoints a custodian for ACL or certain Subsidiaries or (3) orders the liquidation of ACL or certain Subsidiaries.

     Amendment of Subsidiary Guarantees. The Indenture Amendments would amend the subsidiary guarantee provisions under the Existing Indenture to subordinate the subsidiary guarantees on the Existing Notes to the subsidiary guarantees under the Amended and Restated Credit Agreement and of the New Notes.

     Deletion of Definitions. The Indenture Amendments would delete certain definitions from the Existing Notes when references to such definitions would be eliminated as a result of the foregoing. The Indenture Amendments would also delete the definition of Change of Control.

     ACL may become subject to covenants under indentures or other debt instruments, other than the Existing Indenture, certain of which covenants may relate to similar subject matters as the covenants eliminated and modified pursuant to the Indenture Amendments. However, Noteholders will not be entitled to rely on the benefits or continued existence of the covenants contained in ACL's other indentures or other debt instruments. ACL is seeking consents to all the Indenture Amendments as a single proposal. Accordingly, a consent purporting to consent to only some of the Indenture Amendments will not be valid.

     The remaining sections of the Existing Indenture will not be changed by the Indenture Amendments. Copies of the Existing Indenture and the form of the Supplemental Indenture are available from ACL upon request.

     Adoption of the Indenture Amendments may have substantial adverse consequences for Noteholders that elect not to tender Existing Notes in the Exchange Offer because Existing Notes outstanding after the Effective Date will not be entitled to the benefit of substantially all of the restrictive covenants and certain event of default provisions presently contained in the Existing Indenture and may be subject to certain adverse tax consequences if the Indenture Amendments result in a deemed exchange of the Existing Notes for "new" Existing Notes. See "Certain United States Federal Income Tax
Considerations -- Consequences to Noteholders -- Consequences to Non-tendering Noteholders." The elimination of these restrictive covenants and other provisions would permit ACL to, among other things, incur Indebtedness, pay dividends or make other payments that would otherwise have been restricted, and incur Liens or make investments which would otherwise not have been permitted. It is possible that any such actions that ACL would be permitted to take as a result of the Indenture Amendments to the Existing Indenture will adversely affect the interests of the non-tendering Noteholders. In addition, the Indenture Amendments will amend the guarantee provisions under the Existing Indenture to subordinate the subsidiary guarantees on the Existing Notes to the subsidiary guarantees under the Amended and Restated Credit Agreement and of the New Notes.

     To the extent Existing Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the untendered Existing Notes could be adversely affected.

     The completion, execution and delivery of the Letter of Transmittal, Release and Consent or the Notice of Guaranteed Delivery, Release and Consent by a Noteholder in connection with the tender of Existing Notes will be deemed to constitute the consent of such tendering Noteholder to the Indenture Amendments and will automatically constitute agreement to become party to, and a beneficiary of, to the Mutual Release. See "Procedures for Tendering, Consenting and Becoming Party to, and a Beneficiary of, the Mutual Release -- How to Tender Notes, Deliver Consents and Become Party to, and a Beneficiary of, the Mutual Release."

     The tendering Noteholders will be required to become party to, and a beneficiary of, the Mutual Release under which the parties to the Mutual Release, including the holders of the Existing Notes that participate in the Exchange Offer, ACL Holdings, ACL, DHC, all holders of preferred units of ACL Holdings, including management holders of preferred units of ACL Holdings, holders of common units of ACL Holdings party to the Recapitalization Agreement and the financial institutions who are party to the Amendment Agreement, will release any and all claims, which claims against the other parties to the Mutual Release and their related parties, such party and its related parties ever had, now have or hereafter can, shall or may have, for, upon or by reason of any matter, act, failure to act, transaction, event, occurrence, cause or thing whatsoever from the beginning of the world to the date of the consummation of the Restructuring directly or indirectly relating to
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

ACL Holdings or ACL and its subsidiaries, subject to limited exceptions set forth in the Letter of Transmittal, Release and Consent.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provisions of the Exchange Offer and in addition to (and not in limitation of) ACL's right to extend, amend or terminate the Exchange Offer at any time in its sole discretion, ACL's obligation to accept for exchange Existing Notes validly tendered pursuant to the Exchange Offer is conditioned upon, among other conditions:

          (a) satisfaction or waiver of the Minimum Tender Condition;

          (b) the consummation of the Recapitalization and the Debt Restructuring, other than the Exchange Offer and the Indenture Amendments, on or prior to the Effective Date as contemplated by the Recapitalization Agreement;

          (c) the New Indentures shall have been executed and delivered in respect of the New Notes and shall have been qualified under the Trust Indenture Act of 1939; and

          (d) the satisfaction of the general conditions to the Exchange Offer, which shall be deemed to have been satisfied unless any of the following conditions shall occur on or after the date of this Offering Memorandum and Disclosure Statement and prior to the acceptance for exchange of any Existing Notes tendered pursuant to the Exchange Offer:

             (1) there shall have occurred (A) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (B) a material impairment in the trading market for debt securities, (C) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (D) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (E) any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States or South America which would reasonably be expected to have a materially disproportionate effect on ACL's (or its subsidiaries') business, operations, condition or prospects relative to other companies in the same industry or (F) any significant adverse change in the United States securities or financial markets generally or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

             (2) there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the reasonable judgment of ACL, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Exchange Offer or the solicitations or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of ACL or its subsidiaries;

             (3) there shall have been instituted or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, which challenges the making of the Exchange Offer or the solicitations or the Indenture Amendments or is reasonably likely to directly or indirectly prohibit, prevent, restrict or delay the consummation of the Exchange Offer or the solicitations or the Indenture Amendments or otherwise adversely affect in any material manner the Exchange Offer, the solicitations or the Indenture Amendments;

             (4) there exists, in ACL's sole judgment, any other actual or threatened legal impediment to the exchange of Existing Notes, the issuance of New Senior Notes or New Senior Subordinated Notes, or any other circumstances that would materially adversely affect the transactions contemplated by the Exchange Offer or the contemplated benefits of the Exchange Offer to ACL;

             (5) there shall have occurred or be likely to occur an event or events which, in ACL's sole judgment, would or might prohibit, restrict or delay the consummation of the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to ACL or otherwise result in the consummation of the Exchange Offer not being in ACL's best interests; or

             (6) the Note Trustee shall have objected in any respect to, or taken any action that would be reasonably likely to materially and adversely affect the consummation of the Exchange Offer or the solicitations or ACL's ability to effect the Indenture Amendments, or shall have taken any action that challenges the validity or effectiveness of the procedures used by ACL in soliciting the consents (including the form thereof) or in the making of the Exchange Offer or the acceptance of Existing Notes and the binding Mutual Releases effected thereby or the consents or the issuance of New Senior Notes and New Senior Subordinated Notes in exchange for Existing Notes.

     Subject to the Recapitalization Agreement, the foregoing conditions are for the sole benefit of ACL and may be asserted by ACL regardless of the circumstances giving rise to any such condition (including any action or inaction by ACL) and may be waived by ACL, in whole or in part, at any time and from time to time. The failure by ACL at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

TERMINATION

     ACL reserves the right to terminate the Exchange Offer and the Restructuring, in the sole discretion of ACL, at any time and for any reason without accepting any of the tendered Existing Notes. This right of termination is for the sole benefit of ACL and may be asserted by ACL regardless of the circumstances giving rise to such decision at any time.

EXPIRATION DATE

     The Exchange Offer will expire at 5:00 p.m., New York City time, on May 20, 2002 unless extended. In order to receive the Exchange Offer Consideration pursuant to the Exchange Offer, Noteholders must tender their Existing Notes and otherwise follow the procedures for tendering and consenting as set forth below under "Procedures for Tendering, Consenting and Becoming Party to, and a Beneficiary of, the Mutual Release" (or provide for the tender of the Existing Notes under the terms of the Notice of Guaranteed Delivery, Release and Consent) prior to the Expiration Date.

UNTENDERED EXISTING NOTES

     If a Noteholder does not tender its Existing Notes and the Exchange Offer is consummated, ACL may leave such unexchanged Existing Notes outstanding. In the event Existing Notes that are not tendered in the Exchange Offer are left outstanding, Noteholders of such Existing Notes will not be entitled to the benefit of substantially all of the restrictive covenants and certain event of default provisions presently contained in the Existing Indenture and will have the subsidiary guarantees of their Existing Notes subordinated to the subsidiary guarantees under the Existing Credit Facility and of the New Notes because of the effects of the Indenture Amendments, and may be subject to certain tax consequences if the Indenture Amendments result in a deemed exchange of the Existing Notes for "new" Existing Notes. See "Risk Factors -- If the Exchange Offer is Completed, Both the Tendering and Non-Tendering Noteholders Could Be Adversely Affected -- Risks Particular to Non-Tendering Noteholders" and "Certain United States Federal Income Tax Considerations -- Consequences to Noteholders -- Consequences to Non-Tendering Noteholders."

          PROCEDURES FOR TENDERING, CONSENTING, AND BECOMING PARTY TO,
                    AND A BENEFICIARY OF, THE MUTUAL RELEASE

GENERAL

     The following summarizes the procedures to be followed by all Noteholders in tendering their Existing Notes, delivering consents to the Indenture Amendments and becoming party to, and a beneficiary of, the Mutual Release. The following does not describe the procedures for delivering Ballots to vote to accept or reject the Plan. For a description of the procedures for delivery by beneficial owners, nominees and securities clearing agencies of Ballots, see "Procedures for Voting on the Plan."

     Noteholders who tender Existing Notes in the Exchange Offer in accordance with the procedures described below will be deemed to have delivered consents to the Indenture Amendments.

     Noteholders who receive New Senior Notes or New Senior Subordinated Notes pursuant to the Out-of-Court Restructuring will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable Letter of Transmittal, Release and Consent, transfer taxes with respect to the receipt of New Senior Notes or New Senior Subordinated Notes. ACL will pay all charges and expenses, other than certain applicable taxes, in connection with the Restructuring. See "Restructuring -- Estimated Fees and Expenses" below.

EXPIRATION DATE, EXTENSIONS; AMENDMENTS

     The Expiration Date is 5:00 p.m., New York City time, on May 20, 2002, unless extended, in which case the Expiration Date will be such date to which the Expiration Date is extended. ACL, in its sole discretion, may extend the Expiration Date for any purpose including without limitation to permit the satisfaction or waiver of all conditions to the Exchange Offer. In order to extend the Expiration Date, ACL will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement will state that ACL is extending the Exchange Offer and solicitation of releases and consents for a specified period or on a daily basis. Without limiting the manner in which ACL may choose to make a public announcement of any extension, amendment or termination of the Exchange Offer and solicitation of releases and consents, ACL will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the PR Newswire. ACL expressly reserves the right to (1) delay accepting any consents or Existing Notes, to extend the Exchange Offer and solicitation of releases and consents periods or to terminate the Exchange Offer and solicitation of releases and consents and not accept consents or Existing Notes, and (2) amend, modify or waive at any time, or from time to time, the terms of the Exchange Offer or the Plan in any respect, including waiver of any conditions to consummation of the Exchange Offer. If ACL exercises any such right, ACL will give oral or written notice thereof to the Exchange Agent and will make a public announcement thereof as promptly as practicable. The minimum period during which the Exchange Offer will remain open following material changes in the terms of the Exchange Offer or in the information concerning the Exchange Offer (other than a change in price or a change in percentage of Existing Notes sought) will depend upon the facts and circumstances of such change, including the relative materiality of the terms or information changes. With respect to any change in consideration, a minimum ten business day extension period will be made to allow for adequate dissemination of such change. If any of the terms of the Exchange Offer are amended in a manner determined by ACL to constitute a material change adversely affecting any Noteholder, ACL will promptly disclose any such amendment in a manner reasonably calculated to inform the Noteholders of such amendment and ACL will extend the Exchange Offer and for a time period which ACL in its discretion deems appropriate, depending upon the significance of the amendment and the manner of disclosure to Noteholders, if the Exchange Offer and the solicitation of releases and consents would otherwise expire during such time period. Pursuant to the Noteholder Lock-Up Agreement, the Noteholders party thereto have the ability to withdraw their tendered Notes in the event of a material change which adversely affects such Noteholders, unless certain consent procedures have been complied with.

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

HOW TO TENDER EXISTING NOTES, DELIVER CONSENTS AND BECOME PARTY TO, AND A BENEFICIARY OF, THE MUTUAL RELEASE

     A registered Noteholder can tender Existing Notes by:

     - delivering a properly completed and duly executed Letter of Transmittal, Release and Consent or manually signed facsimile thereof (or, in the case of a book-entry transfer, an Agent's Message (as defined below under "Book-Entry Transfers")) and any other documents required by the Letter of Transmittal, Release and Consent to the Exchange Agent at the address set forth on the back cover page of this Offering Memorandum and Disclosure Statement, and

     - either delivering certificates representing the Existing Notes to the Exchange Agent or complying with the book-entry transfer procedures described under "Book-Entry Transfers" below prior to the Expiration Date. A registered Noteholder who cannot comply with these procedures on a timely basis or whose Existing Notes are not immediately available may tender Existing Notes pursuant to the guaranteed delivery procedures under "Guaranteed Delivery Procedures" described below.

     If the certificates for Existing Notes are registered in the name of a person other than the signer of a Letter of Transmittal, Release and Consent, then, in order to tender such Existing Notes pursuant to the Exchange Offer, the certificates representing such Existing Notes must be endorsed or accompanied by appropriate bond powers, signed exactly as the name or names of such Noteholder(s) appear on the certificates, with the signatures on the certificates or bond powers guaranteed as provided below. In the event such procedures are followed by a beneficial owner tendering Existing Notes, the registered Noteholder(s) of such Existing Notes must execute a valid consent in writing, because Existing Notes may not be tendered without also consenting to the Indenture Amendments and becoming party to, and a beneficiary of, the Mutual Release, and only registered Noteholders are entitled to deliver consents and releases.

     Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominees or held through a book-entry transfer facility, and who wishes to tender Existing Notes, and deliver a consent to the Indenture Amendments and become party to, and a beneficiary of, the Mutual Release should contact such registered Noteholder promptly and instruct such registered Noteholder to tender Existing Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such Existing Notes themselves, such beneficial owner must either make appropriate arrangements to register ownership of the Existing Notes in such beneficial owner's name prior to completing and executing a Letter of Transmittal, Release and Consent (and, where applicable, delivering such Existing Notes) or follow the procedures described in the immediately preceding paragraph.

     The tender, release and consent by a Noteholder pursuant to one of the procedures set forth herein will constitute an agreement between such Noteholder and ACL in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal, Release and Consent. A Noteholder who tenders Existing Notes pursuant to the Exchange Offer, will be deemed, by acceptance of the Exchange Offer, to consent to the Indenture Amendments and agree to become party to, and a beneficiary of, the Mutual Release.

     BY TENDERING, A NOTEHOLDER BECOMES PARTY TO, AND A BENEFICIARY OF, THE MUTUAL RELEASE AND CONSENTS TO THE INDENTURE AMENDMENTS

     THE METHOD OF DELIVERY OF THE EXISTING NOTES AND THE LETTER OF TRANSMITTAL, RELEASE AND CONSENT AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF EACH NOTEHOLDER. Except as otherwise provided herein, such delivery will be deemed made only when actually received by the Exchange Agent. Instead of effecting delivery by mail, it is recommended that Noteholders use an overnight or hand delivery service. If Existing Notes are sent by mail, registered mail, with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure timely delivery. No documents should be sent to ACL.

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

BOOK-ENTRY TRANSFERS

     The Exchange Agent will establish an account with respect to the Existing Notes at DTC promptly after the date of this Offering Memorandum and Disclosure Statement. The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for DTC's Automatic Tender Offer Program ("ATOP"), whereby a financial institution that is a participant in DTC's system may make book-entry delivery of Existing Notes and releases and consents by causing DTC to (1) transfer Existing Notes into the Exchange Agent's account and (2) electronically deliver consents and the Mutual Release with respect to such Existing Notes. Tenders and deliveries of releases and consents are effected through the ATOP procedures by delivery of an Agent's Message by DTC to the Exchange Agent. "Agent's Message" means a message transmitted to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the participant in DTC tendering Existing Notes that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, Release and Consent and ACL may enforce such agreement against the participant. Pursuant to authority granted by DTC, any DTC participant which has Existing Notes credited to its DTC account at any time (and thereby held of record by DTC's nominee) may directly provide consent to the Indenture Amendments and become party to, and a beneficiary of, the Mutual Release as though it were the registered Noteholder by so completing, executing and delivering the Letter of Transmittal, Release and Consent or transmitting such consent in accordance with DTC's ATOP procedures.

     Although delivery of such Existing Notes may be effected through book-entry delivery at DTC, in any case either (1) the Letter of Transmittal, Release and Consent (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message, together with any other required documents, must be transmitted to and received by the Exchange Agent prior to the Expiration Date or (2) the guaranteed delivery procedures set forth below must be followed. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Exchange Agent.

SIGNATURES; SIGNATURE GUARANTEES

     Signatures on each Letter of Transmittal, Release and Consent must be guaranteed unless the Existing Notes delivered pursuant thereto are delivered
(1) by a registered Noteholder who has not completed the boxes on the Letter of Transmittal, Release and Consent entitled "Special Delivery Instructions" or (2) for the account of an Eligible Institution (as defined immediately below). In the event that signatures are required to be guaranteed, such guarantees must be by a firm that is a participant in the Securities Transfer Agents Medallion Program, or an "eligible guarantor institution" (as such term is defined in Rule 17Ad-15 under the Exchange Act) (an "Eligible Institution").

     If the Letter of Transmittal, Release and Consent with respect to any Existing Notes is signed by a person other than the registered Noteholder of any certificate(s) listed therein, such certificate(s) must be endorsed or accompanied by appropriate bond powers signed exactly as the name or names of the registered Noteholder or Noteholders appear on the certificate(s).

     If the Letter of Transmittal, Release and Consent or any certificates, bond powers, or proxies are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived in writing by ACL, proper evidence satisfactory to ACL of their authority to so act must be submitted.

INTERPRETATION

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Existing Notes will be resolved by ACL, whose determination will be final and binding. ACL reserves the absolute right to reject any or all tenders and withdrawals of Existing Notes that are not in proper form or the acceptance of which would, in the opinion of ACL or counsel for ACL, be unlawful. ACL also reserves the right to waive any irregularities or conditions of tenders, or consents as to particular Existing Notes. ACL's interpretation of the terms and conditions of the Exchange Offer and applicable Letter of Transmittal, Release and Consent will be final and binding. Unless waived, any irregularities in connection with tenders and withdrawals of Existing Notes and deliveries and revocations of consents must be cured within such time as ACL shall determine. Neither ACL nor the Exchange Agent shall be under any duty to give notification of defects in such tenders, withdrawals, deliveries or revocations or shall incur any liability for failure to give such notification. Tenders and withdrawals of Existing Notes and deliveries and revocations of consents will not be deemed to have been made until such irregularities have been cured or waived. Any Existing Notes received by the Exchange Agent that are not properly tendered or delivered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Noteholders unless otherwise provided in the Letter of Transmittal, Release and Consent as soon as practicable following the Expiration Date.

AMENDMENT

     Although it does not expect to do so, in the event ACL should modify the consideration offered for the Existing Notes in the Exchange Offer, such modified consideration will be paid to all Noteholders whose Existing Notes are accepted in the Exchange Offer, including those Existing Notes tendered before the announcement of the modification. In the event that the consideration being offered in the Exchange Offer is modified, the Exchange Offer and the solicitation period for consents shall remain open for at least ten business days from the date that notice of a modification in the consideration offered is first published, sent or given to Noteholders. Pursuant to the Noteholder Lock-Up Agreement, the Noteholders party thereto have the ability to withdraw their tendered Notes in the event of a material change which adversely affects such Noteholders, unless certain consent procedures have been complied with.

GUARANTEED DELIVERY PROCEDURES

     If a Noteholder desires to tender such Existing Notes and the certificate(s) representing such Existing Notes are not immediately available, or time will not permit such Noteholder's certificate(s) or other required documents to reach the Exchange Agent prior to the Expiration Date, or if such Noteholder cannot complete the procedure for book-entry transfer on a timely basis, a tender may be effected if:

     (1) the tender is made through an Eligible Institution;

     (2) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, Release and Consent (by telegram, telex, facsimile transmission, mail or hand delivery) setting forth the name and address of the Noteholder and the principal amount of Existing Notes to be delivered stating that the delivery is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, Release and Consent, the certificate(s) representing the Existing Notes, the Letter of Transmittal, Release and Consent, if applicable, and any other documents required thereby will be deposited by the Eligible Institution with the Exchange Agent; and

     (3) the certificate(s) for all tendered Existing Notes, or a confirmation of a book-entry transfer of such Existing Notes into the Exchange Agent's applicable account at DTC as described above, the applicable Letter of Transmittal, Release and Consent and all other documents required thereby are received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery, Release and Consent.

     Failure to complete the guaranteed delivery procedures outlined above will not, of itself, affect the validity of any consent properly executed by a Noteholder who attempted to use the guaranteed delivery procedures.

     NOTEHOLDERS WHO WISH BOTH TO VOTE ON THE PLAN AND TO TENDER EXISTING NOTES USING THE PROCEDURES FOR GUARANTEED DELIVERY SHOULD NOTE THAT THE DELIVERY TO THE EXCHANGE AGENT OF A NOTICE OF GUARANTEED DELIVERY, RELEASE AND CONSENT WILL NOT CONSTITUTE A VOTE FOR ACCEPTANCE OF THE PLAN. In order both to vote for acceptance of the Plan and to tender using these procedures for guaranteed delivery, a Noteholder must (1) vote for acceptance of the Plan by delivering to the Voting Agent, prior to 5:00 p.m., New York City time, on the Expiration Date, a properly completed and duly executed Ballot, (2) deliver to the Exchange Agent, prior to 5:00 p.m., New York City time, on the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, Release and Consent in the form provided by ACL and (3) comply with all other guaranteed delivery requirements set forth in this section, including without limitation the requirement that such Noteholder deliver to the Exchange Agent, within three New York Stock Exchange trading days following the date of execution of such Notice of Guaranteed Delivery, Release and Consent, a properly completed and duly executed Letter of Transmittal, Release and Consent.

WITHDRAWAL OF TENDERS AND REVOCATIONS OF CONSENTS

     Tenders of Existing Notes may be withdrawn at any time prior to the Expiration Date. A valid withdrawal of Existing Notes prior to the Expiration Date shall automatically constitute a revocation of consents with respect to such Existing Notes and thereby render such consents invalid, null and void. A withdrawal of Existing Notes tendered for exchange shall not have any effect on a vote for acceptance of the Plan with respect to such Existing Notes. A revocation of a vote for acceptance of the Plan shall not have any effect on the tender of or with respect to the Existing Notes as to which a vote for acceptance of the Plan is revoked.

     Any Noteholder who has tendered Existing Notes, or who succeeds to the record ownership of Existing Notes in respect of which such tenders previously been given, may withdraw such Existing Notes by delivery of a written notice of withdrawal. To be effective, a written or facsimile transmission notice of withdrawal of a tender must (1) be timely received by the Exchange Agent at one of its addresses specified on the back cover of this Offering Memorandum and Disclosure Statement before the Expiration Date, (2) specify the name of the registered Noteholder to be withdrawn, (3) contain the description of the Existing Notes to be withdrawn, the certificate numbers shown on the particular certificates evidencing such Existing Notes and the aggregate principal amount of such Existing Notes and (4) be signed by such registered Noteholder in the same manner as the original signature on the Letter of Transmittal, Release and Consent (including any required signature guarantees), or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Existing Notes in the name of the person withdrawing Existing Notes or revoking consent. The signature(s) on the notice of withdrawal of any tendered Existing Notes must be guaranteed by an Eligible Institution unless such Existing Notes have been tendered (1) by a registered Noteholder who has not completed the boxes on the Letter of Transmittal, Release and Consent entitled "Special Issuance Instructions" or "Special Delivery Instructions" or (2) for the account of an Eligible Institution. If the Existing Notes to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt by the Exchange Agent of written or facsimile transmission notice of withdrawal even if physical release is not yet effected.

     Any Existing Notes which have been tendered for exchange but which are not exchanged will be returned to the Noteholder thereof without cost to such Noteholder promptly following the Expiration Date. Properly withdrawn Existing Notes will be returned to the Noteholder thereof without cost to such Noteholder promptly following the Expiration Date. Properly withdrawn Existing Notes may be reentered at any time prior to the Expiration Date by following one of the procedures described under "How to Tender Existing Notes, Deliver Consents and Become Party to, and a Beneficiary of, the Mutual Release" above.

ACCEPTANCE OF EXISTING NOTES, DELIVERY OF NEW SENIOR NOTES AND NEW SENIOR SUBORDINATED NOTES

     Subject to the satisfaction or waiver by ACL of the conditions to the Exchange Offer, the acceptance for exchange and payment of Existing Notes validly tendered and not withdrawn and delivery of New Senior Notes and New Senior Subordinated Notes in exchange for the Existing Notes will be made as promptly as practicable after the Expiration Date. For purposes of the Exchange Offer, ACL will be deemed to have accepted for exchange validly tendered Existing Notes if, as and when ACL gives oral or written notice thereof to the Exchange Agent. Subject to the following paragraph and the other terms and conditions of the Exchange Offer, delivery of New Senior Notes and New Senior Subordinated Notes for Existing Notes accepted pursuant to the Exchange Offer will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving New Senior Notes and New Senior Subordinated Notes from ACL and transmitting the New Senior Notes and New Senior Subordinated Notes to the tendering Noteholders.

     Notwithstanding any other provision hereof, delivery of New Notes for Existing Notes accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of (1) certificates for (or a timely book-entry confirmation with respect to) such Existing Notes, (2) a Letter of Transmittal, Release and Consent (or a manually signed facsimile thereof), properly completed and validly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (3) any other documents required by the Letter of Transmittal, Release and Consent and the instructions thereto. Accordingly, tendering Noteholders whose certificates for Existing Notes or book-entry confirmation with respect to Existing Notes are actually received by the Exchange Agent after the Expiration Date may receive New Notes later than other tendering holders.

     All tendering Noteholders, by execution of the Letter of Transmittal, Release and Consent (or facsimile thereof), waive any right to receive notice of acceptance of their Existing Notes for exchange.

                                   BACKGROUND

BACKGROUND OF THE RESTRUCTURING

     Following the 1998 Recapitalization, ACL's efforts to execute its business plan and meet the financial covenants contained in the Existing Credit Agreement were hampered and constrained by a variety of factors, including record severe weather conditions in the United States and South America, reduced demand for U.S. agricultural exports, and reduced vessel construction demand, all followed by a general economic slowdown, which further depressed overall demand and rates. ACL aggressively managed its financial performance shortfalls through certain strategic asset sales, the proceeds of which were used to retire debt and reduce leverage, and the implementation of significant cost-saving initiatives, which were designed to reduce operating costs without negatively impacting operating performance or customer service.

     In 2000, ACL's financial performance resulted in a breach of certain financial covenants contained in the Existing Credit Agreement. A key factor resulting in the breach was a loss of shipping volume and revenues due to the introduction of genetically altered seed into the U.S. corn supply, leading to grain inspection delays and poor demand for U.S. corn, one of the principal agricultural products transported by ACBL, a wholly-owned subsidiary of ACL. In addition, historic cold weather in November and December of 2000 resulted in the accumulation of ice on key river segments. These factors resulted in an early closure of the Illinois River and severely impacted ACBL's operations in the fourth quarter of 2000. As a result of the covenant breach, at the beginning of 2001 ACL sought and received a waiver to certain of the covenants contained in the Existing Credit Agreement.

     Significant ice and weather delays continued into the first quarter of 2001. Specifically, record freezing temperatures rendered the Illinois River and middle Mississippi River nearly unnavigable in January 2001 and for most of February of 2001. These complications caused a significant reduction in ACL's revenues during those periods, as well. The harsh weather conditions also caused ACL to experience increased repair costs and reduced barge capacity.

     The cold weather and ice buildup continued to hamper ACL's overall operations in the second quarter of 2001, as melting ice and heavy rainfall caused significant flooding on the river system. As a result of the flooding, the Upper Mississippi River was closed or significantly restricted throughout most of the second quarter of 2001. The Upper Mississippi River System finally fully opened, allowing shipping vessels to reach Minneapolis/St. Paul, Minnesota, an essential operating port, just prior to Memorial Day, 2001, which represented one of the latest system openings in history. In addition, the floods delayed the openings of other important ports, further frustrating ACL's operations and negatively impacting revenues.

     In late summer of 2001, DHC, as a holder of approximately 19.8% of Existing Notes, expressed its interest in acquiring ACL. In September of 2001, ACL retained Greenhill to assist it in the restructuring process and commenced negotiations with DHC. While the negotiations progressed with DHC, ACL elected to use the 30-day grace period provided under the terms of the Existing Indenture to postpone the $15.1 million Bond Interest Payment. Following the 30-day grace period provided by the Existing Indenture, ACL again elected not to make the Bond Interest Payment. This election not to pay the Bond Interest Payment constituted an event of default under the Existing Indenture enabling holders of Existing Notes to accelerate the maturity date of the Existing Notes making them immediately due and payable. However, Noteholders, including DHC on its behalf and on behalf of its subsidiaries, holding approximately 76.8% of Existing Notes entered into the Lock-Up Agreements with ACL. Acceleration of the maturity of the Existing Notes under the Existing Indenture would have a material adverse effect on ACL's liquidity and the ability of ACL to continue to conduct its business. Further, as a result of ACL's failure to make the Bond Interest Payment, JPMorgan, the administrative agent under our Existing Credit Facility, delivered a notice to ACL in January 2002 asserting that ACL was in default under the Existing Credit Agreement. A sufficient number of lenders under our Existing Credit Facility entered into the Credit Facility Forbearance Agreement. An acceleration of the debt under the Existing Credit Facility would have a material adverse effect on ACL's liquidity and the ability of ACL to continue to conduct its business.

     As a result of the events described above, PNC, as administrator under the Existing Receivables Facility, asserted that ACL was in default under the Receivables Purchase Agreement. While ACL disputed the alleged default, the Receivables Facility Waiver was obtained. The Receivables Facility Waiver requires ACL to reduce its overall borrowing under the facility from $60.0 million to no more than $55.0 million. A default under the Receivables Purchase Agreement or the Receivables Facility Waiver would have a material adverse effect on ACL's liquidity and the ability of ACL to continue to conduct its business.

AGREEMENT WITH SENIOR SECURED LENDERS

     Concurrently with ACL's negotiations with DHC regarding a possible restructuring, ACL and DHC began discussions with representatives of ACL's senior secured lenders with respect to a restructuring to be effected either through an exchange transaction pursuant to an exemption from the registration requirements under the Securities Act or a bankruptcy proceeding under Chapter 11 of the United States Bankruptcy Code. After substantial negotiations, ACL and its senior secured lenders agreed to enter into the Amendment Agreement. The key elements of the Restructuring that induced ACL's senior secured lenders were (1) the agreement by DHC and its subsidiaries to contribute $58.493 million of the outstanding Existing Notes (plus the interest obligations thereon through the Effective Date), (2) a $25.0 million cash contribution to ACL Holdings by DHC and/or one or more of its subsidiaries to be used by ACL to prepay term loans under the Existing Credit Facility which payment will be made on the Effective Date; (3) $50.0 million of existing revolving credit loans being converted into a new term loan that will have an interest rate and other terms substantially similar to the existing revolving credit loans and will participate in the initial $25.0 million amortization payment as well as future scheduled annual term loan amortization payments, (4) amendment and arranger fees and (5) modified financial and restrictive covenants under the Amended and Restated Credit Agreement.

     Any changes to the terms of the Restructuring that are inconsistent with the terms required to be approved by the senior secured lenders, or any other changes to the Amended and Restated Credit Agreement, would require the majority consent of ACL's senior secured lenders. ACL does not believe that its senior secured lenders would consent to the Restructuring without the substantial commitments provided by DHC and its subsidiaries. In addition, there can be no assurance that DHC and its subsidiaries would contribute $25.0 million in cash and $58.493 million of Existing Notes (plus the interest obligations, if any, thereon through the Effective Date) to ACL unless the Restructuring was consummated on substantially the same terms as those described in this Offering Memorandum and Disclosure Statement.

     In the event that ACL pursues the Restructuring through a bankruptcy proceeding under Chapter 11, JPMorgan has provided a commitment to provide the DIP Facility. The availability of the borrowings under the DIP Facility will be subject to certain borrowing base requirements and the initial extension of credit thereunder will be subject to certain customary conditions for DIP financing facilities.

                               THE RESTRUCTURING

THE FINANCIAL RESTRUCTURING

     Together with its outside advisors, ACL considered a number of strategic alternatives with respect to a financial restructuring. Management engaged in extensive negotiations with DHC with respect to a comprehensive restructuring of ACL that would result in a substantial deleveraging of ACL. The negotiations culminated in the execution of the Recapitalization Agreement providing for the Restructuring, the material terms of which are described below. Concurrently with ACL's negotiations with DHC, ACL and DHC engaged in extensive negotiations with respect to the Restructuring with the lenders under the Existing Credit Facility to obtain the Credit Facility Forbearance Agreement, the Amendment Agreement and the Amended and Restated Credit Agreement and with ACL's Noteholders to obtain the Noteholders Lock-up Agreement.

     THE RECAPITALIZATION

     Common Unit Surrender and Cancellation of Existing Common Units

     Upon the terms and subject to the conditions set forth in the Recapitalization Agreement, the common unitholders of ACL Holdings that are party to the Recapitalization Agreement and that hold only common units of ACL Holdings, which when taken together with the common units held by the Preferred Unitholders and the Management Unitholders (each as defined in the next subsection "Management Unitholder Exchange"), represent approximately 97.5% of the outstanding common units, have agreed to surrender their common units to ACL Holdings in exchange for the Mutual Release pursuant to their consent to the Merger (as defined under the caption "DHC Transactions") (the "Common Unit Surrender"). Upon effectiveness of the Merger, all the existing common units of ACL Holdings shall cease to exist, including the common units held by the Preferred Unitholders and the Management Unitholders.

     Management Unitholder Exchange

     Upon the terms and subject to the conditions set forth in the Recapitalization Agreement, the members of management of ACL Holdings and ACL that are party to the Recapitalization Agreement and that hold preferred and common units of ACL Holdings (the "Management Unitholders") have agreed to exchange all the preferred units held by them for the Mutual Release (the "Management Unitholder Exchange"). See "-- Management Arrangements" for a further discussion of agreements between DHC and ACL management.

     DHC Transactions

     Upon the terms and subject to the conditions set forth in the Recapitalization Agreement, DHC and/or one or more of its subsidiaries has agreed to:

     - exchange cash in an aggregate amount of $7.0 million for all the preferred units held by the preferred unitholders of ACL Holdings (other than the Management Unitholders) (the "Preferred Unitholders") (the "DHC Preferred Exchange"), $3.5 million of which will be delivered to Brown, a subsidiary of CSX Corporation, and $3.5 million of which will be delivered to 399 Ventures;

     - contribute to ACL Holdings in exchange for newly issued common units of ACL Holdings:

      -- $25.0 million in cash (the "Cash Contribution"); and

      -- $58.493 million in aggregate principal amount of Existing Notes, together with all interest obligations thereon, if any, held by DHC and/or one or more of its subsidiaries, whereupon such Existing Notes shall be cancelled by ACL Holdings (the "Existing Note Contribution" and, together with the DHC Preferred Exchange and the Cash Contribution, the "DHC Transactions").

     The DHC Transactions and the Common Unit Surrender will be effected pursuant to a merger of a newly-formed indirect subsidiary of DHC with and into ACL Holdings, with ACL Holdings as the surviving entity (the "Merger"). The Recapitalization consists of the DHC Transactions, together with the Common Unit Surrender, the Management Unitholder Exchange and the Merger.

     THE DEBT RESTRUCTURING

     The Recapitalization described above is part of a larger plan to restructure the obligations of ACL, as follows:

     - the Existing Credit Agreement will be amended and restated on substantially the same terms as described under the caption "Description of Credit Facility Arrangements," including the prepayment of $25.0 million of term debt thereunder from the proceeds of the Cash Contribution;

     - the Exchange Offer will be consummated, and the Indenture Amendments shall become effective, as described under the caption "Terms and Conditions of the Exchange Offer and Solicitation of Releases and Consents" or the exchange of Existing Notes for New Notes shall be effected through the Plan resulting in holders of Existing Notes obtaining substantially the same consideration offered in the Exchange Offer; and

     - ACL's Existing Receivables Facility shall be replaced on substantially the same terms.

     GMS/VESSEL LEASING ACQUISITION

     Pursuant to the Recapitalization Agreement, DHC and 399 Ventures have agreed to negotiate in good faith the definitive documentation with respect to the GMS/Vessel Leasing Acquisition. The cash purchase price to be paid by DHC for 399 Venture's interest in GMS is $1,290,000 and for Vectura's interest in Vessel Leasing is $2,768,869. Consummation of the GMS/Vessel Leasing Acquisition is subject to customary conditions. The closing of the GMS/Vessel Leasing Acquisition is not a condition to the consummation of the Exchange Offer or the closing of the transactions contemplated by the Recapitalization Agreement.

     MANAGEMENT ARRANGEMENTS

     Upon the terms and subject to the conditions set forth in the Recapitalization Agreement, DHC has agreed to grant to the Management Unitholders, in consideration for their continued employment with ACL following the Restructuring, restricted shares of DHC common stock having a fair market value as determined pursuant to the Recapitalization Agreement (the "Fair Market Value") equal to approximately $1.7 million.

     In addition, upon the terms and subject to the conditions set forth in the Recapitalization Agreement, DHC has agreed to solicit stockholder approval of a management incentive stock plan (the "Management Stock Plan"), whereby 6.0% of DHC's common stock (calculated on a fully diluted basis as of the closing date (as defined in the Recapitalization Agreement)) shall be allocated for issuance to identified ACL management over time or, if DHC cannot obtain such stockholder approval, DHC shall grant such management participants stock appreciation rights providing such participants with the same economic benefits as the Management Stock Plan.

     The Management Stock Plan is intended to promote the interests of DHC and its stockholders by providing ACL's management team and other key employees with appropriate incentives and rewards to encourage them to enter into and continue in the employ of DHC and/or ACL and to acquire a proprietary interest in the long-term success of DHC and its subsidiaries, including ACL, and to reward the performance of such individuals in fulfilling their personal responsibilities for long-range achievements.

     On the Effective Date, certain members of management of ACL, including Messrs. Hagan, President and Chief Executive Officer of ACL, and Wolff, Senior Vice President -- Finance and Administration of ACL, will be entering into new employment agreements with ACL. The agreements will provide, among other things, for the executives to receive grants of options under the Management Stock Plan to acquire DHC common stock at an exercise price per share equal to Fair Market Value. The options will vest in part upon continued employment and in part based upon the achievement of specified performance goals. In addition, the agreements for Messrs. Hagan and Wolff will provide that upon termination of each such executive's employment under certain conditions, such executive will be entitled to benefit continuation for one year, severance pay equal to six month's annual base salary and an additional payment equal to the largest bonus paid to the executive by ACL in the three years prior to such termination. Such agreements also provide that each executive will be subject to certain restrictive covenants, including non-competition, non-solicitation and confidentiality.

     The Management Stock Plan is intended to allow for payment of performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which generally limits the deduction by an employer for compensation of certain covered officers. Under
Section 162(m), certain compensation, including compensation based on the attainment of performance goals, may be disregarded for purposes of this deduction limit if certain requirements are met. Among the requirements for compensation to qualify for this exception is that the material terms pursuant to which the compensation is to be paid be disclosed to and approved by the stockholders in a separate vote prior to the payment. Accordingly, the Management Stock Plan must be approved by stockholders in order for grants made thereunder to qualify as performance based compensation, and this be exempt from the deduction limitation otherwise imposed by Section 162(m).

     For a further description of the terms and conditions of the Recapitalization Agreement, see "Recapitalization Agreement."

SUMMARY OF RESTRUCTURING

                                SOURCES AND USES
                             (DOLLARS IN MILLIONS)

SOURCES
Amended and Restated Credit Facility  $372.3(1)
Other Debt                               6.1
Accounts Receivable Facility            51.0
New Senior Notes                       131.9(2)
New Senior Subordinated Notes          116.5(2)
DHC Existing Note Contribution          61.5(2)
DHC Cash Contribution                   25.0
DHC Cash Payment to ACL Holdings'        7.0(3)
  Preferred
DHC Stock Issuance To ACL Management     1.7
ACL Cash                                16.0
                                      ------
     TOTAL                            $789.0
USES
Existing Credit Facility              $397.3
Other Debt                               6.1
Accounts Receivable Facility            51.0
Existing Notes                         295.0
Accrued and Unpaid Interest on          14.9(2)
  Existing Notes
ACL Preferred Interest                   7.0
Management Preferred Interest            1.7
Transaction Expenses                    16.0
                                      ------
     TOTAL                            $789.0

------------------

(1) Reflects pay down of Existing Credit Facility of $25.0 million as a result of the $25.0 million DHC Cash Contribution.
(2) Reflects unpaid interest on the Existing Notes through December 28, 2001. Amounts will increase by additional unpaid interest through the Effective Date. Once unpaid interest results in a principal amount for New Senior Notes of $140.0 million, the amount of any excess unpaid interest will increase the principal amount of the New Senior Subordinated Notes in an aggregate principal amount calculated based on the aggregate accrued and unpaid interest owing in respect of such tendered Existing Notes, through the Effective Date, in excess of $20.0 million.
(3) Reflects $7.0 million cash paid to principal holders of ACL Holdings' membership interests.

    ALTERNATIVE MEANS FOR IMPLEMENTING THE RESTRUCTURING

     ACL is simultaneously pursuing the Restructuring via two alternative mechanisms: (1) the Out-of-Court Restructuring and (2) the In-Court Restructuring. Each of these alternatives is described in detail in this Offering Memorandum and Disclosure Statement. Noteholders are being requested to take action on both mechanisms.

     OUT-OF-COURT RESTRUCTURING

     Pursuant to this Offering Memorandum and Disclosure Statement, the Issuers are:

     - offering to exchange each $1,000 principal amount of the outstanding Existing Notes, except for Existing Notes held by DHC and/or one or more of its subsidiaries, for: (1) $507.385 principal amount of New Senior Notes and (2) $492.615 principal amount of New Senior Subordinated Notes; and

     - seeking the consent of Noteholders to the Indenture Amendments and, by the tender of Existing Notes by a Noteholder, the automatic act of becoming party to, and a beneficiary of, the Mutual Release. See

       "Terms and Conditions of the Exchange Offer and Solicitation of Releases and Consents -- The Solicitation of Consents for the Indenture Amendments."

     The terms of the Exchange Offer, Indenture Amendments and the Mutual Release are described in more detail in this Offering Memorandum and Disclosure Statement. Among other things, the consummation of the Exchange Offer is conditioned on: (1) the Minimum Tender Condition being satisfied or waived and
(2) the Recapitalization and the Debt Restructuring, other than the Exchange Offer and the Indenture Amendments, having been consummated on or prior to the Effective Date as required by the Recapitalization Agreement.

     IN-COURT RESTRUCTURING

     If the Exchange Offer is not consummated by June 15, 2002, ACL intends to effectuate the Restructuring by filing a voluntary petition for relief under Chapter 11 of the Bankruptcy Code and seeking court approval of the Restructuring.

     To facilitate court approval of the In-Court Restructuring, ACL is soliciting acceptances of the Plan, a copy of which is attached hereto as Appendix 1. The Plan contains the terms of the Restructuring as described in this Offering Memorandum and Disclosure Statement, which will, if approved, result in substantially the same distributions as would be effectuated through the Out-of-Court Restructuring.

APPROVAL OF THE RESTRUCTURING

     ACL and ACL Holdings considered a number of alternatives with respect to restructuring their capital structure, held numerous meetings, discussed the Restructuring with their advisors and engaged in extensive negotiations with representatives of DHC regarding the Restructuring. In addition, senior management was involved in negotiations with representatives of ACL's senior secured lenders regarding amendments to the Existing Credit Facility and with certain Noteholders regarding the Noteholders Lock-Up Agreement. After considering alternatives, and in light of these extensive negotiations, ACL's management recommended the Restructuring to ACL Holdings, ACL's sole member and manager.

     The members of the board of representatives of ACL Holdings have unanimously approved the terms of the Restructuring, including the terms of the Exchange Offer, the Indenture Amendments and the Mutual Release contained in this Offering Memorandum and Disclosure Statement. However, neither ACL nor ACL Holdings has made any decision as of the date hereof to commence a Chapter 11 case or approve the filing of a petition for relief under Chapter 11 of the Bankruptcy Code.

ESTIMATED FEES AND EXPENSES

     ACL estimates that fees and expenses incurred in connection with the Restructuring will be approximately $16.0 million, consisting of:

     - $12.0 million of legal and financial advisors fees;

     - $3.5 million of arranger and amendment fees; and

     - $0.5 million of other fees and expenses.

     ACL will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offering Memorandum and Disclosure Statement and related documents to the beneficial owners of the Existing Notes and in handling or forwarding tenders of their customers.

     ACL anticipates that a substantial portion of the fees referenced above will be paid at or prior to the closing of the Restructuring, which is estimated to be on or before August 1, 2002.

CERTAIN ADVERSE EFFECTS ON NON-TENDERING NOTEHOLDERS

     The Out-of-Court Restructuring will have certain adverse consequences to non-tendering Noteholders including the following: (1) if the Exchange Offer is consummated, the Existing Indenture will be amended to eliminate or amend substantially all of the covenant protection therein and to subordinate the subsidiary guarantees on the Existing Notes to the subsidiary guarantees under the Amended and Restated Credit Agreement and of the New Notes, (2) the trading market for untendered Existing Notes will become significantly more limited, which may adversely affect the liquidity and market price of the untendered Existing Notes and (3) non-tendering Noteholders may be deemed to have exchanged their "old" Existing Notes for "new" Existing Notes in a taxable exchange for United States federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

     IF THE PLAN IS ACCEPTED BY ALL REQUISITE CLASSES AND IS CONSUMMATED, NOTEHOLDERS WILL RECEIVE SUBSTANTIALLY THE SAME CONSIDERATION OFFERED IN THE EXCHANGE OFFER REGARDLESS OF WHETHER SUCH NOTEHOLDERS VOTED TO ACCEPT THE PLAN.

                 DESCRIPTION OF THE RECAPITALIZATION AGREEMENT

     The following summary of the Recapitalization Agreement does not purport to be complete and is qualified in its entirety by reference to the Recapitalization Agreement, a copy of which is filed as an exhibit to ACL's Current Report on Form 8-K filed with the SEC on March 27, 2002.

     The Recapitalization Agreement contains usual and customary representations and warranties of the parties thereto.

     The Recapitalization Agreement also contains usual and customary covenants. In addition, ACL Holdings and ACL are restricted from taking a number of actions during the period between the signing of the Recapitalization Agreement and the closing of the transactions contemplated thereunder, including, among other things, distributing dividends, incurring debt, increasing compensation or amending employment agreements, selling assets, entering into joint ventures or partnerships, making capital expenditures, making loans or investments, changing organizational documents, changing accounting principles and amending the Lock-Up Agreements or the Forbearance Agreements, except when such actions are taken with DHC's permission, in the ordinary course of business, as required by law or as otherwise specifically permitted by the Recapitalization Agreement.

     ACL Holdings, ACL, the preferred unitholders party to the Recapitalization Agreement and the management unitholders party to the Recapitalization Agreement have represented that they have terminated any discussions with third parties regarding an alternative agreement for the sale, reorganization or restructuring of ACL and have further agreed not to solicit, initiate or encourage any such discussions, except that ACL Holdings and ACL may engage in discussions and negotiate with third parties who make unsolicited proposals where ACL's board of managers determines in good faith that such discussions could lead to an alternative agreement that (1) is on terms that the board of representatives of ACL Holdings determines to be more favorable, from a financial point of view, than the transactions contemplated by the Recapitalization Agreement from the perspective of those to whom fiduciary duties are owed; (2) is reasonably capable of being completed on the terms proposed, taking into account financial, legal, regulatory and other aspects of such terms; and (3) is on terms no more conditional than those contained in the Recapitalization Agreement (a "Superior Proposal").

     Further, ACL Holdings and ACL have agreed to commence a voluntary Chapter 11 case and seek confirmation of the Plan if holders of at least 95% of the outstanding principal amount of the Existing Notes (the Existing Notes held by DHC and contributed to ACL Holdings pursuant to the Recapitalization Agreement shall be deemed to have been tendered in the Exchange Offer and the holders thereof to have consented to the Indenture Amendments for these purposes) do not accept the Exchange Offer and Indenture Amendments by the earlier of the Expiration Date and June 15, 2002. If a Chapter 11 case is commenced, ACL Holdings and ACL will file a motion for approval by the bankruptcy court of the payment of the termination fee and the expense reimbursement described below.

     The consummation of the transactions contemplated under the Recapitalization Agreement is subject to usual and customary conditions in addition to the following conditions:

     - with respect to the obligations of ACL Holdings, ACL and DHC, the Amended and Restated Credit Agreement, or debtor-in-possession and exit credit facilities, shall be in full force and effect;

     - with respect to the obligations of ACL Holdings, ACL, DHC and the preferred unitholders party to the Recapitalization Agreement, the Exchange Offer and Indenture Amendments must be accepted by holders of at least 95% of outstanding principal amount of the Existing Notes (the Existing Notes held by DHC and contributed to ACL Holdings pursuant to the Recapitalization Agreement shall be deemed to have been tendered in the Exchange Offer and consented to the Indenture Amendments for these purposes) or, if the Plan is filed, a bankruptcy court must have confirmed the Plan;

     - with respect to the obligations of ACL Holdings, ACL and DHC, the Existing Receivables Facility must be replaced by a new facility with substantially similar terms; and

     - with respect to the obligations of all parties to the Recapitalization Agreement, all parties to the Mutual Release must consent to, and become party to, the Mutual Release.

     The Recapitalization Agreement may be terminated prior to the closing of the Restructuring:

     - by mutual written consent of DHC and ACL Holdings;

     - by DHC, ACL Holdings or the preferred unitholders (other than management) party thereto on or after August 1, 2002; provided, that the terminating party is not in material breach of the Recapitalization Agreement and is not the cause of the failure to close;

     - by DHC, ACL Holdings or the preferred unitholders (other than management) party thereto if a court or governmental authority has issued a final and nonappealable order, decree or ruling prohibiting the transactions contemplated by the Recapitalization Agreement; provided, that the terminating party is not in material breach of the Recapitalization Agreement and has used reasonable best efforts to avoid issuance of the order, decree or ruling;

     - by either ACL Holdings and ACL, on the one hand, or DHC, on the other hand, if the other materially breaches a representation, warranty, covenant or agreement which would result in a failure of a closing condition and cannot be cured by August 1, 2002;

     - by ACL Holdings so that it may enter into an alternative agreement with a third party that provides for the sale, reorganization or restructuring of ACL; provided, that such alternative agreement is a Superior Proposal;

     - by DHC if the Exchange Offer is not consummated and if a Chapter 11 case is not commenced (including, without limitation, the filing of the Plan and the Disclosure Statement) in a form reasonably satisfactory to DHC, ACL Holdings and ACL by June 15, 2002;

     - by DHC, if a Chapter 11 case is commenced with respect to ACL Holdings or ACL, and there is a failure to meet certain objectives related to transactions contemplated by the Recapitalization Agreement; or

     - by ACL or DHC, if the bankruptcy court approves a Superior Proposal; provided, that ACL's obligations will not be terminated until the termination fee and expense reimbursement (discussed below) are paid if due.

     In the event that the Recapitalization Agreement is terminated, ACL Holdings or ACL will be obligated to pay a termination fee of:

     - $3.0 million, less certain expense reimbursements paid to DHC (discussed below) if (1) DHC terminates the Recapitalization Agreement for a material breach by ACL Holdings or ACL of its representations, warranties, covenants or agreements which would result in a failure of a condition and that cannot be cured by August 1, 2002, (2) ACL Holdings terminates because of a final and nonappealable order, decree or ruling of any court or government authority prohibiting the transactions contemplated by the Recapitalization Agreement, (3) DHC terminates the Recapitalization Agreement because a Chapter 11 case has not been commenced by June 15, 2002, (4) DHC terminates the Recapitalization Agreement because a Chapter 11 case is commenced with respect to ACL Holdings or ACL and certain objectives have not been met, or (5) the Recapitalization Agreement is terminated (a) on or after the August 1, 2002 termination date or (b) because the bankruptcy court approves a Superior Proposal and a transaction for the sale, reorganization or restructuring of ACL to a third party (other than a transaction constituting a Superior Proposal) is consummated; or

     - $4.0 million, less certain expense reimbursements paid to DHC (discussed below), if ACL Holdings terminates following receipt of a Superior Proposal; or

     - $4.0 million, less certain expense reimbursements paid to DHC (discussed below), if the Recapitalization Agreement is terminated (1) after the August 1, 2002 termination date or (2) because the bankruptcy court approves a Superior Proposal and a transaction constituting a Superior Proposal is consummated within twelve (12) months following such termination.

     However, neither ACL Holdings nor ACL is obligated to pay the termination fee if the Recapitalization Agreement is terminated as a direct or indirect result of certain terrorist events, as a result of a breach by ACL Holdings and ACL of their representation regarding knowledge of written notification by their customers of an intent to reduce or terminate business in a manner that would reasonably be expected to cause ACL to lose at least $100.0 million, on a net basis, of projected revenue over the twelve months following execution of the Recapitalization Agreement or concurrent with DHC's material breach of any representation, warranty, covenant or agreement contained in the Recapitalization Agreement.

     The Recapitalization Agreement also provides that, under certain circumstances, all costs and expenses incurred in connection with the Recapitalization Agreement and the transactions contemplated thereunder will be paid by the party incurring such costs, except that ACL Holdings or ACL will be obligated to reimburse DHC's reasonable costs and expenses incurred in connection with the Recapitalization Agreement up to a maximum of $1.0 million in addition to the $1.0 million advanced to DHC prior to the execution of the Recapitalization Agreement.

                  DESCRIPTION OF CREDIT FACILITY ARRANGEMENTS

     The descriptions set forth below do not purport to be complete and are qualified in their entirety by reference to the Credit Facility Forbearance Agreement, the Amendment Agreement and the Amended and Restated Credit Agreement, which are available upon request from ACL.

CREDIT FACILITY FORBEARANCE AGREEMENT

     Pending the satisfaction of the conditions included in the Amendment Agreement, the Existing Credit Agreement will remain in full force and effect subject to the Credit Facility Forbearance Agreement. Pursuant to the Credit Facility Forbearance Agreement, the senior secured lenders under the Existing Credit Facility agreed to refrain from exercising their rights and remedies arising from certain existing events of default under the Existing Credit Agreement until the earlier of (1) August 1, 2002, (2) the occurrence of a forbearance default under the Credit Facility Forbearance Agreement and (3) the consummation of the Restructuring. The Credit Facility Forbearance Agreement also provides that the commencement of a case under Chapter 11 by ACL Holdings, ACL and/or its subsidiaries and the resulting (1) failure to pay interest on the Existing Notes, (2) authorization of the use by ACL Holdings, ACL and/or its subsidiaries of certain collateral and cash collateral of the senior secured lenders and (3) incurrence of loans under a DIP facility will not in and of themselves constitute an event of default under the Existing Credit Agreement or a forbearance default under the Credit Facility Forbearance Agreement.

     Forbearance defaults under the Credit Facility Forbearance Agreement include, but are not limited to, the following:

     - any event of default under the Existing Credit Agreement other than certain acknowledged and existing events of default;

     - a breach of any terms of the Credit Facility Forbearance Agreement;

     - the DHC Lock-Up Agreement and the Noteholders Lock-Up Agreement shall for any reason cease to be in full force and effect to bind holders of at least 66 2/3% of the outstanding aggregate principal amount of the Existing Notes and at least a majority of the holders of the Existing Notes;

     - unless ACL is proceeding with a Chapter 11 case, the Existing Receivables Facility is for any reason terminated, suspended or unwound;

     - unless ACL is proceeding with a Chapter 11 case, the Exchange Offer is withdrawn or modified in a manner that is adverse to the senior secured lenders, or is not accepted by holders of at least 95% of the outstanding aggregate principal amount of the Existing Notes and consummated on or prior to June 15, 2002; or

     - the Recapitalization Agreement is terminated for any reason.

AMENDMENT TO THE EXISTING CREDIT AGREEMENT

     On April 11, 2002, ACL, the administrative agent under the Existing Credit Facility and the requisite senior secured lenders under the Existing Credit Facility entered into the Amendment Agreement to amend the Existing Credit Agreement. The Amendment Agreement provides, among other things, that upon satisfaction of certain conditions precedent (1) the Existing Credit Agreement will be amended and restated in its entirety in the form of the Amended and Restated Credit Agreement (as described below), (2) $50.0 million of the then outstanding revolving credit loans will be converted into a new term loan with the revolving credit commitments permanently reduced by such amount and (3) ACL will be obligated to immediately prepay $25.0 million of the term loans on a pro rata basis (including the new term loan described in (2) above).

     The Amendment Agreement provides that the effectiveness of the Amended and Restated Credit Agreement is subject to certain conditions to be satisfied on a date (the "Restatement Date") on or prior to August 1, 2002, including, but not limited to, the following:

     - ACL Holdings, DHC and certain other parties shall have executed and delivered to the administrative agent the amended and restated limited liability company agreement of ACL Holdings;

     - the Cash Contribution shall have been made and ACL shall have used the cash proceeds thereof for the prepayment of term loans as described above;

     - the Exchange Offer and the Indenture Amendments shall have been commenced on or prior to April 15, 2002, been accepted by holders of at least 95% of the aggregate principal amount of the Existing Notes and the Exchange Offer shall have been consummated on or prior to June 15, 2002; or ACL Holdings shall have commenced a case under Chapter 11 on or prior to June 15, 2002, the Plan shall have been confirmed by the court and become effective and ACL shall have emerged from the Chapter 11 case proceedings on or prior to August 1, 2002;

     - the Restructuring shall have been consummated;

     - the administrative agent under the Existing Credit Agreement shall have received evidence that the Existing Receivables Facility shall have been extended or replaced by a receivables purchase agreement with substantially similar material terms;

     - the cash on hand at ACL and certain of its subsidiaries that are guarantors under the Existing Credit Agreement plus the unused revolving credit commitments under the Existing Credit Agreement shall exceed $10.0 million; and

     - if a case under Chapter 11 shall have been commenced and if any DIP financing shall have been provided to ACL Holdings or ACL, (1) the principal, interest, fees and other amounts due pursuant to such financing shall have been repaid in full, (2) all letters of credit issued pursuant to such DIP facility shall have been cash collateralized or continued pursuant to the Amended and Restated Credit Agreement or supported by standby letters of credit, as required by such DIP facility,
       (3) all commitments to lend pursuant to such financing shall have been permanently terminated and (4) all obligations pursuant or relating to such financing and all security interests related thereto shall have been discharged, other than contingent indemnity obligations.

     The senior secured lenders who have entered into the Amendment Agreement have also authorized the administrative agent to consent to and become party to the Mutual Release on their behalf.

AMENDED AND RESTATED CREDIT AGREEMENT

     Pursuant to the Amendment Agreement, the Amended and Restated Credit Agreement will become effective upon satisfaction of certain conditions contained in the Amendment Agreement, as described above.

     Pursuant to the Existing Credit Agreement, the senior secured lenders previously (1) made Tranche B Term Loans to ACL in an aggregate principal amount equal to $200.0 million, of which approximately $143.9 million is currently outstanding, (2) made Tranche C Term Loans to ACL in an aggregate principal amount equal to $235.0 million, of which approximately $169.4 million is currently outstanding and (3) extended and agreed to extend credit to ACL in the form of revolving loans and letters of credit in an aggregate principal amount not to exceed $100.0 million, of which approximately $84.0 million is currently outstanding in the form of revolving loans and approximately $15.4 million is currently outstanding in the form of letters of credit.

     Pursuant to the terms of the Amendment Agreement described above, $50.0 million of the outstanding revolving loans as of the Restatement Date will be converted into Tranche A Term Loans with the revolving credit commitments permanently reduced by such amount. On the Restatement Date, ACL will be required to prepay $25.0 million aggregate principal amount of the outstanding term loans on a pro rata basis. JPMorgan, continuing as the Issuing Bank under the Amended and Restated Credit Agreement, has agreed to continue to issue letters of credit, in an aggregate face amount not to exceed $25.0 million to support payment obligations incurred in the ordinary course of business of ACL and its subsidiaries. It is anticipated that as of the Restatement Date the revolving facility will be fully utilized.

     The revolving loans under the Amended and Restated Credit Agreement mature on June 30, 2005. The Tranche A Term Loans under the Amended and Restated Credit Agreement mature on June 30, 2005. The Tranche B Term Loans under the Amended and Restated Credit Agreement mature on June 30, 2006, and will be amortized quarterly from December 31, 2002 through March 31, 2006. Tranche B Term Loans will be amortized quarterly pursuant to the following schedules as set forth in the Amended and Restated Credit Agreement:

                      DATE                          AMOUNT
                      ----                        -----------
December 31, 2002                                 $   171,197
March 31, 2003                                        171,197
June 30, 2003                                         171,197
September 30, 2003                                  3,423,906
December 31, 2003                                   3,423,906
March 31, 2004                                      3,423,906
June 30, 2004                                       3,423,906
September 30, 2004                                 12,839,644
December 31, 2004                                  12,839,644
March 31, 2005                                     12,839,644
June 30, 2005                                      12,839,644
September 30, 2005                                 17,119,527
December 31, 2005                                  17,119,527
March 31, 2006                                     17,119,527

     The Tranche C Term Loans under the Amended and Restated Credit Agreement mature on June 30, 2007, and will be amortized quarterly pursuant to the following schedules as set forth in the Amended and Restated Credit Agreement:

                     DATE                           AMOUNT
                     ----                        ------------
December 31, 2002                                $    170,882
March 31, 2003                                        170,882
June 30, 2003                                         170,882
September 30, 2003                                    170,882
December 31, 2003                                     170,882
March 31, 2004                                        170,882
June 30, 2004                                         170,882
September 30, 2004                                    170,882
December 31, 2004                                     170,882
March 31, 2005                                        170,882
June 30, 2005                                         170,882
September 30, 2005                                    170,882
December 31, 2005                                     170,882
March 31, 2006                                        170,882
June 30, 2006                                         170,882
September 30, 2006                                 38,790,074
December 31, 2006                                  38,790,074
March 31, 2007                                     38,790,074

Such prepayments will be applied pro rata among the outstanding term loans, first, in chronological order to installments of principal scheduled to be paid within 12 months after such prepayment, and second, pro rata against the remaining scheduled installments of principal of the outstanding term loans. The loans bear interest at a floating rate and may be maintained as either ABR Borrowings (as defined in the Amended and Restated Credit Agreement) or Eurodollar Borrowings (as defined in the Amended and Restated Credit Agreement). Loans comprising each ABR Borrowing bear interest at an annual rate equal to the greatest of (a) the prime rate (of the administrative agent) in effect on such date, (b) a certain Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%; plus, in each case, an applicable margin based on a certain consolidated leverage ratio for ACL. The loans comprising each Eurodollar Borrowing bear interest at an annual rate equal to the product of (a) the LIBOR Rate (as defined in the Amended and Restated Credit Agreement) in effect for such interest period and (b) Statutory Reserves (as defined in the Amended and Restated Credit Agreement); plus an applicable margin based on a certain consolidated leverage ratio for ACL. In the case of loans comprising each ABR Borrowing, interest payment dates will be quarterly. In the case of loans comprising Eurodollar Borrowing, interest payment dates will generally be on the last day of each relevant interest period and in the case of any interest period longer than three months, on each day that would have been an interest payment date had successive interest periods of three months' duration been applicable to such loans. The obligations under the Amended and Restated Credit Agreement will be guaranteed by ACL Holdings and substantially all of ACL's domestic subsidiaries (other than its accounts receivables subsidiary). The obligations under the Amended and Restated Credit Agreement will be secured by substantially all of the assets of ACL Holdings, ACL and the subsidiary guarantors. The guarantee and security agreements under the Existing Credit Agreement will remain in effect with respect to the Amended and Restated Credit Agreement.

     ACL may at any time, in whole or in part, terminate, or from time to time reduce without premium or penalty, the Revolving Loan commitments provided that any partial reduction of the Revolving Loan commitments is in integral multiples of $1.0 million and in a minimum amount of $1.0 million. ACL has the right to prepay any and all loans under the Amended and Restated Credit Agreement provided that each partial prepayment is in an amount that is an integral multiple of $1.0 million and not less than $3.0 million.

     The Amended and Restated Credit Agreement requires ACL to prepay all outstanding revolving loans on the date the commitments for the revolving loans are terminated. In addition to the quarterly amortization of the term loans and the mandatory payments described above, ACL is required to prepay the term loans with:

     - 100% of the net proceeds of certain asset sales and increases in size of the receivables program under the Receivables Purchase Agreement;

     - 100% of the net proceeds from certain equity issuances;

     - 75% of excess cash flow as defined in the Amended and Restated Credit Agreement;

     - 100% of the net proceeds from certain issuances or incurrence of indebtedness or as a result of certain sale and leaseback transactions; and

     - 100% of proceeds from certain casualty and condemnation awards.

     The Amended and Restated Credit Agreement contains a number of covenants that, among other things, restrict ACL and its subsidiaries' ability to:

     - incur additional indebtedness;

     - create, incur, assume or permit to exist liens on property and assets;

     - enter into sale and lease-back transactions;

     - make investments, loans and advances;

     - engage in mergers or consolidations or the sale or other disposition of assets;

     - declare or pay dividends and make distributions or restrict the ability of ACL's subsidiaries to pay dividends and make distributions;

     - enter into transactions with affiliates;

     - enter into new lines of business; and

     - incur capital expenditures exceeding certain specified amounts.

     The Amended and Restated Credit Agreement also requires that ACL comply with a consolidated senior leverage ratio, a consolidated interest coverage ratio and a rent adjusted consolidated senior leverage ratio. In addition, the Amended and Restated Credit Agreement limits the amount of ACL's annual rent expense to certain amounts during specified time periods.

     The Amended and Restated Credit Agreement includes customary events of default, including, but not limited to, the following:

     - any representation or warranty made or deemed made is false or misleading in any material respect on or as of the date made or deemed made;

     - the failure to pay principal on any loan when due or any interest or other amount that becomes due within five business days after the due date thereof;

     - the default in the performance of negative covenants or a default in the performance of other covenants or agreements for a period of thirty days following notice to ACL;

     - default on the payment of principal or interest on other indebtedness with a principal amount in excess of $5.0 million when due and payable or the default in the performance of covenants or agreements under the agreements governing such other indebtedness that has caused, or permits, the holders of such indebtedness to declare the indebtedness due and payable prior to its stated maturity;

     - certain bankruptcy and insolvency events;

     - the incurrence of any judgment or order, not covered by insurance, for the payment of money in an amount in excess of $5.0 million that has not been discharged within 30 days; and

     - a change in control event as defined in the Amended and Restated Credit Agreement.

DIP FACILITY AND EXIT FACILITY

     In the event that ACL pursues the Restructuring through a bankruptcy proceeding under Chapter 11, JPMorgan has provided a commitment to provide the DIP Facility of up to $65.0 million. The availability of the borrowings under the DIP Facility will be subject to certain borrowing base requirements and the initial extension of credit thereunder will be subject to certain customary conditions for DIP financing facilities.

     Upon the approval of the Plan by the Bankruptcy Court and subject to the satisfaction of the conditions precedent included in the Amendment Agreement, some of which are described above, the Amended and Restated Credit Agreement will become effective and serve as our exit facility.

                           DESCRIPTION OF RECEIVABLES
                             FACILITY ARRANGEMENTS

RECEIVABLES FACILITY WAIVER

     Pursuant to the terms of the Receivables Facility Waiver, certain existing defaults and obligations of American Commercial Lines Funding Corporation, as seller, and ACBL, as the servicer under the Existing Receivables Facility, were waived until the earlier of (a) 5:00 p.m. on June 30, 2002, (b) such time as ACBL or any affiliate of ACBL shall initiate any proceeding for the relief of debtors, including the filing of a petition for bankruptcy protection and (c) a termination event occurs under the Receivables Purchase Agreement. The Receivables Facility Waiver also amended the Receivables Purchase Agreement to, among other things, extend the termination date of the Receivables Purchase Agreement from April 30, 2002 to June 30, 2002 and add as additional termination events under the Receivables Purchase Agreement the failure of American Commercial Lines Funding Corporation or ACBL to replace the Existing Receivables Facility or make certain payments under the Receivables Purchase Agreement on or before June 30, 2002.

     ACL is currently in discussions with certain lenders to replace the Existing Receivables Facility with a new receivables facility on substantially the same terms as the Existing Receivables Facility.

                      DESCRIPTION OF THE NEW SENIOR NOTES

GENERAL

     The New Senior Notes will be issued pursuant to an indenture (the "Senior Indenture") among American Commercial Lines LLC and ACL Capital Corp. (collectively, the "Issuers"), the Subsidiary Guarantors and The Bank of New York, as trustee (the "Trustee"). The terms of the New Senior Notes include those stated in the Senior Indenture and those made part of the Senior Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The New Senior Notes are subject to all such terms, and prospective Holders are referred to the Senior Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Senior Indenture does not purport to be complete and is qualified in its entirety by reference to the Senior Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this summary, the term "Company" refers only to American Commercial Lines LLC and not to any of its Subsidiaries.

     The New Senior Notes will be general unsecured senior obligations of the Issuers, will rank pari passu in right of payment with all existing and future senior debt of the Issuers and will rank senior in right of payment to all subordinated indebtedness of the Issuers. The Issuers' obligations under the New Senior Notes will be jointly and severally and unconditionally guaranteed on an unsecured, senior basis (the "Subsidiary Guarantees") by the Company's domestic Subsidiaries (other than ACL Capital Corp., any Accounts Receivable Subsidiary and certain Subsidiaries of the Company without substantial assets or operations). See "-- Subsidiary Guarantees."

     The New Senior Notes will be effectively subordinated in right of payment to any secured indebtedness of the Issuers or the Subsidiary Guarantors to the extent of the value of the assets serving as security for such secured indebtedness. As of December 28, 2001, the Issuers and the Subsidiary Guarantors had approximately $397.3 million in outstanding secured indebtedness under the Senior Credit Facilities, and, after given pro forma effect to the Restructuring and assuming that all the Existing Notes are tendered in the Exchange Offer, the Issuers and the Subsidiary Guarantors would have had approximately $378.4 million in outstanding secured indebtedness, including $5.9 million in capital lease obligations and $0.2 million in other debt. After consummation of the Restructuring, no additional borrowings will be available under the Senior Credit Facilities. The New Senior Notes will also be effectively subordinated to all liabilities of Subsidiaries of the Issuers which are not Subsidiary Guarantors, initially the Foreign Subsidiaries and American Commercial Lines Funding Corporation, a Delaware corporation, and River Terminal Properties, L.P., a Tennessee limited partnership. As of December 28, 2001, the Company's Subsidiaries which are not Subsidiary Guarantors (other than its Accounts Receivable Subsidiary) had $13.0 million in outstanding liabilities other than intercompany indebtedness. The Senior Indenture permits the Issuers and their Subsidiaries to incur additional indebtedness (including senior indebtedness), subject to certain limitations.

     The operations of the Company are conducted through its Subsidiaries and, therefore, the Company will be dependent upon the cash flow of such Subsidiaries to meet its obligations, including its obligations under the New Senior Notes. As of the date of the Senior Indenture, all of the Company's Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Senior Indenture.

     ACL Capital is a wholly owned subsidiary of the Company that was incorporated in Delaware solely for the purpose of serving as a co-issuer of the Existing Notes and other debt obligations of the Company in order to accommodate the issuance of the Existing Notes and other debt obligations by the Company. The Company believes that certain prospective Holders may be restricted in their ability to purchase debt securities of limited liability companies, such as the Company, unless such debt securities are jointly issued by a corporation. ACL Capital does not have any operations or any assets (other than the $100.00 contributed to it in connection with its formation) and does not have any revenues. As a result, Holders should not expect

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

ACL Capital to participate in servicing the interest and principal obligations on the New Senior Notes. See "-- Certain Covenants -- Restrictions on Activities of ACL Capital Corp."

BOOK ENTRY, DELIVERY AND FORM

     The New Senior Notes will be issued in the form of one or more global New Senior Notes (each a "Global Note" and collectively the "Global Notes"). The Global Notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in a Global Note will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC.

     Ownership of beneficial interests in a Global Note will be limited to Persons who have accounts with DTC ("Participants") or Persons who hold interests through Participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of Persons other than Participants).

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Senior Notes represented by such Global Note for all purposes under the Senior Indenture and the New Senior Notes. Except as provided below, beneficial owners of an interest in a Global Note will not be entitled to have New Senior Notes registered in their names, will not receive or be entitled to receive physical delivery of New Senior Notes in definitive form and will not be considered the owners or holders thereof under the Senior Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with Applicable Procedures.

     Payments on a Global Note will be made to DTC or its nominee as the registered owner or holder thereof. Payments of all such amounts will be made without deduction or withholding for or on account of any present or future taxes, duties assessments or governmental charges of whatever nature except as may be required by law. The Issuers understand that under existing industry practice, in the event that the Issuers request Holders, or an owner of beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take the action or would otherwise act upon the instruction of the beneficial owners. None of the Issuers, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment in respect of the Global Note representing any New Senior Notes held by it or its nominee, will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such New Senior Notes as shown on the records of DTC or its nominee. The Company also expects that payments by Participants will be governed by standing instructions or customary practices, as is now the case with securities held for the accounts of customers registered in the name of nominees for such customers. Such payments will be the responsibility of such Participants.

     Transfers between Participants in DTC will be effected in the ordinary way in accordance with Applicable Procedures. The laws of some states require that certain Persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Global Note to such Persons may be limited. Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants (as defined below) and certain banks, the ability of a Person having a beneficial interest in the Global Note to pledge such interest to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate of such interest.

     DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC and facilitates the clearance and settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

     Although DTC is expected to follow the foregoing procedures to facilitate transfers of interests in the Global Note among Participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance of DTC or the Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

DEFINITIVE NOTES

     New Senior Notes represented by certificates in definitive form registered in the names of the beneficial owners thereof or their nominees ("Definitive Notes") shall be transferred to all beneficial owners in exchange for their beneficial interests in the Global Note if either (i) the Issuers deliver to the Trustee notice from DTC or any successor depositary (the "Exchange Agent") that it is unwilling or unable to continue as Exchange Agent for such Global Note or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Exchange Agent is not appointed by the Issuers within 120 days of such notice from the Exchange Agent, (ii) the Issuers in their sole discretion determine that the Global Note (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee or (iii) an Event of Default has occurred and is continuing with respect to the New Senior Notes and the Registrar has received a request from the Exchange Agent to issue Definitive Notes in lieu of all or a portion of the Global Notes (in which case the Issuers shall deliver Definitive Notes within 30 days of such request).

     Neither the Company nor the Trustee will be liable for any delay by the Exchange Agent or its nominee in identifying the beneficial owners of the New Senior Notes, and each such Person may conclusively rely on, and will be protected in relying on, instructions from such Exchange Agent or nominee for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the New Senior Notes to be issued).

PRINCIPAL, MATURITY AND INTEREST

     The New Senior Notes will be general unsecured senior obligations of the Issuers and will be limited in an aggregate principal amount of $120.0 million, plus an additional amount, not to exceed $20.0 million, calculated based on the accrued and unpaid interest on the Existing Notes through the date of original issuance of the New Senior Notes, and will mature on January 1, 2008. Interest on the New Senior Notes is payable in cash at a rate of 11.25% per annum semiannually in arrears on June 30 and December 31 of each year, commencing June 30, 2002, to Holders of record on the immediately preceding June 15 and December 15.

     Additional senior indebtedness may be issued from time to time, subject to the provisions of the Senior Indenture described below under the caption
"-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock." Interest on the New Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the New Senior Notes will be payable at the office or agency of the Issuers maintained for such purpose within the City and State of New York or, at the option of the Issuers, payment of interest may be made by check mailed to Holders at their respective addresses set forth in the register of Holders; provided, that all payments of principal, premium, if any, and interest with respect to the New Senior Notes, the Holders of which have given wire transfer instructions to the Issuers will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Issuers, the Issuers' office or agency in New York under the Senior Indenture will be the office of the Trustee maintained for such purpose. The New Senior Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBSIDIARY GUARANTEES

     The Issuers' payment obligations under the New Senior Notes will be jointly and severally and unconditionally guaranteed on an unsecured, senior basis by the Subsidiary Guarantors. Initially, the Subsidiary Guarantors will be American Commercial Barge Line LLC, a Delaware limited liability company, Louisiana Dock Company LLC, a Delaware limited liability company, American Commercial Terminals LLC, a Delaware limited liability company, American Commercial Terminals-Memphis LLC, a Delaware limited liability company, Jeffboat LLC, a Delaware limited liability company, American Commercial Lines International LLC, a Delaware limited liability company, Orinoco TASA LLC, a Delaware limited liability company, Orinoco TASV LLC, a Delaware limited liability company, Lemont Harbor & Fleeting Services LLC, a Delaware limited liability company, ACBL Liquid Sales LLC, a Delaware limited liability company, American Commercial Logistics LLC, a Delaware limited liability company and Houston Fleet LLC, a Delaware limited liability company. Additionally, all future domestic Restricted Subsidiaries of the Company other than any Accounts Receivable Subsidiary are expected to be Subsidiary Guarantors. The Subsidiary Guarantee of each Subsidiary Guarantor will rank pari passu in right of payment with all existing and future senior indebtedness of such Subsidiary Guarantor and will rank senior in right of payment to all subordinated indebtedness of such Subsidiary Guarantor. Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering the applicable Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally or otherwise being void, voidable or unenforceable under any bankruptcy, reorganization, insolvency, liquidation or other similar legislation or legal principles under any applicable foreign law. Each Subsidiary Guarantor that makes payment or a distribution under its Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based upon the Adjusted Net Assets of each such other Subsidiary Guarantor. If a Subsidiary Guarantee were to be rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guarantee could be reduced to zero.

     The Senior Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another corporation, Person or entity whether or not affiliated with such Subsidiary Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture, in form and substance reasonably satisfactory to the Trustee, under the New Senior Notes and the Senior Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) the Issuers would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock"; provided, that the merger of any Subsidiary Guarantor with or into the Company or another Subsidiary Guarantor under circumstances where the Company or such Subsidiary Guarantor, as applicable, is the surviving Person shall not be subject to the foregoing provisions.

     The Senior Indenture provides that in the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the

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

Capital Stock of any Subsidiary Guarantor, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the Capital Stock of such Subsidiary Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided, that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Senior Indenture. See "-- Certain Covenants -- Asset Sales."

OPTIONAL REDEMPTION

     The New Senior Notes are redeemable by the Issuers or any of their permitted assigns at any time on or after February 1, 2005, at the option of the Issuers or their permitted assigns, in whole or in part, upon not less than 30 nor more than 60 days' notice, in cash at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date (subject to the rights of Holders of record on the relevant regular record date that is on or prior to the redemption date to receive interest due on the relevant interest payment date), if redeemed during the periods as indicated below:

PERIOD                                                         PERCENTAGE
------                                                         ----------
February 1, 2005 - December 31, 2005........................    105.6250%
January 1, 2006 - December 31, 2006.........................    102.8125%
January 1, 2007 and thereafter..............................    100.0000%

     Notwithstanding the foregoing, at any time prior to February 1, 2005, the Issuers or their permitted assigns may on any one or more occasions redeem up to 35% of the aggregate principal amount of the New Senior Notes originally issued, in whole or in part, at a redemption price of 111.25% of the principal amount thereof plus accrued and unpaid interest thereon to the redemption date (subject to the rights of Holders of record on the relevant regular record date that is on or prior to the redemption date to receive interest due on the relevant interest payment date) with the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of the New Senior Notes originally issued remain outstanding immediately after the occurrence of such redemption (excluding New Senior Notes held by the Issuers and their Subsidiaries or any of their permitted assigns, as applicable); provided, further, that such redemption shall occur within 60 days of the date of the closing of such Equity Offering; and provided, further, that none of the New Senior Subordinated Notes remain outstanding at the time of such redemption.

     At any time prior to February 1, 2005, the New Senior Notes may be redeemed, in whole or in part, at the option of the Issuers or their permitted assigns at once or from time to time, upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to the registered address of each Holder, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon to the redemption date (subject to the rights of Holders of record on the relevant regular record date that is on or prior to the redemption date to receive interest due on the relevant interest payment date) plus the Applicable Premium thereon to the redemption date. Holders will also have certain rights to require the Issuers to make an offer to repurchase their New Senior Notes upon a Change of Control or an Asset Sale. See "-- Repurchase at the Option of Holders -- Change of Control" and "-- Certain Covenants -- Asset Sales."

     The Issuers shall have the right to assign any of their rights to redemption under the Senior Indenture to any Parent Company.

     "Applicable Premium" means, with respect to any New Senior Note at any redemption date, the greater of (i) 1.0% of the principal amount of such New Senior Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such New Senior Note at February 1, 2005, (such redemption price being set forth in the table above) plus (2) all required interest payments due on such New Senior Note through February 1, 2005, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such New Senior Note.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15(519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to February 1, 2005; provided, however, that if the period from the redemption date to February 1, 2005 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to February 1, 2005 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

SELECTION AND NOTICE

     If less than all of the New Senior Notes are to be redeemed at any time, selection of New Senior Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such New Senior Notes are listed, or, if such New Senior Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, that no New Senior Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of New Senior Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any New Senior Note is to be redeemed in part only, the notice of redemption that relates to such Senior Note shall state the portion of the principal amount thereof to be redeemed. A New Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original New Senior Note. New Senior Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on New Senior Notes or portions of them called for redemption unless the Issuers or any of their permitted assigns, as applicable, default in making such redemption payment.

MANDATORY REDEMPTION

     The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the New Senior Notes.

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, if the Issuers or any of their permitted assigns, as applicable, do not redeem all of the New Senior Notes as described under "-- Optional Redemption" prior to 60 days after the Change of Control, each Holder of New Senior Notes will have the right to require the Issuers to make an offer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's New Senior Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon to the date of repurchase (in either case, the "Change of Control Payment"). Within 30 days following any Change of Control, the Issuers will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Senior Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Senior Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Senior Notes as a result of a Change of Control.

     On or before the Change of Control Payment Date, the Issuers will, to the extent lawful, (1) accept for payment all New Senior Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all New Senior Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the New Senior Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of New Senior Notes or portions thereof being purchased by the Issuers. The Paying Agent will promptly mail to each Holder of New Senior Notes so tendered the Change of Control Payment for such New Senior Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a New Senior Note equal in principal amount to any unpurchased portion of the New Senior Notes surrendered, if any; provided, that each such New Senior Note will be in a principal amount of $1,000 or an integral multiple thereof. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Except as described above with respect to a Change of Control, the Senior Indenture does not contain provisions that permit the Holders of the New Senior Notes to require that the Issuers repurchase or redeem the New Senior Notes in the event of a takeover, recapitalization or similar transaction. The Senior Credit Facilities currently prohibit the Issuers from purchasing the New Senior Notes under any circumstances and provides that certain change of control events with respect to the Issuers would constitute a default thereunder. Any New Credit Facility or other future credit or financing agreement or other agreements to which the Issuers may become party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuers are prohibited from purchasing New Senior Notes, the Issuers could seek the consent of necessary parties to the purchase of New Senior Notes or could attempt to renegotiate, refinance or extinguish the agreements that contain any such prohibition. If the Issuers do not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing New Senior Notes. Any failure by the Issuers to repurchase tendered New Senior Notes, as a result of any such conflict with other agreements or otherwise, would constitute an Event of Default under the Senior Indenture which would, in turn, constitute a default under the Senior Credit Facilities.

     The Issuers shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of New Senior Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the covenant described hereunder by virtue thereof.

     The Issuers are not required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Indenture applicable to a Change of Control Offer made by the Issuers and purchases all New Senior Notes validly tendered and not withdrawn under such Change of Control Offer.

     The following are definitions applicable to the foregoing covenant:

     "Approved DHC Investor" means, any Person that acquires or requests to acquire, shares of common stock of DHC, pursuant to a transaction determined by at least a majority of the members of the Board of Directors of DHC (who are not representatives, nominees or Affiliates of such Person), after receiving advice from one or more investment banking firms and outside counsel, to be in the best interests of DHC and its stockholders.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Parent or a wholly owned subsidiary of the Parent or any Principal or Principals, (ii) the adoption of a plan relating to the liquidation or dissolution of the Parent (except any recapitalization or incorporation of the Parent in contemplation of an initial public offering of Capital Stock of the Parent or its successor and other than the liquidation of Parent with and into DHC or any Related Party of DHC) or ACL Capital, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Issuers (measured by voting power rather than number of shares), (iv) the first day on which a majority of the members of the Board of Managers are not Continuing Directors or (v) the first day on which the Parent or the Company fails to own 100% of the issued and outstanding Equity Interests of ACL Capital.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Issuers to repurchase such New Senior Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Managers who (i) was a member of such Board of Managers on the date of the Senior Indenture or (ii) was nominated for election or elected to such Board of Managers with the approval of (A) a majority of the Continuing Directors who were members of such Board of Managers at the time of such nomination or election or (B) one or more of the Principals pursuant to the LLC Agreement.

     "Management Investors" means the officers and employees of the Parent, the Company or a Subsidiary of the Company who acquire Voting Stock of the Parent or the Company on or after the date of the Senior Indenture.

     "Principals" means (i) DHC and the Management Investors; (ii) any Related Party of a Person referred to in clause (i); and (iii) any Person or group of Persons which holds, directly or indirectly, Equity Interests in the Parent so long as a majority of the Voting Stock in the Parent is beneficially owned by the Persons referred to in clauses (i) and (ii).

     "Related Party" means (a) with respect to DHC (i) DHC, any direct or indirect wholly owned subsidiary of DHC, and any Approved DHC Investor, officer, director or employee of DHC, or any wholly owned subsidiary of DHC, (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the officers, directors and employees referred to in clause (a)(i) above or (iii) any trust, corporation or partnership 100%-in-interest of the beneficiaries, stockholders or partners of which consists of one or more of the persons described in clause (a)(i) or (ii) above; or (b) with respect to any Management Investor (i) any spouse or lineal descendant (including by adoption and stepchildren) of such officer or employee or (ii) any trust, corporation or partnership 100%-in-interest of the beneficiaries, stockholders or partners of which consists of such officer or employee, any of the persons described in clause (b)(i) above or any combination thereof.

CERTAIN COVENANTS

ASSET SALES

     The Senior Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless
(i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Managers set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided, that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent statement of financial position), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may, at its option and to the extent the Company elects, (a) apply such Net Proceeds to permanently repay Senior Debt (with the permanent reduction of the related commitment to lend or amount available to be reborrowed in the case of a revolving credit facility), or (b) apply such Net Proceeds to the acquisition of a majority of the assets of, or a majority of the Voting Stock of, another Permitted Business, the making of a capital expenditure or the acquisition of other long-term assets that are used or useful in a Permitted Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Senior Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Senior Indenture provides that the Issuers will be required to make an offer to all Holders of New Senior Notes (an "Asset Sale Offer") to purchase the maximum principal amount of New Senior Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of repurchase (subject to the rights of Holders of record on the relevant record date that is on or prior to the date of repurchase to receive interest due on the relevant interest payment date), in accordance with the procedures set forth in the Senior Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Senior Indenture. If the aggregate principal amount of New Senior Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the New Senior Notes to be purchased on a pro rata basis among the Holders of New Senior Notes, based upon the aggregate outstanding principal amount of the New Senior Notes. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. The Issuers will be entitled to reduce any obligation to make an Asset Sale Offer under the Senior Indenture by an amount equal to the aggregate principal amount of New Senior Notes purchased by the Issuers in transactions other than those in which New Senior Notes were redeemed or required to be purchased by the Issuers pursuant to the terms of the Senior Indenture within the previous 365 days immediately preceding the date on which the aggregate amount of Excess Proceeds exceeds $10.0 million.

     Notwithstanding the first paragraph of this section, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such first paragraph if (i) (A) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of (as evidenced by a resolution of the Board of Managers and in the case of consideration with a fair market value in excess of $10.0 million, accompanied by a valuation opinion issued by an accounting, appraisal or investment banking firm of national standing) and (B) at least 75% of the consideration for such Asset Sale constitutes a controlling interest in a Permitted Business, long-term assets used or useful in such business and/or cash or Cash Equivalents; provided that any cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall be added to Excess Proceeds, (ii) the Asset Sale qualifies as a Jeffboat Sale and Leaseback Transaction under any New Credit Facility or (iii) the Net Proceeds of such Asset Sale are used to repay term loans under any New Credit Facility.

RESTRICTED PAYMENTS

     The Senior Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including,

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without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuers) any Equity Interests of the Company, any direct or indirect parent of the Company or any Restricted Subsidiary of the Company (unless owned by the Company or a Restricted Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the New Senior Notes, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Senior Indenture (including Restricted Payments permitted by clauses (i), (iv), (vi) and (viii) of the next succeeding paragraph and excluding Restricted Payments permitted by clauses
     (ii), (iii), (v), (vii), (ix) and (x) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of this Indenture, to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net proceeds (including the fair market value of non-cash proceeds determined in good faith by the Board of Managers) received by the Company since the date of the Senior Indenture as a contribution to its equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock of the Company) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests or Disqualified Stock or convertible debt securities sold to a Subsidiary of the Company), plus (iii) to the extent that any Restricted Investment that was made after the date of the Senior Indenture is sold for cash or otherwise liquidated for or repaid in cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) 100% of any dividends, distributions or loan repayment received by the Company or a Wholly Owned Restricted Subsidiary after the date of the Senior Indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends, distributions or loan repayment were not otherwise included in Consolidated Net Income of the Company for such period, plus (v) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the Senior Indenture, the lesser of (A) the fair market value of the Company's Investment in such Subsidiary as of the date of such redesignation or (B) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary. Any non-cash contribution or series of related non-cash contributions to equity capital in excess of $5.0 million in fair market value shall be included in the foregoing sum only if accompanied by a supporting valuation opinion issued by an accounting, appraisal or investment banking firm of national standing.

     The foregoing provisions will not prohibit: (i) the payment of any dividend otherwise prohibited hereunder within 60 days after the date of declaration thereof, if at said date of declaration such payment
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would have complied with the provisions of the Senior Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of (A) any Indebtedness that is subordinated to the New Senior Notes or (B) any Equity Interests of the Company, in each case in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Permitted Refinancing Indebtedness of the Company that is subordinated to the New Senior Notes, or Equity Interests of the Company (other than any Disqualified Stock of the Company), or from the net cash proceeds of a common equity capital contribution to the Company; provided, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph; (iii) the defeasance, retirement, redemption, repurchase or other acquisition of Indebtedness that is subordinated to the New Senior Notes with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the redemption, repurchase, retirement, defeasance or other acquisition of any indebtedness following a Change of Control pursuant to provisions of such Indebtedness substantially similar to those described under the "-- Repurchase at the Option of Holders -- Change of Control" covenant above after the Company shall have complied with the provisions under such covenant, including the payment of the applicable Change of Control Payment; (v) the repurchase of the New Senior Subordinated Notes following an Asset Sale pursuant to the Senior Subordinated Indenture after the Company shall have complied with the provisions of "-- Asset Sales"; (vi) the payment of any pro rata dividends or distributions on Capital Stock of Restricted Subsidiaries held by minority stockholders; (vii) so long as any New Senior Notes are outstanding and no Default or Event of Default shall have occurred and be continuing immediately after such transaction, (A) the repurchase, redemption or other acquisition or retirement for value by the Company, or the distribution by the Company to the Parent of funding to permit the repurchase, redemption or other acquisition or retirement for value by the Parent, of any Equity Interests of the Parent, the Company or any Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management or by any former employee of the Company or any of its Subsidiaries pursuant to any equity subscription agreement or stock option agreement; provided, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of $5.0 million in any twelve-month period or $10.0 million in the aggregate, plus the cash proceeds of any "key man" life insurance policy received by the Company with respect to the owner of, and any cash proceeds paid to the Company in connection with the issuance or exercise of, any management or employee Equity Interests so acquired, and excluding repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options, and (B) the making of loans or advances to employees of the Company or the Parent, in the ordinary course of business, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time; (viii) so long as the Company is a limited liability company (or a corporation filing consolidated, combined or unitary tax returns with the Parent), distributions to the Parent as sole member (or shareholder) of the Company in an aggregate amount, with respect to any period after the date of the Senior Indenture, not to exceed the Tax Amount for the Company with respect to any such period; (ix) distributions to the Parent with respect to any period after the date of the Senior Indenture in an amount not to exceed the operating expenses of the Parent for such period, but only to the extent such costs (A) are directly related to the general and administrative expenses of the Parent, the Company or its Restricted Subsidiaries and not to any other business, subsidiary or investment of the Parent, (B) are not otherwise paid for by the Company or its Restricted Subsidiaries and (C) are not payments in respect of any Equity Interests or Indebtedness of the Parent or of any Affiliate of the Parent; provided, that the aggregate amount of any such distributions in any twelve-month period shall not exceed $3.0 million; (x) cash payments by the Company or its subsidiaries in connection with the consummation of the Restructuring; and (xi) the distribution or transfer of the stock of American Commercial Lines Funding Corporation by the Company and/or Parent to DHC or its Related Parties.

     The Board of Managers may designate any Restricted Subsidiary, other than ACL Capital, to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal

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to the fair market value of such Investments at the time of such designation.
Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Managers whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Issuers shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant entitled "-- Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Senior Indenture.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK

     The Senior Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock; provided, that the Issuers may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and the Company's Subsidiaries may incur Indebtedness if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.00 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1) the incurrence by the Issuers or any Restricted Subsidiary of Indebtedness under the Senior Credit Facilities or another New Credit Facility; provided, that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) outstanding under all New Credit Facilities after giving effect to such incurrence does not exceed an amount equal to $535.0 million, less any amount of such Indebtedness permanently repaid (and a permanent reduction of the related commitment to lend or amount available to be reborrowed in the case of a revolving credit facility) as provided under the caption entitled "-- Asset Sales";

          (2) the incurrence by the Company and its Subsidiaries of Existing Indebtedness;

          (3) the incurrence by the Issuers of Indebtedness represented by the New Senior Notes and the incurrence by the Subsidiary Guarantors of Indebtedness represented by the Subsidiary Guarantees;

          (4) the incurrence by the Issuers of Indebtedness represented by the New Senior Subordinated Notes and the incurrence by the Subsidiary Guarantors of Indebtedness represented by the Guarantees of the New Senior Subordinated Notes and additional New Senior Subordinated Notes and the Subsidiary Guarantees thereof issued for the payment of interest on such New Senior Subordinated Notes;

          (5) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations or Purchase Money Indebtedness, at any time outstanding in an aggregate principal amount not to exceed the greater of (A) 10% of Total Assets and
     (B) $75.0 million;

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          (6) the incurrence by the Company or any of its Restricted
     Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Senior Indenture to be incurred under the first paragraph hereof or clause (1),
     (2), (3), (4), (5), (6) or (9) of this paragraph;

          (7) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness owing to and held by any Wholly Owned Restricted Subsidiary or owing to and held by the Company; provided, that
     (i) if one of the Issuers is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the New Senior Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary thereof shall be deemed to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7) and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary thereof shall be deemed to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

          (8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations incurred with respect to any Indebtedness or Obligation that is permitted by the terms of the Senior Indenture to be outstanding;

          (9) the incurrence by the Company or any Subsidiary Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $40.0 million;

          (10) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt; provided, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (10);

          (11) the incurrence of Indebtedness of the Company and its Restricted Subsidiaries (including letters of credit) in respect of performance bonds, bankers' acceptances, letters of credit, performance, bid, surety or appeal bonds or similar bonds and completion guarantees provided by the Company and its Restricted Subsidiaries in the ordinary course of their business and consistent with past practices and which do not secure other Indebtedness;

          (12) Indebtedness of the Company and its Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in any case incurred in connection with the disposition of any business, assets or Subsidiary of the Company (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition), in an aggregate principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary of the Company in connection with such disposition;

          (13) Indebtedness of the Company or a Restricted Subsidiary owed to (including obligations in respect of letters of credit for the benefit of) any Person in connection with worker's compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to the Company or such Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business and consistent with past practices;

          (14) the Guarantee by the Issuers or any Restricted Subsidiary of Indebtedness of the Company or a Subsidiary of the Company that is not prohibited by another provision of this covenant;

          (15) the incurrence by Foreign Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $20.0 million;

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          (16) Acquired Debt; provided, that pro forma for the transactions that result in the incurrence of such Acquired Debt, the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition; and

          (17) Indebtedness incurred in connection with a transaction pursuant to and in compliance with the caption entitled "-- Sales of Accounts Receivable."

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuers shall, in their sole discretion, classify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

     The Senior Indenture provides that the Company will not permit any of its Restricted Subsidiaries other than Subsidiary Guarantors to incur any Indebtedness (including Acquired Debt) other than (i) intercompany Indebtedness owing to the Company or a Wholly Owned Restricted Subsidiary of the Company permitted under clause (7) above or (ii) Indebtedness permitted under clause
(15) above; provided, that Restricted Subsidiaries other than Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) other than Indebtedness permitted under clause (7) above in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any such Indebtedness so incurred and any Indebtedness permitted under clause (15) above, in an amount not to exceed 30% of the total consolidated assets of such Restricted Subsidiaries in the aggregate, calculated in accordance with GAAP, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.00 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such additional Indebtedness had been incurred at the beginning of such four-quarter period.

     The Senior Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company or any Subsidiary thereof unless such Indebtedness is also contractually subordinated in right of payment to the New Senior Notes and/or a Subsidiary Guarantee, as applicable, on substantially identical terms; provided, that no Indebtedness of the Company or any Subsidiary thereof shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or any Subsidiary thereof solely by virtue of its being unsecured. In addition, the Senior Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, incur any Indebtedness secured by a Lien other than a Permitted Lien unless contemporaneously therewith effective provision is made to secure the New Senior Notes and/or a Subsidiary Guarantee, as applicable, equally and ratably with, or in the case of Indebtedness subordinated in right of payment to the New Senior Notes and/or a Subsidiary Guarantee, as applicable, on a senior basis to, such Indebtedness for so long as such Indebtedness is so secured by a Lien.

LIENS

     The Senior Indenture provides that the Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless the New Senior Notes and the Subsidiary Guarantees, as applicable, are secured equally and ratably with (or prior to) any and all other Indebtedness or trade payables secured by such Lien for so long as such Indebtedness or trade payables are so secured, except Permitted Liens.

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DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Senior Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Senior Indenture, (b) the Senior Credit Facilities as in effect as of the date of the Senior Indenture, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, and any other New Credit Facility permitted under the Senior Indenture; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or New Credit Facilities are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Senior Credit Facilities as in effect on the date of the Senior Indenture, (c) Indebtedness incurred by Restricted Subsidiaries other than Subsidiary Guarantors, incurred in compliance with the covenant described in the second to last paragraph under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock," (d) the Senior Indenture and the New Senior Notes, (e) the Senior Subordinated Indenture as in effect on the date of the Senior Indenture, and any amendments, modifications, restatements or supplements thereof; provided, that such amendments, modifications, restatements or supplements are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Senior Subordinated Indenture as in effect on the date of the Senior Indenture, (f) applicable law, (g) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Senior Indenture to be incurred, (h) customary non-assignment provisions in leases, licenses and charters entered into in the ordinary course of business and consistent with past practices, (i) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (g) above on the property so acquired, (j) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale, (k) Permitted Refinancing Indebtedness, provided, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (l) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption
"-- Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness, (m) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business, (n) protective liens filed in connection with sale-leaseback transactions permitted under the caption "-- Sale and Leaseback Transactions," (o) Permitted Debt incurred pursuant to clauses (5), (8), (11), (13) or (15) of the covenant described under the caption "Incurrence of Indebtedness and Issuance of Disqualified Stock," (p) purchase money obligations or other Indebtedness or contractual requirements incurred in connection with or permitted by the covenant described under the caption
"-- Sales of Accounts Receivable" and (q) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

MERGER, CONSOLIDATION, OR SALE OF ASSETS

     The Senior Indenture provides that the Issuers may not consolidate or merge with or into (whether or not such Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or
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entity unless (i) such Issuer is the surviving corporation or the entity or the
Person formed by or surviving any such consolidation or merger (if other than one of the Issuers) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than one of the Issuers) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Issuers under the New Senior Notes and the Senior Indenture pursuant to supplemental indentures in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; (iv) except in the case of a merger or consolidation of one of the Issuers with or into a Wholly Owned Restricted Subsidiary of the Company, the Issuer or the entity or Person formed by or surviving any such merger or consolidation (if other than one of the Issuers), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, either (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock" or (B) the Fixed Charge Coverage Ratio for the Issuers and their Restricted Subsidiaries would be greater than such ratio for the Issuers and their Restricted Subsidiaries immediately prior to such transactions; and (v) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Senior Indenture. Notwithstanding the foregoing, the Company is permitted to reorganize as a corporation; provided, that the Company shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that the Holders of the New Senior Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such reorganization and will be subject to Federal income tax in the same manner and at the same times as would have been the case if such reorganization had not occurred, and certain other conditions are satisfied.

TRANSACTIONS WITH AFFILIATES

     The Senior Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Issuers deliver to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Managers set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Managers and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (i) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (ii) transactions between or among the Company and/or Restricted Subsidiaries, (iii) payment of reasonable directors fees and payments in respect of indemnification obligations owing to directors, officers or other individuals under the charter or by-laws of the Company or the Parent or pursuant to written agreements with any such Person, (iv) Restricted Payments and Permitted Investments that are permitted by the provisions of the Senior Indenture described above under the caption "-- Restricted Payments," (v) transactions pursuant to agreements in effect as of the date of the Senior Indenture disclosed in or contemplated by "Certain Relationships and Related Transactions" or disclosed elsewhere in this

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Offering Memorandum and Disclosure Statement, (vi) transactions effected in compliance with the terms of sales permitted as described under the caption
"-- Sales of Accounts Receivable," (vii) Permitted Affiliate Transactions,
(viii) any transaction with Vessel Leasing LLC or Global Materials Services, LLC or (ix) the repurchase, redemption or other acquisition or retirement for value of Existing Notes, New Senior Notes or New Senior Subordinated Notes by DHC or any of its Affiliates.

SALE AND LEASEBACK TRANSACTIONS

     The Senior Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided, that the Company may enter into a sale and leaseback transaction if (i) the Company could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Additional Indebtedness and Issuance of Disqualified Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Managers and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Issuers apply the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Asset Sales."

     Notwithstanding the first paragraph of this section, the Company and its Restricted Subsidiaries will be permitted to enter into any sale and leaseback transaction if (i) the sale and leaseback transaction qualifies as a Jeffboat Sale and Leaseback Transaction under any New Credit Facility or (ii) the Net Proceeds of such sale and leaseback transaction are used to repay term loans under any New Credit Facility.

RESTRICTIONS ON PREFERRED STOCK OF SUBSIDIARIES

     The Senior Indenture provides that the Company will not permit any of its Restricted Subsidiaries to issue any preferred stock, or permit any Person to own or hold an interest in any preferred stock of any such Subsidiary, except for preferred stock issued to the Company or a Wholly Owned Restricted Subsidiary of the Company.

BUSINESS ACTIVITIES

     The Senior Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than (i) Permitted Businesses and (ii) the making of Permitted Investments and engaging in a business in connection with any such Permitted Investment, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

RESTRICTIONS ON ACTIVITIES OF ACL CAPITAL CORP.

     The Senior Indenture provides that ACL Capital Corp. may not hold any assets (other than the $100.00 contributed to it in connection with its formation), become liable for any obligations other than its obligations under the Existing Senior Notes, the New Senior Notes and the New Senior Subordinated Notes or engage in any business activities; provided, that ACL Capital may be a co-obligor with respect to Indebtedness if the Company is primary obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Company or one or more of the Company's Subsidiaries other than ACL Capital Corp.

PAYMENTS FOR CONSENT

     The Senior Indenture provides that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any New Senior Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Senior Indenture or the New Senior Notes unless such consideration is offered

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to be paid or is paid to all Holders of the New Senior Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

ADDITIONAL SUBSIDIARY GUARANTEES

     The Senior Indenture provides that if the Issuers or any of their Restricted Subsidiaries shall acquire or create another domestic Subsidiary after the date of the Senior Indenture, then such newly acquired or created Subsidiary shall become a Subsidiary Guarantor and execute supplemental indentures and deliver an Opinion of Counsel, in accordance with the terms of the Senior Indenture. In addition, if a Restricted Subsidiary that is not then a Subsidiary Guarantor guarantees any Indebtedness incurred under the Senior Credit Facilities or a New Credit Facility, then that Restricted Subsidiary must become a Subsidiary Guarantor and execute a supplemental indenture satisfactory to the Trustee and deliver an Opinion of Counsel to the Trustee. Notwithstanding the foregoing, any Subsidiary Guarantee of a Restricted Subsidiary that was incurred pursuant to the second sentence of this paragraph shall provide by its terms that it shall be automatically and unconditionally released upon the release or discharge of the guarantee which resulted in the creation of such Restricted Subsidiary's Subsidiary Guarantee, except a discharge or release by, or as a result of payment under, such guarantee.

REPORTS

     The Senior Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any New Senior Notes are outstanding, the Issuers will furnish to the Holders and make available to the beneficial owners of the New Senior Notes upon request (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuers were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Issuers and their consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Issuers' certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuers were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. Whether or not required by the rules and regulations of the Commission, the Issuers will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, (x) at all times that the Commission does not accept the filings provided for in the preceding sentence or (y) such filings provided for in the preceding sentence do not contain all of the information required to be delivered pursuant to Rule 144A(d)(4), the Issuers have agreed to make available to any Holder or beneficial owner of New Senior Notes, to securities analysts and to prospective Holders, the information required by Rule 144A(d)(4) under the Securities Act.

SALES OF ACCOUNTS RECEIVABLES

     The Company may, and any of its Restricted Subsidiaries may, sell at any time and from time to time, accounts receivable and notes receivable and related assets to an Accounts Receivable Subsidiary; provided that (i) the aggregate consideration received in each such sale is at least equal to the aggregate fair market value of the receivables sold, as determined by the Board of Managers in good faith, (ii) no less than 75% of the consideration received in each such sale consists of either cash or a promissory note (a "Promissory Note") which is subordinated to no Indebtedness or obligation (except that it may be subordinated to the financial institutions or other entities providing the financing to the Accounts Receivable Subsidiary with respect to such accounts receivable (the "Financier")) or an Equity Interest in such Accounts Receivable Subsidiary; provided further that the initial sale will include all accounts receivable of the Company and/or its Restricted Subsidiaries that are party to such arrangements that constitute eligible receivables under such arrangements,
(iii) the cash proceeds received from the initial sale less reasonable and customary transaction costs will be deemed to be Net Proceeds and will be applied in accordance with the second paragraph of the

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covenant described above under the caption entitled "-- Certain
Covenants -- Asset Sales," and (iv) the Company and its Restricted Subsidiaries will sell all accounts receivable that constitute eligible receivables under such arrangements to the Accounts Receivable Subsidiary no less frequently than on a weekly basis.

     The Company (i) will not permit any Accounts Receivable Subsidiary to sell any accounts receivable purchased from the Company or any of its Restricted Subsidiaries to any other person except on an arm's-length basis and solely for consideration in the form of cash or Cash Equivalents, (ii) will not permit the Accounts Receivable Subsidiary to engage in any business or transaction other than the purchase, financing and sale of accounts receivable of the Company and its Restricted Subsidiaries and activities incidental thereto, (iii) will not permit any Accounts Receivable Subsidiary to incur Indebtedness in an amount in excess of the book value of such Accounts Receivable Subsidiary's total assets, as determined in accordance with GAAP, (iv) will, at least as frequently as monthly, cause the Accounts Receivable Subsidiary to remit to the Company as payment on the outstanding balance of the Promissory Notes, all available cash or Cash Equivalents not held in a collection account pledged to a Financier, to the extent not applied to pay or maintain reserves for reasonable operating expenses of the Accounts Receivable Subsidiary or to satisfy reasonable minimum operating capital requirements and (v) will not, and will not permit any of its Subsidiaries to, sell accounts receivable to any Accounts Receivable Subsidiary upon the occurrence of certain events of bankruptcy or insolvency with respect to such Accounts Receivable Subsidiary.

EVENTS OF DEFAULT AND REMEDIES

     The Senior Indenture provides that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the New Senior Notes; (ii) default in payment when due of the principal of or premium, if any, on the New Senior Notes; (iii) failure by the Company or any of its Subsidiaries to comply with the provisions described under the captions
"-- Repurchase at the Option of Holders -- Change of Control", "-- Certain Covenants-- Asset Sales" or "-- Certain Covenants -- Merger, Consolidation or Sale of Assets"; (iv) failure by the Company or any of its Subsidiaries for 30 days after notice to comply with any of its other agreements in the Senior Indenture or the New Senior Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Senior Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more; (vi) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 30 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries; and (viii) except as permitted by the Senior Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding New Senior Notes may declare all such New Senior Notes to be due and payable immediately. Upon such declaration, the principal of such New Senior Notes, premium, if any, and accrued and unpaid interest on such New Senior Notes shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuers, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding New Senior Notes will become due and payable without further action or notice. Holders of the New Senior Notes may not enforce the Senior Indenture or the New Senior Notes except as provided in the Senior Indenture. Subject to certain limitations, Holders of a majority

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in principal amount of the then outstanding New Senior Notes may direct the
Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the New Senior Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. Under certain circumstances, the Holders of a majority in aggregate principal amount of the outstanding New Senior Notes may rescind any such acceleration with respect to the New Senior Notes and its consequences.

     The Holders of a majority in aggregate principal amount of the New Senior Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of such New Senior Notes waive any existing Default or Event of Default and its consequences under the Senior Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, such New Senior Notes.

     The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Senior Indenture, and the Issuers are required upon becoming aware of any Default or Event of Default, to deliver to the Trustee forthwith a statement specifying such Default or Event of Default and what action the Issuers have taken or propose to take with respect thereto.

PERSONAL LIABILITY OF MEMBERS OF THE BOARD OF REPRESENTATIVES, DIRECTORS, OFFICERS, EMPLOYEES, MEMBERS AND STOCKHOLDERS

     No member of the board of representatives, director, officer, employee, incorporator, member or stockholder of the Issuers, as such, shall have any liability for any obligations of the Issuers under the New Senior Notes, the Senior Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of New Senior Notes by accepting a New Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Senior Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding New Senior Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding New Senior Notes to receive payments in respect of the principal of, premium, if any, and interest on such New Senior Notes when such payments are due from the trust referred to below, (ii) the Issuers' obligations with respect to the New Senior Notes concerning issuing temporary New Senior Notes, registration of New Senior Notes, mutilated, destroyed, lost or stolen New Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers' obligations in connection therewith, (iv) the Issuers' rights of optional redemption and (v) the Legal Defeasance provisions of the Senior Indenture. In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the Senior Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the New Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the New Senior Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the New Senior Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding New Senior Notes at Stated Maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the New Senior Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that (A) the Issuers have

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received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Senior Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding New Senior Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that the Holders of the outstanding New Senior Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Senior Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Issuers must have delivered to the Trustee an Opinion of Counsel to the effect that as of the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Issuers must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of New Senior Notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and (viii) the Issuers must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange New Senior Notes in accordance with the Senior Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Senior Indenture. The Issuers are not required to transfer or exchange any New Senior Note selected for redemption. Also, the Issuers are not required to transfer or exchange any New Senior Note for a period of 15 days before a selection of New Senior Notes to be redeemed.

     The registered Holder of a New Senior Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Senior Indenture or the New Senior Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of such New Senior Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such New Senior Notes), and any existing default or compliance with any provision of the Senior Indenture or the New Senior Notes may be waived with the consent of the Holders of a majority in principal amount of such then outstanding New Senior Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such New Senior Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any New Senior Notes held by a non-consenting Holder): (i) reduce the principal amount of New Senior Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any New Senior Note or alter or waive the provisions with respect to the redemption of the New Senior Notes (other than the provisions relating to the covenants described above and entitled "-- Repurchase at the Option of Holders -- Change of Control" and "-- Certain Covenants -- Asset Sales"), (iii) reduce the rate of or change the time for payment of interest on any New Senior Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the New Senior Notes (except a rescission of acceleration of the New Senior Notes by the Holders of at least a majority in
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aggregate principal amount of such New Senior Notes and a waiver of the payment default that resulted from such acceleration), (v) make any New Senior Note payable in money other than that stated in the New Senior Notes, (vi) make any change in the provisions of the Senior Indenture relating to waivers of past Defaults or the rights of Holders of New Senior Notes to receive payments of principal of or premium, if any, or interest on the New Senior Notes, (vii) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Senior Indenture, except in accordance with the terms of the Senior Indenture or (viii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of New Senior Notes, the Issuers and the Trustee may amend or supplement the Senior Indenture, the New Senior Notes or a Subsidiary Guarantee to cure any ambiguity, defect or inconsistency, to provide for uncertificated New Senior Notes in addition to or in place of certificated New Senior Notes, to provide for the assumption of the Issuers' or a Subsidiary Guarantor's obligations to Holders in the case of the merger, consolidation or sale of all or substantially all of the Issuers' or a Subsidiary Guarantor's assets, to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Senior Indenture of any such Holder, to comply with requirements of the Commission in order to effect or maintain the qualification of the Senior Indenture under the Trust Indenture Act, to provide for the issuance of additional New Senior Notes in accordance with the Senior Indenture or to allow any Subsidiary Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the New Senior Notes.

CONCERNING THE TRUSTEE

     The Senior Indenture contains certain limitations on the rights of the Trustee, should the Trustee become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding New Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Senior Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request of any Holder of New Senior Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

     The Senior Indenture provides that it and the New Senior Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

ADDITIONAL INFORMATION

     Anyone who receives this Offering Memorandum and Disclosure Statement may obtain copies of the Senior Indenture without charge by writing to the Issuers at 1701 East Market St., Jeffersonville, IN 47130, Attention: Secretary.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Senior Indenture. Reference is made to the Senior Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

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     "Accounts Receivable Subsidiary" means a Wholly Owned Subsidiary of the
Company (i) which is formed solely for the purpose of, and which engages in no activities other than activities in connection with, financing accounts receivable and/or notes receivable and related assets of the Company and/or its Restricted Subsidiaries, (ii) which is designated by the Board of Managers as an Accounts Receivables Subsidiary pursuant to a resolution set forth in an Officers' Certificate and delivered to the Trustee, (iii) that has total assets at the time of such designation with a book value not exceeding $100,000 plus the reasonable fees and expenses required to establish such Accounts Receivable Subsidiary and any accounts receivable financing, (iv) no portion of Indebtedness or any other obligation (contingent or otherwise) of which (a) is at any time recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way, other than pursuant to (I) representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with the sale of accounts receivable and/or notes receivable to such Accounts Receivable Subsidiary or (II) any guarantee of any such accounts receivable financing by the Company that is permitted to be incurred pursuant to the covenant described under the caption entitled "-- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock," or
(b) subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to (I) representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with sales of accounts receivable and/or notes receivable or (II) any guarantee of any such accounts receivable financing by the Company that is permitted to be incurred pursuant to the covenant described under the caption entitled "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock," (v) with which neither the Company nor any Restricted Subsidiary of the Company has any contract, agreement, arrangement or understanding other than contracts, agreements, arrangements or understandings entered into in the ordinary course of business in connection with sales of accounts receivable and/or notes receivable in accordance with the description under the caption "-- Sales of Accounts Receivable" and fees payable in the ordinary course of business in connection with servicing accounts receivable and/or notes receivable and (vi) with respect to which neither the Company nor any Restricted Subsidiary of the Company has any obligation (a) to subscribe for additional shares of Capital Stock or other Equity Interests therein or make any additional capital contribution or similar payment or transfer thereto other than in connection with the sale of accounts receivable and/or notes receivable to such Accounts Receivable Subsidiary in accordance with the description under the caption "-- Sales of Accounts Receivable" or (b) to maintain or preserve solvency or any statement of financial position item, financial condition, level of income or results of operations thereof.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Adjusted Net Assets" of a Subsidiary Guarantor at any date means the amount by which the fair value of the assets and property of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under its Subsidiary Guarantee, of such Subsidiary Guarantor at such date.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that no Person shall be deemed to be an Affiliate of the Issuers or the Parent solely as a result of such Person's stock ownership of DHC.

     "Applicable Procedures" means, with respect to any transfer or exchange of beneficial interests in a Global Note, the rules and procedures of the Exchange Agent, Euroclear System or Clearstream Bank that apply to such transfer and exchange.
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     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than (A) in the ordinary course of business consistent with past practices or (B) sales or other dispositions of accounts receivable and/or notes receivable and related assets to the Accounts Receivable Subsidiary in accordance with the description under the caption "-- Sales of Accounts Receivable" (provided, that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Senior Indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Issuers to a Wholly Owned Restricted Subsidiary or by a Restricted Subsidiary to the Issuers or to another Restricted Subsidiary of which the Issuers own, directly or indirectly, at least the same percentage of equity interests of; (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Issuers or to another Wholly Owned Restricted Subsidiary; (iii) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain
Covenants -- Restricted Payments"; (iv) any disposition of damaged, worn out or otherwise obsolete property in the ordinary course of business, so long as such property is no longer necessary for the proper conduct of a Permitted Business;
(v) any sale or discount without recourse (other than recourse for a breach of a representation or warranty) of accounts receivable arising in the ordinary course of business, but only in connection with the collection or compromise thereof; (vi) sales or transfers (a) among Foreign Subsidiaries or (b) from the Issuers or a Restricted Subsidiary to a Foreign Subsidiary to the extent, in the case of this clause (b), the consideration received by the Company or any Restricted Subsidiary of the Company in any such transaction consists solely of cash or Cash Equivalents; and (vii) the transfer of the stock of American Commercial Lines Funding Corporation by the Parent or Company to DHC or its Related Parties.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Board of Managers" means (i) for so long as the Company is a limited liability company, the board of managers or management committee of the Company, if it has such a board or committee, and if it does not, the board of managers or management committee of the manager of the Company, (ii) if the Company is not a limited liability company at the relevant time, the board of directors or other analogous body of the Company, and (iii) any committee or subcommittee thereof duly authorized to act on behalf of such board of managers, such board of directors or such other analogous body.

     "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by a Capital Lease Obligation shall be the capitalized amount of the liability in respect of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last scheduled payment of rent or any other amount due under the relevant lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

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     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Group and in each case maturing within six months after the date of acquisition, (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (v) of this definition and (vii) in the case of any Foreign Subsidiary: (A) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), (B) investments of the type and maturity described in clauses (i) through (vi) above of foreign obligors, which investments or obligors (or the direct or indirect parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies or (C) investments of the type and maturity described in clauses (i) through (vi) above of foreign obligors (or the direct or indirect parents of such obligors), which investments or obligors (or the direct or indirect parents of such obligors) are not rated as provided in such clauses or in clause (B) above but which are, in the reasonable judgment of the Company, comparable in investment quality to such investments and obligors (or the direct or indirect parent of such obligors).

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits or the Tax Amount of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (v) non-cash items increasing such Consolidated Net Income for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted directly or indirectly at the date of determination to be dividended or distributed to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

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     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common equityholders of such Person and its consolidated Restricted Subsidiaries as of such date, plus (ii) the respective amounts reported on such Person's balance sheet or statement of financial position, as applicable, as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Senior Indenture in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, (ii) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Restricted Subsidiaries and (iii) all unamortized debt discount and expense and unamortized deferred charges as of such date, in each case, determined in accordance with GAAP.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the issuers thereof to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that such issuers may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption
"-- Certain Covenants -- Restricted Payments."

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means (i) an offering or sale of Capital Stock (other than Disqualified Stock) of (a) the Company or (b) the Parent to the extent the net proceeds thereof are contributed to the Company as a common equity capital contribution (other than Disqualified Stock); (ii) with respect to a redemption of New Senior Notes by any permitted assign of the Issuers, an offering or sale of Capital Stock of such permitted assigns or (iii) the direct or indirect contribution of cash to the Company as an equity capital contribution (other than Disqualified Stock).

     "Existing Indebtedness" means the aggregate principal amount of Indebtedness (other than Indebtedness under the Senior Credit Facilities, the New Senior Subordinated Notes or the Senior Subordinated Indenture) of the Company and its Subsidiaries in existence on the date of the Senior Indenture, until such amounts are repaid.
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     "Existing Notes" means the 10.25% Senior Notes due 2008 issued in 1998 by the Issuers in an initial aggregate amount of $300.0 million.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the referent Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred equity, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments or other distributions (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred equity of such Person times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person (or in the case of a person that is a partnership or limited liability company, the combined federal, state, local and foreign income tax rate that was or would have been utilized to calculate the Tax Amount of such Person), expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP. Notwithstanding the foregoing, Fixed Charges shall not include any non-cash pay interest accrued, amortized or accreted solely arising from purchase accounting for the Restructuring.

     "Foreign Subsidiary" means each of ACBL de Venezuela, C.A. (a Venezuelan compania anonima), ACBL Hidrovias, Ltd. (a Bermuda corporation), ACBL Venezuela, Ltd. (a Bermuda corporation) and any future Restricted Subsidiary of the Company that is organized under the laws of any jurisdiction other than the United States or any State thereof or the District of Columbia.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Senior Indenture.
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     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements or other agreements or arrangements designed either to protect such Person against fluctuations in interest rates or to allow such Person to take advantage of effectively reduced interest rates and (ii) foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, in each case provided that such obligations are entered into solely in connection with such Person's Indebtedness or operations, respectively, and not for purposes of speculation.

     "Holder" means a Person in whose name a New Senior Note is registered.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations, the balance deferred and unpaid of the purchase price of any property, Attributable Debt or any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet or statement of financial position, as applicable, of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet or statement of financial position, as applicable, prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Jeffboat Sale and Leaseback Transaction" means the sale by Jeffboat LLC, a Subsidiary of the Company, of barges or other equipment manufactured by Jeffboat LLC or any other Subsidiary of the Company to a third party, which such barges or other equipment are then leased back by the Company or a Subsidiary of the Company.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof).

     "LLC Agreement" means the Amended and Restated Limited Liability Company Agreement of Parent, dated as of April 27, 1999, by and among Parent and its members, as the same may be amended, modified, replaced or restated from time to time.

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     "Net Income" means, with respect to any Person for any period, (i) the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however,
(a) any gain (but not loss), together with any related provision for taxes or distributions in respect of taxes made under clause (vii) of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments," on such gain (but not loss), realized in connection with (1) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (2) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (b) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes or distributions in respect of taxes made under clause (vii) of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments," on such extraordinary or nonrecurring gain (but not loss) less (ii) in the case of any Person that is a partnership or limited liability company, distributions in respect of taxes made under clause (vii) of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments," of such person for such period.

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, any taxes (or distributions in respect of taxes permitted under clause (vii) of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments"), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP until such time as such reserve is reversed in which case Net Proceeds shall include only the amount of the reserve so reversed.

     "New Credit Facility" means, with respect to the Company and its Subsidiaries, one or more debt facilities (including, without limitation, the Senior Credit Facilities) or commercial paper facilities with banks, investment funds or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other secured borrowings, in each case, as amended, restated, modified, renewed, refunded, replaced, expanded, extended or refinanced in whole or in part from time to time.

     "New Senior Subordinated Notes" means the New Senior Subordinated Notes due 2008 issued by the Issuers on the original issuance date of the New Senior Notes.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the New Senior Notes, the New Senior Subordinated Notes and any New Credit Facility) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities and obligations payable under the documentation governing any Indebtedness.

     "Officers' Certificate" means a certificate signed by any two of the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary, of the Company.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee and who may be an employee of or counsel to the Parent, the Company or the Trustee.

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     "Parent" means American Commercial Lines Holdings LLC, a Delaware limited liability company and any successor thereto.

     "Parent Company" means any direct or indirect holder of 50% or more of the Company's outstanding equity interests.

     "Permitted Affiliate Transactions" means (i) management, support, service and consulting arrangements with DHC and any payments for fees and expenses thereunder made; provided, that such payments shall not exceed $3.0 million per annum, (ii) transactions pursuant to any contract or agreement in effect on the date of the Senior Indenture as the same may be amended, modified or replaced from time to time so long as such amendment, modification or replacement is not materially less favorable to the Company and its Restricted Subsidiaries taken as a whole than the contract or agreement as in effect on the date of the Senior Indenture and (iii) the transfer or distribution of the stock of American Commercial Lines Funding Corporation by the Company or Parent to the Principals; provided, however, that upon such transfer, American Commercial Lines Funding Corporation shall guarantee the New Senior Notes.

     "Permitted Business" means any of the businesses and any other businesses ancillary or complementary to the businesses engaged in by the Company and its respective Restricted Subsidiaries on the date of the Senior Indenture.

     "Permitted Investments" means (a) any Investment in the Company or in a Restricted Subsidiary that is a Subsidiary Guarantor and is engaged in a Permitted Business; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of or in connection with such Investment (i) such Person becomes a Restricted Subsidiary of the Company that is a Subsidiary Guarantor of the Company and is engaged in a Permitted Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Subsidiary Guarantor of the Company and is engaged in a Permitted Business; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
"-- Certain Covenants -- Asset Sales" or from a sale that was made pursuant to and in compliance with the requirements described under the caption "-- Sales of Accounts Receivable"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (f) any Investment by the Company or any Wholly Owned Restricted Subsidiary of the Company involving the contribution of assets to a Restricted Subsidiary of the Company that is a not Subsidiary Guarantor in exchange for the incurrence by such Restricted Subsidiary of Indebtedness owed to the Company or any Wholly Owned Restricted Subsidiary of the Company that is a Subsidiary Guarantor; (g) Investments in an Accounts Receivable Subsidiary made in connection with the formation of an Accounts Receivable Subsidiary; (h) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (h) that are at the time outstanding, not to exceed 5% of Total Assets; (i) Guarantees issued in accordance with "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock"; (j) investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits and prepaid expenses made in the ordinary course of business; (k) commission, payroll, travel and similar advances to employees in the ordinary course of business to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP and (1) stock, obligations or securities received in satisfaction of judgments, settlements of debts owing to the Company or any Restricted Subsidiary as a result of bankruptcy or insolvency proceedings or upon foreclosure or enforcement of any Lien in favor of the Company or any Restricted Subsidiary, in each case as to Indebtedness owing to the Company or a Restricted Subsidiary that arose in the ordinary course of business of the Company or such Restricted Subsidiary.

     "Permitted Liens" means (i) Liens on assets of the Company or Restricted Subsidiaries of the Company to secure Senior Debt of the Company or such Subsidiaries incurred under a New Credit Facility; provided that the aggregate principal amount does not exceed an amount equal to $535.0 million less any amount

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permanently repaid as provided under the caption entitled "-- Asset Sales"; (ii)
Liens in favor of the Issuers; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with one of the Company or any Subsidiary of the Company; provided, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or any Subsidiary of the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided, that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing on the date of the Senior Indenture; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (viii) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries; (ix) Liens incurred in the ordinary course of business of the Issuers or any Subsidiary of the Issuers with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Issuers or such Subsidiary; (x) Liens with respect to current wages of the master and crew and for wages of a stevedore when employed directly by the Company or any Subsidiary of the Company, or by the charterer, operator, master or agent of any of the vessels owned or operated by the Company or any Subsidiary of the Company, and for salvage (including contract salvage) and general average; (xi) protective liens filed in connection with operating leases entered into in connection with sale-leaseback transactions; (xii) Liens with respect to Permitted Debt incurred pursuant to clauses (v), (viii), (ix), (xi), (xiii) and (xv) of the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock"; (xiii) Liens imposed by law or arising by operation of law, including, without limitation, landlords', mechanics', carriers', warehousemen's, materialmen's, suppliers' and vendors' Liens and incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made with respect thereof;
(xiv) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property and defects, irregularities and deficiencies in title to real property that do not, individually or in the aggregate, materially affect the ability of the Company or any Restricted Subsidiary to conduct its business presently conducted; (xv) Liens to secure Indebtedness incurred for the purpose of financing all or a part of the purchase price or construction costs of property or assets acquired or constructed after the date of the Senior Indenture, provided, that (1) the principal amount of Indebtedness secured by such Liens shall not exceed 100% of the cost of the property or assets so acquired or constructed plus transaction costs related thereto, (2) such Liens shall not encumber any other assets or property of the Company or any Restricted Subsidiary (other than the proceeds thereof and accessions and upgrades thereto) and (3) such Liens shall attach to such property or assets within 180 days of the date of the completion of the construction or acquisition of such property or assets; (xvi) Liens securing Capital Lease Obligations, provided that such Liens secure Capital Lease Obligations; (xvii) Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses (vi), (iv) and (v), provided, that such Lien does not extend to any other property or assets of the Company or any Restricted Subsidiary and the principal amount of the Indebtedness secured by such Lien is not increase; (xviii) leases or subleases of real property to other persons; (xix) judgment liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired; and (xx) rights of off-set of banks and other persons.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than

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intercompany Indebtedness); provided, that: (i) the principal amount of such
Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of premiums, prepayment penalties and reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a Stated Maturity date later than the Stated Maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the New Senior Notes or a Subsidiary Guarantee, such Permitted Refinancing Indebtedness has a Stated Maturity date later than the Stated Maturity date of the New Senior Notes, and is subordinated in right of payment to, the New Senior Notes or the applicable Subsidiary Guarantee, as the case may be, on terms at least as favorable to the Holders of New Senior Notes, as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Purchase Money Indebtedness" means Indebtedness (i) consisting of the deferred purchase price of an asset or assets (including Capital Stock), any conditional sale obligation, any obligation under any title retention agreement or any other purchase money obligation or (ii) incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset or assets, including additions and improvements; provided, that the average life of such Indebtedness is less than the anticipated useful life of assets having an aggregate fair market value representing more than 50% of the aggregate fair market value of all assets so acquired and that such Indebtedness is incurred within 180 days after the acquisition by the Company or Restricted Subsidiary of such asset, or is in existence with respect to any asset or other property at the time such asset or property is acquired.

     "Recapitalization Agreement" means the Recapitalization Agreement, dated as of March 15, 2002, among Danielson Holding Corporation, Parent, the Company, the Preferred Unitholders party thereto and the Management Unitholders party thereto.

     "Registrar" means an office or agency where the New Senior Notes may be presented for registration of transfer or for exchange.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Restructuring" shall have the meaning assigned to it in the Recapitalization Agreement.

     "Senior Credit Facilities" means that certain Credit Agreement, by and among Parent, the Company, certain Subsidiaries of the Company and JPMorgan Chase Bank, as administrative agent, security trustee and collateral agent, providing for revolving credit borrowings and term loans, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, restated, expanded, extended or refinanced from time to time.

     "Senior Debt" means (i) all Indebtedness outstanding under the Senior Credit Facilities or a New Credit Facility, (ii) Hedging Obligations, (iii) any other Indebtedness permitted to be incurred under the terms of the Senior Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the New Senior Notes or the New Senior Subordinated Notes and (iv) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (v) any Indebtedness or Obligation which is subordinate or junior in any respect (other than as a result of the Indebtedness being unsecured) to any other Indebtedness or obligation of the Company, (w) any liability for federal, state, local or other taxes owed or owing, (x) any Indebtedness of the Issuers to any of their Subsidiaries or other Affiliates,
(y) any trade payables or (z) any Indebtedness that is incurred in violation of the Senior Indenture.
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     "Senior Subordinated Indenture" means the indenture governing the New
Senior Subordinated Notes, as amended or supplemented from time to time.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Subsidiary Guarantors" means the Company's present and future Subsidiaries that at the time Guarantee the New Senior Notes in accordance with the provisions of the Senior Indenture.

     "Tax Amount" means, for any period, the highest marginal combined federal, state, local and foreign income, franchise, capital, license, or other taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, applicable to a corporation domiciled in New York, New York, and doing business in New York, New York and in the jurisdictions in which the Company does business, filing separate tax returns; provided, that in determining the Tax Amount for a period, the effect thereon of any net operating loss carryforwards or other carryforwards for periods after the consummation of the exchange offer, such as alternative minimum tax carryforwards attributable to periods after the consummation of the exchange offer, that would have arisen if such Person were a corporation domiciled in New York, New York and doing business in New York, New York and in the jurisdictions in which the Company does business shall be taken into account to the extent they would be taken into account under applicable law. In no event shall the Tax Amount for any year or other period be less than zero.

     "Total Assets" means, at any date of determination, the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company's then most recent consolidated statement of financial position.

     "Unrestricted Subsidiary" means any Subsidiary (other than ACL Capital) or any successor to any of them that is designated by the Board of Managers as an Unrestricted Subsidiary pursuant to a resolution of the Board of Managers; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of managers or board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Managers shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Managers giving effect to such designation and an Officers' Certificate
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certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Senior Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock," the Issuers shall be in default of such covenant). The Board of Managers of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of managers or management committee of a limited liability company, the board of directors of a corporation or other analogous body of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at Stated Maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

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                DESCRIPTION OF THE NEW SENIOR SUBORDINATED NOTES

GENERAL

     The New Senior Subordinated Notes will be issued pursuant to an indenture (the "Senior Subordinated Indenture") between American Commercial Lines LLC and ACL Capital Corp. (collectively, the "Issuers"), the Subsidiary Guarantors and The Bank of New York, as trustee (the "Trustee"). The terms of the New Senior Subordinated Notes include those stated in the Senior Subordinated Indenture and those made part of the Senior Subordinated Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The New Senior Subordinated Notes are subject to all such terms, and prospective Holders are referred to the Senior Subordinated Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Senior Subordinated Indenture does not purport to be complete and is qualified in its entirety by reference to the Senior Subordinated Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this summary, the term "Company" refers only to American Commercial Lines LLC and not to any of its Subsidiaries.

     The New Senior Subordinated Notes will be general unsecured senior subordinated obligations of the Issuers, will rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Issuers and will rank senior in right of payment to all Subordinated Obligations of the Issuers. The Issuers' obligations under the New Senior Subordinated Notes will be jointly and severally and unconditionally guaranteed on an unsecured, senior subordinated basis (the "Subordinated Subsidiary Guarantees") by the Company's domestic Subsidiaries (other than ACL Capital Corp., any Accounts Receivable Subsidiary and certain Subsidiaries of the Company without substantial assets or operations). See "-- Subordinated Subsidiary Guarantees."

     The New Senior Subordinated Notes and the Subordinated Subsidiary Guarantees will be subordinated in right of payment, as set forth in the Senior Subordinated Indenture, to all existing and future Senior Debt of the Issuers and the Subsidiary Guarantors, including their respective obligations under the Senior Credit Facilities and the New Senior Notes and the Senior Indenture and effectively subordinated in right of payment to any secured indebtedness of the Issuers or the Subsidiary Guarantors to the extent of the value of the assets serving as security for such secured indebtedness. As of December 28, 2001, the Issuers and the Subsidiary Guarantors had approximately $403.4 million in outstanding secured indebtedness, including $5.9 million in capital lease obligations and $0.2 million of other debt, and, after giving pro forma effect to the Restructuring assuming 100% of the Holders exchange, the Issuers and the Subsidiary Guarantors would have had approximately $378.4 million aggregate principal amount in outstanding secured indebtedness, including $5.9 million in capital lease obligations and $0.2 million of other debt. As of December 28, 2001, after giving pro forma effect to the Restructuring and assuming that all of the Existing Notes are tendered in the Exchange Offer, the Issuers and the Subsidiary Guarantors would have had approximately $510.3 million principal amount of outstanding Senior Debt, including $5.9 million of capital lease obligations and $0.2 million of other debt, to which the New Senior Subordinated Notes would have been subordinated in right of payment. After consummation of the Restructuring, no additional borrowings will be available under the Senior Credit Facilities. The New Senior Subordinated Notes will also be effectively subordinated to all liabilities of Subsidiaries of the Issuers which are not Subsidiary Guarantors, initially the Foreign Subsidiaries and American Commercial Lines Funding Corporation, a Delaware corporation, and River Terminal Properties, L.P., a Tennessee limited partnership. As of December 28, 2001, the Company's Subsidiaries which are not Subsidiary Guarantors (other than its Accounts Receivable Subsidiary) had $13.0 million in outstanding liabilities other than intercompany indebtedness. The Senior Subordinated Indenture permits the Issuers and their Subsidiaries to incur additional indebtedness (including Senior Debt), subject to certain limitations.

     The operations of the Company are conducted through its Subsidiaries and, therefore, the Company will be dependent upon the cash flow of such Subsidiaries to meet its obligations, including its obligations under the New Senior Subordinated Notes. As of the date of the Senior Subordinated Indenture, all of the Company's domestic Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted
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Subsidiaries will not be subject to many of the restrictive covenants set forth in the Senior Subordinated Indenture.

     ACL Capital Corp. is a wholly owned subsidiary of the Company that was incorporated in Delaware solely for the purpose of serving as a co-issuer of the New Senior Subordinated Notes in order to accommodate the issuance of the New Senior Subordinated Notes by the Company. The Company believes that certain prospective Holders of the New Senior Subordinated Notes may be restricted in their ability to purchase debt securities of limited liability companies, such as the Company, unless such debt securities are jointly issued by a corporation. ACL Capital does not have any operations or any assets (other than the $100.00 contributed to it in connection with its formation) and does not have any revenues. As a result, Holders of the New Senior Subordinated Notes should not expect ACL Capital to participate in servicing the interest and principal obligations on the New Senior Subordinated Notes. See "-- Certain Covenants -- Restrictions on Activities of ACL Capital Corp."

BOOK ENTRY, DELIVERY AND FORM

     The New Senior Subordinated Notes will be issued in the form of one or more global New Senior Subordinated Notes (each a "Global Note," and collectively, the "Global Notes"). The Global Notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in a Global Note will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC.

     Ownership of beneficial interests in a Global Note will be limited to Persons who have accounts with DTC ("Participants") or Persons who hold interests through Participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of Persons other than Participants).

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Senior Subordinated Notes represented by such Global Note for all purposes under the Senior Subordinated Indenture and the New Senior Subordinated Notes. Except as provided below, beneficial owners of an interest in a Global Note will not be entitled to have New Senior Subordinated Notes registered in their names, will not receive or be entitled to receive physical delivery of New Senior Subordinated Notes in definitive form and will not be considered the owners or holders thereof under the Senior Subordinated Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with Applicable Procedures.

     Payments on a Global Note will be made to DTC or its nominee as the registered owner or holder thereof. Payments of all such amounts will be made without deduction or withholding for or on account of any present or future taxes, duties assessments or governmental charges of whatever nature except as may be required by law. The Issuers understand that under existing industry practice, in the event that the Issuers request Holders, or an owner of beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take the action or would otherwise act upon the instruction of the beneficial owners. None of the Issuers, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment in respect of the Global Note representing any New Senior Subordinated Notes held by it or its nominee, will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such New Senior Subordinated Notes as shown on the records of DTC or its nominee. The Company also expects that payments by Participants will be governed by standing instructions or customary practices, as is now the case with securities held for the accounts of customers
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registered in the name of nominees for such customers. Such payments will be the responsibility of such Participants.

     Transfers between Participants in DTC will be effected in the ordinary way in accordance with Applicable Procedures. The laws of some states require that certain Persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Global Note to such Persons may be limited. Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants (as defined below) and certain banks, the ability of a Person having a beneficial interest in the Global Note to pledge such interest to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate of such interest.

     DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC and facilitates the clearance and settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

     Although DTC is expected to follow the foregoing procedures to facilitate transfers of interests in the Global Note among Participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance of DTC or the Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

DEFINITIVE NOTES

     New Senior Subordinated Notes represented by certificates in definitive form registered in the names of the beneficial owners thereof or their nominees ("Definitive Notes") shall be transferred to all beneficial owners in exchange for their beneficial interests in the Global Note if either (i) the Issuers deliver to the Trustee notice from DTC or any successor depositary (the "Exchange Agent") that it is unwilling or unable to continue as Exchange Agent for such Global Note or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Exchange Agent is not appointed by the Issuers within 120 days of such notice from the Exchange Agent,
(ii) the Issuers in their sole discretion determine that the Global Note (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee or (iii) an Event of Default has occurred and is continuing with respect to the New Senior Subordinated Notes and the Registrar has received a request from the Exchange Agent to issue Definitive Notes in lieu of all or a portion of the Global Note (in which case the Issuers shall deliver Definitive Notes within 30 days of such request).

     Neither the Company nor the Trustee will be liable for any delay by the Exchange Agent or its nominee in identifying the beneficial owners of the New Senior Subordinated Notes, and each such Person may conclusively rely on, and will be protected in relying on, instructions from such Exchange Agent or nominee for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the New Senior Subordinated Notes to be issued).

PRINCIPAL, MATURITY AND INTEREST

     The New Senior Subordinated Notes will be general unsecured senior subordinated obligations of the Issuers and upon issuance will be limited in an aggregate principal amount of $116.5 million plus an additional
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amount, if any, calculated based on the accrued and unpaid interest on the
Existing Senior Notes in excess of $20.0 million through the date of original issuance of the New Senior Subordinated Notes, and will mature on July 1, 2008. Additional senior subordinated indebtedness may be issued from time to time, subject to the provisions of the Senior Subordinated Indenture described below under the caption "-- Certain Covenant-- Incurrence of Indebtedness and Issuance of Disqualified Stock."

     Interest on the New Senior Subordinated Notes is payable (i) until two years after the date of the Senior Subordinated Indenture, through the issuance of additional New Senior Subordinated Notes in an aggregate principal amount calculated based on the amount of the interest that would be payable if the rate per annum were equal to 12% semiannually in arrears on June 30 and December 31 of each year, commencing June 30, 2002, to Holders of record on the immediately preceding June 15 and December 15 and (ii) after two years after the date of the Senior Subordinated Indenture, at the Company's option, either (a) through the issuance of additional New Senior Subordinated Notes in an aggregate principal calculated based on the amount of the interest that would be payable if the rate per annum were equal to 13.5%, semiannually in arrears on June 30 and December 31 of each year, commencing June 30, 2004, to Holders of record on the immediately preceding June 15 and December 15 or (b) in cash at the rate of 12% per annum, semiannually in arrears on June 30 and December 31 of each year, commencing June 30, 2004, to Holders of record on the immediately preceding June 15 and December 15. The terms of the Amended and Restated Credit Agreement currently prohibit us from paying cash interest on the New Senior Subordinated Notes at any time.

     Additional senior subordinated indebtedness may be issued from time to time, subject to the provisions of the Senior Subordinated Indenture described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock." Interest on the New Senior Subordinated Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal, premium, if any, and interest on the New Senior Subordinated Notes will be payable at the office or agency of the Issuers maintained for such purpose within the City and State of New York or, at the option of the Issuers, payment of interest may be made by the issuance of additional New Senior Subordinated Notes or check mailed to Holders at their respective addresses set forth in the register of Holders; provided, that all payments of principal, premium, if any, and interest with respect to New Senior Subordinated Notes the Holders of which have given wire transfer instructions to the Issuers will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Issuers, the Issuers' office or agency in New York under the Senior Subordinated Indenture will be the office of the Trustee maintained for such purpose. The New Senior Subordinated Notes will originally be issued in denominations of $1.00 and integral multiples thereof. Additional New Senior Subordinated Notes will be issued in denominations of $1.00 and integral multiples thereof.

OPTIONAL REDEMPTION

     The New Senior Subordinated Notes are redeemable by the Issuers or their permitted assigns at any time, at the option of the Issuers or their permitted assigns, as applicable, in whole or in part, upon not less than 30 nor more than 60 days' notice, in cash at 100% of the aggregate outstanding principal amount plus accrued and unpaid interest thereon to the applicable redemption date (subject to the rights of Holders of record on the relevant regular record date that is on or prior to the redemption date to receive interest due on the relevant interest payment date).

     The Issuers shall have the right to assign any of their rights to redemption under the Senior Subordinated Indenture to any Parent Company.

SUBORDINATION

     The New Senior Subordinated Notes and the Subordinated Subsidiary Guarantees will be the Issuers' and the Subsidiary Guarantors' general, unsecured Obligations, respectively, contractually subordinated in right of payment to all of the Issuers' Senior Debt and the Senior Debt of the Subsidiary Guarantors, as applicable, including the Issuers' obligations and the Subsidiary Guarantors' Obligations under the Amended
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and Restated Credit Agreement and the New Senior Notes. This effectively means that holders of Senior Debt must be paid in full in cash before any amounts are paid to the Holders of the New Senior Subordinated Notes in the event the Issuers become bankrupt or are liquidated and that holders of Senior Debt can block payments to the Holders of the New Senior Subordinated Notes in the event of a default by us on such Senior Debt, all as more fully described below.

     As of December 28, 2001, after giving pro forma effect to the Restructuring assuming 100% of the Existing Notes are tendered in the Exchange Offer, the Issuers would have had outstanding approximately $510.3 million principal amount of Senior Debt, including $5.9 million in capital lease obligations and $0.2 million in other debt ($378.4 million of which Senior Debt would have been secured), no Indebtedness that ranks pari passu with the New Senior Subordinated Notes or the Subordinated Subsidiary Guarantees and no Subordinated Obligations.

     The New Senior Subordinated Notes will also be effectively subordinated to all existing and future indebtedness and preferred stock of the Issuers' Subsidiaries that are not Subsidiary Guarantors, which as of December 28, 2001 (after giving effect to the Restructuring assuming 100% of the Existing Notes are tendered in the Exchange Offer) would have had no indebtedness outstanding.

     Neither the Company nor any Subsidiary Guarantor may make payment (by set-off or otherwise) on account of any Obligation in respect of the New Senior Subordinated Notes, including the principal of, premium, if any, or interest on the New Senior Subordinated Notes, or on account of the redemption provisions of the New Senior Subordinated Notes (including any repurchases of New Senior Subordinated Notes), for cash or property (other than Junior Securities):

     (1) upon the maturity of any Senior Debt in respect of which it is an obligor or guarantor, whether by lapse of time, acceleration (unless waived) or otherwise, unless and until all Obligations in respect of such Senior Debt are first paid in full in cash and, in the case of Senior Debt under any New Credit Facility, all letters of credit issued under such New Credit Facility shall either have been terminated or cash collateralized in accordance with the terms thereof; or

     (2) in the event of default in the payment of any Obligation in respect of Senior Debt in respect of which it is an obligor or guarantor, when such Obligation becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist or such Senior Debt has been paid in full in cash.

     Upon (1) the happening of an event of default other than a Payment Default that permits the holders of Senior Debt to declare such Senior Debt to be due and payable and (2) written notice of such event of default delivered to us and the Trustee by the representative under any New Credit Facility, the New Senior Notes or the holders of an aggregate of at least $50.0 million principal amount outstanding of any other Senior Debt or their representative (a "Payment Blockage Notice"), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by set-off or otherwise) may be made by or on behalf of the Company or any Subsidiary Guarantor, in each case, which is an obligor or guarantor under such Senior Debt, on account of any Obligation in respect of the New Senior Subordinated Notes, including the principal of, premium, if any, or interest on the New Senior Subordinated Notes (including any repurchase of any of the New Senior Subordinated Notes), or on account of the redemption provisions of the New Senior Subordinated Notes, in any such case, other than payments made with Junior Securities. Notwithstanding the foregoing, unless the Senior Debt in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Blockage Notice is delivered as set forth above (the "Payment Blockage Period") (and such declaration has not been rescinded or waived), at the end of the Payment Blockage Period, the Issuers shall and the Subsidiary Guarantors shall be required to pay all sums not previously paid to the Holders of the New Senior Subordinated Notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the New Senior Subordinated Notes.

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     Any number of Payment Blockage Notices may be given; provided, that not more than one Payment Blockage Notice shall be given within a period of any 360 consecutive days, except that if any Payment Blockage Notice is given by holders of Senior Debt other than Senior Debt under the Senior Credit Facilities, then the representative of the Senior Debt under the Senior Credit Facilities may give another Payment Blockage Notice, provided that the total number of days during which any Payment Blockage Period or Periods is in effect shall not exceed 179 days during any 360 consecutive day period.

     Upon any payment or distribution by or of the assets of the Issuers or any Subsidiary Guarantor upon any dissolution, winding up, total or partial liquidation or reorganization of us or a Subsidiary Guarantor, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities (i) the holders of all of the Issuers' or such Subsidiary Guarantor's Senior Debt, as applicable, will first be entitled to receive payment in full in cash and all letters of credit issued under the New Credit Agreement will either have been terminated or cash collateralized in accordance with the terms thereof before the Holders are entitled to receive any payment (other than in the form of Junior Securities) on account of any Obligation in respect of the New Senior Subordinated Notes, including the principal of, premium, if any, and interest on the New Senior Subordinated Notes; and (ii) any payment or distribution by or of the assets of the Issuers' or such Subsidiary Guarantor of any kind or character from any source, whether in cash, property or securities (other than Junior Securities) to which the Holders or the Trustee on behalf of the Holders would be entitled (by set-off or otherwise), except for the subordination provisions contained in the Senior Subordinated Indenture, will be paid by the liquidating trustee or agent or other Person making such a payment or distribution directly to the holders of such Senior Debt or their representative to the extent necessary to make payment in full in cash on all such Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

     In the event that, notwithstanding the foregoing, any payment or distribution by or of the assets of the Issuers or any Subsidiary Guarantor (other than Junior Securities) shall be received by the Trustee or the Holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of such Senior Debt, and shall be immediately paid or delivered by the Trustee or such Holders, as the case may be, to the holders of such Senior Debt remaining unpaid or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate principal amounts remaining unpaid on account of such Senior Debt held or represented by each, for application to the payment of all such Senior Debt remaining unpaid, to the extent necessary to pay all such Senior Debt in full in cash after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

     The Senior Subordinated Indenture will provide that, the right of any Holder to receive payment of the principal of, premium, if any, and interest on the New Senior Subordinated Notes, on or after the respective due dates expressed in the New Senior Subordinated Notes or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder. The subordination provisions of the Senior Subordinated Indenture and the New Senior Subordinated Notes will not prevent the occurrence of any Default or Event of Default under the Senior Subordinated Indenture.

     As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the Issuers' or any Subsidiary Guarantor's creditors or a marshaling of the Issuers' or any Subsidiary Guarantor's assets and liabilities, Holders of the New Senior Subordinated Notes may receive ratably less than other creditors.

     The Subordinated Subsidiary Guarantees of the Subsidiary Guarantors will be the Subsidiary Guarantors' general, unsecured obligations and will be contractually subordinated in right of payment to all Senior Debt of the Subsidiary Guarantors, including the Subsidiary Guarantors' obligations under any New Credit Facility and the New Senior Notes, to the same extent as the New Senior Subordinated Notes are subordinated in right of payment to all of the Issuers' Senior Debt. As of December 28, 2001, after giving pro

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forma effect to the Restructuring assuming 100% of the Existing Notes are tendered in the Exchange Offer, the Subsidiary Guarantors would have had outstanding an aggregate of approximately $510.3 million principal amount of Senior Debt, including $5.9 million in capital lease obligations and $0.2 million in other debt ($378.4 million of which Indebtedness would have been secured), no Senior Subordinated Indebtedness that ranks pari passu with the Subordinated Subsidiary Guarantees and no Subordinated Obligations.

SUBORDINATED SUBSIDIARY GUARANTEES

     The Issuers' payment obligations under the New Senior Subordinated Notes will be jointly and severally and unconditionally guaranteed on an unsecured senior subordinated basis by the Subsidiary Guarantors. Initially, the Subsidiary Guarantors will be American Commercial Barge Line LLC, a Delaware limited liability company, Louisiana Dock Company LLC, a Delaware limited liability company, American Commercial Terminals LLC, a Delaware limited liability company, American Commercial Terminals-Memphis LLC, a Delaware limited liability company, Jeffboat LLC, a Delaware limited liability company, American Commercial Lines International LLC, a Delaware limited liability company, Orinoco TASA LLC, a Delaware limited liability company, Orinoco TASV LLC, a Delaware limited liability company, Lemont Harbor & Fleeting Services LLC, a Delaware limited liability company, ACBL Liquid Sales LLC, a Delaware limited liability company, American Commercial Logistics LLC, a Delaware limited liability company and Houston Fleet LLC, a Delaware limited liability company. Additionally, all future domestic Restricted Subsidiaries of the Company other than any Accounts Receivable Subsidiary are expected to be Subsidiary Guarantors. Additionally, all future domestic Restricted Subsidiaries of the Company other than any Accounts Receivable Subsidiary are expected to be Subsidiary Guarantors. The Subordinated Subsidiary Guarantee of each Subsidiary Guarantor will rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of such Subsidiary Guarantor and will rank senior in right of payment to all subordinated Obligations of such Subsidiary Guarantor. Each Subordinated Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering the applicable Subordinated Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally or otherwise being void, voidable or unenforceable under any bankruptcy, reorganization, insolvency, liquidation or other similar legislation or legal principles under any applicable foreign law. Each Subsidiary Guarantor that makes payment or a distribution under its Subordinated Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based upon the Adjusted Net Assets of each such other Subsidiary Guarantor. If a Subordinated Subsidiary Guarantee were to be rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subordinated Subsidiary Guarantee could be reduced to zero.

     The Senior Subordinated Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another corporation, Person or entity whether or not affiliated with such Subsidiary Guarantor unless (1) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the Obligations of such Subsidiary Guarantor pursuant to a supplemental indenture, in form and substance reasonably satisfactory to the Trustee, under the New Senior Subordinated Notes and the Senior Subordinated Indenture; (2) immediately after giving effect to such transaction, no Default or Event of Default exists; and (3) the Issuers would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock"; provided, that the merger of any Subsidiary Guarantor with or into the Company or another Subsidiary Guarantor under circumstances where the Company or such Subsidiary Guarantor, as applicable, is the surviving Person shall not be subject to the foregoing provisions.

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     The Senior Subordinated Indenture provides that in the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Subsidiary Guarantor, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the Capital Stock of such Subsidiary Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Subordinated Subsidiary Guarantee; provided, that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Senior Subordinated Indenture. See "-- Certain Covenants -- Asset Sales."

SELECTION AND NOTICE

     If less than all of the New Senior Subordinated Notes are to be redeemed at any time, selection of New Senior Subordinated Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such New Senior Subordinated Notes are listed, or, if such New Senior Subordinated Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, that no New Senior Subordinated Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of New Senior Subordinated Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any New Senior Subordinated Note is to be redeemed in part only, the notice of redemption that relates to such New Senior Subordinated Note shall state the portion of the principal amount thereof to be redeemed. A New Senior Subordinated Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original New Senior Subordinated Note. New Senior Subordinated Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on New Senior Subordinated Notes or portions of them called for redemption unless the Issuers or any of their permitted assigns, as applicable, default in making such redemption payment.

MANDATORY REDEMPTION

     The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the New Senior Subordinated Notes.

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, if the Issuers or any of their permitted assigns, as applicable, do not redeem all of the New Senior Subordinated Notes as described under "-- Optional Redemption" prior to 60 days following the Change of Control, each Holder of New Senior Subordinated Notes will have the right to require the Issuers to make an offer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's New Senior Subordinated Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon to the date of repurchase (in either case, the "Change of Control Payment"). Within 30 days following any Change of Control, the Issuers will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Senior Subordinated Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Senior Subordinated Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Senior Subordinated Notes as a result of a Change of Control.

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     On or before the Change of Control Payment Date, the Issuers will, to the extent lawful, (1) accept for payment all New Senior Subordinated Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all New Senior Subordinated Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the New Senior Subordinated Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of New Senior Subordinated Notes or portions thereof being purchased by the Issuers. The Paying Agent will promptly mail to each Holder of New Senior Subordinated Notes so tendered the Change of Control Payment for such New Senior Subordinated Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Senior Subordinated Note equal in principal amount to any unpurchased portion of the New Senior Subordinated Notes surrendered, if any; provided, that each such New Senior Subordinated Note will be in a principal amount of $1,000 or an integral multiple thereof. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Except as described above with respect to a Change of Control, the Senior Subordinated Indenture does not contain provisions that permit the Holders of the New Senior Subordinated Notes to require that the Issuers repurchase or redeem the New Senior Subordinated Notes in the event of a takeover, recapitalization or similar transaction. The Senior Credit Facilities prohibit the Issuers from purchasing the New Senior Subordinated Notes in certain circumstances and provides that certain change of control events with respect to the Issuers would constitute a default thereunder. Any New Credit Facility or other future credit or financing agreement or other agreements to which the Issuers may become party may contain similar restrictions and provisions. If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Payment for all of the New Senior Subordinated Notes that might be delivered by Holders seeking to accept the Change of Control Offer. The indentures governing the New Senior Notes and the New Senior Subordinated Notes obligate the Company to make offers to purchase such Indebtedness upon the occurrence of certain events that constitute a Change of Control. There can be no assurance that in the event of a Change of Control the Company will be able to obtain the necessary consents from the lenders upon the New Credit Facility in order to consummate a Change of Control Offer. If on a Change of Control Payment Date the Company does not have available funds sufficient to pay the Change of Control Payment or is prohibited from purchasing the New Senior Subordinated Notes, an Event of Default would occur under the Senior Subordinated Indenture.

     The Issuers shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of New Senior Subordinated Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     The Issuers are not required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Subordinated Indenture applicable to a Change of Control Offer made by the Issuers and purchases all New Senior Subordinated Notes validly tendered and not withdrawn under such Change of Control Offer.

     The following are definitions applicable to the foregoing covenant:

     "Approved DHC Investor" means, any Person that acquires or requests to acquire, shares of common stock of DHC, pursuant to a transaction determined by at least a majority of the members of the Board of Directors of DHC (who are not representatives, nominees or Affiliates of such Person), after receiving advice from one or more investment banking firms and outside counsel, to be in the best interests of DHC and its stockholders.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a
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whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act) other than the Parent or a wholly owned subsidiary of the Parent or any Principal or Principals, (ii) the adoption of a plan relating to the liquidation or dissolution of the Parent (except any recapitalization or incorporation of the Parent in contemplation of an initial public offering of Capital Stock of the Parent or its successor and other than the liquidation of Parent with and into DHC or any Related Party of DHC) or ACL Capital, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Issuers (measured by voting power rather than number of shares), (iv) the first day on which a majority of the members of the Board of Managers are not Continuing Directors or (v) the first day on which the Parent or the Company fails to own 100% of the issued and outstanding Equity Interests of ACL Capital.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Issuers to repurchase such New Senior Subordinated Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Managers who (i) was a member of such Board of Managers on the date of the Senior Subordinated Indenture or (ii) was nominated for election or elected to such Board of Managers with the approval of (A) a majority of the Continuing Directors who were members of such Board of Managers at the time of such nomination or election or (B) one or more of the Principals pursuant to the LLC Agreement.

     "Management Investors" means the officers and employees of the Parent, the Company or a Subsidiary of the Company who acquire Voting Stock of the Parent or the Company on or after the date of the Senior Subordinated Indenture.

     "Principals" means (i) DHC and the Management Investors; (ii) any Related Party of a Person referred to in clause (i); and (iii) any Person or group of Persons which holds, directly or indirectly, Equity Interests in the Parent so long as a majority of the Voting Stock in the Parent is beneficially owned by the Persons referred to in clauses (i) and (ii).

     "Related Party" means (a) with respect to DHC (i) DHC, any direct or indirect wholly owned subsidiary of DHC, and any Approved DHC Investor, officer, director or employee of DHC, or any wholly owned subsidiary of DHC, (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the officers, directors and employees referred to in clause (a)(i) above or (iii) any trust, corporation or partnership 100%-in-interest of the beneficiaries, stockholders or partners of which consists of one or more of the persons described in clause (a)(i) or (ii) above; or (b) with respect to any Management Investor (i) any spouse or lineal descendant (including by adoption and stepchildren) of such officer or employee or (ii) any trust, corporation or partnership 100%-in-interest of the beneficiaries, stockholders or partners of which consists of such officer or employee, any of the persons described in clause (b)(i) above or any combination thereof.

CERTAIN COVENANTS

ASSET SALES

     The Senior Subordinated Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market

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value (evidenced by a resolution of the Board of Managers set forth in an
Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided, that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent statement of financial position), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 425 days after the receipt of any Net Proceeds from an Asset Sale, the Company may, at its option and to the extent the Company elects, (a) apply such Net Proceeds to permanently repay Senior Debt (with the permanent reduction of the related commitment to lend or an amount available to be reborrowed in the case of a revolving credit facility), or (b) apply such Net Proceeds to the acquisition of a majority of the assets of, or a majority of the Voting Stock of, another Permitted Business, the making of a capital expenditure or the acquisition of other long-term assets that are used or useful in a Permitted Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Senior Subordinated Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Senior Subordinated Indenture provides that the Issuers will be required to make an offer to all Holders of New Senior Subordinated Notes (an "Asset Sale Offer") to purchase the maximum principal amount of New Senior Subordinated Notes (for each Holder, equal to $1,000 or an integral multiple thereof) that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of repurchase (subject to the rights of Holders of record on the relevant regular record date that is on or prior to the date of repurchase to receive interest due on the relevant interest payment dates), in accordance with the procedures set forth in the Senior Subordinated Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Senior Subordinated Indenture. If the aggregate principal amount of New Senior Subordinated Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the New Senior Subordinated Notes to be purchased on a pro rata basis among the Holders of New Senior Subordinated Notes, based upon the aggregate outstanding principal amount of the New Senior Subordinated Notes. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. The Issuers will be entitled to reduce any obligation to make an Asset Sale Offer under the Senior Subordinated Indenture by an amount equal to the aggregate principal amount of New Senior Subordinated Notes purchased by the Issuers in transactions other than those in which New Senior Subordinated Notes were redeemed or required to be purchased by the Issuers pursuant to the terms of the Senior Subordinated Indenture within the previous 425 days immediately preceding the date on which the aggregate amount of Excess Proceeds exceeds $10.0 million. The Senior Indenture currently prohibits the Issuers from purchasing New Senior Subordinated Notes.

     Notwithstanding the first paragraph of this section, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such first paragraph if (i)(A) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of (as evidenced by a resolution of the Board of Managers and in the case of consideration with a fair market value in excess of $10.0 million, accompanied by a valuation opinion issued by an accounting, appraisal or investment banking firm of national standing) and (B) at least 75% of the consideration for such Asset Sale constitutes a controlling interest in a Permitted Business, long-term assets used or useful in such business and/or cash or Cash Equivalents; provided that any cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this
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paragraph shall be added to Excess Proceeds, (ii) the Asset Sale qualifies as a
Jeffboat Sale and Leaseback Transaction under any New Credit Facility or (iii) the Net Proceeds of such Asset Sale are used to repay term loans under any New Credit Facility.

RESTRICTED PAYMENTS

     The Senior Subordinated Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuers) any Equity Interests of the Company, any direct or indirect parent of the Company or any Restricted Subsidiary of the Company (unless owned by the Company or a Restricted Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligations, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Senior Subordinated Indenture (including Restricted Payments permitted by clauses (i), (iv), (vi) and (viii) of the next succeeding paragraph and excluding Restricted Payments permitted by clauses (ii), (iii), (v), (vii), (ix) and (x) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of this Indenture, to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net proceeds (including the fair market value of non-cash proceeds determined in good faith by the Board of Managers) received by the Company since the date of the Senior Subordinated Indenture as a contribution to its equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock of the Company) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests or Disqualified Stock or convertible debt securities sold to a Subsidiary of the Company), plus (iii) to the extent that any Restricted Investment that was made after the date of the Senior Subordinated Indenture is sold for cash or otherwise liquidated for or repaid in cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and
     (B) the initial amount of such Restricted Investment, plus (iv) 100% of any dividends, distributions or loan repayment received by the Company or a Wholly Owned Restricted Subsidiary after the date of the Senior
     Subordinated Indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends, distributions or loan repayment were not otherwise included in Consolidated Net Income of the Company for such period, plus (v) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the Senior Subordinated Indenture,
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     the lesser of (A) the fair market value of the Company's Investment in such
     Subsidiary as of the date of such redesignation or (B) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary. Any non-cash contribution or series of related non-cash contributions to equity capital in excess of $5.0 million in fair market value shall be included in the foregoing sum only if accompanied by a supporting valuation opinion issued by an accounting, appraisal or investment banking firm of national standing.

     The foregoing provisions will not prohibit: (i) the payment of any dividend otherwise prohibited hereunder within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Senior Subordinated Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of (A) any Subordinated Obligations or (B) any Equity Interests of the Company, in each case in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Permitted Refinancing Indebtedness of the Company that is Subordinated Obligations, or Equity Interests of the Company (other than any Disqualified Stock of the Company), or from the net cash proceeds of a common equity capital contribution to the Company; provided, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph; (iii) the defeasance, retirement, redemption, repurchase or other acquisition of Subordinated Obligations with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness following a Change of Control pursuant to provisions of such Indebtedness substantially similar to those described under the "-- Repurchase at the Option of Holders -- Change of Control" covenant above after the Company shall have complied with the provisions under such covenant, including the payment of the applicable Change of Control Payment; (v) the repurchase of New Senior Subordinated Notes with the net proceeds of Asset Sales after the Company shall have complied with the provisions under the "Asset Sales" covenant, including making all required purchases of New Senior Subordinated Notes; (vi) the payment of any pro rata dividends or distributions on Capital Stock of Restricted Subsidiaries held by minority stockholders; (vii) so long as any New Senior Subordinated Notes are outstanding and no Default or Event of Default shall have occurred and be continuing immediately after such transaction, (A) the repurchase, redemption or other acquisition or retirement for value by the Company, or the distribution by the Company to the Parent of funding to permit the repurchase, redemption or other acquisition or retirement for value by the Parent, of any Equity Interests of the Parent, the Company or any Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management or by any former employee of the Company or any of its Subsidiaries pursuant to any equity subscription agreement or stock option agreement; provided, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of $5.0 million in any twelve-month period or $10.0 million in the aggregate, plus the cash proceeds of any "key man" life insurance policy received by the Company with respect to the owner of, and any cash proceeds paid to the Company in connection with the issuance or exercise of, any management or employee Equity Interests so acquired, and excluding repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options, and (B) the making of loans or advances to employees of the Company or the Parent, in the ordinary course of business, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time; (viii) so long as the Company is a limited liability company (or a corporation filing consolidated, combined or unitary tax returns with the Parent), distributions to the Parent as sole member (or shareholder) of the Company in an aggregate amount, with respect to any period after the date of the Senior Subordinated Indenture, not to exceed the Tax Amount for the Company with respect to any such period; (ix) distributions to the Parent with respect to any period after the date of the Senior Subordinated Indenture in an amount not to exceed the operating expenses of the Parent for such period, but only to the extent such costs (A) are directly related to the general and administrative expenses of the Parent, the Company or its Restricted Subsidiaries and not to any other business, subsidiary or investment of the Parent, (B) are not otherwise paid for by the Company or its Restricted Subsidiaries and (C) are not payments in respect of any Equity Interests or Indebtedness of the Parent or of any Affiliate of the Parent; provided, that the aggregate amount of any such distributions in any twelve-month period shall not exceed $3.0 million; (x) cash payments by the Company or its Subsidiaries in

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connection with the consummation of the Restructuring; and (xi) the distribution or transfer of the stock of American Commercial Lines Funding Corporation by the Company and/or Parent to DHC or its Related Parties.

     The Board of Managers may designate any Restricted Subsidiary, other than ACL Capital, to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Managers whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Issuers shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant entitled "-- Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Senior Subordinated Indenture.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK

     The Senior Subordinated Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock; provided, that the Issuers may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and the Company's Subsidiaries may incur Indebtedness if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.00 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (i) the incurrence by the Issuers or any Restricted Subsidiary of Indebtedness under the Senior Credit Facilities or another New Credit Facility; provided, that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) outstanding at any time under all New Credit Facilities after giving effect to such incurrence does not exceed an amount equal to $535.0 million, less any amount of such Indebtedness permanently repaid (and a permanent reduction of the related commitment to lend or amount available to be reborrowed in the case of a revolving credit facility) as provided under the caption entitled "-- Asset Sales";

          (ii) the incurrence by the Company and its Subsidiaries of Existing Indebtedness;

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

          (iii) the incurrence by the Issuers of Indebtedness represented by the New Senior Subordinated Notes and the incurrence by the Subsidiary Guarantors of Indebtedness represented by the Subordinated Subsidiary Guarantees;

          (iv) the incurrence by the Issuers of Indebtedness represented by the New Senior Notes and the incurrence by the Subsidiary Guarantors of Indebtedness represented by the Subsidiary Guarantees;

          (v) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations or Purchase Money Indebtedness, at any time outstanding in an aggregate principal amount not to exceed the greater of (A) 10% of Total Assets and
     (B) $75.0 million;

          (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Senior Subordinated Indenture to be incurred under the first paragraph hereof or clause (i), (ii), (iii), (iv), (v), (vi) or (ix) of this paragraph;

          (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness owing to and held by any Wholly Owned Restricted Subsidiary or owing to and held by the Company; provided, that
     (i) if one of the Issuers is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the New Senior Subordinated Notes and
     (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary thereof shall be deemed to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vii) and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary thereof shall be deemed to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vii);

          (viii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations incurred with respect to any Indebtedness or Obligation that is permitted by the terms of the Senior Subordinated Indenture to be outstanding;

          (ix) the incurrence by the Company or any Subsidiary Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $40.0 million;

          (x) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt; provided, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (x);

          (xi) the incurrence of Indebtedness of the Company and its Restricted Subsidiaries (including letters of credit) in respect of performance bonds, bankers' acceptances, letters of credit, performance, bid, surety or appeal bonds or similar bonds and completion guarantees provided by the Company and its Restricted Subsidiaries in the ordinary course of their business and consistent with past practices and which do not secure other Indebtedness;

          (xii) Indebtedness of the Company and its Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in any case incurred in connection with the disposition of any business, assets or Subsidiary of the Company (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition), in an aggregate principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary of the Company in connection with such disposition;

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

          (xiii) Indebtedness of the Company or a Restricted Subsidiary owed to (including obligations in respect of letters of credit for the benefit of) any Person in connection with worker's compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to the Company or such Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business and consistent with past practices;

          (xiv) the Guarantee by the Issuers or any Restricted Subsidiary of Indebtedness of the Company or a Subsidiary of the Company that is not prohibited by another provision of this covenant;

          (xv) the incurrence by Foreign Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $20.0 million;

          (xvi) Acquired Debt; provided, that pro forma for the transactions that result in the incurrence of such Acquired Debt, the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition; and

          (xvii) Indebtedness incurred in connection with a transaction pursuant to and in compliance with the caption entitled "-- Sales of Accounts Receivable."

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xvii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuers shall, in their sole discretion, classify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

     The Senior Subordinated Indenture provides that the Company will not permit any of its Restricted Subsidiaries other than Subsidiary Guarantors to incur any Indebtedness (including Acquired Debt) other than (i) intercompany Indebtedness owing to the Company or a Wholly Owned Restricted Subsidiary of the Company permitted under clause (vii) above or (ii) Indebtedness permitted under clause
(xv) above; provided, that Restricted Subsidiaries other than Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) other than Indebtedness permitted under clause (vii) above in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any such Indebtedness so incurred and any Indebtedness permitted under clause (xv) above, in an amount not to exceed 30% of the total consolidated assets of such Restricted Subsidiaries in the aggregate, calculated in accordance with GAAP, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.00 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such additional Indebtedness had been incurred at the beginning of such four-quarter period.

     The Senior Subordinated Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company or any Subsidiary thereof unless such Indebtedness is also contractually subordinated in right of payment to the New Senior Subordinated Notes and/or a Subordinated Subsidiary Guarantee, as applicable, on substantially identical terms; provided, that no Indebtedness of the Company or any Subsidiary thereof shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or any Subsidiary thereof solely by virtue of its being unsecured. In addition, the Senior Subordinated Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, incur any Indebtedness secured by a Lien other than a Permitted Lien unless contemporaneously therewith effective provision is made to secure the New Senior Subordinated Notes and/or a Subordinated Subsidiary

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Guarantee, as applicable, equally and ratably with, or in the case of
Subordinated Obligations, on a senior basis to, such Indebtedness for so long as such Indebtedness is so secured by a Lien.

LIENS

     The Senior Subordinated Indenture provides that the Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens)on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, to secure Indebtedness that by its terms is expressly subordinated in right of payment to or ranks pari passu in right of payment with the New Senior Subordinated Notes or the Subordinated Subsidiary Guarantees, unless the New Senior Subordinated Notes and the Subordinated Subsidiary Guarantees, as applicable, are secured equally and ratably with (or prior to) any and all Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Senior Subordinated Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or
(iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Senior Subordinated Indenture, (b) the Senior Credit Facilities as in effect as of the date of the Senior Subordinated Indenture, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, and any other New Credit Facility permitted under the Senior Subordinated Indenture; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or New Credit Facilities are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Senior Credit Facilities as in effect on the date of the Senior Subordinated Indenture, (c) Indebtedness incurred by Restricted Subsidiaries other than Subsidiary Guarantors, incurred in compliance with the covenant described in the second to last paragraph under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock,"
(d) the Senior Indenture as in effect on the date of the Senior Subordinated Indenture and any amendments, modifications or supplements thereof; provided, that such amendments, modifications or supplements are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Senior Indenture as in effect on the date of the Senior Subordinated Indenture and the Senior Notes, (e) the Senior Subordinated Indenture, (f) applicable law, (g) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Senior Subordinated Indenture to be incurred, (h) customary non-assignment provisions in leases, licenses and charters entered into in the ordinary course of business and consistent with past practices, (i) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in this clause (iii) on the property so acquired, (j) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale, (k) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (l) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "-- Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness, (m) provisions with respect to the
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disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business,
(n) protective liens filed in connection with sale-leaseback transactions permitted under the caption "-- Sale and Leaseback Transactions," (o) Permitted Debt incurred pursuant to clauses (v), (viii), (xi), (xiii) or (xv) of the covenant described under the caption "Incurrence of Indebtedness and Issuance of Disqualified Stock," (p) purchase money obligations or other Indebtedness or contractual requirements incurred in connection with or permitted by the covenant described under the caption "-- Sales of Accounts Receivable" and (q) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

MERGER, CONSOLIDATION, OR SALE OF ASSETS

     The Senior Subordinated Indenture provides that none of the Issuers may consolidate or merge with or into (whether or not such Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) such Issuer is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than one of the Issuers) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than one of the Issuers) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Issuers under the New Senior Subordinated Notes and the Senior Subordinated Indenture pursuant to supplemental indentures in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; (iv) except in the case of a merger or consolidation of one of the Issuers with or into a Wholly Owned Restricted Subsidiary of the Company, the Issuer or the entity or Person formed by or surviving any such merger or consolidation (if other than one of the Issuers), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, either (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock" or (B) the Fixed Charge Coverage Ratio for the Issuers and their Restricted Subsidiaries would be greater than such ratio for the Issuers and their Restricted Subsidiaries immediately prior to such transactions; and (v) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Senior Subordinated Indenture. Notwithstanding the foregoing, the Company is permitted to reorganize as a corporation; provided, that the Company shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that the Holders of the New Senior Subordinated Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such reorganization and will be subject to Federal income tax in the same manner and at the same times as would have been the case if such reorganization had not occurred, and certain other conditions are satisfied.

TRANSACTIONS WITH AFFILIATES

     The Senior Subordinated Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Issuers deliver to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Managers set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with
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clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Managers and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (i) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (ii) transactions between or among the Company and/or its Restricted Subsidiaries, (iii) payment of reasonable directors fees and payments in respect of indemnification obligations owing to directors, officers or other individuals under the charter or by-laws of the Company or the Parent or pursuant to written agreements with any such Person, (iv) Restricted Payments and Permitted Investments that are permitted by the provisions of the Senior Subordinated Indenture described above under the caption "-- Restricted Payments," (v) transactions pursuant to agreements in effect as of the date of the Senior Subordinated Indenture disclosed in or contemplated by "Certain Relationships and Related Transactions" or disclosed elsewhere in this Offering Memorandum and Disclosure Statement, (vi) transactions effected in compliance with the terms of sales permitted as described under the caption "-- Sales of Accounts Receivable," (vii) Permitted Affiliate Transactions, (viii) any transaction with Vessel Leasing LLC or Global Materials Services, LLC or (ix) the repurchase, redemption or other acquisition or retirement for value of Existing Notes, New Senior Notes or New Senior Subordinated Notes by DHC or any of its Affiliates.

SALE AND LEASEBACK TRANSACTIONS

     The Senior Subordinated Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided, that the Company may enter into a sale and leaseback transaction if (i) the Company could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Additional Indebtedness and Issuance of Disqualified Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Managers and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Issuers apply the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Asset Sales."

     Notwithstanding the first paragraph of this section, the Company and its Restricted Subsidiaries will be permitted to enter into any sale and leaseback transaction if (i) the sale and leaseback transaction qualifies as a Jeffboat Sale and Leaseback Transaction under any New Credit Facility or (ii) the Net Proceeds of such sale and leaseback transaction are used to repay term loans under any New Credit Facility.

RESTRICTIONS ON PREFERRED STOCK OF SUBSIDIARIES

     The Senior Subordinated Indenture provides that the Company will not permit any of its Restricted Subsidiaries to issue any preferred stock, or permit any Person to own or hold an interest in any preferred stock of any such Subsidiary, except for preferred stock issued to the Company or a Wholly Owned Restricted Subsidiary of the Company.

BUSINESS ACTIVITIES

     The Senior Subordinated Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than
(i) Permitted Businesses and (ii) the making of Permitted Investments and engaging in a business in connection with any such Permitted Investment, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

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RESTRICTIONS ON ACTIVITIES OF ACL CAPITAL CORP.

     The Senior Subordinated Indenture provides that ACL Capital Corp. may not hold any assets (other than the $100.00 contributed to it in connection with its formation), become liable for any obligations other than its obligations under the Existing Senior Notes, the New Senior Notes and the New Senior Subordinated Notes or engage in any business activities; provided, that ACL Capital Corp. may be a co-obligor with respect to Indebtedness if the Company is primary obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Company or one or more of the Company's Subsidiaries other than ACL Capital Corp.

PAYMENTS FOR CONSENT

     The Senior Subordinated Indenture provides that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any New Senior Subordinated Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Senior Subordinated Indenture or the New Senior Subordinated Notes unless such consideration is offered to be paid or is paid to all Holders of the New Senior Subordinated Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

ADDITIONAL SUBORDINATED SUBSIDIARY GUARANTEES

     The Senior Subordinated Indenture provides that if the Issuers or any of their Restricted Subsidiaries shall acquire or create another domestic Subsidiary after the date of the Senior Subordinated Indenture, then such newly acquired or created Subsidiary shall become a Subsidiary Guarantor and execute supplemental indentures and deliver an Opinion of Counsel, in accordance with the terms of the Senior Subordinated Indenture. In addition, if a Restricted Subsidiary that is not then a Subsidiary Guarantor guarantees any Indebtedness incurred under the Senior Credit Facilities or a New Credit Facility, then that Restricted Subsidiary must become a Subsidiary Guarantor and execute a supplemental indenture satisfactory to the Trustee and deliver an Opinion of Counsel to the Trustee. Notwithstanding the foregoing, any Subordinated Subsidiary Guarantee of a Restricted Subsidiary that was incurred pursuant to the second sentence of this paragraph shall provide by its terms that it shall be automatically and unconditionally released upon the release or discharge of the guarantee which resulted in the creation of such Restricted Subsidiary's Subordinated Subsidiary Guarantee, except a discharge or release by, or as a result of payment under, such guarantee.

REPORTS

     The Senior Subordinated Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any New Senior Subordinated Notes are outstanding, the Issuers will furnish to the Holders and make available to the beneficial owners of the New Senior Subordinated Notes upon request (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuers were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Issuers and their consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Issuers' certified independent accountants and
(ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuers were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. Whether or not required by the rules and regulations of the Commission, the Issuers will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, (x) at all times that the Commission does not accept the filings provided for in the preceding sentence or (y) such filings provided for in the preceding sentence do not contain all of the information required to be delivered pursuant to Rule 144A(d)(4), the Issuers have agreed to make available to any Holder or beneficial
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owner of New Senior Subordinated Notes, to securities analysts and to prospective Holders, the information required by Rule 144A(d)(4) under the Securities Act.

SALES OF ACCOUNTS RECEIVABLES

     The Company may, and any of its Restricted Subsidiaries may, sell at any time and from time to time, accounts receivable and notes receivable and related assets to an Accounts Receivable Subsidiary; provided that (i) the aggregate consideration received in each such sale is at least equal to the aggregate fair market value of the account receivables sold, as determined by the Board of Managers in good faith, (ii) no less than 75% of the consideration received in each such sale consists of either cash or a promissory note (a "Promissory Note") which is subordinated to no Indebtedness or obligation (except that it may be subordinated to the financial institutions or other entities providing the financing to the Accounts Receivable Subsidiary with respect to such accounts receivable (the "Financier")) or an Equity Interest in such Accounts Receivable Subsidiary; provided further that the initial sale will include all accounts receivable of the Company and/or its Restricted Subsidiaries that are party to such arrangements that constitute eligible account receivables under such arrangements, (iii) the cash proceeds received from the initial sale less reasonable and customary transaction costs will be deemed to be Net Proceeds and will be applied in accordance with the second paragraph of the covenant described above under the caption entitled "-- Certain Covenants -- Asset Sales," and (iv) the Company and its Restricted Subsidiaries will sell all accounts receivable that constitute eligible accounts receivable under such arrangements to the Accounts Receivable Subsidiary no less frequently than on a weekly basis.

     The Company (i) will not permit any Accounts Receivable Subsidiary to sell any accounts receivable purchased from the Company or any of its Restricted Subsidiaries to any other person except on an arm's-length basis and solely for consideration in the form of cash or Cash Equivalents, (ii) will not permit the Accounts Receivable Subsidiary to engage in any business or transaction other than the purchase, financing and sale of accounts receivable of the Company and its Restricted Subsidiaries and activities incidental thereto, (iii) will not permit any Accounts Receivable Subsidiary to incur Indebtedness in an amount in excess of the book value of such Accounts Receivable Subsidiary's total assets, as determined in accordance with GAAP, (iv) will, at least as frequently as monthly, cause the Accounts Receivable Subsidiary to remit to the Company as payment on the outstanding balance of the Promissory Notes, all available cash or Cash Equivalents not held in a collection account pledged to a Financier, to the extent not applied to pay or maintain reserves for reasonable operating expenses of the Accounts Receivable Subsidiary or to satisfy reasonable minimum operating capital requirements and (v) will not, and will not permit any of its Subsidiaries to, sell accounts receivable to any Accounts Receivable Subsidiary upon the occurrence of certain events of bankruptcy or insolvency with respect to such Accounts Receivable Subsidiary.

EVENTS OF DEFAULT AND REMEDIES

     The Senior Subordinated Indenture provides that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the New Senior Subordinated Notes; (ii) default in payment when due of the principal of or premium, if any, on the New Senior Subordinated Notes; (iii) failure by the Company or any of its Subsidiaries to comply with the provisions described under the caption "-- Repurchase at the Option of Holders -- Change of Control," "-- Certain Covenants -- Asset Sales" or
"-- Certain Covenants -- Merger, Consolidation or Sale of Assets"; (iv) failure by the Company or any of its Subsidiaries for 30 days after notice to comply with any of its other agreements in the Senior Subordinated Indenture or the New Senior Subordinated Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Senior Subordinated Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness,

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together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more; (vi) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 30 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries; and (viii) except as permitted by the Senior Subordinated Indenture, any Subordinated Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subordinated Subsidiary Guarantee.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding New Senior Subordinated Notes may declare all such New Senior Subordinated Notes to be due and payable immediately. Upon such declaration, the principal of such New Senior Subordinated Notes, premium, if any, and accrued and unpaid interest on such New Senior Subordinated Notes shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuers, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding New Senior Subordinated Notes will become due and payable without further action or notice. Holders of the New Senior Subordinated Notes may not enforce the Senior Subordinated Indenture or the New Senior Subordinated Notes except as provided in the Senior Subordinated Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding New Senior Subordinated Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the New Senior Subordinated Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. Under certain circumstances, the Holders of a majority in aggregate principal amount of the outstanding New Senior Subordinated Notes may rescind any such acceleration with respect to the New Senior Subordinated Notes and its consequences.

     The Holders of a majority in aggregate principal amount of the New Senior Subordinated Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of such New Senior Subordinated Notes waive any existing Default or Event of Default and its consequences under the Senior Subordinated Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, such New Senior Subordinated Notes.

     The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Senior Subordinated Indenture, and the Issuers are required upon becoming aware of any Default or Event of Default, to deliver to the Trustee forthwith a statement specifying such Default or Event of Default and what action the Issuers have taken or propose to take with respect thereto.

PERSONAL LIABILITY OF MEMBERS OF THE BOARD OF REPRESENTATIVES, DIRECTORS, OFFICERS, EMPLOYEES, MEMBERS AND STOCKHOLDERS

     No member of the board of representatives, director, officer, employee, incorporator, member or stockholder of the Issuers, as such, shall have any liability for any obligations of the Issuers under the New Senior Subordinated Notes, the Senior Subordinated Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of New Senior Subordinated Notes by accepting a New Senior Subordinated Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Senior Subordinated Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

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LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding New Senior Subordinated Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding New Senior Subordinated Notes to receive payments in respect of the principal of, premium, if any, and interest on such New Senior Subordinated Notes when such payments are due from the trust referred to below, (ii) the Issuers' obligations with respect to the New Senior Subordinated Notes concerning issuing temporary New Senior Subordinated Notes, registration of New Senior Subordinated Notes, mutilated, destroyed, lost or stolen New Senior Subordinated Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers' obligations in connection therewith, (iv) the Issuers' rights of optional redemption and (v) the Legal Defeasance provisions of the Senior Subordinated Indenture. In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the Senior Subordinated Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the New Senior Subordinated Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the New Senior Subordinated Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the New Senior Subordinated Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding New Senior Subordinated Notes at Stated Maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the New Senior Subordinated Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that (A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Senior Subordinated Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding New Senior Subordinated Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that the Holders of the outstanding New Senior Subordinated Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Senior Subordinated Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Issuers must have delivered to the Trustee an Opinion of Counsel to the effect that as of the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Issuers must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of New Senior Subordinated Notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and (viii) the Issuers must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

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TRANSFER AND EXCHANGE

     A Holder may transfer or exchange New Senior Subordinated Notes in accordance with the Senior Subordinated Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Senior Subordinated Indenture. The Issuers are not required to transfer or exchange any New Senior Subordinated Note selected for redemption. Also, the Issuers are not required to transfer or exchange any New Senior Subordinated Note for a period of 15 days before a selection of New Senior Subordinated Notes to be redeemed.

     The registered Holder of a New Senior Subordinated Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Senior Subordinated Indenture or the New Senior Subordinated Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of such New Senior Subordinated Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such New Senior Subordinated Notes), and any existing default or compliance with any provision of the Senior Subordinated Indenture or the New Senior Subordinated Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of such then outstanding New Senior Subordinated Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such New Senior Subordinated Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any New Senior Subordinated Notes held by a non-consenting Holder): (i) reduce the principal amount of New Senior Subordinated Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal amount of or change the fixed maturity of any New Senior Subordinated Note or alter or waive the provisions with respect to the redemption of the New Senior Subordinated Notes (other than the provisions relating to the covenants described above and entitled "-- Repurchase at the Option of Holders -- Change of Control" and "-- Certain Covenants -- Asset Sales"), (iii) reduce the rate of or change the time for payment of interest on any New Senior Subordinated Note,
(iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the New Senior Subordinated Notes (except a rescission of acceleration of the New Senior Subordinated Notes by the Holders of at least a majority in aggregate principal amount of such New Senior Subordinated Notes and a waiver of the payment default that resulted from such acceleration), (v) make any New Senior Subordinated Note payable in money other than that stated in the New Senior Subordinated Notes, (vi) make any change in the provisions of the Senior Subordinated Indenture relating to waivers of past Defaults or the rights of Holders of New Senior Subordinated Notes to receive payments of principal of or premium, if any, or interest on the New Senior Subordinated Notes, (vii) release any Subsidiary Guarantor from any of its obligations under its Subordinated Subsidiary Guarantee or the Senior Subordinated Indenture, except in accordance with the terms of the Senior Subordinated Indenture or (viii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of New Senior Subordinated Notes, the Issuers and the Trustee may amend or supplement the Senior Subordinated Indenture, the New Senior Subordinated Notes or a Subordinated Subsidiary Guarantee to cure any ambiguity, defect or inconsistency, to provide for uncertificated New Senior Subordinated Notes in addition to or in place of certificated New Senior Subordinated Notes, to provide for the assumption of the Issuers' or a Subsidiary Guarantor's obligations to Holders in the case of the merger, consolidation or sale of all or substantially all of the Issuers' or a Subsidiary Guarantor's assets, to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Senior Subordinated Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Senior Subordinated Indenture under the Trust Indenture Act, to provide for the issuance of additional New Senior Subordinated Notes in accordance with the Senior Subordinated Indenture or to allow any

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Subsidiary Guarantor to execute a supplemental indenture and/or a Subordinated
Subsidiary Guarantee with respect to the New Senior Subordinated Notes.

CONCERNING THE TRUSTEE

     The Senior Subordinated Indenture contains certain limitations on the rights of the Trustee, should the Trustee become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in aggregate principal amount of the then outstanding New Senior Subordinated Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Senior Subordinated Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Senior Subordinated Indenture at the request of any Holder of New Senior Subordinated Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

     The Senior Subordinated Indenture provides that it and the New Senior Subordinated Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

ADDITIONAL INFORMATION

     Anyone who receives this Offering Memorandum and Disclosure Statement may obtain copies of the Senior Subordinated Indenture without charge by writing to the Issuers at 1701 East Market St., Jeffersonville, IN 47130, Attention:
Secretary.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Senior Subordinated Indenture. Reference is made to the Senior Subordinated Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accounts Receivable Subsidiary" means a Wholly Owned Subsidiary of the Company (i) which is formed solely for the purpose of, and which engages in no activities other than activities in connection with, financing accounts receivable and/or notes receivable and related assets of the Company and/or its Restricted Subsidiaries, (ii) which is designated by the Board of Managers as an Accounts Receivable Subsidiary pursuant to a resolution set forth in an Officers' Certificate and delivered to the Trustee, (iii) that has total assets at the time of such designation with a book value not exceeding $100,000 plus the reasonable fees and expenses required to establish such Accounts Receivable Subsidiary and any accounts receivable financing, (iv) no portion of Indebtedness or any other obligation (contingent or otherwise) of which (a) is at any time recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way, other than pursuant to (I) representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with the sale of accounts receivable and/or notes receivable to such Accounts Receivable Subsidiary or (II) any guarantee of any such accounts receivable financing by the Company that is permitted to be incurred pursuant to the covenant described under the caption entitled "-- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock," or
(b) subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to (I) representations, warranties, covenants and
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indemnities entered into in the ordinary course of business in connection with sales of accounts receivable and/or notes receivable or (II) any guarantee of any such accounts receivable financing by the Company that is permitted to be incurred pursuant to the covenant described under the caption entitled
"-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock," (v) with which neither the Company nor any Restricted Subsidiary of the Company has any contract, agreement, arrangement or understanding other than contracts, agreements, arrangements or understandings entered into in the ordinary course of business in connection with sales of accounts receivable and/or notes receivable in accordance with the description under the caption
"-- Sales of Accounts Receivable" and fees payable in the ordinary course of business in connection with servicing accounts receivable and/or notes receivable and (vi) with respect to which neither the Company nor any Restricted Subsidiary of the Company has any obligation (a) to subscribe for additional shares of Capital Stock or other Equity Interests therein or make any additional capital contribution or similar payment or transfer thereto other than in connection with the sale of accounts receivable and/or notes receivable to such Accounts Receivable Subsidiary in accordance with the description under the caption "-- Sales of Accounts Receivable" or (b) to maintain or preserve solvency or any statement of financial position item, financial condition, level of income or results of operations thereof.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Adjusted Net Assets" of a Subsidiary Guarantor at any date means the amount by which the fair value of the assets and property of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under its Subordinated Subsidiary Guarantee, of such Subsidiary Guarantor at such date.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that no Person shall be deemed to be an Affiliate of the Issuers or the Parent solely as a result of such Person's stock ownership of DHC.

     "Applicable Procedures" means, with respect to any transfer or exchange of beneficial interest in a Global Note, the rules and procedures of the Exchange Agent, Euroclear System or Clearstream Bank that apply to such transfer and exchange.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than (A) in the ordinary course of business consistent with past practices or (B) sales or other dispositions of accounts receivable and/or notes receivable and related assets to the Accounts Receivable Subsidiary in accordance with the description under the caption "-- Sales of Accounts Receivable" (provided, that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Senior Subordinated Indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Issuers to a Wholly Owned Restricted Subsidiary or by a Restricted Subsidiary to the Issuers or to another Restricted Subsidiary of which the Issuers own, directly or indirectly, at

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least the same percentage of equity interests of; (ii) an issuance of Equity
Interests by a Wholly Owned Restricted Subsidiary to the Issuers or to another Wholly Owned Restricted Subsidiary; (iii) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments"; (iv) any disposition of damaged, worn out or otherwise obsolete property in the ordinary course of business, so long as such property is no longer necessary for the proper conduct of a Permitted Business; (v) any sale or discount without recourse (other than recourse for a breach of a representation or warranty) of accounts receivable arising in the ordinary course of business, but only in connection with the collection or compromise thereof; (vi) sales or transfers (a) among Foreign Subsidiaries or (b) from the Issuers or a Restricted Subsidiary to a Foreign Subsidiary to the extent, in the case of this clause (b), the consideration received by the Company or any Restricted Subsidiary of the Company in any such transaction consists solely of cash or Cash Equivalents; and (vii) the transfer of the stock of American Commercial Lines Funding Corporation by the Parent or Company to DHC or its Related Parties.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Board of Managers" means (i) for so long as the Company is a limited liability company, the board of managers or management committee of the Company, if it has such a board or committee, and if it does not, the board of managers or management committee of the manager of the Company, (ii) if the Company is not a limited liability company at the relevant time, the board of directors or other analogous body of the Company, and (iii) any committee or subcommittee thereof duly authorized to act on behalf of such board of managers, such board of directors or such other analogous body.

     "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by a Capital Lease Obligation shall be the capitalized amount of the liability in respect of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last scheduled payment of rent or any other amount due under the relevant lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Group and in each case maturing within six months after the date of acquisition, (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (v) of this definition and (vii) in the case of any Foreign Subsidiary: (A) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally

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guaranteed by such sovereign nation (or any agency thereof), (B) investments of the type and maturity described in clauses (i) through (vi) above of foreign obligors, which investments or obligors (or the direct or indirect parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies or (C) investments of the type and maturity described in clauses (i) through (vi) above of foreign obligors (or the direct or indirect parents of such obligors), which investments or obligors (or the direct or indirect parents of such obligors) are not rated as provided in such clauses or in clause (B) above but which are, in the reasonable judgment of the Company, comparable in investment quality to such investments and obligors (or the direct or indirect parent of such obligors).

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits or the Tax Amount of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (v) non-cash items increasing such Consolidated Net Income for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted directly or indirectly at the date of determination to be dividended or distributed to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (a) the consolidated equity of the common equityholders of such Person and its consolidated Restricted Subsidiaries
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as of such date, plus (b) the respective amounts reported on such Person's balance sheet or statement of financial position, as applicable, as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Senior Subordinated Indenture in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, (ii) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Restricted Subsidiaries and (iii) all unamortized debt discount and expense and unamortized deferred charges as of such date, in each case, determined in accordance with GAAP.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the issuers thereof to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that such issuers may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption
"-- Certain Covenants -- Restricted Payments."

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means the aggregate principal amount of Indebtedness (other than Indebtedness under the Senior Credit Facilities or the New Senior Notes or the Senior Indenture) of the Company and its Subsidiaries in existence on the date of the Senior Subordinated Indenture, until such amounts are repaid.

     "Existing Senior Notes" means the 10.25% Senior Notes due 2008 issued in 1998 by the Issuers in an initial aggregate amount of $300.0 million.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the referent Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred equity, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but

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only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments or other distributions (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred equity of such Person times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person (or in the case of a person that is a partnership or limited liability company, the combined federal, state, local and foreign income tax rate that was or would have been utilized to calculate the Tax Amount of such Person), expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP. Notwithstanding the foregoing, Fixed Charges shall not include any non-cash pay interest accrued, amortized or accreted solely arising from purchase accounting for the Restructuring.

     "Foreign Subsidiary" means each of ACBL de Venezuela, C.A. (a Venezuelan compania anonima), ACBL Hidrovias, Ltd. (a Bermuda corporation), ACBL Venezuela, Ltd. (a Bermuda corporation) and any future Restricted Subsidiary of the Company that is organized under the laws of any jurisdiction other than the United States or any State thereof or the District of Columbia.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Senior Subordinated Indenture.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements or other agreements or arrangements designed either to protect such Person against fluctuations in interest rates or to allow such Person to take advantage of effectively reduced interest rates and (ii) foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, in each case provided that such obligations are entered into solely in connection with such Person's indebtedness or operations, respectively, and not for purposes of speculation.

     "Holder" means a Person in whose name a New Senior Subordinated Note is registered.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations, the balance deferred and unpaid of the purchase price of any property, Attributable Debt or any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit, Attributable Debt and Hedging

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Obligations) would appear as a liability upon a balance sheet or statement of financial position, as applicable, of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet or statement of financial position, as applicable, prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Jeffboat Sale and Leaseback Transaction" means the sale by Jeffboat LLC, a Subsidiary of the Company, of barges or other equipment manufactured by Jeffboat LLC or any other Subsidiary of the Company to a third party, which such barges or other equipment are then leased back by the Company or a Subsidiary of the Company.

     "Junior Security" means any Qualified Capital Stock and any Indebtedness of the Company or a Subsidiary Guarantor, as applicable, that is contractually subordinated in right of payment to all Senior Debt (and any securities issued in exchange for or in replacement of Senior Debt) at least to the same extent as the New Senior Subordinated Notes or the Subordinated Subsidiary Guarantees, as applicable, are subordinated to Senior Debt pursuant to the Senior Subordinated Indenture and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the New Senior Subordinated Notes.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof).

     "LLC Agreement" means the Amended and Restated Limited Liability Company Agreement of Parent, dated as of April 27, 1999, by and among Parent and its members, as the same may be amended, modified, replaced or restated from time to time.

     "Net Income" means, with respect to any Person for any period, (i) the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however,
(a) any gain (but not loss), together with any related provision for taxes or distributions in respect of taxes made under clause (vii) of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments," on such gain (but not loss), realized in connection with (1) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (2) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (b) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes or distributions in respect of taxes made under clause (vii) of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments," on such extraordinary or nonrecurring gain (but not loss) less (ii) in the case of any Person that is a partnership or limited liability company, distributions in respect of taxes made under clause

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(vii) of the covenant described above under the caption "-- Certain
Covenants -- Restricted Payments," of such Person for such period.

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, any taxes (or distributions in respect of taxes permitted under clause (vii) of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments"), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP until such time as such reserve is reversed in which case Net Proceeds shall include only the amount of the reserve so reversed.

     "New Credit Facility" means, with respect to the Company and its Subsidiaries, one or more debt facilities (including, without limitation, the Senior Credit Facilities) or commercial paper facilities with banks, investment funds or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other secured borrowings, in each case, as amended, restated, modified, renewed, refunded, replaced, expanded, extended or refinanced in whole or in part from time to time.

     "New Senior Notes" means the Senior Notes due 2008 issued by the Issuers on the original issuance date of the New Senior Subordinated Notes.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the New Senior Notes, the New Senior Subordinated Notes and any New Credit Facility) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities and obligations payable under the documentation governing any Indebtedness.

     "Officers' Certificate" means a certificate signed by any two of the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary, of the Company.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee and who may be an employee of or counsel to the Parent, the Company or the Trustee.

     "Parent" means American Commercial Lines Holdings LLC, a Delaware limited liability company and any successor thereto.

     "Parent Company" means any direct or indirect holder of 50% or more of the Company's outstanding equity interests.

     "Permitted Affiliate Transactions" means (i) management, support, service and consulting arrangements with DHC and any payments for fees and expenses thereunder made; provided, that such payments shall not exceed $3.0 million per annum, (ii) transactions pursuant to any contract or agreement in effect on the date of the Senior Subordinated Indenture as the same may be amended, modified or replaced from time to time so long as such amendment, modification or replacement is not materially less favorable to the Company and its Restricted Subsidiaries taken as a whole than the contract or agreement as in effect on the date of the Senior Subordinated Indenture and (iii) the transfer or distribution of the stock of American Commercial Lines

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Funding Corporation by the Company or Parent to the Principals; provided, however, that upon such transfer, American Commercial Lines Funding Corporation shall guarantee the New Senior Notes.

     "Permitted Business" means any of the businesses and any other businesses ancillary or complementary to the businesses engaged in by the Company and its respective Restricted Subsidiaries on the date of the Senior Subordinated Indenture.

     "Permitted Investments" means (a) any Investment in the Company or in a Restricted Subsidiary that is a Subsidiary Guarantor and is engaged in a Permitted Business; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of or in connection with such Investment (i) such Person becomes a Restricted Subsidiary of the Company that is a Subsidiary Guarantor of the Company and is engaged in a Permitted Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Subsidiary Guarantor of the Company and is engaged in a Permitted Business; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
"-- Certain Covenants -- Asset Sales" or from a sale that was made pursuant to and in compliance with the requirements described under the caption "-- Sales of Accounts Receivable"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (f) any Investment by the Company or any Wholly Owned Restricted Subsidiary of the Company involving the contribution of assets to a Restricted Subsidiary of the Company that is a not Subsidiary Guarantor in exchange for the incurrence by such Restricted Subsidiary of Indebtedness owed to the Company or any Wholly Owned Restricted Subsidiary of the Company that is a Subsidiary Guarantor; (g) Investments in an Accounts Receivable Subsidiary made in connection with the formation of an Accounts Receivable Subsidiary; (h) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (h) that are at the time outstanding, not to exceed 5% of Total Assets; (i) Guarantees issued in accordance with "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock"; (j) investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits and prepaid expenses made in the ordinary course of business; (k) commission, payroll, travel and similar advances to employees in the ordinary course of business to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP and (1) stock, obligations or securities received in satisfaction of judgments, settlements of debts owing to the Company or any Restricted Subsidiary as a result of bankruptcy or insolvency proceedings or upon foreclosure or enforcement of any Lien in favor of the Company or any Restricted Subsidiary, in each case as to Indebtedness owing to the Company or a Restricted Subsidiary that arose in the ordinary course of business of the Company or such Restricted Subsidiary.

     "Permitted Liens" means (i) Liens on assets of the Company or Restricted Subsidiaries of the Company to secure Senior Debt of the Company or such Subsidiaries incurred under a New Credit Facility; provided that the aggregate principal amount does not exceed an amount equal to $535.0 million less any amount permanently repaid as provided under the caption entitled "-- Asset Sales"; (ii) Liens in favor of the Issuers; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with one of the Company or any Subsidiary of the Company; provided, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or any Subsidiary of the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided, that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing on the date of the Senior Subordinated Indenture; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall

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have been made therefor; (viii) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries; and (ix) Liens incurred in the ordinary course of business of the Issuers or any Subsidiary of the Issuers with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Issuers or such Subsidiary; (x) Liens with respect to current wages of the master and crew and for wages of a stevedore when employed directly by the Company or any Subsidiary of the Company, or by the charterer, operator, master or agent of any of the vessels owned or operated by the Company or any Subsidiary of the Company, and for salvage (including contract salvage) and general average; (xi) protective Liens filed in connection with operating leases entered into in connection with sale-leaseback transactions; (xii) Liens with respect to Permitted Debt incurred pursuant to clauses (v), (viii), (ix), (xi), (xiii) and (xv) of the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock"; (xiii) Liens imposed by law or arising by operation of law, including, without limitation, landlords', mechanics', carriers', warehousemen's, materialmen's, suppliers' and vendors' Liens and incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made with respect thereof;
(xiv) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property and defects, irregularities and deficiencies in title to real property that do not, individually or in the aggregate, materially affect the ability of the Company or any Restricted Subsidiary to conduct its business presently conducted; (xv) Liens to secure Indebtedness incurred for the purpose of financing all or a part of the purchase price or construction costs of property or assets acquired or constructed after the date of the Senior Subordinated Indenture, provided, that (1) the principal amount of Indebtedness secured by such Liens shall not exceed 100% of the cost of the property or assets so acquired or constructed plus transaction costs related thereto, (2) such Liens shall not encumber any other assets or property of the Company or any Restricted Subsidiary (other than the proceeds thereof and accessions and upgrades thereto) and (3) such Liens shall attach to such property or assets within 180 days of the date of the completion of the construction or acquisition of such property or assets; (xvi) Liens securing Capital Lease Obligations, provided that such Liens secure Capital Lease Obligations; (xvii) Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses (vi), (iv) and (v), provided, that such Lien does not extend to any other property or assets of the Company or any Restricted Subsidiary and the principal amount of the Indebtedness secured by such Lien is not increased; (xviii) leases or subleases of real property to other persons; (xix) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (xx) rights of off-set of banks and other persons.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided, that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of premiums, prepayment penalties, fees and reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a Stated Maturity date later than the Stated Maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the New Senior Subordinated Notes or a Subordinated Subsidiary Guarantee, such Permitted Refinancing Indebtedness has a Stated Maturity date later than the Stated Maturity date of the New Senior Subordinated Notes, and is subordinated in right of payment to, the New Senior Subordinated Notes or the applicable Subordinated Subsidiary Guarantee, as the case may be, on terms at least as favorable to the Holders of New

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Senior Subordinated Notes, as those contained in the documentation governing the
Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Purchase Money Indebtedness" means Indebtedness (i) consisting of the deferred purchase price of an asset or assets (including Capital Stock), any conditional sale obligation, any obligation under any title retention agreement or any other purchase money obligation or (ii) incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset or assets, including additions and improvements; provided, that the average life of such Indebtedness is less than the anticipated useful life of assets having an aggregate fair market value representing more than 50% of the aggregate fair market value of all assets so acquired and that such Indebtedness is incurred within 180 days after the acquisition by the Company or Restricted Subsidiary of such asset, or is in existence with respect to any asset or other property at the time such asset or property is acquired.

     "Qualified Capital Stock" means any Capital Stock of the Company that is not Disqualified Stock.

     "Recapitalization Agreement" means the Recapitalization Agreement, dated as of March 15, 2002, among Danielson Holding Corporation, Parent, the Company, the Preferred Unitholders party thereto and the Management Unitholders party thereto.

     "Registrar" means an office or agency where the New Senior Subordinated Notes may be presented for registration of transfer or for exchange.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Restructuring" shall have the meaning assigned to it in the Recapitalization Agreement.

     "Senior Credit Facilities" means that certain Credit Agreement, by and among Parent, the Company, certain Subsidiaries of the Company and JPMorgan Chase Bank, as administrative agent, security trustee and collateral agent, providing for revolving credit borrowings and term loans, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, restated, expanded, extended or refinanced from time to time.

     "Senior Debt" means (i) all Indebtedness outstanding under the Senior Credit Facilities or a New Credit Facility, (ii) Hedging Obligations, (iii) any other Indebtedness permitted to be incurred under the terms of the Senior Subordinated Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the New Senior Subordinated Notes or the New Senior Notes and (iv) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (v) any Indebtedness or Obligation which is subordinate or junior in any respect (other than as a result of the Indebtedness being unsecured) to any other Indebtedness or obligation of the Company, (w) any liability for federal, state, local or other taxes owed or owing, (x) any Indebtedness of the Issuers to any of their Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Senior Subordinated Indenture.

     "Senior Indenture" means the indenture governing the New Senior Notes, as amended or supplemented from time to time.

     "Senior Subordinated Indebtedness" means, with respect to any Person, the New Senior Subordinated Notes, the Subordinated Subsidiary Guarantees and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the New Senior Subordinated Notes or such Subordinated Subsidiary Guarantee, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Debt of such Person.

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     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subordinated Obligation" means, with respect to any Person, any Indebtedness of such Person (whether outstanding on the date of the Senior Subordinated Indenture or thereafter incurred) which is subordinate or junior in right of payment to the New Senior Subordinated Notes or a Subordinated Subsidiary Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Subsidiary Guarantors" means the Company's present and future Subsidiaries that at the time Guarantee the New Senior Subordinated Notes in accordance with the provisions of the Senior Subordinated Indenture.

     "Tax Amount" means, for any period, the highest marginal combined federal, state, local and foreign income, franchise, capital, license, or other taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, applicable to a corporation domiciled in New York, New York, and doing business in New York, New York and in the jurisdictions in which the Company does business, filing separate tax returns; provided, that in determining the Tax Amount for a period, the effect thereon of any net operating loss carryforwards or other carryforwards for periods after the consummation of the exchange offer, such as alternative minimum tax carryforwards attributable to periods after the consummation of the exchange offer, that would have arisen if such Person were a corporation domiciled in New York, New York and doing business in New York, New York and in the jurisdictions in which the Company does business shall be taken into account to the extent they would be taken into account under applicable law. In no event shall the Tax Amount for any year or other period be less than zero.

     "Total Assets" means, at any date of determination, the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company's then most recent consolidated statement of financial position.

     "Unrestricted Subsidiary" means any Subsidiary (other than ACL Capital) or any successor to any of them that is designated by the Board of Managers as an Unrestricted Subsidiary pursuant to a resolution of the Board of Managers; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of managers or board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Managers shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Managers giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Senior Subordinated Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Disqualified Stock," the Issuers shall be in default of such covenant). The Board of Managers of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of managers or management committee of a limited liability company, the board of directors of a corporation or other analogous body of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at Stated Maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                               VALUATION ANALYSIS

     ACL has been advised by Greenhill with respect to the reorganization value (or enterprise value) of reorganized ACL and its subsidiaries. The reorganization value was estimated by Greenhill to be approximately $750.0 million as of April 30, 2002, the assumed Effective Date for the purpose of preparing this valuation analysis. The foregoing reorganization value (ascribed as of the date of this Offering Memorandum and Disclosure Statement) reflects, among other things, factors discussed below, current financial market conditions, and the inherent uncertainty as to the achievement of the Forecasts.

     The foregoing valuation also reflects a number of assumptions, including a successful reorganization of ACL's business and finances in a timely manner, the amount of available cash, market conditions, and the Restructuring becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein.

     In preparing the estimated reorganization value, Greenhill: (a) reviewed certain historical financial information of ACL for recent years and interim periods; (b) reviewed certain internal financial and operating data of ACL; (c) met with certain members of senior management of ACL to discuss ACL's operations and future prospects; (d) reviewed publicly available financial data and considered the market values of companies that Greenhill deemed generally comparable to the operating businesses of ACL; (e) reviewed the financial terms, to the extent publicly available, of certain acquisitions of companies that Greenhill believes were comparable to the operating businesses of ACL; (f) considered certain economic and industry information relevant to ACL's operating business; (g) visited certain of ACL's facilities; and (h) conducted such other analyses as Greenhill deemed appropriate under the circumstances. Although Greenhill conducted a review and analysis of ACL's business, operating assets and liabilities and business plans, Greenhill assumed and relied on the accuracy and completeness of all financial and other information furnished to it by ACL. No independent evaluations or appraisals of ACL's assets or liabilities were sought or were obtained in connection therewith.

     An estimate of reorganization value does not purport to be an appraisal, nor does it necessarily reflect the values that might be realized if assets were sold. The estimate of reorganization value prepared by Greenhill assumes that reorganized ACL continues as the owner and operator of its businesses and assets. Such estimate was developed solely for purposes of formulation of the Restructuring and the analysis of implied relative recoveries to creditors thereunder. Such estimate reflects computations of the estimated reorganization value of reorganized ACL through the application of various valuation techniques and does not purport to reflect or constitute an appraisal, liquidation value or estimate of the actual market values that may be realized through the sale of any securities to be issued pursuant to the Restructuring, which may be significantly different from the amount set forth herein. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of reorganization value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Depending on the results of ACL's operations or changes in the financial markets, Greenhill's valuation analysis as of the actual Effective Date may differ from that disclosed herein.

     In addition, the valuation of newly-issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis; and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by other factors not possible to predict. Accordingly, the reorganization value estimated by Greenhill does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the reorganization value ranges associated with Greenhill's valuation analysis.

                SUMMARY HISTORICAL AND PRO FORMA CAPITALIZATION

     The following table sets forth the historical capitalization of ACL as of December 28, 2001 and as adjusted to give effect to the Out-of-Court Restructuring as though it had become effective on December 28, 2001. The adjustments giving effect to the Out-of-Court Restructuring assume 100% of the Existing Notes are exchanged. The information presented below should be read in conjunction with "Selected Financial Data," "Consolidated Financial Statements," "Unaudited Pro Forma Condensed Consolidated Financial Information" and related notes appearing elsewhere in this Offering Memorandum and Disclosure Statement.

                                                                                    PRO FORMA AT
                                                              DECEMBER 28, 2001   DECEMBER 28, 2001
                                                              -----------------   -----------------
                                                                                     (UNAUDITED)
                                                                      (DOLLARS IN MILLIONS)
Revolving Credit Facility(2)                                       $ 84.0              $ 34.0
Term Loans
     New Term Loan A                                                   --                46.6
     $200 million Term Loan B                                      $143.9               134.0
     $235 million Term Loan C                                       169.4               157.7
                                                                   ------              ------
Total Revolving and Term Loans                                     $397.3              $372.3
Existing Notes                                                     $295.0                  --
New Notes                                                              --               202.7(1)
Other Debt (including Capital Lease Obligations)(3)                   6.1                 6.1
                                                                   ------              ------
Total Debt                                                         $698.4              $581.1
Membership Interests                                               $220.1              $ 80.6
                                                                   ------              ------
TOTAL ACL CAPITALIZATION                                           $918.5              $661.7
                                                                   ======              ======

------------------
(1) Includes accrued and unpaid interest through December 28, 2001 and has been discounted based on a preliminary estimate of fair value. The face value of the New Notes is $120.0 million for the New Senior Notes plus $11.9 million of the accrued and unpaid interest through December 28, 2001, and $116.5 million for the New Senior Subordinated Notes. Such amounts will increase by accrued and unpaid interest through the Effective Date as described elsewhere herein.

(2) Our revolving credit facility is reflected as short-term debt in our Consolidated Financial Statements.

(3) Other debt includes $5.9 million of capital lease obligations, which are reflected in Other Long-Term Liabilities and Other Current Liabilities in our Consolidated Financial Statements, and $0.2 million of other debt, which is reflected in Current Portion of Long-Term Debt in our Consolidated Financial Statements.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The Unaudited Pro Forma Condensed Consolidated Statement of Financial Position as of December 28, 2001 and the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 28, 2001 have been prepared to give effect to the Out-of-Court Restructuring.

     The Out-of-Court Restructuring includes:

     - the Recapitalization;

     - the Debt Restructuring;

     - the GMS/Vessel Leasing Acquisition;

     - the Management Unitholder Exchange; and

     - the implementation of the Management Stock Incentive Plan under which 6.0% of the fully diluted DHC common stock will be reserved for issuance to ACL management over time and on terms to be determined.

     The Unaudited Pro Forma Condensed Consolidated Statement of Financial Position as of December 28, 2001 was prepared as if the Out-of-Court Restructuring had been consummated as of December 28, 2001. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 28, 2001 was prepared as if the Out-of-Court Restructuring had been consummated on December 30, 2000.

     The pro forma adjustments are based on available information and upon certain preliminary assumptions ACL believes are reasonable under the circumstances. The pro forma adjustments are subject to revision once appraisals and other evaluations of the fair value of the assets acquired and liabilities assumed are completed. Accordingly, actual purchase accounting adjustments could differ materially from the pro forma adjustments presented in this offering document. The unaudited pro forma condensed consolidated financial information is based upon and should be read in conjunction with ACL's consolidated financial statements and related notes thereto and "Selected Financial Data" and "Management's Discussion and Analysis of Results of Operations and Financial Condition" contained elsewhere in this Offering Memorandum and Disclosure Statement.

THESE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ARE PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED TO BE INDICATIVE OF THE FINANCIAL CONDITIONS OR RESULTS OF OPERATIONS OF ACL HAD THE OUT-OF-COURT RESTRUCTURING DESCRIBED HEREIN BEEN CONSUMMATED ON THE RESPECTIVE DATES INDICATED AND ARE NOT INTENDED TO BE PREDICTIVE OF THE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF ACL AT ANY FUTURE DATE OR FOR ANY FUTURE PERIOD.

                              ACL AND SUBSIDIARIES
   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                             (DOLLARS IN THOUSANDS)

                                                                          AS OF DECEMBER 28, 2001
                                                ---------------------------------------------------------------------------
                                                                                PRO FORMA FOR
                                                HISTORICAL       DEBT          THE OUT-OF-COURT    PURCHASE         TOTAL
                                                   ACL       RESTRUCTURING      RESTRUCTURING     ACCOUNTING      PRO FORMA
                                                ----------   -------------     ----------------   ----------      ---------
ASSETS
  CURRENT ASSETS
    Cash and Cash Equivalents.................  $  47,253      $      --          $  47,253       $      --       $ 47,253
    Accounts Receivable, Net..................     54,785             --             54,785              --         54,785
    Materials and Supplies....................     31,335             --             31,335              --         31,335
    Other Current Assets......................     29,633             --             29,633              --         29,633
                                                ---------      ---------          ---------       ---------       --------
         Total Current Assets.................    163,006             --            163,006              --        163,006

  PROPERTIES -- Net...........................    464,133             --            464,133         111,930(8)     576,063
  PENSION ASSET...............................     26,067             --             26,067          (4,823)(9)     21,244
  OTHER ASSETS................................    104,730        (12,267)(1)         92,463         (12,208)(10)    80,255
                                                ---------      ---------          ---------       ---------       --------
         Total Assets.........................  $ 757,936      $ (12,267)         $ 745,669       $  94,899       $840,568
                                                =========      =========          =========       =========       ========

LIABILITIES AND MEMBER'S EQUITY
  CURRENT LIABILITIES
    Accounts Payable..........................  $  29,737      $      --          $  29,737       $      --       $ 29,737
    Accrued Payroll and Fringe Benefits.......     17,206             --             17,206              --         17,206
    Deferred Revenue..........................     11,890             --             11,890              --         11,890
    Accrued Claims and Insurance Premiums.....     24,200             --             24,200              --         24,200
    Accrued Interest..........................     18,659        (14,870)(2)          3,789              --          3,789
    Short-Term Debt...........................     84,000        (50,000)(3)         34,000              --         34,000
    Current Portion of Long-Term Debt.........    608,519       (602,079)(4)          6,440              --          6,440
    Other Current Liabilities.................     50,469         14,800(5)          65,269              19(11)     65,288
                                                ---------      ---------          ---------       ---------       --------
         Total Current Liabilities............    844,680       (652,149)           192,531              19        192,550

  LONG-TERM DEBT..............................         --        580,508(6)         580,508         (45,711)(12)   534,797
  PENSION LIABILITY...........................     18,907             --             18,907         (18,907)(13)        --
  OTHER LONG-TERM LIABILITIES.................     37,292             --             37,292          (4,651)(14)    32,641
                                                ---------      ---------          ---------       ---------       --------
         Total Liabilities....................    900,879        (71,641)           829,238         (69,250)       759,988
                                                ---------      ---------          ---------       ---------       --------

MEMBER'S EQUITY
  Member's Interest...........................    220,074             --            220,074        (139,494)(15)    80,580
  Other Capital...............................    166,580             --            166,580        (164,885)(15)     1,695
  Restricted DHC Common Stock.................         --             --                 --          (1,695)(15)    (1,695)
  Retained Deficit............................   (527,740)        59,374(7)        (468,366)        468,366(15)         --
  Other Comprehensive Loss....................     (1,857)            --             (1,857)          1,857(15)         --
                                                ---------      ---------          ---------       ---------       --------
         Total Member's Equity................   (142,943)        59,374            (83,569)        164,149         80,580
                                                ---------      ---------          ---------       ---------       --------
         Total Liabilities and Member's
           Equity.............................  $ 757,936      $ (12,267)         $ 745,669       $  94,899       $840,568
                                                =========      =========          =========       =========       ========

   The accompanying notes are an integral part of these financial statements.

                              ACL AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                        YEAR ENDED DECEMBER 28, 2001
                                  ------------------------------------------------------------------------
                                                                 PRO FORMA FOR
                                  HISTORICAL       DEBT         THE OUT-OF-COURT    PURCHASE       TOTAL
                                     ACL       RESTRUCTURING     RESTRUCTURING     ACCOUNTING    PRO FORMA
                                  ----------   -------------    ----------------   ----------    ---------
OPERATING REVENUE...............   $788,501      $     --           $788,501        $     --     $788,501
OPERATING EXPENSE
  Materials, Supplies and
     Other......................    341,606        (1,164)(16)       340,442              --      340,442
  Rent..........................     56,711            --             56,711              --       56,711
  Labor and Fringe Benefits.....    166,041            --            166,041           3,632(18)  169,673
  Fuel..........................     93,560            --             93,560              --       93,560
  Depreciation and
     Amortization...............     55,497            --             55,497           7,965(19)   63,462
  Gain on Property
     Dispositions...............    (16,498)           --            (16,498)             --      (16,498)
  Taxes, Other Than Income
     Taxes......................     26,223            --             26,223              --       26,223
                                   --------      --------           --------        --------     --------
                                    723,140        (1,164)           721,976          11,597      733,573
                                   --------      --------           --------        --------     --------
OPERATING INCOME (LOSS).........     65,361         1,164             66,525         (11,597)      54,928
OTHER EXPENSE (INCOME)
  Interest Expense..............     70,932       (15,767)(17)        55,165           6,095(20)   61,260
  Other, Net....................       (591)           --               (591)             --         (591)
                                   --------      --------           --------        --------     --------
                                     70,341       (15,767)            54,574           6,095       60,669
                                   --------      --------           --------        --------     --------
INCOME (LOSS) BEFORE INCOME
  TAXES.........................     (4,980)       16,931             11,951         (17,692)      (5,741)
INCOME TAXES....................        118            --                118              --          118
                                   --------      --------           --------        --------     --------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS....................   $ (5,098)     $ 16,931           $ 11,833        $(17,692)    $ (5,859)
                                   ========      ========           ========        ========     ========

   The accompanying notes are an integral part of these financial statements.

                          NOTES TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL INFORMATION

GENERAL

     The pro forma adjustments assume that the Out-of-Court Restructuring will be accomplished as outlined in this Offering Memorandum and Disclosure Statement. The pro forma adjustments relating to the Out-of-Court Restructuring are summarized in the following notes.

     The Out-of-Court Restructuring assumes that the transaction will be consummated outside of a Chapter 11 case, which is contingent upon a number of conditions as outlined in this Offering Memorandum and Disclosure Statement. If the Out-of-Court Restructuring is consummated, ACL would implement the provisions of Statement of Financial Accounting Standards No. 141 (SFAS 141), "Business Combinations" upon election of "push down accounting" by DHC at the time the transaction is consummated. If the Out-of-Court Restructuring is not consummated, ACL may effect the transaction pursuant to the Plan, which provides for the reorganization of ACL under Chapter 11 of the Bankruptcy Code. If the Plan is used, ACL would implement the provisions of SFAS 141, upon election of "push down accounting" by DHC at the time of emergence from bankruptcy. The provisions of SFAS 141 require that ACL revalue its assets and liabilities at fair value and reset its stockholders' equity using the fair value of the assets distributed by DHC as consideration.

     Both the out-of-court restructuring and the plan assume a 100% acquisition of ACL Holdings by us and the election of push down accounting by us, resulting in the accounting under SFAS 141 in both situations as described above. Should DHC not acquire 100% of ACL Holdings or elect not to implement push down accounting, the use of "fresh start accounting" under the requirements of Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," (SOP 90-7) issued by the American Institute of Certified Public Accountants may apply upon ACL's emergence of bankruptcy. The provisions of fresh start accounting under SOP 90-7 require that ACL revalue its assets and liabilities at fair value, reset its member's equity using the reorganization value established in the bankruptcy, and record any applicable reorganization value in excess of amounts allocable to identifiable assets. The pro forma condensed consolidated financial statements prepared under SOP 90-7 could differ from such statements prepared under SFAS 141 as presented in this Prospectus Supplement.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

     The Unaudited Pro Forma Condensed Consolidated Statement of Financial Position includes estimated pro forma adjustments necessary to give effect to the Out-of-Court Restructuring as if it had occurred on December 28, 2001. The pro forma adjustments have been prepared on the basis that the Out-of-Court Restructuring will be accomplished outside of Chapter 11 proceedings. The pro forma adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Financial Position are described as follows:

 1. To reverse unamortized debt issuance costs of $16,442 related to previous debt facilities, and to establish new debt issuance costs of $4,175.

 2. To eliminate accrued bond interest of $14,870 according to the terms of the Debt Restructuring.

 3. To eliminate $50,000 of existing revolving credit loans according to the terms of the Debt Restructuring.

 4. To reclassify outstanding indebtedness under the Existing Notes and term loans, other than $6,250 in term loans, from current to long term.

 5. To accrue transaction fees of $14,800 incurred by ACL.

 6. To reclassify indebtedness under the Existing Notes and term loans of $602,079 from current to long term, to convert $50,000 in existing revolving credit loans to new term loan A, to reduce outstanding senior note indebtedness by $58,493 from the contribution and cancellation of notes held by DHC, to reduce outstanding indebtedness under the term loans from the contribution of $25,000 in cash by DHC and to

                          NOTES TO UNAUDITED PRO FORMA
          CONDENSED CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

    record additional New Senior Notes of $11,922 from the conversion of existing accrued senior note interest.

 7. To record the impact of the Debt Restructuring on historical equity accounts.

 8. To adjust properties-net to their relative fair values based on a third-party appraisal prepared on the Company's marine assets and preliminary estimates made by management of the fair values of the Company's other property and equipment and to allocate the excess of fair value over cost in proportion to the relative fair value of assets acquired.

 9. To adjust the pension asset to fair value based on third-party actuarial calculations.

10. To increase investments in subsidiaries to fair value by $982, to eliminate goodwill of $838, to reduce favorable lease intangibles to fair value by $2,203 and to allocate the excess of fair value over cost in proportion to the relative fair value of assets acquired by reducing other assets $10,149. Management has estimated that the Company has no intangible assets, other than the favorable lease intangibles, which have fair values in excess of their historical carrying values.

11. To adjust the non-qualified pension plan liability to fair value based on third-party actuarial calculations.

12. To discount the New Senior Notes and the New Senior Subordinated Notes to fair value as determined based on a preliminary estimate of fair market value.

13. To eliminate the ACL pension plan ("ACL Pension Plan") liability in accordance with adjusting the plan to fair value.

14. To adjust the post-retirement medical plan liability to fair value based on third-party actuarial calculations.

15. To eliminate the member's interest of $220,074, to eliminate other paid-in-capital of $166,580, to eliminate retained deficit after the Debt Restructuring and other comprehensive loss of $470,223 and to establish new member's interest of $80,580 based upon the fair value of the consideration contributed by DHC and to record restricted DHC common stock of $1,695, issued to ACL management, which will vest over the next three years. The new member's interest of $80,580 is composed of $41,530 in fair value of the Existing Notes contributed by DHC, $32,000 in cash and $7,050 in fees and taxes.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

     The Unaudited Pro Forma Condensed Consolidated Statement of Operations includes adjustments necessary to give effect to the Out-of-Court Restructuring as if it had been consummated on December 30, 2000.

     The pro forma adjustments for the year ended December 28, 2001 are summarized as follows:

16. To eliminate $1,164 of non-recurring consulting and legal fees directly related to the Restructuring.

17. To eliminate interest expense and debt amortization from the Existing Credit Facility and the Existing Notes of $68,257 and to record interest expense and debt amortization on the Amended and Restated Credit Facility, the New Senior Notes and the New Senior Subordinated Notes of $52,490. Interest is calculated based on current market rates. A 1/8% change in the interest rate would have a $465 impact on

                          NOTES TO UNAUDITED PRO FORMA
          CONDENSED CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

interest expense due to variable rates in the new senior credit facility. Components of the new debt, interest expense and amortization of debt issuance costs are as follows:

                                                                                                 1/8%
                                                                                               VARIABLE
                                                                     INTEREST    INTEREST &      RATE
                                                         PRINCIPAL     RATE     AMORTIZATION    CHANGE
                                                         ---------   --------   ------------   --------
Term Loan A                                              $ 46,560     5.78%       $ 2,691        $ 58
Term Loan B                                               134,046      6.03         8,083         167
Term Loan C                                               157,723      6.28         9,905         197
Revolver                                                   34,000      5.78         1,965          43
New Senior Notes                                          131,922     11.25        14,841          --
New Subordinated Senior Notes (compounded
  semi-annually)                                          116,507     12.00        14,400          --
New Debt Issuance Costs -- Bank Fees (6.5 year life)        2,375                     365          --
New Debt Issuance Costs -- Other Fees (7.5 year life)       1,800                     240          --
                                                                                  -------        ----
                                                                                  $52,490        $465
                                                                                  =======        ====

18. To increase pension and post-retirement medical expenses as a result of adjusting the plans to fair value based on third-party actuarial calculations by $3,067 and to record $565 in expense for the vesting of 1/3 of the restricted DHC common stock.

19. To record additional depreciation of $9,027, based on an average remaining life of approximately nine years, to reduce amortization of software by $296, to reduce amortization of the intangible favorable lease asset by $557 and to eliminate goodwill amortization of $209 as a result of adjusting assets to the cost of the acquisition.

20. To amortize the discount on the New Senior Notes and the New Senior Subordinated Notes under the straight-line method which approximates the effective interest method.

                            SELECTED FINANCIAL DATA

     The following selected consolidated financial and operating data should be read in conjunction with "Business," "Unaudited Historical and Pro Forma Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements and related notes contained herein. The statement of operations and statement of financial position data herein is derived from the audited financial statements of ACL.

     SELECTED CONSOLIDATED FINANCIAL DATA OF AMERICAN COMMERCIAL LINES LLC
                             (DOLLARS IN THOUSANDS)

                                                              FISCAL YEARS ENDED
                                    ----------------------------------------------------------------------
                                    DEC. 26,   DEC. 25,    DEC. 31,    DEC. 29,    DEC. 28,     PRO FORMA
                                      1997       1998        1999        2000        2001         2001
                                    --------   ---------   ---------   ---------   ---------   -----------
                                                                                               (UNAUDITED)
STATEMENT OF OPERATIONS(1):
Operating revenue.................  $618,233   $ 638,478   $ 739,136   $ 773,838   $ 788,501    $788,501
Operating expense.................   559,600     575,729     664,544     717,530     723,140     733,573
Operating income..................    58,633      62,749      74,592      56,308      65,361      54,928
Other (income) expense(2).........     1,930         587      (3,048)    (10,368)       (591)       (591)
Interest expense..................    12,472      40,981      71,275      70,813      70,932      61,260
Earnings (loss) before income
  taxes...........................    44,231      21,181       6,365      (4,137)     (4,980)     (5,741)
Income taxes (benefit)............    18,287     (64,263)      1,658       4,263         118         118
Earnings (loss) from continuing
  operations......................    25,944      85,444       4,707      (8,400)     (5,098)     (5,859)
OTHER FINANCIAL DATA:
EBITDA(3).........................    97,852     116,457     129,859     117,503     128,492     125,425
Depreciation and amortization.....    41,149      46,337      51,222      56,014      55,497      63,462
Property additions................    51,500      45,382      55,880      50,861      19,772      19,772
STATEMENT OF FINANCIAL POSITION:
Cash and cash equivalents.........  $  6,925   $  49,356   $  30,841   $  59,568   $  47,253    $ 47,253
Working capital...................     7,445      37,687     (16,525)   (107,354)   (681,674)    (29,544)
Properties -- net.................   460,295     541,415     559,777     509,443     464,133     576,063
Total assets......................   640,138     838,530     776,096     787,538     757,936     840,568
Long-term debt, including current
  portion.........................    48,230     758,900     712,807     658,055     608,519     541,237
Shareholder's equity/Member's
  deficit.........................   299,501    (130,395)   (132,072)   (139,659)   (142,943)     80,580

---------------
(1) ACL acquired the barging operations of National Marine, Inc. in 1998 and purchased Peavey Barge Line and the assets of other inland marine transport divisions of ConAgra, Inc. ("Peavey") in 2000. The results of operations and cash flows of these companies have been included from the date of the respective acquisitions.

(2) Includes $11,418 gain from the sale of Waterways Communication System LLC ("Watercom") in 2000.

(3) EBITDA, as that term is defined in the Existing Credit Agreement, as amended, which can be found in Exhibits 10.1, 10.14, 10.15, 10.16, 10.17 and
    10.18 to previous filings by ACL with the SEC, represents earnings before interest, income taxes, depreciation, amortization and, in 2001, the addition of $7,139 deferred profit, $652 interest rate cap loss and $1,164 expenses related to the 1998 Recapitalization and the subtraction of $1,886 gain from the sale of terminals and Omaha condemnation proceeds and $110 earnings from investment in T.T. Barge, and in 2000, the addition of $734 extraordinary loss, $3,688 deferred profit and $3,865 impairment loss on barges and the subtraction of $11,418 gain on sale of Watercom, and in 1998, the addition of $7,958 of non-recurring, non-cash compensation expense related to the 1998 Recapitalization. EBITDA is presented because management believes it is a widely accepted financial indicator used by certain investors and securities analysts to analyze and compare companies on the basis of operating performance.

    EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. ACL understands that while EBITDA is frequently used by securities analysts in the evaluation of companies, EBITDA, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. See the historical financial statements of ACL and the related notes thereto included elsewhere herein.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

ACL'S BUSINESS

     ACL is an integrated marine transportation and service company, providing barge transportation and ancillary services. ACL supports its barging operations by providing marine vessel design and construction along with inter-modal cargo transfer services to ACBL and third parties. ACBL is the leading provider of river barge transportation throughout the Inland Waterways. In addition, since expanding its barge transportation operations to South America in 1993, ACL International (as defined in "Business -- General") has become the leading provider of barge transportation services on the Orinoco River in Venezuela and, through UABL (as defined in "Business -- General"), on the Parana/Paraguay River system serving Argentina, Brazil, Paraguay, Uruguay and Bolivia. ACL International, also provides transportation services on the Higuamo River in the Dominican Republic.

     ACL derives its revenues primarily from the barge transportation of steel and other bulk commodities, grain, coal and liquids in the United States and South America. While ACL's customer base has remained relatively stable and certain of its operations provide steady rate levels and profit margins, its results of operations can be impacted by a variety of external factors. These factors include fluctuations in rates for shipping grain, which in turn affect rates for shipping other dry cargoes, weather and river conditions and fluctuations in fuel prices. Although revenues from ACL's international operations are typically denominated in U.S. dollars, its results could be impacted by currency fluctuations.

     ACL seeks to enter into multi-year contracts at fixed prices (with inflation-indexed escalation and fuel adjustment clauses) with its customers. Approximately 60% of contracts in effect as of December 28, 2001 were for periods of greater than one year.

     ACBL's top 25 customers accounted for 55% of ACL's fiscal 2001 operating revenue. One customer, Cargill, Inc., accounted for more than 10% of ACL's fiscal 2001 consolidated operating revenue.

ACL'S STRATEGY

     Subject to the return of more favorable market and operating conditions and the consummation of the Restructuring, discussed in more detail under "Restructuring" of this section, ACL intends to continue to pursue a strategy of growth in its core business units. ACL's pursuit of growth through strategic acquisitions has created value through synergies and economies of scale that have enhanced ACL's long term results of operations. ACL's previous acquisitions have included:

     - SCNO Barge Lines, Inc. in 1988, Hines American Lines, Inc. in 1991, The Valley Line Company in 1992, Continental Grain's barging operations in 1996 and National Marine's barging operations in 1998;

     - On May 26, 2000 ACL entered into an agreement to purchase or lease substantially all of the long-term assets of Peavey. This added more than 900 covered hopper barges to ACL's existing fleet of inland marine barges; and

     - On October 24, 2000, an ACL 80% owned subsidiary, ACBLH (as defined in "Business -- General") entered into an agreement with Ultrapetrol (as defined in "Business -- General") to combine the inland river barge transportation divisions of ACBLH and Ultrapetrol which operate on the Parana/ Paraguay River system in South America. ACBLH has a 50% ownership interest in the newly formed company, UABL. UABL operates 20 towboats and a combined fleet of 374 dry cargo and tank barges. UABL serves commodity shippers in Argentina, Bolivia, Brazil, Paraguay and Uruguay. UABL seeks to further consolidate its position in the Parana/Paraguay River system market through acquisitions, and intends to pursue this strategy in 2002.

     Focusing on its core business units, ACL has also divested certain assets in the past several years, including:

     - On September 6, 2000, ACL sold its 100% membership interest in Watercom to Mobex Network Services Company ("Mobex"). The sale of Watercom will not significantly affect ACL's expected future operating income or cash flow from operating activities.

     - On May 25, 2001, ACL entered into an agreement to sell seven of ACT's ten terminals, other than its coal transfer facility at St. Louis, Missouri and its tank storage facility at Memphis, Tennessee to GMS. An additional terminal site in Omaha, Nebraska was transferred on June 29, 2001. Subsequent to June 29, 2001, additional proceeds were received from the condemnation of the Omaha terminal.

ACL'S FLEET

     The size of ACL's combined domestic and international fleet over the past three years is as follows:

                            DOMESTIC AND INTERNATIONAL FLEET
                                   (NUMBER OF BARGES)
                               DECEMBER 28, 2001*   DECEMBER 29, 2000   DECEMBER 31, 1999
Barge Types                    ------------------   -----------------   -----------------
Covered hoppers                      3,865                3,965               3,079
Open hoppers                           772                  673                 839
Tankers                                439                  458                 471
Deck Barges                              7                    7                   8
Total                                5,083                5,103               4,397

------------------

* In addition, ACL operates 298 covered hoppers, 40 open hoppers and 36 tankers through its participation in UABL.

     The average age of ACL's domestic barge fleet is currently 18 years, compared with an industry average of 16 years. These barges have an expected life of approximately 25 to 30 years. In addition, at year end ACBL operated 187 towboats domestically, with an average age of 25 years. ACL International operates 129 barges, with an average age of 17 years, six towboats and in addition, through UABL, 374 barges with an average age of 16 years and 20 towboats.

TAXES

     ACL is a limited liability company and its operations are conducted mainly through a series of limited liability company subsidiaries, and, as a result, ACL will not itself generally be subject to U.S. federal or state income tax. Taxable income will be allocated to the equity holders of ACL Holdings and such holders will be responsible for income taxes on such taxable income. ACL intends to make distributions to ACL Holdings which, in turn, will make distributions to its equity holders to enable them to meet all or a portion of their tax obligations with respect to taxable income allocated to them by ACL.

RESULTS OF OPERATIONS

  YEAR ENDED DECEMBER 28, 2001 COMPARED WITH YEAR ENDED DECEMBER 29, 2000

     ACL follows a 52/53 week fiscal year ending on the last Friday in December of each year.

     Operating Revenue. Operating revenue for the year ended December 28, 2001 increased 2% to $788.5 million from $773.8 million for the year ended December 29, 2000. The revenue increase was due to higher barge freight volumes as a result of the operation of the Peavey barges for the whole year 2001 as compared to seven months in 2000 and higher freight rates on certain domestic barging commodities largely due to the effect of contract, fuel price adjustment clauses. The increase was partially offset by the impact of ice and flooding on the domestic barging operation in the first half of the year, reduced volume at Jeffboat and the sale of the ACT terminals.

     Domestic barging revenue increased $44.2 million to $636.0 million primarily due to the addition of revenue from the Peavey barges, improved barging freight rates for bulk and steel commodities and higher contract freight rates from fuel price adjustment clauses. The increase was partially offset by reduced loads per barge due to severe ice conditions on the Mississippi and Illinois Rivers in the first quarter of 2001 and the closure of the upper Mississippi River due to flooding during the second quarter of 2001.

     International revenues fell $0.3 million to $39.7 million primarily due to ACL's share of the net earnings from UABL being reported, net of expenses, as an other income item in 2001 according to the equity method, compared to the consolidating of revenue from the Argentine operation during the first ten months of 2000. This decrease was partially offset by increased revenue from equipment charters to the UABL venture. Increased revenue from additional bauxite freight revenue in Venezuela, additional revenue recognized in 2001 for settlement of minimum contract tonnage in Venezuela, continuing revenue from a terminal operation in Venezuela, that began in the fourth quarter of 2000, and the start of barging operations in the Dominican Republic in 2001 also contributed to offset the fall in revenue.

     Revenue at Jeffboat decreased $21.2 million to $102.9 million primarily due to lower volume of hopper barge sales and an increase in the number of hoppers completed for ACL's leasing program on which the profit on sales is deferred. The profit on sales of equipment that was subsequently leased to ACL's barge operating division, ACBL, has been deferred and will be recognized over the life of the leases. An absence of towboat construction revenue in 2001 as compared to revenue from the construction of one towboat in 2000 also contributed to the decline. Tank barge construction volume at Jeffboat improved in 2001 as increased revenue from large tank barge (30,000 barrel tank barges) sales was partially offset by a reduction in the sales of smaller tank barges (10,000 barrel tank barges).

     Operating Expense. Operating expense for the year ended December 28, 2001 rose 1% to $723.1 million from $717.5 million for the year ended December 29, 2000. Domestic barging expenses increased $34.4 million primarily due to operating the Peavey barges for the full year 2001 and due to higher fuel prices as a result of the timing of fuel price swap agreements. High proportions (75%) of the Peavey barges were rented under operating leases, which were assumed by ACL. The high proportion of Peavey-leased equipment has the impact of disproportionately raising operating expense in relation to operating revenue as compared to the fleet prior to the addition of Peavey. Although the timing of fuel price swaps raised fuel prices, average fuel prices before user tax on gallons of fuel consumed by vessels decreased 3 cents per gallon to 81 cents per gallon in 2001. Operating expenses for 2001 include a $16.5 million gain on property dispositions primarily from the sale of towboats and marine repair shipyard assets and a $1.1 million favorable adjustment due to a change in accounting estimate of the depreciable lives of towboats. Operating expenses for 2000 include a non-cash impairment loss on inactive barges of $3.8 million and a $1.9 million gain on property dispositions primarily from the sale of towboats.

     International barging expenses fell $5.2 million to $33.9 million, largely due to ACL's share of the net earnings from UABL being reported, net of expenses, as an other income item in 2001 according to the equity method, compared to the consolidating of expense from the Argentine operation during the first ten months of 2000. The decrease was partially offset by increased expense from the additional movement of bauxite in Venezuela, the operation of the terminal in Venezuela and the start of barging operations in the Dominican Republic.

     Jeffboat's expenses decreased $17.7 million to $98.1 million, due to the lower hopper barge, small tank barge and towboat construction volumes, partially offset by an increase in large tank barge construction volume. Lower steel prices and improved productivity also contributed to the decline in expense at Jeffboat.

     Operating Income. Operating income for the year increased 16% to $65.4 million from $56.3 million for 2000, due to the reasons discussed above.

     Interest Expense. Interest expense for 2001 increased to $70.9 million from $70.8 million for 2000. The increase is due to higher interest rate spreads as a result of the amendment to the Existing Credit Facility, a higher outstanding balance on the revolver in 2001 as compared to 2000 and higher debt amortization as a result of fees associated with the amendment to the Existing Credit Facility. The increase was partially offset by lower London InterBank Offered Rates ("LIBOR"), which are the basis for certain interest rate adjustments under the Existing Credit Facility, lower term loan balances and lower other debt balances.

     Gain on Sale of Watercom. There was no inclusion of a gain on the sale of ACL's membership interest in Watercom in 2001 as compared to $11.4 million in 2000.

     (Loss) Earnings Before Income Taxes, Extraordinary Item and Cumulative Effect of Accounting Change. The loss before income taxes, extraordinary item and cumulative effect of accounting change for the year was $5.0 million compared to a loss of $4.1 million in 2000, due to the reasons discussed above.

     Income Taxes. Income taxes for the year decreased to $0.1 million from $4.3 million for 2000 due to lower withholding tax on foreign source income. ACL's domestic corporate subsidiaries, except ACL Capital Corp., are limited liability companies. ACL passes its U.S. federal and state taxable income to ACL Holdings, whose equity holders are responsible for those income taxes.

     (Loss) Earnings Before Extraordinary Item and Cumulative Effect of Accounting Change. The loss before extraordinary item and the cumulative effect of an accounting change was $5.1 million for 2001 compared with a loss of $8.4 million for 2000, due to the reasons discussed above.

     Extraordinary Item -- Gain (Loss) on Early Extinguishment of Debt. The gain on early extinguishment of debt was $1.9 million for 2001 compared to a loss of $0.7 million for 2000. The gain for 2001 is a result of ACL's purchase in the open market of $5.0 million par value of a portion of ACL's Existing Notes for a discount. The loss for 2000 was due to the early redemption premium on certain terminal revenue refunding bonds (the "Terminal Revenue Refunding Bonds").

     Cumulative Effect of Accounting Change. The cumulative effect of accounting change was a loss of $0.5 million for 2001 due to recognition of a loss on the fair value of an interest rate cap as a result of ACL's adoption of FASB Statement No. 133 as of December 30, 2000.

     Net (Loss) Earnings. Net loss for 2001 was $3.7 million compared to net loss of $9.1 million in 2000, due to the reasons discussed above.

  YEAR ENDED DECEMBER 29, 2000 COMPARED WITH YEAR ENDED DECEMBER 31, 1999

     ACL follows a 52/53 week fiscal year ending on the last Friday in December of each year. 2000 was a 52 week year compared with prior year 1999 of 53 weeks.

     Operating Revenue. Operating revenue for the year ended December 29, 2000 increased nearly 5% to $773.8 million from $739.1 million for the year ended December 31, 1999. The revenue increase was due to higher barge freight volumes as a result of the addition of Peavey and higher freight rates on certain domestic barging commodities largely due to the effect of contract, fuel price adjustment clauses. The increase was partially offset by lower contract coal freight rates, one less week in the reporting period and reduced revenue due to the sale of the Watercom business unit.

     Domestic barging revenue increased nearly 7% or $37.9 million from $553.9 million in 1999 to $591.8 million in 2000 despite the effect of the shorter reporting period. The increase is primarily due to increased volume as a result of the larger fleet, higher contract freight rates from fuel price adjustment clauses, higher market rates for bulk, steel and liquid commodities and adverse operating conditions in the year ago period. The increase was partially offset by lost volume as a result of grain inspection delays in the fourth quarter of 2000 due to the introduction of a new type of genetically altered seed into the U.S. corn supply and the closure of the Illinois River due to ice in December, 2000. Domestic fleet velocity was further reduced by customers holding barge equipment at loading and unloading ports for longer than usual during the second and third quarters of 2000.

     International revenues fell $0.1 million to $40.0 million as charter revenue from the UABL joint venture offset volume shortfalls in Venezuela due to a customer's unloading dock accident. A large portion of the

Venezuelan volume shortfall earlier in the year was recovered in the fourth quarter from cargo transfer revenue and increased freight volumes attributable to ACL's start up of a new crane barge cargo unloading facility.

     Revenue at Jeffboat, ACL's marine construction subsidiary, fell $0.3 million to $124.1 million, reflecting reduced hopper barge construction for third-party customers, offset by increased construction of tank barges. The profit on sales of equipment that was subsequently leased to the barge operating division has been deferred and will be recognized over the life of the leases.

     Operating Expense. Operating expense for the year ended December 29, 2000 rose 8% to $717.5 million from $664.5 million for the year ended December 31, 1999. Domestic barging expenses increased $51.8 million primarily due to operating the Peavey barges and higher fuel prices. High proportions (75%) of the Peavey barges were rented under operating leases. This has the impact of disproportionately raising operating expense in relation to operating revenue as compared to the fleet prior to the addition of Peavey. Average fuel prices increased from 50 cents per gallon in 1999 to 84 cents per gallon in 2000. The increase in operating expense due to the change in fuel price from the year ago period was $35 million. The net impact of rising fuel prices offset by contract revenue adjustments and hedging is estimated to be a $7 million reduction in operating income vs. the year ago period. Record cold temperatures in the mid-west resulted in an unusual, December closing of the Illinois River that also contributed to the increase in 2000 operating expenses. Operating expenses for 2000 include a non-cash impairment loss on inactive barges of $3.8 million. Operating expenses for 1999 include charges of $1.6 million for a partially deferred employment contract payment to a former ACL executive.

     International barging expenses fell $0.6 million to $39.1 million, largely due to the contribution of the Argentine based operation to UABL and lower barge freight volume in Venezuela.

     Jeffboat's expenses increased $3.8 million to $115.8 million, due to increased tank barge construction. The volume related increase was partially offset by improved productivity and lower steel prices.

     ACL implemented a number of internal changes in 2000, including staff reductions that resulted in cost savings of approximately $1.0 million per year, and reassignment of senior level responsibilities. Changes in health and benefit plans, including the ACL Pension Plan, that affect salaried employees covered by the plans, were also implemented and resulted in annual cost savings of approximately $5 million. In 2000, management of ACL's tank barge cleaning facility at Baton Rouge was assigned to a non-affiliated third party whose core business is barge cleaning. ACL received a variable monthly fee linked to the facility's operating profit in 2000. Management of ACL's boat and barge repair yard in New Orleans and its fleeting facility in Mobile were also assigned to non-affiliated third parties in 2000 with ACL receiving monthly fees containing both fixed and variable components. ACL sold its tank barge cleaning and boat and barge repair facilities to the third party operators in 2001.

     Operating Income. Operating income for the year decreased 25% to $56.3 million from $74.6 million for 1999, due to the reasons discussed above.

     Interest Expense. Interest expense for 2000 decreased to $70.8 million from $71.3 million for the same period in 1999. The decrease is due to lower outstanding balances and lower LIBOR base interest on the Existing Credit Facility.

     Gain on Sale of Watercom. The gain on the sale of the membership interest in Watercom was $11.4 million. The gain results from a purchase price of $16.0 million, which consist of $13.6 million in cash and $2.4 million in Mobex preferred stock, less $4.6 million which was the total of ACL's net investment in Watercom and transaction related costs.

     (Loss) Earnings Before Income Taxes, Extraordinary Item and Cumulative Effect of Accounting Change. The loss before income taxes, extraordinary item and cumulative effect of accounting change for the year was $4.1 million compared to earnings of $6.4 million in 1999, due to the reasons discussed above.

     Income Taxes. Income taxes for the year increased to $4.3 million from $1.7 million for 1999 due to additional withholding tax on foreign source income. ACL's domestic corporate subsidiaries, except ACL

Capital Corp., were converted to limited liability companies as of June 30, 1998. ACL passes its U.S. federal and state taxable income to ACL Holdings, whose equity holders are responsible for those income taxes.

     (Loss) Earnings Before Extraordinary Item and Cumulative Effect of Accounting Change. The loss before extraordinary item and the cumulative effect of an accounting change was $8.4 million for 2000 compared with an earnings of $4.7 million for the same period in 1999, due to the reasons discussed above.

     Extraordinary Item -- Loss on Early Extinguishment of Debt. ACL recognized $0.7 million as an extraordinary loss in the second quarter of 2000 reflecting the redemption premium on the Terminal Revenue Refunding Bonds. This amount was paid out of an escrow account previously established as an irrevocable trust.

     Cumulative Effect of Accounting Change. ACL recognized $1.7 million in non-cash expense related to a workers compensation secondary injury fund in accordance with adoption of the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments" in the first quarter of 1999.

     Net (Loss) Earnings. Net loss for 2000 was $9.1 million compared to net earnings of $3.0 million in 1999, due to the reasons discussed above.

OUTLOOK

     Domestic barging demand for bulk, steel and liquid commodities is expected to remain at 2001 levels throughout 2002. The U.S. Department of Agriculture currently forecasts 2002 crop year corn exports of 1.975 billion bushels as compared to 1.937 billion bushels for the 2001 crop year.

     In the first quarter of 2002, the average price of fuel consumed by ACBL vessels is expected to decrease $0.07 per gallon from the fourth quarter of 2001. With the addition of boats required to move the Peavey barges, ACBL vessels will consume approximately 110 million gallons annually and generally ratably throughout the year. ACBL has contract price adjustment clauses and a fuel-hedging program, which provide protection for approximately 75% of gallons consumed. Contract adjustments are deferred one quarter.

     The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the same period. Actual results could differ from those estimates.

CRITICAL ACCOUNTING POLICIES

     Critical accounting policies that affect the reported amounts of assets and liabilities include barge transportation revenue being recognized proportionately as shipments move from origin to destination, estimates of harbor and towing service charges being made at the time such services are received, and expense from insurance claim loss deductibles being recognized based upon liability estimates that are made as claim incidents occur. The proportion of barge transportation revenue to be recognized is determined by applying a percentage to the contractual charges for such services. The percentage is determined by dividing the number of miles from the loading point to the position of the barge as of the end of the accounting period by the total miles from the loading point as specified in the relevant freight contract. The position of the barge at accounting period end is determined by locating the position of the boat with the barge in tow through use of a global positioning system. The recognition of revenue based upon the percent of voyage completion results in a better matching of revenue and expenses. Harbor and towing service charges are estimated by vendor based upon recent historical charges for the same type of service. Liabilities for insurance claim loss deductibles are estimated based upon historical experience with similar claim incidents. Routine engine overhauls that occur on a one to three year cycle are expensed when they are incurred. Repairs that extend the original economic life of an asset or that enhance the original functionality of an asset are capitalized and amortized over their estimated economic life. The costs of purchasing or developing software are capitalized and amortized over the estimated economic life of the software.

     See note 1 to the consolidated financial statements for a further discussion of significant accounting policies.

LIQUIDITY AND CAPITAL RESOURCES

ACL INDEBTEDNESS

     As of December 28, 2001, ACL had outstanding indebtedness of $692.5 million, including $313.3 million drawn under its two Term Loans (as defined in "Business -- History") and $295.0 million aggregate principal amount of Existing Notes. ACL had other notes outstanding of $0.2 million at year end. In addition, ACL had $5.9 million in outstanding capital lease obligations and had securitized $51.0 million of the trade receivables of two subsidiaries.

     ACL also has available borrowings of up to $100.0 million under its revolving credit facility. At the end of 2001, $15.4 million of letters of credit had been issued under the facility and $84.0 million revolving loans were outstanding. ACL had $47.3 million cash on deposit in bank accounts as of December 28, 2001.

     The Existing Credit Facilities and the Existing Indenture contain a number of covenants with specified financial ratios and tests including, with respect to the Existing Credit Facility, maximum leverage ratios which could lead to an event of default which could result in acceleration of the debt, higher interest rates or other adverse consequences. The Existing Indenture also contains certain cross default provisions. Compliance with financial ratios is measured at the end of each quarter. ACL's ability to meet the financial ratios is affected by adverse weather conditions, seasonal market conditions and other risk factors inherent in its business. These and other risk factors are discussed in "Risk Factors."

IMPACT OF AMENDMENT TO EXISTING CREDIT FACILITY

     Due to less than anticipated financial results relating to poor river operating conditions in the domestic barging operation in the fourth quarter of 2000 and an adverse barging freight market largely due to the introduction of a genetically altered seed into the U.S. corn supply which delayed barge shipments, ACL completed an agreement with its lenders to amend the Existing Credit Facility effective December 29, 2000 through December 31, 2001 ("Amendment No. 5"). The amendment added a rent adjusted consolidated leverage ratio, a limitation on annual rent expense, reduced allowable capital expenditures, increased the interest rates on the Term Loans and the Revolving Credit Facility (defined below in "Business -- History") and required a $40.0 million reduction of the Term Loans by October 30, 2001, to be funded primarily through the sale of assets.

     ACL was in compliance with the requirements of Amendment No. 5 as of the end of fiscal year 2001. The outstanding balance on the Term Loans was reduced by $40.0 million primarily by use of proceeds from the sale of certain ACT terminals to GMS, from the sale of the property and assets of a marine repair and tank barge cleaning operation located in Louisiana to a newly formed limited liability company of which ACL has a minority interest, from the sale of the assets located at a marine repair yard in Louisiana to an unaffiliated third party, and from the sale of five towboats to unaffiliated third parties.

     Following December 31, 2001, the covenant requirements reverted to those specified in the original Existing Credit Facility which are more restrictive than the amended covenants. Certain covenants added by Amendment No. 5 also become more restrictive. ACL is currently not in compliance with certain covenants in the Existing Credit Facility and it is not likely that ACL will be able to meet these covenant requirements in 2002, absent an additional amendment to the Existing Credit Facility and the consummation of the Restructuring. Failure to meet these covenants could have a material adverse effect on the liquidity of ACL.

FAILURE TO PAY INTEREST ON EXISTING NOTES

     On December 31, 2001, ACL elected not to pay the Bond Interest Payment due on its Existing Notes as a result of ongoing negotiations with its lenders and Noteholders regarding the restructuring of ACL's bank and bond debt. Following the thirty-day grace period provided by the Existing Indenture, ACL again elected not to make the Bond Interest Payment. This election not to pay the Bond Interest Payment was an event of default under the Existing Indenture. However, certain Noteholders entered into forebearance agreements with ACL agreeing not to accelerate the maturity of the Existing Notes or to take additional adverse actions against ACL. Acceleration of the Existing Notes under the Existing Indenture would have a material adverse effect on ACL's liquidity and the ability of ACL to continue to conduct its business. Further, as a result of ACL's failure to make the Bond Interest Payment, JPMorgan delivered a notice to ACL in January 2002 asserting that ACL was in default of the Existing Credit Agreement. Certain lenders party to the Existing Credit Agreement also entered into forebearance agreements with ACL, agreeing not to accelerate the debt or take additional adverse actions against ACL. An acceleration of the debt under the Existing Credit Facility would have a material adverse effect on ACL's liquidity and the ability of ACL to continue to conduct its business.

     As a result of the events described above, PNC, as administrator under ACL's existing receivables facility with PNC, asserted that ACL was in default under the Receivables Purchase Agreement. While ACL disputed this, ACL and PNC entered into a waiver of the Receivables Purchase Agreement on February 11, 2002 and a modification to that waiver on February 25, 2002. The waiver has the effect of waiving the default asserted by PNC, provided that ACL enters into certain definitive agreements with DHC relating to the Restructuring and replaces the Existing Receivables Facility on or before April 30, 2002. The waiver also requires ACL to reduce its overall borrowings under the facility to no more than $50.0 million. A default under the Receivables Purchase Agreement or the waiver could have a material adverse effect on ACL's liquidity and the ability of ACL to continue to conduct its business.

NET CASH, CAPITAL EXPENDITURES AND CASH FLOW

     Net cash provided by operating activities was $24.6 million, $30.8 million and $94.6 million for fiscal 2001, 2000 and 1999, respectively. The decrease in net cash from operating activities in 2001 compared with 2000 was primarily due to a small increase in inventories in 2001 compared to a large inventory reduction in 2000 and due to two interest payments on the senior notes being remitted in 2001 compared to one payment remitted in 2000. The decrease was partially offset by the timing of cash disbursements related to accounts payable. The decrease in net cash from operating activities in 2000 compared with 1999 was primarily due to $50.0 million provided by the initial sale of the trade receivables of two subsidiaries in 1999, the timing of cash disbursements related to accounts payable and the lower net earnings. Net cash from operating activities was used primarily for repayment of third-party debt and capital expenditures.

     Capital expenditures were $25.6 million, $57.0 million and $55.9 million in 2001, 2000 and 1999, respectively. Expenditures in 2001 and 2000 include $5.8 million and $6.1 million, respectively, in expenditures associated with capital leases. Cash expenditures included $0.4 million, $48.0 million and $23.9 million for domestic marine equipment and $3.4 million, $2.9 million and $8.9 million for foreign investments in 2001, 2000 and 1999, respectively. The remaining $16.0 million in domestic cash capital expenditures in 2001 was primarily for marine equipment maintenance.

     ACL expects capital expenditures in 2002 to be approximately $33 million and to be primarily for fleet maintenance. Additional operating lease expense of approximately $4.0 million will be incurred to provide fleet replacement equipment. This will be partially offset by reductions in existing barge charter rates.

     Management believes that cash generated from operations is sufficient to fund its cash requirements, including capital expenditures for fleet maintenance, working capital, interest payments and scheduled principal payments. ACL may from time to time, borrow under the Revolving Credit Facility. ACL currently plans to use excess cash provided by operations to pay down the Revolving Credit Facility and the Term Loans.

     Demand for freight moved by ACL barges is influenced by the economic demand for the cargoes. A decrease in that demand could adversely affect ACL's operating cash flows. Some cargoes are more highly dependent upon general economic conditions, such as certain liquid and steel cargoes which have experienced a recent softening in demand.

     Cash flows from ACL's barging and manufacturing operations are also affected by weather and river conditions. Extreme weather conditions can have a materially adverse affect on ACL's operating cash flows.

     ACL has various environmental liabilities that could have an impact on its financial condition and results of operations. These environmental matters are discussed in "Business -- Environmental Matters."

     At December 28, 2001 and December 29, 2000 ACL had $51.0 million and $56.0 million, respectively, outstanding under the Receivables Purchase Agreement, its accounts receivable securitization facility discussed above, and had $22.6 million and $15.3 million, respectively, of net residual interest in the securitized receivables which is included in "Accounts Receivable, Net" in ACL's consolidated financial statements. The fair value of the net residual interest is measured at the time of the sale and is based on the sale of similar assets. In 2001, ACL received gross proceeds of $30.8 million from the sale of receivables and made gross payments of $35.8 million under the Receivables Purchase Agreement.

CHANGES IN CREDIT RATINGS

     On January 2, 2002, the debt rating agency Standard & Poor's lowered its rating on ACL's Existing Notes to 'D' from single-'B'-minus and ACL's corporate credit rating to 'SD' from single-'B'-plus and removed both items from CreditWatch, where they had been placed with negative implications on May 7, 2001. Also on January 2, 2002, the rating on the Existing Credit Facility was lowered to single-'B'-plus from double-'B'-minus (on CreditWatch with negative implications).

     On March 1, 2002, following the announcement of the potential Restructuring, Standard & Poor's reaffirmed its single-'B'-plus rating on the Existing Credit Facility and that it remained on CreditWatch with negative implications. Standard & Poor's also reaffirmed ACL's corporate credit rating of 'SD' and the 'D' rating on the Existing Notes. These rating changes could adversely affect ACL's liquidity.

NON-CONSOLIDATED ENTITIES

     In 2001, ACL and Vectura Group Inc., a Delaware corporation, now Vectura Group LLC invested in a new company named Vessel Leasing. 399 Venture Partners, the majority owner of ACL, also holds a majority ownership interest in Vectura Holding Company LLC which holds a majority ownership interest in Vectura.

     ACL accounts for its 50% ownership in Vessel Leasing by the equity method. ACL's investment of $6.8 million in Vessel Leasing is included in other assets on the consolidated statement of financial position. ACL's share of Vessel Leasing's net loss is $.04 million in 2001 and is included in other income in the consolidated statement of operations.

     Vessel Leasing's statement of financial position is not consolidated with ACL. As of December 28, 2001 Vessel Leasing had total assets of $54.9 million and total liabilities of $45.6 million including public long term debt of $42.6 million (including current portion) and $2.8 million in unearned revenue from prepaid charter payments made by ACL's domestic barging subsidiary. Vessel Leasing's long term debt is not guaranteed by ACL or any of ACL's subsidiaries. ACL's domestic barge operating subsidiary has a long term operating lease commitment to Vessel Leasing, which is guaranteed by ACL.

     ACL sold new barges for $47.8 million to Vessel Leasing in 2001. Profit on sales of barges to Vessel Leasing is deferred by Jeffboat and recognized over the life of the lease. All of these barges, except for those representing a capital lease commitment of $3.9 million, were leased by Vessel Leasing to ACL as operating leases which resulted in ACL charter expense of $1.7 million. ACL also recorded $3.9 million in capital leases with Vessel Leasing in 2001.

     ACL also has fifty percent (50%) ownership interests in UABL and GMS, as previously described, which are accounted for by the equity method.

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

CONTRACTUAL AND COMMERCIAL COMMITMENT SUMMARY

     A summary of ACL's contractual commitments under debt and lease agreements appears below.

                            Contractual Obligations

                                                          PAYMENTS DUE BY YEAR
                                      ------------------------------------------------------------
                                                 LESS THAN     ONE TO       FOUR TO     AFTER FIVE
CONTRACTUAL OBLIGATIONS                TOTAL     ONE YEAR    THREE YEARS   FIVE YEARS     YEARS
-----------------------               --------   ---------   -----------   ----------   ----------
                                                         (DOLLARS IN MILLIONS)
Long Term Debt......................  $  608.5    $608.5       $   --        $  --        $   --
Revolving Credit Facility...........      84.0      84.0           --           --            --
Capital Lease Obligations...........      10.2       1.0          3.0          1.5           4.7
Operating Leases*...................     302.9      45.6        104.4         47.2         105.7
Unconditional Purchase
  Obligations.......................        --        --           --           --            --
Other Long Term Obligations.........        --        --           --           --            --
                                      --------    ------       ------        -----        ------
Total Contractual Cash
  Obligations.......................  $1,005.6    $739.1       $107.4        $48.7        $110.4
                                      ========    ======       ======        =====        ======

------------------
* Operating leases having initial or remaining non-cancelable lease terms longer than one year.

     A summary of ACL's other commercial commitments appears below.

                             COMMERCIAL COMMITMENTS

                                               AMOUNT OF COMMITMENT EXPIRATION PER YEAR
                                     -------------------------------------------------------------
                                       TOTAL
                                      AMOUNTS    LESS THAN     ONE TO       FOUR TO     AFTER FIVE
OTHER COMMERCIAL COMMITMENTS         COMMITTED   ONE YEAR    THREE YEARS   FIVE YEARS     YEARS
----------------------------         ---------   ---------   -----------   ----------   ----------
                                                         (DOLLAR IN MILLIONS)
Lines of Credit....................       --         --            --          --            --
Standby Letters of Credit..........     16.3        0.9          10.0          --           5.4
Guarantees.........................       --         --            --          --            --
Standby Repurchase Obligations.....       --         --            --          --            --
Other Commercial Commitments.......       --         --            --          --            --
                                       -----       ----         -----          --          ----
Total Commercial Commitments.......    $16.3       $0.9         $10.0          $--         $5.4
                                       =====       ====         =====          ==          ====

     Additional disclosures regarding these obligations and commitments can be found in notes 4 and 7 to the consolidated financial statements.

FUEL HEDGING AND INTEREST RATE CAP

     ACL uses forward purchases of diesel fuel to provide protection against increases in prices of diesel fuel used to operate ACL's vessels. The forward purchases are swap agreements whereby ACL locks into a fixed future price at the time of purchase. Diesel fuel is not delivered under these future purchases. Instead the swap is settled when due and ACL pays or receives a dollar amount based on the difference in the fixed future price and the actual price index for the settlement month.

     The fair value of the net swap is the difference between the future price of the fuel index as of the date of valuation and the fixed future price established at the time each individual contract is purchased, multiplied by the number of gallons purchased. ACL typically enters into one forward contract each month for gallons associated with freight bookings that have fixed price commitments with no contract fuel adjustment protection clauses.

     Due to the bankruptcy of Enron Corp., one of the trading partners to the fuel swap, ACL has expensed the mark-to-market loss of $0.1 million as fuel expense in the 2001 Consolidated Statement of Operations. Management believes the other trading partner does not present credit risk to ACL.

                     FAIR VALUE OF CONTRACTS AT PERIOD END

                                                              (DOLLARS IN MILLIONS)
Fair value of contracts outstanding at the beginning of
  2001......................................................         $ 0.03
Contracts realized or otherwise settled during 2001.........         $(1.30)
Fair value of new contracts when entered into during the
  period....................................................         $ 0.00
Changes in fair value attributable to changes in valuation
  techniques and assumptions................................         $ 0.00
Other changes in fair values................................         $(0.40)
Fair value of contracts outstanding at the end of the
  period....................................................         $(0.40)

                                                              MATURITY LESS
                                                                THAN ONE
SOURCE OF FAIR VALUE                                              YEAR        TOTAL
--------------------                                          -------------   ------
Prices provided by other external sources...................     $(0.40)      $(0.40)

     ACL also has an interest rate cap agreement on a notional amount of $202 million in debt. The agreement expires August 11, 2003 and has a fair value of $.04 million as of December 28, 2001. The fair value of the cap agreement has been provided by an external source.

     For additional disclosures regarding non-exchange traded contracts, please refer to note 9 to the consolidated financial statements.

RELATED PARTY TRANSACTIONS

     ACL has transactions with various related parties, primarily affiliated entities accounted for by the equity method. ACL believes that the terms and conditions of those transactions are in the aggregate not materially more favorable or unfavorable to ACL than would be obtained on an arm's-length basis among unaffiliated parties.

     In 2001 ACL received $12.0 million from GMS for the sale of terminals and proceeds from the condemnation of a terminal, resulting in a gain of $1.9 million which is reported in Other Income.

     ACL recorded charter income from UABL of $11.1 million and $2.1 million in 2001 and 2000, respectively. ACL also recorded administrative fee expenses to UABL of $7.7 million and $1.5 million in 2001 and 2000, respectively. ACL sold used barges to UABL for $0.8 million in 2001. Charter rates are established at fair market value based upon similar transactions. As of December 28, 2001 ACL has recorded $13.4 million in accounts receivable and $8.4 million in other current liabilities with UABL.

     ACL, through its subsidiary, Jeffboat, sold new barges for $47.8 million to Vessel Leasing in 2001. Jeffboat recognizes the profit associated with the sales of barges to Vessel Leasing over the life of the lease. All of these barges except for $3.9 million were leased by Vessel Leasing to ACL as operating leases which resulted in ACL charter expense of $1.7 million in 2001. ACL recorded $3.9 million in capital leases with Vessel Leasing in 2001. Charter rates and sales of barges are established at fair market value based upon similar transactions.

     See also "Certain Relationships and Related Transactions -- Affiliate Agreements."

BACKLOG

     ACL's backlog represents firm orders for barge transportation and marine equipment. The backlog for barge transportation was approximately $760 million and $1,124 million at December 28, 2001 and

December 29, 2000, respectively. This backlog ranges from one to eight years with approximately 40% expected to be filled in 2002. The backlog for marine equipment was approximately $69.0 million and $24.0 million at December 28, 2001 and December 29, 2000, respectively. The backlog for marine equipment is one year with 100% expected to be filled in 2002.

SEASONALITY

     ACL's business is seasonal, and its quarterly revenues and profits historically have been lower during the first and second fiscal quarters of the year (January through June) and higher during the third and fourth fiscal quarters (July through December) due to the North American grain harvest. In addition, working capital requirements fluctuate throughout the year. Adverse market or operating conditions during the last four months of the year could have a greater effect on ACL's business, financial condition and results of operations than during other periods.

CHANGES IN ACCOUNTING STANDARDS

     In July 2001, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 141 "Business Combinations" ("SFAS 141"), which provides that all business combinations should be accounted for using the purchase method of accounting and establishes criteria for the initial recognition and measurement of goodwill and other intangible assets recorded in connection with a business combination. The provisions of SFAS 141 apply to all business combinations initiated after June 30, 2001 and to all business combinations accounted for by the purchase method that are completed after June 30, 2001. ACL will apply the provisions of SFAS 141 to any future business combinations.

     In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"), which establishes the accounting for goodwill and other intangible assets following their recognition. SFAS 142 applies to all goodwill and other intangible assets whether acquired singly, as part of a group, or in a business combination. SFAS 142 provides that goodwill should not be amortized but should be tested for impairment annually using a fair-value-based approach. In addition, SFAS 142 provides that intangible assets other than goodwill should be amortized over their useful lives and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 142 is effective beginning on December 29, 2001. Upon adoption, ACL will be required to perform a transitional impairment test under SFAS 142 for all goodwill recorded as of December 29, 2001. Any impairment loss recorded as a result of completing the transitional impairment test will be treated as a change in accounting principle. The impact of the adoption of SFAS 142 on ACL's results of operations for all periods beginning on or after December 29, 2001 will be to eliminate amortization of goodwill. Management of ACL has not performed a transitional impairment test under SFAS 142 and accordingly cannot estimate the impact of the adoption of SFAS 142 as of December 29, 2001.

     In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). The Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes SFAS 121, and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). This Statement also amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The objectives of SFAS 144 are to address significant issues relating to the implementation of SFAS 121 and to develop a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. The Company will adopt SFAS 144 in the Company's first quarter 2002. Management is currently evaluating the impact of SFAS 144 on the Company's future financial reporting.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     ACL is exposed to certain market risks which are inherent in its financial instruments and which arise from transactions entered into in the normal course of business. A discussion of ACL's primary market exposures in financial instruments is presented below.

FUEL PRICE RISK

     Fuel consumed in 2001 represented approximately 13% of ACL's operating expenses. Most of ACL's long-term contracts contain clauses under which increases in fuel costs are passed on to customers, thereby reducing the fuel price risk. In addition, ACL has entered into fuel rate swap agreements for short-term protection. As a result of ACL's fuel hedging strategy, it might not fully benefit from certain fuel price declines.

     Based on ACL's 2002 projected fuel consumption, a one cent change in the average annual price per gallon of fuel would impact ACL's annual operating income by approximately $0.3 million (compared to the 2001 projection of $0.3 million), after the effect of escalation clauses in long-term contracts and fuel rate swap agreements in place as of December 28, 2001. As of December 28, 2001, ACL had hedged approximately 4% of its projected 2002 fuel requirements using fuel rate swap agreements with an aggregate fair value of $0.4 million. ACL estimates that at December 28, 2001, a 10% change in the price per gallon of fuel would have changed the fair value of the existing fuel rate swap contracts by $0.2 million.

     See ACL's disclosures relating to fuel hedging in "Fuel Hedging and Interest Rate Cap" above in this section.

INTEREST RATE AND OTHER RISKS

     At December 28, 2001, ACL had $397.3 million of floating rate debt outstanding, which represented the outstanding balance of the Existing Credit Facility. A 1% change in interest rates would change interest expense by $4.0 million annually.

     On August 11, 2000, ACL entered into an interest rate cap agreement which limits ACL's base LIBOR to 7.5% on a notional amount of $201.8 million, corresponding to that amount of floating rate debt outstanding which is based on LIBOR. The agreement is designed to hedge ACL's exposure to future increases in market interest rates. As of December 28, 2001 the fair value of the interest rate cap agreement was $.04 million.

     At December 28, 2001, ACL had sold at a discount, based upon commercial paper rates, $51.0 million of the accounts receivable of two subsidiaries. ACL has the right to repurchase these receivables. At this amount outstanding, a 1% change in the commercial paper rates would change other expense by $0.5 million annually.

FOREIGN CURRENCY EXCHANGE RATE RISKS

     As in 2000, all of ACL's significant transportation contracts in South America are currently denominated in U.S. dollars. However, many expenses incurred in the performance of such contracts, such as crew wages and fuel, are, by necessity, denominated in a foreign currency. Therefore, ACL is affected by fluctuations in the value of the U.S. dollar as compared to certain foreign currencies. Additionally, ACL's investments in foreign affiliates subject it to foreign currency exchange rate and equity price risks. Management does not consider its exposure to exchange rate risks to be material and considers its investments in foreign affiliates to be denominated in relatively stable currencies and of a long-term nature. Accordingly, ACL does not typically manage its related foreign currency exchange rate and equity price risks through the use of financial instruments.

                      FORECASTS OF CERTAIN FINANCIAL DATA
                           FOR IN-COURT RESTRUCTURING

     In connection with a possible In-Court Restructuring, ACL's management analyzed ACL's ability to meet its obligations upon consummation of the In-Court Restructuring with sufficient liquidity and capital resources to conduct its businesses. ACL's management also has developed ACL's business plan and prepared certain forecasts of ACL's operating profit, free cash flow and certain other items for the fiscal years 2002 through 2006 (the "Forecast Period"). Such forecasts summarized below are based upon assumptions and have been adjusted to reflect the terms of a possible In-Court Restructuring, including the Plan, certain subsequent events and additional assumptions, including those set forth below (as adjusted, the "Forecasts").

     ACL DOES NOT, AS A MATTER OF COURSE, PUBLISH ITS BUSINESS PLANS, BUDGETS OR STRATEGIES OR MAKE EXTERNAL PROJECTIONS OR FORECASTS OF ITS ANTICIPATED FINANCIAL POSITIONS OR RESULTS OF OPERATIONS. ACCORDINGLY, ACL DOES NOT ANTICIPATE THAT IT WILL, AND DISCLAIMS ANY OBLIGATION TO, FURNISH UPDATED BUSINESS PLANS, BUDGETS OR PROJECTIONS TO NOTEHOLDERS PRIOR TO THE EFFECTIVE DATE OF ANY IN-COURT RESTRUCTURING OR TO INCLUDE SUCH INFORMATION IN DOCUMENTS REQUIRED TO BE FILED WITH THE SEC OR OTHERWISE MAKE SUCH INFORMATION PUBLICLY AVAILABLE.

     The Forecasts included in this Offering Memorandum and Disclosure Statement have been prepared by, and are the responsibility of, ACL's management. PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying Forecasts and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this Offering Memorandum and Disclosure Statement relates to ACL's historical financial information. It does not extend to the Forecasts and should not be read to do so. These Forecasts were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. ACL believes, however, that the Forecasts are measured on a basis consistent with GAAP as applied to ACL's historical financial statements.

     The Forecasts should be read in conjunction with the assumptions, qualifications and explanations set forth in this section and the information provided elsewhere in this Offering Memorandum and Disclosure Statement under the following captions: "Business," "Unaudited Historical and Pro Forma Capitalization," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the Consolidated Financial Statements (including the notes and schedules thereto).

PRINCIPAL ASSUMPTIONS FOR THE FORECASTS

     The Forecasts are based on, and assume the successful implementation of, ACL's business plan and the In-Court Restructuring. Both the business plan and the Forecasts reflect numerous assumptions, including various assumptions regarding the anticipated future performance of ACL, industry performance, general business and economic conditions and other matters, most of which are beyond the control of ACL. In addition, the assumptions take into account the uncertainty and disruption of business that accompany an In-Court Restructuring, although this is forecasted to be minimal. Therefore, although the Forecasts are necessarily presented with numerical specificity, the actual results achieved during the Forecast Period will vary from the forecasted results. These variations may be material and are subject to increasing uncertainty over time. Accordingly, no representation can be or is being made with respect to the accuracy of the Forecasts or the ability of ACL or reorganized ACL to achieve the forecasted results of operations. See "Risk Factors."

     Although ACL believes that the assumptions underlying the Forecasts, when considered on an overall basis, are reasonable in light of current circumstances, no assurance can be or is being given that the Forecasts will be realized upon the occurrence of the In-Court Restructuring. In deciding whether to vote to accept or reject the In-Court Restructuring, Noteholders must make their own determinations as to the reasonableness of such assumptions and the reliability of the Forecasts. See "Risk Factors." Moreover, the Forecasts were prepared solely in connection with a possible In-Court Restructuring. The assumptions underlying the expected future results of operations in an In-Court Restructuring may not necessarily apply in an Out-of-Court Restructuring.

     Additional information relating to the principal assumptions used in preparing the Forecasts is set forth below:

     General Assumptions: Inflation, including fuel price and wages, is forecasted to average 2.5% annually. General economic conditions are expected to remain consistent with current conditions through the end of 2002, with slight improvement thereafter.

     Operating Revenue: Operating revenue is an aggregation of revenues from the three lines of business within ACL: (1) barge transportation services; (2) marine construction; and (3) other. Barge transportation revenue is expected to increase 3.5% annually, slightly exceeding the rate of inflation, due to increased volume from replacement barges, which will experience less time in repair status than the older barges they replace. Marine construction revenue and other revenue are projected to grow at the rate of inflation.

     Operating Cost: Operating cost from barge transportation is projected to increase at the rate of inflation and in accordance with additional volume from replacement barges. Marine construction cost of sales is projected to correlate with changes in marine construction revenue. Other operating expense, primarily related to ACL's terminal operations which transfer cargo between barges and other transportation modes, grows with the rate of inflation.

     Interest Expense: The Forecasts reflect the terms of the Amended and Restated Credit Agreement that will be effective upon consummation of the In-Court Restructuring and revised interest on the New Notes as a result of the In-Court Restructuring.

     Income Taxes: Income taxes are foreign tax expense from ACL's foreign corporate subsidiaries.

     Capital Expenditures: Capital expenditures for the years 2002 through 2006 primarily for vessel and equipment maintenance are projected to be between $27.3 million and $35.0 million annually.

     Rent. Rent expense is expected to grow from $55,928 in 2002 to $77,473 in 2006 as replacement barges are added through leasing from Vessel Leasing LLC and third parties.

     Working Capital: Trade receivables, inventory and accounts payable levels are projected according to historical relationships with respect to purchase and sales volumes.

     Pushdown of Purchase Accounting: Because of DHC's 100% acquisition of ACL and its intent to elect pushdown accounting, ACL would prepare its financial statements in accordance with the principles outlined in Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"). Forecasts have been prepared in accordance with the principles of purchase accounting as set forth in SFAS 141, giving effect thereto as of July 26, 2002, the assumed effective date of the In-Court Restructuring. The principal effects of the application of these principles are summarized below:

          Assets and liabilities are restated at fair values and then adjusted to equal the cost of the acquisition which is the fair value of the assets contributed and the liabilities assumed by DHC. Over the five year period included in the Forecasts, this results in increased depreciation expense of $7,000 to $11,000 annually, reduced amortization of intangibles of $200 to $500 annually and an additional amortization of a bond discount of $8,198 annually.

          Pension assets and post-retirement medical liabilities are restated to fair value, resulting in higher expense of $4,000 to $5,000 annually, as the periodic recognition of prior service credits in income is eliminated.

     The foregoing assumptions and resulting computations were made solely for purposes of preparing the Forecasts. Upon emergence from any Chapter 11 proceeding, ACL would be required to determine the amount by which the cost of the acquisition as defined by SFAS 141 exceeds, or is less than the fair value of its assets as of the effective date of the Plan. Such determination would be based upon the fair values at that time, which may be based on, among other things, a different methodology with respect to the valuation of ACL. In any event, such valuations, as well as the determination of the fair value of ACL's assets and the determination of its actual liabilities, would be made as of the effective date of the Plan, and the changes between the amounts of any or all of the foregoing items as assumed in the Forecasts and the actual amounts thereof as of the effective date may be material.

     Additionally, should DHC not acquire 100% of ACL Holdings or elect not to implement "push-down accounting", the use of "fresh-start accounting" under the requirements of Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (SOP 90-7), issued by the American Institute of Certified Public Accountants, may apply upon ACL's emergence from a Chapter 11 proceeding. The provisions of fresh start accounting under SOP 90-7 require that ACL revalue its assets and liabilities at fair value, reset its unitholders' equity using the reorganization value established in the bankruptcy, and record any applicable reorganization value in excess of amounts allocable to identifiable assets. The forecasts prepared under SOP 90-7 could differ from the Forecasts prepared under SFAS 141 as presented in this Offering Memorandum and Disclosure Statement.

FORECASTS

     The forecasted consolidated financial statements of ACL set forth below have been prepared based on the assumption that the effective date of the In-Court Restructuring would be July 26, 2002. Although ACL would seek to cause the effective date to occur as soon as practicable, there would be no assurance as to when the effective date actually would occur. The Reorganized American Commercial Lines LLC and Subsidiaries Forecasted Consolidated Statement of Financial Position as of July 26, 2002 (the "Forecasted Consolidated Opening and Closing Statement of Financial Position") set forth below present: (a) the forecasted consolidated financial position required to reflect confirmation and the consummation of the transactions contemplated by the Plan (collectively, the "Statement of Financial Position Adjustments"); and (b) the forecasted consolidated financial position of ACL after giving effect to the Statement of Financial Position Adjustments, as of July 26, 2002. The Statement of Financial Position Adjustments set forth in the columns captioned "Debt Restructuring," and "Purchase Accounting Adjustment" reflect the assumed effects of confirmation and the consummation of the transactions contemplated by a plan of reorganization, including the settlement of various liabilities and related securities issuances, cash payments and borrowings. The various Statement of Financial Position Adjustments are described in greater detail in the Notes to the Forecasted Consolidated Opening and Closing Statement of Financial Position.

     The Reorganized American Commercial Lines LLC and Subsidiaries Forecasted Statement of Financial Position as of the end of fiscal years 2002 through 2006 set forth on the following pages present the forecasted consolidated position of ACL after giving effect to confirmation and the consummation of the transactions contemplated by the Plan, as of the end of each fiscal year in the Forecast Period.

     The Reorganized American Commercial Lines LLC and Subsidiaries Forecasted Consolidated Statement of Operations set forth below presents the forecasted consolidated results of operations for each fiscal year included in the Forecast Period.

                        ACL AND SUBSIDIARIES FORECASTED
        CONSOLIDATED OPENING AND CLOSING STATEMENT OF FINANCIAL POSITION
                            (IN-COURT RESTRUCTURING)

                                                                   JULY 26, 2002
                                         -----------------------------------------------------------------
                                                                             PURCHASE
                                            FORECASTED          DEBT        ACCOUNTING      FORECASTED
                                         PRE-CONFIRMATION   RESTRUCTURING   ADJUSTMENT   POST-CONFIRMATION
                                         ----------------   -------------   ----------   -----------------
                                                                    (UNAUDITED)
                                                                  (IN THOUSANDS)
ASSETS
Current Assets
  Cash and Cash Equivalents............     $  32,990         $(14,800)(1)  $      --        $ 18,190
  Accounts Receivable, Net.............        60,028               --             --          60,028
  Materials and Supplies...............        35,594               --             --          35,594
  Other Current Assets.................        31,649               --             --          31,649
                                            ---------         --------      ---------        --------
       Total Current Assets............       160,261          (14,800)            --         145,461
Properties, Net........................       452,227               --        130,474(7)      582,701
Pension Asset..........................        26,938               --         (6,992)(8)       19,946
Other Assets...........................       111,297          (10,522)(2)    (10,784)(9)       89,991
                                            ---------         --------      ---------        --------
       TOTAL ASSETS....................     $ 750,723         $(25,322)     $ 112,698        $838,099
                                            =========         ========      =========        ========
LIABILITIES
Current Liabilities
  Accounts Payable.....................     $  31,002         $     --      $      --        $ 31,002
  Accrued Payroll and Fringe
     Benefits..........................        15,947               --             --          15,947
  Deferred Revenue.....................        14,308               --             --          14,308
  Accrued Claims, Damages and
     Premiums..........................        24,200               --             --          24,200
  Accrued Interest.....................        37,622          (33,798)(3)         --           3,824
  Short-Term Debt......................        84,000          (50,000)(4)         --          34,000
  Other Current Liabilities............        48,370               --            193(10)       48,563
                                            ---------         --------      ---------        --------
       Total Current Liabilities.......       255,449          (83,798)           193         171,844
Long-Term Debt, including Current
  Maturities...........................       608,329           (6,397)(5)    (48,503)(11)      553,429
Other Long-Term Liabilities............        53,978               --        (21,732)(12)       32,246
                                            ---------         --------      ---------        --------
       TOTAL LIABILITIES...............       917,756          (90,195)       (70,042)        757,519
                                            ---------         --------      ---------        --------
MEMBERS' EQUITY
Members' Interest......................       220,074               --       (139,494)(13)       80,580
Other Capital..........................       163,667               --       (161,972)(13)        1,695
Restricted DHC Common Stock............            --               --         (1,695)(13)       (1,695)
Retained Equity (Deficit)..............      (550,774)          64,873(6)     485,901(13)           --
                                            ---------         --------      ---------        --------
       TOTAL MEMBERS' EQUITY...........      (167,033)          64,873        182,740          80,580
                                            ---------         --------      ---------        --------
       TOTAL LIABILITIES AND MEMBERS'
          EQUITY.......................     $ 750,723         $(25,322)     $ 112,698        $838,099
                                            =========         ========      =========        ========

                         NOTES TO ACL AND SUBSIDIARIES
           FORECASTED CONSOLIDATED OPENING AND CLOSING BALANCE SHEET
                            (IN-COURT RESTRUCTURING)

 1. To reflect the payment of transaction costs incurred by ACL.

 2. To reverse unamortized debt issuance costs of $14,697 related to previous debt facilities and to establish new debt issuance costs of $4,175.

 3. To eliminate accrued bond interest of $33,798 according to the terms of the Debt Restructuring.

 4. To remove $50,000 of existing revolving credit loans according to the terms of the Debt Restructuring.

 5. To reclassify $50,000 in existing revolving credit loans to new Term Loan A, to reduce outstanding senior note indebtedness by $58,493 from the contribution and cancellation of notes held by DHC, to reduce outstanding indebtedness under the term loans from the contribution of $25,000 in cash by DHC and to record additional New Senior Notes of $20,000 and New Senior Subordinated Notes of $7,096 from the conversion of accrued interest on the Existing Notes as of July 26, 2002.

 6. To record the impact of the Debt Restructuring on historical equity accounts.

 7. To adjust Properties, Net to their relative fair values and to allocate the excess of fair value over cost in proportion to the relative fair value of assets acquired.

 8. To adjust the ACL Pension Plan assets to fair value.

 9. To increase investments in subsidiaries to fair value by $146, to eliminate goodwill of $838, to reduce favorable lease intangibles to fair value by $2,045 and to allocate the excess of fair value over cost in proportion to the relative fair values of assets acquired by reducing other assets by $8,047.

10. To adjust the non-qualified pension plan liability to fair value.

11. To discount the New Senior Notes and the New Senior Subordinated Notes to fair value.

12. To eliminate the ACL Pension Plan liability of $17,787 in accordance with adjusting the ACL Pension Plan to fair value and to reduce the post-retirement medical plan liability to fair value by $3,945.

13. To eliminate existing member's interest of $220,074, to eliminate existing additional paid-in-capital of $163,667, to eliminate retained deficit after the Debt Restructuring of ($485,901) and to establish new member's interest of $80,580 based upon the fair value of the consideration contributed by DHC and to record restricted DHC common stock of $1,695 issued to ACL management, which will vest over the next three years. The new member's interest of $80,580 is composed of $41,530 in fair value of the Existing Notes contributed by DHC, $32,000 in cash and $7,050 in fees and taxes.

                        ACL AND SUBSIDIARIES FORECASTED
                  CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                            (IN-COURT RESTRUCTURING)

                                                             FISCAL YEARS
                                         ----------------------------------------------------
                                           2002       2003       2004       2005       2006
                                         --------   --------   --------   --------   --------
ASSETS
Current Assets
  Cash and Cash Equivalents............  $ 27,811   $ 30,148   $ 31,120   $ 27,956   $ 28,145
  Accounts Receivable, Net.............    54,227     55,609     56,888     58,165     59,553
  Materials and Supplies...............    27,934     28,562     29,205     29,863     30,536
  Other Current Assets.................    34,767     36,697     38,348     39,681     40,930
                                         --------   --------   --------   --------   --------
     Total Current Assets..............   144,739    151,016    155,561    155,665    159,164

Properties, Net........................   567,648    530,945    496,910    471,044    446,201
Pension Asset..........................    22,234     21,886     21,437     20,998     20,378
Other Assets...........................    89,779     90,979     94,002     97,853    102,932
                                         --------   --------   --------   --------   --------
       TOTAL ASSETS....................  $824,400   $794,826   $767,910   $745,560   $728,675
                                         ========   ========   ========   ========   ========

LIABILITIES
Current Liabilities
  Accounts Payable.....................  $ 30,165   $ 30,584   $ 31,013   $ 31,452   $ 31,900
  Accrued Payroll and Fringe
     Benefits..........................    14,622     19,581     19,109     19,587     20,066
  Deferred Revenue.....................    12,053     12,607     13,260     13,901     14,360
  Accrued Claims, Damages and
     Premiums..........................    24,200     24,200     24,200     24,200     24,200
  Accrued Interest.....................    10,139     10,877     11,735     13,935     15,331
  Short-Term Debt......................    34,000     34,000     34,000          0          0
  Other Current Liabilities............    42,766     42,537     42,139     41,999     41,529
                                         --------   --------   --------   --------   --------
       Total Current Liabilities.......   167,945    174,386    175,456    145,075    147,386
Long-Term Debt, including Current
  Maturities...........................   531,851    517,852    505,716    528,598    527,399
Other Long-Term Liabilities............    36,794     38,296     41,380     44,368     47,356
                                         --------   --------   --------   --------   --------
       TOTAL LIABILITIES...............   736,590    730,534    722,552    718,041    722,141
                                         --------   --------   --------   --------   --------

MEMBERS' EQUITY
Members' Interest......................    80,580     80,580     80,580     80,580     80,580
Other Capital..........................     1,695      1,695      1,695      1,695      1,695
Restricted DHC
  Common Stock.........................    (1,460)      (895)      (330)         0          0
Retained Equity (Deficit)..............     6,995    (17,088)   (36,587)   (54,756)   (75,741)
                                         --------   --------   --------   --------   --------
       TOTAL MEMBERS' EQUITY...........    87,810     64,292     45,358     27,519      6,534
                                         --------   --------   --------   --------   --------
       TOTAL LIABILITIES AND MEMBERS'
          EQUITY.......................  $824,400   $794,826   $767,910   $745,560   $728,675
                                         ========   ========   ========   ========   ========

                        ACL AND SUBSIDIARIES FORECASTED
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            (IN-COURT RESTRUCTURING)

                                                              FISCAL YEARS
                                          ----------------------------------------------------
                                            2002       2003       2004       2005       2006
                                          --------   --------   --------   --------   --------
Operating Revenue.......................  $841,865   $874,986   $912,106   $939,270   $947,527
Operating Expense
  Materials, Supplies and Other.........   394,006    394,252    415,952    424,949    422,291
  Rent..................................    55,928     60,621     66,326     71,704     77,473
  Labor and Fringe Benefits.............   175,814    191,169    197,496    203,691    210,204
  Fuel..................................    85,234     87,073     90,954     94,748     98,640
  Depreciation and Amortization.........    60,716     66,624     63,242     63,111     62,052
  Taxes, Other Than Income Taxes........    28,296     28,402     28,529     29,132     29,676
                                          --------   --------   --------   --------   --------
                                           799,994    828,141    862,499    887,335    900,336
                                          --------   --------   --------   --------   --------
Operating Income........................    41,871     46,845     49,607     51,935     47,191

Other Income (Expense)
  Interest Expense......................   (64,511)   (69,240)   (68,841)   (70,872)   (70,035)
  Other Income (Expense)................       945      2,312      3,812      4,984      6,215
                                          --------   --------   --------   --------   --------
                                           (63,566)   (66,928)   (65,029)   (65,888)   (63,820)
                                          --------   --------   --------   --------   --------

Earnings (Loss) Before Income Taxes.....   (21,695)   (20,083)   (15,422)   (13,953)   (16,629)

Income Taxes............................       333      2,036      2,136      2,229      2,322
                                          --------   --------   --------   --------   --------

Net Earnings (Loss).....................  $(22,028)  $(22,119)  $(17,558)) $(16,182)  $(18,951)
                                          ========   ========   ========   ========   ========

Interest Income Included in Other
  Income................................       269        657        736        679        621
EBITDA Adjustments......................    12,907      1,906      2,768      2,186      1,353
EBITDA..................................   116,170    117,030    118,693    121,537    116,190

                        ACL AND SUBSIDIARIES FORECASTED
                       CONSOLIDATED CASH FLOW STATEMENTS
                            (IN-COURT RESTRUCTURING)

                                                              FISCAL YEARS
                                          ----------------------------------------------------
                                            2002       2003       2004       2005       2006
                                          --------   --------   --------   --------   --------
OPERATING ACTIVITIES
  Net Earnings (Loss)...................  $(22,028)  $(22,119)  $(17,558)  $(16,182)  $(18,951)
  Adjustments to Reconcile Net earnings
     (Loss) to Net Cash Provided by
     Operating Activities:
     Depreciation and Amortization......    66,185     75,564     72,182     72,051     70,992
     Other Operating Activities.........    (3,368)     1,052      1,126       (731)    (2,422)
     Changes in Operating Assets and
       Liabilities:.....................         0          0          0          0          0
     Accounts Receivable................       559     (1,382)    (1,279)    (1,277)    (1,388)
     Materials and Supplies.............     3,400       (628)      (643)      (658)      (673)
     Other Current Assets...............    (5,134)    (1,930)    (1,651)    (1,333)    (1,249)
     Accrued Interest...................    25,278     16,041     18,024     23,978     26,211
     Other Current Liabilities..........    (9,889)     5,703        212      1,418        916
                                          --------   --------   --------   --------   --------
     Net Cash Provided by Operating
       Activities.......................    55,003     72,301     70,413     77,266     73,436


INVESTING ACTIVITIES
  Property Additions....................   (32,465)   (27,500)   (27,300)   (35,000)   (35,000)
  Other Investing Activities............    (9,890)    (3,000)    (2,700)    (2,350)    (2,000)
                                          --------   --------   --------   --------   --------
     Net Cash Used in Investing
       Activities.......................   (42,355)   (30,500)   (30,000)   (37,350)   (37,000)


FINANCING ACTIVITIES
  Short-Term Borrowings -- Net..........         0          0          0    (34,000)         0
  Long-Term Debt -- Issued..............         0          0          0     90,000     49,000
  Long-Term Debt -- Repaid..............   (50,184)   (37,500)   (37,500)   (97,093)   (83,213)
  Financing Costs.......................    (4,175)         0          0          0          0
  Issuance of Membership Interests......    25,000          0          0          0          0
  Tax distributions.....................         0          0          0          0          0
  Cash Dividends Paid...................    (2,731)    (1,964)    (1,941)    (1,987)    (2,034)
  Other Financing Activities............         0          0          0          0          0
                                          --------   --------   --------   --------   --------
     Net Cash Used in Financing
       Activities.......................   (32,090)   (39,464)   (39,441)   (43,080)   (36,247)
                                          --------   --------   --------   --------   --------

Net Change in Cash and Cash
  Equivalents...........................  $(19,442)  $  2,337   $    972   $ (3,164)  $    189
Beginning Cash and Cash Equivalents.....    47,253     27,811     30,148     31,120     27,956
                                          --------   --------   --------   --------   --------
Ending Cash and Cash Equivalents........  $ 27,811   $ 30,148   $ 31,120   $ 27,956   $ 28,145
                                          ========   ========   ========   ========   ========

                                    BUSINESS

HISTORY

     ACL was formed in April 1998 in connection with the conversion by merger of its predecessor American Commercial Lines, Inc. ("ACL Inc."), a Delaware corporation, into a limited liability company. ACL Inc. was formed in 1953 as the holding company for a family of barge transportation and marine service companies with an operating history beginning in 1915.

     In 1998, ACL was recapitalized by its owners pursuant to a Recapitalization Agreement, dated April 17, 1998, among CSX Corporation ("CSX"), Vectura, ACL Holdings, ACL and National Marine whereby ACL Holdings completed the 1998 Recapitalization and combined the barging operations of Vectura, National Marine and their subsidiaries with that of ACL.

     To finance the 1998 Recapitalization, ACL incurred secured debt under the Existing Credit Facility, consisting of a $200.0 million Tranche B Term Loan due June, 2006, a $235.0 million Tranche C Term Loan due June, 2007 (collectively, the "Term Loans") and a revolving credit facility providing for revolving loans and the issuance of letters of credit for the account of ACL in an aggregate principal amount of up to $100.0 million due June, 2005 (the "Revolving Credit Facility"). ACL also issued $300.0 million of the Existing Notes, pursuant to the Existing Indenture with United States Trust Company of New York, as trustee.

GENERAL

     ACL is an integrated marine transportation and service company, providing barge transportation and ancillary services. The principal cargoes carried are steel and other bulk commodities, grain, coal and liquids including a variety of chemicals, petroleum and edible oils. ACL supports its barging operations by providing towboat and barge design and construction and terminal services. ACL, through its domestic barging subsidiary ACBL, is the leading provider of river barge transportation throughout the inland United States and Gulf Intracoastal Waterway Systems, which include the Mississippi, Illinois, Ohio, Tennessee and the Missouri Rivers and their tributaries and the Intracoastal Canals that parallel the Gulf Coast (collectively, the "Inland Waterways"). In addition, since expanding its barge transportation operations to South America in 1993, ACL has become the leading provider of barge transportation services on the Orinoco River in Venezuela and the Parana/Paraguay River system serving Argentina, Brazil, Paraguay, Uruguay and Bolivia. ACL's position as a leader in South American barging was expanded on October 24, 2000, when an ACL 80% owned subsidiary, ACBL Hidrovias, Ltd. ("ACBLH") entered into an agreement with UP River (Holdings) Ltd. ("Ultrapetrol") to combine the inland river barge transportation divisions of Ultrapetrol and ACBLH which operate on the Parana/Paraguay River system in South America. ACBLH has a 50% ownership interest in the newly formed company, UABL Limited ("UABL"). UABL operates 20 towboats and a combined fleet of 374 dry cargo and tank barges. UABL serves commodity shippers in Argentina, Bolivia, Brazil, Paraguay and Uruguay.

     At year end, ACBL's combined barge fleet was the largest in the United States, consisting of 3,859 covered and 659 open barges, used for the transportation of dry cargo, and 436 tank barges used for transportation of liquid cargo. ACBL's barge fleet is supported by the largest towboat fleet in the United States, consisting of 187 towboats at year end. ACBL has a strong and diverse customer base consisting of several of the leading industrial and agricultural companies in the United States.

     ACBL has numerous long-standing customer relationships, with 19 of its top 25 customers having been customers of ACBL for over 20 years. In many cases, these relationships have resulted in multi-year contracts with these customers. Certain long-term contracts provide for minimum tonnage or requirements guarantees, which allow ACBL to plan its logistics more effectively. Historically, a majority of ACBL's contracts for non-grain cargoes are at a fixed price, increasing the stability and predictability of operating revenue.

     ACL, through its Jeffboat subsidiary, designs and manufactures towboats and barges for ACBL, other ACL subsidiaries and third-party customers. Through its American Commercial Terminals LLC ("ACT") subsidiary, which operates two river terminal sites along the Inland Waterways, ACL supports its barging operations with transfer and warehousing capabilities for coal and liquid commodity products moving between barge, truck and rail. Other terminal locations are owned or operated by GMS, a joint venture between ACT and Mid-South Terminal Company, L.P., an unaffiliated third party. Through its Louisiana Dock Company LLC ("LDC") subsidiary, ACL maintains facilities throughout the Inland Waterways that provide fleeting, shifting, cleaning and repair services for both towboats and barges, primarily to ACL but also to third-party customers.

     ACL's objective is to achieve stable earnings growth in its core barging business as well as its shipbuilding and terminals operations. Through effective coordination of its barging, shipbuilding, terminals, fleeting and services, ACL reduces costs while maintaining each business unit's ability to generate third-party revenue. In addition, ACL believes it is a technology leader in the barging industry. ACL has made significant investments that allow it to maximize operating efficiency through technologies such as real-time cargo tracking. This investment in technology strengthens ACL's ability to compete by lowering its cost structure and enhancing the quality of the services and products provided.

     Over the past several years, ACL has been able to successfully complete and integrate multiple large acquisitions, including SCNO Barge Lines, Inc., Hines American Lines, Inc., The Valley Line Company, and the barging operations of Continental Grain Company, National Marine and Peavey. Based upon the success of these acquisitions, combined with ACL's ability to provide long-term, reliable service to its customers, ACL believes that it is particularly well-positioned to continue to grow through strategic acquisitions in its core business lines.

     In recent years, ACL also has become the leading provider of river barge transportation in South America. ACL conducts its international operations mainly through American Commercial Lines International LLC and its foreign subsidiaries, ACBL de Venezuela, C.A., ACBL Domincana SA and ACBL Hidrovias, Ltd. (collectively, "ACL International"), and through its investment in UABL. ACL International's fleet consisted at year end of six covered and 113 open hopper barges, three tank barges, seven deck barges and six towboats. Through UABL, ACL International participates in the operation of an additional 298 covered hoppers, 40 open hopper barges, 36 tank barges and 20 boats. ACL International entered the South American market in 1993 by establishing operations to serve a new customer's shipping needs along the Orinoco River in Venezuela. Since then, the focus of ACL International's strategy has been to serve customers that require reliable, low-cost marine transportation abroad. ACL International works closely with current and potential customers to establish mutually beneficial long-term contracts to serve these needs. By following this strategy, ACL International has become the leading provider of barge transportation on the Orinoco River in Venezuela and, through UABL, the leading provider of barge transportation on the Parana/ Paraguay River system serving Argentina, Brazil, Paraguay, Uruguay and Bolivia. Through formation of the ACBL Dominicana SA subsidiary in 2001, ACL International also began operations on the Higuamo River in the Dominican Republic. Because demand for transportation in South America is expected to grow and there are several consolidation opportunities in the South American market, ACL International has the opportunity to broaden the scope of its operations over the long term.

INDUSTRY

     Domestic barging focuses on four core commodity groups: steel/other bulk commodities, grain, coal and liquids. Because barging provides a low-cost transportation alternative for high mass/high volume cargoes, many bulk commodity shippers choose barging as their preferred mode of transportation. Coal is the barging industry's largest transport commodity from a tonnage standpoint, while grain is a material driver for the industry's overall freight rate structure for dry cargo movements due to the effect the varying levels of grain export demand has on capacity and rates. Chemicals are the primary liquid cargo handled by liquid barge carriers, along with petroleum products, edible oils, molasses and ethanol. Safety and quality control are essential factors in serving this market.

     The barging industry uses two types of equipment to move freight: towboats, providing the power source, and barges, providing the freight capacity. Each standard dry cargo barge is capable of transporting approximately 1,500 tons of cargo with the most common tank barges being either 10,000 barrel or 30,000 barrel capacity. The combination of a towboat and barges is called a tow, and usually consists of one towboat and from 5 to 40 barges. The number of barges in a tow will depend upon the horsepower of the towboat, the river capacity and conditions, the load and empty mix of the tow, the direction of travel and the commodity carried.

     Since 1980, the industry has been consolidating as acquiring companies have moved towards attaining the widespread geographic reach necessary to support major national customers. ACL's management believes the consolidation process will continue. Following Ingram Industry Inc.'s (which operates 1,700 barges and 62 towboats) acquisition of Midland Enterprises Inc. (which operates 2,300 barges and 80 towboats) on January 24, 2002, there are five major domestic barging companies that operate more than 1,000 barges. There are also 13 mid-sized operators that operate over 200 barges, and approximately 14% of the barging capacity is held by small carriers that operate fewer than 200 barges. As the industry continues to consolidate, ACL believes that it will be well-positioned to realize cost savings and synergies by merging smaller operators into its existing network.

COMPANY OPERATIONS

  DOMESTIC BARGING

     In 2001, ACBL maintained its position as the leading provider of barge transportation in the United States, operating over nearly 11,000 miles of the Inland Waterways and transporting a wide variety of commodities, including steel/other bulk commodities, grain, coal and liquids. ACBL is ranked first in the United States in terms of revenues, barges operated and gross tons hauled. In terms of annual riverborne tonnage, ACBL is the leading grain transporter in the industry, and is the second largest liquids transporter. As of year end, ACBL's fleet consisted of 4,518 dry cargo hopper barges and 436 double-skinned tank barges. ACBL operated 1,652 of these dry cargo hopper barges and 41 of these tank barges pursuant to charter agreements. The charter agreements have expiration dates ranging from one to fifteen years. ACBL expects generally to be able to renew or replace such charter agreements as they expire. Although ACBL does not expect to purchase a material number of new barges in the year 2002, ACBL has a program to renew its fleet through which certain third party lenders or entities will acquire new equipment from Jeffboat and lease that equipment to ACBL. ACBL anticipates that it will obtain 165 new barges through this program in 2002.

                    DOMESTIC FLEET PROFILE BY BARGE TYPE(1)

                                                                     AVERAGE AGE (YEARS)
                                                                     --------------------
                                                 NUMBER OF BARGES    ACBL       INDUSTRY
BARGE TYPES                                      ----------------    -----      ---------
Covered Hoppers                                       3,859           17           16
Open Hoppers                                            659           24           14
Tankers                                                 436           20           21
Total                                                 4,954           18           16

------------------

(1) Includes both owned and chartered equipment and excludes marine equipment used in international operations. See below, "International Barging."

     In addition, at year end ACBL operated 187 towboats with an average age of approximately 25 years. No comparative industry data is available with respect to towboats. At year end, forty-seven of these towboats were operated by ACBL pursuant to charter agreements. The charter agreements have expiration dates ranging from one to five years. ACBL expects to be able to renew such charter agreements as they expire.

     The size and diversity of ACBL's towboat fleet allows it to deploy the towboats to the portions of the Inland Waterways where they can most effectively operate. For example, ACBL's towboats that have in excess of 9,000 horsepower operate with tow sizes of as many as 40 barges along the Lower Mississippi River where the river channels are wider and there are no restricting locks and dams. ACBL's 5,600 horsepower towboats operate along the Ohio, Upper Mississippi and Illinois Rivers where the river channels are narrower and restricting locks and dams are more prevalent. ACBL deploys smaller horsepower towboats for shuttle and harbor services.

                       DOMESTIC TOWBOATS BY HORSEPOWER(1)

                                                NUMBER OF TOWBOATS   AVERAGE AGE (YEARS)
HORSEPOWER                                      ------------------   -------------------
6,700 - 10,500                                          15                   24
5,000 - 6,500                                           59                   26
1,950 - 4,900                                           32                   27
1,800 and below                                         81                   26
Total                                                  187                   25

------------------

(1) Includes both owned and chartered equipment and excludes marine equipment used in international operations. See below, "International Barging."

     ACBL's barging operations encompass four core commodity groups: steel/other bulk commodities, grain, coal and liquids. In terms of tonnage and revenue, grain and coal are ACBL's largest transport commodities with steel/other bulk commodities and liquids second and third, respectively.

                  ACL DOMESTIC BARGING OPERATIONS BY COMMODITY
                       (DOLLARS AND TONNAGE IN MILLIONS)

                                      2001                                2000                                1999
                        ---------------------------------------------------------------------------------------------------------
                        REVENUE     %     TONNAGE     %     REVENUE     %     TONNAGE     %     REVENUE     %     TONNAGE     %
                        ---------------------------------------------------------------------------------------------------------
Grain/Coal               $270      42.4    40.9      56.5    $229      38.7    37.2      55.0    $219      39.5    37.6      55.2
Bulk/Steel                167      26.3    23.2      32.0     153      25.8    22.1      32.7     137      24.7    21.5      31.6
Liquids                   111      17.5     8.3      11.5     113      19.1     8.3      12.3     104      18.8     9.0      13.2
Other(1)                   88      13.8      --       0.0      97      16.4      --       0.0      94      17.0      --       0.0
Total                    $636     100.0    72.4     100.0    $592     100.0    67.6     100.0    $554     100.0    68.1     100.0

------------------

(1) Includes both owned and chartered equipment and excludes marine equipment used in international operations. See below, "International Barging."

     To support its domestic barging operations, ACL maintains shore-based facilities throughout the Inland Waterways that provide fleeting, shifting, cleaning and repair services for both towboats and barges, including five towboat dry-docks and nine barge dry-docks.

INTERNATIONAL BARGING

     ACL launched its international barging operations in South America in 1993. ACL International currently operates on the Orinoco River, with headquarters in Puerto Ordaz, Venezuela, and through UABL on the Parana/Paraguay River system, with headquarters in Buenos Aires, Argentina. ACL International also operates on the Higuamo River in the Dominican Republic with headquarters in Santa Domingo. International operations generated 5% of ACL's 2001 operating revenue, and management expects revenues from international operations to increase in the coming years. ACL International's expansion in South America has been accomplished by introducing new equipment and technology to the South American river systems, utilizing systems used in the United States, developing new processes to meet local requirements and consolidating operations to improve efficiencies. ACL International expects to use its expertise to expand its barging operations into new regions.

           INTERNATIONAL FLEET PROFILE BY BARGE TYPE (EXCLUDES UABL)

                                                  NUMBER OF BARGES   AVERAGE AGE (YEARS)
BARGE TYPES                                       ----------------   -------------------
Covered Hoppers                                           6                  16
Open Hoppers                                            113                  17
Tankers                                                   3                  29
Deck                                                      7                   9
Total                                                   129                  17

     At year end, ACL International operated 20 dry cargo barges pursuant to charter agreements with expiration dates of one year. ACL International expects generally to be able to renew such charter agreements as they expire. In addition, ACL International operated six towboats.

BARGE AND TOWBOAT DESIGN AND MANUFACTURING

     Jeffboat manufactures both towboats and barges for ACBL, ACL International, Vessel Leasing LLC ("Vessel Leasing," which is a joint venture between ACL and Vectura) and other customers primarily for inland river service, and also produces coastal and offshore equipment and other special purpose vessels such as cruise boats, casino boats, and U.S. Army Corps of Engineers vessels. Jeffboat has long been recognized as a leader in inland marine technology, incorporating designs and propulsion systems derived from ongoing model basin studies. Jeffboat also provides around-the-clock vessel repair services, including complete dry-docking capabilities, back-up support for emergency cargo salvage and equipment recovery, and full machine shop facilities for repair and storage of towboat propellers, rudders and shafts. In 2001, Jeffboat was the leading producer of inland barges in the United States, producing more than half of the new supply of inland barges for the barging industry.

     ACL believes that the relationship between its transportation operations and Jeffboat provides a competitive advantage to ACL, permitting optimization of construction schedules and asset utilization between ACL's internal requirements and sales to customers. The relationship also gives Jeffboat's engineers an opportunity to collaborate with ACL's barge operations on innovations that optimize towboat performance and barge life.

TERMINALS

     ACL's terminal subsidiary, ACT, directly operates two facilities located on the Inland Waterways at St. Louis, Missouri and Memphis, Tennessee. GMS, ACL's terminal joint venture, operates 27 terminal or warehouse facilities at Guntersville, Alabama; Jeffersonville and Evansville, Indiana; Louisville, Kentucky; Omaha (two sites) and Nebraska City, Nebraska; Cincinnati, Ohio (two sites); Decatur, Alabama (two sites); Osceola, Helena, Pine Bluff (two sites), West Memphis (two sites) and Ft. Smith (two sites), Arkansas; Chicago, Illinois; Industry, Pennsylvania (three sites); Memphis, Tennessee (two sites); Houston, Texas; and Vlissingen, The Netherlands. GMS also operates four service operations at Battle Creek, Michigan; Mingo Junction, Ohio; Brooklyn Junction, West Virginia; and Vancouver, Canada.

CUSTOMERS

     ACBL's primary customers include many of the nation's major industrial and agricultural companies. ACBL enters into a wide variety of short and long-term contracts with these customers ranging from annual one-year contracts to multi-year extended contracts with inflation adjustments. ACBL's top 25 customers accounted for 55% of ACL's fiscal 2001 operating revenue. One customer, Cargill, Inc., accounted for more than 10% of ACL's fiscal 2001 consolidated operating revenue.

     ACBL operates a 24-hour planning center at its headquarters in Jeffersonville, Indiana to provide around-the-clock customer contact and planning capability. In addition to enhanced customer service, the planning center has improved communication between vessels and office staff for more efficient logistics and better asset utilization.

COMPETITION

     ACL's barging operations compete on the basis of price, service and equipment availability. Primary competitors of ACL's barging operations include other barge lines, railroads, trucks and pipelines. Barge transportation provides the lowest unit cost of delivery of any major form of transportation for high volume, bulk products, delivering 12% of the volume of U.S. freight for 2% of the total U.S. freight cost, according to data available from the U.S. Department of Transportation. One standard hopper barge has the equivalent carrying capacity of 15 railcars or 58 trucks. In areas where shippers have access to water transportation, the rate per ton-mile is significantly less than rail rates and approximately 80% to 90% lower than truck rates. While it is generally less expensive to move large volumes of certain liquids by pipeline when both the origin and destination have a direct connection to the pipeline, barge transportation of liquids has greater flexibility with respect to the origins and destinations that can be served.

     Competition within the barging industry for major commodity contracts is intense. There are a number of companies offering transportation services on the Inland Waterways. Carriers compete not only on the basis of commodity shipping rates, but also with respect to value-added services, including more convenient and flexible scheduling, more timely information and different equipment. ACL believes its vertical integration provides it with a competitive advantage. ACL utilizes its boat and barge repair and vessel fleeting facilities, Jeffboat's shipbuilding capabilities and the geographically broad-based terminals of ACT and GMS to support its core barging business and to offer a combination of competitive pricing and high quality service to its customer base.

     ACL considers Trinity Industries Inc. to be a significant competitor to Jeffboat. ACL believes that in addition to Trinity, Jeffboat's other significant competitors include Bollinger Machine Shop and Shipyard, Inc. and Galveston Shipbuilding Company for barges and Friede Goldman Halter, Inc. and Quality Shipyards, Inc. for towboats, all of which are located primarily on the Gulf of Mexico. These other competitors do not currently manufacture barges, however, should market conditions change they could quickly ready their shipyards to construct inland barges and related equipment.

GOVERNMENT REGULATION

  GENERAL

     ACL's business is highly regulated and subject to government regulation in the form of international treaties, conventions, national, state and local laws and regulations, and laws and regulations of the flag nations of its vessels, including laws relating to the discharge of materials into the environment. Because such conventions, laws and regulations are regularly reviewed and revised by the issuing governmental bodies, ACL is unable to predict the ultimate costs or impacts of compliance. In addition, ACL is required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to its business operations. The kinds of permits, licenses and certificates required depend upon such factors as the country of registry, the commodity transported, the waters in which the vessel operates, the nationality of the vessel's crew, the age of the vessel and the status of ACL as owner, operator or charterer. ACL believes that it currently has all permits, licenses and certificates necessary to permit its vessels to operate in their current trades.

     ACL's domestic transportation operations are subject to regulation by the U.S. Coast Guard, federal laws, state laws and certain international conventions.

     ACL's inland tank barges are inspected by the U.S. Coast Guard and carry certificates of inspection. ACL's towing vessels and dry cargo barges are not subject to U.S. Coast Guard inspection requirements.

  JONES ACT

     The Jones Act is a federal cabotage law that restricts domestic marine transportation in the United States to vessels built and registered in the United States. Furthermore, the Jones Act requires that the vessels be manned by U.S. citizens and owned by U.S. citizens. For a limited liability company to qualify as a U.S. citizen for the purpose of domestic trade, 75% of the company's beneficial stockholders must be U.S. citizens. ACL presently meets all of the requirements of the Jones Act for its owned vessels.

     Compliance with U.S. ownership requirements of the Jones Act is very important to the operations of ACL, and the loss of Jones Act status could have a significant negative effect for ACL. ACL monitors the citizenship requirements under the Jones Act of its employees and beneficial equity holders and will take action as necessary to ensure compliance with the Jones Act requirements.

     During the past several years, the Jones Act cabotage laws have been challenged by interests seeking to facilitate foreign flag competition for trade reserved for U.S. flag vessels under the Jones Act. These efforts have been consistently defeated by large margins in the U.S. Congress. ACL believes that continued efforts may be made to modify or eliminate the cabotage provisions of the Jones Act. If such efforts are successful so as to permit foreign competition, such competition could have an adverse effect on ACL.

  USER FEES AND FUEL TAX

     Federal legislation requires that inland marine transportation companies pay a user fee in the form of a tax based on propulsion fuel used by vessels engaged in trade along inland waterways that are maintained by the U.S. Army Corps of Engineers. Such user fees are designed to help defray the costs associated with replacing major components of the waterway system, including dams and locks, and to build new projects. A significant portion of the Inland Waterways on which ACL's vessels operate are maintained by the Corps of Engineers.

     ACL presently pays a federal fuel tax of 24.4 cents per gallon. Legislation has been proposed to repeal a portion (4.3 cents per gallon) of the federal fuel tax. In the future, existing user fees may be increased, and additional user fees imposed, to defray the costs of inland waterways infrastructure and navigation.

ENVIRONMENTAL MATTERS

     ACL's operations are subject to federal, state and local environmental laws and regulations which, among other things, specify requirements for the management of oil, hazardous wastes, and hazardous substances and impose liability for releases of these materials into the environment. ACL devotes resources toward achieving and maintaining compliance with environmental requirements. ACL believes, except as otherwise set forth herein, that it is in material compliance with environmental requirements. However, there can be no assurance that ACL will be at all times in material compliance with all environmental requirements.

     As is the case with others in the maritime industry, a release of oil, hazardous waste, hazardous substances or other pollutants into the environment at or by its properties or vessels, as a result of ACL's current or past operations, or at a facility to which ACL has shipped wastes, or the existence of historical contamination at any of its properties, could result in material liability to ACL. ACL conducts loading and unloading of dry commodities, liquids and scrap materials in and near waterways. Such operations present a potential that some such materials might be spilled into a waterway thereby exposing ACL to potential liability. While the amount of such liability could be material, ACL endeavors to conduct its operations in a manner that it believes reduces such risks.

     Federal, state and local governments could in the future enact laws or regulations concerning environmental matters that affect ACL's operations or facilities, increase its costs of operation, or adversely affect the demand for ACL's services. ACL cannot predict the effect that such future laws or regulations could have on its business. Nor can ACL predict what environmental conditions may be found to exist at its current or past facilities or at other properties where ACL or its predecessors have arranged for the disposal of wastes and the extent of liability that may result from the discovery of such conditions. It is possible that such future laws or undiscovered conditions could have a material adverse effect on ACL's business, financial condition and results of operations.

     ACL is involved as a PRP or interested party with respect to the clean-up of hazardous waste disposal sites (Superfund sites) identified under CERCLA, the federal Superfund clean-up statute, and similar state laws. While CERCLA authorizes joint and several liability for remediation costs at clean-up or remediation sites, as a practical matter, such costs are typically allocated among the waste generators and other involved parties.

     - Pursuant to the 1998 Recapitalization, ACL assumed liability under an order from the EPA under CERCLA, regarding contamination at the former Dravo Mechling property in Seneca, Illinois. ACL has complied with the terms of the order, which requires performance of site sampling and certain remediation at the site. As a result of these remediation efforts, the site has been materially remediated. The EPA and the State of Illinois have issued "no further remediation" letters to ACL indicating that neither entity will require further remediation. In 2001, ACL sold the Seneca, Illinois property to a third party.

     - Jeffboat was named a PRP at the Third Site in Zionsville, Indiana. Jeffboat has also received notice of potential liability with regard to waste allegedly transshipped from the Third Site to the Four County Landfill in Rochester, Indiana. The EPA has conducted an environmental site assessment of this property and has approved a work plan to conclude remediation of the site.

     - A group of barge operators, including National Marine, had barges cleaned at the SBA Shipyard in Houma, Louisiana, which is now conducting voluntary environmental remediation. The SBA Shipyard owner who previously funded the cleanup effort has become insolvent and, as a result, the barge operators involved have formed a group to fund remediation. ACL assumed National Marine's liability in this matter pursuant to the 1998 Recapitalization. The barge operator group has removed the majority of liquid waste from the site and the EPA has preliminarily approved a work plan to remove the solid waste.

     - EPS, Inc., a wholly-owned subsidiary of Vectura, is the owner of Connex Pipe Systems' closed solid waste landfill located in Marietta, Ohio ("Connex"). Liability for the monitoring and potential clean-up of Connex was assumed by ACL pursuant to the 1998 Recapitalization. In 1986 Connex was subject to an Ohio consent judgment ("Consent Judgment") whereby it agreed to remediate and monitor the closed landfill for a period of three years. Connex complied with the Consent Judgment and in 1994 the Ohio Environmental Protection Agency ("Ohio EPA") issued a letter confirming Connex's compliance. However, the Ohio EPA changed its monitoring requirements in 1997 to require longer periods of monitoring for closed sites and attempted to apply those new rules to Connex. Connex, and other similarly situated companies, objected to the new rule which retroactively changed monitoring requirements. On November 30, 1998, the Ohio EPA issued a finalized guidance rule ("Final Guidance") applicable to Connex. ACL believes that the Final Guidance confirmed Connex's position that it had fully complied with the applicable monitoring requirements and owed no further monitoring. ACL believes that it has no further monitoring obligations at Connex and has requested written confirmation from the Ohio EPA that its monitoring responsibilities have ceased.

     - ACBL has received notice from the EPA that it is a PRP at the State Marine of Port Arthur ("State Marine") and the Palmer Barge Line Superfund Sites in Port Arthur, Texas in regard to approximately 50 barges that were cleaned by State Marine and five barges cleaned by Palmer Barge Line for ACBL in the early 1980s. The EPA has requested that ACBL, and other potentially responsible companies, enter into negotiations for the performance of a Remedial Investigation and Feasibility Study, however, there has been no further action to pursue any response costs from ACBL as a PRP.

     Because CERCLA liability is retroactive, it is possible in the future that ACL may be identified as a PRP with respect to other waste disposal sites, where wastes generated by ACL have been transported and disposed.

     As of December 28, 2001, ACL had reserves of approximately $0.7 million for environmental matters. ACL believes it has established reasonable and adequate reserves to cover its known environmental liabilities. However, given the uncertainties associated with such matters, there can be no assurance that liabilities will not exceed reserves.

OCCUPATIONAL HEALTH AND SAFETY MATTERS

     ACL's domestic vessel operations are primarily regulated by the U.S. Coast Guard for occupational health and safety standards. ACL's domestic shore operations are subject to the U.S. Occupational Safety and Health Administration regulations. While there can be no assurance that ACL is at all times in complete compliance with all such regulations, ACL believes that it is in material compliance with such regulations, and that any noncompliance is not likely to have a material adverse effect on ACL. There can be no assurance, however, that claims will not be made against ACL for work related illness or injury, or that the further adoption of occupational health and safety regulations in the United States or in foreign jurisdictions in which ACL operates will not adversely affect its business, financial condition and results of operations.

     ACL endeavors to reduce employee exposure to hazards incident to its business through safety programs, training and preventive maintenance efforts. ACL emphasizes safety performance in all of its operating divisions. ACL believes that its safety performance consistently places it among the industry leaders as evidenced by what it believes are lower injury frequency levels than many of its competitors. ACL has been certified in the American Waterway Operators Responsible Carrier Program which is oriented to enhancing safety in vessel operations.

INTELLECTUAL PROPERTY

     ACL registers some of its material trademarks, tradenames and copyrights and has acquired patent protection for some of its proprietary processes. ACL has current trademark rights to conduct its business.

INSURANCE

     ACL maintains protection and indemnity insurance ("P&I") to cover liabilities arising out of the ownership and operation of marine vessels. ACL maintains hull and machinery insurance policies on each of its vessels in amounts related to the value of each vessel. Each vessel is insured at its current fair market value; however, damage claims are subject to an annual aggregate deductible of $2 million. ACL maintains coverage for shore-side properties, shipboard consumables and inventory, spare parts, worker's compensation, and general liability risks. ACL maintains primary insurance and third party guaranty agreements as to its statutory liabilities for discharges of oil or hazardous substances under the federal Oil Pollution Act of 1990. In the future, ACL may elect to self-insure such primary statutory liability amounts; however, ACL currently maintains and expects to continue to maintain excess coverage for pollution liability. All insurance policies have been obtained and arranged through the Aon Insurance Brokerage Syndicate, other brokers or direct placement with commercial insurers, and maintained with underwriters in the United States, British and other markets.

     Insurance premiums for the coverages described above will vary from year to year depending upon ACL's loss record and market conditions. In order to reduce premiums, ACL maintains certain per occurrence deductible, annual aggregate deductible and self-insured retention levels that it believes are prudent and generally consistent with those maintained by other shipping companies.

EMPLOYEES

     As of December 28, 2001, on a consolidated basis, ACL employed 3,630 individuals. Of this total, 649 individuals were engaged in shore-side management and administrative functions, 2,039 individuals were employed as boat officers and crew members on its marine vessels, 920 individuals were engaged in production and repair activities at ACL's shipyard facilities, and 22 individuals were employed in production and hourly work activities at ACL's terminals. Seven hundred seventy eight of ACL's domestic shore-side employees are represented by unions. Most of these unionized employees (approximately 756) are represented by the International Brotherhood of Teamsters at ACL's Jeffboat shipyard facility, where the contract with the union expires at the end of April 2002. Ninety two of ACL's South American employees are represented by unions.

                                   PROPERTIES

     ACL owns or operates numerous land-based facilities that support its overall marine operations. These facilities include a major construction shipyard, two terminal facilities for cargo transfer and handling throughout the river system, 12 locations (which include 19 separate facilities and service operations) for the staging, fleeting, interchange and repair of barges and towboats and a corporate office complex in Jeffersonville, Indiana. An additional 27 terminal facilities and service locations are operated by GMS.

     The significant ACL-owned facilities among these properties include:

     - The Jeffboat shipbuilding facility in Jeffersonville, Indiana is the largest single-site shipyard facility on the Inland Waterways. It is situated on 86 acres with 5,600 feet of frontage on the Ohio River across from Louisville, Kentucky. There are 38 buildings on the property comprising a total of 305,000 square feet under roof.

     - ACL's main office complex is located on 22 acres in Jeffersonville, Indiana. The main building has approximately 140,000 square feet, and five outlying buildings have a total of 25,000 square feet.

                               LEGAL PROCEEDINGS

     ACL is named as a defendant in various lawsuits that have arisen in the ordinary course of its business. Claimants seek damages of various amounts for personal injuries, property damage and other matters. ACL believes that all material claims asserted under lawsuits of this description and nature are covered by insurance policies. ACL is not aware of any claims or litigation that would be deemed, individually or in the aggregate, to be material to the financial condition, results of operations or liquidity of ACL which are not covered by insurance coverages and policies, other than the environmental matters discussed in "Business -- Environmental Matters."

                                   MANAGEMENT

EXECUTIVE OFFICERS

     The Executive Officers of ACL and/or its subsidiaries and ACL Holdings are:

                               EXECUTIVE OFFICERS

NAME                 AGE   POSITION
-------------------  ---   ------------------------------------------------------------
Michael C. Hagan...  55    President and Chief Executive Officer -- ACL
Paul S. Besson.....  48    Sr. Vice President -- Human Resources and Corporate Services
James F. Farley....  50    Sr. Vice President -- Marketing Services
Robert P. Herre....  49    President -- Jeffboat
Michael A. Khouri..  52    Sr. Vice President -- Transportation Services
Martin K. Pepper...  48    Sr. Vice President -- International
R. Barry Uber......  56    President and Chief Operating Officer -- ACBL
William N.           60    Sr. Vice President -- Logistic Services
  Whitlock.........
James J. Wolff.....  44    Sr. Vice President -- Finance/Administration and Chief
                           Financial Officer

     The members of the Board of Managers of ACL Holdings (the "Board of Managers") are as follows.

                       BOARD OF MANAGERS OF ACL HOLDINGS

NAME                      AGE   POSITION
------------------------  ---   ---------------------------------------------------------
David Wagstaff III        63    Chairman
David H. Baggs            42    Member
Ellen M. Fitzsimmons      41    Member
Paul R. Goodwin           59    Member
Ernest A. Haberli         53    Member
Michael C. Hagan          55    Member
Richard L. Huber          65    Member
Richard E. Mayberry, Jr.  49    Member
James P. Peter            51    Member
David F. Thomas           51    Member

        MICHAEL C. HAGAN is President and Chief Executive Officer and joined ACL in 1970. He has served as President and Chief Executive Officer of ACL and its subsidiaries since 1991. Prior to that, he held a series of positions of increasing responsibility within ACL and CSX.

        PAUL S. BESSON is Senior Vice President -- Human Resources and Corporate Services for ACL and its subsidiaries. Prior to joining ACL in 1998, he was most recently Director, Talent Negotiations and Labor Relations with the National Broadcasting Company, Inc. ("NBC"), a wholly-owned subsidiary of General Electric Company, and earlier held several other human resource positions at NBC since 1984.

        JAMES F. FARLEY was named Senior Vice President -- Marketing Services of ACBL in March 2000, moving from his position as Vice President -- Liquid Sales, which he held from 1998. Mr. Farley joined ACBL in 1992 and served in various positions, including Vice President, Distribution Services. Prior to joining ACL Mr. Farley was Vice President, Operations with The Valley Line -- Sequa Corporation.

        ROBERT P. HERRE was appointed President of Jeffboat in September
2001. Mr. Herre began his career with ACL in 1990 and has served in various managerial roles, most recently as Vice President, Vessel Management for ACBL.

        MICHAEL A. KHOURI was named Senior Vice President -- Transportation Services for ACBL and LDC in March 2000. He had served as Senior Vice
President -- Corporate Services for ACL and its subsidiaries from August 1998 through March 2000 and before that as Senior Vice President and General Counsel since 1990. Prior to joining ACL in 1979, he worked at the Crounse Corporation.

        MARTIN K. PEPPER was appointed Senior Vice President -- International for American Commercial Lines International LLC in August 1998. Prior to joining ACL in 1997 as Vice President for Fleet Maintenance, he served for sixteen years as an operations officer with Canal Barge Line and served in sales and marketing for Tidewater Barge Line from 1990 to 1997.

        R. BARRY UBER was appointed President and Chief Operating Officer of ACBL in July 2001. Mr. Uber was President and Chief Executive Officer of North American Van Lines prior to joining ACBL. Prior to that, Mr. Uber spent twenty-nine years with the Ingersoll-Rand Co., ending his career there as President, Construction and Mining.

        WILLIAM N. WHITLOCK was named Senior Vice President -- Logistic Services for ACBL and LDC in March 2000. He had served as Senior Vice
President -- Transportation Services from 1982 through March 2000. Prior to joining ACL in 1979 Mr. Whitlock devoted fifteen years of his career to the U.S. Army Corps of Engineers in positions of increasing authority.

        JAMES J. WOLFF has served as Senior Vice President -- Finance/ Administration and Chief Financial Officer of ACL and its subsidiaries since 1998. Mr. Wolff was head of international development for ACL from 1996 to 1998. From 1992 to 1996, Mr. Wolff was Senior Vice President -- Finance, transferring to ACL after serving as an executive of Texas Gas Exploration, a former CSX subsidiary, from 1979 to 1986 and as an executive for CSX from 1986 to 1992.

        DAVID WAGSTAFF III has served as President and Chief Executive Officer of Vectura since 1993. He was previously the Principal in a private consulting business and has worked in various executive capacities at the Equitable Life Assurance Company and Citicorp. He is currently a director of Great Lakes Dredge and Dock Company and a number of private companies.

        DAVID H. BAGGS is Assistant Vice President -- Corporate Treasury for CSX. He has held various finance and planning positions with CSX since 1985.

        ELLEN M. FITZSIMMONS is Senior Vice President -- Law of CSX. She has served in various legal positions with CSX since 1991.

        PAUL R. GOODWIN is Vice Chairman and Chief Financial Officer of CSX. He has served in various executive positions with CSX since 1995. From February to April, 1995, he was Executive Vice President, Finance & Administration of CSX's principal subsidiary, CSX Transportation, Inc. ("CSXT"), which provides rail transportation services. Prior thereto he served as Senior Vice
President -- Finance of CSXT since 1991.

        ERNEST A. HABERLI is President, Commercial Operations, International of The Gillette Company. Mr. Haberli was previously Executive Vice President and Chief Financial Officer of Fort James Corporation from the time of the 1997 merger of Fort Howard Corporation and James River Corporation until 2001. Prior to the merger, he was Senior Vice President, Strategy, for James River, since 1996. From 1990 to 1995, he served as President of Pet International. He also held various executive positions in strategic planning and development and international business management with Kraft General Foods, Kraft International and Kraft, Inc. since 1985.

        RICHARD L. HUBER has been Managing Director, Chief Executive Officer and Principal of the Latin American direct investment group Norte-Sur Partners and Senior Director of Kissinger McLarty Associates, a strategic advisory firm that assists international businesses since January 2001. Mr. Huber, has approximately forty years of investment and merchant banking, international business, and management experience, and was most recently Chief Executive Officer of Aetna, Inc. Before joining Aetna in 1995, he held executive positions with Chase Manhattan Bank, Citibank, Bank of Boston, and Continental Bank. Mr. Huber is also a Director of Perez Companc S.A., the largest publicly traded company in Argentina, and Chairman of UABL.

        RICHARD E. MAYBERRY, JR. has been a Managing Director of Citicorp Capital Investors, Ltd. for over five years. Mr. Mayberry is currently a director of Brunner Mond Group plc and a number of private companies.

        JAMES P. PETER is Vice President -- Taxes for CSX. He has served in various executive positions with CSX since 1987.

        DAVID F. THOMAS has been President of 399 Venture Partners, Inc. since December 1994. In addition, Mr. Thomas has been a Managing Director of Citicorp Venture Capital, Ltd., an affiliate of 399 Venture Partners, Inc., for over five years. Mr. Thomas is currently a director of Lifestyles Furnishings International Ltd., Anvil Knitwear, Inc., Neenah Foundry Company, Plainwell, Inc. and Sleepmaster LLC.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to ACL, or its subsidiary companies or their predecessors for 1999 through 2001 of those persons who served as (1) the chief executive officer during 2000 and (2) the other four most highly compensated executive officers for 2001 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                                  ----------------------
                                                                                    AWARDS
                                              ANNUAL COMPENSATION                 ----------    PAYOUTS
                                 ----------------------------------------------   SECURITIES   ---------
                                                                 OTHER ANNUAL     UNDERLYING   LTIP PLAN      ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR    SALARY    BONUS(1)    COMPENSATION(2)     OPTIONS      PAYOUTS    COMPENSATION(3)
  ---------------------------    ----   --------   ---------   ----------------   ----------   ---------   ----------------
  Michael C. Hagan.............  2001   $315,000   $      0        $ 9,240            N/A         N/A          $27,983
    President and CEO            2000    315,000          0          9,240            N/A         N/A           30,918
    ACL                          1999    315,000    767,525(4)      11,065            N/A         N/A           27,360
  R. Barry Uber................  2001   $126,042   $150,000        $ 4,235            N/A         N/A          $15,188
    President and COO
    ACBL and LDC
    (appointed 7/2001)
  William N. Whitlock..........  2001   $167,000   $      0        $ 9,240            N/A         N/A          $10,275
    Sr. Vice President --        2000    161,000          0          9,240            N/A         N/A           10,577
    Logistic Services            1999    161,000    332,157          9,009            N/A         N/A            8,440
    ACBL and LDC
  Michael A. Khouri............  2001   $167,000   $      0        $ 9,240            N/A         N/A          $ 3,288
    Sr. Vice President --        2000    159,500          0          9,240            N/A         N/A            3,189
    Transportation               1999    152,000    293,164          9,540            N/A         N/A            1,180
    Services
    ACBL and LDC
  James F. Farley..............  2001   $166,125   $      0        $ 9,240            N/A         N/A          $ 2,030
    Sr. Vice President --        2000    156,250     40,000          8,140            N/A         N/A              824
    Marketing Services
    ACBL and LDC
    (appointed 3/2000)

---------------

(1) No Named Executive Officer earned an ACL incentive award for 2001, however, Mr. Uber was paid $150,000 as part of an employment agreement. 1999 Bonus amounts consist entirely of bonus payments paid by CSX in connection with the 1998 Recapitalization ("CSX Bonus Payments").

(2) Consists of automobile payments only in 2001 and 2000, and automobile payments and medical examinations in 1999.

(3) Amounts shown include the above-market portion of earnings on a CSX deferred compensation program available to Mr. Hagan and Mr. Whitlock. For 2001, those amounts were $18,977 for Mr. Hagan and $5,280 for Mr. Whitlock. For 2000, those amounts were $22,013 for Mr. Hagan and $6,124 for Mr. Whitlock. Amounts shown also include life insurance premium payments made on behalf of the Named Executive Officers in the following amounts for 2001: for Mr. Hagan, $2,913, for Mr. Uber, $1,075, for Mr. Whitlock, $3,102, for Mr. Khouri, $1,395, and for Mr. Farley, $1,016; and for 2000: for Mr. Hagan, $2,798, for Mr. Whitlock, $2,546, for Mr. Khouri, $1,282, and for Mr. Farley, $824. Amounts shown also include matching contributions made by ACL in 2001 and 2000 in conjunction with deferral of salary or bonus to a supplementary savings plan on behalf of Mr. Hagan of $4,200. Amounts shown also include payment for the provision of tax services for Messrs. Hagan, Whitlock and Khouri in the amount of $1,893 for each in 2001 and $1,907 for each in 2000, and certain travel expense payments to Mr. Farley of $1,014 for 2001.

(4) Following the 1998 Recapitalization, CSX became obligated to pay Mr. Hagan certain benefits aggregating $3.75 million pursuant to an employment agreement.

     No Named Executive Officer received option grants in 2001.

     The following table sets forth the number of securities underlying unexercised options held by each of the Named Executive Officers and the value of such options at the end of fiscal 2001:

                         FISCAL YEAR END OPTION VALUES

                                                        NUMBER OF
                                                  SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                         SHARES                    UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                       ACQUIRED ON    VALUE        AT FISCAL YEAR-END          AT FISCAL YEAR-END(1)
NAME                    EXERCISE     REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(2)
----                   -----------   --------   -------------------------   ----------------------------
Michael C. Hagan.....    54,000      $152,032                N/A                     $     0/0
R. Barry Uber........                                        N/A                           N/A
William N.
  Whitlock...........                                   52,966/0                     $22,518/0
Michael A. Khouri....    25,120      $133,462                0/0                     $     0/0
James F. Farley......                                        N/A                           N/A

     -------------------------

     (1) Represents options to purchase CSX Shares.

     (2) Value of unexercised options at fiscal year-end represents the difference between the exercise price of any outstanding in-the-money options and $35.12, the mean value of CSX Shares on December 31, 2001.

     ACL has a salary continuation plan (the "Salary Continuation Plan") whereby supplemental retirement benefits are paid as a function of final pay, some of which are paid in lieu of a former life insurance benefit.

     Prior to the 1998 Recapitalization, the Named Executive Officers, and other eligible employees, were beneficiaries of certain benefit plans established by CSX. ACL intends to continue these benefit plans, which consist of (1) a special retirement plan (the "Special Retirement Plan") whereby certain employees have certain additional compensation covered, and can obtain past or extra service credits for purposes of the qualified pension plan described below in the "Pension Plan Table"; and (2) a supplementary savings plan (the "Supplementary Savings Plan") which permits deferrals of a portion of salary and bonus payments and matching contributions for those deferrals to negate the effect of Internal Revenue Code limits on qualified plan contributions.

PENSION PLANS

     The pension plan table provided below sets forth estimated annual benefits payable, before offset for the Social Security annuity, by ACL to any officer or salaried employee upon retirement at the normal retirement age after selected periods of service and in specified compensation groups.

                             PENSION PLAN TABLE(1)

                                                      YEARS OF SERVICE
FIVE CONSECUTIVE YEAR                  -----------------------------------------------
AVERAGE COMPENSATION                     15        20        25        30        35
---------------------                  -------   -------   -------   -------   -------
$125,000.............................  $26,771   $36,146   $45,521   $54,896   $64,271
 150,000.............................   32,125    43,375    54,625    65,875    77,125
 175,000.............................   37,479    50,604    63,729    76,854    89,979
 200,000.............................   42,833    57,833    72,833    87,833   102,833
 225,000.............................   48,188    65,063    81,938    98,813   115,688
 250,000.............................   53,542    72,292    91,042   109,792   128,542
 275,000.............................   58,896    79,521   100,146   120,771   141,396
 300,000.............................   64,250    86,750   109,250   131,750   154,250
 325,000.............................   69,604    93,979   118,354   142,729   167,104
 350,000.............................   74,958   101,208   127,458   153,708   179,958
 375,000.............................   80,313   108,438   136,563   164,688   192,813
 400,000.............................   85,667   115,667   145,667   175,667   205,667
 425,000.............................   91,021   122,896   154,771   186,646   218,521
 450,000.............................   96,375   130,125   163,875   197,625   231,375
 475,000.............................  101,729   137,354   172,979   208,604   244,229
 500,000.............................  107,083   144,583   182,083   219,583   257,083

 -----------------

 (1) Retirement benefits from ACL's funded and unfunded non-contributory Pension Plans are based on both length of service and compensation. The compensation covered by the Pension Plans is compensation paid by ACL to a participant on a regular monthly or annual salary basis, including bonuses or similar awards for personal services rendered in a position that is not under the scope of a labor agreement prior to 2000. Compensation items listed in the Summary Compensation Table covered by the Pension Plans are Base Salary and Bonus. (In the case of employees who elect to receive their Bonus in Company Stock, the amount of the Bonus for Pension Plan computations is the cash value of the Bonus prior to addition of the premium for receipt of Bonus in stock.) Benefits earned before February 1, 2000 are computed at the time of retirement under a defined benefit formula based on years of service and average salary and bonus for the highest 60 consecutive months of service, computed without regard to additional payments in stock. Benefits earned after February 1, 2000 are computed based on career-average base salary only. The Pension Plans provide for normal retirement at age 65 and, subject to certain eligibility requirements, early retirement beginning at age 55 is permitted with reduced pension payments.

     The above table sets forth the estimated annual benefits payable, before offset for the Social Security annuity, by ACL to any officer or salaried employee upon retirement at the normal retirement age after selected periods of service and in specified compensation groups. The normal form of the benefit is a straight-life annuity. As of April 1, 2002, the individuals named in the Summary Compensation Table will have the following years of credited service:
Mr. Hagan, 31.64 years; Mr. Uber, less than 1 year; Mr. Whitlock, 22.88 years; Mr. Khouri, 22.65 years; Mr. Farley, 9.86 years.

     The Internal Revenue Code imposes certain limitations on compensation and benefits payable from tax-qualified pension plans. Pension amounts in excess of such limitations are payable from the non-qualified Pension Plan, which is not funded.

BENEFIT PLANS

     ACL maintains various qualified and non-qualified benefit plans for its employees. All salaried, full time employees are covered or will be covered by an ERISA qualified defined benefit retirement plan and are eligible to participate in a 401(k) savings plan that includes a partial company match feature. Hourly employees with certain of ACL's subsidiaries have separate ERISA qualified defined benefit plans and are eligible to participate in separate 401(k) savings plans.

     ACL maintains a self-insured general welfare health plan for employees. The plan has appropriate levels of employee deductible, and maximum benefit levels. Employees may elect to participate in certain approved HMO plans in lieu of ACL sponsored plan.

     ACL has provided to certain members of management various non-qualified benefit and deferred compensation plans. These plans include deferred salary plans, deferred bonus plans, salary continuation with whole life plans and, prior to the 1998 Recapitalization, participation in certain CSX stock bonus plans, stock option plans and stock purchase/loan plans.

     ACL reserves the right to add, amend, change, tie off and/or terminate any or all qualified or non-qualified benefit plans at any time and to alter, amend, add to and/or restrict employee participation to the extent permitted by applicable federal or state law or regulation.

COMPENSATION OF BOARD OF MANAGERS

     ACL will reimburse members of the Board of Managers for any out-of-pocket expenses incurred by them in connection with services provided in such capacity. In addition, ACL may compensate members of the Board of Managers for services provided in such capacity. Mr. Wagstaff received a salary from ACL for duties performed as an employee during 1998 and 1999.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP

     ACL Holdings owns all of the outstanding equity interests of ACL. The following tables set forth certain information regarding the approximate beneficial ownership of the equity interests of ACL Holdings at year end and adjusted to reflect the consummation of the Restructuring held by (1) each person (other than members of the Board of Managers and executive officers of ACL) known to ACL to be the owner of more than 5% of the outstanding voting membership interests of ACL Holdings, (2) the Named Executive Officers (as defined above in "Executive Compensation"), (3) members of the Board of Managers of ACL and (4) members of the Board of Managers and executive officers of ACL as a group.

                               PRE-RESTRUCTURING

                                            PERCENTAGE                PERCENTAGE                PERCENTAGE
                               NUMBER OF     OF NON-     NUMBER OF     OF NON-     NUMBER OF     OF NON-     NUMBER OF
                               NON-VOTING     VOTING     NON-VOTING     VOTING     NON-VOTING     VOTING     NON-VOTING
                                 SENIOR       SENIOR       JUNIOR       JUNIOR       SENIOR       SENIOR       JUNIOR
                               PREFERRED    PREFERRED    PREFERRED    PREFERRED      COMMON       COMMON       COMMON
NAME OF BENEFICIAL MEMBERSHIP  MEMBERSHIP   MEMBERSHIP   MEMBERSHIP   MEMBERSHIP   MEMBERSHIP   MEMBERSHIP   MEMBERSHIP
OWNER                          INTERESTS    INTERESTS    INTERESTS    INTERESTS    INTERESTS    INTERESTS    INTERESTS
-----------------------------  ----------   ----------   ----------   ----------   ----------   ----------   ----------
399 Venture
 Partners, Inc.                        --        --      4,465,960       44.4%      214,908        63.4%       46,927
Brown Water Transportation
 Corp.(1)                      11,500,000     100.0%     3,899,393       38.8%           --          --        30,389
James F. Farley                        --        --          7,261          *            --          --           263
Michael C. Hagan                       --        --         43,568          *            --          --            --
Richard Huber                          --        --          9,909          *            --          --            88
Michael A. Khouri                      --        --         14,523          *            --          --           405
Richard E.
Mayberry, Jr.                          --        --         49,545          *         9,263         2.7%          750
David F. Thomas                        --        --        148,636        1.5%        1,144           *         1,362
David Wagstaff III                     --        --         11,618          *        28,753         8.5%        1,479
William N. Whitlock                    --        --         17,427          *            --          --           632
Board of Managers
and Executive
Officers as a Group                    --        --        373,649       3.71%       39,160        11.6%        7,558

                               PERCENTAGE
                                OF NON-     NUMBER OF    PERCENTAGE
                                 VOTING       VOTING     OF VOTING
                                 JUNIOR       JUNIOR       JUNIOR
                                 COMMON       COMMON       COMMON
NAME OF BENEFICIAL MEMBERSHIP  MEMBERSHIP   MEMBERSHIP   MEMBERSHIP
OWNER                          INTERESTS    INTERESTS    INTERESTS
-----------------------------  ----------   ----------   ----------
399 Venture
 Partners, Inc.                   48.1%       4,426         44.3%
Brown Water Transportation
 Corp.(1)                         31.1%       3,400         34.0%
James F. Farley                      *           --           --
Michael C. Hagan                    --        1,579         15.8%
Richard Huber                        *            3            *
Michael A. Khouri                    *          121          1.2%
Richard E.
Mayberry, Jr.                        *           22            *
David F. Thomas                    1.4%          41            *
David Wagstaff III                 1.5%          31            *
William N. Whitlock                  *           --           --
Board of Managers
and Executive
Officers as a Group                7.7%       1,797        17.97%

---------------

*  Less than one percent.

(1) Brown Water Transportation Corp. is a wholly-owned subsidiary of CSX.

                               POST-RESTRUCTURING

     Following the Restructuring, DHC will own 100% of the membership interests of ACL Holdings, all of which will be common membership interests.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AFFILIATE AGREEMENTS

     ACL has entered into agreements or arrangements with CSX, subsidiaries of CSX and Vectura, an entity that is majority owned by 399 Ventures. These agreements and business arrangements are for the purpose of either providing or obtaining rail services for multi-modal transportation packages, real estate and office lease arrangements (of approximately $40,000 from CSX to ACL for certain office lease payments), and provision of certain transitional administrative services (of approximately $200,000 from ACL to CSX for transition services), as described herein. Following the Recapitalization, CSX and its subsidiaries and 399 Ventures and Vectura will no longer be affiliates of ACL Holdings or ACL.

     ACL has also entered into an arrangement with Vessel Leasing (in which ACL owns 50% and Vectura owns 50% of the outstanding equity interests), whereby Jeffboat sells barges to Vessel Leasing which charters those barges to ACBL. ACL guarantees the charters between ACBL and Vessel Leasing. Following the GMS/Vessel Leasing Acquisition, ACL and DHC and/or one or more of its subsidiaries will each own 50% of Vessel Leasing. Vectura will have no further interests in Vessel Leasing.

     ACL also has entered into certain non-material agreements with GMS (for the provision of corporate services by ACT to GMS), certain affiliates of UABL (ship management agreements), and UABL (charters related to the UABL merger). Following the GMS/Vessel Leasing Acquisition, ACL and DHC and/or one or more of its subsidiaries will together own approximately 55% of GMS. 399 Ventures will have no further interests in GMS.

     ACL's arrangements described above are each on terms and conditions that ACL believes are in the aggregate not materially more favorable or unfavorable to ACL than would be obtained on an arm's-length basis among unaffiliated parties.

OTHER ARRANGEMENTS

     ACL, CSX and Vectura and their respective affiliates have agreed to indemnify each other with respect to liabilities related to their respective businesses pursuant to the 1998 Recapitalization. CSX and Vectura have agreed to indemnify ACL Holdings for (1) any taxes of CSX and Vectura attributable to taxable periods prior to the 1998 Recapitalization, and (2) any taxes with respect to the assets and liabilities of CSX and Vectura acquired by ACL Holdings pursuant to the 1998 Recapitalization and attributable to any taxable period prior to the 1998 Recapitalization.

                    INDEMNIFICATION OF MANAGERS AND OFFICERS

     Section 16 of the Amended and Restated Limited Liability Company Agreement of ACL provides that ACL will indemnify and hold harmless any manager, member, officer or employee of ACL from and against any and all claims and demands arising by reason of the fact that such person is, or was, a manager, member, officer or employee of ACL.

                             SECURITIES LAW MATTERS

     This section discusses certain securities law issues that are raised by the Exchange Offer and the Plan. This section should not be considered applicable to all situations or to all Noteholders. Noteholders should consult their own legal counsel with respect to these and other issues.

OUT-OF-COURT RESTRUCTURING

     ACL is relying on Section 3(a)(9) of the Securities Act to exempt the Exchange Offer from the registration requirements of such act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to "any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange." The Exchange Offer is also, pursuant to Section 18(b)(4)(C) of the Securities Act, exempt from state securities law requirements. Section 18(b)(4)(C) provides, among other things, that state securities laws will not apply to securities that are exempt from the federal registration requirements under Section 3(a)(9). ACL has no contract, arrangement or understanding relating to, and will not, directly or indirectly pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting votes to accept or reject the Exchange Offer. ACL has received assurances that no person will provide any information to Noteholders relating to the Exchange Offer other than to refer the Noteholders to the information contained in this Offering Memorandum and Disclosure Statement. In addition, no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Exchange Offer.

IN-COURT RESTRUCTURING

     ACL is relying on Section 1145(a)(1) of the Bankruptcy Code to exempt both the offer of the New Notes, which may be deemed to occur through the solicitation of acceptances of the Plan, and the issuance of the New Notes pursuant to the Plan from the registration requirements of the Securities Act. To the extent that the solicitation of acceptances of the Plan constitutes an offer of new securities not exempt from registration under Section 1145(a)(1), the Company is also relying upon the exemptions from the registration requirements of the Securities Act provided by Section 3(a)(9) and Section 4(2) of the Securities Act, and to the extent applicable, Regulation D promulgated thereunder and, with respect to state securities or blue sky laws, Section 18 of the Securities Act.

     Section 1145(a)(1). Section 1145(a)(1) exempts the offer or sale of securities pursuant to a plan of reorganization from the registration requirements of the Securities Act and from registration under state securities laws and blue sky laws if the following conditions are satisfied: (1) the securities are issued by a company (a "debtor" under the Bankruptcy Code) (or its affiliates or successors) under a plan of reorganization; (2) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against, the debtor; and (3) the securities are issued in exchange for the recipients' claim against or interest in the debtor, or principally in such exchange and partly for cash or property. There is nothing in the Bankruptcy Code or in the legislative history to suggest that the Section 1145(a)(1) exemption from the Securities Act registration requirements does not apply to solicitations of acceptances of a Chapter 11 plan of reorganization that are made prior to the filing of a Chapter 11 petition. Accordingly, ACL believes that any offer of New Notes deemed to result from the solicitation of acceptances of the Plan qualifies for the exemption from the registration requirements of the Securities Act and state securities and blue sky laws provided by Section 1145(a)(1).

     Section 3(a)(9). To the extent that Section 1145(a)(1) does not exempt from registration any offers of New Notes deemed to result from the solicitation of acceptances of the Plan and to the extent that a vote in favor of the Plan by an Existing Noteholder is deemed to represent a sale of the New Notes, ACL is relying, with respect to any deemed offering or sale of the New Notes, upon the exemption from the registration requirements of the Securities Act provided by
Section 3(a)(9). Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to "any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange." Although Section 3(a)(9) does not apply to securities "exchanged" in a Chapter 11 case, ACL believes that such section exempts offers of securities to existing holders of securities issued by ACL that may be deemed to occur prior to commencement of a Chapter 11 case. Accordingly, ACL will not pay any commission or other remuneration to any broker, dealer, salesman or person for soliciting acceptances of the Plan.

     Section 4(2) and Regulation D. To the extent that Section 1145(a)(1) does not exempt from registration offers of new securities deemed to result from the solicitation of acceptances of the Plan, ACL is also relying upon Section 4(2) of the Securities Act and Regulation D promulgated thereunder. Section 4(2) exempts from the registration requirements of the Securities Act any transaction by an issuer not involving any public offering. Regulation D similarly exempts from the registration provisions under the Securities Act limited offerings of securities to "Accredited Investors," as such term is defined under Regulation D, and offerings to non-accredited investors if such non-accredited investor represents that it is otherwise qualified under Regulation D or under Section 4(2) to purchase securities in an offering not involving a public offering or that it is an investor represented by a qualified "purchaser representative" as such term is defined in Regulation D. The Company, through its negotiations with certain Noteholders and representatives and affiliates thereof, believes that all of the Noteholders are Accredited Investors within the meaning of Regulation
D. Any Noteholder may retain, at his, her or its own expense, its own qualified purchaser representative for the purposes of deciding whether or not to approve the Plan.

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                                    THE PLAN

     THE DEBTORS (AS DEFINED BELOW) HAVE NOT COMMENCED A CHAPTER 11 CASE, NOR HAVE THEY TAKEN ANY CORPORATE ACTION AUTHORIZING THE COMMENCEMENT OF SUCH A CASE. HOWEVER, THE DEBTORS MAY, IF THE EXCHANGE OFFER CANNOT BE CONSUMMATED, COMMENCE ONE OR MORE CHAPTER 11 CASES UNDER THE UNITED STATES BANKRUPTCY CODE IN ORDER TO RESTRUCTURE THEIR FINANCIAL AFFAIRS. THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT SOLICITS YOUR ADVANCE ACCEPTANCE OF THE PLAN, A COPY OF WHICH IS ATTACHED TO THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT AS APPENDIX I, AND CONTAINS IMPORTANT INFORMATION RELEVANT TO YOUR DECISION TO ACCEPT THE PLAN. PLEASE READ THE PLAN COMPLETELY AND CAREFULLY.

     In order to enhance the likelihood that ACL and ACL Holdings will succeed in their Restructuring efforts, ACL has formulated the Plan for the reorganization of the Debtors under Chapter 11 of the Bankruptcy Code. The Plan generally provides the same benefits to ACL, ACL Holdings and holders of the Existing Notes as would the consummation of the Exchange Offer. In the event that sufficient tenders and consents have not been received from Noteholders to permit consummation of the Out-of-Court Restructuring, but sufficient Ballots signifying acceptance of the Plan, in the judgment of the board of representatives of ACL and ACL Holdings, are received to confirm the Plan, ACL and ACL Holdings (and all or certain of the subsidiaries) may file voluntary petitions under Chapter 11 of the Bankruptcy Code and use such acceptances to confirm the Plan. If the Plan is confirmed and consummated, all Noteholders would receive substantially the same consideration in exchange for their Existing Notes as they would have received in the Out-of-Court Restructuring, whether or not they vote for the acceptance of the Plan.

GLOSSARY

     Set forth below is a glossary of certain terms used in the description of the Plan. To the extent that terms are defined in the Glossary and also elsewhere in this Offering Memorandum and Disclosure Statement, for the purposes of this Section, the definitions in this Glossary shall be the controlling definitions. To the extent not defined in this Glossary or otherwise defined in this Offering Memorandum and Disclosure Statement, capitalized terms used in the description of the Plan have the meanings ascribed to such terms in Article I of the Plan.

1998 RECAPITALIZATION
AGREEMENT                        means the Recapitalization Agreement by and
                                 among CSX Corporation, a Virginia corporation, Vectura Group, Inc., a Delaware corporation,
                                 ACL Holdings, ACL, and National Marine, Inc., a
                                 Delaware corporation, dated as of April 17, 1998.

ACL means American Commercial Lines LLC, a Delaware limited liability company and a wholly-owned subsidiary of ACL Holdings.

ACL HOLDINGS                     means American Commercial Lines Holdings LLC, a
                                 Delaware limited liability company.

ADMINISTRATIVE CLAIM             means a Claim for costs and expenses of
                                 administration of the Chapter 11 Cases Allowed under Section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to Section 507(a)(1) of the Bankruptcy
                                 Code, including, but not limited to: (a) any actual and necessary costs and expenses incurred after the Commencement Date of preserving the Debtors' Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises) and Claims of governmental units for taxes
                                 (including tax audit Claims related to tax years commencing after the Commencement Date, but excluding Claims relating to

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                                 tax periods, or portions thereof, ending on or
                                 before the Commencement Date); (b) compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses Allowed by the Bankruptcy Court under Section 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date; (c) all fees and charges assessed against the Debtor's Estate under Section 1930, Chapter 123 of Title 28, United States Code; and (d) Claims under the DIP Facility.

AFFILIATES                       (and, with a correlative meaning, "Affiliated")
                                 means, with respect to any person that
                                 directly, or through one or more
                                 intermediaries, controls or is controlled by or is under common control with such person, and, if such a person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any person who is controlled by such member or trust. As used in this definition "control" (including with correlative meanings, "controlled" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies
                                 (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). For purposes of the Plan, Brown Water Transportation Corp., 399
                                 Venture Partners, Inc., or their respective
                                 Affiliates shall not be considered Affiliates of ACL and its Affiliates. Furthermore, "Affiliate" shall not include any individual that is a party to an employment agreement (as defined in the Plan).

ALLOWED means, when used in reference to a Claim or Interest within a particular Class, an Allowed Claim or Allowed Interest of the type described in such Class.

ALLOWED CLAIM                    means a Claim or any portion thereof (a) that
                                 has been allowed by a Final Order, or (b) as to which, on or by the Effective Date, (i) no proof of claim has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is Scheduled, other than a Claim that is Scheduled at zero, in an unknown amount, or as disputed, or (c) for which a proof of claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy
                                 Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by the Plan, the Bankruptcy Code or by any order of the Bankruptcy Court or (ii) any objection to its allowance has been settled, withdrawn, or denied by a Final Order, or (d) that is expressly allowed in a liquidated amount in the Plan.

ALLOWED INTEREST                 means any interest that is (a) held by Brown
                                 Water Transportation Corp. or 399 Venture
                                 Partners, Inc. or (b) not a Disputed Interest.

AMENDMENT AGREEMENT              means the agreement entered into on April 11,
                                 2002 among ACL, ACL Holdings, the
                                 administrative agent and the requisite senior secured lenders under the Existing Credit
                                 Agreement or the Lenders as identified on the signature pages thereto, the Bank Agent as issuing bank, as administrative agent, as security trustee

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                                 and as collateral agent for the Lenders, as
                                 such Amendment Agreement may be amended from time to time.

AMENDED AND RESTATED CREDIT
AGREEMENT                        means the agreement, dated as of April 11,
                                 2002, among ACL, ACL Holdings, the senior secured lenders under the Existing Credit
                                 Agreement, or the Lenders as defined in Article
                                 I thereto, and the Bank Agent, as issuing bank and administration agent, as security trustee and as collateral agent for the Lenders, and the Bank Agent, under which the Existing Credit
                                 Agreement is amended and restated in its entirety upon satisfaction of certain conditions precedent.

AMENDED CERTIFICATE OF
FORMATION,
ACL LLC AGREEMENT AND OTHER
ORGANIZATIONAL DOCUMENTS         means Reorganized ACL's certificate of
                                 formation and organizational documents, as amended by the Plan, including the Amended ACL
                                 LLC Agreement (as defined in the Plan) to be adopted on the Effective Date.

BALLOT means each of the ballot forms distributed to each holder of an Impaired Claim or Impaired Interest on which the holder is to indicate acceptance or rejection of the Plan.

BANK AGENT                       means JPMorgan Chase Bank (formerly The Chase
                                 Manhattan Bank).

BANKRUPTCY CODE                  means the Bankruptcy Reform Act of 1978, as
                                 codified in Title 11 of the United States Code,
                                 11 U.S.C. sec.101, et seq., as amended from time to time.

BANKRUPTCY COURT                 means the United States District Court having
                                 jurisdiction over the Chapter 11 Cases and, to the extent any reference is made pursuant to
                                 Section 157 of Title 28 of the United States
                                 Code or the General Order of the District Court pursuant to Section 151 of Title 28 of the United States Code, the bankruptcy unit of such District Court.

BANKRUPTCY RULES                 means, collectively, the Federal Rules of
                                 Bankruptcy Procedure and the Official
                                 Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

BAR DATE means the date, if any, designated by the Bankruptcy Court as the last dates for filing proofs of Claim or Interest against the Debtors.

BUSINESS DAY                     means any day excluding Saturday, Sunday and
                                 any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close.

CASH means legal tender of the United States of America and equivalents thereof.

CHAPTER 11 CASES                 means the cases under Chapter 11 of the
                                 Bankruptcy Code commenced by the Debtors in the Bankruptcy Court.

CLAIM                            means a "claim" as defined in Section 101(5) of
                                 the Bankruptcy Code.
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CLAIMS OBJECTION DEADLINE        means the first Business Day that is the latest
                                 of (a) 120 days after the Effective Date; (b) as to a particular Claim, 60 days after the filing of a proof of claim for, or request for payment of, such Claim; or (c) such later date as may be established by the Bankruptcy Court for cause shown by the Reorganized Debtors.

CLASS means a category of holders of Claims or Interests, as described in Article II of the Plan.

CLASS 7 SOLICITATION ORDER       means a Final Order of the Bankruptcy Court or
                                 other court of competent jurisdiction providing that Class 7 is deemed to have rejected the Plan and is not entitled to vote on the Plan.

CLASS A COMMON UNITS             has the meaning ascribed to such term in the
                                 Existing ACL LLC Agreement.

CLASS B COMMON UNITS             has the meaning ascribed to such term in the
                                 Existing ACL LLC Agreement.

COMMENCEMENT DATE                means the date on which ACL files its Petition
                                 for relief commencing the Chapter 11 Cases.

COMMITTEE                        Committee means the ad hoc committee
                                 representing certain unaffiliated holders of the Senior Unsecured Notes.

COMMON UNIT                      means, collectively, the Senior Common Units
                                 and the Junior Common Units.

COMMON UNITHOLDER INTEREST       means any interest in a Common Unit, evidenced
                                 by all the issued and outstanding Senior Common
                                 Units and Junior Common Units, or any other equity interest (other than the Preferred
                                 Unitholder Interests) in ACL Holdings, any options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating ACL Holdings to offer, issue, transfer, or sell any Common Units or any other equity interest (other than the Preferred
                                 Unitholder Interests) in ACL Holdings, and any obligations arising as a result of termination or rejection of the Existing ACL LLC Agreement pursuant to the Plan.

CONFIRMATION DATE                means the date on which the Clerk of the
                                 Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

CONFIRMATION HEARING             means the hearing held by the Bankruptcy Court
                                 pursuant to Section 1128 of the Bankruptcy Code to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

CONFIRMATION ORDER               means the order of the Bankruptcy Court
                                 confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

CREDIT AGREEMENT                 means, collectively, (i) the Existing Credit
                                 Agreement, (ii) the Amendment Agreement, as
                                 such Amendment Agreement may be amended from
                                 time to time, and (iii) the Amended and
                                 Restated Credit Agreement, together with (iv)
                                 the Forbearance Agreement dated as of February
                                 22, 2002, as amended and restated as of March
                                 28, among ACL Holdings, ACL, those subsidiaries
                                 of ACL Holdings identified as a subsidiary
                                 guarantor on the subsidiary guarantor signature
                                 pages attached thereto, certain of the Lenders
                                 identified on the signature pages attached
                                 thereto, and the Bank Agent, as administrative
                                 agent for the Lenders, as such Forbear-
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                                 ance Agreement may be amended from time to time
                                 up to the Commencement Date.

CREDIT AGREEMENT CLAIM(S)        means Claim(s) of the lenders party to the
                                 Credit Agreement.

DEBTORS                          means ACL, ACL Holdings, and ACL's domestic
                                 Subsidiaries.

DELAWARE LIMITED LIABILITY
COMPANY
ACT means the Delaware Limited Liability Company Act, Delaware Code, Title 6, Sections 18-101, et. seq., as in effect from time to time.

DHC means Danielson Holding Corporation, a Delaware corporation.

DHC COMMON STOCK                 means DHC's Common Stock, par value $.01 per
                                 share.

DHC COMMON UNITS                 means newly-issued common membership units of
                                 ACL Holdings to be issued to DHC or one or more of its subsidiaries pursuant to the Amended ACL
                                 LLC Agreement.

DHC CONTRIBUTION                 means the contribution by DHC, and/or one or
                                 more of its subsidiaries, of (i) cash in the aggregate amount of $25.0 million and (ii) the Senior Unsecured Notes held by DHC, together in exchange for DHC Common Units.

DHC PREFERRED EXCHANGE           means the exchange by DHC of Cash to certain
                                 holders of Preferred Units who are not
                                 Management Unitholders in the aggregate amount of $7.0 million for all of their Preferred
                                 Units upon the Effective Date.

DIP FACILITY                     means the $65.0 million superpriority, senior
                                 secured, priming debtor-in-possession revolving credit and letter of credit facility to be provided by JPMorgan Chase Bank, as amended, modified or supplemented, for the purpose of financing ACL's operations as debtor-in-possession in the Chapter 11 Cases.

DIP FACILITY CLAIMS              means a Claim of a DIP Lender for amounts
                                 outstanding under the DIP Facility.

DIP LENDERS                      means those entities identified as "Lenders" in
                                 the DIP Facility and their respective
                                 successors and assigns.

DILUTION                         means dilution subsequent to the Effective Date
                                 (a) to the extent necessary to give effect to the exercise of any stock options or warrants or conversion of preferred stock to common stock or (b) otherwise as a result of the issuance of common stock, implementation of management incentive programs, or other action taken by the board of representatives of Reorganized ACL, including, but not limited to, action taken in furtherance of the Management Stock Plan.

DISBURSING AGENT                 means Reorganized ACL, or any party designated
                                 by Reorganized ACL to serve as disbursing agent under the Plan.

DISCLOSURE STATEMENT             means the written disclosure statement that
                                 relates to the Plan, as amended, supplemented, or modified from time to time, and that is prepared and distributed in accordance with
                                 Section 1125 of the Bankruptcy Code and rule
                                 3018 of the Bankruptcy Rules.

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DISPUTED CLAIM                   means a Claim, or any portion thereof, that is
                                 not an Allowed Claim and includes, without limitation, Claims that (a) have not been Scheduled by the Debtors or have been Scheduled at zero, or as contingent, unliquidated, or disputed, or (b) are the subject of an objection filed in the Bankruptcy Court and which objection has not been withdrawn or overruled by a Final Order of the Bankruptcy Court.

DISPUTED CLAIM AMOUNT            means (a) with respect to contingent or
                                 unliquidated Claims, the amount estimated by the Bankruptcy Court for purposes of distributions in respect of such Claims in accordance with Section 502(c) of the Bankruptcy Code; or (b) with respect to a Disputed Claim, the amount set forth in a timely Filed proof of claim relating thereto.

DISPUTED CLAIMS RESERVE          means the reserve established and maintained by
                                 Reorganized ACL on account of Disputed Claims.

DISPUTED INTEREST                means an interest, or any portion thereof, that
                                 is not an Allowed Interest and includes, without limitation, Interests that (a) have not been Scheduled by ACL or have been Scheduled at zero, or as contingent, unliquidated, or disputed, or (b) are the subject of an objection filed in the Bankruptcy Court and which objection has not been withdrawn or overruled by a Final Order of the Bankruptcy
                                 Court.

DISPUTED INTEREST AMOUNT         means, with respect to a Disputed Interest, the
                                 number of units set forth in a timely Filed proof of interest.

DISPUTED INTEREST RESERVE        means the reserve established and maintained by
                                 Reorganized ACL on account of Disputed
                                 Interests.

DISTRIBUTION DATE                means the date, within 10 days after the
                                 Effective Date, upon which the initial
                                 distributions will be made to holders of Allowed Claims and Allowed Interests.

DISTRIBUTION RECORD DATE         means the Confirmation Date.

EFFECTIVE DATE                   means the first Business Day on which all of
                                 the conditions specified in Article VIII.B of the Plan have been satisfied or waived in accordance with Article VIII.C of the Plan;
                                 provided, however, that the Effective Date shall be on or before August 1, 2002.

ESTATES means the estates of all Debtors in the Chapter 11 Cases created under Section 541 of the Bankruptcy Code.

EXISTING ACL LLC AGREEMENT       means the Amended and Restated Limited
                                 Liability Company Agreement of ACL Holdings, dated as of June 30, 1998, by and among ACL
                                 Holdings and its members, as amended, restated or modified from time to time.

EXISTING CREDIT AGREEMENT        means the agreement, dated as of June 30, 1998,
                                 among ACL, ACL Holdings, the senior secured lenders signatory thereto, and the administrative agent.

FEE CLAIM                        means an Administrative Claim under Section
                                 330(a), 331, 503 or 1103 of the Bankruptcy Code for compensation of a Professional or

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                                 other entity for services rendered or expenses
                                 incurred in the Chapter 11 Cases on or prior to the Effective Date.

FILE, FILED OR FILING            means file, filed or filing with the Bankruptcy
                                 Court or its authorized designee in the Chapter
                                 11 Cases.

FINAL ORDER                      means an order or judgment, the operation or
                                 effect of which has not been stayed, reversed, or amended and as to which order or judgment
                                 (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

GENERAL UNSECURED CLAIM          means a Claim that is not a Existing Credit
                                 Agreement Claim, Other Secured Claim, Non-Tax
                                 Priority Claim, or Senior Note Claim.

HOLDER means an entity holding a Claim or Interest and, with respect to Senior Note Claims, the beneficial holder as of the applicable Voting Record Date or any authorized agent who has completed and executed a Ballot or on whose behalf a Master Ballot has been completed and executed in accordance with the voting instructions.

GREENHILL                        means Greenhill & Co., LLC.

IMPAIRED means, when used in reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of Section 1124 of the Bankruptcy Code.

INTEREST means (a) the legal, equitable, contractual and other rights of any Person with respect to the Preferred Unitholder Interests and the Common Unitholder Interests and (b) the legal, equitable, contractual or other rights of any Person to acquire or receive any of the foregoing.

JUNIOR COMMON UNIT               has the meaning assigned to such term in the
                                 Existing ACL LLC Agreement.

JUNIOR PREFERRED UNITS           has the meaning assigned to such term in the
                                 Existing ACL LLC Agreement.

LITIGATION CLAIMS                means the claims, rights of action, suits or
                                 proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estate may hold against any person other than any such claim released pursuant to
                                 Article IX of the Plan.

LOCK-UP AGREEMENTS               means those certain Lock-Up, Support and Voting
                                 Agreements dated as of February 26, 2002 (a) by and among ACL Holdings, ACL and DHC, (the "DHC
                                 Lock-Up") and (b) by and among ACL, ACL
                                 Holdings, HY I Investments, L.L.C., a Delaware limited liability company, Brown Water
                                 Transportation Corp., a Delaware corporation,
                                 399 Venture Partners, Inc. and its affiliates listed on the signature pages thereto, the other entities listed on Schedule 1 thereto under the caption "Noteholders," and the other members of ACL Holdings listed on Schedule 2 thereto (the "Other Lock-Up").

MANAGEMENT STOCK PLAN            means a management stock incentive plan to be
                                 adopted by the board of representatives of Reorganized ACL on the Effective
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

                                 Date in accordance with the terms herein the Plan Supplement and Article III.G. of the Plan.

MANAGEMENT UNITHOLDER            means each of the members of management of ACL
                                 Holdings and/or ACL holding Preferred Units or
                                 Common Units that are listed on the Management
                                 Unitholder Signature page attached to the Recapitalization Agreement.

MASTER BALLOT                    means the ballot distributed to holders of
                                 record of the Senior Unsecured Notes or the Preferred Unitholder Interests, as applicable to record the votes, if any, of the beneficial holders of such instruments.

NEW SENIOR NOTES                 means those new 11 1/4% senior notes due
                                 January 1, 2008 issued by ACL and a special purpose obligor of ACL.

NEW SENIOR SUBORDINATED NOTES    means those new 12% pay-in-kind senior
                                 subordinated notes due July 1, 2008 issued by ACL and a special purpose obligor of ACL.

NON-TAX PRIORITY CLAIM           means a Claim, other than an Administrative
                                 Claim or Priority Tax Claim, that is entitled to priority in payment pursuant to Section
                                 507(a) of the Bankruptcy Code.

NOTEHOLDERS                      means the Senior Noteholders that were parties
                                 to the Lock-Up Agreements.

NOTES TRUSTEE                    means The Bank of New York as the successor
                                 trustee to United States Trust Company of New
                                 York as Indenture Trustee as such term is defined in the Senior Note Indenture.

OTHER SECURED CLAIM              means a Claim that is secured by a lien on
                                 property in which ACL's Estate has an interest or that is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Section
                                 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to Section 553 of the Bankruptcy Code.

PLAN means the Debtors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, including the Plan Supplement and supplements, appendices and schedules thereto, either in its present form or as it may be altered, amended or modified from time to time in accordance with the terms and conditions thereof and with the consent of DHC (which shall not be unreasonably withheld). A copy of the Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code is annexed hereto as Exhibit I.

PLAN SUPPLEMENT                  means the compilation of documents specified in
                                 the Plan to be filed as set forth in Article
                                 IX.F. of the Plan.

PREFERRED UNIT                   means a Senior Preferred Unit or a Junior
                                 Preferred Unit, each as defined in the Existing
                                 ACL LLC Agreement.

PREFERRED UNITHOLDER INTEREST    means any holder of an interest in a Preferred
                                 Unit, evidenced by all the issued and
                                 outstanding Senior Preferred Units and Junior
                                 Preferred Units, or any other equity interest
                                 in ACL Holdings, any options, warrants, calls,
                                 subscriptions, or other similar rights or other
                                 agreements or commitments, contractual or
                                 otherwise, obli-
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                                 gating ACL Holdings to offer, issue, transfer,
                                 or sell any Preferred Units or any other equity interest (other than the Common Unitholder
                                 Interests) in ACL Holdings, and any obligations arising as a result of termination or rejection of the Existing ACL LLC Agreement pursuant to the Plan.

PRIORITY TAX CLAIM               means a Claim of a governmental unit of the
                                 kind specified in Sections 502(I) and 507(a)(8) of the Bankruptcy Code.

PROFESSIONAL                     means (a) any professional employed in the
                                 Chapter 11 Cases pursuant to Section 327 or
                                 1103 of the Bankruptcy Code or otherwise and
                                 (b) any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to Section 503(b)(4) of the Bankruptcy Code.

RECAPITALIZATION AGREEMENT       means the Recapitalization Agreement by and
                                 among DHC, ACL Holdings, ACL, each of the Preferred Unitholders signatory thereto, and each of the Management Unitholders signatory thereto, dated March 15, 2002, as such agreement may be altered, amended or modified from time to time in accordance with its terms.

RECEIVABLES FACILITY             means the facility evidenced by the Second
                                 Amended and Restated Receivables Purchase
                                 Agreement, dated as of January 16, 2002, by and among American Commercial Lines Funding
                                 Corporation, a Delaware corporation, American
                                 Commercial Barge Line LLC, a Delaware limited liability company, Market Street Funding
                                 Corporation, a Delaware corporation, and PNC
                                 Bank, National Association, as administrator, together with the related Waiver and First
                                 Amendment thereto, as further amended, restated or modified through the Commencement Date.

REINSTATED OR REINSTATEMENT      means (i) leaving unaltered the legal,
                                 equitable, and contractual rights to which a Claim entitles the Holder of such Claim so as to leave such Claim unimpaired in accordance with Section 1124 of the Bankruptcy Code or
                                 (ii) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default (a) curing any such default that occurred before or after the Commencement Date, other than a default of a kind specified in
                                 Section 365(b)(2) of the Bankruptcy Code; (b) reinstating the maturity of such Claim as such maturity existed before such default; (c) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the Holder of such Claim.

REORGANIZED ACL                  means ACL or any successors thereto by merger,
                                 consolidation, or otherwise, on or after the Effective Date.

REORGANIZED ACL HOLDINGS         means ACL Holdings, on and after the Effective
                                 Date.

RESTRICTED DHC COMMON STOCK      means the restricted DHC Common Stock, par
                                 value $.10 per share, having an aggregate Fair
                                 Market Value of approximately $1.7 million.
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SCHEDULES                        means the schedules of assets and liabilities
                                 and the statements of financial affairs, if any, Filed by the Debtors pursuant to Section
                                 521 of the Bankruptcy Code and Bankruptcy
                                 Rules, as such schedules have been or may be further modified, amended or supplemented in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

SECURITIES ACT                   means the Securities Act of 1933, 15 U.S.C.
                                 sec.sec.77c-77aa, as now in effect or hereafter amended.

SENIOR COMMON UNIT               has the meaning assigned to such term in the
                                 Existing ACL LLC Agreement.

SENIOR LENDERS                   means the entities identified as "Lenders"
                                 under the Existing Credit Agreement and their respective successors and assigns.

SENIOR NOTE CLAIM                means a Claim arising from or related to the
                                 Senior Unsecured Notes.

SENIOR NOTEHOLDERS               means Holders of Senior Unsecured Notes.

SENIOR NOTE INDENTURE            means the indenture pursuant to which the
                                 Senior Unsecured Notes were issued ACL and a special purpose obligor of ACL, as amended from time to time.

SENIOR PREFERRED UNITS           has the meaning assigned to such term in the
                                 Existing ACL LLC Agreement.

SENIOR UNSECURED NOTES           means the outstanding 10.25% senior unsecured
                                 notes, due 2008, issued by ACL and a special purpose obligor of ACL pursuant to the Senior
                                 Note Indenture.

SOLICITATION ORDER               means the order entered by the Bankruptcy
                                 Court, if any, establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan.

SUBSIDIARIES                     means the following direct and indirect wholly
                                 owned subsidiaries of ACL: American Commercial
                                 Barge Line LLC, American Commercial Lines
                                 International LLC, Jeffboat LLC, Louisiana Dock
                                 Company LLC, Houston Fleet LLC, Lemont Harbor &
                                 Fleeting Services LLC, ACL Capital Corp.,
                                 American Commercial Terminals LLC, ACBL Liquid
                                 Sales LLC, Orinoco TASV LLC, Orinoco TASA LLC, and American Commercial Terminals-Memphis LLC.

UNIMPAIRED CLAIM                 means a Claim that is not impaired within the
                                 meaning of Section 1124 of the Bankruptcy Code.

VOTING DEADLINE                  means May 20, 2002.

VOTING RECORD DATE               means April 12, 2002.

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REASONS FOR THE SOLICITATION

     The solicitation is being conducted at this time in order to obtain (prior to the filing of a voluntary petition for reorganization of the Debtors under Chapter 11 of the Bankruptcy Code) the requisite acceptances. The Debtors anticipate that by conducting the solicitation in advance of commencing any Chapter 11 Cases, the duration of the Chapter 11 Cases will be significantly shortened, and the administration of the cases, which otherwise can be lengthy, complex, and extremely expensive, will be greatly simplified, and much less costly. The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the Plan. Acceptance of a plan by a class of interests requires acceptance by at least two-thirds of the amount of interests of such class that cast ballots for acceptance or rejection of the Plan. Each of the parties to the Lock-Up Agreements have agreed to vote 100% of their interests in favor of the Plan. Although Noteholders representing at least
66 2/3% of the aggregate principal amount of the Existing Notes have already committed to vote in favor of the Plan pursuant to the Lock-Up Agreements, such Noteholders may constitute less than a majority in number of the Noteholders that vote on the Plan.

ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES

     The Debtors may commence a bankruptcy case for any reason. If they choose to do so, from and after the Commencement Date, the Debtors will continue to operate their business and manage their properties as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

     The Debtors do not expect the Chapter 11 Cases to be protracted. To expedite their emergence from Chapter 11, the Debtors intend to seek, among other things, the relief detailed below from the Bankruptcy Court on the Commencement Date. If granted, this relief will facilitate the administration of the Chapter 11 Cases. There can be no assurance, however, that the Bankruptcy Court will grant the requested relief.

     (A) APPLICATIONS FOR RETENTION OF ACL'S PROFESSIONALS

     The Debtors intend to seek retention of certain professionals to represent them and assist them in connection with any Chapter 11 Cases. These professionals were intimately involved with the negotiation and development of the Restructuring and the Plan. These professionals include, among others: (i) Kirkland & Ellis and its affiliates, as co-attorneys for Debtors and debtors-in-possession; and (ii) Greenhill as financial advisor to the Debtors. The Debtors also intend to seek authority to retain certain professionals to assist with the operation of the Debtors' businesses in the ordinary course; these so-called "ordinary course professionals" will not be involved in the administration of the Chapter 11 Cases.

     (B) MOTION TO APPROVE COMBINED OFFERING MEMORANDUM AND DISCLOSURE STATEMENT AND CONFIRMATION HEARING

     The Debtors intend to seek an order scheduling a combined Confirmation Hearing and hearing on this Offering Memorandum and Disclosure Statement at which time the Debtors will seek approval of this Offering Memorandum and Disclosure Statement and confirmation of the Plan pursuant to Sections 1125, 1128 and 1129 of the Bankruptcy Code on the earliest date which is convenient for the Bankruptcy Court to conduct such hearing. At that time, the Debtors also will request the Bankruptcy Court to approve the prepetition solicitation of votes on the Plan. Pursuant to the Bankruptcy Rules, the Debtors must provide notice of the hearing to approve this Offering Memorandum and Disclosure Statement and confirmation of the Plan to creditors and equity holders. Because several classes of Claims are Unimpaired under the Plan and will pass through the Chapter 11 Cases unaffected, the Debtors shall request that they be authorized to provide only publication notice of the events set forth above in several newspapers of national circulation to Holders of such Claims.

     If, for some reason, Holders of Preferred Unitholder Interests have not voted prior to the Commencement Date, the Debtors reserve their rights to solicit votes from such Holders after the Commencement Date.

     (C) MOTION TO CONTINUE USING EXISTING CASH MANAGEMENT SYSTEMS

     Because the Debtors expect any Chapter 11 Cases to be pending for less than two (2) months, and because of the administrative hardship that any operating changes would impose, the Debtors intend to seek authority to continue using their existing cash management system, bank accounts and business forms and to follow their internal investment and deposit guidelines. Absent the Bankruptcy Court's authorization of the continued use of the cash management system, cash flow among the Debtors would be impeded to the detriment of the Debtors' Estates and their creditors.

     Continued use of its existing cash management system will facilitate the Debtors' smooth and orderly transition into any Chapter 11 proceeding, minimize the disruption of their businesses while in Chapter 11, and expedite their emergence from Chapter 11. As a result of set-up time and expenses, requiring the Debtors to adopt and implement a new cash management system would likely increase the costs of the Chapter 11 Cases. For the same reasons, requiring the Debtors to cancel their existing bank accounts and establish new accounts or requiring the Debtors to create new business forms would only frustrate the Debtors efforts to reorganize expeditiously.

     (D) MOTION FOR AUTHORITY TO PAY PREPETITION EMPLOYEE WAGES AND ASSOCIATED BENEFITS

     The Debtors believe that they have a valuable asset in their work force and that any delay in paying prepetition compensation or benefits to their employees would destroy the Debtors relationships with employees and irreparably harm employee morale at a time when the dedication, confidence and cooperation of the Debtors' employees is most critical. Accordingly, the Debtors will seek authority to pay compensation and benefits in the Chapter 11 Cases which were accrued and unpaid as of the Commencement Date.

     (E) MOTION FOR AUTHORITY TO PAY GENERAL UNSECURED CREDITORS IN THE ORDINARY COURSE OF BUSINESS

     The Debtors rely on various companies and individuals to provide goods and services in connection with the operation of their businesses. Pursuant to the Plan, these General Unsecured Creditors will not be impaired and will be paid in full in the ordinary course of business as and when these claims become due. As a result, the Debtors will request authority, pursuant to Bankruptcy Code
Section 105(a), to pay in cash, in full, their undisputed unsecured pre-petition claims to these general unsecured creditors in the ordinary course of business.

     (F) DEBTOR-IN-POSSESSION FINANCING

     The Debtors will enter into the DIP Facility with their Lenders in connection with the Restructuring that will provide additional working capital secured by liens on the Debtors' assets senior to the liens securing the claims arising under the Existing Credit Agreement which the Bankruptcy Court must approve in the event that the Debtors pursue the In-Court Alternative to the Restructuring. The DIP Facility authorizes borrowings of up to $65.0 million. The Debtors have a firm commitment for the DIP Facility.

     (G) MOTION FOR AUTHORITY OF THE SUPERIOR PROPOSAL FEE, THE BREAK-FEE AND EXPENSE REIMBURSEMENT

     In accordance with the Recapitalization Agreement, ACL has agreed to reimburse DHC for all costs and expenses incurred by DHC in connection with the Restructuring, whether or not the Restructuring is consummated; provided, however, that such costs and expenses shall not exceed $1.0 million (the "Expense Reimbursement"). In addition, as an inducement for DHC to enter into the Recapitalization Agreement, ACL has agreed to pay DHC a Break-Fee (as defined in the Recapitalization Agreement) in an amount equal to $3.0 million, less the Expense Reimbursement, if the Recapitalization Agreement is terminated for certain reasons specified therein. Moreover, in the event a Superior Proposal or an Acquisition Proposal (each as defined in the Recapitalization Agreement) is consummated within twelve (12) months following a termination of the Recapitalization Agreement by ACL Holdings (other than due to a material breach by DHC of DHC's representations, warranties, covenants or other agreements therein), ACL Holdings and ACL shall pay to DHC the Superior Proposal Fee (as defined in the Recapitalization Agreement) in an aggregate amount equal to $4.0 million in the case of a Superior Proposal, or the Break-Fee in an aggregate amount equal to $3.0 million in the case of an Acquisition Proposal, in each case, less the Expense Reimbursement.

     In light of the foregoing, ACL will file a motion seeking Court approval of the Superior Proposal Fee, Break-Fee and Expense Reimbursement.

     (H) TIMETABLE FOR CHAPTER 11 CASES

     Assuming that the Bankruptcy Court approves the Debtors' scheduled motion with respect to the Offering Memorandum and Disclosure Statement and Confirmation hearing, the Debtors anticipate that the Offering Memorandum and Disclosure Statement and Confirmation Hearing would occur within approximately two (2) months of the Commencement Date. There can be no assurance, however, that the Bankruptcy Court's orders to be entered on the Commencement Date will permit the Chapter 11 Cases to proceed as expeditiously as anticipated. If, for some reason, the Debtors solicit votes on the Plan after commencement of the Chapter 11 Cases, administration of the cases could take longer than two (2) months.

SUMMARY OF THE PLAN OF REORGANIZATION

     Overview of Chapter 11

     Chapter 11 is the principal business reorganization Chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and its interest holders. Another goal of Chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated interest holders with respect to the distribution of a debtor's assets. The commencement of a Chapter 11 Case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor-in-possession."

     The consummation of a plan of reorganization is the principal objective of a Chapter 11 Case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the Plan binding upon the debtor, any issuer of securities under the Plan, any person or entity acquiring property under the Plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the Plan or (ii) receives or retains any property under the Plan. Subject to certain limited exceptions and other than as provided in the Plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the Plan and substitutes therefor the obligations specified under the confirmed Plan, and terminates all rights and interests of equity security holders.

     THE REMAINDER OF THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN, AND OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN (AS WELL AS THE EXHIBITS THERETO AND DEFINITIONS THEREIN), WHICH IS ANNEXED TO THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT AS APPENDIX I.

     THE STATEMENTS CONTAINED IN THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

     THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND INTERESTS IN ACL UNDER THE PLAN

AND WILL, UPON OCCURRENCE OF THE EFFECTIVE DATE, BE BINDING UPON ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN ACL, THE ESTATES, REORGANIZED ACL, ALL PARTIES RECEIVING PROPERTY UNDER THE PLAN, AND OTHER PARTIES IN INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT, ON THE ONE HAND, AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, ON THE OTHER HAND, THE TERMS OF THE PLAN OR SUCH OTHER OPERATIVE DOCUMENT WILL CONTROL.

     Creditors And Equity Interest Holders Entitled to Vote on the Plan

     As more fully described below, the Plan designates separate classes of Claims against and Interests in ACL (other than DIP Facility Claims, Administrative Claims, and Priority Tax Claims). Only the holders of Class 4 Senior Note Claims and Class 6 Preferred Unitholder Interests are being solicited. In addition to holders of DIP Facility Claims, Administrative Claims and Priority Tax Claims (which are not classified under the Plan), holders of Claims in Classes 1, 2, 3, and 5 are Unimpaired by the Plan, are not entitled to vote to accept or reject the Plan, and are deemed to have accepted the Plan. Class 7 Common Unitholder Interests are deemed to have rejected the Plan.

     Bankruptcy Rule 3018(b) prescribes the conditions that must be satisfied in order to count the ballots solicited with respect to a plan of reorganization prior to the commencement of a Chapter 11 Case. Bankruptcy Rule 3018(b) requires that (i) the Chapter 11 plan must have been disseminated to substantially all impaired creditors and equity security holders in the class(es) entitled to vote, (ii) the time prescribed for voting on the Plan must not have been unreasonably short, and (iii) the solicitation must have been conducted in accordance with Section 1126(b) of the Bankruptcy Code, which requires that the solicitation be conducted in compliance with all applicable non-bankruptcy laws, rules, or regulations or, if there are no such applicable laws, rules or regulations, that the disclosure with respect to the Plan contains "adequate information" as defined in Section 1125(a) of the Bankruptcy Code. Section 1125(a) defines "adequate information" as information of a kind and in sufficient detail as far as is reasonably practicable in light of the nature and history of a company and the condition of such company's books and records, that would enable a hypothetical reasonable investor typical of holders of claims or equity interests of the relevant class to make an informed judgment about the Plan.

     The Debtors believe that all of the requirements of Bankruptcy Rule 3018(b) will be satisfied. This Offering Memorandum and Disclosure Statement and the Plan, together with all of the accompanying materials, are being transmitted to Holders of Class 4 Senior Note Claims and Class 6 Preferred Unitholder Interests. The Debtors believe that this Offering Memorandum and Disclosure Statement contains adequate information (within the meaning of Section 1125(a)(1) of the Bankruptcy Code) for all holders of such Claims.

     Certain Matters Regarding Classification and Treatment of Claims and Interests

     Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify the claims and interests of a debtor's creditors and equity interest holders. In accordance with Section 1123, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (other than DIP Facility Claims, Administrative Claims and Priority Tax Claims which, pursuant to Section 1123(a)(1), need not be and have not been classified). The Debtors are required, under Section 1122 of the Bankruptcy Code, to classify Claims against and Interests in the Debtors into Classes, each of which contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class. The Debtors believe that the Plan has classified all Claims and Interests in compliance with the provisions of Section 1122, but once the Chapter 11 Cases has been commenced, it is possible that a holder of a Claim or Interest may challenge the Debtors' classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In that event, ACL intends, to the extent permitted by the Bankruptcy Code, the Plan and the Bankruptcy Court, to make such reasonable modifications of the classifications under the Plan to permit confirmation and to use the acceptances of the Plan received in this solicitation for purposes of obtaining the approval of the reconstituted Class or Classes of which each accepting holder ultimately is deemed to be a member. Any such reclassification could adversely affect the Class in which such holder initially was a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan. Furthermore, a reclassification of a Claim or Interest after approval of the Plan could necessitate a resolicitation of acceptances of the Plan.

     The classification of Claims and Interests and the nature of distributions to members of each Class are summarized below. The Debtors believe that the consideration, if any, provided under the Plan to holders of Claims and Interests reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority (including applicable contractual subordination) of such Claims and Interests. The Bankruptcy Court must find, however, that a number of statutory tests are met before it may confirm the Plan. Many of these tests are designed to protect the interests of holders of Claims or Interests who are not entitled to vote on the Plan, or do not vote to accept the Plan, but who will be bound by the provisions of the Plan if it is confirmed by the Bankruptcy Court. The "cramdown" provisions of Section 1129(b) of the Bankruptcy Code, for example, permit confirmation of a Chapter 11 plan in certain circumstances even if the Plan has not been accepted by all impaired classes of claims and interests. Although the Debtors believe that the Plan could be confirmed under Section 1129(b), there can be no assurance that the requirements of such section would be satisfied.

     (A) FEE CLAIMS

     Fee Claims are Administrative Claims under Sections 330(a), 331, 503, or 1103 of the Bankruptcy Code for compensation of Professionals or other entities for professional services rendered or expenses incurred in the Chapter 11 Cases on or prior to the Effective Date. All payments to Professionals for Fee Claims will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, the United States Trustee Guidelines and the Bankruptcy Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses. The Bankruptcy Court will review and determine all applications for compensation for services rendered and reimbursement of expenses.

     In addition, Section 503(b) of the Bankruptcy Code provides for payment of compensation to (a) creditors, indenture trustees and other entities making a "substantial contribution" to a Chapter 11 Case and (b) attorneys for and other professional advisors to such entities. The amounts, if any, which may be sought by entities for such compensation are not known by the Debtors at this time. The Debtors have agreed to pay all reasonable, documented and necessary expenses incurred by the Note Trustee. Requests for compensation must be approved by the Bankruptcy Court after a hearing on notice at which the Debtors and other parties in interest may participate and, if appropriate, object to the allowance of any compensation and reimbursement of expenses.

     (B) ADMINISTRATIVE CLAIMS

     Administrative Claims are Claims for costs and expenses of administration of the Chapter 11 Cases Allowed under Section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to Section 507(a)(1) of the Bankruptcy Code other than Fee Claims. Such Claims include (a) any actual and necessary costs and expenses incurred after the Commencement Date of preserving the Debtors Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises), and Claims of governmental units for taxes (including tax audit Claims related to tax years commencing after the Commencement Date, but excluding Claims relating to tax periods, or portions thereof, ending on or before the Commencement Date); (b) all fees and charges assessed against the Debtors' Estates under Section 1930, Chapter 123 of Title 28, United States Code; and (c) Claims under the DIP Facility. Each Administrative Claim shall be paid by the Debtors, at their election, (a) in full, in Cash, in such amounts as are incurred in the ordinary course of business by the Debtors, or in such amounts as such Administrative Claim is Allowed by the Bankruptcy Court upon the later of the Effective Date or the date upon which there is a Final Order allowing such Administrative Claim, (b) upon such other terms as may exist in the ordinary course of the Debtors' business or (c) upon such other terms as may be agreed upon between the Holder of such Administrative Claim and ACL.

     The Confirmation Order will establish an Administrative Claims Bar Date for filing Administrative Claims, which date will be thirty (30) days after the Effective Date. Holders of Administrative Claims not paid prior to the Effective Date must submit proofs of Claim on or before such Administrative Claims Bar Date or be forever barred from doing so. The notice of Confirmation to be delivered pursuant to Bankruptcy Rules 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims Bar Date. The Debtors, or the Reorganized Debtors, as the case may be, will have thirty (30) days (or such longer period as the Bankruptcy Court may allow) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

     (C) PRIORITY TAX CLAIMS

     Priority Tax Claims are Claims for taxes entitled to priority in payment under Sections 502(i) and 507(a)(8) of the Bankruptcy Code. The legal and equitable rights of the Holders of Priority Tax Claims are Unimpaired by the Plan. On or as soon as reasonably practicable after (i) the Distribution Date if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Priority Tax Claim, at the election of the Debtors, (a) Cash equal to the amount of such Allowed Priority Tax Claim; (b) such other treatment as to which the Debtors or the Reorganized Debtors and the holder of such Allowed Priority Tax Claims shall have agreed upon in writing; or (c) such Claim will be otherwise treated in any other manner such that it will not be Impaired pursuant to
Section 1124 of the Bankruptcy Code; further provided, any Allowed Priority Tax Claim not due and owing on the Effective Date will be paid when such Claim becomes due and owing.

     (D) CLASS 1 -- NON-TAX PRIORITY CLAIMS

     A Non-Tax Priority Claim means a Claim, other than an Administrative Claim or Priority Tax Claim, that is entitled to priority in payment pursuant to
Section 507(a) of the Bankruptcy Code. The legal and equitable rights of the Holders of Non-Tax Priority Claims are Unimpaired by the Plan and all such Claims shall be Reinstated on the Effective Date.

     (E) CLASS 2 -- CREDIT AGREEMENT CLAIMS

     The Credit Agreement Claims are the Claims of the Senior Lenders under the Credit Agreement for principal, accrued and unpaid interest through the Effective Date, and fees and expenses incurred by the Senior Lenders. The Credit Agreement Claims are Allowed Claims under the Plan in an amount as agreed by the Debtors and the Bank Agent by the Effective Date. The legal, equitable and contractual rights of the Holders of Allowed Credit Agreement Claims are Unimpaired by the Plan and all such Claims shall be Reinstated on the Effective Date. Immediately subsequent to the Effective Dates certain terms of the Credit Agreement shall become effective pursuant to the terms of the Credit Agreement.

     (F) CLASS 3 -- OTHER SECURED CLAIMS

     An Other Secured Claim is a Claim that is secured by a lien on property in which the Debtors, Estates have an interest or that is subject to setoff under
Section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder's interest in the Estates' interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to Section 553 of the Bankruptcy Code. The legal, equitable and contractual rights of the Holders of Allowed Other Secured Claims are Unimpaired by the Plan and all such Claims shall be Reinstated on the Effective Date.

     (G) CLASS 4 -- SENIOR NOTE CLAIMS

     Senior Note Claims are the Claims of the Holders of the Senior Unsecured Notes arising from or related to the Senior Unsecured Notes. The Senior Note Claims are Allowed Claims under the Plan. On or as soon as reasonably practicable after the Distribution Date, each holder of an Allowed Senior Note Claim (other than DHC and its subsidiaries and ACL) shall receive, in full satisfaction, release, and discharge of its Allowed Senior Note Claim, the Allowed pro-rata share of:

        (i)  $120.0 million of New Senior Notes; and

        (ii) $116.507 million of New Senior Subordinated Notes.

     In addition, the Debtors shall issue to, and each Holder of an Allowed Class 4 Claim (other than DHC and ACL) shall receive, New Senior Notes calculated based on the aggregate accrued and unpaid interest through the Effective Date owing in respect of the Senior Unsecured Notes; provided, however, that in the event such accrued and unpaid interest is in excess of $20.0 million, each Holder shall receive New Senior Subordinated Notes in principal amount equal to the excess.

     (H) CLASS 5 -- GENERAL UNSECURED CLAIMS

     A General Unsecured Claim is a Claim that is not a Credit Agreement Claim, Other Secured Claim, Non-Tax Priority Claim, or Senior Note Claim. The legal, equitable and contractual rights of the Holders of Allowed General Unsecured Claims are Unimpaired by the Plan and all such Claims shall be Reinstated on the Effective Date. Each Allowed General Unsecured Claim shall be paid in full satisfaction, settlement, release and discharge of and exchange for such Claim, either (i) in Cash or (ii) in the ordinary course.

     (I) CLASS 6 -- PREFERRED UNITHOLDER INTERESTS

     Preferred Unitholder Interests consist of all Preferred Unitholder Interests in ACL Holdings evidenced by all the issued and outstanding Senior Preferred Units and Junior Preferred Units, or any other equity interest (other than the Common Units) in ACL Holdings, including any and all options, warrants, call rights, puts, awards, subscriptions or other similar rights or other agreements or commitments, contractual or otherwise, obligating ACL Holdings to offer, issue, transfer or sell any Preferred Unit or any other equity interest (other than the Common Units) in ACL Holdings, and any obligations arising as a result of termination or rejection of the Existing ACL LLC Agreement. On the Effective Date, certain Preferred Unitholder Interests (other than the Preferred Unitholder Interests held by Management Unitholders), shall receive, in exchange for their Preferred Unitholder Interests, Cash in the aggregate amount of $7.0 million ($3.5 million of which will be distributed to Brown Water Transportation Corp. and $3.5 million of which will be distributed to 399 Venture Partners, Inc.). The Preferred Unitholder Interests held by Management Unitholders shall receive, in exchange for their Preferred Unitholder Interests, the releases set forth in Article IX of the Plan.

     (J) CLASS 7 -- COMMON UNITHOLDER INTERESTS

     Common Unitholder Interests consists of all Common Unitholder Interests in ACL Holdings evidenced by all the issued and outstanding Senior Common Units and Junior Common Units, or any other equity interest (other than the Preferred Units) in ACL Holdings, including any and all options, warrants, call rights, puts, awards, subscriptions or other similar rights or other agreements or commitments, contractual or otherwise, obligating ACL Holdings to offer, issue, transfer or sell any Common Unit or any other equity interest (other than the Preferred Units) in ACL Holdings, and any obligations arising as a result of termination or rejection of the Existing LLC Agreement. On the Effective Date, the Common Unitholder Interests will be cancelled and the Holders of Common Unitholder Interests shall not receive or retain any distribution on account of such Common Unitholder Interests under the Plan.

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     Special Provision Regarding Unimpaired Claims

     Except as otherwise provided in the Plan, nothing shall affect ACL's or Reorganized ACL's rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

     Method of Distribution Under the Plan

     (A) SOURCES OF CASH FOR PLAN DISTRIBUTIONS

     Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for Reorganized ACL to make payments under the Plan shall be obtained from existing Cash balances and the proceeds from the Cash contributions by DHC and/or one or more of it subsidiaries as contemplated under the Recapitalization Agreement.

     (B) DISTRIBUTIONS FOR CLAIMS OR INTERESTS ALLOWED AS OF THE EFFECTIVE DATE

     Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims or Interests that are Allowed as of the Effective Date shall be made on the Distribution Date; provided, however, that General Unsecured Claims shall be paid in the ordinary course of ACL's business. Any distribution to be made pursuant to the Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is practicable. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Claims or Interests that first become Allowed Claims or Interests after the Effective Date shall be made pursuant to Articles II and III of the Plan. Notwithstanding the date on which any distribution of securities is made to a Holder of a Claim or Interest that is an Allowed Claim or Allowed Interest on the Effective Date, as of the date of the distribution of such securities, such Holder shall be deemed to have the rights of a Holder of such securities distributed as of the Effective Date.

     (C) INTEREST ON CLAIMS

     Unless otherwise specifically provided for in the Plan or Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, other than Credit Agreement Claims as provided in the Credit Agreement, and no Holder of a Claim shall be entitled to interest accruing on or after the Commencement Date on any Claim.

     (D) DISTRIBUTIONS BY THE REORGANIZED DEBTORS

     The Reorganized Debtors or the Disbursing Agent shall make all distributions required to be distributed under the Plan. However, distributions on account of Senior Note Claims shall be made to the Notes Trustee. Reorganized ACL may employ or contract with other entities to assist in or make the distributions required by the Plan.

     (E) DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

        (i) Delivery of Distributions in General. Distributions to holders of Allowed Claims and Allowed Interests shall be made at the addresses set forth in ACL's records or as otherwise available to ACL, the Notes Trustee, or any other agent or servicer, unless such addresses are superseded by proofs of claim or transfers of claim filed pursuant to Bankruptcy Rule 3001.

        (ii)  Undeliverable and Unclaimed Distributions.

           (1) Holding and Investment of Undeliverable and Unclaimed Distributions. If the distribution to any Holder of an Allowed Claim or Interest is returned to the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Disbursing Agent is notified in writing of such Holder's then current address.
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           (2) After Distributions Become Deliverable. Reorganized ACL shall make all distributions that have become deliverable or have been claimed since the Distribution Date as soon as practicable after such distribution has become deliverable.

           (3) Failure to Claim Undeliverable Distributions. Any holder of an Allowed Claim or Interest that does not assert a claim pursuant to the Plan for an undeliverable or unclaimed distribution within one (1) year after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against any of the Debtors or their Estates, the Reorganized Debtors, or their property. In such cases, any Cash for distribution on account of such claims for undeliverable or unclaimed distributions shall become the property of the Estates free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary, subject to the liens of the Senior Lenders. Any Cash, New Senior Notes, New Senior Subordinated Notes or Restricted DHC Common Stock held for distribution on account of such Claim or Interest shall be canceled and of no further force or effect. Nothing contained in the Plan shall require any Disbursing Agent, including, but not limited to, the Reorganized Debtors, to attempt to locate any holder of an Allowed Claim or Interest.

     (F) RECORD DATE FOR DISTRIBUTIONS

     As of the close of business on the Distribution Record Date, the transfer register for the Senior Unsecured Notes, Preferred Unitholder Interests, and the Common Unitholder Interests as maintained by ACL, the Notes Trustee, any other applicable trustee or their respective agents shall be closed and the transfer of such securities or any interest thereon prohibited. The Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim or Interest that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Allowed Claims and Interests who are Holders of such Claims or Interest, or participants therein, as of the close of business on the Distribution Record Date. The Disbursing Agent and Reorganized ACL shall instead be entitled to recognize and deal for all purposes under the Plan with only those record holders stated on any official register as of the close of business on the Distribution Record Date.

     (G) ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST

     To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued and unpaid interest thereon, such distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the fair market value of the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued and unpaid interest.

     (H) MEANS OF CASH PAYMENT

     Cash Payments, made pursuant to the Plan shall be in U.S. dollars and shall be made by the means agreed to by the payor or the payee, or in the absence of agreement, at the option and in the sole discretion of the Reorganized Debtors, by (a) checks drawn on or (b) wire transfers from a domestic bank selected by the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

     (I) WITHHOLDING AND REPORTING REQUIREMENTS

     In connection with the Plan and all distributions thereunder, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan,

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

(i) each Holder of an Allowed Claim or Interest that is to receive a distribution of Cash, New Senior Notes, New Senior Subordinated Notes, or Restricted DHC Common Stock pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and (ii) no distribution shall be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements satisfactory to Reorganized ACL for the payment and satisfaction of such tax obligations or has, to Reorganized ACL's satisfaction, established an exemption therefrom. Any Cash, New Senior Notes, New Senior Subordinated Notes or Restricted DHC Common Stock to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as undeliverable pursuant to Article V.C. of the Plan.

     (J) SETOFFS

     The Debtors or the Reorganized Debtors may, pursuant to Section 553 of the Bankruptcy Code or applicable nonbankruptcy law, but shall not be required to, set off against any Claim and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim that is not released under Article IX of the Plan; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such Claim that the Debtors or the Reorganized Debtors may have against such Holder.

     (K) SURRENDER OF INSTRUMENTS OR SECURITIES

     As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim or Interest, the Holder of such Claim or Interest shall tender the applicable instruments, securities or other documentation evidencing such Claim or Interest to Reorganized ACL or the Notes Trustee, as applicable, unless waived in writing by Reorganized ACL or the Notes Trustee. Any Cash, New Senior Notes, New Senior Subordinated Notes or Restricted DHC Common Stock to be distributed pursuant to the Plan on account of any such Claim or Interest shall, pending such surrender, be treated as an undeliverable distribution pursuant to Article V.C. of the Plan.

        (I) SENIOR UNSECURED NOTES, COMMON UNITHOLDER INTERESTS AND PREFERRED UNITHOLDER INTERESTS. Each Holder of a Senior Note Claim, Common Unitholder Interest or Preferred Unitholder Interest shall tender its Senior Unsecured Notes, Common Units and Preferred Units relating to such Claim or Interest to Reorganized ACL or the Notes Trustee or their agents, as applicable, in accordance with written instructions to be provided to such Holders by Reorganized ACL or the Notes Trustee as promptly as practicable following the Effective Date. Such instructions shall specify that delivery of such instruments will be affected, and risk of loss and title thereto will pass, only upon the proper delivery of such instruments with a letter of transmittal in accordance with such instructions. All surrendered Senior Unsecured Notes, Common Units and Preferred Units shall be marked as cancelled.

        (II) FAILURE TO SURRENDER INSTRUMENTS. Any Holder of Senior Note Claims or Preferred Unitholder Interests that fails to surrender or is deemed to have failed to surrender the applicable Senior Unsecured Notes or Preferred Units required to be tendered hereunder within one year after the Effective Date shall have its Claim or Interest and its distribution pursuant to the Plan on account of such Senior Unsecured Notes or Preferred Units discharged and shall be forever barred from asserting any such Claim or Interest against Reorganized ACL or its property. In such cases, any Cash, New Senior Notes, New Senior Subordinated Notes or Restricted DHC Common Stock held for distribution on account of such Claim or Interest shall be disposed of pursuant to Article IV.C. of the Plan. As a condition to receiving any distribution under the Plan, each Holder of a promissory note, certificate, or other instrument evidencing a Claim must surrender such promissory note, certificate, or other instrument to the Reorganized Debtors, their designees or the Notes Trustee. The Reorganized Debtors appoint the Notes Trustee under the Senior Note Indenture as their designee to receive the Senior Unsecured
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             Notes and directs such Notes Trustee to deliver certificates representing such notes marked "canceled" to the Reorganized Debtors. Any Holder of a Claim that fails to (i) surrender such instrument or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Reorganized Debtors before the later to occur of (a) the second anniversary of the Effective Date and (b) six months following the date such Holder's Claim becomes an Allowed Claim, shall be deemed to have forfeited all rights and Claims with respect thereto, may not participate in any distribution under the Plan on account thereof, and all amounts owing with respect to such Allowed Claim shall be retained by the Reorganized Debtors.

     (L) LOST, STOLEN, MUTILATED OR DESTROYED SECURITIES

     In addition to any requirements under the Indenture or any other applicable agreement, any Holder of a Claim or Interest evidenced by a Senior Unsecured Note, a Preferred Unit or Common Unit that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Senior Unsecured Note, a Preferred Unit or Common Unit, deliver to Reorganized ACL or the Notes Trustee or their agents, as applicable: (i) evidence reasonably satisfactory to Reorganized ACL or the Notes Trustee of the loss, theft, mutilation or destruction; and (ii) such security or indemnity as may be required by Reorganized ACL or the Notes Trustee to hold Reorganized ACL or the Notes Trustee harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim or Interest. Upon compliance with this Article V by a Holder of a Claim or Interest evidenced by a Senior Unsecured Note, a Preferred Unit or Common Unit, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such instrument.

     Resolution of Disputed, Contingent and Unliquidated Claims and Interests

     (A) OBJECTION DEADLINE; PROSECUTION OF OBJECTIONS

     No later than the Claims Objection Deadline (unless extended by an order of the Bankruptcy Court), the Debtors or the Reorganized Debtors, as the case may be, shall file objections to Claims and Interests with the Bankruptcy Court and serve such objections upon the Holders of each of the Claims and Interests to which objections are made; provided, however, that the Debtors and the Reorganized Debtors shall not object to Claims Allowed pursuant to the Plan. Nothing contained herein, however, shall limit the Reorganized Debtors' right to object to Claims or Interests, if any, filed or amended after the Claims Objection Deadline. The Debtors and the Reorganized Debtors shall be authorized to, and shall, resolve all Disputed Claims or Interests by withdrawing or settling such objections thereto, or by litigating to judgment in the Bankruptcy Court or such other court having jurisdiction the validity, nature and/or amount thereof.

     (B) NO DISTRIBUTIONS PENDING ALLOWANCE

     Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim or Interest unless and until all objections to such Disputed Claim or Interest have been settled or withdrawn or have been determined by Final Order and the Disputed Claim or Interest, or some portion thereof, has become an Allowed Claim or Interest.

     (C) DISPUTED CLAIMS RESERVE; DISPUTED INTEREST RESERVE

     On the Effective Date (or as soon thereafter as is practicable), the Reorganized Debtors shall establish the Disputed Claims Reserve and the Disputed Interest Reserve by withholding from the initial distribution (i) with respect to the Disputed Claims Reserve, an amount of Cash calculated as if all Class 4 Claims were Allowed Class 4 Claims in an amount equal to one hundred percent (100%) of the distributions to which Holders of Disputed Class 4 Claims would be entitled if their Claims were Allowed in the Disputed Claim Amount; and (ii) with respect to the Disputed Interest Reserve, an amount of Cash calculated as if all Class 6 Interests were Allowed Class 6 Interests in an amount equal to one hundred percent (100%) of the distributions to which Holders of disputed Class 6 Interests would be entitled if their Interest or Claim was Allowed in the Disputed Interest or Disputed Claim Amount; provided, however, that the Debtors and the

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Reorganized Debtors shall have the right to File a motion seeking to modify any
Disputed Claim Amounts or Disputed Interest Amounts.

     (D) DISTRIBUTIONS AFTER ALLOWANCE

     The Reorganized Debtors shall make payments and distributions from the Disputed Claims Reserve or Disputed Interest Reserve, as appropriate, to the Holder of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Interest, as soon as practicable after the date such Disputed Claim or Interest becomes an Allowed Claim or Interest. Such distributions shall be based upon the cumulative distributions that would have been made to the Holder of such Claim or Interest under the Plan if the Disputed Claim or Interest had been Allowed on the Effective Date and shall not be limited by the Disputed Claim Amounts or Disputed Interest Amounts previously reserved with respect to such Disputed Claim or Interest to the extent that additional amounts are available therefor from the Disputed Claims Reserve or the Disputed Interest Reserve, as appropriate, but only to the extent that such additional amounts have not yet been distributed to Holders of Allowed Claims or Interest. After a Final Order has been entered, or other final resolution has been reached, with respect to each Disputed Claim or Disputed Interest, any Cash that remains in the Disputed Claims Reserve or Disputed Interest Reserve, as applicable, shall be distributed as applicable, pro rata, to (i) with respect to the Disputed Claims Reserve, Holders of Allowed Class 4 Claims; and (ii) with respect to the Disputed Interest Reserve, Holders of Allowed Class 6 Interests. All distributions made under this Article VI.D shall be made as if such Allowed Class 4 Claim or Allowed Class 6 Interest had been Allowed on the Effective Date.

     Means for Implementation of the Plan

     (A) CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED DEBTORS

     After the Effective Date, the Reorganized Debtors shall continue to exist in accordance with the applicable laws in the respective jurisdictions in which they are incorporated or were otherwise organized and pursuant to their respective certificates or articles of formation, the LLC agreement and by-laws in effect prior to the Effective Date, except to the extent such certificate or articles of formation and the Existing ACL LLC Agreement and by-laws are amended under this Plan. Except as otherwise provided in the Plan, on and after the Effective Date, all property of the Estates, including all claims, rights and causes of action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with the Plan, shall vest in the Reorganized Debtors free and clear of all claims, liens, charges, other encumbrances and interests except with respect to Claims that are Unimpaired under the Plan. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and compromise or settle any claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professionals' fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

     (B) CORPORATE GOVERNANCE, REPRESENTATIVES AND OFFICERS AND CORPORATE ACTION

         (I) CERTIFICATES OF FORMATION AND AMENDED ACL LLC AGREEMENT. The Certificate of Formation and the Existing ACL LLC Agreement of ACL shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code, and shall, among other things, authorize the issuance of the New Senior Notes and New Senior Subordinated Notes in amounts not less than the amounts necessary to permit the distributions thereof required or contemplated by the Plan. After the Effective Date, the Reorganized Debtors may amend and restate their respective certificate of formation and the Amended ACL LLC Agreement and bylaws as permitted by applicable law.

         (II) REPRESENTATIVES AND OFFICERS OF REORGANIZED ACL. Subject to any requirement of Bankruptcy Court approval pursuant to Section 1129(a)(5) of the Bankruptcy Code, as of the

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

               Effective Date, the initial officers of Reorganized ACL shall be the officers of ACL immediately prior to the Effective Date. On the Effective Date, the operation of the Reorganized Debtors shall become the general responsibility of their respective LLC boards of representatives subject to, and in accordance with, their respective certificates of formation and LLC agreements. The initial board of representatives for Reorganized ACL shall consist of up to 15 individuals identified at or prior to the hearing to consider confirmation of the Plan. Such directors shall be deemed elected or appointed, as the case may be, pursuant to the order confirming the Plan, but shall not take office and shall not be deemed to be elected or appointed until the occurrence of the Effective Date. Those representatives and officers not continuing in office shall be deemed removed therefrom as of the Effective Date pursuant to the order confirming the Plan. The initial board of representatives for Reorganized ACL shall select the representatives and directors of the Reorganized Subsidiaries.

        (III) CORPORATE ACTION. On the Effective Date, the adoption of the Amended ACL LLC Agreement or similar constituent documents, the selection of members of the board of representatives and officers for Reorganized ACL, and all other actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of ACL or Reorganized ACL, and any corporate action required by ACL or Reorganized ACL in connection with the Plan, shall be deemed to have occurred and shall be in effect without any requirement of further action by the security holders or members of the board of representatives of ACL or Reorganized ACL. On the Effective Date, the appropriate officers of Reorganized ACL and members of the board of representatives of Reorganized ACL are authorized to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of Reorganized ACL.

     (C) RECAPITALIZATION

     On the Effective Date, the Reorganized Debtors shall effectuate the transactions contemplated in the Recapitalization Agreement and in the Plan. In that regard, DHC and/or one or more of its subsidiaries will (i) exchange Cash in the aggregate amount of $7.0 million for all of the Preferred Units and Common Units held by certain Preferred Unitholders other than Management Unitholders ($3.5 million which will be distributed to Brown Water Transportation Corp. and $3.5 million of which will be distributed to 399 Venture Partners, Inc.), (ii) contribute its Senior Unsecured Notes to ACL Holdings, (iii) contribute Cash in the amount of $25.0 million to ACL Holdings, and (iv) grant shares of Restricted DHC Common Stock, having an aggregate Fair Market Value of approximately $1.7 million, to the Management Unitholders in consideration for their continuing employment with ACL. DHC and its subsidiaries shall receive all of the ACL Holdings Common Units.

     (D) MANAGEMENT STOCK PLAN

     On the Effective Date, DHC shall establish, subject to shareholder approval, the Management Stock Plan. An amount of shares of DHC Common Stock equal to 6% of the shares to be outstanding (calculated on a fully diluted basis as of the Closing Date) shall be allocated for issuance to those persons identified by ACL Holdings in consultation with DHC (such persons the "Participating Executives") and otherwise having terms and conditions reasonably satisfactory to the Participating Executives and DHC. The Management Stock Plan may be amended or modified by the board of directors of DHC in accordance with its terms and any such amendment or modification shall not require an amendment to the Plan.

     Treatment of Executory Contracts and Unexpired Leases

     (A) ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     Immediately prior to the Effective Date, all executory contracts or unexpired leases of the Reorganized Debtors, including Article VII of the 1998 Recapitalization Agreement and any leases provided for in the Plan

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

Supplement, will be deemed assumed in accordance with the provisions and requirements of Sections 365 and 1123 of the Bankruptcy Code. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to Sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to the Plan shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law. The Confirmation Order shall provide for notice of proposed assumptions and proposed cure amounts to be sent to applicable third parties and for procedures for objecting thereto and resolution of disputes by the Bankruptcy Court.

     (B) CURE OF DEFAULTS OF ASSUMED EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to
Section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the nonrefunded amount of any cure payments, (2) the ability of Reorganized ACL or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by Section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

     (C) INDEMNIFICATION OF MEMBERS, REPRESENTATIVES, OFFICERS AND EMPLOYEES

     The obligations of the Debtors to indemnify any person or entity serving at any time on or prior to the Effective Date as one of their representatives, directors, managers, members, officers or employees by reason of such person's or entity's service in such capacity, or as a representative, director, manager, member, officer or employee of any other corporation or legal entity, to the extent provided in the Debtors' constituent documents, or by a written agreement with the Debtors, or pursuant to applicable general corporation law, each as applicable, shall be deemed and treated as executory contracts that are assumed by the Reorganized Debtors pursuant to the Plan and Section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall be treated as General Unsecured Claims and shall survive Unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Commencement Date.

     (d) COMPENSATION AND BENEFIT PROGRAMS

     Except as otherwise expressly provided hereunder, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, retirees and non-employee directors or members of the board of representatives, and the employees and retirees of their Subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life, accidental death and dismemberment insurance plans are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of Sections 365 and 1123 of the Bankruptcy Code.

     (e) REPRESENTATIVES AND OFFICERS

     All directors' and officers' liability insurance policies maintained by the Debtors are hereby assumed. Entry of the order confirming the Plan by the Clerk of the Bankruptcy Court shall constitute approval of such assumptions pursuant to subsection 365(a) of the Bankruptcy Code. The Reorganized Debtors shall maintain for a period of not less than six years from the Effective Date coverage for the individuals covered, as of the Commencement Date, by such policies at levels and on terms no less favorable to such individuals than the terms and levels provided for under the policies assumed pursuant to the Plan. Solely with respect to representatives, directors and officers of any of the Debtors who served in any such capacity at any time on or after the Commencement Date, the Debtors shall be deemed to assume, as of the Effective Date, their
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respective obligations to indemnify such individuals (and only such individuals)
with respect to or based upon any act or omission taken or omitted in any of such capacities, or for or on behalf of any Debtor, pursuant to and to the extent provided by the Debtors' respective articles of incorporation, certificates of formation, corporate charters, bylaws, LLC operating agreements and similar corporate documents as in effect as of the date of entry of the order confirming the Plan. Notwithstanding anything to the contrary contained herein, such assumed indemnity obligations shall not be discharged, Impaired, or otherwise modified by confirmation of this Plan and shall be deemed and treated as executory contracts that have been assumed by the Debtors pursuant to this Plan as to which no proof of claim need be Filed. Without limiting the foregoing and in addition to the foregoing, the Reorganized Debtors shall assume the indemnity referred to in the proviso within Section 2 of the Mutual Release attached to the Letter of Transmittal, Release and Consent.

      Confirmation and Consummation of the Plan

     (A) CONDITIONS TO CONFIRMATION

     Plan shall not be confirmed unless and until the following conditions have been satisfied in full or waived by ACL and DHC:

        (i) The order confirming the Plan shall be in form and substance satisfactory to the Debtors and DHC; and

        (ii) The Bankruptcy Court shall have entered an order (which may be the order confirming the Plan) substantively consolidating the Debtors and their Estates for Plan purposes only, and such order shall be in form and substance satisfactory to the Debtors and DHC.

     (B) CONDITIONS PRECEDENT TO EFFECTIVE DATE

     The Effective Date shall not occur and the Plan shall not become effective unless and until the following conditions have been satisfied in full or waived by ACL and DHC:

        (i) The Confirmation Order confirming the Plan, as such Plan may have been modified, shall have been entered and become a Final Order in form and substance reasonably satisfactory to the Debtors and DHC and shall provide that:

          (1) The Debtors and the Reorganized Debtors are authorized to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan; and

          (2) the provisions of the Confirmation Order are nonseverable and mutually dependent.

        (ii) The Amended Certificates of Formation and the Amended ACL LLC Agreement of Reorganized ACL, as necessary, shall have been filed with the appropriate authority in accordance with such jurisdiction's limited liability company laws.

        (iii) All actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

        (iv) The new board of representatives of Reorganized ACL shall have been appointed.

        (v) To the extent applicable, each of the conditions specified in
            Article VIII, of the Recapitalization Agreement shall have been met as of the Effective Date.

        (vi) The Receivables Facility shall have been replaced by a new facility having terms either (a) providing substantially similar liquidity to that of the Receivables Facility, (b) or otherwise reasonable and customary terms for such type of transaction, or (c) otherwise on terms reasonably satisfactory to DHC.

        (vii) The agreements representing the DIP facility (and not the Existing Credit Agreement), shall be reasonably satisfactory in form and substance to DHC and (a) shall have been duly

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              executed by the parties thereto either (i) on terms consistent with Exhibit G as attached to the Recapitalization Agreement, or
              (ii) otherwise on reasonable and customary terms for such type of transaction or (iii) otherwise on terms reasonably satisfactory to DHC and (b) shall be in full force and effect on the Effective Date.

        (viii) The Management Stock Plan shall have been validly executed and delivered by the parties thereto.

     (C) WAIVER OF CONDITIONS

     Waiver by the Debtors and DHC of any of the conditions precedent to confirmation of the Plan or the occurrence of the Effective Date set forth in
Article VIII.A or VIII.B, respectively, of the Plan shall be in their sole and unanimous discretion and may be effected at any time, without notice to third parties or any other formal action or court approval. Upon the waiver of any conditions to the Effective Date set forth in Article VIII.B of the Plan, and subject to the satisfaction in full of each of the remaining conditions set forth in such Section, the Plan shall become effective in accordance with its terms without notice to third parties or any other formal action. The failure to satisfy or waive any condition to the Effective Date may be asserted by the Debtors or DHC regardless of the circumstances giving rise to the failure of the condition to be satisfied. The failure to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time. Notwithstanding any of the foregoing provisions, which are specified in Article VIII.C of the Plan, the Debtors and DHC may only waive the condition requiring the Effective Date to occur on or before August 1, 2002 after obtaining the consent of the Committee such consent not to be unreasonably withheld.

     (D) CONSEQUENCES OF NON-OCCURRENCE OF EFFECTIVE DATE

     If each of the conditions to effectiveness and the occurrence of the Effective Date has not been satisfied or waived by the Debtors and DHC on or before the first Business Day that is more than thirty days after the date on which the Bankruptcy Court enters an order confirming the Plan, or by such later date as is proposed by the Debtors and approved, after notice and a hearing, by the Bankruptcy Court, then upon motion by the Debtors or DHC made before the time that each of the conditions has been satisfied or waived, the order confirming the Plan may be vacated by the Bankruptcy Court; provided, however, that notwithstanding the Filing of such a motion, the order confirming the Plan shall not be vacated if each of the conditions to consummation is either satisfied or waived by the Debtors and DHC before the Bankruptcy Court enters an order granting the relief requested in such motion. If the order confirming the Plan is vacated pursuant to this section, the Plan shall be null and void in all respects and nothing contained in the Plan shall (a) constitute a waiver or release of any Claims against Interests in any of the Debtors or (b) prejudice in any manner the rights of the Holder of any Claim or Interest in any of the Debtors.

     Effect of Plan Confirmation

     (A) DISCHARGE OF CLAIMS AND TERMINATION OF INTERESTS

        (i) Except as provided in the Confirmation Order, pursuant to Section 1141(d) of the Bankruptcy Code, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan shall be in exchange for and in complete satisfaction, settlements discharge and release of all Claims and termination of all Interests, including any interest accrued on Claims from the Commencement Date. Except as provided in the Confirmation Order or the Plan, Confirmation shall (i) discharge the Debtors from all Claims and other debts that arose before the Confirmation Date and all debts of the kind specified in Section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of claim based on such debt is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code, (b) a Claim based on such debt is allowed pursuant to Section 502 of the Bankruptcy Code or (c) the holder of a Claim based on such debt has accepted the Plan; and (ii) terminate all Interests and other rights of equity security holders in the Debtors.

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        (ii)  As of the Confirmation Date, except as provided in the Plan or the
              Confirmation Order, all entities shall be precluded from asserting against the Debtors, the Reorganized Debtors, their successors or their property, any other or further claims, debts, rights, causes of action, liabilities or equity interests based upon any act, omission, transaction or other activity of any nature that occurred prior to the Confirmation Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities and rights of equity security holders in the Debtors, pursuant to Sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtors at any time to the extent that such judgment relates to a discharged Claim or Interest.

     (B) INJUNCTION

        (i) Except as otherwise provided in the Plan, all entities that have held, hold or may hold Claims against or Interests in the Debtors are as of the Effective Date (i) permanently enjoined from taking any of the following actions against the Estates or any of its property on account of any such Claims or Interests and (ii) permanently enjoined from taking any of the following actions against any of the Debtors, the Reorganized Debtors, or their property on account of such Claims or Interests: (a) commencing or continuing, in any manner or in any place, any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors; and (e) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of the Plan.

        (ii) By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Interest will be deemed to have specifically consented to the injunctions set forth in Article IX.C.1 of the Plan.

     (c) RELEASES

        (i) Releases by the Debtors. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and the Reorganized Debtors in their individual capacities and as debtor in possession, will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of the Debtors or the Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder) whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the parties released pursuant to Article IX of the Plan, the Chapter 11 Cases, or the Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates or the Reorganized Debtors against (i) the current and former directors, officers and employees of the Debtors (other than for money borrowed from or owed to the Debtors or their Subsidiaries by any such representatives, directors, officers or employees as set forth in the Debtors' books and records) and the Debtors' agent, and Professionals; (ii) the Senior Lenders and the Bank Agents; (iii) DHC; (iv) the Noteholders; (v) Brown Water Transportation Corp. and 399 Venture Partners, Inc. and (vi) the respective affiliates and current and former representatives, officers, directors, employees, agents, members, direct and indirect shareholders, advisors, and professionals of the foregoing and of such affiliates; provided, that nothing herein shall release

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             (A) any Claims that arise from obligations or rights created under or in connection with the Recapitalization Agreement or any agreement provided for or contemplated under the Recapitalization Agreement, (B) any Claims of a party to the 1998 Recapitalization Agreement under Article VII of the 1998 Recapitalization Agreement
             (C) any obligation of ACL Holdings or ACL to indemnify its current and former directors, board of representatives members, or officers under its organizational documents, by-laws, employee-indemnification policies, state law, or any other agreement or (D) any Claims that arise from obligations or rights created under or in connection with any financing agreement, lease agreement or other written contract, other than the Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement), between any of those financial institutions party to the Credit Agreement and any of the releasees set forth in items (i) through (vi) of Article IX.D.1. of the Plan, attached hereto as Appendix I.

        (ii) Releases by Holders of Claims and Interests. On the Effective Date, (a) each Holder of a Claim or Interest in exchange for accepting consideration pursuant to the Plan and (b) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all other Holders of Claims and Interests, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the Cash, the New Senior Notes, the New Senior Subordinated Notes, the Restricted DHC Common Stock and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan, each entity that has held, holds or may hold a Claim or Interest, as applicable, will be deemed to forever release, waive and discharge all Claims, demands, debts, rights, causes of action or liabilities (other than the right to enforce the Debtors' or the Reorganized Debtors' obligations under the Plan, and the contracts, instruments, releases, agreements and documents delivered under the Plan), whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, the Plan or the Disclosure Statement against
              (i) the current and former representatives, directors, officers and employees of the Debtors (other than Claims or Interests unrelated to the Debtors) and the Debtors' agents and Professionals; (ii) the Senior Lenders and the Bank Agents; (iii) DHC; (iv) the Noteholders; (v) Brown Water Transportation Corp. and 399 Venture Partners, Inc., and (vi) the respective affiliates and current and former officers, directors, employees, agents, members, direct and indirect shareholders, advisors, and professionals of the foregoing and of such affiliates; provided, that nothing herein shall release: (A) any Claims that arise from obligations or rights created under or in connection with the Recapitalization Agreement or any agreement provided for or contemplated under the Recapitalization Agreement; (B) any Claims of a party to the 1998 Recapitalization Agreement under Article VII of the 1998 Recapitalization Agreement; (C) any obligation of ACL Holdings or ACL to indemnify its current and former directors, board of representatives members, or officers under its organizational documents, by-laws, employee-indemnification policies, state law, or any other agreement; (D) any Claims against a Loan Party (as defined in the Credit Agreement), but not against any other beneficiaries of the release under Article IX of the Plan, that arise from obligations or rights created under the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement) (E) obligations under the Plan or (F) any Claims that arise from obligations or rights created under or in connection with any financing agreement, lease agreement or other written contract, other than the Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement), between any of those financial institutions party to the Credit Agreement and any of the releasees set forth in items (i) through
              (vi) of Article IX.D.2. of the Plan attached hereto as Appendix I.

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

              The Debtors do not believe that they have any Claims against any of the entities to be released under the Plan. Moreover, the Debtors believe that the releases are warranted under the circumstances. The Debtors' officers, directors and employees all share an identity of interest with the Debtors such that a suit against them would be, in essence, a suit against the Debtors and/or would deplete assets of the Debtors. The Senior Lenders, DHC, the Noteholders, Brown Water Transportation Corp. and 399 Venture Partners, Inc. were instrumental in formulating, supporting and/or contributing to the Reorganization and therefore have an identity of interest with the Debtors. The releases are an integral part of the Restructuring and the Plan and, hence, are necessary to the continued success of the Reorganized Debtors. Finally, the Plan provides a distribution to holders of Claims against and Interests in the Debtors in exchange for the releases.

     (D) EXCULPATION AND LIMITATION OF LIABILITY

     Neither ACL, the Senior Lenders, the Bank Agents, DHC and its subsidiaries, Brown Water Transportation Corp., 399 Venture Partners, Inc. nor any of their respective present or former members, representatives, officers, directors, managers, shareholders, employees, advisors, attorneys or agents acting in such capacity, shall have or incur any liability to, or be subject to any right of action by, any Holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, shareholders, employees, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, that nothing herein shall exculpate from (i) any Claims that arise from obligations or rights created under or in connection with the Recapitalization Agreement or any agreement provided for or contemplated under the Recapitalization Agreement, (ii) any Claims of a party to the 1998 Recapitalization Agreement under Article VII of the 1998 Recapitalization Agreement, (iii) any obligation of ACL Holdings or ACL to indemnify its current and former directors, board of representatives members, or officers under its organizational documents, by-laws, employee-indemnification policies, state law, or any other agreement, (iv) any Claims against a Loan Party (as defined in the Credit Agreement), but not against other beneficiaries of the release under
Article IX.D of the Plan, that arise from obligations or rights created under the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement) or (v) any Claims that arise from obligations or rights created under or in connection with any financing agreement, lease agreement or other written contract, other than the Credit Agreement and the other Loan Document, (as defined in the Existing Credit Agreement), between any of those financial institutions party to the Credit Agreement and any of the releasees set forth in items (i) through (vi) of Article IX.D.1. or set forth in items (i) through (vi) of Article IX.D.2. of the Plan attached hereto as Appendix I.

     (E) INJUNCTION RELATED TO RELEASES AND EXCULPATION

     The Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in the Plan.

     (F) PRESERVATION OF RIGHTS OF ACTION; SETTLEMENT OF LITIGATION CLAIMS

        (i) Preservation of Rights of Action. Except as otherwise provided in the Plan, the Confirmation Order, or in any document, instrument, release or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, the Debtors, and their Estates shall retain the Litigation Claims. The Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may enforce, sue on, settle or compromise (or decline

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

             to do any of the foregoing) any or all of the Litigation Claims. Notwithstanding the foregoing, the Debtors and the Reorganized Debtors shall not file, commence or pursue any claim, right or cause of action under Sections 544 through 550 of the Bankruptcy Code; provided, however, that notwithstanding any statute of limitations (including, without limitation, Section 544 of the Bankruptcy Code), the Debtors and the Reorganized Debtors shall have the right to assert or raise such causes of action (a) as defenses or counterclaims (up to the amount asserted in the Claims against the Debtors); and (b) in connection with the Claims objection process, in which case such causes of action can be raised as an objection to a Claim and not as defenses or counterclaims.

        (ii) Settlement of Litigation Claims. At any time after the Confirmation Date and before the Effective Date, notwithstanding anything in the Plan to the contrary, the Reorganized Debtors may settle any or all of the Litigation Claims with the approval of the Bankruptcy Court pursuant to Bankruptcy Rule 9019.

     (G) TERMINATION OF SUBORDINATION RIGHTS AND SETTLEMENT OF RELATED CLAIMS

        (i) The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, if any, whether arising by contract or under general principles of equitable subordination, Section 510(b) or 510(c) of the Bankruptcy Code, or otherwise. All subordination rights that a Holder of a Claim or Interest may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to Holders of Allowed Claims or Allowed Interests will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

        (ii) Pursuant to Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a Holder of a Claim or Interest may have or any distribution to be made pursuant to the Plan on account of such Claim or Interest. Entry of the Confirmation Order will constitute the Bankruptcy Court's approval, as of the Effective Date, of the compromise or settlement of all such Claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors, the Reorganized Debtors, their respective properties, and holders of Claims and Interests, and is fair, equitable and reasonable.

     Summary of Other Provisions of the Plan

     The following paragraphs summarize certain other significant provisions of the Plan. The Plan should be referred to for the complete text of these and other provisions of the Plan.

     (A) EXEMPTION FROM TRANSFER TAXES

     Pursuant to Section 1146(c) of the Bankruptcy Code, (a) the issuance, transfer or exchange of Senior Unsecured Notes or equity securities under the Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, any merger agreements; agreements of consolidation, restructuring, disposition, liquidation or dissolution; deeds; bills of sale; and transfers of tangible property, will not be subject to any stamp tax, recording tax, personal property tax, real estate transfer tax, sales or use tax or other similar tax. Any transfers from the Debtors to the Reorganized Debtors or otherwise pursuant to the Plan shall not be subject to any such taxes, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or

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governmental assessment. Unless the Bankruptcy Court orders otherwise, any of the foregoing transactions taken on or prior to the Effective Date shall be deemed to have been in furtherance of, or in connection with, the Plan.

     (B) CANCELLATION OF SENIOR UNSECURED NOTES, COMMON UNITS AND PREFERRED
         UNITS

     On the Effective Date, the Senior Unsecured Notes, the Preferred Unitholder Interests, the Common Unitholder Interests, and (except for the Management Stock Plan, and the respective interests arising thereunder or pursuant thereto) any options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating ACL Holdings to issue, transfer, or sell any Common Unitholder Interests or Preferred Unitholder Interests, or any other capital stock of ACL Holdings shall be canceled. Except for purposes of effectuating the distributions under the Plan, on the Effective Date, the Senior Note Indenture shall be canceled.

     (C) EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS

     Each of the Debtors or the Reorganized Debtors, as appropriate, is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

     (D) REVOCATION, WITHDRAWAL OR NON-CONSUMMATION

     The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or consummation does not occur, then (i) the Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void, and (iii) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (a) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other person, (b) prejudice in any manner the rights of the Debtors or any other person, or (c) constitute an admission of any sort by the Debtors or any other Person.

     (E) AMENDMENT OR MODIFICATION OF THE PLAN

     Subject to Section 1127 of the Bankruptcy Code, to the extent applicable, Sections 1122, 1123 and 1125 of the Bankruptcy Code and Section 6.10 of the Recapitalization Agreement, the Debtors reserve the right to alter, amend or modify the Plan with the consent of the Bank Agent at any time prior to the Confirmation Date. After the Confirmation Date but prior to the substantial consummation of the Plan, the Reorganized Debtor may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan. A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not adversely change the treatment of the Claim or Interest of such Holder.

     (F) PLAN SUPPLEMENT

     The Plan Supplement, which shall include certain exhibits, lists, schedules, or documents to be executed in connection with the Plan, shall be filed with the Bankruptcy Court not later than ten (10) days prior to the Confirmation Hearing. Upon its filing, the Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours. Holders of Claims and Interests may obtain a copy of the Plan Supplement upon written request to ACL. The documents contained in the Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

CONFIRMATION AND CONSUMMATION PROCEDURE

     The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of Chapter 11, including, among other things, that (a) the Plan has properly classified

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

Claims and Interests, (b) the Plan complies with applicable provisions of the Bankruptcy Code, (c) the Debtors have complied with applicable provisions of the Bankruptcy Code, (d) the Debtors have proposed the Plan in good faith and not by any means forbidden by law, (e) disclosure of "adequate information" as required by Section 1125 of the Bankruptcy Code has been made, (f) the Plan has been accepted by the requisite votes of all classes of Creditors and Interest Holders (except to the extent that a "cramdown" is available under Section 1129(b) of the Bankruptcy Code), (g) the Plan is in the "best interests" of all Holders of Claims or Interests in an Impaired Class, and (h) all fees and expenses payable under 28 U.S.C. sec. 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of such fees on the Effective Date. Under the Bankruptcy Code, the following steps must be taken to confirm the Plan.

     The Confirmation Hearing

     The Bankruptcy Court will schedule a hearing on the confirmation of the Plan. At that hearing the Bankruptcy Court will consider whether the Plan satisfies the various requirements of the Bankruptcy Code, including whether the Plan is feasible and whether the Plan is in the best interests of the Creditors and Holders of Interests in the Debtors. At that time, the Debtors will submit a report to the Bankruptcy Court concerning the votes for acceptance or rejection of the Plan by the parties entitled to vote thereon.

     Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan. Any objection to confirmation of the Plan must be made in writing and filed with the Bankruptcy Court and served on all required parties by the objection deadlines set by the Bankruptcy Court. Unless an objection to confirmation is timely served and filed, it may not be considered by the Bankruptcy Court.

     Confirmation

     At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of Section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the Plan is (a) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the Plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (b) feasible and (c) in the "best interests" of creditors and stockholders that are impaired under the Plan.

     (A) UNFAIR DISCRIMINATION AND FAIR AND EQUITABLE TESTS

     To obtain non-consensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, non-accepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase "fair and equitable." The Bankruptcy Code establishes tests for determining what is "fair and equitable" for secured creditors, unsecured creditors and equity holders, as follows:

     (i) Secured Creditors. Either (a) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (b) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim, or (c) the property securing the claim is sold free and clear of liens, with such liens to attach to the proceeds of the sale and the treatment of such liens with respect to such proceeds to be as provided in clause (a) or (b) of this subparagraph.

     (ii) Unsecured Creditors. Either (a) each impaired unsecured creditor receives or retains, under the plan, property of a value equal to the amount of its allowed claim or (b) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the Plan.

     (iii) Equity Interests. Either (a) each holder of an equity interest will receive or retain, under the Plan, property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled, or the value of the interest or (b) the holder of an interest that is junior to the non-accepting class will not receive or retain any property under the Plan.

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     The Debtors reserve the right to pursue the Plan without having previously obtained sufficient acceptances of the Plan from Holders of Preferred Unitholder Interests. In such case, the Debtors will request confirmation of the Plan under
Section 1129(b) of the Bankruptcy Code notwithstanding that Class 7 did not accept the Plan. The Debtors believe that the Plan may be confirmed pursuant to the above-described "cramdown" provisions, over the dissent of Holders of Interests in Class 7, in view of the treatment proposed for such Class. Specifically, the Debtors believe that the treatment under the Plan of the Holders of Interests in Class 7 satisfies the "fair and equitable" test since there is no class junior to such non-accepting Class that will receive or retain any property under the Plan.

     (B) BEST INTERESTS TEST

     With respect to each impaired Class of Claims and Interests, confirmation of the Plan requires that each Holder of a Claim or Interest either (i) accepts the Plan or (ii) receives or retains under the Plan property of a value, as of the Effective Date, that is not less than the value such Holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. To calculate the probable distribution to Holders of each impaired Class of Claims and Interests if ACL were liquidated under Chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from the Debtors assets if their Chapter 11 Cases were converted to Chapter 7 cases under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the Debtors' assets by a Chapter 7 trustee.

     The amount of liquidation value available to unsecured creditors would be reduced, first, by the claims of secured creditors to the extent of the value of their interest in their collateral, and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 cases and the Chapter 11 Cases. Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the Debtors in their Chapter 11 Cases (such as compensation of attorneys, financial advisors and accountants) that are allowed in the Chapter 7 Cases, litigation costs, and claims arising from the operations of the Debtors during the pendency of the Chapter 11 Cases. The liquidation itself would trigger certain priority claims that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general claims or to make any distribution in respect of equity interests. The liquidation would also prompt the rejection of a large number of executory contracts and unexpired leases and thereby create a significantly higher number of unsecured creditors.

     The Debtors believe that the Plan meets the "best interests of creditors" test of Section 1129(a)(7) of the Bankruptcy Code. The Debtors believe that the members of each Impaired Class will receive greater value under the Plan than they would in a liquidation. The Liquidation Analysis provides that in the event of a liquidation as described therein, the proceeds available for Holders of Senior Notes Claims and General Unsecured Claims would be approximately $79.4 million, resulting in a recovery of only 17%. The Liquidation Analysis provides that there would be no recovery to Holders of Preferred Membership Interests and Common Membership Interests. See "Liquidation Analysis."

     In contrast, under the Plan, Holders of General Unsecured Claims will receive a 100% recovery. It is estimated that Holders of Senior Note Claims (other than DHC) will receive a recovery of approximately 82%. Holders of Preferred Membership Interests are estimated to receive collective value of $7.0 million under the Plan, and Holders of Common Membership Interests will be cancelled, will received no distribution, and are deemed to reject the Plan. Therefore, Holders of such Claims and such Interests will receive substantially more under the Plan than in a liquidation. Although the Debtors believe that the Plan meets the "best interests test" of Section 1129(a)(7) of the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will determine that the Plan meets this test. THESE ESTIMATES OF VALUE ARE SUBJECT TO A NUMBER OF ASSUMPTIONS AND SIGNIFICANT QUALIFYING CONDITIONS. ACTUAL VALUES AND RECOVERIES COULD VARY MATERIALLY FROM THE ESTIMATES SET FORTH HEREIN. See "Valuation Analysis."

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     (c) FEASIBILITY

     The Bankruptcy Code requires that the Bankruptcy Court determine that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors'. For purposes of showing that the Plan meets this feasibility standard, the Debtors and Greenhill have analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan and retain sufficient liquidity and capital resources to conduct their business.

     The Debtors believe that with a significantly deleveraged capital structure, their business will be able to return to viability. The decrease in the amount of debt on the Debtors' statement of financial position will improve the Debtors' cash flow and reduce their interest expense. The Debtors' liquidity also will be bolstered by its revolving credit facility under the Amended and Restated Credit Agreement. To further support its belief in the feasibility of the Plan, the Debtors have relied upon Pro Forma Financial Forecasts for Fiscal Years 2002 through 2005 contained above (the "Forecasts"). The Forecasts indicate that the Reorganized Debtors should have sufficient cash flow to pay and service their debt obligations. Accordingly, the Debtors believe that the Plan complies with the financial feasibility standard of Section 1129(a)(11) of the Bankruptcy Code.

     The Forecasts included in this Offering Memorandum and Disclosure Statement have been prepared by, and are the responsibility of, the Debtors' management. PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying Forecasts and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this Offering Memorandum and Disclosure Statement relates to the Debtor's historical financial information. It does not extend to Forecasts and should not be read to do so. These Forecasts were not prepared with a view toward compliance with the published guidelines of the American Institute of Certified Public Accountants or any other regulatory or professional agency or body or generally accepted accounting principles. Furthermore, the Debtors' independent certified public accountants have not compiled or examined the Forecasts and accordingly do not express any opinion or any other form of assurance with respect thereto and assume no responsibility for the Forecasts.

     The Forecasts also assume that (i) the Plan will be confirmed and consummated in accordance with its terms, (ii) there will be no material change in legislation or regulations, or the administration thereof, including environmental legislation or regulations, that will have an unexpected effect on the operations of the Reorganized Debtors, (iii) there will be no change in United States generally accepted accounting principles that will have a material effect on the reported financial results of the Reorganized Debtors, and (iv) there will be no material contingent or unliquidated litigation or indemnity claims applicable to the Reorganized Debtors. To the extent that the assumptions inherent in the Forecasts are based upon future business decisions and objectives, they are subject to change. In addition, although they are presented with numerical specificity and considered reasonable by the Debtors when taken as a whole, the assumptions and estimates underlying the Forecasts are subject to significant business, economic and competitive uncertainties and contingencies, many of which will be beyond the control of the Reorganized Debtors.

     Additionally, should DHC not acquire 100% of the Debtor or elect not to implement push down accounting, the use of "fresh start accounting" under the requirements of Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," (SOP 90-7) issued by the American Institute of Certified Public Accountants may apply upon the Debtor's emergence from a Chapter 11 proceeding. The provisions of fresh start accounting under SOP 90-7 require that the Debtor revalue its assets and liabilities at fair value, reset its unitholders' equity using the reorganization value established in the bankruptcy, and record any applicable reorganization value in excess of amounts allocable to identifiable assets. The forecasts prepared under SOP 90-7 could differ from the Forecasts prepared under SFAS 141 as presented in this Offering Memorandum and Disclosure Statement.

     Accordingly, the Forecasts are only estimates that are necessarily speculative in nature. It can be expected that some or all of the assumptions in the Forecasts will not be realized and that actual results will vary from the Forecasts, which variations may be material and are likely to increase over time. The Forecasts should therefore not be regarded as a representation by the Debtors or any other person that the results set
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forth in the Forecasts will be achieved. In light of the foregoing, readers are cautioned not to place undue reliance on the Forecasts. The Forecasts should be read together with the information in this Offering Memorandum and Disclosure Statement entitled "Risk Factors," which sets forth important factors that could cause actual results to differ from those in the Forecasts.

     The Debtors are subject to the informational requirements of the Exchange Act, as amended, and in accordance therewith file periodic reports and other information with the SEC relating to their business, financial statements and other matters. Such filings will not include projected financial information. The Debtors do not intend to update or otherwise revise the Forecasts, including any revisions to reflect events or circumstances existing or arising after the date of this Offering Memorandum and Disclosure Statement or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not come to fruition. Furthermore, the Debtors do not intend to update or revise the Forecasts to reflect changes in general economic or industry conditions.

     (D) VALUATION ANALYSIS

     The Debtors have been advised by Greenhill with respect to the reorganization value (or enterprise value) of reorganized ACL and its subsidiaries. The reorganization value, which includes the Debtors' operating business and the expected present value of certain non-core assets was estimated by Greenhill to be approximately $750.0 million as of April 30, 2002, the assumed Effective Date for the purpose of preparing this valuation analysis. The foregoing reorganization value (ascribed as of the date of this Offering Memorandum and Disclosure Statement) reflects, among other things, factors discussed below, current financial market conditions, and the inherent uncertainty as to the achievement of the Forecasts.

     The foregoing valuation also reflects a number of assumptions, including a successful reorganization of ACL's business and finances in a timely manner, the amount of available cash, market conditions, and the Restructuring becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein.

     In preparing the estimated reorganization value, Greenhill: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed certain internal financial and operating data of the Debtors; (c) met with certain members of senior management of the Debtors to discuss the Debtors' operations and future prospects; (d) reviewed publicly available financial data and considered the market values of companies that Greenhill deemed generally comparable to the operating businesses of the Debtors; (e) reviewed the financial terms, to the extent publicly available, of certain acquisitions of companies that Greenhill believes were comparable to the operating businesses of the Debtors; (f) considered certain economic and industry information relevant to the Debtors' operating business; (g) visited certain of the Debtors' facilities; and (h) conducted such other analyses as Greenhill deemed appropriate under the circumstances. Although Greenhill conducted a review and analysis of the Debtors' business, operating assets and liabilities and business plans, Greenhill assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors. No independent evaluations or appraisals of the Debtors' assets or liabilities were sought or were obtained in connection therewith.

     An estimate of reorganization value does not purport to be an appraisal, nor does it necessarily reflect the values that might be realized if assets were sold. The estimate of reorganization value prepared by Greenhill assumes that the reorganized Debtors continue as the owners and operators of their businesses and assets. Such estimate was developed solely for purposes of formulation of the Restructuring and the analysis of implied relative recoveries to creditors thereunder. Such estimate reflects computations of the estimated reorganization value of reorganized the Debtors through the application of various valuation techniques and does not purport to reflect or constitute an appraisal, liquidation value or estimate of the actual market values that may be realized through the sale of any securities to be issued pursuant to the Restructuring, which may be significantly different from the amount set forth herein. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of reorganization value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable

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than those set forth herein. Depending on the results of the Debtors' operations or changes in the financial markets, Greenhill's valuation analysis as of the actual Effective Date may differ from that disclosed herein.

     In addition, the valuation of newly-issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis; and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by other factors not possible to predict. Accordingly, the reorganization value estimated by Greenhill does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the reorganization value ranges associated with Greenhill's valuation analysis.

CERTAIN OTHER LEGAL CONSIDERATIONS

     The Securities Act

     The Debtors have not filed a registration statement under the Securities Act, or any other federal or state securities laws with respect to the New Senior Notes, New Senior Subordinated Notes, Restricted DHC Common Stock and the DHC Common Units that may be deemed to be offered by virtue of this solicitation. The Debtors are relying upon Section 3(a)(9) and/or any other applicable section of the Securities Act and similar state law provisions to exempt the Debtors from registering the offer of any securities that may be deemed to be made pursuant to this solicitation.

     (A) EXCHANGE OF SENIOR UNSECURED NOTES

     Generally, the Securities Act prohibits the offer of securities to the public unless a registration statement has been filed with the SEC and the sale of securities until such registration statement has been declared effective by the SEC, unless an exemption from registration is available. The Exchange Offer constitutes an "offer" of securities under the Securities Act. However, the Debtors are availing themselves of Section 3(a)(9) of the Securities Act which provides an exemption from registration for exchanges of securities by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. Accordingly, no filing with the SEC is being made with respect to the Exchange Offer. The Debtors have nevertheless prepared this Offering Memorandum and Disclosure Statement which contains substantially the same information which would be required for a registration statement, including pro forma financial information, and is distributing this offering document to the Holders of the Senior Unsecured Notes. Because no filing with the SEC is required for the Exchange Offer, the SEC is not reviewing or commenting on the documents used in the Exchange Offer.

     Registration

     Holders of securities who are deemed to be "underwriters" within the meaning of Section 1145(b)(1) of the Bankruptcy Code or who may otherwise be deemed to be "underwriters" of, or to exercise "control" over, the Debtors within the meaning of Rule 405 of Regulation C under the Securities Act may, under certain circumstances, be able to sell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 under the Securities Act. Generally, Rule 144 provides that, if certain conditions are met (e.g., one year holding period with respect to "restricted securities," volume limitations, manner of sale, availability of current information about the issuer, etc.), (a) any person who resells "restricted securities" and (b) any "affiliate" of the issuer of the securities sought to be resold will not be deemed to be an "underwriter" as defined in Section 2(11) of the Securities Act. Under paragraph
(k) of Rule 144, the aforementioned conditions to resale will no longer apply to restricted securities sold for the account of a holder who is not an affiliate of ACL at the time of such resale and who has not been such during the three-month period next preceding such resale, so long as a period of at least two years has elapsed since the later of (i) the Effective Date and (ii) the date on which such holder acquired his or its securities.

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RISK FACTORS

     Disruption of the Debtors' Business

     Commencement of a bankruptcy proceeding, even if only to confirm the Plan, could adversely affect the relationship between the Debtors and their employees, customers and suppliers. If such relationships are adversely affected, the Debtors' working capital position and operating results could deteriorate materially. Such deterioration could adversely affect the Debtors' ability to consummate the Plan.

     Risk of Non-Confirmation of the Plan or of Possible Invalidation of the Solicitation

     There can be no assurance that the Bankruptcy Court will decide that this Offering Memorandum and Disclosure Statement meets the disclosure requirements of the Bankruptcy Code or that the acceptances are effective for the purpose of approving the Plan. Section 1126(b) of the Bankruptcy Code provides that the holder of a claim against, or interest in, a debtor who accepts or rejects a plan of reorganization before the commencement of a Chapter 11 Case is deemed to have accepted or rejected such plan under the Bankruptcy Code so long as the solicitation of such acceptance was made in accordance with applicable non-bankruptcy law governing the adequacy of disclosure in connection with such solicitation, or, if such laws do not exist, such acceptance was solicited after disclosure of "adequate information," as defined in Section 1125 of the Bankruptcy Code. In addition, Bankruptcy Rule 3018(b) states that a holder of a claim or interest who has accepted or rejected a plan before the commencement of the case under the Bankruptcy Code shall not be deemed to have accepted or rejected the Plan if the court finds after notice and a hearing that the Plan was not transmitted in accordance with reasonable solicitation procedures.

     This Offering Memorandum and Disclosure Statement is being presented in order to satisfy the foregoing requirements. The Debtors believe that their solicitation of votes to accept or reject the Plan is proper under applicable nonbankruptcy law, rules and regulations. The Debtors cannot be certain, however, that their solicitation of acceptances or rejections will be approved by the Bankruptcy Court. If such approval is not obtained, then the Debtors may have to solicit votes to accept or reject the Plan from one or more classes of claims or interests that were not previously solicited. The Debtors also may have to seek to resolicit acceptances, and, in such event, confirmation of the Plan could be delayed and possibly jeopardized.

     Section 1122 of the Bankruptcy Code requires that the Plan classify claims against, and interests in, the Debtors. The Bankruptcy Code also provides that, except for certain claims classified for administrative convenience, the Plan may place a claim or interest in a particular class only if such Claim or Interest is substantially similar to the other claims or interests of such class. The Debtors believe that all claims and Interests have been appropriately classified in the Plan. The Debtors have elected to separately classify General Unsecured Claims. This class is composed largely of trade creditors and does not include Senior Note Claims. In order to maximize the possibility of confirmation of the Plan as expeditiously as possible, the Debtors have determined, in the exercise of their business judgment, to leave all such claims Unimpaired under the Plan so that it may focus on restructuring the Senior Unsecured Notes.

     To the extent that the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtors presently anticipate that they would seek (i) to modify the Plan to provide for whatever classification might be required for confirmation and (ii) to use the acceptances received from any creditor or unitholder pursuant to this solicitation for the purpose of obtaining the approval of the class or classes of which such creditor or unitholder ultimately is deemed to be a member. Any such reclassification of creditors or unitholders, although subject to the notice and hearing requirements of the Bankruptcy Code, could adversely affect the class in which such creditor or unitholder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required for approval of the Plan.

     There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Plan based upon such reclassification. Except to the extent that modification of classification in the Plan requires resolicitation, the Debtors will, in accordance with the Bankruptcy Code and the Bankruptcy Rules, seek a determination by the Bankruptcy Court that acceptance of the Plan by any Holder pursuant to this solicitation will constitute a consent to the Plan's treatment of such

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

Holder regardless of the Class as to which such Holder is ultimately deemed to be a member. The Debtors believe that under the Bankruptcy Rules, the Debtors would be required to resolicit votes for or against the Plan only when a modification adversely affects the treatment of the claim of any creditor or equity holder.

MODIFICATION OF THE PLAN

     The Debtors may seek to modify or amend the Plan at any time prior to the confirmation date in the manner provided for in Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 or as otherwise permitted by law without additional disclosure pursuant to Section 1125 of the Bankruptcy Code, except as the Bankruptcy Court might otherwise require. The potential impact of any such amendment or modification on the Holders of Claims and Interests cannot presently be foreseen, but may include a change in the economic impact of the Plan on some or all of the Classes or a change in the relative rights of such Classes. If any of the terms of the Plan are amended in a manner determined by the Debtors or the Bankruptcy Court, as appropriate, to constitute an adverse change to the treatment of the Claim of any creditor or the Interest of any equity security holder, the Debtors will promptly disclose any such amendment in accordance with Bankruptcy Code Section 1127, Bankruptcy Rule 3019, and any order of the Bankruptcy Court.

     The Debtors, prior to confirmation of the Plan, or prior to substantial consummation thereof, subject to the provisions of Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, reserve the right to amend the terms of the Plan or waive any conditions thereto if and to the extent the Debtors determine that such amendments or waivers are necessary or desirable to consummate the Plan. The Debtors will give all holders of Claims and Interests notice of such amendments or waivers as may be required by applicable law and the Bankruptcy Court. If, after receiving sufficient acceptances but prior to confirmation of the Plan, the Debtors seek to modify the Plan, the Debtors could only use such previously solicited acceptances if (i) all classes of adversely affected creditors and interest holders accepted the modification in writing or
(ii) the Bankruptcy Court determines, after notice to designated parties, that such modification was de minimis or purely technical or otherwise did not adversely change the treatment of Holders of accepting Claims and Interests. The Debtors reserve the right to use acceptances of the Plan received in this solicitation to seek confirmation of the Plan under any case commenced under Chapter 11 of the Bankruptcy Code, whether such case is commenced by the filing of a voluntary or involuntary petition, subject to approval of the Bankruptcy Court.

WITHDRAWAL OF THE PLAN

     If a Chapter 11 petition is filed by or against the Debtors, the Debtors reserve the right not to file the Plan, or, if they file the Plan, to revoke and withdraw such Plan at any time prior to confirmation. If the Plan is revoked or withdrawn, the Plan and the ballots will be deemed to be null and void. In such event, nothing contained in the Plan will be deemed to constitute a waiver or release of any claims by or against the Debtors, or interests of or in the Debtors, or any other person or to prejudice in any manner the rights of the Debtors or any other person.

     If the requisite acceptances are not received or if the Plan is not confirmed, the Debtors may file their Chapter 11 petitions and attempt to formulate and propose a different plan or plans or reorganization. Such a plan or plan(s) might involve either a reorganization and continuation of the Debtors' businesses or an orderly liquidation of assets. However, the Debtors' business could suffer from increased costs, erosion of customer confidence, and liquidity difficulties if it remained a debtor-in-possession during a lengthy Chapter 11 process while trying to negotiate a plan of reorganization. The Debtors therefore believe that the Plan enables Holders of Claims and Interests to realize the greatest value under the circumstances and that, compared to any later alternative plan of reorganization, the Plan has the greatest chance to be confirmed and consummated.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

     The Debtors believe that the Plan affords Holders of Claims and Interests the potential for the greatest recovery and, therefore, is in the best interests of such Holders. If, however, the requisite acceptances of the Plan are not received, or the Plan is not confirmed and consummated, the theoretical alternatives include:

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(a) formulation of an alternative plan of reorganization or (b) liquidation of the Debtors under Chapter 7 or 11 of the Bankruptcy Code.

     Alternative Plan(s) of Reorganization

     As stated above, the Debtors may file a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code and seek, as promptly as practicable thereafter, confirmation of the Plan or any other restructuring in its sole discretion. The Debtors believe that the length of any bankruptcy proceedings commenced by the Debtors, including one seeking confirmation of the Plan, will be subject to considerable uncertainty and that the completion of such proceedings could be delayed for reasons beyond the control of the Debtors, including the need to solicit additional acceptances of the Plan after commencement of a case. Even if the Plan were uncontested, it is estimated that the Plan would take approximately two months to confirm and could take longer if post-petition solicitations are required. Furthermore, even if all classes of Impaired creditors and equity holders accept the Plan, the Plan may not be confirmed by the Bankruptcy Court. The Bankruptcy Court, which sits as a court of equity, may exercise substantial discretion. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, that the confirmation of the Plan not be followed by a need for further financial reorganization and that the value of distributions to dissenting creditors and unitholders not be less than the value of distributions such creditors and unitholders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. Although the Debtors believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court would reach the same conclusion.

     Liquidation Under Chapter 7 or Chapter 11

     If no plan is confirmed and the Debtors commence bankruptcy proceedings, the Debtors may be forced to liquidate under Chapter 7 of the Bankruptcy Code pursuant to which a trustee would be elected or appointed to liquidate the Debtors' assets for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective Holders of Claims against or Interests in the Debtors.

     As described above, however, the Debtors believe that in a liquidation under Chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Debtors' estate. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors' assets.

     The Debtors also could be liquidated pursuant to the provisions of a Chapter 11 plan of reorganization. In a liquidation under Chapter 11, the Debtors' assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7. Thus, a Chapter 11 liquidation might result in larger recoveries than in a Chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a Chapter 11 Case, expenses for professional fees could be lower than in a Chapter 7 case. However, any distribution to the Holders of Claims under a Chapter 11 liquidation plan probably would be delayed substantially.

     Although preferable to a Chapter 7 liquidation, the Debtors believe that any alternative liquidation under Chapter 11 is a much less attractive alternative to creditors than the Plan because of the greater return the Debtors anticipate is provided by the Plan.

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                              LIQUIDATION ANALYSIS

     The Liquidation Analysis reflects the Debtors' estimate of the proceeds that would be realized if the Debtors were to be liquidated in accordance with Chapter 7 of the Bankruptcy Code. The Liquidation Analysis assumes a liquidation as of December 28, 2001 (the "Liquidation Date"). Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management and Greenhill, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Debtors and management. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE. The liquidation analysis attached to this Disclosure Statement has been prepared on a consolidated basis. With respect to the liquidation analysis, the Debtors have determined that confirmation of the Plan will provide each creditor and equity security holder of each Debtor with a recovery that is not less than it would receive in a liquidation under Chapter 7 of the Bankruptcy Code.

     The liquidation process would entail the immediate shutdown and sale of all operations through an auction process. The Debtors' corporate office is estimated to operate at significantly reduced levels consistent with the expected wind down of the business.

     The following notes describe the other significant assumptions reflected in the Liquidation Analysis.

NOTE A -- BOOK VALUES

     The book values used in this Liquidation Analysis are the audited book values as of December 28, 2001 as well as other estimates where appropriate. Greenhill generally believes that the book values as of December 28, 2001 provide a reasonable proxy for the Debtors' assets and liabilities as of the assumed liquidation date.

NOTE B -- TRADE AND OTHER RECEIVABLES, NET

     Trade receivables consist primarily of third party domestic barging and related company receivables. Net trade receivables have been discounted by approximately 25% to reflect the Debtors' and Greenhill's expectations regarding the recoverable cash from this asset.

NOTE C -- INVENTORY

     Inventory consists primarily of in-process barge construction, fuel, materials, and supplies. The liquidation recovery as a percentage of cost was estimated for various inventory classes.

NOTE D -- PREPAID EXPENSES AND OTHER CURRENT ASSETS

     Prepaid Expenses and Other Current Assets consist primarily of prepaid expenses including prepaid taxes, insurance, rent and charter. Prepaid expenses have been estimated to have no liquidation recovery value.

NOTE E -- PROPERTY, EQUIPMENT AND LEASEHOLDS, NET

     Property, Equipment and Leaseholds consists primarily of the Debtors' barges and boats, their leasehold interests in barges and boats, and fixtures and equipment. The Debtors and Greenhill estimated the value of domestic owned barges, boats, and ancillary equipment based on Merrill Marine Services, Inc.'s December 2001 appraised value adjusted for a forced liquidation sale process. The value of international owned barges, boats, and ancillary equipment was estimated to be equal to a percentage of book value reflecting a forced liquidation sale process.

NOTE F -- PUBLIC INVESTMENTS

     Public Investments includes investments in and advances to partnerships and joint ventures. It primarily consists of the Debtors' equity investments in UABL, GMS, and Vessel Leasing. The liquidation recovery was

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estimated to be approximately $45 million based upon the Debtors' share of the proceeds from a sale of these properties less debt at each entity. Factors that were considered in determining recovery values include the legal limitations on the sale of the Debtors' interests, the limited number of interested parties and realizable value in the context of a liquidation.

NOTE G -- UNAMORTIZED DEBT EXPENSE

     Unamortized Debt Expense relates to fees paid by the Debtors for financing-related expenses. Unamortized Debt Expense is estimated to have no liquidation recovery value.

NOTE H -- DEFERRED DEBITS & OTHER ASSETS

     Other Deferred Debits & Other Assets consists primarily of deposits, deferred charges and other assets. Deferred charges and other assets have been estimated to have no liquidation recovery value.

NOTE I -- PENSION PLAN ASSETS

     Pension Plan Assets includes over-funded amounts in the Debtors' employee pension plan. Pension Plan Assets are estimated to be liquidated at book value.

NOTE J -- PRESENT VALUE OF ESTIMATED LIQUIDATION PROCEEDS

     Total Estimated Liquidation Proceeds have been discounted back to the Effective Date in order to make the recoveries to creditors and equity holders comparable under the Plan and as a result of a Chapter 7 case. The analysis assumes a six-month liquidation period and a 10% discount rate.

NOTE K -- TRUSTEE FEES

     Section 326 of the Bankruptcy Code limits the Chapter 7 trustee fees to 3.0% of all monies disbursed or turned over the case by the Chapter 7 trustee to parties in interest, excluding the Debtor, but including holders of secured claims. In this analysis, Chapter 7 trustee fees were estimated at the cap imposed by Section 326.

NOTE L -- WIND DOWN COSTS

     Wind down costs consist of corporate overhead, severance, stay bonuses and other related costs to be incurred during the Chapter 7 liquidation period. Management assumes that the liquidation would occur over a six-month period and that such expenses, costs and overhead would decrease over time.

NOTE M -- PROFESSIONAL FEES

     Professional fees represent the costs of a Chapter 7 case related to attorneys, accountants, appraisers and other professionals. Based on a review of the nature of these costs and the outcomes of similar liquidations, fees were estimated to be $6.0 million, which equates to approximately $1.0 million per month.

NOTE N -- SECURED CLAIMS

     Secured claims consist of the Debtors' pre-petition senior secured revolving credit facility and term loans, capital leases, and other secured debt. The Debtors' pre-petition senior secured bank credit facility is estimated to be fully secured by the value of certain properties pledged to the pre-petition lenders, proceeds realized from the liquidation of inventory, furniture, fixtures and equipment, and the Debtors' interest in domestic joint ventures.

NOTE O -- UNSECURED CLAIMS

     Unsecured claims primarily consist of the Senior Unsecured Notes plus accrued and unpaid interest through the Liquidation Date.

                              STATEMENT OF ASSETS
                             (DOLLARS IN THOUSANDS)

                                                       12/28/01    HYPOTHETICAL    ESTIMATED
                                                         BOOK        RECOVERY     LIQUIDATION
                                                       VALUE(A)     PERCENTAGE       VALUE      NOTES
                                                      ----------   ------------   -----------   -----
Cash & Cash Equivalents                                $ 47,253        100%        $ 47,253
Trade Receivables, net                                   54,785         75%          41,089       B
Inventories                                              31,335         46%          14,350       C
Prepaid Expenses & Other Current Assets                  29,633          0%              --       D
Property, Plant & Equipment, net                        464,133         78%         361,013       E
Public Investments                                       69,915         64%          45,000       F
Unamortized Debt Expense                                 16,578          0%              --       G
Deferred Debits & Other Assets                           18,237          0%              --       H
Pension Plan Assets                                      26,067        100%          26,067       I
                                                       --------        ---         --------
Total Assets                                           $757,936         71%        $534,772
Total Estimated Liquidation Proceeds Available for
  Distribution                                                                     $534,772
PRESENT VALUE OF ESTIMATED LIQUIDATION PROCEEDS                                    $509,885       J

                         DISTRIBUTION ANALYSIS SUMMARY
                             (DOLLARS IN THOUSANDS)

                                                      ESTIMATED     ESTIMATED      ESTIMATED
                                                      ALLOWABLE      RECOVERY      RECOVERY
                                                        CLAIMS        VALUE       PERCENTAGE    NOTES
                                                      ----------   ------------   -----------   -----
TOTAL ESTIMATED LIQUIDATION PROCEEDS AVAILABLE FOR
  DISTRIBUTION                                                       $509,885
ADMINISTRATIVE CLAIMS
  Trustee Fees                                         $ 16,043      $ 16,043         100%        K
  Wind-Down Expenses                                      5,000         5,000         100%        L
  Professional Fees                                       6,000         6,000         100%        M
                                                       --------      --------         ---
TOTAL ADMINISTRATIVE CLAIMS                            $ 27,043      $ 27,043         100%
NET ESTIMATED LIQUIDATION PROCEEDS AFTER
  ADMINISTRATIVE CLAIMS                                              $482,842
SECURED CLAIMS                                                                                    N
  Bank Facility                                        $397,329      $397,329         100%
  Capital Leases / Other Debt                             6,116         6,116         100%
                                                       --------      --------         ---
TOTAL SECURED CLAIMS                                   $403,445      $403,445         100%
Net Estimated Liquidation Proceeds after
  Administrative and Secured Claims                                  $ 79,397
UNSECURED CLAIMS                                                                                  O
  Senior Notes                                         $310,119      $ 51,838          17%
  Trade Payables                                         29,737         4,971          17%
  Other Unsecured Claims                                135,131        22,588          17%
                                                       --------      --------         ---
TOTAL UNSECURED CLAIMS                                 $474,987      $ 79,397          17%
NET ESTIMATED LIQUIDATION PROCEEDS AVAILABLE TO
  EQUITY INTERESTS                                                         --

RECOVERY ANALYSIS

                                                               CHAPTER 11      CHAPTER 7
CLASS                                                           RECOVERY       RECOVERY
-----                                                         ------------     ---------
Credit Agreement Claims                                               100%        100%
Senior Unsecured Notes(1)                                           100%(2)        17%
General Unsecured Creditors                                           100%         17%
Preferred Unitholder Interests                                $7.0 million       $0.0

---------------

(1) Assumes Senior Notes held by DHC are contributed to the Debtor and therefore receive no distribution.

(2) Based on Greenhill's estimate of the Debtors reorganization value of approximately $750.0 million.

                       PROCEDURES FOR VOTING ON THE PLAN

     Before voting to accept or reject the Plan, each Noteholder should carefully review the Plan attached as Appendix 1 and described herein under "The Plan." All descriptions of the Plan set forth in this Offering Memorandum and Disclosure Statement are subject to the terms and conditions of the Plan. Instructions for voting on the Plan are set forth in the instructions contained in the enclosed beneficial owner ballots (and, in the case of nominees, master ballots which will be received at a later date).

VOTING DEADLINE

     The period during which beneficial owner ballots (the "Beneficial Owner Ballots") and master ballots (the "Master Ballots") will be accepted will terminate at 5:00 p.m., New York City time on May 20, 2002, unless and until the Debtors, in their discretion, extend the date until which Beneficial Owner Ballots and Master Ballots will be accepted, in which case the voting deadline will terminate at 5:00 p.m., New York City time on such extended date (the "Voting Deadline"). Except to the extent the Debtors so determine or as permitted by the Bankruptcy Court, Beneficial Owner Ballots or Master Ballots that are received after the Voting Deadline will not be counted or otherwise used by the Debtors in connection with the Debtors' request for confirmation of the Plan (or any permitted modification thereof).

     The Debtors reserve the absolute right, at any time or from time to time, to extend, by oral or written notice to the Voting Agent, the period of time (on a daily basis, if necessary) during which Beneficial Owner Ballots and Master Ballots will be accepted for any reason including, but not limited to, determining whether or not requisite acceptances of the Plan have been received, by making a public announcement of such extension no later than 9:00 a.m. (New York City time) on the first business day next succeeding the previously announced Voting Deadline. Without limiting the manner in which the Debtors may choose to make any public announcement, the Debtors will not have any obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a news release through the PR Newswire. There can be no assurance that the Debtors will exercise their right to extend the Voting Deadline. In the event that the Debtors commence a Chapter 11 Case prior to the Voting Deadline, the Debtors may use acceptances received prior to the Voting Deadline to obtain consummation of the Plan.

VOTING PROCEDURES

     The Debtors are providing copies of this Offering Memorandum and Disclosure Statement (including all exhibits and appendices) and related materials and, where appropriate, Beneficial Owner Ballots and Master Ballots (in either case, a "Solicitation Package"), to registered Noteholders. Registered Noteholders may include brokerage firms, commercial banks, trust companies, or other nominees. If such entities do not hold Senior Unsecured Notes for their own account, they must provide copies of the Solicitation Package (including the Beneficial Owner Ballots) to their customers and to beneficial owners of Senior Unsecured Notes. Any beneficial owner of Senior Unsecured Notes who has not received a Beneficial Owner Ballot should contact his, her or its nominee, or the Voting Agent.

     Noteholders should provide all of the information requested by the Ballots. Noteholders should complete and return all Ballots received in the enclosed, self-addressed, postage paid envelope provided with each such Ballot.

     The Voting Record Date for determining which Noteholders are entitled to vote on the Plan is April 12, 2002. The Notes Trustee will not vote on behalf of the Noteholders. Noteholders must submit their own Ballots.

     Beneficial Owners

     (a) A beneficial owner holding Senior Unsecured Notes as record holder in its own name should vote on the Plan by completing and signing a Beneficial Owner Ballot and returning it directly to the Voting Agent on or before the Voting Deadline using the enclosed self-addressed, postage paid envelope.

     (b) A beneficial owner holding Senior Unsecured Notes in "street name" through a nominee may vote on the Plan by one of the following two methods (as selected by such beneficial owner's nominee):

          (i) Complete and sign the enclosed Beneficial Owner Ballot. Return the Ballot to your nominee as promptly as possible and in sufficient time to allow such nominee to process the Ballot and return it to the Voting Agent by the Voting Deadline. If no self-addressed, postage paid envelope was enclosed for this purpose, contact the Voting Agent for instructions; or

          (ii) Complete and sign the pre-validated Beneficial Owner Ballot (as described below) provided to you by your nominee. Return the pre-validated Ballot to the Voting Agent by the Voting Deadline using the return envelope provided in the Solicitation Package.

     Any Beneficial Owner Ballot returned to a nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Plan until such nominee properly completes and delivers to the Voting Agent that Ballot or a Master Ballot that reflects the vote of such beneficial owner.

     If any beneficial owner owns Senior Unsecured Notes through more than one nominee, such beneficial owner may receive multiple mailings containing the Beneficial Owner Ballots. The beneficial owner should execute a separate Beneficial Owner Ballot for each block of Senior Unsecured Notes that it holds through any particular nominee and return each Ballot to the respective nominee in the return envelope provided therewith. Beneficial owners who execute multiple Beneficial Owner Ballots with respect to Senior Unsecured Notes held through more than one nominee must indicate on each Beneficial Owner Ballot the names of ALL such other nominees and the additional amounts of such Senior Unsecured Notes so held and voted. If a beneficial owner holds a portion of the Senior Unsecured Notes through a nominee and another portion as a record holder, the beneficial owner should follow the procedures described in subparagraph
(1)(a) above to vote the portion held of record and the procedures described in subparagraph (1)(b) above to vote the portion held through a nominee or nominees.

     Nominees

     A nominee that on the Voting Record Date is the registered holder of Senior Unsecured Notes for one or more beneficial owners can obtain the votes of the beneficial owners of such Senior Unsecured Notes, consistent with customary practices for obtaining the votes of securities held in "street name," in one of the following two ways:

     (A) PRE-VALIDATED BALLOTS

     The nominee may "pre-validate" a Beneficial Owner Ballot by (i) signing the Ballot; (ii) indicating on the Ballot the name of the registered holder, the amount of Senior Unsecured Notes held by the nominee for the beneficial owner, and the account numbers for the accounts in which such Senior Unsecured Notes are held by the nominee; and (iii) forwarding such Beneficial Owner Ballot, together with the Offering Memorandum and Disclosure Statement, a pre-addressed, postage-paid return envelope addressed to, and provided by, the Voting Agent, and other materials requested to be forwarded, to the beneficial owner for voting. The beneficial owner must then complete the information requested on the Beneficial Owner Ballot, review the certifications contained on the Ballot, and return the Ballot directly to the Voting Agent in the pre-addressed, postage-paid return envelope so that it is RECEIVED by the Voting Agent before the Voting Deadline. A list of the beneficial owners to whom "pre-validated" Ballots were delivered should be maintained by nominees for inspection for at least one year from the Voting Deadline; or

     (B) MASTER BALLOTS

     If the nominee elects not to prevalidate Ballots, the nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Beneficial Owner Ballots, together with the Offering Memorandum and Disclosure Statement, a pre-addressed, postage-paid return envelope provided by, and addressed to, the nominee, and other materials requested to be forwarded. Each such beneficial owner must then indicate his, her or its vote on the Beneficial Owner Ballot, complete the information requested on the

Ballot, review the certifications contained on the Ballot, execute the Ballot, and return the Ballot to the nominee. After collecting the Beneficial Owner Ballots, the nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Beneficial Owner Ballots, execute the Master Ballot, and deliver the Master Ballot to the Voting Agent so that it is RECEIVED by the Voting Agent before the Voting Deadline. All Beneficial Owner Ballots returned by beneficial owners should either be forwarded to the Voting Agent (along with the Master Ballot) or retained by nominees for inspection for at least one year from the Voting Deadline. EACH NOMINEE SHOULD ADVISE ITS BENEFICIAL OWNERS TO RETURN THEIR BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT BEFORE THE VOTING DEADLINE.

     Miscellaneous

     In the case of a vote on the Plan, all Ballots must be signed by the Noteholder of record or any person who has obtained a properly completed Ballot proxy from the record Noteholder on such date. For purposes of voting to accept or reject the Plan, the beneficial owners of Senior Unsecured Notes will be deemed to be the "holders" of the Claims represented by such Senior Unsecured Notes. Unless otherwise ordered by the Bankruptcy Court, Beneficial Owner Ballots or Master Ballots that are signed, dated and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted. The Debtors, in their sole discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the Beneficial Owner Ballots or Master Ballots.

     Under the Bankruptcy Code, for purposes of determining whether the requisite acceptances have been received from Noteholders, only Noteholders who actually vote will be counted. The failure of a Noteholder to deliver a duly executed Ballot will be deemed to constitute an abstention by such Noteholder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

     Except as provided below, unless the Beneficial Owner Ballot or Master Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Beneficial Owner Ballot or Master Ballot, the Debtors may, in their sole discretion, reject such Beneficial Owner Ballot or Master Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

     Fiduciaries And Other Representatives

     If a Beneficial Owner Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, unless otherwise determined by the Debtors, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should submit the separate Beneficial Owner Ballot of each beneficial owner for whom they are voting.

     UNLESS THE BENEFICIAL OWNER BALLOT BEING FURNISHED IS TIMELY SUBMITTED TO THE VOTING AGENT ON A MASTER BALLOT OR PREVALIDATED BALLOT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THAT ACL RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO REQUEST OF THE BANKRUPTCY COURT THAT ANY SUCH BALLOT BE COUNTED.

PARTIES IN INTEREST ENTITLED TO VOTE

     Under the Bankruptcy Code, only holders of claims or interests in "impaired" classes are entitled to vote on a plan. Under Section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be "impaired" under a Plan unless (i) the Plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

     If, however, the Holder of an Impaired Claim or Interest will not receive or retain any distribution under the Plan on account of such Claim or Interest, the Bankruptcy Code deems such Holder to have rejected the Plan, and, accordingly, Holders of such Claims and Interests do not actually vote on the Plan. If a Claim or Interest is not Impaired by the Plan, the Bankruptcy Code deems the Holder of such Claim or Interest to have accepted the Plan and, accordingly, Holders of such Claims and Interests are not entitled to vote on the Plan.

     Also, a Holder of a Claim or Interest may vote to accept or to reject a plan only if the Claim or Interest is "allowed," which means generally that no party in interest has objected to such Claim or Interest. In addition, a Holder of a Claim or Interest voting on the Plan must submit to the mutual releases as set forth in Article IX of the Plan unless such Holder elects to OPT OUT of the releases as provided for in the Beneficial Owner or Preferred Ballot. Noteholders who are bound by the Lock-Up Agreements are not eligible to OPT OUT of the mutual releases set forth in Article IX of the Plan and may not elect to do so on its Ballot. In the event of a dispute with respect to any Senior Note Claim, any vote to accept or reject the Plan cast with respect to such claim will not be counted for purposes of determining whether the Plan has been accepted or rejected unless the Bankruptcy Court orders otherwise.

     A vote may be disregarded if the Bankruptcy Court determines, pursuant to
Section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the Provisions of the Bankruptcy Code.

     The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the Plan. Acceptance of a plan by a class of interests requires acceptance by at least two-thirds of the amount of interests of such class that cast ballots for acceptance or rejection of the Plan.

AGREEMENTS UPON FURNISHING BALLOTS

     The delivery of an accepting Beneficial Owner Ballot or Master Ballot pursuant to one of the procedures set forth above will constitute the agreement of the Noteholder with respect to such Ballot to accept (i) all of the terms of, and conditions to, this solicitation; and (ii) the terms of the Plan including the releases or exculpations set forth in Article IX therein; provided, however, that (a) all Holders of Claims or Interests voting on the Plan, except for such Holders who are bound by the Lock-Up Agreements, may OPT OUT of the mutual releases in the Plan by checking the appropriate box on their respective Ballot and (b) all parties in interest retain their right to object to confirmation of the Plan pursuant to Section 1128 of the Bankruptcy Code, subject to any applicable terms of the Lock-up Agreements.

CHANGE OF VOTE

     Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed Beneficial Owner Ballot or Master Ballot may revoke such Ballot and change its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent properly completed Beneficial Owner Ballot or Master Ballot for acceptance or rejection of the Plan.

     A withdrawal of Senior Unsecured Notes tendered for exchange shall not have any effect on a vote for acceptance of the Plan with respect to such Senior Unsecured Notes. A change of vote for acceptance of the Plan shall not have any effect on the tender, or consent, of or with respect to the Senior Unsecured Notes as to which a vote on the Plan is changed.

WAIVERS OF DEFECTS, IRREGULARITIES, ETC.

     Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Voting Agent and the Debtors in their sole discretion, which determination will be final and binding. The

Debtors reserve the right to reject any and all Ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot. The interpretation (including the Ballot and the respective instructions thereto) by the Debtors, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determines. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

FURTHER INFORMATION; ADDITIONAL COPIES

     If you have any questions or require further information about the voting procedures for voting your Senior Unsecured Notes or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, this Offering Memorandum and Disclosure Statement, or any exhibits to such documents, please contact the Voting Agent.

VOTING AGENT

     Innisfree M&A Incorporated has been appointed as Voting Agent for the solicitation. Questions and requests for assistance with respect to Ballots may be directed to the Voting Agent at one of its addresses and telephone numbers set forth on the back cover of this Offering Memorandum and Disclosure Statement.

MISCELLANEOUS

     THE DEBTORS ARE NOT AWARE OF ANY JURISDICTION IN WHICH THE SOLICITATION IS NOT IN COMPLIANCE WITH APPLICABLE LAW. IF THE DEBTORS BECOME AWARE OF ANY JURISDICTION IN WHICH THE SOLICITATION WOULD NOT BE IN COMPLIANCE WITH APPLICABLE LAW, THE DEBTORS WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH ANY SUCH LAW. IF, AFTER SUCH GOOD FAITH EFFORT, THE DEBTORS CANNOT COMPLY WITH ANY SUCH LAW, THE SOLICITATION WILL NOT BE MADE TO THE NOTEHOLDERS RESIDING IN SUCH JURISDICTION.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     A summary description of certain United States federal income tax consequences of the Restructuring to ACL and the Noteholders is provided below. This description is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences, as discussed herein. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Restructuring. No rulings or determinations of the Internal Revenue Service (the "IRS") or any other tax authorities have been sought or obtained with respect to the tax consequences of the Restructuring, and the discussion below is not binding upon the IRS or such other authorities. ACL is not making any representations regarding the particular tax consequences of the confirmation and consummation of the Restructuring as to any Noteholder, and is not rendering any form of legal opinion as to such tax consequences. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

     The discussion of United States federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).

     The following discussion does not address foreign, state or local tax consequences of the Restructuring, nor does it purport to address the United States federal income tax consequences of the Restructuring to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, Noteholders that are, or hold Existing Notes through, pass-through entities, persons whose functional currency is not the United States dollar, foreign persons, dealers in securities or foreign currency, and persons holding Existing Notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction). Furthermore, the following discussion does not address United States federal taxes other than income taxes. The following discussion assumes and is intended for Noteholders that hold their Existing Notes as capital assets for United States federal income tax purposes and who receive New Notes pursuant to the Exchange Offer or the Plan. Noteholders must consult with their tax advisors as to the federal income tax consequences of the Restructuring, as well as the effects of State, local, other federal and non-United States tax laws.

CONSEQUENCES TO NOTEHOLDERS

     The United States federal income tax consequences of the Exchange Offer and the Plan to Noteholders (including the character and amount of income, gain or loss recognized) will depend upon, among other things, (1) the manner in which a Noteholder acquired an Existing Note; (2) the length of time the Existing Note has been held; (3) whether the Existing Note was acquired at a discount; (4) whether the Noteholder has taken a bad debt deduction with respect to the Existing Note (or any portion thereof) in the current or prior years; (5) whether the Noteholder has previously included in income any accrued but unpaid interest with respect to the Existing Note; and (6) the Noteholder's method of tax accounting. Therefore, Noteholders should consult their tax advisors for information that may be relevant to their particular situations and circumstances and the particular tax consequences to them of the Exchange Offer and the Plan.

     As used herein, the term "United States Noteholder" means a Noteholder that is (i) a citizen or individual resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate whose income is includible in gross income for United States federal income tax purposes regardless of source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. A "Non-United States Noteholder" is any Noteholder that is not a United States Noteholder.

PORTION OF THE NEW NOTES ATTRIBUTABLE TO PRINCIPAL AND ACCRUED BUT UNPAID
INTEREST

     In the Exchange Offer, the Issuers will issue up to an aggregate of (i) $120.0 million of the New Senior Notes, and (ii) $116.507 million of the New Senior Subordinated Notes. In addition, in the Exchange Offer, the Issuers will issue additional New Senior Notes in an aggregate principal amount calculated based on the accrued but unpaid interest, up to $20.0 million, owing in respect of the Existing Notes through the Effective Date. To the extent that the accrued but unpaid interest exceeds $20.0 million, the Issuers will issue New Senior Subordinated Notes in a principal amount equal to such excess. For federal income tax purposes, the allocation of the New Notes received pursuant to the Exchange Offer between principal and accrued and unpaid interest on Existing Notes is unclear under present law. ACL intends to take the position that the total amount of the New Notes is allocated to the principal on the Existing Notes in full satisfaction of such principal, and the excess (based on the fair market value of the New Notes), if any, to accrued and unpaid interest on the Existing Notes. No assurance can be given that the IRS will agree with the position taken by ACL.

     For federal income tax purposes, if any portion of the fair market value of the New Notes are held to be attributable to the accrued but unpaid interest on the Existing Notes, the fair market value of such portion of the New Notes would be includible in the taxable income of the Noteholders who have not previously included the accrued but unpaid interest in their taxable income.

EXCHANGE OF NEW SENIOR SUBORDINATED NOTES FOR EXISTING NOTES

     The exchange of New Senior Subordinated Notes for Existing Notes pursuant to the Restructuring will be treated as a taxable exchange.

     An exchanging United States Noteholder will recognize gain or loss in an amount equal to the difference between (1) the issue price of the New Senior Subordinated Notes received that is allocated to principal as described above, and (2) the adjusted tax basis of the Existing Notes exchanged for such New Senior Subordinated Notes in the hands of the United States Noteholder. The issue price of the New Senior Subordinated Notes will be their trading price on the issue date. Except as discussed below, gain or loss recognized by an exchanging United States Noteholder of Existing Notes will be treated as capital gain or loss. Gain recognized by an exchanging United States Noteholder will be treated as ordinary income to the extent of any market discount on the Existing Notes that has accrued during the period that the exchanging United States Noteholder held the Existing Notes and that has not previously been included in income by the United States Noteholder. An Existing Note generally will be considered to have been acquired with market discount if the adjusted issue price of the Existing Note at the time of acquisition exceeded the initial tax basis of the Existing Notes in the hands of the United States Noteholder by more than a specified de minimis amount. Market discount accrues on a ratable basis, unless the United States Noteholder elects to accrue the market discount using a constant-yield method. The tax basis of the New Senior Subordinated Notes received in the hands of the United States Noteholder will be equal to their issue price on the Effective Date. The holding period of the New Senior Subordinated Notes will not include the holding period of the Existing Notes surrendered in the exchange.

     New Senior Subordinated Notes -- Original Issue Discount

     The New Senior Subordinated Notes may be issued at a discount. In addition, ACL will pay interest on the New Senior Subordinated Notes in the form of additional new Senior Subordinated Notes ("PIK Notes") in each of the first two annual accrual periods (the "Mandatory PIK Period"). For the remaining annual accrual periods following the Mandatory PIK Period, ACL will pay interest in cash at an annual rate of 12% or, if ACL so elects, additional PIK Notes at an annual rate of 13 1/2% in lieu of paying cash. Because the New Senior Subordinated Notes may be issued at a discount and because interest on the New Senior Subordinated Notes is not currently payable during the Mandatory PIK Period, the New Senior Subordinated Notes will be treated as issued with original issue discount. Consequently, Noteholders will be required to include original issue discount in income, in advance of the receipt of cash attributable thereto, over the period that they hold the New Senior Subordinated Notes.

     The amount of original issue discount on the New Senior Subordinated Notes will be equal to the excess of (i) the stated redemption price at maturity of the New Senior Subordinated Notes over (ii) the issue price of the New Senior Subordinated Notes. The stated redemption price at maturity of the New Senior

Subordinated Notes should equal the sum of the principal amount due at maturity on the New Senior Subordinated Notes plus all scheduled interest payments thereon. The issue price of the New Senior Subordinated Notes is equal to their trading price on the Effective Date. The amount of original issue discount to be included in income will be determined using a constant yield method. Any original issue discount included in income by a Noteholder will increase the Noteholder's adjusted tax basis in the New Senior Subordinated Notes and any payments in cash will decrease such holder's adjusted tax basis in the New Senior Subordinated Notes.

     If ACL elects to issue additional PIK Notes in lieu of paying cash interest in the accrual periods following the Mandatory PIK Period, the issuance of such PIK Notes will not be treated as a payment of interest for federal income tax purposes. Rather, the New Senior Subordinated Notes would be deemed "reissued," solely for purposes of calculating original issue discount includible in income for the then remaining term of the New Senior Subordinated Notes, on the first interest payment date in respect of which the PIK Note payment election is and may be deemed to be reissued on each subsequent interest payment date that such election is made. In the case of any deemed reissuance, the amount of any original issue discount on the New Senior Subordinated Notes for the then remaining term would be equal to the excess of (i) the sum of the principal amount due at maturity on the New Senior Subordinated Notes (including any PIK Notes) and all remaining scheduled interest payments due thereon, over (ii) the adjusted issue price of the New Senior Subordinated Notes (including the PIK Notes).

     We will report annually to the IRS and to record holders information with respect to the amount of original issue discount accruing during the year.

     Purchase, Sale and Retirement of New Senior Subordinated Notes

     A United States Noteholder's initial tax basis in a New Senior Subordinated Note determined in the manner described above will be increased by the amount of any original issue discount included in the United States Noteholder's income with respect to the New Senior Subordinated Note and reduced by the amount of any payments on the New Senior Subordinated Note other than payments of qualified stated interest. A United States Noteholder generally will recognize gain or loss on the sale or retirement of a New Senior Subordinated Note in an amount equal to the difference between the amount realized on the sale or retirement, other than amounts attributable to accrued but unpaid interest, which will be taxable as ordinary income, and the tax basis of the New Senior Subordinated Note. Gain or loss recognized on the sale or retirement of a New Senior Subordinated Note will be capital gain or loss and will be long term capital gain or loss if the New Senior Subordinated Note has been held for more than one year.

EXCHANGE OF NEW SENIOR NOTES FOR EXISTING NOTES

     The exchange of New Senior Notes for Existing Notes pursuant to the Restructuring will be treated as a taxable exchange.

     An exchanging United States Noteholder of Existing Notes should recognize gain or loss in an amount equal to the difference between (1) the issue price of the New Senior Notes received that is allocated to principal, as described above and (2) the adjusted tax basis of the Existing Notes exchanged for such New Senior Notes in the hands of the United States Noteholder. The issue price of the New Senior Notes will be their trading price on the issue date. Except as discussed below, gain or loss recognized by an exchanging United States Noteholder of Existing Notes will be treated as capital gain or loss. Gain recognized by an exchanging United States Noteholder will be treated as ordinary income to the extent of any market discount on the Existing Notes that has accrued during the period that the exchanging United States Noteholder held the Existing Notes and that has not previously been included in income by the United States Noteholder. An Existing Note generally will be considered to have been acquired with market discount if the issue price of the Existing Note in the hands of the United States Noteholder at the time of acquisition exceeded the initial tax basis of the Existing Notes in the hands of the United States Noteholder by more than a specified de minimis amount. Market discount accrues on a ratable basis, unless the United States Noteholder elects to accrue the market discount using a constant-yield method. The tax basis of the New Senior Notes received in the hands of the United States Noteholder will be equal to their issue price. The holding period of the New Senior Notes will not include the holding period of the Existing Notes surrendered in the exchange.

New Senior Notes -- Original Issue Discount

     The New Senior Notes may be treated as issued at a discount. If the New Senior Notes are treated as issued at a discount, a Noteholder generally must include in gross income a portion of the total original issue discount that accrues on each day the Noteholder holds the New Senior Notes, calculated under a constant yield method, regardless of such holder's method of accounting and without regard to the timing of actual payments. The New Senior Notes will have original issue discount equal to the excess of the stated redemption price at maturity of the New Senior Notes over the issue price of such New Senior Note. The stated redemption price at maturity of the New Senior Notes should equal their principal amount. The issue price of the New Senior Notes is equal to their trading price on the Effective Date. Any original issue discount included in income by a Noteholder will increase the Noteholder's adjusted tax basis in the New Senior Notes and any payments of interest in cash will decrease the Noteholder's adjusted tax basis in the Senior Notes.

     Purchase, Sale and Retirement of New Senior Debentures

     A United States Noteholder's initial tax basis in a New Senior Note determined in the manner described above will be increased by the amount of any original issue discount included in the United States Noteholder's income with respect to the New Senior Note and reduced by the amount of any payments on the New Senior Note. A United States Noteholder generally will recognize gain or loss on the sale or retirement of a New Senior Note in an amount equal to the difference between the amount realized on the sale or retirement, other than amounts attributable to accrued but unpaid interest, which will be taxable as ordinary income, and the tax basis of the New Senior Note. Gain or loss recognized on the sale or retirement of a New Senior Note will be capital gain or loss and will be long-term capital gain or loss if the New Senior Note has been held for more than one year.

CONSEQUENCES TO ACL

     Cancellation of Indebtedness Income

     The exchange of Existing Notes for the New Notes pursuant to the Exchange Offer or the Plan will result in the cancellation of a portion of ACL's outstanding indebtedness. Under the Exchange Offer, ACL will recognize cancellation of debt ("COD") income in an amount equal to the excess of the adjusted issue price of the Existing Notes over the aggregate issue price of the New Notes (as determined under the applicable tax principles for these purposes). Any COD realized by ACL will be included in the taxable income of ACL Holdings and will then be allocated to the current equity holders of ACL Holdings.

     Limitation on Interest Deductions

     High Yield Discount Obligation Rules

     The New Notes will be subject to the "high yield discount obligation" rules (the "HYDO Rules") for Federal income tax purposes if the yield to maturity of the New Notes is greater than the sum of the applicable federal rate (the "AFR") plus five percentage points. If the HYDO rules apply, DHC and one or more of its subsidiaries, as the holder of membership interests in ACL Holdings will be deemed to have directly issued its respective share of the New Notes, and will not be entitled to claim an interest expense deduction in respect of accrued original issue discount on the New Notes until the accrued original discount is paid in cash. In addition, to the extent that the yield to maturity of the New Notes exceeds the sum of the AFR plus six percentage points ("Excess Yield"), then (i) DHC and one or more of its subsidiaries will not be entitled to claim any interest expense deduction, for federal income tax purposes, that is attributable to such Excess Yield even though such interest may be paid in cash on a current basis, and (ii) a corporate Noteholder of the New Notes may be entitled to treat the portion of the interest that is not deductible by DHC and one or more of its subsidiaries as a dividend, which may then qualify for the dividends-received deduction provided by Section 243 of the Code (subject to applicable limitations). Corporate Noteholders should consult their tax advisors as to the applicability of the dividends-received deduction. It is not possible to determine at the present time whether the New Notes will be subject to the HYDO Rules. The ability to deduct interest as accrued (or in some cases upon payment in cash) could have the effect of increasing the taxable income of ACL (and therefore of ACL Holdings) which would increase the tax distributions to be made by ACL Holdings. These tax distributions are permitted distributions under the Indenture for both the New Senior Notes and the New Senior Subordinated Notes.

     Consequences to Non-Tendering Noteholders

     If the Exchange Offer is implemented, some Noteholders may not exchange their Existing Notes for the New Notes. Whether such Noteholders are treated as constructively exchanging their "old" Notes for "new" Notes as a result of the adoption of the Indenture Amendments depends on whether the adoption of the Indenture Amendments constitutes a "significant modification" of the Existing Notes (within the meaning of the applicable Treasury Regulations). This, in turn, will generally depend on whether the adoption of the Indenture Amendments results in a change in payment expectations with respect to the Existing Notes. Although the matter is not free from doubt, ACL believes that the adoption of the Indenture Amendments should not result in a change in payment expectations and therefore should not constitute a "significant modification" in the terms of the Existing Notes. There can be no assurance that the IRS would not assert a different position or that any position taken by the IRS would not be sustained. If an exchange were deemed to have occurred, Noteholders would recognize gain or loss, if any, on such exchange, and would have a new holding period for the "new" Notes. In addition, if the fair market value of the "new" Notes at the time of such taxable exchange is less than their principal amount by more than a de minimus amount, the "new" Notes deemed received in the taxable exchange may be treated as issued with original issue discount equal to such difference. Any original issue discount would be includible daily in the income of a Noteholder (regardless of whether such Noteholder is an accrual method taxpayer) on a constant yield-to-maturity basis over the remaining life of the "new" Notes. This means that each Noteholder would be required to included such original issue discount in gross income without a corresponding receipt of cash.

                         POST-RESTRUCTURING OBLIGATION

     ACL will endeavor to have the Amended and Restated Credit Facility, the New Senior Notes and the New Senior Subordinated Notes rated by Standard and Poor's and Moody's Investors Services as soon as practicable, but in any event within six months of the Effective Date.

                                   CONCLUSION

     For all of the reasons set forth in this Offering Memorandum and Disclosure Statement and while neither ACL nor its board is making a recommendation with respect to this solicitation, ACL believes that (i) the exchange of Existing Notes for New Senior Notes and New Senior Subordinated Notes, and (ii) the consent to the Indenture Amendments is preferable to all other alternatives. If ACL determines it is more advantageous and expeditious, ACL may commence a Chapter 11 case. In such event, ACL believes that the confirmation and consummation of the Plan will be preferable to other alternatives and, if Noteholders desire to implement the Plan, Noteholders should (i) tender their Existing Notes for exchange and thereby become party to, and a beneficiary of, the Mutual Release and to consent to the proposed Indenture Amendments, and (ii) vote to ACCEPT the Plan, and to complete and return their Letters of Transmittal, Release and Consent and/or Notice of Guaranteed Delivery, Release and Consent and the Ballots so that they will be RECEIVED by the Exchange Agent and the Voting Agent on or before 5:00 p.m., New York City Time, on May 20, 2002.

Dated: April 15, 2002

                                          AMERICAN COMMERCIAL LINES LLC

                                          By: /s/ Michael C. Hagan

                                          Name: Michael C. Hagan

                                          Title: President and Chief Executive
                                          Officer

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

                         AMERICAN COMMERCIAL LINES, LLC

                                                              PAGE
                                                              ----
Report of Independent Accounts..............................  F-2
Consolidated Statement of Operations, for the years ended
  December 28, 2001, December 29, 2000 and December 31,
  1999......................................................  F-3
Consolidated Statement of Cash Flows, for the years ended
  December 28, 2001, December 29, 2000 and December 31,
  1999......................................................  F-4
Consolidated Statement of Financial Position as of December
  28, 2001 and December 29, 2000............................  F-5
Consolidated Statement of Member's Deficit/Stockholder's
  Equity, for the years ended December 28, 2001, December
  29, 2000 and December 31, 1999............................  F-6
Notes to Consolidated Financial Statements, for the years
  ended December 28, 2001, December 29, 2000 and December
  31, 1999..................................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To Board of Managers
of American Commercial Lines LLC:

     In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements listed in the accompanying index appearing on page F-1 present fairly, in all material respects, the financial position of American Commercial Lines LLC and its subsidiaries (ACL) at December 28, 2001 and December 29, 2000, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 28, 2001, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, based on our audits and the reports of other auditors, the financial statement schedule listed in the accompanying index appearing on page F-1 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of ACL's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We did not audit the financial statements of UABL Limited (UABL), a 50% owned subsidiary, for 2001, which statements reflect 7% of consolidated total assets as of December 28, 2001, and 27% of consolidated net loss for the fiscal year ended December 28, 2001. We also did not audit the financial statements of Global Material Services LLC
(GMS), a 50% owned subsidiary, for 1999, which statements reflect 1% of consolidated total assets as of December 31, 1999, and 45% of consolidated net earnings for the fiscal year ended December 31, 1999. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for UABL and GMS, is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

     The accompanying consolidated financial statements have been prepared assuming that ACL will continue as a going concern. ACL incurred a substantial loss during 2001. As discussed in Note 4 to the consolidated financial statements, subsequent to December 28, 2001 ACL also defaulted on its Senior Notes and Senior Credit Facilities and has determined that it is not likely that it will be able to meet the covenant requirements included in the Senior Credit Facilities agreement for 2002. Accordingly, ACL's outstanding debt has been classified as current in its consolidated balance sheet at December 28, 2001. The above facts raise substantial doubt about ACL's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     As discussed in Note 1 to the consolidated financial statements, during the fourth quarter of 2001 the Company prospectively increased its estimate of the useful life of towboats, which reduced the loss before extraordinary items and the net loss by $1.1 million for the fiscal year ended December 28, 2001.

                                          PRICEWATERHOUSECOOPERS LLP

Louisville, Kentucky
March 26, 2002

                         AMERICAN COMMERCIAL LINES LLC

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                      FISCAL YEARS ENDED
                                                          ------------------------------------------
                                                          DECEMBER 28,   DECEMBER 29,   DECEMBER 31,
                                                              2001           2000           1999
                                                          ------------   ------------   ------------
                                                                    (DOLLARS IN THOUSANDS)
OPERATING REVENUE
  Revenue...............................................    $729,692       $771,749       $739,136
  Revenue from related parties..........................      58,809          2,089             --
                                                            --------       --------       --------
                                                             788,501        773,838        739,136
OPERATING EXPENSE
  Materials, Supplies and Other.........................     341,606        334,872        306,763
  Rent..................................................      56,711         49,463         43,978
  Labor and Fringe Benefits.............................     166,041        163,251        182,225
  Fuel..................................................      93,560         88,094         53,307
  Depreciation and Amortization.........................      55,497         56,014         51,222
  (Gain) Loss on Property Dispositions, Net.............     (16,498)        (1,686)           384
  Taxes, Other Than Income Taxes........................      26,223         27,522         26,665
                                                            --------       --------       --------
                                                             723,140        717,530        664,544
                                                            --------       --------       --------
OPERATING INCOME........................................      65,361         56,308         74,592
OTHER EXPENSE (INCOME)
  Interest Expense......................................      70,932         70,813         71,275
  Other, Net............................................        (591)         1,050         (3,048)
  Gain on Sale of Watercom..............................          --        (11,418)            --
                                                            --------       --------       --------
                                                              70,341         60,445         68,227
                                                            --------       --------       --------
(LOSS) EARNINGS BEFORE INCOME TAXES, EXTRAORDINARY ITEM
  AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE............      (4,980)        (4,137)         6,365
INCOME TAXES............................................         118          4,263          1,658
                                                            --------       --------       --------
(LOSS) EARNINGS BEFORE EXTRAORDINARY ITEM
  AND CUMULATIVE EFFECT OF ACCOUNTING
  CHANGE................................................      (5,098)        (8,400)         4,707
EXTRAORDINARY ITEM -- GAIN/(LOSS) ON EARLY
  EXTINGUISHMENT OF DEBT................................       1,885           (734)            --
CUMULATIVE EFFECT OF ACCOUNTING CHANGE..................        (490)            --         (1,737)
                                                            --------       --------       --------
NET (LOSS) EARNINGS.....................................    $ (3,703)      $ (9,134)      $  2,970
                                                            ========       ========       ========

   The accompanying notes are an integral part of the consolidated financial statements.

                         AMERICAN COMMERCIAL LINES LLC

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                      FISCAL YEARS ENDED
                                                          ------------------------------------------
                                                          DECEMBER 28,   DECEMBER 29,   DECEMBER 31,
                                                              2001           2000           1999
                                                          ------------   ------------   ------------
                                                                    (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
  Net (Loss) Earnings...................................    $ (3,703)      $ (9,134)      $  2,970
  Adjustments to Reconcile Net (Loss) Earnings to Net
     Cash Provided by (Used in) Operating Activities:
     Depreciation and Amortization......................      59,910         59,076         54,039
     Impairment of Barges...............................          --          3,865            230
     Gain on Property Dispositions......................     (16,498)        (1,686)           384
     Gain on Sale of Watercom...........................          --        (11,418)            --
     Proceeds from the Initial Sale of Accounts
       Receivable.......................................          --             --         50,000
     Other Operating Activities.........................      (3,852)        (6,580)         1,684
     Changes in Operating Assets and Liabilities:
       Accounts Receivable..............................     (12,010)        (2,547)         5,146
       Materials and Supplies...........................      (1,384)        13,890         (3,287)
       Accrued Interest.................................         413         10,557        (14,834)
       Other Current Assets.............................      (4,998)        (3,715)        (2,136)
       Other Current Liabilities........................       6,710        (21,526)           406
                                                            --------       --------       --------
       Net Cash Provided by Operating Activities........      24,588         30,782         94,602
INVESTING ACTIVITIES
  Property Additions....................................     (19,772)       (30,554)       (55,880)
  Purchase of Barging Assets............................          --        (31,500)            --
  Investment in Vessel Leasing LLC......................      (6,808)            --             --
  Proceeds from Property Dispositions...................      23,918          4,089          2,133
  Proceeds from Sale of Terminals.......................       7,818             --             --
  Proceeds from Property Condemnation...................       2,730             --             --
  Proceeds from Sale of Watercom........................          --         13,600             --
  Proceeds from Sale of Restricted Investments..........          --         25,288             --
  Other Investing Activities............................      (4,594)        (5,115)        (5,409)
                                                            --------       --------       --------
       Net Cash Provided by (Used in) Investing
          Activities....................................       3,292        (24,192)       (59,156)
FINANCING ACTIVITIES
  Short-Term Borrowings.................................      17,250         66,750             --
  Member Distribution...................................          --             --           (541)
  Long-Term Debt Repaid.................................     (47,937)       (54,752)       (53,046)
  Outstanding Checks Net of Deposits....................      (6,670)        10,075          1,029
  Debt Costs............................................      (3,463)            --             --
  Other Financing.......................................         625             64         (1,403)
                                                            --------       --------       --------
       Net Cash (Used in) Provided by Financing
          Activities....................................     (40,195)        22,137        (53,961)
Net (Decrease) Increase in Cash and Cash Equivalents....     (12,315)        28,727        (18,515)
Cash and Cash Equivalents at Beginning of Period........      59,568         30,841         49,356
                                                            --------       --------       --------
       Cash and Cash Equivalents at End of Period.......    $ 47,253       $ 59,568       $ 30,841
                                                            ========       ========       ========
Supplemental Cash Flow Information:
  Interest Paid.........................................    $ 65,504       $ 57,107       $ 84,084
  Income Taxes Paid.....................................       1,175          5,685          3,987

   The accompanying notes are an integral part of the consolidated financial statements.

                         AMERICAN COMMERCIAL LINES LLC

                  CONSOLIDATED STATEMENT OF FINANCIAL POSITION

                                                              DECEMBER 28,   DECEMBER 29,
                                                                  2001           2000
                                                              ------------   ------------
                                                                (DOLLARS IN THOUSANDS)
                                         ASSETS
CURRENT ASSETS
  Cash and Cash Equivalents.................................   $  47,253      $  59,568
  Accounts Receivable, Net..................................      41,383         40,717
  Account Receivable -- Related Parties.....................      13,402          2,111
  Materials and Supplies....................................      31,335         29,773
  Other Current Assets......................................      29,633         23,660
                                                               ---------      ---------
     Total Current Assets...................................     163,006        155,829
PROPERTIES-Net..............................................     464,133        509,443
PENSION ASSET...............................................      26,067         24,512
OTHER ASSETS................................................     104,730         97,754
                                                               ---------      ---------
          Total Assets......................................   $ 757,936      $ 787,538
                                                               =========      =========

                                       LIABILITIES
CURRENT LIABILITIES
  Accounts Payable..........................................   $  29,737      $  29,730
  Accrued Payroll and Fringe Benefits.......................      17,206         14,003
  Deferred Revenue..........................................      11,890         12,011
  Accrued Claims and Insurance Premiums.....................      24,200         21,047
  Accrued Interest..........................................      18,659         18,246
  Short-Term Debt...........................................      84,000         66,750
  Current Portion of Long-Term Debt.........................     608,519         44,579
  Other Current Liabilities.................................      42,072         55,360
  Other Current Liabilities -- Related Parties..............       8,397          1,457
                                                               ---------      ---------
          Total Current Liabilities.........................     844,680        263,183
LONG-TERM DEBT..............................................          --        613,476
PENSION LIABILITY...........................................      18,907         21,389
OTHER LONG-TERM LIABILITIES.................................      37,292         29,149
                                                               ---------      ---------
          Total Liabilities.................................     900,879        927,197
                                                               ---------      ---------

                                    MEMBER'S DEFICIT
Member's Interest...........................................     220,074        220,074
Other Capital...............................................     166,580        163,799
Retained Deficit............................................    (527,740)      (523,048)
Accumulated Other Comprehensive Loss........................      (1,857)          (484)
                                                               ---------      ---------
          Total Member's Deficit............................    (142,943)      (139,659)
                                                               ---------      ---------
          Total Liabilities and Member's Deficit............   $ 757,936      $ 787,538
                                                               =========      =========

   The accompanying notes are an integral part of the consolidated financial statements.

                         AMERICAN COMMERCIAL LINES LLC

                   CONSOLIDATED STATEMENT OF MEMBER'S DEFICIT

                                                                           ACCUMULATED
                                                             RETAINED         OTHER
                                       MEMBER'S    OTHER     EARNINGS     COMPREHENSIVE
                                       INTEREST   CAPITAL    (DEFICIT)   EARNINGS (LOSS)     TOTAL
                                       --------   --------   ---------   ---------------   ---------
                                                          (DOLLARS IN THOUSANDS)
Balance at December 25, 1998.........  $220,047   $161,051   $(511,493)      $    --       $(130,395)
Comprehensive Income:
  Net earnings.......................        --         --       2,970                         2,970
  Foreign Currency Translation.......        --                     --          (337)           (337)
                                       --------   --------   ---------       -------       ---------
          Total Comprehensive
            Income...................        --                  2,970          (337)          2,633
Contribution of capital by CSX.......        --      1,054          --            --           1,054
Other................................        --         --      (4,850)           --          (4,850)
Issuance of membership interests.....        27         --          --            --              27
Cash distribution to partners........        --         --        (541)           --            (541)
                                       --------   --------   ---------       -------       ---------
Balance at December 31, 1999.........   220,074    162,105    (513,914)         (337)       (132,072)
Comprehensive Loss:
  Net loss...........................        --         --      (9,134)           --          (9,134)
  Foreign Currency Translation.......        --                     --          (147)           (147)
                                       --------   --------   ---------       -------       ---------
          Total Comprehensive Loss...        --                 (9,134)         (147)         (9,281)
Contribution of capital by CSX.......        --      1,694          --            --           1,694
                                       --------   --------   ---------       -------       ---------
Balance at December 29, 2000.........   220,074    163,799    (523,048)         (484)       (139,659)
Cumulative Effect of Accounting
  Change as of December 30, 2000.....        --                     --          (300)           (300)
Comprehensive Loss:
  Net loss...........................        --         --      (3,703)           --          (3,703)
  Net loss on fuel swaps designated
     as cash flow hedging
     instruments.....................        --                     --          (271)           (271)
  Net loss on interest rate swaps
     designated as cash flow hedging
     instruments.....................        --                     --          (747)           (747)
  Foreign Currency Translation.......        --                     --           (55)            (55)
                                       --------   --------   ---------       -------       ---------
          Total Comprehensive Loss...        --                 (3,703)       (1,073)         (4,776)
Contribution of capital by CSX.......        --      2,781          --            --           2,781
Consolidation of ACL Funding Corp....        --         --        (989)           --            (989)
                                       --------   --------   ---------       -------       ---------
Balance at December 28, 2001.........  $220,074   $166,580   $(527,740)      $(1,857)      $(142,943)
                                       ========   ========   =========       =======       =========

   The accompanying notes are an integral part of the consolidated financial statements.

                         AMERICAN COMMERCIAL LINES LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF OPERATIONS

     The operations of American Commercial Lines LLC ("ACL") (formerly American Commercial Lines, Inc. which was converted to a limited liability company in the second quarter of 1998) include barge transportation together with related terminal, marine construction and repair along inland waterways. Barge transportation services include the movement of steel and other bulk products, grain, coal, and liquids in the United States and South America and account for the majority of ACL's revenues. Marine construction, repair and terminal services are provided to customers in marine transportation and other related industries in the United States. ACL has long term contracts with some customers.

     ACL was a wholly-owned subsidiary of CSX Corporation ("CSX") until June 30, 1998. On June 30, 1998 ACL's parent, American Commercial Lines Holdings LLC ("ACL Holdings") completed a recapitalization in a series of transactions in which the barge business of Vectura Group, Inc. (now Vectura Group LLC, "Vectura") and its subsidiaries ("NMI" or the "NMI Contribution") were combined with that of ACL.

  PRINCIPLES OF CONSOLIDATION

     The Consolidated Financial Statements reflect the results of operations, cash flows and financial position of ACL and its majority-owned subsidiaries as a single entity. All significant intercompany accounts and transactions have been eliminated. Investments in companies that are not majority-owned are accounted for under the equity method.

  FISCAL YEAR

     ACL follows an annual fiscal reporting period, which ends on the last Friday in December. The consolidated financial statements presented are for the fiscal years ended December 28, 2001 and December 29, 2000 and December 31, 1999.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. ACL's significant estimates include barge transportation revenue and expense recognition, the carrying values and estimated useful lives of fixed assets, allowances for doubtful accounts, insurance reserves, employee benefit plan liabilities and others.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include short-term investments with a maturity of less than three months when purchased. ACL has from time to time, cash in banks in excess of federally insured limits.

                         AMERICAN COMMERCIAL LINES LLC

  ACCOUNTS RECEIVABLE

     Accounts Receivable, Net consist of the following:

                                                                2001      2000
                                                              --------   -------
Accounts Receivable.........................................  $ 43,014   $26,542
Note Receivable -- ACLF (See Note 3)........................        --    15,332
Allowance for Doubtful Accounts.............................    (1,631)   (1,157)
                                                              --------   -------
                                                              $ 41,383   $40,717
                                                              ========   =======

     ACL maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable.

  MATERIALS AND SUPPLIES

     Materials and Supplies are carried at the lower of cost (average) or market and consist of the following:

                                                               2001      2000
                                                              -------   -------
Raw Materials...............................................  $ 3,633   $ 2,805
Work in Process.............................................   13,029     9,764
Parts and Supplies..........................................   14,673    17,204
                                                              -------   -------
                                                              $31,335   $29,773
                                                              =======   =======

  PROPERTIES

     Properties, at cost, consist of the following:

                                                                2001       2000
                                                              --------   --------
Land........................................................  $ 11,066   $ 12,813
Buildings and Improvements..................................    36,130     42,721
Equipment...................................................   789,567    800,041
                                                              --------   --------
                                                               836,763    855,575
Less Accumulated Depreciation...............................   372,630    346,132
                                                              --------   --------
                                                              $464,133   $509,443
                                                              ========   ========

     Provisions for depreciation of properties are based on the estimated useful service lives computed on the straight-line method. Buildings and improvements are depreciated from 15 to 45 years. Equipment is depreciated from 5 to 42 years. Depreciation expense was $52,100 in 2001, $53,457 in 2000 and $49,779 in 1999.

     In the fourth quarter 2001, ACL changed the useful life of towboats from 30 to 42 years, which reduced the loss before extraordinary items and net loss by $1,142 for the year ended December 28, 2001. This change in accounting estimate was based on additional information about the useful life of the towboat fleet.

     Properties and other long-lived assets are reviewed for impairment whenever events or business conditions indicate the carrying amount of such assets may not be fully recoverable. Initial assessments of recoverability are based on estimates of undiscounted future net cash flows associated with an asset or a group of assets. Where impairment is indicated, the assets are evaluated for sale or other disposition, and their carrying

                         AMERICAN COMMERCIAL LINES LLC
amount is reduced to fair value based on discounted net cash flows or other estimates of fair value. There were no fixed asset impairment losses in 2001. Fixed asset impairment losses of $3,865 and $230 were recorded in 2000 and 1999 respectively in Materials, Supplies and Other on the Consolidated Statement of Operations. These losses affect the barging segment.

  GLOBAL MATERIALS SERVICES LLC

     ACL's ownership interest in Global Materials Services LLC ("GMS"), a joint venture between American Commercial Terminals LLC ("ACT") a wholly owned subsidiary of ACL, and Mid-South Terminal Company, L.P., or unaffiliated third party, was 50% at December 28, 2001 and December 29, 2000. ACL accounts for this investment by the equity method. ACL's investment in GMS at December 28, 2001 and December 29, 2000 of $10,208 and $9,124 respectively, is included in other assets on the consolidated statement of financial position. Earnings related to ACL's investment in GMS for the year ended December 28, 2001 and December 29, 2000 were $1,015 and $1,138, respectively, and are included in other income in the consolidated statement of operations. During 2001, ACL contributed $1,200 in cash to GMS. Other comprehensive loss related to ACL's investment in GMS for the year ended December 28, 2001 and December 29, 2000 was $1,131 and $329, respectively, related to interest rate swaps and foreign currency translation.

  UABL LIMITED

     On October 24, 2000, ACL contributed certain assets at book value to UABL Limited ("UABL"), an Argentine company. ACL accounts for its 50% ownership in UABL by the equity method. ACL's investment in UABL of $49,892 at December 28, 2001 and $49,686 at December 29, 2000, is included in other assets on the consolidated statement of financial position. ACL's loss (net of minority interest) of $2,960 and $1,440 for the years ended December 28, 2001 and December 29, 2000, respectively, are included in other income in the consolidated statement of operations. In 2001, ACL made additional investments in UABL of $4,069.

  VESSEL LEASING LLC

     In 2001 ACL and Vectura invested in a new company named Vessel Leasing LLC ("Vessel Leasing"). 399 Venture Partners, Inc., the majority owner of ACL, also holds a majority ownership interest in Vectura Holding Company LLC which holds a majority ownership interest in Vectura.

     ACL accounts for its 50% ownership in Vessel Leasing by the equity method. ACL's investment of $6,808 in Vessel Leasing is included in other assets on the consolidated statement of financial position. ACL's share of Vessel Leasing's net loss is $38 in 2001 and is included in other income in the consolidated statement of operations. Vessel Leasing's statement of financial position is not consolidated with ACL. As of December 28, 2001 Vessel Leasing had total assets of $54,921 and total liabilities of $45,571 including public long term debt of $42,580 (including current portion) and $2,830 in unearned revenue from prepaid charter payments made by ACL's domestic barging subsidiary. Vessel Leasing's long term debt is not guaranteed by ACL or any of ACL's subsidiaries. ACL's domestic barge operating subsidiary has a long term operating lease commitment to Vessel Leasing, which is guaranteed by ACL.

     ACL sold new barges for $47,757 to Vessel Leasing in 2001. Profit on sales of barges to Vessel Leasing is deferred by Jeffboat and recognized over the life of the lease. All of these barges, except for those representing a capital lease commitment of $3,924 were leased by Vessel Leasing to ACL as operating leases which resulted in ACL charter expense of $1,705. ACL also recorded $3,924 in capital leases with Vessel Leasing in 2001.

                         AMERICAN COMMERCIAL LINES LLC

  DEBT AMORTIZATION

     ACL amortizes debt costs over the term of the debt. Amortization expense was $4,413 in 2001, $2,801 in 2000 and $2,802 in 1999 and is included in interest expense.

  REVENUE RECOGNITION

     Barge transportation revenue is recognized proportionately as shipments move from origin to destination. The position of shipments is determined by boat position tracking through use of a global positioning system. This method results in a better matching of revenue and expense. Terminal, repair and other revenue is recognized as services are provided. Marine construction revenue and related expense is primarily recognized on the completed-contract method, due to the short-term nature of contracts. Revenue from sale/leaseback transactions is deferred in other liabilities and recognized over the life of the lease.

  SECOND INJURY FUND

     ACL recognized $1,737 in non-cash expense related to a workers compensation second injury fund in accordance with adoption of the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments" in the first quarter of 1999.

  RECLASSIFICATION

     Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE 2.  PURCHASES AND DISPOSITIONS

     In 2001, ACL sold five towboats, a shipyard in Harahan, Louisiana, a cleaning facility in Baton Rouge, Louisiana and other assets to meet the requirements of the Senior Debt Facility amendments described in Note 4. This resulted in a gain of $16,762 which is reported as gain in property dispositions in the consolidated statement of operations.

     On May 25, 2001, ACL entered into an agreement to sell substantially all of the terminals of ACT, other than its coal transfer facility at St. Louis, Missouri and its tank storage facility at Memphis, Tennessee. The sale of seven terminals was completed on May 25, 2001. An additional terminal site in Omaha, Nebraska was transferred on June 29, 2001. Subsequent to June 29, 2001, additional proceeds were received from the condemnation of Omaha Terminal. ACL recorded a gain from these transactions of $1,886 in Other Income.

     On May 26, 2000, ACL purchased certain barging assets of the Peavey Barge Line ("Peavey") from ConAgra, Inc. for $31,500 in cash. The purchase price was financed with existing credit facilities and cash flows from operations. ACL also assumed $3,800 in capital leases.

     ACL sold its 100% membership interest in Waterway Communications System LLC ("Watercom") on September 6, 2000 to Mobex Communications, Inc. ("Mobex") for $13,600 in cash and $2,400 in Mobex preferred stock. The sale resulted in a gain of $11,418. Cash proceeds were used to pay existing ACL debt.

NOTE 3.  ACCOUNTS RECEIVABLE SECURITIZATION

     At December 28, 2001 and December 29, 2000 ACL had $51,000 and $56,000, respectively, outstanding under the accounts receivable securitization facility agreement and had $22,603 and $15,332, respectively, of net residual interest in the securitized receivables which is included in Accounts Receivable, Net in ACL's consolidated financial statements. The fair value of the net residual interest is measured at the time of the sale and is based on the sale of similar assets. In 2001, ACL received gross proceeds of $30,800 from the sale of receivables and made gross payments of $35,800 under this Agreement.

                         AMERICAN COMMERCIAL LINES LLC

     PNC Bank, National Association ("PNC"), as Administrator under ACL's receivables facility with PNC (the "Receivables Purchase Agreement"), asserted that ACL was in default under the Receivables Purchase Agreement. ACL and PNC entered into a waiver of the Receivables Purchase Agreement on February 11, 2002 (the "RPA Waiver") and a modification to that waiver on February 25, 2002 (the "RPA Waiver"). The RPA Waiver has the effect of waiving the default asserted by PNC, provided that ACL enters into certain definitive agreements with Danielson relating to the Danielson Recapitalization and refinances the Receivables Purchase Agreement on or before April 30, 2002. The RPA Waiver also requires ACL to reduce its overall borrowings under the facility to no more than $50.0 million. A default under the Receivables Purchase Agreement or the RPA Waiver could have a material adverse effect on ACL's liquidity.

     In September 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 140"). The Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. ACL adopted FAS 140 on April 1, 2001. The adoption required the consolidation of ACL Funding Corp. ("ACLF"), a wholly-owned subsidiary, that was previously treated as a non-consolidated Qualified Special Purpose Entity. The consolidation resulted in a charge to Retained Earnings of $989 in the second quarter 2001.

NOTE 4.  DEBT

     Debt consists of the following:

                                                                2001       2000
                                                              --------   --------
Revolving Credit Facility...................................  $ 84,000   $ 66,750
$235 million Term Loan......................................   169,378    191,001
$200 million Term Loan......................................   143,951    162,328
$300 million Senior Notes...................................   295,000    300,000
Other Notes.................................................       190      4,726
                                                              --------   --------
                                                               692,519    724,805
Less, short-term debt.......................................    84,000     66,750
Less, current portion long-term debt........................   608,519     44,579
                                                              --------   --------
                                                              $    0.0   $613,476
                                                              ========   ========

     ACL has a Revolving Credit Facility, which provides for revolving loans and letters of credit not to exceed the aggregate principal amount of $100,000, maturing in June, 2005, but each loan must be repaid within one year. The Revolving Credit Facility bears an interest rate equal to LIBOR plus a margin based on ACL's performance. Borrowings on the facility at December 28, 2001 and December 29, 2000 were $84,000 and $66,750, respectively, with interest rates of 5.75% to 7.5% at December 28, 2001 and 8.75% at December 29, 2000. The borrowing base was reduced by outstanding letters of credit of $16,260 and $17,857 at December 28, 2001 and December 29, 2000, respectively.

     The $235,000 Term Loan matures in 2001 through 2007. The $200,000 Term Loan matures in 2001 through 2006. The two Term Loans bear interest at a rate equal to LIBOR plus a margin based on ACL's performance. The interest rate at December 28, 2001 was 6.3125% for the $235,000 and 6.0625% for the $200,000 term loans.
Interest on the Term Loans is payable quarterly. The Senior Notes require no principal payments until maturity in 2008 and have a fixed interest rate of 10.25%. Interest is payable semi-annually. The Term Loans and Revolving Credit Facility are collateralized by most of ACL's assets. The Senior Notes are not collateralized. ACL has Other Notes totaling $190 which mature in 2002 with rates of 6.75% and 4.9%.

                         AMERICAN COMMERCIAL LINES LLC

     The Term Loans, Revolving Credit Facility and Senior Notes contain a number of covenants, including specified financial ratios. As of December 28, 2000 ACL failed to meet the leverage ratio and the coverage ratio covenants as defined in the Senior Credit Facility ("Amendment No. 5"). ACL entered into an agreement to amend the covenants in the Senior Credit Facility. Under the terms of the amendment, ACL sold $40,000 in certain identified assets and used the proceeds to repay the Term Loans in 2001. ACL also purchased $5,000 par value of ACL Senior Notes at a discount in 2001 which resulted in a gain of $1,885 in 2001 from the early extinguishment of debt and is reported as an extraordinary item in the consolidated statement of operations. ACL also repaid $4,937 in Other Notes in 2001.

     Following December 31, 2001, the covenant requirements reverted to those specified in the original Senior Credit Facilities which are more restrictive than the amended covenants. Certain covenants added by Amendment No. 5 also become more restrictive. Due in part to reduced EBITDA as a result of the closure of the upper Mississippi River because of flooding during the second quarter of 2001, it is not likely that the Company will be able to meet these covenant requirements in 2002, absent an additional amendment to the Senior Credit Facilities and the consummation of the Danielson Recapitalization discussed below. Failure to meet these covenants could have a material adverse effect on the Company.

     On December 31, 2001, ACL elected not to pay the interest due (the "Bond Interest Payment") on its Senior Notes due to ongoing negotiations with its lenders and noteholders regarding the restructuring of ACL's bank and bond debt. Following the thirty (30) day grace period provided by the Indenture, ACL again elected not to make the Bond Interest Payment. This election not to pay the Bond Interest Payment is an event of default under the Indenture, however, certain Noteholders party thereto entered into forebearance agreements with ACL agreeing not to accelerate the debt or take additional adverse actions against ACL. Acceleration of the debt under the Indenture would have a material adverse effect on ACL's liquidity. Further, as a result of ACL's failure to make the Bond Interest Payment, JP Morgan Chase & Co. ("JP Morgan") delivered a notice to ACL in January 2002 asserting that ACL was in default of the Credit Agreement. Certain lenders party to the Credit Agreement also entered into forebearance agreements with ACL, agreeing not to accelerate the debt or take additional adverse actions against ACL. An acceleration of the debt under the Credit Agreement would have a material adverse effect on ACL's liquidity.

     In accordance with these facts and circumstances, ACL has reclassified the outstanding obligations under the Indenture and the Credit Agreement from long term to current.

     ACL has been pursuing strategic financial restructuring alternatives. On March 15, 2002, ACL entered into a definitive recapitalization agreement (the "Recapitalization Agreement") regarding the acquisition and recapitalization of ACL (the "Danielson Recapitalization") by Danielson Holding Corporation ("Danielson"). Under the terms of the Danielson Recapitalization, Danielson would acquire 100% of the membership interests of ACL Holdings. ACL's present indirect preferred equity holders would receive $7,000 in cash. ACL management will receive approximately $1,695 of restricted Danielson common stock. In addition, Danielson will deliver $25,000 in cash and approximately $58,493 of ACL's existing Series B 10 1/4% Senior Notes due June 2008 (the "Senior Notes") issued pursuant to an indenture dated as of June 30, 1998 with the United States Trust Company of New York (the "Indenture"), to ACL Holdings in connection with the transaction. Danielson currently expects to fund the acquisition through a rights offering to its existing security holders, upon terms and conditions to be determined. However, consummation of the Recapitalization Agreement is not conditioned on the successful completion of the rights offering.

     The Danielson Recapitalization will result in a reduction of ACL's senior secured bank debt incurred under the Senior Credit Facilities and the restructuring of the Senior Notes pursuant to an exchange offer and consent solicitation in which $236,507 of the existing Senior Notes (all notes held by parties other than Danielson) would be exchanged for $120,000 of new 11 1/4% senior notes due January 1, 2008 ("New Senior Notes") and approximately $116,507 of new 12% pay-in-kind senior subordinated notes due July 1, 2008 ("PIK Notes"). Senior Notes held by Danielson would be retired in conjunction with the Danielson

                         AMERICAN COMMERCIAL LINES LLC

Recapitalization. ACL would also issue additional New Senior Notes in an aggregate principal amount equal to the accrued and unpaid interest on its existing Senior Notes, other than those held by Danielson, through the effective date of the transaction up to $20,000, and to the extent that such accrued and unpaid interest exceeds $20,000, additional PIK Notes in an amount equal to such excess would be issued.

     The Recapitalization Agreement provides that the exchange offer and consent solicitation will be made in reliance on a registration exemption provided by
Section 3(a)(9) under the Securities Act of 1933, conditioned on the minimum participation of 95% of the outstanding principal amount of ACL's outstanding Senior Notes, as to which noteholders holding more than two-thirds of the outstanding principal amount of such notes have agreed to tender. In the event that the exchange offer and consent solicitation is not consummated by June 15, 2002, the Recapitalization Agreement provides for the implementation of the Danielson Recapitalization through a voluntary prepackaged bankruptcy plan under Chapter 11 of the Bankruptcy Code, as to which noteholders holding more than two-thirds of the outstanding principal amount of ACL's outstanding Senior Notes have agreed to accept.

     In order to assist in the consummation of the Danielson Recapitalization, ACL has received forbearance agreements from its senior secured lenders pending the negotiation and execution of definitive documentation relating to the amendment of ACL's Senior Credit Facilities satisfactory to the parties.

     In June 1998, ACL deposited $26,128 into an escrow fund which, together with future income earned on such amount, was used to repay $24,400 principal of the Terminal Revenue Refunding Bonds ("Revenue Bonds") plus redemption premium and interest in 2000. The redemption premium of $734 was reported as an extraordinary item in the consolidated statement of operations.

     Long-term debt due in the next five years under the revised Term Loan agreement, the Senior Notes and Other Notes is $608,519 in 2002, and $0 thereafter.

NOTE 5.  INCOME TAXES

     ACL and its subsidiaries (except for ACL Capital Corp., American Commercial Lines Funding Corporation and the foreign subsidiaries) are organized as limited liability companies. As such, ACL passes through its U.S. federal and substantially all of its state (but not foreign) taxable income to its members who are responsible for income taxes on such taxable income.

     Components of income tax expense (benefit) follow:

                                                              2001    2000     1999
                                                              ----   ------   ------
Currently payable:
  State.....................................................  $ 24   $   37   $  (27)
  Foreign...................................................    94    4,226    1,685
                                                              ----   ------   ------
                                                              $118   $4,263   $1,658
                                                              ====   ======   ======

     Income tax computed at federal statutory rates reconciled to income tax expense (benefit) follows:

                                                              2001    2000     1999
                                                              ----   ------   ------
State Income Taxes, Net.....................................  $ 24   $   37   $  (27)
Foreign Operations, Net.....................................    94    4,226    1,685
                                                              ----   ------   ------
     Total Income Tax Expense...............................  $118   $4,263   $1,658
                                                              ====   ======   ======

                         AMERICAN COMMERCIAL LINES LLC

NOTE 6.  EMPLOYEE BENEFIT PLANS

     ACL sponsors or participates in defined benefit plans covering both salaried and hourly employees. The plans provide for eligible employees to receive benefits based on years of service and either compensation rates near retirement or at a predetermined multiplier factor. Contributions to the plans are sufficient to meet the minimum funding standards set forth in the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended. Plan assets consist primarily of common stocks, corporate bonds and cash and cash equivalents.

     As of January 31, 2000, the accrued benefit obligation under the American Commercial Lines LLC Pension Plan ("ACL Pension Plan") was frozen. The past service benefit obligation is complemented by a new prospective annual benefit obligation. This change affects salaried employees covered by the ACL Pension Plan and resulted in cost savings to ACL in 2001 and 2000. In 1999 the National Marine Pension Plan was merged into the ACL Pension Plan.

     In addition to the defined benefit pension and related plans, ACL has a defined benefit post-retirement plan covering most full-time employees. The plan provides medical benefits and is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and coinsurance. The accounting for the health care plan anticipates future cost-sharing changes to the written plan that are consistent with ACL's expressed intent to increase the retiree contribution rate annually.

     A summary of the pension and post-retirement plan components at September 30 (valuation date) follows:

                                              PENSION BENEFITS     POST-RETIREMENT PLAN
                                             -------------------   ---------------------
                                               2001       2000       2001        2000
                                             --------   --------   ---------   ---------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation, beginning of year......  $(84,050)  $(97,480)  $(11,161)   $(10,319)
Service cost...............................    (3,818)    (3,783)      (399)       (380)
Interest cost..............................    (6,408)    (6,092)      (826)       (807)
Plan participants' contributions...........        --         --       (261)       (206)
Amendments.................................        --     18,657         --          --
Actuarial (loss) gain......................        --         --     (1,176)       (480)
Liability gain (loss)......................    (2,913)       574         --          --
Benefits paid..............................     4,253      4,074      1,411       1,031
                                             --------   --------   --------    --------
Benefit obligation, end of year............  $(92,936)  $(84,050)  $(12,412)   $(11,161)
                                             ========   ========   ========    ========
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of
  year.....................................  $118,305   $114,446   $     --    $     --
Actual return on plan assets...............    (1,100)     7,919         --          --
Employer contribution......................        12         14      1,150         825
Plan participants' contributions...........        --         --        261         206
Benefits paid..............................    (4,253)    (4,074)    (1,411)     (1,031)
                                             --------   --------   --------    --------
Fair value of plan assets at end of year...  $112,964   $118,305   $     --    $     --
                                             ========   ========   ========    ========

                         AMERICAN COMMERCIAL LINES LLC

                                              PENSION BENEFITS     POST-RETIREMENT PLAN
                                             -------------------   ---------------------
                                               2001       2000       2001        2000
                                             --------   --------   ---------   ---------
FUNDED STATUS:
Funded status..............................  $ 20,027   $ 34,255   $(12,412)   $(11,161)
Unrecognized net actuarial loss (gain).....     7,193     (8,929)    (3,499)     (4,946)
Unrecognized prior service cost............   (21,094)   (23,110)    (1,153)     (1,441)
Net claims during 4th quarter..............         4         --        407         196
                                             --------   --------   --------    --------
Prepaid (accrued) benefit cost.............  $  6,130   $  2,216   $(16,657)   $(17,352)
                                             ========   ========   ========    ========
AMOUNTS RECOGNIZED IN THE CONSOLIDATED
  STATEMENT OF FINANCIAL POSITION CONSIST
  OF:
Prepaid benefit cost.......................  $ 26,067   $ 24,512   $     --    $     --
Accrued benefit liability..................   (20,108)   (22,614)   (16,657)    (17,352)
Other......................................       171        318         --          --
                                             --------   --------   --------    --------
Net amount recognized......................  $  6,130   $  2,216   $(16,657)   $(17,352)
                                             ========   ========   ========    ========

     As of December 28, 2001, the American Commercial Vessel and Terminal Employees' Pension Plan (the "ACV&T Plan") had an accumulated benefit obligation of $10,181 and a fair value of assets of $9,277. With the merger of the ACV&T Plan into the ACL Pension Plan on December 31, 2001, the fair value of the assets of the combined plans exceeds the accumulated benefit obligations related thereto.

  COMPONENTS OF NET PERIODIC BENEFIT COST:

                                               PENSION PLANS            POST-RETIREMENT PLAN
                                       ------------------------------   ---------------------
                                         2001       2000       1999     2001    2000    1999
                                       --------   --------   --------   -----   -----   -----
Service cost.........................  $  3,818   $  3,783   $  6,682   $ 399   $ 380   $ 633
Interest cost........................     6,408      6,092      6,898     826     807     767
Expected return on plan assets.......   (11,937)   (11,169)   (10,093)     --      --      --
Transition obligation amortization...        --       (957)    (1,237)     --      --      --
Amortization of prior service
  costs..............................    (2,015)    (1,875)      (609)   (288)   (288)     --
(Gain)/loss Amortization.............      (172)      (220)       167    (348)     --      --
Recognized net actuarial gain........        --         --         --      --    (418)   (575)
                                       --------   --------   --------   -----   -----   -----
Net periodic benefit cost............  $ (3,898)  $ (4,346)  $  1,808   $ 589   $ 481   $ 825
                                       ========   ========   ========   =====   =====   =====
  WEIGHTED-AVERAGE ASSUMPTIONS AS OF SEPTEMBER 30:
Discount rate........................      7.50%      7.75%      7.75%   7.75%   7.50%   6.75%
Expected return on plan assets.......     10.00%     10.00%     10.00%     NA      NA      NA
Rate of compensation increase........      4.00%      4.00%      5.00%     NA      NA      NA

     The net post-retirement benefit obligation was determined using the assumption that the health care cost trend rate for retirees was 8.0% for 2000-2001, decreasing gradually to a 5.5% trend rate by 2008 and remaining at that level thereafter. A 1% increase in the assumed health care cost trend rate would have increased the accumulated post-retirement benefit obligation as of December 28, 2001 by $875 and the aggregate of the service and interest cost components of net periodic post-retirement benefit expense for 2001 by $125. A 1% decrease in the assumed health care cost trend rate would have decreased the accumulated

                         AMERICAN COMMERCIAL LINES LLC
post-retirement obligation as of December 28, 2001 by $750 and the aggregate of the service and interest cost components of net periodic post-retirement benefit expense for 2001 by $105.

     ACL also sponsors certain contributory defined contribution plans covering eligible employee groups. Contributions to such plans are based upon a percentage of employee contributions and were $1,471, $1,456 and $2,028 in 2001, 2000 and 1999, respectively.

     Certain employees are covered by union-sponsored, collectively-bargained, multi-employer defined benefit pension plans. Contributions to such plans, which are based upon union contracts, were approximately $74, $84 and $76 in 2001, 2000 and 1999, respectively.

NOTE 7.  LEASE OBLIGATIONS

     ACL leases buildings, data processing hardware and operating equipment under various operating leases and charter agreements, which expire from 2001 to 2017 and which generally have renewal options at similar terms. Certain vessel leases also contain purchase options at prices approximating fair value of the leased vessels. Rental expense under continuing obligations was approximately $56,711 in 2001, $49,463 in 2000 and $43,978 in 1999.

     At December 28, 2001, ACL's operating leases with initial or remaining noncancelable lease terms longer than one year and capital leases were as follows:

                                                                                          2007
                                       2002      2003      2004      2005      2006     AND AFTER
                                      -------   -------   -------   -------   -------   ---------
Operating Lease Obligations:
  Operating Leases..................   40,735    33,003    28,905    26,891    19,732     94,199
  Operating Leases -- Related
     Parties........................    4,849     5,378     5,317     4,930     4,930     33,984
                                      -------   -------   -------   -------   -------    -------
                                       45,584    38,381    34,222    31,821    24,662    128,183

Future Capital lease Obligations:
  Capital Leases....................      557       460       460       460       460        192
  Capital Leases -- Related
     Parties........................      432       586       568       455       455      5,087
                                      -------   -------   -------   -------   -------    -------
                                          989     1,046     1,028       915       915      5,279

     ACL entered into capital leases of $3,924 and $6,163 in 2001 and 2000, respectively. The 2001 capital lease was with a related party. ACL incurred interest expense related to capital leases of $235 in 2001 and $112 in 2000.

     The total future minimum lease payments under capital leases of $10,172 less an interest amount of $4,245 results in a present value of net minimum lease payments of $5,927.

NOTE 8.  RELATED PARTIES

     Prior to July 1, 1998, ACL was a wholly-owned subsidiary of CSX. ACL had a new equipment charter with a CSX subsidiary and recorded expense of $1,070 in 1999 until the charter was bought out in 1999 for $2,419.

     In 2001 ACL received $11,969 from GMS for the sale of terminals and proceeds from the condemnation of a terminal. ACL recognized a gain of $1,886 from these transactions.

     ACL recorded charter income from UABL of $11,052 and $2,089 in 2001 and 2000, respectively. ACL also recorded administrative fee expenses to UABL of $7,709 and $1,457 in 2001 and 2000, respectively. ACL

                         AMERICAN COMMERCIAL LINES LLC
sold used barges to UABL for $790 in 2001. At December 28, 2001 ACL had receivables of $13,402 and payables of $8,397 with UABL.

     In 2001, ACL and Vectura Group invested in Vessel Leasing; 399 Venture Partners, Inc., the majority owner of ACL, also holds a majority ownership interest in Vectura Holding Company LLC which holds a majority ownership interest in Vectura Group.

     ACL accounts for its 50% ownership in Vessel Leasing by the equity method. ACL's investment of $6,808 in Vessel Leasing is included in other assets on the consolidated statement of financial position. ACL's share of Vessel Leasing's net loss is $38 in 2001 and is included in other income in the consolidated statement of operations.

     Vessel Leasing's statement of financial position is not consolidated with ACL. As of December 28, 2001 Vessel Leasing had total assets of $54,921 and total liabilities of $45,571 including public long term debt of $42,580 (including current portion) and $2,830 in unearned revenue from prepaid charter payments made by ACL's domestic barging subsidiary. Vessel Leasing's long term debt is not guaranteed by ACL or any of ACL's subsidiaries. ACL's domestic barge operating subsidiary has a long term operating lease commitment to Vessel Leasing, which is guaranteed by ACL.

     ACL sold new barges for $47,757 to Vessel Leasing in 2001. Profit on sales of barges to Vessel Leasing is deferred by Jeffboat and recognized over the life of the lease. All of these barges, except for those representing a capital lease commitment of $3,924 million, were leased by Vessel Leasing to ACL as operating leases which resulted in ACL charter expense of $1,705. ACL also recorded $3,924 in capital leases with Vessel Leasing in 2001.

NOTE 9.  FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

     The carrying amounts and fair values of ACL's financial instruments are as follows:

                                                     2001                    2000
                                             ---------------------   ---------------------
                                             CARRYING                CARRYING
                                              AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                             --------   ----------   --------   ----------
ASSETS:
Interest Rate Cap..........................  $     37    $     37    $    688    $    198
LIABILITIES:
Revolving Credit Facility..................  $ 84,000    $ 84,000    $ 66,750    $ 66,750
$235 million Term Loan.....................   169,378     169,378     191,001     191,001
$200 million Term Loan.....................   143,951     143,951     162,328     162,328
$300 million Senior Notes..................   295,000     147,500     300,000     229,500
Other Notes................................       190         187       4,726       4,735
Net unrealized (loss) gain on fuel hedge
  agreements...............................      (242)       (242)         --          29

     The fair values of the Interest Rate Cap and Senior Notes payable are based on quoted market values. The carrying values of the Term Loans, all of which bear interest at floating rates, approximate their fair values. The fair value of the Other Notes have been estimated using discounted cash flow analyses based on ACL's current incremental borrowing rates for similar types of borrowing arrangements.

  FUEL PRICE RISK MANAGEMENT

     ACL uses forward purchases to provide short-term protection against a sharp increase in diesel fuel prices. These instruments generally cover a portion of the company's forecasted diesel fuel needs for towboat

                         AMERICAN COMMERCIAL LINES LLC
operations over the next one to twelve months. ACL accounts for the forward fuel purchases as cash flow hedges. In accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), such financial instruments are marked-to-market with the offset to other comprehensive income and then subsequently recognized as a component of fuel expense when the underlying fuel being hedged is used. ACL adopted SFAS 133 at the beginning of the first quarter of 2001.

     At December 28, 2001, ACL had forward fuel purchase contracts outstanding with an aggregate notional value of approximately $2,806, and a fair value of approximately $242 (loss), which has been recorded in other current liabilities with the offset to other comprehensive earnings for $242 (loss) and an additional fair value of $131 (loss) which has been recorded as other current liabilities with the offset to fuel expense in the consolidated statement of operations. The $242 loss will be recognized in earnings within the next ten months. Under these agreements, ACL will pay fixed prices ranging from $0.51 to $0.86 per gallon. There were 4.4 million gallons remaining on the contracts at December 28, 2001. The agreements terminate October 31, 2002. Due to the bankruptcy of Enron, one of the trading partners, ACL believes the hedge is no longer effective and has expensed the mark-to-market loss of $131 as fuel expense in the 2001 consolidated statement of operations. Management believes that the other trading partner does not present a credit risk to ACL.

  INTEREST RATE RISK MANAGEMENT

     ACL entered into an interest rate cap agreement in the third quarter of 2000 to reduce the impact of potential rate increases on floating rate debt. The interest rate cap has a notional amount of $202,000 and a fair value of $37 as of December 28, 2001 and is effective through August 11, 2003. The Company accounts for the interest rate cap as a cash flow hedge whereby the fair value of the interest rate cap is reflected as an asset or liability in the accompanying consolidated statement of financial position. The cap rate (hedging instrument) is the same interest rate index as the base interest rate for the floating rate debt (hedged item). When the interest rate index exceeds the interest rate cap, a portion of the change in fair value of the instrument represents a change in intrinsic value which is an effective hedge. This portion of the change in value will be recorded as other comprehensive income. The remaining change in fair value of $162 in 2001 is recorded as other expense (income) on the consolidated statement of operations.

     ACL also records changes to other assets on the accompanying consolidated statement of financial position, with the offset recorded as comprehensive income (loss), for changes in the fair value of interest rate swap agreements entered into by GMS, ACL recognized a comprehensive loss of $747 for its share of these swaps in 2001.

NOTE 10.  CONTINGENCIES

     A number of legal actions are pending against ACL in which claims are made in substantial amounts. While the ultimate results of pending litigation cannot be predicted with certainty, management does not currently expect that resolution of these matters will have a material adverse effect on the consolidated results of operations, financial position and cash flows.

NOTE 11.  BUSINESS SEGMENTS

     ACL has two reportable business segments -- barging and construction. ACL's barging segment includes barge transportation operations in North and South America and domestic fleeting facilities that provide fleeting, shifting, cleaning and repair services at various locations along the inland waterways. The construction segment constructs marine equipment for ACL's domestic and international fleets as well as external customers.

                         AMERICAN COMMERCIAL LINES LLC

     Management evaluates performance based on segment earnings, which is defined as operating income before income taxes. The accounting policies of the reportable segments are consistent with those described in the summary of significant accounting policies. Intercompany sales are transferred at cost.

     Reportable segments are business units that offer different products or services. The reportable segments are managed separately because they provide distinct products and services to internal and external customers.

                                               REPORTABLE SEGMENTS
                                             -----------------------    ALL OTHER
                                             BARGING    CONSTRUCTION   SEGMENTS(1)    TOTAL
                                             --------   ------------   -----------   --------
YEAR ENDED DECEMBER 28, 2001
Revenues from external customers...........  $675,697     $102,862       $ 9,942     $788,501
Intersegment revenues......................        --        1,563             4        1,567
Depreciation expense.......................    48,595        2,125         1,380       52,100
Segment earnings...........................    58,956        4,713         1,692       65,361
Segment assets.............................   672,057       59,676        26,203      757,936
Property Additions (Excluding $5,811 in
  capital leases, and related
  expenditures)............................    16,879        2,094           799       19,772

YEAR ENDED DECEMBER 29, 2000
Revenues from external customers...........  $631,748     $124,068       $18,022     $773,838
Intersegment revenues......................        --        2,917         4,308        7,225
Depreciation expense.......................    48,833        2,011         2,613       53,457
Segment earnings...........................    44,243        8,318         3,747       56,308
Segment assets.............................   698,446       52,704        36,388      787,538
Property Additions* (Excluding $6,163 in
  capital leases)..........................    48,005        1,922           934       50,861

YEAR ENDED DECEMBER 31, 1999
Revenues from external customers...........  $593,939     $124,423       $20,774     $739,136
Intersegment revenues......................        --       20,442         5,174       25,616
Depreciation expense.......................    44,787        1,911         3,081       49,779
Segment earnings...........................    57,670       12,387         4,535       74,592
Segment assets.............................   646,613       60,990        68,493      776,096
Property Additions.........................    52,387        1,790         1,703       55,880

---------------

  * Barging includes $20,307 of purchased Barging Assets.

(1) Financial data for segments below the reporting thresholds are attributable to two operating segments -- a segment operating terminals along the U.S. inland waterways and a segment providing voice and data communications to marine companies operating on the U.S. inland waterways. The segment providing voice and data communications was sold in 2000.

                         AMERICAN COMMERCIAL LINES LLC

     The following is a reconciliation of ACL's revenues from external customers and segment earnings to ACL's consolidated totals.

                                                         2001       2000       1999
                                                       --------   --------   --------
REVENUES
Revenues from external customers.....................  $788,501   $773,838   $739,136
Intersegment revenues................................     1,567      7,225     25,616
Elimination of intersegment revenues.................    (1,567)    (7,225)   (25,616)
                                                       --------   --------   --------
Operating revenue....................................  $788,501   $773,838   $739,136
                                                       ========   ========   ========
EARNINGS
Total segment earnings...............................  $ 65,361   $ 56,308   $ 74,592
Unallocated amounts:
  Interest expense...................................   (70,932)   (70,813)   (71,275)
  Other, net.........................................       591     (1,050)     3,048
  Gain on Sale of Watercom...........................        --     11,418         --
                                                       --------   --------   --------
(Loss) Earnings before income taxes, extraordinary
  item and cumulative effect of accounting change....  $ (4,980)  $ (4,137)  $  6,365
                                                       ========   ========   ========

  GEOGRAPHIC INFORMATION

                                                     REVENUES               PROPERTIES -- NET
                                          ------------------------------   -------------------
                                            2001       2000       1999       2001       2000
                                          --------   --------   --------   --------   --------
United States...........................  $748,837   $733,870   $699,072   $422,877   $469,714
South America...........................    39,664     39,968     40,064     41,256     39,729
                                          --------   --------   --------   --------   --------
Total...................................  $788,501   $773,838   $739,136   $464,133   $509,443
                                          ========   ========   ========   ========   ========

     Revenues are attributed to countries based on the location of the service provided. Properties represent the only long lived assets of ACL.

  MAJOR CUSTOMER

     Revenues from one customer of the barging segment represented approximately 15% in 2001, 14% in 2000 and 14% in 1999 of ACL's consolidated revenues.

NOTE 12.  QUARTERLY DATA (UNAUDITED)

                                                                  2001
                                          ----------------------------------------------------
                                            1ST        2ND        3RD        4TH       TOTAL
                                          --------   --------   --------   --------   --------
Operating Revenue.......................  $173,098   $192,884   $207,341   $215,178   $788,501
Operating (Loss) Income.................   (10,434)    17,194     24,164     34,437     65,361
(Loss) Earnings Before Extraordinary
  Item and Cumulative Effect............   (29,618)       142      5,690     18,688     (5,098)
Net (Loss) Earnings.....................   (30,108)     2,027      5,690     18,688     (3,703)

                         AMERICAN COMMERCIAL LINES LLC

                                                                  2000
                                          ----------------------------------------------------
                                            1ST        2ND        3RD        4TH       TOTAL
                                          --------   --------   --------   --------   --------
Operating Revenue.......................  $167,477   $193,458   $205,738   $207,165   $773,838
Operating Income........................     7,971     16,122     18,217     13,998     56,308
(Loss) Earnings Before Extraordinary
  Item..................................    (8,097)    (2,116)     8,432     (6,619)    (8,400)
Net (Loss) Earnings.....................    (8,097)    (2,850)     8,432     (6,619)    (9,134)

                                                                  1999
                                          ----------------------------------------------------
                                            1ST        2ND        3RD        4TH       TOTAL
                                          --------   --------   --------   --------   --------
Operating Revenue.......................  $173,217   $189,961   $188,617   $187,341   $739,136
Operating Income........................     4,316     19,955     22,480     27,841     74,592
(Loss) Earnings Before Cumulative Effect
  of Accounting Change..................   (12,810)     2,788      5,240      9,489      4,707
Net (Loss) Earnings.....................   (14,547)     2,788      5,240      9,489      2,970

     ACL's business is seasonal, and its quarterly revenues and profits historically are lower during the first and second fiscal quarters of the year (January through June) and higher during the third and fourth fiscal quarters (July through December) due to the North American grain harvest.

     A loss of $490 was recorded in the first quarter of 2001 as the cumulative effect of adopting SFAS 133. An extraordinary gain of $1,885 was recorded in the second quarter of 2001 relating to the retirement of Senior Notes. In the fourth quarter 2001, the estimated useful life of boats was changed from 30 to 42 years. This resulted in $1,142 less depreciation for the quarter. The year 2000 included a second quarter extraordinary item charge of $734 for the Terminal Bond redemption premium, the gain on the sale of Watercom of $11,418 is included in the third quarter and an impairment loss of $3,865 is included in the fourth quarter. The first quarter of 1999 includes a non-cash charge of $1,737 for the workers' compensation second-injury funds due to the adoption of Statement of Position (SOP) 97-3.

NOTE 13.  CHANGES IN ACCOUNTING STANDARDS

     In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"), which provides that all business combinations should be accounted for using the purchase method of accounting and establishes criteria for the initial recognition and measurement of goodwill and other intangible assets recorded in connection with a business combination. The provisions of SFAS 141 apply to all business combinations initiated after June 30, 2001. ACL will apply the provisions of SFAS 141 to any future business combinations.

     In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which establishes the accounting for goodwill and other intangible assets following their recognition. SFAS 142 applies to all goodwill and other intangible assets whether acquired singly, as part of a group, or in a business combination. SFAS 142 provides that goodwill should not be amortized but should be tested for impairment annually using a fair-value based approach.

     In addition, SFAS 142 provides that other intangible assets other than goodwill should be amortized over their useful lives and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of" ("SFAS 121"). SFAS 142 is effective beginning on December 29, 2001. Upon adoption, ACL will be required to perform a transitional impairment test under SFAS 142 for all goodwill recorded as of December 29, 2001. Any impairment loss recorded as a result of completing the transitional impairment test will be treated as a change in accounting principle. The impact of the adoption of SFAS 142 on ACL's results of operations for all periods beginning on or after December 29, 2001 will be to eliminate amortization of

                         AMERICAN COMMERCIAL LINES LLC
goodwill. Management of ACL has not performed a transitional impairment test under SFAS 142 and accordingly cannot estimate the impact of the adoption SFAS 142 as of December 29, 2001.

     In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). The Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes SFAS 121, and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of business (as previously defined in that Opinion). This statement also amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The objectives of SFAS 144 are to address significant issues relating to the implementation of SFAS 121 and to develop a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. ACL will adopt SFAS 144 in ACL's first quarter 2002. Management is currently evaluating the impact of SFAS 144 on ACL's future financial reporting.

NOTE 14.  SUMMARIZED FINANCIAL INFORMATION FOR SIGNIFICANT
50-PERCENT-OR-LESS-OWNED PERSONS

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2000
                                                              ------------   ------------
Current assets..............................................     36,931         21,624
Noncurrent assets...........................................    149,593        130,508
Current liabilities.........................................     43,400         18,882
Noncurrent liabilities......................................     55,593         43,791

                                                                         YEARS ENDED
                                                          ------------------------------------------
                                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                              2001           2000           1999
                                                          ------------   ------------   ------------
Revenue.................................................    103,364         52,430         37,102
Operating income (loss).................................      3,117          3,830          6,205
(Loss) earnings before extraordinary item...............     (4,990)        (1,173)         2,896
     and cumulative effect of accounting................         --             --             --
     change.............................................         --             --             --
Net (loss) earnings.....................................     (4,990)        (1,173)         2,896

NOTE 15.  GUARANTOR FINANCIAL STATEMENTS

     The $735,000 of debt issued by ACL and a revolving credit facility, which provides for revolving loans and the issuance of letters of credit in an aggregate amount up to $100,000, are guaranteed by ACL's wholly-owned domestic subsidiaries, other than ACL Capital Corp. (which was formed in connection with the transaction), any Accounts Receivable Subsidiary (as defined in the Indentures with respect to such debt) and certain subsidiaries of ACL without substantial assets or operations (collectively the "Guarantor Subsidiaries"). Such guarantees are full, unconditional and joint and several. Separate financial statements of the Guarantor Subsidiaries are not presented because management has determined that they would not be material to investors. The following supplemental financial information sets forth on a combined basis, combining statements of financial position, statements of earnings and statements of cash flows for the Guarantor Subsidiaries, non-guarantor subsidiaries and for ACL as of December 28, 2001 and December 29, 2000 and for the fiscal years ended December 28, 2001, December 29, 2000 and December 31, 1999.

                         AMERICAN COMMERCIAL LINES LLC

     COMBINING STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 28, 2001

                                                  GUARANTOR        OTHER                      COMBINED
                                                 SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS    TOTALS
                                                 ------------   ------------   ------------   --------
                                                                (DOLLARS IN THOUSANDS)
OPERATING REVENUE
  Revenue......................................    $701,081       $28,611        $    --      $729,692
  Revenue from related parties.................      47,757        11,052             --        58,809
                                                   --------       -------        -------      --------
                                                    748,838        39,663             --       788,501
OPERATING EXPENSE
  Materials, Supplies and Other................     319,093        22,513             --       341,606
  Rent.........................................      55,191         1,520             --        56,711
  Labor and Fringe Benefits....................     161,606         4,435             --       166,041
  Fuel.........................................      92,991           569             --        93,560
  Depreciation and Amortization................      50,364         5,133             --        55,497
  Gain on Property Dispositions, Net...........     (16,498)           --             --       (16,498)
  Taxes, Other Than Income Taxes...............      26,166            57             --        26,223
                                                   --------       -------        -------      --------
                                                    688,913        34,227             --       723,140
                                                   --------       -------        -------      --------
OPERATING INCOME...............................      59,925         5,436             --        65,361

OTHER EXPENSE (INCOME)
  Interest Expense.............................      70,932            --             --        70,932
  Interest Expense, Affiliate -- Net...........          --         6,364         (6,364)           --
  Other, Net...................................      (8,328)        1,373          6,364          (591)
                                                   --------       -------        -------      --------
                                                     62,604         7,737             --        70,341
                                                   --------       -------        -------      --------
LOSS BEFORE INCOME TAXES, EXTRAORDINARY ITEM
  AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE...      (2,679)       (2,301)            --        (4,980)
INCOME TAXES...................................         (21)          139             --           118
                                                   --------       -------        -------      --------
LOSS BEFORE EXTRAORDINARY ITEM AND CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE..................      (2,658)       (2,440)            --        (5,098)
EXTRAORDINARY ITEM -- GAIN ON EARLY
  EXTINGUISHMENT OF DEBT.......................       1,885            --             --         1,885
CUMULATIVE EFFECT OF ACCOUNTING CHANGE.........        (490)           --             --          (490)
                                                   --------       -------        -------      --------
NET LOSS.......................................    $ (1,263)      $(2,440)       $    --      $ (3,703)
                                                   ========       =======        =======      ========

                         AMERICAN COMMERCIAL LINES LLC

     COMBINING STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 29, 2000

                                                  GUARANTOR        OTHER                      COMBINED
                                                 SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS    TOTALS
                                                 ------------   ------------   ------------   --------
                                                                (DOLLARS IN THOUSANDS)
OPERATING REVENUE
  Revenue......................................    $733,870       $37,879        $    --      $771,749
  Revenue from related parties.................          --         2,089             --         2,089
                                                   --------       -------        -------      --------
                                                    733,870        39,968             --       773,838

OPERATING EXPENSE
  Materials, Supplies and Other................     315,275        19,597             --       334,872
  Rent.........................................      48,033         1,430             --        49,463
  Labor and Fringe Benefits....................     155,903         7,348             --       163,251
  Fuel.........................................      85,159         2,935             --        88,094
  Depreciation and Amortization................      49,104         6,910             --        56,014
  Gain on Property Dispositions, Net...........      (1,686)           --             --        (1,686)
  Taxes, Other Than Income Taxes...............      26,425         1,097             --        27,522
                                                   --------       -------        -------      --------
                                                    678,213        39,317             --       717,530
                                                   --------       -------        -------      --------
OPERATING INCOME (LOSS)........................      55,657           651             --        56,308

OTHER EXPENSE (INCOME)
  Interest Expense.............................      70,813            --             --        70,813
  Interest Expense, Affiliate -- Net...........          --         6,029         (6,029)           --
  Other, Net...................................      (4,745)         (234)         6,029         1,050
  Gain on Sale of Watercom.....................     (11,418)           --             --       (11,418)
                                                   --------       -------        -------      --------
                                                     54,650         5,795             --        60,445
                                                   --------       -------        -------      --------
EARNINGS (LOSS) BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEM...........................       1,007        (5,144)            --        (4,137)
INCOME TAXES...................................         176         4,087             --         4,263
                                                   --------       -------        -------      --------
EARNINGS (LOSS) BEFORE EXTRAORDINARY ITEM......         831        (9,231)            --        (8,400)
EXTRAORDINARY ITEM -- LOSS ON EARLY
  EXTINGUISHMENT OF DEBT.......................        (734)           --             --          (734)
                                                   --------       -------        -------      --------
NET EARNINGS (LOSS)............................    $     97       $(9,231)       $    --      $ (9,134)
                                                   ========       =======        =======      ========

                         AMERICAN COMMERCIAL LINES LLC

     COMBINING STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999

                                                  GUARANTOR        OTHER                      COMBINED
                                                 SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS    TOTALS
                                                 ------------   ------------   ------------   --------
                                                                (DOLLARS IN THOUSANDS)
OPERATING REVENUE..............................    $699,072       $40,064        $    --      $739,136
OPERATING EXPENSE
  Materials, Supplies and Other................     287,980        18,783             --       306,763
  Rent.........................................      41,232         2,746             --        43,978
  Labor and Fringe Benefits....................     172,728         9,497             --       182,225
  Fuel.........................................      50,782         2,525             --        53,307
  Depreciation and Amortization................      45,066         6,156             --        51,222
  Loss on Property Dispositions, Net...........         384            --             --           384
  Taxes, Other Than Income Taxes...............      25,910           755             --        26,665
                                                   --------       -------        -------      --------
                                                    624,082        40,462             --       664,544
                                                   --------       -------        -------      --------
OPERATING INCOME (LOSS)........................      74,990          (398)            --        74,592
OTHER EXPENSE (INCOME)
  Interest Expense.............................      71,275            --             --        71,275
  Interest Expense, Affiliate -- Net...........          --         4,861         (4,861)           --
  Other, Net...................................      (7,005)         (904)         4,861        (3,048)
                                                   --------       -------        -------      --------
                                                     64,270         3,957             --        68,227
                                                   --------       -------        -------      --------
EARNINGS (LOSS) BEFORE INCOME TAXES............      10,720        (4,355)            --         6,365
INCOME TAXES...................................         694           964             --         1,658
                                                   --------       -------        -------      --------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE............................      10,026        (5,319)            --         4,707
CUMULATIVE EFFECT OF ACCOUNTING CHANGE.........      (1,737)           --             --        (1,737)
                                                   --------       -------        -------      --------
NET EARNINGS (LOSS)............................    $  8,289       $(5,319)       $    --      $  2,970
                                                   ========       =======        =======      ========

                         AMERICAN COMMERCIAL LINES LLC

     COMBINING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 28, 2001

                                                  GUARANTOR        OTHER                      COMBINED
                                                 SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS    TOTALS
                                                 ------------   ------------   ------------   --------
                                                                (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
  Net Loss.....................................    $ (1,263)      $ (2,440)      $    --      $ (3,703)
  Adjustments to Reconcile Net Loss to Net Cash
     Provided by (Used in) Operating
     Activities:
     Depreciation and Amortization.............      54,777          5,133            --        59,910
     Gain on Property Dispositions.............     (16,498)            --            --       (16,498)
     Other Operating Activities................      (6,753)         2,901            --        (3,852)
     Changes in Operating Assets and
       Liabilities:
       Accounts Receivable.....................       6,349        (32,340)       13,981       (12,010)
       Materials and Supplies..................      (1,119)          (265)           --        (1,384)
       Accrued Interest........................         413             --            --           413
       Other Current Assets....................     (14,648)         9,650            --        (4,998)
       Other Current Liabilities...............     (11,859)        18,569            --         6,710
                                                   --------       --------       -------      --------
       Net Cash Provided by Operating
          Activities...........................       9,399          1,208        13,981        24,588
INVESTING ACTIVITIES
  Property Additions...........................     (13,165)        (6,607)           --       (19,772)
  Investment in Vessel Leasing LLC.............      (6,808)            --            --        (6,808)
  Proceeds from Property Dispositions..........      23,918             --            --        23,918
  Proceeds from Sale of Terminals..............       7,818             --            --         7,818
  Proceeds from Property Condemnation..........       2,730             --            --         2,730
  Other Investing Activities...................      (9,055)         1,846         2,615        (4,594)
                                                   --------       --------       -------      --------
       Net Cash Provided by (Used in) Investing
          Activities...........................       5,438         (4,761)        2,615         3,292
FINANCING ACTIVITIES
  Short-Term Borrowings........................      17,250             --            --        17,250
  Long-Term Debt Repaid........................     (47,937)            --            --       (47,937)
  Borrowing from Affiliates....................          --            567          (567)           --
  Affiliate Debt Repaid........................          --           (567)          567            --
  Outstanding Checks Net of Deposits...........      (6,670)            --            --        (6,670)
  Debt Costs...................................      (3,463)            --            --        (3,463)
  Cash Dividends Paid..........................          --         (1,000)        1,000            --
  Other Financing..............................         625          3,615        (3,615)          625
                                                   --------       --------       -------      --------
       Net Cash (Used in) Provided by Financing
          Activities...........................     (40,195)         2,615        (2,615)      (40,195)
Net Decrease in Cash and Cash Equivalents......     (25,358)          (938)       13,981       (12,315)
Cash and Cash Equivalents at Beginning of
  Period.......................................      57,289          2,279            --        59,568
                                                   --------       --------       -------      --------
       Cash and Cash Equivalents at End of
          Period...............................    $ 31,931       $  1,341       $13,981      $ 47,253
                                                   ========       ========       =======      ========

                         AMERICAN COMMERCIAL LINES LLC

     COMBINING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 29, 2000

                                                  GUARANTOR        OTHER                      COMBINED
                                                 SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS    TOTALS
                                                 ------------   ------------   ------------   --------
                                                                (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
  Net Earnings (Loss)..........................    $     97       $ (9,231)      $     --     $ (9,134)
  Adjustments to Reconcile Net Earnings (Loss)
     to Net Cash Provided by (Used in)
     Operating Activities:
     Depreciation and Amortization.............      52,167          6,909             --       59,076
     Impairment of Barges......................       3,865             --             --        3,865
     Gain on Sale of Watercom..................     (11,418)            --             --      (11,418)
     Other Operating Activities................      (4,320)        (2,260)            --       (6,580)
     Changes in Operating Assets and
       Liabilities:
       Accounts Receivable.....................       4,925         (7,472)            --       (2,547)
       Materials and Supplies..................      12,469           (265)            --       12,204
       Accrued Interest........................      10,557             --             --       10,557
       Other Current Assets....................      (6,939)         3,224             --       (3,715)
       Other Current Liabilities...............     (23,612)         2,086             --      (21,526)
                                                   --------       --------       --------     --------
       Net Cash Provided by (Used in) Operating
          Activities...........................      37,791         (7,009)            --       30,782
INVESTING ACTIVITIES
  Property Additions...........................     (27,817)        (2,737)            --      (30,554)
  Purchase of Barging Assets...................     (31,500)            --             --      (31,500)
  Proceeds from Property Dispositions..........       4,089             --             --        4,089
  Proceeds from Sale of Watercom...............      13,600             --             --       13,600
  Proceeds from Sale of Restricted
     Investments...............................      25,288             --             --       25,288
  Other Investing Activities...................     (15,537)        (1,536)        11,958       (5,115)
                                                   --------       --------       --------     --------
       Net Cash Used in Investing Activities...     (31,877)        (4,273)        11,958      (24,192)
FINANCING ACTIVITIES
  Short-Term Borrowings........................      66,750             --             --       66,750
  Short-Term Debt Issued.......................     (54,752)            --             --      (54,752)
  Short-Term Debt Repaid.......................          --             --             --           --
  Affiliate Debt Repaid........................          --        (12,560)        12,560           --
  Cash Dividends Paid..........................          --         (3,160)         3,160           --
  Other Financing..............................      10,139          1,694         (1,694)      10,139
  Borrowing from Affiliates....................          --         25,984        (25,984)          --
                                                   --------       --------       --------     --------
       Net Cash Provided by Financing
          Activities...........................      22,137         11,958        (11,958)      22,137
Net Increase in Cash and Cash Equivalents......      28,051            676             --       28,727
Cash and Cash Equivalents at Beginning of
  Period.......................................      29,238          1,603             --       30,841
                                                   --------       --------       --------     --------
       Cash and Cash Equivalents at End of
          Period...............................    $ 57,289       $  2,279       $     --     $ 59,568
                                                   ========       ========       ========     ========

                         AMERICAN COMMERCIAL LINES LLC

     COMBINING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 1999

                                                  GUARANTOR        OTHER                      COMBINED
                                                 SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS    TOTALS
                                                 ------------   ------------   ------------   --------
                                                                (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
  Net Earnings (Loss)..........................    $  8,289       $ (5,319)      $     --     $  2,970
  Adjustments to Reconcile Net Earnings (Loss)
     to Net Cash Provided by Operating
     Activities:
     Depreciation and Amortization.............      47,883          6,156             --       54,039
     Impairment of Barges......................         230             --             --          230
     Proceeds from the initial sale of accounts
       receivable..............................      50,000             --             --       50,000
     Other Operating Activities................       3,723         (2,039)            --        1,684
     Changes in Operating Assets and
       Liabilities:
       Accounts Receivable.....................      (1,983)         7,129             --        5,146
       Materials and Supplies..................      (3,092)           189             --       (2,903)
       Accrued Interest........................     (14,834)            --             --      (14,834)
       Other Current Assets....................      10,890        (13,026)            --       (2,136)
       Other Current Liabilities...............       3,934         (3,528)            --          406
                                                   --------       --------       --------     --------
       Net Cash Provided by (Used in) Operating
          Activities...........................     105,040        (10,438)            --       94,602
INVESTING ACTIVITIES
  Property Additions...........................     (46,564)        (9,316)            --      (55,880)
  Proceeds from Property Dispositions..........       2,111             22             --        2,133
  Other Investing Activities...................     (21,442)           279         15,754       (5,409)
                                                   --------       --------       --------     --------
       Net Cash Used in Investing Activities...     (65,895)        (9,015)        15,754      (59,156)
FINANCING ACTIVITIES
  Partner Distribution.........................        (541)            --             --         (541)
  Long-Term Debt Repaid........................     (53,046)          (155)           155      (53,046)
  Cash Dividends Paid..........................          --         (6,700)         6,700           --
  Other Financing Activities...................        (374)           189           (189)        (374)
  Borrowing from Affiliates....................          --         22,420        (22,420)          --
                                                   --------       --------       --------     --------
       Net Cash (Used in) Provided by Financial
          Activities...........................     (53,961)        15,754        (15,754)     (53,961)
Net Decrease in Cash and Cash Equivalents......     (14,816)        (3,699)            --      (18,515)
Cash and Cash Equivalents at Beginning of
  Period.......................................      44,054          5,302             --       49,356
                                                   --------       --------       --------     --------
       Cash and Cash Equivalents at End of
          Period...............................    $ 29,238       $  1,603       $     --     $ 30,841
                                                   ========       ========       ========     ========

                         AMERICAN COMMERCIAL LINES LLC

         COMBINING STATEMENT OF FINANCIAL POSITION AT DECEMBER 28, 2001

                                            GUARANTOR        OTHER                      COMBINED
                                           SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS    TOTALS
                                           ------------   ------------   ------------   ---------
                                                           (DOLLARS IN THOUSANDS)
                                             ASSETS
CURRENT ASSETS
  Cash and Cash Equivalents..............   $  45,912       $  1,341      $      --     $  47,253
  Accounts Receivable -- Net.............      25,612         29,752        (13,981)       41,383
  Accounts Receivable -- Related
     Parties.............................          --         13,402             --        13,402
  Materials and Supplies.................      30,180          1,155             --        31,335
  Other Current Assets...................      41,069        (11,436)            --        29,633
                                            ---------       --------      ---------     ---------
          Total Current Assets...........     142,773         34,214        (13,981)      163,006
PROPERTIES -- NET........................     422,877         41,256             --       464,133
NET PENSION ASSET........................      26,067             --             --        26,067
OTHER ASSETS.............................     153,227         52,702       (101,199)      104,730
                                            ---------       --------      ---------     ---------
          Total Assets...................   $ 744,944       $128,172      $(115,180)    $ 757,936
                                            =========       ========      =========     =========

                                           LIABILITIES
CURRENT LIABILITIES
  Accounts Payable.......................   $  28,094       $  1,643      $      --     $  29,737
  Accrued Payroll and Fringe Benefits....      17,206             --             --        17,206
  Deferred Revenue.......................      11,890             --             --        11,890
  Accrued Claims and Insurance
     Premiums............................      24,200             --             --        24,200
  Accrued Interest.......................      18,659             --             --        18,659
  Short-term Debt........................      84,000             --             --        84,000
  Current Portion of Long-Term Debt......     608,519             --             --       608,519
  Other Current Liabilities..............      40,249         15,804        (13,981)       42,072
  Other Current Liabilities -- Related
     Parties.............................          --          8,397             --         8,397
                                            ---------       --------      ---------     ---------
          Total Current Liabilities......     832,817         25,844        (13,981)      844,680
LONG-TERM NOTE PAYABLE TO AFFILIATE......          --         86,700        (86,700)           --
LONG-TERM DEBT...........................          --             --             --            --
PENSION LIABILITY........................      18,907             --             --        18,907
OTHER LONG-TERM LIABILITIES..............      36,163          1,129             --        37,292
                                            ---------       --------      ---------     ---------
          Total Liabilities..............   $ 887,887       $113,673      $(100,681)    $ 900,879
                                            ---------       --------      ---------     ---------

                                        MEMBER'S DEFICIT
Member's Interest........................     220,074             --             --       220,074
Other Capital............................     166,580         57,374        (57,374)      166,580
Retained Deficit.........................    (527,740)       (42,875)        42,875      (527,740)
Other Comprehensive Loss.................      (1,857)            --             --        (1,857)
                                            ---------       --------      ---------     ---------
          Total Member's Deficit.........    (142,943)        14,499        (14,499)     (142,943)
                                            ---------       --------      ---------     ---------
          Total Liabilities and Member's
            Deficit......................   $ 744,944       $128,172      $(115,180)    $ 757,936
                                            =========       ========      =========     =========

                         AMERICAN COMMERCIAL LINES LLC

         COMBINING STATEMENT OF FINANCIAL POSITION AT DECEMBER 29, 2000

                                                 GUARANTOR        OTHER                      COMBINED
                                                SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS    TOTALS
                                                ------------   ------------   ------------   ---------
                                                                (DOLLARS IN THOUSANDS)
                                                ASSETS
CURRENT ASSETS
  Cash and Cash Equivalents...................   $  57,288       $  2,280       $     --     $  59,568
  Accounts Receivable -- Net..................      32,608          8,109             --        40,717
  Accounts Receivable -- Related Parties......          --          2,111             --         2,111
  Materials and Supplies......................      28,883            890             --        29,773
  Other Current Assets........................      24,823         (1,163)            --        23,660
                                                 ---------       --------       --------     ---------
          Total Current Assets................     143,602         12,227             --       155,829
PROPERTIES -- NET.............................     469,714         39,729             --       509,443
NET PENSION ASSET.............................      24,512             --             --        24,512
OTHER ASSETS..................................     141,534         51,128        (94,908)       97,754
                                                 ---------       --------       --------     ---------
          Total Assets........................   $ 779,362       $103,084       $(94,908)    $ 787,538
                                                 =========       ========       ========     =========

                                             LIABILITIES
CURRENT LIABILITIES
  Accounts Payable............................   $  28,536       $  1,194       $     --     $  29,730
  Accrued Payroll and Fringe Benefits.........      14,003             --             --        14,003
  Deferred Revenue............................      12,011             --             --        12,011
  Accrued Claims and Insurance Premiums.......      21,047             --             --        21,047
  Accrued Interest............................      18,246             --             --        18,246
  Short-term Debt.............................      66,750             --             --        66,750
  Current Portion of Long-Term Debt...........      44,579             --             --        44,579
  Other Current Liabilities...................      50,918          4,442             --        55,360
  Other Current Liabilities -- Related
     Parties..................................          --          1,457             --         1,457
                                                 ---------       --------       --------     ---------
          Total Current Liabilities...........     256,090          7,093             --       263,183
LONG-TERM NOTE PAYABLE TO AFFILIATE...........          --         86,700        (86,700)           --
LONG-TERM DEBT................................     613,476             --             --       613,476
PENSION LIABILITY.............................      21,389             --             --        21,389
OTHER LONG-TERM LIABILITIES...................      28,066          1,083             --        29,149
                                                 ---------       --------       --------     ---------
          Total Liabilities...................   $ 919,021       $ 94,876       $(86,700)    $ 927,197
                                                 ---------       --------       --------     ---------

                                           MEMBER'S DEFICIT
Member's Interest.............................     220,074             --             --       220,074
Other Capital.................................     163,799         46,820        (46,820)      163,799
Retained Deficit..............................    (523,048)       (38,612)        38,612      (523,048)
Other Comprehensive Loss......................        (484)            --             --          (484)
                                                 ---------       --------       --------     ---------
          Total Member's Deficit..............    (139,659)         8,208         (8,208)     (139,659)
                                                 ---------       --------       --------     ---------
          Total Liabilities and Member's
            Deficit...........................   $ 779,362       $103,084       $(94,908)    $ 787,538
                                                 =========       ========       ========     =========

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                                         BALANCE AT
                                        BEGINNING OF   CHARGES TO                            BALANCE AT END
                                           PERIOD       EXPENSE      OTHER       WRITEOFFS     OF PERIOD
                                        ------------   ----------   -------      ---------   --------------
2001:
Allowance for Uncollectible
  accounts............................     $1,157        $1,176          --       $  (702)       $1,631
Valuation allowance for Foreign net
  operating Loss carryforwards........         --            --          --            --            --

2000:
Allowance for Uncollectible
  accounts............................     $2,290        $  194          --       $(1,327)       $1,157
Valuation allowance for Foreign net
  operating Loss carryforwards........     $6,605            --     $(6,605)(1)        --            --

1999:
Allowance for Uncollectible
  accounts............................     $2,335        $  813     $  (591)(2)   $  (267)       $2,290
Valuation allowance for Foreign net
  operating Loss carryforwards........     $4,186        $2,419          --            --        $6,605

---------------

(1) Contribution of assets to UABL.

(2) Securitization of accounts receivable.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                OF UABL LIMITED


Report of Independent Public Accountants....................  F-33
Financial statements........................................  F-34
  Consolidated statements of income (loss) for the year
     ended December 31, 2001 and for the period of October
     24 (Inception date) to December 31, 2000...............  F-35
  Statements of changes in stockholders' equity for the year ended December 31, 2001 and for the period of October
     24 (Inception date) to December 31, 2000...............  F-36
  Consolidated statements of cash flows for the year ended
     December 31, 2001 and for the period of October 24
     (Inception date) to December 31, 2000..................  F-37
  Notes to consolidated financial statements for the year
     ended December 31, 2001 and for the period of October
     24 (Inception date) to December 31, 2000...............  F-38

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
UABL LIMITED:

     We have audited the accompanying consolidated balance sheets of UABL LIMITED and its subsidiaries, a company incorporated under Bahamas legislation (the Company), as of December 31, 2001 and 2000, and the related consolidated statements of income (loss), changes in stockholders' equity and cash flows for the year ended December 31, 2001 and for the period of October 24 (Inception date) to December 31, 2000. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing generally accepted standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UABL LIMITED as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the year ended December 31, 2001 and for the period of October 24 (Inception date) to December 31, 2000, in accordance with generally accepted accounting principles in the United States.

                                               PISTRELLI, DIAZ Y ASOCIADOS
                                                    Member of Andersen
                                          /s/        MARIANA FILAS
                                          --------------------------------------
                                                      MARIANA FILAS
                                                         Partner

Buenos Aires, Argentina
March 26, 2002

                                  UABL LIMITED

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2001 AND 2000

                                                                2001        2000
                                                              ---------   --------
                                                              (STATED IN THOUSANDS
                                                                OF U.S. DOLLARS)
                                      ASSETS
Current Assets
  Cash and cash equivalents.................................       106      1,896
  Investments (note 2.d)....................................        --        607
  Accounts receivable, net (note 2.e).......................     3,691      4,203
  Due from affiliates (note 7.).............................    17,295      2,001
  Inventories (note 2.g)....................................     1,465      1,561
  Prepaid expenses (note 2.h)...............................     1,772        615
  Other receivables (note 2.f)..............................     2,631      1,621
                                                               -------     ------
          Total current assets..............................    26,960     12,504
                                                               -------     ------
Noncurrent Assets
  Other receivables (note 2.f)..............................        --      2,270
  Investment in affiliates (note 2.j).......................     3,809      1,431
  Property and equipment, net (notes 2.i and 3.)............    77,883     64,048
                                                               -------     ------
          Total noncurrent assets...........................    81,692     67,749
                                                               -------     ------
          Total assets......................................   108,652     80,253
                                                               =======     ======
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable and accrued expenses (note 2.k)..........     3,040      5,371
  Due to affiliates (note 7.)...............................    28,449      2,737
  Other payables (note 2.l).................................       809      1,339
  Financial payables........................................     1,366         --
                                                               -------     ------
          Total current liabilities.........................    33,664      9,447
Noncurrent Liabilities -- Financial payables................     8,464         --
                                                               -------     ------
          Total Liabilities.................................    42,128      9,447
                                                               -------     ------
Commitments and Contingencies (note 5)......................        --         --
                                                               -------     ------
Stockholders' Equity
  Common stock, $1 par value, 10,000 shares authorized and
     issued (note 4.).......................................        10         10
  Paid-in capital...........................................    77,514     74,395
  Retained earnings.........................................   (11,000)    (3,599)
                                                               -------     ------
          Total stockholders' equity........................    66,524     70,806
                                                               -------     ------
          Total liabilities, minority interests and
           stockholders' equity.............................   108,652     80,253
                                                               =======     ======

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                                  UABL LIMITED

                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                    FOR THE YEAR ENDED DECEMBER 31, 2001 AND
       FOR THE PERIOD OF OCTOBER 24 (INCEPTION DATE) TO DECEMBER 31, 2000

                                                                 2001        2000
                                                              (365 DAYS)   (69 DAYS)
                                                              ----------   ---------
                                                               (STATED IN THOUSANDS
                                                                 OF U.S. DOLLARS,
                                                              EXCEPT PER SHARE DATA)
Revenue
  Freight revenues..........................................     35,933       3,993
  Freight revenues from related parties (note 7.)...........      4,027         640
  Management fee from related parties (note 7.).............     15,055       1,947
  Other services............................................      1,566          --
                                                               --------     -------
          Total revenue (Note 8)............................     56,581       6,580
                                                               --------     -------
Operating Expenses
  Voyage expenses...........................................    (14,078)     (3,000)
  Voyage expenses from related parties (note 7.)............    (25,625)     (2,944)
  Running costs.............................................    (11,932)     (2,723)
  Depreciation of property and equipment....................     (3,259)       (688)
  Administrative expenses...................................     (5,219)       (643)
                                                               --------     -------
          Total operating expenses..........................    (60,113)     (9,998)
                                                               --------     -------
  Operating loss............................................     (3,532)     (3,418)
Other Income (Expenses)
  Investment in affiliates..................................        (83)        (86)
  Financial expense.........................................       (282)         --
  Exchange gains............................................        513          --
                                                               --------     -------
          Total other income................................        148         (86)
                                                               --------     -------
  Loss before income tax of the year........................     (3,384)     (3,504)
     Income tax of the year (note 6.).......................       (725)        (95)
     Settlement of tax contingency (note 5.)................     (3,292)         --
                                                               --------     -------
  Loss for the year.........................................     (7,401)     (3,599)
                                                               ========     =======
     Basic loss per share...................................   $ (740.1)    $(359.9)
                                                               ========     =======

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                                  UABL LIMITED

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                    FOR THE YEAR ENDED DECEMBER 31, 2001 AND
       FOR THE PERIOD OF OCTOBER 24 (INCEPTION DATE) TO DECEMBER 31, 2000

                                                           COMMON   PAID-IN   RETAINED
BALANCE                                                    STOCK    CAPITAL   EARNINGS   TOTAL
-------                                                    ------   -------   --------   ------
                                                           (STATED IN THOUSANDS OF US DOLLARS)
October 24, 2000.........................................    10     74,395         --    74,405
Net loss for the period (69 days)........................    --         --     (3,599)   (3,599)
                                                             --     ------    -------    ------
December 31, 2000........................................    10     74,395     (3,599)   70,806
Additional paid-in capital (note 5.).....................    --      3,119         --     3,119
Net loss for the year (365 days).........................    --         --     (7,401)   (7,401)
                                                             --     ------    -------    ------
December 31, 2001........................................    10     77,514    (11,000)   66,524
                                                             ==     ======    =======    ======

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                                  UABL LIMITED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    FOR THE YEAR ENDED DECEMBER 31, 2001 AND
       FOR THE PERIOD OF OCTOBER 24 (INCEPTION DATE) TO DECEMBER 31, 2000

                                                                 2001        2000
                                                              (365 DAYS)   (69 DAYS)
                                                              ----------   ---------
                                                               (STATED IN THOUSANDS
                                                                 OF U.S. DOLLARS)
Cash Flows from Operating Activities
  Net loss for the year.....................................    (7,401)     (3,599)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Depreciation of property and equipment.................     3,259         688
     Loss from investment in affiliates.....................        83          86
     Income from sales of property and equipment............        (2)         --
  Changes in assets and liabilities, net:
     (Increase) decrease in assets:
       Accounts receivable..................................     2,029      (3,150)
       Due from affiliates..................................   (16,811)       (484)
       Inventories..........................................        96      (1,561)
       Prepaid expenses.....................................    (1,157)       (615)
       Other receivables....................................     1,260       2,349
     Increase (decrease) in liabilities:
       Accounts payable and accrued expenses................    (4,055)      4,365
       Due to affiliates....................................    27,436       1,013
       Other payables.......................................      (530)        (95)
                                                               -------      ------
          Net cash provided by (used in) operating
           activities.......................................     4,207      (1,003)
                                                               -------      ------
Cash Flows from Investing Activities
  Sales of property and equipment...........................        53          --
  Current investments.......................................       607        (607)
  Purchase of property and equipment........................   (17,145)         --
  Investment in affiliate...................................    (2,461)         --
                                                               -------      ------
          Net cash used in investing activities.............   (18,946)       (607)
                                                               -------      ------
Cash Flows from Financing Activities
  Increase in long term financial payables..................     9,830          --
  Partner capital investment................................     3,119          --
                                                               -------      ------
          Net cash provided by financing activities.........    12,949          --
                                                               -------      ------
          Net decrease in cash and cash equivalents.........    (1,790)     (1,610)
          Cash and cash equivalents at beginning of year....     1,896       3,506
                                                               -------      ------
          Cash and cash equivalents at end of year..........       106       1,896
                                                               =======      ======
Supplemental cash flow information:
Interest paid...............................................        57           1
Income taxes paid...........................................       569          82

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                                  UABL LIMITED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE YEAR ENDED DECEMBER 31, 2001 AND
       FOR THE PERIOD OF OCTOBER 24 (INCEPTION DATE) TO DECEMBER 31, 2000
       (STATED IN THOUSANDS OF U.S. DOLLARS, EXCEPT OTHERWISE INDICATED)

1.  CORPORATE ORGANIZATION AND NATURE OF OPERATIONS

     ACBL Hidrovias Ltd. ("ACBLH"), a subsidiary of American Commercial Lines LLC ("ACL"), and UP River (Holdings) Ltd. ("UP"), a Bahamian corporation and wholly owned subsidiary of Ultrapetrol (Bahamas) Limited ("Ultrapetrol"), individually and through their subsidiaries, own certain vessels, land based assets, permits and contracts of affreightment, which they use to operate a river transportation business on the Parana, Paraguay and Uruguay Rivers in Argentina, Bolivia, Brazil, Paraguay and Uruguay.

     The respective Boards of Directors of ACBLH and UP decided to combine businesses of ACBLH and UP into a new business entity, UABL Limited ("UABL" or "the Company"), and for that purpose, executed a Consolidation Agreement (the "Consolidation Agreement") on October 18, 2000 (the "Closing Date"). As a result of the business combination, the Company was organized and registered as a Bahamian Corporation on October 18, 2000. The Company has an authorized capital stock of 10,000 shares, with a par value of $1 per share. The company is owned equally by UP and ACBLH and its affiliates. These contributions were recorded at historical cost basis of the related entities or assets.

     On the Closing Date and in accordance with the Consolidation Agreement, UABL S.A. ("UABL SA"; formerly ACBL Hidrovias S.A.), under Argentinean legislation, and UP River Ltd. ("UP River"), under Bahamian legislation, were contributed by ACBLH and UP to the Company respectively. Additionally, the parties contributed equipment, cash and certain time charter contracts involving certain vessels to the Company on the Closing Date.

     Lonehort S.A. ("Lonehort"), a ship management company serving the boats, barges and other marine equipment of the Company, was created in October 2000. The Company is its sole shareholder (100% interest).

     UP River has the following subsidiaries:

COMPANY                                                        ORIGIN     2001   2000
-------                                                      ----------   ----   ----
Thurston Shipping Inc. ("Thurston")........................  Panamanian   100%   100%
UABL International Ltd. ("UABL International"; formerly
  Sunrose Investment Ltd.).................................  Panamanian   100%   100%
Sernova S.A. ("Sernova")...................................  Argentinian  100%   100%
UABL Paraguay S.A. ("UABL Paraguay"; formerly Parpetrol
  S.A).....................................................  Paraguayan   100%   100%
Riverpar S.A. ("Riverpar").................................  Paraguayan   100%    --
Yataiti S.A. ("Yataiti")...................................  Paraguayan   100%    --
ACBL del Paraguay S.A. ("ACBL del Paraguay")...............  Paraguayan   100%    --

     Riverpar was organized in July 2001. Riverpar's shareholders are Thurston Shipping Inc. (2.5% interest) and UABL International (97.5% interest). Riverpar acquired eleven tanker barges from ACL for the purpose of attaining an increased penetration in the fuel transportation market.

     Yataiti was organized in August 2001. Yataiti's shareholders are Thurston Shipping Inc. (2.5% interest) and UABL International (97.5% interest). Yataiti provides shipping agency services to the river transportation business of the Company, and its affiliated and subsidiary entities, which enables certain cost reductions in the Company's business.

     ACBL del Paraguay was organized in November 2001. Its shareholders are Thurston Shipping Inc. (2.5% interest) and UABL International (97.5% interest). ACBL del Paraguay acquired a towboat (the

                                  UABL LIMITED

Epiritu Paraguay) and barges (AF 37 - AF 60) from Transamerica Leasing Inc. in November 2001, which are now operated in the Company's river transportation business.

     Since early December 2001, Argentine authorities implemented a number of monetary and exchange control measures that mainly included restrictions on the free disposition of funds deposited with banks and the practical impossibility of making transfers abroad, with the exception of transfers related to foreign trade. Later, the Federal Government declared the official default on foreign debt payments and, on January 6, 2002, the Argentine Congress approved Law No. 25,561 on Public Emergency and Exchange System Reform that introduced important changes to the economic model implemented until that date and that amended the Convertibility Law (the currency board that pegged the Argentine peso at parity with the US dollar) approved in March 1991.

     As of the date of issuance of these financial statements the exchange rate ranged from 2.30 to 2.40 pesos to 1 US dollar (selling rate).

     Since early December 2001, Argentine authorities implemented a number of monetary and exchange control measures that mainly included restrictions on the free disposition of funds deposited with banks and the practical impossibility of making transfers abroad, with the exception of transfers related to foreign trade. Later, the Federal Government declared the official default on foreign debt payments and, on January 6, 2002, the Argentine Congress approved Law No. 25,561 on Public Emergency and Exchange System Reform that introduced important changes to the economic model implemented until that date and that amended the Convertibility Law (the currency board that pegged the Argentine peso at parity with the US dollar) approved in March 1991.

     As of the date of issuance of these financial statements the exchange rate ranged from 2.30 to 2.40 pesos to 1 US dollar (selling rate).

2.  SIGNIFICANT ACCOUNTING POLICIES

  A) BASIS OF PRESENTATION

     The financial statements have been prepared in accordance with generally accepted accounting principles as applied in the United States ("US GAAP")

     The consolidated financial statements of the Company for the year ended December 31, 2001 and for the period of October 24 (Inception date) to December 31, 2000, have been based upon the financial statements of UABL and its subsidiaries, UABL SA, UP River and Lonehort for the above mentioned periods.

     Certain reclassifications have been made to December 31, 2000 amounts to conform with December 31, 2001 presentation.

  B) PRINCIPLES OF CONSOLIDATION AND COMBINATION

     All significant intercompany balances and transactions have been eliminated in consolidation. The balance sheet balances and significant income (loss) originating in transactions among UABL SA, Lonehort SA and UP River and its subsidiaries have been eliminated.

  c) FOREIGN CURRENCY TRANSLATION

     The Company uses the U.S. dollar as its functional currency.

     Transactions involving other currencies during the years were converted into U.S. dollars using the exchange rates in effect at transaction date. At the balance sheets date, assets and liabilities denominated in other currencies were translated using year-end exchange rates. For the balance sheets of UABL SA and Sernova SA as of December 31, 2001, assets and liabilities denominated in Argentine pesos were translated

                                  UABL LIMITED
using the exchange rate in effect as of January 11, 2002, date the foreign currency market re-opened . Gains or losses resulting from foreign currency measurements were recognized in the income statement for each years.

  d) INVESTMENTS

     As of December 31, 2000, this account includes deposit accounts plus the interest accrued up to such date.

  e) ACCOUNTS RECEIVABLE, NET

     Receivables are recorded and carried at face value less allowances for uncollectible accounts estimated by the Company, in order to write them down to estimated realizable values.

     The amounts of each item, were as follows:

                                                              2001    2000
                                                              -----   -----
Accounts receivable.........................................  4,003   4,558
Allowance for uncollectible accounts........................   (312)   (355)
                                                              -----   -----
Accounts receivable, net....................................  3,691   4,203
                                                              =====   =====

  f) OTHER RECEIVABLE

     This account mainly includes claim insurance, tax credits for VAT and income tax retention as of December 31, 2001 and tax credit for VAT and income tax retention as of December 31, 2000.

  g) INVENTORIES

     This account includes fuel, lubricants and spare parts, which were accounted for under the lower of cost or market. The amounts of each item, were as follows:

                                                              2001    2000
                                                              -----   -----
Spare parts (at stores).....................................    995   1,033
Fuel and lubricants.........................................    470     528
                                                              -----   -----
          Total.............................................  1,465   1,561
                                                              =====   =====

  h) PREPAID EXPENSES

     This account includes prepaid insurance and charter expenses and prepayments to vendors.

  i) PROPERTY AND EQUIPMENT

     Property and equipment, which is principally comprised of river barges, tugboats and river equipment is stated at acquisition cost. This cost comprises the purchase price and all directly attributable cost to put the asset into working condition. Maintenance and repair costs are expensed as incurred.

     The river barges and tugboats are considered to have useful lives of 35 years from built date. The depreciable amount is calculated net from the scrap value of the barge convoy and is recorded by the straight-line method over the estimated useful lives of the related assets. The scrap value is estimated at the 5% of the acquisition cost of the barges.

                                  UABL LIMITED

  j) INVESTMENT IN AFFILIATES

     This account includes the Company's participation of 50% on Obras Terminales y Servicios S.A. ("OTS"), and 50% on Puertos del Sur S.A., through UABL Paraguay as of December 31, 2001 and the Company's participation on Obras Terminales y Servicios S.A. ("OTS"), through UABL Paraguay as of December 31, 2000.

     These investments are accounted for by the equity method.

  k) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     This account mainly includes debts to agents and suppliers and director's fees.

  l) OTHER PAYABLES

     This account includes mainly payroll, social security liabilities, tax debts and provisions.

  m) NATURE OF OPERATIONS AND REVENUE RECOGNITION

     Revenues are recognized daily as earned under both freight and time charters over the lives of the respective agreements.

     Under the charter agreements entered into by the parties, both UP and ACBLH lease certain vessels which were not contributed to the Company through the Consolidation Agreement, which are operated together with the rest of the UABL Limited fleet.

  n) USE OF ESTIMATES

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual income (loss) could differ from those estimates.

  O) COMPREHENSIVE INCOME:

     According to SFAS No. 130, the Company is required to separately disclose the changes in the stockholders' equity, other than net income (loss) and transactions with stockholders, defined as other comprehensive income. The Company has no items of other comprehensive income to report. The comprehensive income item only includes the net income (loss) for the years.

  P) FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The fair value of the Company's financial instruments, which include cash, and financial payables, approximates carrying value.

  Q) CASH AND CASH EQUIVALENTS:

     Cash and cash equivalents include highly liquid, temporary cash investments with original maturities of three months or less when purchased.

                                  UABL LIMITED

3.  PROPERTY AND EQUIPMENT

     The capitalized cost of all vessels and other fixed assets and the related accumulated depreciation as of December 31, 2001 and 2000 is as follows:

                                                             2001                                2000
                                  ----------------------------------------------------------   --------
                                                          ORIGINAL   ACCUMULATED    NET BOOK   NET BOOK
                                       SUBSIDIARY          VALUE     DEPRECIATION    VALUE      VALUE
                                  ---------------------   --------   ------------   --------   --------
ACBLH Barges....................  UABL International        5,767          567        5,200      5,638
Rodeo 1 to 4 barges.............  UABL International          531          131          400        485
Matador LXIII to CVI barges.....  UABL International        9,287          904        8,383      9,066
Matador CVII to CXXVII barges...  UABL International        7,343          455        6,888      7,095
Barges RA 01 to 05 and
  equipment.....................  Sernova SA                1,171          128        1,043      1,133
Saturno Tug-Boat................  UABL Paraguay               468           21          447        341
UT 3001/4 Ponton barges.........  UABL Paraguay               321           69          252        295
NP 1501/1512 and SPN 003-004....  UABL Paraguay             1,434          360        1,074      1,300
Vehicles........................  UABL SA                      82           45           37         58
Boats...........................  UABL SA                   1,613          312        1,301      1,331
Barges..........................  UABL SA                  40,177        6,537       33,640     34,663
Tugboat Espiritu Paraguayo......  ACBL del Paraguay         3,104           15        3,089         --
Barges AF 37 to 60..............  ACBL del Paraguay         8,016           39        7,977         --
Barges CMI 21/27................  UABL Paraguay             2,100            5        2,095         --
Barges River 824-834............  Riverpar                  1,498           21        1,477         --
Land, facilities and
  machinery.....................  UABL SA, Yataiti,         3,317          789        2,528      2,335
                                  UABL Paraguay and
                                  Sernova UABL SA, UABL
Office..........................  Paraguay and Yataiti        963          699          264        308
Work in progress (mainly Alianza
  G-2)..........................  Sernova and UABL LTD      1,788           --        1,788         --
                                                           ------       ------       ------     ------
Total 2001......................                           88,980       11,097       77,883
                                                           ======       ======       ======
Total 2000......................                           72,145        8,097                  64,048
                                                           ======       ======                  ======

4.  COMMON STOCK

     As discussed in note 1, effective December 31, 2001 and 2000, the Company has an authorized capital of $10 comprising 10,000 common shares with a par value of $1 each.

5.  COMMITMENTS AND CONTINGENCIES

  A) CONSOLIDATION AGREEMENT

     According to the provisions of the Consolidation Agreement the Company shall not be obligated or become liable for any obligation or liability, known or unknown, fixed, contingent or otherwise of UP, UP River or the Subsidiaries of UP and ACBLH, UABL SA, or arising prior to October 24, 2000 in connection with any vessel, or any vessel chartered to UABL Limited, in connection with or arising out of or resulting from events occurring prior to that date, without limitation, any liability arising in connection with any environmental liabilities, legal violations, litigation, employee claims, loan agreements or other indebtedness,

                                  UABL LIMITED
any tax, or any other liabilities, obligations, or exception to any representation or warranty. UABL Limited shall not assume, and UP and ACBLH shall severally indemnify UABL Limited against such liabilities.

     In addition, pursuant to the Consolidation Agreement, all claims, severance benefits, costs, and other expenses, social security taxes, charges and contributions and other costs incurred by UABL SA or UP River, or subsidiary of UP River, in connection with an employee employed by the Company and subsequently terminated by the Company shall be paid by the Company to, or on behalf of ACBLH or UP, as the case may be; provided, that the maximum amount that the Company shall be required to pay to or on behalf of the parent companies in respect of any of the mentioned costs in the aggregate, shall be $1,800. ACBLH and UP agreed to fully indemnify the Company against such liabilities over the mentioned amount.

     During 2000 the Argentine tax authority served a notice to UABL SA with the purpose of verifying the latter's compliance with the transfer pricing regulations for transactions with related companies for the period prior to the formation of UABL Limited, i.e. during 1996, 1997, 1998 and 1999, among other things.

     In light of the above, the Company amended its income tax returns for the above-mentioned years charging a loss of 3,292 to UABL SA income statement (consisting of a tax loss of 2,270, interest expense for 1,487 and a gain on the sale of government bounds of 465). In compliance with the contract provision described above, ACBLH compensated UABL Limited in the amount of 3,119 causing a net decrease of 173, in the shareholders net worth.

     According to US GAAP, this compensation had to be considered as paid-in capital and thus could not be netted out with the loss generated by the tax liability.

  B) TEMPORARY IMPORT OF GOODS

     As of December 31, 2001, the Company had assets imported temporarily into Argentina for $29.294.

     In accordance with the prevailing tax legislation in Argentina, the deadline and time limit for paying the applicable import duties definitively expires three years after goods, including marine equipment, brought into the country. The Company obtained an extension from the Argentinian tax authority for the assets imported in 1996, 1997 and 1998, which will expire during the year 2002. The Company's intention is to extend the life of these contracts provided that when the extension is to be formalized, the temporary importation system remains in effect. Otherwise, these assets will be reexported.

6.  INCOME TAXES

     As the earnings from shipping operations of UABL International and Thurston are derived from sources outside of Panama, such earnings are not subject to Panamanian taxes.

     UABL Paraguay, ACBL del Paraguay, Yataiti and Riverpar are subject to Paraguayan corporate income taxes, UABL SA and Sernova to Argentine corporate income taxes.

     In Argentina the tax on minimum presumed income supplements income tax since it applies a minimum levy on the potential income from certain income generating assets at 1% tax rate. The Company's tax obligation in any given year will be the higher of these two tax amounts. However, if, in any given tax year, tax on minimum presumed income exceeds income tax, such excess may be computed as payment on account of any excess of income tax over tax on minimum presumed income that may arise in any of the ten following years.

     The Company accounts for income taxes under the liability method in accordance with SFAS N(LOGO) 109 "Accounting for income taxes".

     Under this method, deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at each year -- end.

                                  UABL LIMITED

Deferred tax assets are recognized for all temporary items and an offsetting valuation reserve is only recorded if it is determined to be probable that the asset will not be realized.

     As of December 31, 2001, the Company recognized a deferred tax asset of 4,061 and an offsetting valuation reserve of the same amount.

     The provision (benefit) for income taxes is comprised of:

                                                              FOR THE YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Currently payable...........................................       --         --
Deferred....................................................       --         --
                                                               ------     ------
                                                                   --         --
                                                               ======     ======

     Reconciliation of tax provision to statutory rate and the structure of deferred assets (liabilities) is a follows:

                                                              FOR THE YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Pre-tax (loss) income.......................................   (5,131)    (3,599)
Sources not subject to income tax...........................    3,598     (5,303)
Income derived from permanent differences...................     (110)       102
                                                               ------     ------
Statutory tax rate (average)................................   (1,643)    (8,800)
                                                                   35%        35%
                                                               ------     ------
Tax benefit.................................................     (575)    (3,080)
Increase (decrease) in valuation allowances.................      575     (3,080)
                                                               ------     ------
                                                                   --         --
                                                               ======     ======

     As of December 31, 2001 and 2000 the net deferred tax assets (liability) is a follows:

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Deferred tax assets.........................................    5,165     11,088
Deferred tax liabilities....................................   (1,104)      (284)
                                                              -------    -------
          Net deferred tax assets...........................    4,061     10,804
Offsetting valuation reserve arising from prior year tax
  credits...................................................  (10,804)   (11,372)
Offsetting valuation reserve current year...................    6,743        568
                                                              -------    -------
          Net recognized deferred...........................       --         --
                                                              =======    =======

     Deferred tax assets as of December 31, 2001 is mainly comprised of the loss carry forwards which may be offset against income thought 2005. Deferred tax liabilities are primarily attributable to accelerate depreciation for tax purpose.

                                  UABL LIMITED

7.  RELATED PARTY TRANSACTIONS

     As of December 31, 2001 and 2000 the balances from related parties were as follows:

                                                               2001    2000
                                                              ------   -----
ACCOUNTS RECEIVABLE FROM RELATED PARTIES
  Ultrapetrol S.A. .........................................     134     214
  Ultrapetrol (Bahamas) Ltd. ...............................   1,087     174
  Parfina S.A. .............................................      14      99
  Oceanmarine...............................................     331      --
  ACBLH.....................................................   9,207   1,498
  Oceanpar..................................................       2      --
  Princely International Finance Corp. and its wholly owned
     subsidiaries...........................................   6,449      16
                                                              ------   -----
                                                              17,224   2,001
                                                              ======   =====

LOANS GRANTED TO RELATED PARTIES
  OTS S.A. .................................................      71      --
                                                              ------   -----
                                                                  71      --
                                                              ------   -----
Total Due from affiliates...................................  17,295   2,001
                                                              ======   =====

ACCOUNTS PAYABLE TO RELATED PARTIES
  Mansan S.A. ..............................................   1,518     224
  Ultrapetrol S.A. .........................................      57     149
  Princely International Finance Corp. and its wholly owned
     subsidiaries...........................................   9,729      --
  ACBL H. ..................................................  13,150   2,089
  Oceanpar S.A. ............................................      --      57
  Parfina...................................................     569     218
  Louisiana Dock Company LLC................................     355      --
                                                              ------   -----
                                                              25,378   2,737
                                                              ======   =====
LOANS RECEIVED FROM RELATED PARTIES
  ACBLH.....................................................   1,350      --
  Ultrapetrol (Bahamas) Ltd. ...............................   1,721      --
                                                              ------   -----
                                                               3,071      --
                                                              ------   -----
TOTAL DUE TO AFFILIATES.....................................  28,446   2,737
                                                              ======   =====

                                  UABL LIMITED

     For the year ended December 31, 2001 and for the period of October, 24 (Inception date) to December 31, 2000, the transactions with related parties were as follows:

                                                                 2001        2000
                                                              (365 DAYS)   (69 DAYS)
                                                              ----------   ---------
FREIGHT REVENUES
  Parfina SA................................................     1,777         266
  Oceanpar SA...............................................     1,470         199
  Ultrapetrol SA............................................       449          30
  ACBLH.....................................................        --         145
  Oceanmarine...............................................       331          --
                                                                ------       -----
          Total.............................................     4,027         640
                                                                ------       -----

MANAGEMENT FEE REVENUES
  ACBLH.....................................................     7,709       1,457
  UP Shipping (Bahamas) and its wholly owned subsidiaries...       913         173
  Princely International Finance Corp. and its wholly owned
     subsidiaries...........................................     6,433          --
  Ultrapetrol S.A. .........................................        --         317
                                                                ------       -----
          Total.............................................    15,055(1)    1,947
                                                                ------       -----
          Total revenues from related parties...............    19,082       2,587
                                                                ======       =====

VOYAGES EXPENSES FROM RELATED PARTIES
  ACBLH.....................................................    11,539       2,089
  Oceanpar S.A. ............................................       107         329
  UP Shipping (Bahamas) and its wholly owned subsidiaries...     1,432         224
  Ultrapetrol S.A. .........................................       154         134
  Parfina S.A. .............................................       800         168
  Lousiana Dock.............................................       355          --
  Oceanmarine S.A. .........................................       318          --
  Princely International France Corp. and its wholly owned
     subsidiaries...........................................    10,920          --
                                                                ------       -----
          Total.............................................    25,625(2)    2,944
                                                                ======       =====

LOANS RECEIVED FROM RELATED PARTIES
  Ultrapetrol (Bahamas) Ltd.................................     1,721          --
  ACBLH.....................................................     1,950          --
                                                                ------       -----
          Total.............................................     3,671          --
                                                                ======       =====

LOANS GRANTED TO RELATED PARTIES
  OTS.......................................................        71          --
                                                                ------       -----
          Total.............................................        71          --
                                                                ======       =====

PROPERTY AND EQUIPMENT ACQUISITIONS FROM RELATED PARTIES
  ACBL Hidrovias Ltd. ......................................       790          --
                                                                ------       -----
          Total.............................................       790          --
                                                                ======       =====

                                  UABL LIMITED

---------------

(1) Corresponds to the management compensation for crew, maintenance and operation of certain vessels according to the terms of the Ship Management Agreements dated as of October 24, 2000, between Lonehort S.A., ACBLH and Ultrapetrol Bahamas Ltd.

(2) Includes 22,492 corresponding to the hire of certain vessels according to the Charter Party Agreement dated as of October 24, 2000.

8.  BUSINESS AND GEOGRAPHIC SEGMENT INFORMATION

     The Company's operations are comprise solely of river transportation services in South America. For such reason, as of December 31, 2001 and 2000, no business or geographic segment information is disclosed.

9.  PURCHASE OF BARGES AND RESTRICTED ASSETS

     In November 2001, the Company acquired, through its Paraguayan subsidiary named ACBL del Paraguay from Transamerica Ltd. twenty-four dry-cargo barges with Paraguayan flag registered under the names AF 37 through AF 60 with a gross tonnage of 1,500 tons each. The barges were built in 1998 and 1999. Together with the barges the Company also acquired a tugboat called Espiritu Paraguayo. The tugboat has Paraguayan flag, 5400 HP and was built in 1999.

     The transaction was closed in the total amount of $11,100 payable as follows: a down payment of $3,100 and $8,000 with a Transamerica Ltd. loan repayable in 60 monthly installments of $161, which include interest at a 7.94% annual rate.

     The transaction was secured with a mortgage for the benefit of Transamerica Ltd. covering the full value of the assets acquired.

     ACBL del Paraguay and UABL Limited committed, among other things, to preserve its corporate existence, to respect all the laws and applicable regulations, to maintain and preserve all its properties, not to enter into any transaction of merger, consolidation or liquidation, not to change the terms and conditions of the vessels' management, not to dispose of a significant part of it assets or business, not to assume any debt, excluding those related with the ordinary course of business, to be responsible for the management and operation of the vessels and to limit the distribution of dividends in the event of default.

     In December 2001, the Company acquired, through its Paraguayan subsidiary named UABL Paraguay, from Citibank N.A. Paraguay seven dry-cargo barges with Paraguayan flag registered under the name CMI 21/CMI27 with a gross tonnage of 1,500 tons each. The barges were built in 1997 and 1998.

     The transaction was closed in the total amount of $2,100, payable in 17 semiannual installments. The first installment is payable in December 2002. Interest accrues at LIBOR (London Interbank Offered Rate) plus 2.75 bp.

     This transaction was secured with a mortgage for the benefit of Citibank N.A. Paraguay on the assets acquired and on barges NP 1501 through 1507 owned by UABL Paraguay S.A. as a credit enhancement.

10.  MAJOR CUSTOMERS

     Revenues from three customers of the Company represented approximately $6,433, $7,709 and $10,304, respectively, of UABL's consolidated revenues for the year ended December 31, 2001.

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants we hereby consent to use of our report of UABL Limited dated March 26, 2002 included in or made part of the Offering Memorandum, Solicitation of Releases, Consents and Acceptances and Disclosure Statement of American Commercial Lines LLC. It should be noted that we have not audit any financial statements of UABL Limited subsequent to December 31, 2001 or performed any audit procedures subsequent to the date of our report.

                                          PISTRELLI, DIAZ, Y ASOCIADOS
                                          Member of Andersen

                                          By:       /s/ MARIANA FILAS
                                            ------------------------------------
                                            Name: Mariana Filas
                                            Title:  Partner

Buenos Aires, Argentina
Date: 12/4/02

                      APPENDIX I -- PLAN OF REORGANIZATION

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

In re

American Commercial Lines LLC, et al.,                      Chapter 11, Case No.
Debtors                                                   (Jointly Administered)

                     DEBTORS' JOINT PLAN OF REORGANIZATION
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

KIRKLAND & ELLIS
Co-Attorney for Debtors and Debtors in Possession
Citigroup Center
153 East 53rd Street
New York, New York 10022
(212) 446-4800
(212) 446-4900 (telecopy)

                               TABLE OF CONTENTS

I.    INTRODUCTION......................................................     I-5
      A.    Plan Defined Terms..........................................     I-5
      B.    Bankruptcy Code Terms.......................................    I-12
      C.    Other Terms.................................................    I-12
II.   CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS..............    I-12
      A.    Summary.....................................................    I-12
      B.    Administrative Expenses.....................................    I-13
      C.    Priority Tax Claims.........................................    I-13
      D.    Classification, Treatment, and Voting.......................    I-14
III.  MEANS FOR IMPLEMENTATION OF THE PLAN..............................    I-16
            Continued Corporate Existence and Vesting of Assets in the
      A.    Reorganized Debtors.........................................    I-16
            Corporate Governance, Directors and Officers, and Corporate
      B.    Action......................................................    I-16
      C.    Effectuating Documents and Further Transactions.............    I-17
      D.    Recapitalization Agreement..................................    I-17
      E.    Cancellation of Existing Units and Agreements...............    I-17
      F.    Vesting of Assets...........................................    I-17
      G.    Management Stock Plan.......................................    I-18
      H.    Sources of Cash for Plan Distributions......................    I-18
      I.    Exemption from Transfer Taxes...............................    I-18
IV.   ACCEPTANCE OR REJECTION OF THE PLAN...............................    I-18
      A.    Classes Entitled to Vote....................................    I-18
      B.    Acceptance by Impaired Classes..............................    I-18
      C.    Cramdown....................................................    I-18
V.    PROVISIONS GOVERNING DISTRIBUTIONS................................    I-18
            Distributions for Claims or Interests Allowed as of the
      A.    Effective Date..............................................    I-18
      B.    Interest on Claims..........................................    I-18
      C.    Delivery of Distributions by the Reorganized Debtors........    I-19
      D.    Record Date for Distributions...............................    I-19
            Allocation of Plan Distributions Between Principal and
      E.    Interest....................................................    I-20
      F.    Means of Cash Payment.......................................    I-20
      G.    Withholding and Reporting Requirements......................    I-20
      H.    Setoffs and Recoupments.....................................    I-20
      I.    Surrender of Existing Instruments or Securities.............    I-20
      J.    Lost, Stolen, Mutilated or Destroyed Securities.............    I-21
      K.    Fractional Shares...........................................    I-21

      PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT AND UNLIQUIDATED
VI.   CLAIMS AND INTERESTS..............................................    I-21
      A.    Objection Deadline; Prosecution of Objections...............    I-21
      B.    No Distributions Pending Allowance..........................    I-21
      C.    Disputed Claims Reserve; Disputed Interest Reserve..........    I-22
      D.    Distributions After Allowance...............................    I-22
VII.  TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.............    I-22
      A.    Assumption of Executory Contracts and Unexpired Leases......    I-22
            Cure of Defaults of Assumed Executory Contracts and
      B.    Unexpired Leases............................................    I-22
      C.    Indemnification of Directors, Officers and Employees........    I-23
      D.    Compensation and Benefit Programs...........................    I-23
      E.    Directors and Officers......................................    I-23
VIII. CONFIRMATION AND CONSUMMATION OF THE PLAN.........................    I-23
      A.    Conditions to Confirmation..................................    I-23
      B.    Conditions Precedent to Effective Date......................    I-24
      C.    Waiver of Conditions........................................    I-24
      D.    Consequences of Non-Occurrence of the Effective Date........    I-25
IX.   EFFECT OF PLAN CONFIRMATION.......................................    I-25
      A.    Binding Effect..............................................    I-25
      B.    Discharge of Claims and Termination of Interests............    I-25
      C.    Injunction..................................................    I-25
      D.    Releases....................................................    I-26
      E.    Exculpation and Limitation of Liability.....................    I-27
      F.    Injunction Related to Releases and Exculpation..............    I-27
            Preservation of Rights of Action; Settlement of Litigation
      G.    Claims......................................................    I-28
            Termination of Subordination Rights and Settlement of
      H.    Related Claims..............................................    I-28
      I.    Term of Bankruptcy Injunction or Stays......................    I-28
X.    RETENTION OF JURISDICTION.........................................    I-28
      A.    Retention of Jurisdiction...................................    I-28
XI.   MISCELLANEOUS PROVISIONS..........................................    I-30
      A.    Bar Date for Administrative Claims..........................    I-30
      B.    Payment of Statutory Fees...................................    I-30
      C.    Amendment or Modification of the Plan.......................    I-30
      D.    Severability of Plan Provisions.............................    I-30
      E.    Successors and Assigns......................................    I-30
      F.    Plan Supplement.............................................    I-31
      G.    Revocation, Withdrawal or Non-Consummation..................    I-31
      H.    Dissolution of Statutory Committees.........................    I-31
      I.    Headings....................................................    I-31
      J.    Notices.....................................................    I-32

      K.    Governing Law...............................................    I-32
      L.    Tax Liability...............................................    I-32
      M.    Saturday, Sunday, or Legal Holiday..........................    I-32
      N.    Schedules...................................................    I-32
      O.    Jurisdiction over the Reorganized Debtors...................    I-33
      P.    Filing of Additional Documents..............................    I-33

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

In re

American Commercial Lines LLC, et al.,                      Chapter 11, Case No.
Debtors                                                   (Jointly Administered)

                     DEBTORS' JOINT PLAN OF REORGANIZATION
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

     American Commercial Lines LLC together with its parent, American Commercial Lines Holdings LLC, and its direct and indirect wholly owned subsidiaries, American Commercial Barge Line LLC, American Commercial Lines International LLC, Jeffboat LLC, Louisiana Dock Company LLC, Houston Fleet LLC, Lemont Harbor & Fleeting Services LLC, ACL Capital Corp., American Commercial Terminals LLC, ACBL Liquid Sales LLC, Orinoco TASV LLC, Orinoco TASA LLC, American Commercial Terminals-Memphis LLC, as debtors and debtors in possession, jointly propose the following Chapter 11 plan pursuant to section 1121(a) of Title 11 of the United States Code:

                                I.  INTRODUCTION

     A.  PLAN DEFINED TERMS

          1. For purposes of this Plan, except as expressly provided unless the context otherwise requires, the terms specified below have the following meanings (such meanings to be applicable equally to both the singular and plural):

          2. 1998 Recapitalization Agreement means the Recapitalization Agreement by and among CSX Corporation, a Virginia corporation, Vectura Group, Inc., a Delaware corporation, ACL Holdings, ACL, and National Marine, Inc., a Delaware corporation, dated as of April 17, 1998.

          3. ACL means American Commercial Lines LLC, a Delaware limited liability company and a wholly-owned subsidiary of ACL Holdings.

          4. ACL Holdings means ACL Holdings LLC, a Delaware limited liability company.

          5. Administrative Claim means a Claim for costs and expenses of administration of the Chapter 11 Cases Allowed under Section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to
     Section 507(a)(1) of the Bankruptcy Code, including, but not limited to:
     (a) any actual and necessary costs and expenses incurred after the Commencement Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises) and Claims of governmental units for taxes (including tax audit Claims related to tax years commencing after the Commencement Date, but excluding Claims relating to tax periods, or portions thereof, ending on or before the Commencement Date); (b) compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses Allowed by the Bankruptcy Court under Section 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date; (c) all fees and charges assessed against the Estates under Section 1930, Chapter 123 of Title 28, United States Code; and (d) Claims under the DIP Credit Facility.

          6. Affiliate means (and, with a correlative meaning, "Affiliated") means, with respect to any person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such person, and, if such a person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any person who is controlled by such member or trust. As used in this definition "control" (including with correlative meanings, "controlled" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). For purposes of the Plan, Brown Water Transportation Corp., 399 Ventures Partners, Inc., or their respective Affiliates shall not be considered Affiliates of ACL and its Affiliates. Furthermore, "Affiliate" shall not include any individual that is party to an employment agreement.

          7. Allowed means, when used in reference to a Claim or Interest within a particular Class, an Allowed Claim or Allowed Interest of the type described in such Class.

          8. Allowed Claim means a Claim or any portion thereof (a) that has been allowed by a Final Order, or (b) as to which, on or by the Effective Date, (i) no proof of claim has been Filed and (ii) the liquidated and noncontingent amount of which is Scheduled, other than a Claim that is Scheduled at zero, in an unknown amount, or as disputed, or (c) for which a proof of claim in a liquidated amount has been timely Filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and as to which either
     (i) no objection to its allowance has been Filed within the periods of limitation fixed by the Plan, the Bankruptcy Code or by any order of the Bankruptcy Court or (ii) any objection to its allowance has been settled, withdrawn, or denied by a Final Order, or (d) that is expressly allowed in a liquidated amount in the Plan.

          9. Allowed Interest means any interest that is (a) held by Brown Water Transportation Corp. or 399 Venture Partners, Inc. or (b) not a Disputed Interest.

          10. Amended ACL LLC Agreement means the amended and restated LLC Agreement of Reorganized ACL Holdings to be adopted on the Effective Date.

          11. Amendment Agreement means the agreement entered into on April 11, 2002 among ACL, ACL Holdings, the administrative agent and the requisite senior secured lenders under the Existing Credit Agreement or the Lenders as identified on the signature pages thereto, the Bank Agent as issuing bank, as administrative agent, as security trustee and as collateral agent for the Lenders, as such Amendment Agreement may be amended from time to time.

          12. Amended and Restated Credit Agreement means the agreement, dated as of April 11, 2002, among ACL, ACL Holdings, the senior secured lenders under the Existing Credit Agreement, or the Lenders as defined in Article I thereto, and the Bank Agent, as issuing bank and administration agent, as security trustee and as collateral agent for the Lenders, and the Bank Agent, under which the Existing Credit Agreement is amended and restated in its entirety upon satisfaction of certain conditions precedent.

          13. Ballot means each of the ballot forms distributed to each Holder of an Impaired Claim or Impaired Interest on which the Holder is to indicate acceptance or rejection of this Plan.

          14. Bank Agent means JPMorgan Chase Bank (formerly The Chase Manhattan Bank).

          15. Bankruptcy Code means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. sec.101, et. seq. as amended from time to time.

          16. Bankruptcy Court means the United States District Court having jurisdiction over the Chapter 11 Cases and, to the extent any reference is made pursuant to Section 157 of Title 28 of the United States Code or the General Order of the District Court pursuant to Section 151 of Title 28 of the United States Code, the bankruptcy unit of such District Court.

          17. Bankruptcy Rules means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

          18. Bar Date means the date, if any, designated by the Bankruptcy Court as the last dates for Filing proofs of Claim or Interest against the Debtors.

          19. Business Day means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

          20. Cash means legal tender of the United States of America and equivalents thereof.

          21. Chapter 11 Cases means the cases under Chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court.

          22. Claim means a "claim" as defined in Section 101(5) of the Bankruptcy Code.

          23. Claims Objection Deadline means the first Business Day that is the latest of (a) 120 days after the Effective Date; (b) as to a particular Claim, 60 days after the Filing of a proof of Claim for, or request for payment of, such Claim; or (c) such later date as may be established by the Bankruptcy Court for cause shown by the Reorganized Debtors.

          24. Class means a category of holders of Claims or Interests, as described in Article II hereof.

          25. Class 7 Solicitation Order means a Final Order of the Bankruptcy Court or other court of competent jurisdiction providing that Class 7 is deemed to have rejected the Plan and is not entitled to vote on the Plan.

          26. Class A Common Unit has the meaning assigned to such term in the Existing ACL LLC Agreement.

          27. Class B Common Unit has the meaning assigned to such term in the Existing ACL LLC Agreement.

          28. Commencement Date means the date on which the Debtors commenced the Chapter 11 Cases.

          29. Committee means the ad hoc committee representing certain unaffiliated holders of the Senior Unsecured Notes.

          30. Common Unit means, collectively, the Senior Common Units and the Junior Common Units.

          31. Common Unitholder Interest means any Interest in a Common Unit, evidenced by all the issued and outstanding Senior Common Units and Junior Common Units, or any other equity interest (other than the Preferred Unitholder Interests) in ACL Holdings, any options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating ACL Holdings to offer, issue, transfer, or sell any Common Units or any other equity interest (other than the Preferred Unitholder Interests) in ACL Holdings, and any obligations arising as a result of termination or rejection of the Existing ACL LLC Agreement pursuant to the Plan.

          32. Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

          33. Confirmation Hearing means the hearing held by the Bankruptcy Court pursuant to Section 1128 of the Bankruptcy Code to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

          34. Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

          35. Credit Agreement means, collectively, (i) the Existing Credit Agreement, (ii) the Amendment Agreement, as such Amendment Agreement may be amended from time to time, and (iii) the Amended and Restated Credit Agreement, together with (iv) the Forbearance Agreement dated as of February 22,

     2002, as amended and restated as of March 28, among ACL Holdings, ACL, those subsidiaries of ACL Holdings identified as a subsidiary guarantor on the subsidiary guarantor signature pages attached thereto, certain of the Lenders identified on the signature pages attached thereto, and the Bank Agent, as administrative agent for the Lenders, as such Forbearance Agreement may be amended from time to time up to the Commencement Date.

          36. Credit Agreement Claim(s) means Claim(s) of lenders party to the Credit Agreement.

          37.  Debtors means ACL, ACL Holdings, and ACL's Subsidiaries.

          38. Delaware Limited Liability Company Act means the Delaware Limited Liability Company Act, Delaware Code, Title 6, Sections 18-101, et. seq., as in effect from time to time.

          39.  DHC means Danielson Holding Corporation, a Delaware corporation.

          40. DHC Common Units means common units of ACL Holdings to be issued to DHC pursuant to the Amended ACL LLC Agreement.

          41. DHC Preferred Exchange means the exchange of Cash to certain Holders of Preferred Units who are not Management Unitholders by DHC of an aggregate amount of $7 million in Cash for all of their Preferred Units on the Effective Date.

          42. DIP Facility means the $65.0 million superpriority, senior secured, priming debtor-in-possession revolving credit and letter of credit facility to be provided by JPMorgan Chase Bank, as amended, modified or supplemented, for the purpose of financing the ACL's operations as debtor in possession in the Chapter 11 Cases.

          43. DIP Facility Claims means a claim of a DIP Lender for amounts outstanding under the DIP Facility.

          44. Dilution means dilution subsequent to the Effective Date (a) to the extent necessary to give effect to the exercise of any stock options or warrants or conversion of preferred stock to common stock or (b) otherwise as a result of the issuance of common stock, implementation of management incentive programs, or other action taken by the board of representatives of Reorganized ACL, including, but not limited to, action taken in furtherance of the Management Stock Plan.

          45. Disbursing Agent means Reorganized ACL, or any party designated by Reorganized ACL to serve as disbursing agent under the Plan.

          46. Disclosure Statement means the written disclosure statement that relates to the Plan, as amended, supplemented, or modified from time to time, and that is prepared and distributed in accordance with Section 1125 of the Bankruptcy Code and rule 3018 of the Bankruptcy Rules.

          47. Disputed Claim means a Claim, or any portion thereof, that is not an Allowed Claim and includes, without limitation, Claims that (a) have not been Scheduled by the Debtors or have been Scheduled at zero, or as contingent, unliquidated, or disputed, or (b) are the subject of an objection Filed in the Bankruptcy Court and which objection has not been withdrawn or overruled by a Final Order of the Bankruptcy Court.

          48. Disputed Claim Amount means (a) with respect to contingent or unliquidated Claims, the amount estimated by the Bankruptcy Court for purposes of distributions in respect of such Claims in accordance with
     Section 502(c) of the Bankruptcy Code or (b) with respect to a Disputed Claim, the amount set forth in a timely Filed proof of claim relating thereto.

          49. Disputed Claims Reserve means the reserve established and maintained by Reorganized ACL on account of Disputed Claims.

          50. Disputed Interest means an Interest, or any portion thereof, that is not an Allowed Interest and includes, without limitation, Interests that
     (a) have not been Scheduled by ACL or have been Scheduled at zero, or as contingent, unliquidated, or disputed, or (b) are the subject of an objection Filed in the

     Bankruptcy Court and which objection has not been withdrawn or overruled by a Final Order of the Bankruptcy Court.

          51. Disputed Interest Amount means, with respect to a Disputed Interest, the number of units set forth in a timely Filed proof of interest.

          52. Disputed Interest Reserve means the reserve established and maintained by Reorganized ACL on account of Disputed Interests.

          53. Distribution Date means 10 days after the Effective Date, upon which the initial distributions will be made to Holders of Allowed Claims and Interests.

          54.  Distribution Record Date means the Confirmation Date.

          55. Effective Date means the first Business Day on which all of the conditions specified in Article VIII.B hereof shall have been satisfied or waived in accordance with Article VIII.C hereof; provided, however, that the Effective Date shall be on or before August 1, 2002.

          56. Estates means the estates of all Debtors in the Chapter 11 Cases created pursuant to Section 541 of the Bankruptcy Code.

          57. Existing ACL LLC Agreement means the Amended and Restated Limited Liability Company Agreement of ACL Holdings, dated as of June 30, 1998, by and among ACL Holdings and its members, as amended, restated or modified from time to time.

          58. Existing Credit Agreement means the agreement, dated as of June 30, 1998, among ACL, ACL Holdings, the senior secured lenders signatory thereto, and the administrative agent, as amended, restated or modified from time to time.

          59.  Existing Units means the Preferred Units and the Common Units.

          60. Federal Judgment Rate means the rate equal to the weekly average one-year constant maturity Treasury yield as published by the Board of Governors of the Federal Reserve System for the calendar week preceding the Effective Date and identified at http://www.federalreserve.gov/releases/ h15/current/.

          61. Fee Claim means an Administrative Claim under Section 330(a), 331, 503 or 1103 of the Bankruptcy Code for compensation of a Professional or other entity for services rendered or expenses incurred in the Chapter 11 Cases on or prior to the Effective Date.

          62. File, Filed or Filing means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

          63. Final Order means an order of the Bankruptcy Court that is in effect and is not stayed, and as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors, or in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari, reargument, or rehearing has been denied, and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired.

          64. General Unsecured Claims means a Claim that is not a Credit Agreement Claim, Non-Tax Priority Claim, Other Secured Claim, or Senior Note Claim.

          65. Holder means an entity holding a Claim or Interest and, with respect to Senior Note Claims, the beneficial holder as of the applicable Voting Record Date or any authorized agent who has completed and executed a Ballot or on whose behalf a Master Ballot has been completed and executed in accordance with the voting instructions.

          66. Impaired means, when used in reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of Section 1124 of the Bankruptcy Code.

          67. Interest means (a) the legal, equitable, contractual and other rights of any Person with respect to the Preferred Unitholder Interests and the Common Unitholder Interests and (b) the legal, equitable, contractual or other rights of any Person to acquire or receive any of the foregoing.

          68. Junior Common Units means the Class A Common Units and the Class B Common Units.

          69. Junior Preferred Units has the meaning assigned to such term in the Existing ACL LLC Agreement.

          70. Litigation Claims means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any person other than any such claim released pursuant to Article IX hereof.

          71. Lock-Up Agreements means (a) the Lock-Up, Support and Voting Agreement dated as of February 26, 2002 by and among ACL Holdings, ACL, and DHC (the "DHC Lock-Up") and (b) the Lock-Up, Support and Voting Agreement dated as of February 26, 2002, by and among ACL Holdings, ACL, HY I Investments, L.L.C., a Delaware limited liability company, Brown Water Transportation Corp., a Delaware corporation, 399 Venture Partners, Inc., a Delaware corporation, and its affiliates listed on the signature pages thereto, the entities listed on Schedule 1 thereto under the caption "Noteholders," and the other members of ACL Holdings listed on Schedule 2 thereto (the "Other Lock-Up").

          72. Management Stock Plan means the management stock plan to be adopted by the board of representatives of Reorganized ACL on the Effective Date in accordance with the terms described in the Disclosure Statement, the Plan Supplement and Article III.G of the Plan.

          73. Management Unitholder means each of the members of management of ACL Holdings holding Preferred Unitholder Interests or Common Unitholder Interests listed on the Management Unitholder signature page attached to the Recapitalization Agreement.

          74. Master Ballot means the ballot distributed to nominees or holders of record of the Senior Unsecured Notes or the Preferred Unitholder Interests, as applicable, to record the votes, if any, of the beneficial holders of such instruments.

          75. New Senior Notes means new 11 1/4% senior notes due January 1, 2008 issued by ACL and a special purpose obligor of ACL.

          76. New Senior Subordinated Notes means new 12% pay-in-kind senior subordinated notes due July 1, 2008 issued by ACL and a special purpose obligor of ACL.

          77. Non-Tax Priority Claim means a Claim, other than an Administrative Claim or Priority Tax Claim, that is entitled to priority in payment pursuant to Section 507(a) of the Bankruptcy Code.

          78. Noteholders means the Senior Noteholders that were parties to any of the Lock-up Agreements.

          79. Notes Trustee means The Bank of New York as the successor trustee to United States Trust Company of New York as Indenture Trustee as such term is defined in the Senior Note Indenture.

          80. Other Secured Claim means a Claim that is secured by a lien on property in which ACL's Estate has an interest or that is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to Section 553 of the Bankruptcy Code.

          81. Plan means this Chapter 11 plan of reorganization, including the Plan Supplement and all supplements, appendices and schedules thereto, either in its present form or as it may be altered, amended, or modified from time to time in accordance with the terms and conditions hereof and with the consent of DHC (which shall not unreasonably be withheld).

          82. Plan Supplement means the compilation of documents and form of documents specified in the Plan to be filed as set forth in Article IX.F hereof.

          83. Preferred Unitholder Interest means any Holder of an Interest in a Preferred Unit, evidenced by all the issued and outstanding Senior Preferred Units and Junior Preferred Units, or any other equity interest in ACL Holdings, any options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating ACL Holdings to offer, issue, transfer, or sell any Preferred Units or any other equity interest (other than the Common Unitholder Interests) in ACL Holdings, and any obligations arising as a result of termination or rejection of the Existing ACL LLC Agreement pursuant to the Plan.

          84. Preferred Units means the Junior Preferred Units and the Senior Preferred Units.

          85. Priority Tax Claim means any unsecured claim held by a governmental unit entitled to a priority in right of payment under Section 507(a)(8) of the Bankruptcy Code.

          86. Professional means (a) any professional employed in the Chapter 11 Cases pursuant to Section 327 or 1103 of the Bankruptcy Code or otherwise and (b) any professional or other entity seeking compensation or reimbursement expenses in connection with the Chapter 11 Cases pursuant to
     Section 503(b)(4) of the Bankruptcy Code.

          87. Recapitalization Agreement means the Recapitalization Agreement by and among DHC, ACL Holdings, ACL, each of the Preferred Unitholders signatory thereto, and each of the Management Unitholders signatory thereto, dated as of March 15, 2002, as such agreement may be altered, amended or modified from time to time in accordance with its terms.

          88. Receivables Facility means the facility evidenced by the Second Amended and Restated Receivables Purchase Agreement, dated as of January 16, 2002, by and among American Commercial Lines Funding Corporation, a Delaware corporation, American Commercial Barge Line LLC, a Delaware limited liability company, Market Street Funding Corporation, a Delaware corporation, and PNC Bank, National Association, as administrator, together with the related Waiver and First Amendment thereto, as further amended, restated or modified from time to time.

          89. Reinstated means (i) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the Holder of such Claim so as to leave such Claim unimpaired in accordance with Section 1124 of the Bankruptcy Code or (ii) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default (a) curing any such default that occurred before or after the Commencement Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code; (b) reinstating the maturity of such Claim as such maturity existed before such default; (c) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the Holder of such Claim.

          90.  Reorganized ACL means ACL, on and after the Effective Date.

          91. Reorganized ACL Holdings means ACL Holdings, on and after the Effective Date.

          92. Reorganized Debtors means the Debtors, or their successors by merger, consolidation, or otherwise, on and after the Effective Date.

          93. Restricted DHC Common Stock means the restricted DHC Common Stock, par value $.10 per share, having an aggregate Fair Market Value of approximately $1.7 million.

          94. Schedules means the schedules of assets and liabilities and the statements of financial affairs, if any, Filed by the Debtors pursuant to
     Section 521 of the Bankruptcy Code and Bankruptcy Rules, as such schedules have been or may be further modified, amended or supplemented in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

          95. Senior Common Units has the meaning assigned to such term in the Existing ACL LLC Agreement.

          96. Senior Lenders the entities identified as "Lenders" under the Credit Agreement and their respective successors and assigns.

          97. Senior Note Claims means all unsecured Claims evidenced by the Senior Unsecured Notes and the Senior Note Indenture.

          98. Senior Note Indenture means the indenture pursuant to which the Senior Unsecured Notes were issued by ACL and a special purpose obligor of ACL.

          99.  Senior Noteholders means Holders of Senior Unsecured Notes.

          100. Senior Preferred Units has the meaning assigned to such term in the Existing ACL LLC Agreement.

          101. Senior Unsecured Notes means the outstanding 10.25% senior unsecured notes due 2008 issued by ACL, and a special purpose obligor of ACL pursuant to the Senior Note Indenture.

          102. Solicitation Order means the order entered by the Bankruptcy Court, if any, establishing procedures with respect to solicitation and tabulation of votes to accept or reject the Plan.

          103. Subsidiaries means the following direct and indirect wholly owned domestic subsidiaries of ACL: American Commercial Barge Line LLC, American Commercial Lines International LLC, Jeffboat LLC, Louisiana Dock Company LLC, Houston Fleet LLC, Lemont Harbor & Fleeting Services LLC, ACL Capital Corp., American Commercial Terminals LLC, ACBL Liquid Sales LLC, Orinoco TASV LLC, Orinoco TASA LLC, and American Commercial Terminals-Memphis LLC.

          104. Tax Rate means the rate equal to the underpayment rate specified in 26 U.S.C. sec.6621 (determined without regard to 26 U.S.C. sec.6621(c)) as of the Effective Date.

          105. Unimpaired Claim means a Claim that is not impaired within the meaning of Section 1124 of the Bankruptcy Code.

          106. Voting Deadline means the voting deadline date for voting to accept or reject this Plan, as determined by the Bankruptcy Court.

          107. Voting Record Date means the voting record date for voting to accept or reject this Plan, as determined by the Bankruptcy Court.

     B. BANKRUPTCY CODE TERMS. "allowed," "case," "claims," "confirm," "confirmation," "debtor," "debtor in possession," "governmental unit," "impaired," and other uncapitalized terms defined (either explicitly or implicitly) in the Bankruptcy Code are used herein with such defined meanings.

     C. OTHER TERMS. The words "herein," "hereof," "hereto," "hereunder," and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan.

            II. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

     A. SUMMARY. The Plan is premised upon the substantive consolidation of the Debtors for Plan purposes only. Accordingly, for Plan purposes, the assets and liabilities of the Debtors are deemed the assets and liabilities of a single, consolidated entity, Intercompany Claims are eliminated, and no value is ascribed to the stock, or units, as the case may be, of the Subsidiaries. The categories of Claims and Interests listed below classify Allowed Claims and Allowed Interests for all purposes, including voting, confirmation, and distribution pursuant to the Plan. Except as otherwise provided in the Plan or the order of the Bankruptcy Court confirming the Plan, or required by section 506(b) or section 1124 of the Bankruptcy Code, (i) Allowed

Claims do not include interest on such Claims after the Commencement Date and
(ii) any postpetition interest that is payable in respect of an Allowed Claim shall be calculated at the applicable contract rate, or if none, at the Federal Judgment Rate (or for Priority Tax Claims, at the Tax Rate).

                      CLASS                                   TREATMENT
               --------------------   ---------------------------------------------------------
Unclassified   Administrative         Paid in full, in Cash, on the Effective Date or on the
               Expenses               date Allowed.
Unclassified   Priority Tax Claims    Paid in full, with interest from the Effective Date, in
                                      equal annual installments over a period not exceeding six
                                      years from the date of assessment.
Class 1        Non-Tax Priority       Unimpaired. Paid in full with interest
               Claims
Class 2        Credit Agreement       Unimpaired. On the Effective Date, the Credit Agreement
               Claims                 shall be Reinstated and the legal, equitable and
                                      contractual rights of the Holders of Credit Agreement
                                      Claims are Unimpaired. Immediately subsequent to the
                                      Effective Date, certain terms of the Credit Agreement
                                      will change pursuant to the terms of the Credit
                                      Agreement.
Class 3        Other Secured Claims   Unimpaired. At Debtors' option (a) Reinstated, (b) paid
                                      in full with interest, (c) collateral surrendered, (d) in
                                      the case of setoff rights, offset to the extent of
                                      Debtors' Claims against Holder, or (e) otherwise rendered
                                      Unimpaired.
Class 4        Senior Note Claims     Impaired. In exchange for the Senior Unsecured Notes,
                                      Senior Noteholders (other than DHC and its subsidiaries
                                      and ACL) shall receive their pro rata share of (i) $120.0
                                      million of New Senior Notes of ACL bearing an interest
                                      rate of 11.25%; (ii) $116.507 million of New Senior
                                      Subordinated Notes bearing an interest rate of 12%. In
                                      addition, Senior Noteholders (other than DHC and its
                                      subsidiaries and ACL) shall receive New Senior Notes
                                      calculated based on the aggregate accrued but unpaid
                                      interest owing on the Senior Unsecured Notes through the
                                      Effective Date, up to $20.0 million; and New Senior
                                      Subordinated Notes in an aggregate principal amount equal
                                      to and in full satisfaction of the accrued but unpaid
                                      interest on the Senior Unsecured Notes in excess of $20.0
                                      million, if any.
Class 5        General Unsecured      Unimpaired. Paid in Cash in full in the ordinary course
               Claims                 of business.
Class 6        Preferred Equity       Impaired. Under the Plan, certain Preferred Unitholder
               Interests              Interests, (other than Preferred Unitholder Interests
                                      held by Management Unitholders), shall receive, in
                                      exchange for their Preferred Unitholder Interests and the
                                      releases set forth in Article IX hereof, $7 million in
                                      Cash ($3.5 million of which will be distributed to Brown
                                      Water Transportation Corp. and $3.5 million of which will
                                      be distributed to 399 Venture Partners, Inc.). The
                                      Preferred Unitholder Interests held by Management
                                      Unitholders shall receive, in exchange for their
                                      Preferred Unitholder Interests, the releases set forth in
                                      Article IX hereof.
Class 7        Common Equity          Impaired. Deemed to reject. No Distribution.
               Interests

     B. ADMINISTRATIVE EXPENSES. Subject to the provisions of Sections 330(a), 331 and 503(b) of the Bankruptcy Code, each Administrative Claim shall be paid by the Debtors, at their election, (a) in full, in Cash, in such amounts as are incurred in the ordinary course of business by the Debtors, or in such amounts as such Administrative Claim is Allowed by the Bankruptcy Court upon the later of the Effective Date or the date upon which there is a Final Order allowing such Administrative Claim, (b) upon such other terms as may exist in the ordinary course of the Debtors' business, or (c) upon such other terms as may be agreed upon between the Holder of such Administrative Claim and the Debtors.

          1. Professional Fees. All final applications for Professional Fees for services rendered in connection with the Chapter 11 Cases prior to the Confirmation Date shall be filed no later than thirty (30) days after the Effective Date.

          2. Notes Trustee. The documented, reasonable and necessary expenses incurred in connection with the Chapter 11 Cases by the Notes Trustee shall be paid by the Debtors on the Effective Date.

     C. PRIORITY TAX CLAIMS. Each Allowed Priority Tax Claim shall be paid in full satisfaction, settlement, release and discharge of and in exchange for such Claim, in Cash, in equal annual installments commencing on the later of the Effective Date and the date on which such Claim is Allowed, or, in each case, as soon thereafter as practicable, and continuing over a period not exceeding six years after the date of assessment of such Claim, together with interest thereon calculated from the Effective Date to the date of payment at the Tax Rate.

     D. CLASSIFICATION, TREATMENT, AND VOTING. The Allowed Claims against and Interests in the Debtors shall be classified and receive the treatment specified below.

     1.  Class 1: Non-Tax Priority Claims

          a. Classification. Class 1 consists of Allowed Claims entitled to priority status pursuant to section 507(a) of the Bankruptcy Code, other than Allowed Administrative Expenses and Allowed Priority Tax Claims.

          b. Treatment. On the later of the Effective Date and the date on which such Claim is Allowed, each Allowed Claim in Class 1 shall be paid in full satisfaction, settlement, release and discharge of and in exchange for such Claim, in Cash, together with postpetition interest and thereby rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, except to the extent that Reorganized Debtors and any Holder of such Allowed Claim agree to a different treatment.

          c. Voting. Class 1 is not impaired. Pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Claims in Class 1 are conclusively presumed to have accepted the Plan.

     2.  Class 2: Credit Agreement Claims.

          a. Classification. Class 2 consists of all Allowed Claims (other than Intercompany Claims) arising under the Credit Agreement, including without limitation, the secured and guaranty claims of the administrative agent, and the lender parties thereunder.

          b. Treatment. On the Effective Date, the Credit Agreement shall be Reinstated and, as a result, each Allowed Claim in Class 2 is rendered Unimpaired in accordance with Section 1124 of the Bankruptcy Code. Immediately subsequent to the Effective Date, certain terms of the Credit Agreement shall change pursuant to the terms of the Credit Agreement.

          c. Voting. Class 2 is not Impaired. Pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Claims in Class 2 are conclusively presumed to have accepted the Plan.

     3.  Class 3: Other Secured Claims.

          a. Classification. Class 3 consists of all Allowed secured Claims other than Claims in Class 2.

          b. Treatment. On the Effective Date, and the date on which such Claim is Allowed, or, in each case, as soon thereafter as practicable, each Allowed Claim in Class 3 shall be, at the Debtors' option, (i) Reinstated,
     (ii) paid in full satisfaction, settlement, release and discharge of and in exchange for such Claim, in Cash, together with postpetition interest,
     (iii) satisfied by the Debtors' surrender of the collateral securing such Allowed Claim, (iv) offset against, and to the extent of, the Debtors' claims against the Holder of such Allowed Claim or (v) otherwise rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, except to the extent that the Reorganized Debtors and such Holder agree to a different treatment.

          c. Voting. Class 3 is not Impaired. Pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Claims in Class 3 are conclusively presumed to have accepted the Plan.

     4.  Class 4: Senior Note Claims.

          a.  Classification. Class 4 consists of the Allowed Senior Note
     Claims.

          b. Treatment. On the Effective Date, each Holder of an Allowed Class 4 Claim (other than DHC and its subsidiaries and ACL) shall receive its ratable share of the following securities:

             1.  $120.0 million of New Senior Notes bearing an interest rate of
        11.25 percent per annum due January 1, 2008.

             2. $116.507 million of New Senior Subordinated Notes bearing an interest rate of 12 percent per annum due July 1, 2008.

             3. In addition, Senior Noteholders (other than DHC and its subsidiaries and ACL) shall receive New Senior Notes calculated based on the aggregate accrued but unpaid interest owing on the Senior Unsecured Notes through the Effective Date, up to $20.0 million; and New Senior Subordinated Notes in principal amount equal to and in full satisfaction of the accrued but unpaid interest on the Senior Unsecured Notes in excess of $20.0 million, if any.

          c. Voting. Class 4 is Impaired and the Holders of Allowed Claims in Class 4 on the Voting Record Date are entitled to vote to accept or reject the Plan.

     5.  Class 5: General Unsecured Claims.

          a. Classification. Class 5 consists of all Allowed General Unsecured Claims not otherwise classified in Class 6 or satisfied pursuant to Bankruptcy Court order.

          b.  Treatment.

             1. On the later of the Effective Date and the date on which such Claim is Allowed, or, in each case, as soon thereafter as practicable, each Allowed Claim in Class 5 shall be paid in full satisfaction, settlement, release and discharge of and in exchange for such Claim, either (i) in Cash or (ii) in the ordinary course.

          c. Voting. Class 5 is not Impaired pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Claims in Class 5 are conclusively presumed to have accepted the Plan.

     6.  Class 6: Preferred Unitholder Interests.

          a. Classification. Class 6 consists of all Preferred Unitholder Interests, in ACL Holdings evidenced by all the issued and outstanding Senior Preferred Units and Junior Preferred Units, or any other equity interest in ACL Holdings, any options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating ACL Holdings to offer, issue, transfer, or sell any Preferred Units or any other equity interest (other than the Common Units) in ACL Holdings, and any obligations arising as a result of termination or rejection of the Existing ACL LLC Agreement pursuant to the Plan.

          b. Treatment. Under the Plan, certain Preferred Unitholder Interests, (other than Preferred Unitholder Interests held by Management Unitholders), shall receive, in exchange for their Preferred Unitholder Interests and the releases set forth in Article IX hereof, Cash in the aggregate amount of $7.0 million ($3.5 million of which will be distributed to Brown Water Transportation Corp. and $3.5 million of which will be distributed to 399 Venture Partners, Inc.). The Preferred Unitholder Interests held by Management Unitholders shall receive, in exchange for their Preferred Unitholder Interests, the releases set forth in Article IX hereof.

          c. Voting. Class 6 is Impaired and the Holders of Allowed Interests in Class 6 on the Voting Record Date are entitled to vote to accept or reject the Plan.

     7.  Class 7: Common Unitholder Interests.

          a. Classification. Class 7 consists of all Common Unitholder Interests in ACL Holdings, evidenced by all the issued and outstanding Senior Common Units and Junior Common Units, or any other equity interest in ACL Holdings, any options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating ACL Holdings to offer, issue, transfer, or sell any ACL Common Unitholder Interests or any other equity interest in ACL Holdings (other than the Preferred Unitholder Interests), and any obligations arising as a result of termination or rejection of the Existing ACL LLC Agreement pursuant to the Plan.

          b. Treatment. Holders of equity Interests in Class 7 shall not receive or retain any property under the Plan.

          c. Voting. Pursuant to section 1126(g) of the Bankruptcy Code, the Holders of equity interests in Class 7 are deemed to have rejected the Plan and therefore are not entitled to vote on the Plan.

     8.  Special Provision Regarding Unimpaired Claims.

     Except as otherwise provided in the Plan, nothing shall affect the Debtors' or the Reorganized Debtors' rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

                   III.  MEANS FOR IMPLEMENTATION OF THE PLAN

     A. CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED DEBTORS. After the Effective Date, the Reorganized Debtors shall continue to exist in accordance with the applicable laws in the respective jurisdictions in which they are incorporated and pursuant to their respective certificates or articles of formation, the LLC agreement and by-laws in effect prior to the Effective Date, except to the extent such certificate or articles of formation and the Existing ACL LLC Agreement and by-laws are amended under this Plan. Except as otherwise provided in the Plan, on and after the Effective Date, all property of the Estates, including all claims, rights and causes of action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with the Plan, shall vest in the Reorganized Debtors free and clear of all claims, liens, charges, other encumbrances and interests except with respect to Claims that are Unimpaired under the plan. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and compromise or settle any claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professionals' fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

     B.  CORPORATE GOVERNANCE, REPRESENTATIVES, OFFICERS, AND CORPORATE ACTION.

          1. Certificates of Formation and Amended ACL LLC Agreement. The certificate of formation and the Existing ACL LLC Agreement of ACL shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code, and shall, among other things, authorize the issuance of Restricted DHC Common Stock, New Senior Notes and New Senior Subordinated Notes in amounts not less than the amounts necessary to permit the distributions thereof required or contemplated by the Plan. After the Effective Date, the Reorganized Debtors may amend and restate their respective certificates of formation and the Amended ACL LLC Agreement and bylaws as permitted by applicable law.

          2. Representatives and Officers of Reorganized ACL. Subject to any requirement of Bankruptcy Court approval pursuant to Section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the initial officers of Reorganized ACL shall be the officers of ACL immediately prior to the Effective Date. On the Effective Date, the operation of the Reorganized Debtors shall become the general responsibility of their respective LLC boards of representatives subject to, and in accordance with, their respective certificates of formation and LLC agreements. The initial board of representatives for Reorganized ACL shall consist of up to 15 individuals identified at or prior to the hearing to consider confirmation of the Plan. Such representatives shall be deemed elected or appointed, as the case may be, pursuant to the order confirming the Plan, but shall not take office and shall not be deemed to be elected or appointed until the occurrence of the Effective Date. Those representatives and officers not continuing in office shall be deemed removed therefrom as of the Effective Date pursuant to the order confirming the Plan. The initial board of representatives for Reorganized ACL shall select the officers and members of the boards of representatives of the Reorganized Subsidiaries.

          3. Corporate Action. On the Effective Date, the adoption of the Amended ACL LLC Agreement or similar constituent documents, the selection of members of the board of representatives and officers for Reorganized ACL, and all other actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of ACL or Reorganized ACL, and any corporate action required by ACL or Reorganized ACL in connection with the Plan, shall be deemed to have occurred and shall be in effect without any requirement of further action by the security holders or members of the board of representatives of ACL or Reorganized ACL. On the Effective Date, the appropriate officers of Reorganized ACL and members of the board of representatives of Reorganized ACL are authorized to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of Reorganized ACL.

     C. EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS. Each of the Debtors or the Reorganized Debtors, as appropriate, is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

     D. RECAPITALIZATION AGREEMENT. On the Effective Date, the Reorganized Debtors shall effectuate the transactions contemplated in the Recapitalization Agreement and in the Plan. In that regard, DHC and/or one or more of it subsidiaries shall, as of the Effective Date, (i) exchange Cash in an aggregate amount of $7.0 million, for all of the Preferred Units and Common Units held by certain Preferred Unitholder Interests other than Management Unitholders ($3.5 million of which will be distributed to Brown Water Transportation Corp. and $3.5 million of which will be distributed to 399 Venture Partners, Inc.) and
(ii) contribute its Senior Unsecured Notes to ACL Holdings, (iii) contribute Cash in the amount of $25.0 million to ACL Holdings, and (iv) grant shares of Restricted DHC Common Stock, having an aggregate Fair Market Value of approximately $1.7 million, to the Management Unitholders in consideration for their continuing employment with ACL. DHC shall receive all of the ACL Holdings Common Units.

     E. CANCELLATION OF EXISTING UNITS AND AGREEMENTS. On the Effective Date, the Senior Unsecured Notes, the Preferred Unitholder Interests, the Common Unitholder Interests, and (except for the Management Stock Plan, and the respective interests arising thereunder or pursuant thereto) any options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating ACL Holdings to issue, transfer, or sell any Common Unitholder Interests or Preferred Unitholder Interests, or any other capital stock of ACL Holdings shall be canceled. Except for purposes of effectuating the distributions under the Plan, on the Effective Date, the Senior Note Indenture shall be canceled.

     F. VESTING OF ASSETS. On the Effective Date, the assets and Estates of the Debtors shall vest in the Reorganized Debtors free and clear of all Claims, security interests, liens, and Interests, except as provided herein. As of the Effective Date, the Reorganized Debtors may operate their business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan.

     G. MANAGEMENT STOCK PLAN. On the Effective Date, DHC, subject to shareholder approval, shall establish and implement the Management Stock Plan. An amount of shares of DHC Common Stock equal to 6% of the shares to be outstanding (calculated on a fully diluted basis as of the Effective Date) will be reserved for issuance to those persons identified by ACL Holdings in consultation with DHC (such persons the "Participating Executives") under the Management Stock Plan. The Management Stock Plan may be amended or modified by the board of directors of DHC in accordance with its terms and any such amendment or modification shall not require an amendment of this Plan.

     H. SOURCES OF CASH FOR PLAN DISTRIBUTIONS. Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for Reorganized ACL to make payments under the Plan shall be obtained from existing Cash balances and the proceeds from the Cash contributions by DHC and/or one or more of it subsidiaries as contemplated under the Recapitalization Agreement.

     I. EXEMPTION FROM TRANSFER TAXES. Pursuant to Section 1146(c) of the Bankruptcy Code, (a) the issuance, transfer or exchange of notes or equity securities under the Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, any merger agreements; agreements of consolidation, restructuring, disposition, liquidation or dissolution; deeds; bills of sale; and transfers of tangible property, will not be subject to any stamp tax, recording tax, personal property tax, real estate transfer tax, sales or use tax or other similar tax. Any transfers from the Debtors to the Reorganized Debtors or otherwise pursuant to the Plan shall not be subject to any such taxes, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. Unless the Bankruptcy Court orders otherwise, any of the foregoing transactions taken on or prior to the Effective Date shall be deemed to have been in furtherance of, or in connection with, the Plan.

                    IV.  ACCEPTANCE OR REJECTION OF THE PLAN

     A. CLASSES ENTITLED TO VOTE. Classes 4 and 6 are entitled to vote to accept or reject the Plan. By operation of law, each Unimpaired Class of Claims is deemed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan. Classes 1, 2, 3, and 5 are deemed to have accepted the Plan. By operation of law, Class 7 is deemed to have rejected the Plan and is not entitled to vote on the Plan.

     B. ACCEPTANCE BY IMPAIRED CLASSES. An Impaired Class of Claims shall have accepted the Plan if (a) the Holders (other than any Holder designated under Section 1126(e) of the Bankruptcy Code) of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (b) the Holders (other than any Holder designated under Section 1126(e) of the Bankruptcy Code) of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have timely and properly voted to accept the Plan. An Impaired Class of Interests shall have accepted the Plan if the Holders (other than any Holder designated under Section 1126(e) of the Bankruptcy Code) of at least two-thirds (2/3) in amount of the Allowed Interests actually voting in such Class have voted to accept the Plan.

     C. CRAMDOWN. The Debtors will request Confirmation of the Plan, as it may be modified from time to time, under Section 1129(b) of the Bankruptcy Code, with respect to any Class that rejects, or is deemed to have rejected, the Plan.

                    V.  PROVISIONS GOVERNING DISTRIBUTIONS.

     A.  DISTRIBUTIONS FOR CLAIMS OR INTERESTS ALLOWED AS OF THE EFFECTIVE
DATE. Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims or Interests that are Allowed as of the Effective Date shall be made on the Distribution Date; provided, however, that the Allowed Class 5 Claims shall be paid in the ordinary course of ACL's business. Any distribution to be made pursuant to this Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Claims or Interests that first become Allowed Claims or Interests after the Effective Date shall be made pursuant to Articles II, III and V of this Plan. Notwithstanding the date on which any distribution of securities is made to a Holder of a Claim or Interest that is an Allowed Claim or Allowed Interest on the Effective Date, as of the date of the distribution of such securities, such Holder shall be deemed to have the rights of a Holder of such securities distributed as of the Effective Date.

     B. INTEREST ON CLAIMS. Unless otherwise specifically provided for or contemplated in the Plan or Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, other than Credit Agreement Claims as provided in the Credit Agreement, and no Holder of a Claim shall be entitled to interest accruing on or after the Commencement Date on any Claim.

     C.  DELIVERY OF DISTRIBUTIONS BY THE REORGANIZED DEBTORS.

          1. The Reorganized Debtors or the Disbursing Agent shall make all distributions required to be distributed under the Plan. However, distributions on account of Senior Note Claims shall be made to the Notes Trustee. Reorganized ACL may employ or contract with other entities to assist in or make the distributions required by the Plan.

             a. Holding and Investment of Undeliverable and Unclaimed Distributions. If the distribution to any Holder of an Allowed Claim is returned to the Reorganized Debtors or their designees as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Reorganized Debtors, its designees or the Notes Trustee or its agents are notified in writing of such Holder's then current address.

             b. After Distributions Become Deliverable. The Reorganized Debtors or their designees and the Notes Trustee or its agents, as applicable, shall make all distributions that have become deliverable or have been claimed since the Distribution Date as soon as practicable after such distribution has become deliverable.

             c. Failure to Claim Undeliverable Distributions. Any Holder of an Allowed Claim or Interest that does not assert a Claim pursuant to the Plan for an undeliverable or unclaimed distribution within one (1) year after the Effective Date shall be deemed to have forfeited its Claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such Claim for an undeliverable or unclaimed distribution against any of the Debtors or their Estates, the Reorganized Debtors, or their property. In such cases, any Cash for distribution on account of such Claims for undeliverable or unclaimed distributions shall become the property of the Estates free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary, subject to the liens of the Senior Lenders. Any Restricted DHC Common Stock held for distribution on account of such Claim or Interest shall be canceled and of no further force or effect. Nothing contained in the Plan shall require any of the Reorganized Debtors, their designees or the Notes Trustee, to attempt to locate any Holder of an Allowed Claim or Interest.

     D. RECORD DATE FOR DISTRIBUTIONS. At the close of business on the Distribution Record Date, the transfer register for the Senior Unsecured Notes, Common Units and the Preferred Units, as maintained by ACL, the Notes Trustee, any other applicable trustee or their respective agents shall be closed and the transfer of such securities or any interest thereon prohibited. The Reorganized Debtors, their designees or the Notes Trustee will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim or Interest that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Allowed Claims and Interests who are Holders of such Claims or Interest, or participants therein, as of the close of business on the Distribution Record Date. The Reorganized Debtors, their designees or the Notes Trustee shall instead be entitled to recognize and deal for all purposes under the Plan with only those record holders stated on any official register as of the close of business on the Distribution Record Date.

     E. ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST. The aggregate consideration to be distributed to the Holders of Allowed Claims under the Plan shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such Holders, as determined for federal income tax purposes, and any remaining consideration as satisfying accrued, but unpaid, interest, if any.

     F. MEANS OF CASH PAYMENT. Cash payments made pursuant to the Plan shall be in U.S. dollars and shall be made by the means agreed to by the payor or the payee, or in the absence of an agreement, at the option and in the sole discretion of the Reorganized Debtors, by (a) checks drawn on or (b) wire transfer from a domestic bank selected by the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

     G. WITHHOLDING AND REPORTING REQUIREMENTS. In connection with the Plan and all distributions thereunder, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan, (i) each Holder of an Allowed Claim or Interest that is to receive a distribution of Cash, New Senior Notes, New Senior Subordinated Notes or Restricted DHC Common Stock shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and (ii) no distribution shall be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements satisfactory to Reorganized ACL for the payment and satisfaction of such tax obligations or has, to Reorganized ACL's satisfaction, established an exemption therefrom. Any Cash, New Senior Notes, New Senior Subordinated Notes or Restricted DHC Common Stock to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as undeliverable pursuant to Article III.C hereof.

     H. SETOFFS AND RECOUPMENTS. The Debtors or the Reorganized Debtors may, pursuant to Section 553 of the Bankruptcy Code or applicable nonbankruptcy law, but shall not be required to, set off against or recoup from any Claim on which payments are to be made pursuant to the Plan, any claims of any nature whatsoever the Debtors or the Reorganized Debtors may have against the Holder of such Claim that is not released under Article IX hereof; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim the Debtors or Reorganized Debtors may have against such claimant.

     I. SURRENDER OF EXISTING INSTRUMENTS OR SECURITIES. As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim or Interest, the Holder of such Allowed Claim or Interest shall tender the applicable instruments, securities or other documentation evidencing such Allowed Claim or Interest to Reorganized ACL or the Notes Trustee or their agents, as applicable, unless waived in writing by Reorganized ACL or the Notes Trustee. Any Cash, New Senior Notes, New Senior Subordinated Notes or Restricted DHC Common Stock to be distributed pursuant to the Plan on account of any such Claim or Interest shall, pending such surrender, be treated as an undeliverable distribution pursuant to Article V.C hereof.

          1. Senior Unsecured Notes, Common Unitholder Interests and Preferred Unitholder Interests. Each Holder of a Senior Note Claim, Common Unitholder Interest or Preferred Unitholder Interest shall tender its Senior Unsecured Notes, Common Units and Preferred Units relating to such Claim or Interest to Reorganized ACL or the Notes Trustee or their agents, as applicable, in accordance with written instructions to be provided to such Holders by Reorganized ACL or the Notes Trustee as promptly as practicable following the Effective Date. Such instructions shall specify that delivery of such instruments will be affected, and risk of loss and title thereto will pass, only upon the proper delivery of such instruments with a letter of transmittal in accordance with such instructions. All surrendered Senior Unsecured Notes, Common Units and Preferred Units shall be marked as cancelled.

          2. Failure to Surrender Instruments. Any Holder of a Senior Note Claim, Common Unitholder Interest or Preferred Unitholder Interest that fails to surrender or is deemed to have failed to surrender the applicable Senior Unsecured Notes, Common Units or Preferred Units required to be tendered hereunder within one year after the Effective Date shall have its Claim or Interest and its distribution pursuant to the Plan on account of such Senior Unsecured Notes, Common Units or Preferred Units discharged and shall be forever barred from asserting any such Claim or Interest against Reorganized ACL or its property. In such cases, any Cash, Restricted DHC Common Stock, New Senior Notes or New Senior Subordinated Notes held for distribution on account of such Claim or Interest shall be disposed of pursuant to Article IV.C hereof. As a condition to receiving any distribution under the Plan, each Holder of a promissory note, certificate, or other instrument evidencing a Claim must surrender such promissory note, certificate, or other instrument to the Reorganized Debtors, their designees or the Notes Trustee. The Reorganized Debtors appoint the Notes Trustee under the Senior Note Indenture as their designee to receive the Senior Unsecured Notes and directs such Notes Trustee to deliver certificates representing such notes marked "canceled" to the Reorganized Debtors. Any Holder of a Claim that fails to (i) surrender such instrument or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Reorganized Debtors before the later to occur of (a) the second anniversary of the Effective Date and (b) six months following the date such Holder's Claim becomes an Allowed Claim, shall be deemed to have forfeited all rights and Claims with respect thereto, may not participate in any distribution under the Plan on account thereof, and all amounts owing with respect to such Allowed Claim shall be retained by the Reorganized Debtors.

     J. LOST, STOLEN, MUTILATED OR DESTROYED SECURITIES. In addition to any requirements under the Senior Note Indenture or any other applicable agreement, any Holder of a Claim or Interest evidenced by a Senior Unsecured Note, a Preferred Unit or Common Unit that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Senior Unsecured Note, a Preferred Unit or Common Unit, deliver to Reorganized ACL or the Notes Trustee or their agents, as applicable: (i) evidence reasonably satisfactory to Reorganized ACL or the Notes Trustee of the loss, theft, mutilation or destruction; and (ii) such security or indemnity as may be required by Reorganized ACL or the Notes Trustee to hold Reorganized ACL or the Notes Trustee harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim or Interest. Upon compliance with this Article V by a Holder of a Claim or Interest evidenced by a Senior Unsecured Note, a Preferred Unit or Common Unit, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such instrument.

     K. FRACTIONAL SHARES. No fractional shares of Restricted DHC Common Stock, shall be distributed. The actual issuance shall reflect a rounding up (in the case of .5000 or more than .5000) of such fraction to the nearest whole Restricted DHC Common Stock share or a rounding down of such fraction (in the case of .4999 or less than .4999).

                    VI.  PROCEDURES FOR RESOLVING DISPUTED,
                CONTINGENT AND UNLIQUIDATED CLAIMS AND INTERESTS

     A. OBJECTION DEADLINE; PROSECUTION OF OBJECTIONS. No later than the Claims Objection Deadline (unless extended by an order of the Bankruptcy Court), the Debtors or the Reorganized Debtors, as the case may be, shall File objections to Claims and Interests with the Bankruptcy Court and serve such objections upon the Holders of each of the Claims and Interests to which objections are made, provided, however, that the Debtors and the Reorganized Debtors shall not object to Claims Allowed pursuant to that Plan. Nothing contained herein, however, shall limit the Reorganized Debtors' right to object to Claims or Interests, if any, Filed or amended after the Claims Objection Deadline. The Debtors and the Reorganized Debtors shall be authorized to, and shall, resolve all disputed Claims or Interests by withdrawing or settling such objections thereto, or by litigating to judgment in the Bankruptcy Court or such other court having jurisdiction the validity, nature and/or amount thereof.

     B. NO DISTRIBUTIONS PENDING ALLOWANCE. Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim or Interest unless and until all objections to such Disputed Claim or Interest have been settled or withdrawn or have been determined by Final Order and the Disputed Claim or Interest, or some portion thereof, has become an Allowed Claim or Interest.

     C. DISPUTED CLAIMS RESERVE; DISPUTED INTEREST RESERVE. On the Effective Date (or as soon thereafter as is practicable), the Reorganized Debtors shall establish the Disputed Claims Reserve and the Disputed Interest Reserve by withholding from the initial distribution (i) with respect to the Disputed Claims Reserve, an amount of Cash calculated as if all Class 4 Claims were Allowed Class 4 Claims in an amount equal to one hundred percent (100%) of the distributions to which Holders of Disputed Class 4 Claims would be entitled if their Claims were Allowed in the Disputed Claim Amount; and (ii) with respect to the Disputed Interest Reserve, an amount of Cash calculated as if all Class 6 Interests were Allowed Class 6 Interests in an amount equal to one hundred percent (100%) of the distributions to which Holders of disputed Class 6 Interests would be entitled if their Interest or Claim was Allowed in the Disputed Interest or Disputed Claim Amount; provided, however, that the Debtors and the Reorganized Debtors shall have the right to File a motion seeking to modify any Disputed Claim Amounts or Disputed Interest Amounts.

     D. DISTRIBUTIONS AFTER ALLOWANCE. The Reorganized Debtors shall make payments and distributions from the Disputed Claims Reserve or Disputed Interest Reserve, as appropriate, to the Holder of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Interest, as soon as practicable after the date such Disputed Claim or Interest becomes an Allowed Claim or Interest. Such distributions shall be based upon the cumulative distributions that would have been made to the Holder of such Claim or Interest under the Plan if the Disputed Claim or Interest had been Allowed on the Effective Date and shall not be limited by the Disputed Claim Amounts or Disputed Interest Amounts previously reserved with respect to such Disputed Claim or Interest to the extent that additional amounts are available therefor from the Disputed Claims Reserve or the Disputed Interest Reserve, as appropriate, but only to the extent that such additional amounts have not yet been distributed to Holders of Allowed Claims or Interest. After a Final Order has been entered, or other final resolution has been reached, with respect to each Disputed Claim or Disputed Interest, any Cash that remains in the Disputed Claims Reserve or Disputed Interest Reserve, as applicable, shall be distributed as applicable, pro rata, to (i) with respect to the Disputed Claims Reserve, Holders of Allowed Class 4 Claims; and (ii) with respect to the Disputed Interest Reserve, Holders of Allowed Class 6 Interests. All distributions made under this Article VI.D shall be made as if such Allowed Class 4 Claim or Allowed Class 6 Interest had been Allowed on the Effective Date.

          VII.  TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     A. ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Immediately prior to the Effective Date, all executory contracts or unexpired leases, of the Reorganized Debtors, including Article VII of the 1998 Recapitalization Agreement and any leases provided for in the Plan Supplement, will be deemed assumed in accordance with the provisions and requirements of Section 365 and 1123 of the Bankruptcy Code as of the Effective Date. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to Sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Article VII shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

     B.  CURE OF DEFAULTS OF ASSUMED EXECUTORY CONTRACTS AND UNEXPIRED
LEASES. Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to Section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the nature and amount of any cure payments, (2) the ability of Reorganized ACL or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by Section 365(b)(1) of the

Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption. The Confirmation Order shall provide for notices of proposed assumptions and proposed cure amounts to be sent to applicable third parties and for procedures for objecting thereto and resolution of disputes by the Bankruptcy Court.

     C.  INDEMNIFICATION OF MEMBERS, REPRESENTATIVES, OFFICERS AND
EMPLOYEES. The obligations of the Debtors to indemnify any person or entity serving at any time on or prior to the Effective Date as one of its representatives, directors, officers or employees by reason of such person's or entity's service in such capacity, or as a representative, director, member, officer or employee of any other corporation or legal entity, to the extent provided in the Debtors' constituent documents, or by a written agreement with the Debtors, or pursuant to applicable general corporation law, each as applicable, shall be deemed and treated as executory contracts that are assumed by the Reorganized Debtors pursuant to the Plan and Section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall be treated as General Unsecured Claims and shall survive Unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Commencement Date.

     D. COMPENSATION AND BENEFIT PROGRAMS. Except as otherwise expressly provided hereunder, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, retirees and non-employee directors or members of the board of representatives and the employees and retirees of their subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life, accidental death and dismemberment insurance plans are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of Sections 365 and 1123 of the Bankruptcy Code. All employment contracts assumed pursuant to this VI.D. shall be deemed modified such that the transactions contemplated by the Plan shall not be a "change of control" as defined in the relevant employment contracts.

     E. REPRESENTATIVES AND OFFICERS. All directors' and officers' liability insurance policies maintained by the Debtors are hereby assumed. Entry of the order confirming the Plan by the Clerk of the Bankruptcy Court shall constitute approval of such assumptions pursuant to subsection 365(a) of the Bankruptcy Code. The Reorganized Debtors shall maintain for a period of not less than six years from the Effective Date coverage for the individuals covered, as of the Commencement Date, by such policies at levels and on terms no less favorable to such individuals than the terms and levels provided for under the policies assumed pursuant to the Plan. Solely with respect to representatives, directors, and officers of any of the Debtors who served in any such capacity at any time on or after the Commencement Date, the Debtors shall be deemed to assume, as of the Effective Date, their respective obligations to indemnify such individuals (and only such individuals) with respect to or based upon any act or omission taken or omitted in any of such capacities, or for or on behalf of any Debtor, pursuant to and to the extent provided by the Debtors' respective articles of incorporation, certificates of formation, corporate charters, bylaws, LLC operating agreements and similar corporate documents as in effect as of the date of entry of the order confirming the Plan. Notwithstanding anything to the contrary contained herein, such assumed indemnity obligations shall not be discharged, Impaired, or otherwise modified by confirmation of this Plan and shall be deemed and treated as executory contracts that have been assumed by the Debtors pursuant to this Plan as to which no proof of claim need be Filed. Without limiting the foregoing and in addition to the foregoing, the Reorganized Debtors shall assume the indemnity referred to in the proviso within Article IX.D.1 hereof.

                VIII.  CONFIRMATION AND CONSUMMATION OF THE PLAN

     A. CONDITIONS TO CONFIRMATION. The Plan shall not be confirmed unless and until the following conditions have been satisfied in full or waived by ACL and
DHC:

          1. The order confirming the Plan shall be in form and substance satisfactory to the Debtors and DHC; and

          2. The Bankruptcy Court shall have entered an order (which may be the order confirming the Plan) substantively consolidating the Debtors and their Estates for Plan purposes only, and such order shall be in form and substance satisfactory to the Debtors and DHC.

     B. CONDITIONS PRECEDENT TO EFFECTIVE DATE. The Effective Date shall not occur and the Plan shall not become effective unless and until the following conditions have been satisfied in full or waived by ACL and DHC:

          1. The Confirmation Order confirming the Plan, as such Plan may have been modified, shall have been entered and become a Final Order in form and substance reasonably satisfactory to ACL and shall provide that:

             a. The Debtors and the Reorganized Debtors are authorized to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan; and

             b. the provisions of the Confirmation Order are nonseverable and mutually dependent.

          2. The Amended Certificates of Formation and the Amended ACL LLC Agreement of Reorganized ACL, as necessary, shall have been filed with the appropriate authority in accordance with such jurisdiction's limited liability company laws.

          3. All actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

          4. The new board of representatives of Reorganized ACL shall have been appointed.

          5.  To the extent applicable, each of the conditions specified in
     Article VIII, of the Recapitalization Agreement shall have been met as of the Effective Date.

          6. The Receivables Facility shall have been replaced by a new facility having terms either (a) providing substantially similar liquidity to that of the Receivables Facility, (b) or otherwise reasonable and customary for such type of transaction, or (c) otherwise on terms reasonably satisfactory to DHC.

          7. The agreements representing the DIP facility (and not the Credit Agreement), shall be reasonably satisfactory in form and substance to DHC and shall (a) have been duly executed by the parties thereto either (i) on terms consistent with Exhibit G as attached to the Recapitalization Agreement, or (ii) otherwise on reasonable and customary terms for such type of transaction or (iii) otherwise on terms reasonably satisfactory to DHC and (b) shall be in full force and effect on the Effective Date.

          8. The Management Stock Plan shall have been validly executed and delivered by the parties thereto.

     C. WAIVER OF CONDITIONS. Waiver by the Debtors and DHC of any of the conditions precedent to confirmation of the Plan or the occurrence of the Effective Date set forth in Article VIII.A or VIII.B, respectively, of the Plan shall be in their sole and unanimous discretion and may be effected at any time, without notice to third parties or any other formal action or court approval. Upon the waiver of any conditions to the Effective Date set forth in Article VIII.B of the Plan, and subject to the satisfaction in full of each of the remaining conditions set forth in such Section, the Plan shall become effective in accordance with its terms without notice to third parties or any other formal action. The failure to satisfy or waive any condition to the Effective Date may be asserted by the Debtors and DHC regardless of the circumstances giving rise to the failure of such condition to be satisfied. The failure to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time. Notwithstanding any of the foregoing provisions specified in this Article VIII.C, the Debtors and DHC may only waive the requirement that the Effective Date occur on or before August 1, 2002 after first obtaining the consent of the Committee, which consent shall not be unreasonably withheld.

     D. CONSEQUENCES OF NON-OCCURRENCE OF THE EFFECTIVE DATE. If each of the conditions to effectiveness and the occurrence of the Effective Date has not been satisfied or waived by ACL and DHC on or before the first Business Day that is more than thirty days after the date on which the Bankruptcy Court enters an order confirming the Plan, or by such later date as is proposed by ACL and approved, after notice and a hearing, by the Bankruptcy Court, then upon motion by the Debtors or DHC made before the time that each of the conditions has been satisfied or waived, the order confirming the Plan may be vacated by the Bankruptcy Court; provided, however, that notwithstanding the Filing of such a motion, the order confirming the Plan shall not be vacated if each of the conditions to consummation is either satisfied or waived by the Debtors and DHC before the Bankruptcy Court enters an order granting the relief requested in such motion. If the order confirming the Plan is vacated pursuant to this section, the Plan shall be null and void in all respects and nothing contained in the Plan shall (a) constitute a waiver or release of any Claims against Interests in any of the Debtors or (b) prejudice in any manner the rights of the Holder of any Claim or Interest in any of the Debtors.

                        IX.  EFFECT OF PLAN CONFIRMATION

     A. BINDING EFFECT. The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims and Interests, and their respective successors and assigns, including, but not limited to, the Reorganized Debtors, and all other parties-in-interest in these Chapter 11 Cases.

     B. DISCHARGE OF CLAIMS AND TERMINATION OF INTERESTS. Except as provided in the Confirmation Order, pursuant to Section 1141(d) of the Bankruptcy Code, the rights afforded under this Plan and the treatment of Claims and Interests under this Plan shall be in exchange for and in complete satisfaction, settlement, discharge and release of all Claims and termination of all Interests, including any interest accrued on Claims from the Commencement Date. Except as provided in the Confirmation Order or the Plan, Confirmation shall (a) discharge the Debtors from all Claims and other debts that arose before the Confirmation Date and all debts of the kind specified in Section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of claim based on such debt is Filed or deemed Filed pursuant to Section 501 of the Bankruptcy Code, (ii) a Claim based on such debt is Allowed pursuant to Section 502 of the Bankruptcy Code or
(iii) the Holder of a Claim based on such debt has accepted the Plan; and (b) terminate all Interests and other rights of equity security holders in the Debtors.

     2. As of the Confirmation Date, except as provided in this Plan or the Confirmation Order, all entities shall be precluded from asserting against the Debtors, the Reorganized Debtors, their successors or their property, any other or further Claims, debts, rights, causes of action, liabilities or Interests based upon any act, omission, transaction or other activity of any nature that occurred prior to the Confirmation Date. In accordance with the foregoing, except as provided in this Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities and rights of equity security holders in the Debtors, pursuant to Sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or Interest.

     C.  INJUNCTION.

     1. Except as otherwise provided in the Plan, all entities that have held, hold or may hold Claims against or Interests in the Debtors are as of the Effective Date (i) permanently enjoined from taking any of the following actions against the Estates or any of its property on account of any such Claims or Interests and (ii) permanently enjoined from taking any of the following actions against any of the Debtors, the Reorganized Debtors, or their property on account of such Claims or Interests: (A) commencing or continuing, in any manner or in any place, any action or other proceeding; (B) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting or enforcing any lien or encumbrance; (D) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors; and (E) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of this Plan.

     2. By accepting distributions pursuant to the Plan, each Holder of an Allowed Claim or Interest will be deemed to have specifically consented to the injunctions set forth in this Article.

     D.  RELEASES.

          1. Releases by the Debtors. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and the Reorganized Debtors in their individual capacities and as debtors in possession, will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of the Debtors or the Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder) whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the parties released pursuant to Article IX hereof, the Chapter 11 Cases, or the Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates or the Reorganized Debtors against (i) the current and former representatives, directors, officers and employees of the Debtors (other than for money borrowed from or owed to the Debtors by any such representatives, directors, officers or employees as set forth in the Debtors' books and records) and the Debtors' agents and Professionals; (ii) the Senior Lenders and the Bank Agents; (iii) DHC; (iv) the Noteholders who (a) are party to the Other Lock-Up or (b) voted in favor of the Plan and did not opt out of the mutual release on their Ballot; (v) Brown Water Transportation Corp., 399 Venture Partners, Inc. and other Preferred Unitholder Interests that did not opt out of the mutual release on their Ballot; and (vi) the respective affiliates and current and former representatives, officers, directors, employees, agents, members, direct and indirect shareholders, advisors, and professionals of the foregoing and of such affiliates; provided, however, that nothing herein shall release (A) any Claims that arise from obligations or rights created under or in connection with the Recapitalization Agreement or any agreement provided for or contemplated under the Recapitalization Agreement, (B) any Claims of a party to the 1998 Recapitalization Agreement under Article VII of the 1998 Recapitalization Agreement (C) any obligation of ACL Holdings or ACL to indemnify its current and former board of representatives members, directors, or officers under its organizational documents, by-laws, employee-indemnification policies, state law, or any other agreement or (D) any claims that arise from obligations or rights created under or in connection with any financing agreement, lease agreement or other written contract, other than the Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement), between any of those financial institutions party to the Credit Agreement and any of the releasees set forth in items (i) through (vi) of this paragraph.

          2. Releases by Holders of Claims and Interests. On the Effective Date, (a) each Holder of a Claim or Interest that is either (a) a party to either of the Lock-Up Agreements or (b) voted in favor of the Plan and did not opt out of the mutual release on their Ballot in exchange for accepting consideration pursuant to the Plan and (ii) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all other Holders of Claims and Interests, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the Cash, the New Senior Notes, the New Senior Subordinated Notes, the Restricted DHC Common Stock and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan, each entity that has held, holds or may hold a Claim or Interest, as applicable, will be deemed to forever release, waive and discharge all Claims, demands, debts, rights, causes of action or liabilities (other than the right to enforce the Debtors' or the Reorganized Debtors' obligations under the Plan, and the contracts, instruments, releases, agreements and documents delivered under the Plan), whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the parties released pursuant to Article IX hereof, the Chapter 11 Cases, the Plan or the Disclosure Statement against (i) the current and former representatives, directors, officers and employees of the Debtors (other than Claims or Interests unrelated to the Debtors) and the Debtors' agents and Professionals; (ii) the Senior Lenders and the Bank Agents,
     (iii) DHC; (iv) the Noteholders who (a) are party to the Other Lock-Up or
     (b) voted in favor of the Plan and did not opt out of the mutual release on their Ballot; (v) Brown Water Transportation Corp. and 399 Venture Partners, Inc. and other Preferred Chartholder Interests that did not opt out of the mutual release on their Ballot and (vi) the respective affiliates and current and former representatives, officers, directors, employees, agents, members, direct and indirect shareholders, advisors, and professionals of the foregoing and of such affiliates; provided, however, that nothing herein shall release: (A) any Claims that arise from obligations or rights created under or in connection with the Recapitalization Agreement or any agreement provided for or contemplated under the Recapitalization Agreement; (B) any Claims of a party to the 1998 Recapitalization Agreement under Article VII of the 1998 Recapitalization Agreement; (C) any obligation of ACL Holdings or ACL to indemnify its current and former directors, board of representatives members or officers under its organizational documents, by-laws, employee-indemnification policies, state law, or any other agreement; (D) any Claims against a Loan Party (as defined in the Credit Agreement), but not against any other beneficiaries of the release under this Article IX, that arise from obligations or rights created under the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement); (E) obligations under the Plan or (F) or any claims that arise from obligations or rights created under or in connection with any financing agreement, lease agreement, or other written contract, other than the Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement), between any of those financial institutions party to the Credit Agreement and any of the releasees set forth in items (i) through (vi) of this paragraph.

     E. EXCULPATION AND LIMITATION OF LIABILITY. Neither ACL, the Senior Lenders, the Bank Agents, DHC, Brown Water Transportation Corp., 399 Venture Partners, Inc. nor any of their respective present or former members, representatives, officers, directors, shareholders, employees, advisors, attorneys or agents acting in such capacity, shall have or incur any liability to, or be subject to any right of action by, any Holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, direct or indirect shareholders, employees, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, that nothing herein shall exculpate from (i) any Claims that arise from obligations or rights created under or in connection with the Recapitalization Agreement or any agreement provided for or contemplated under the Recapitalization Agreement,
(ii) any Claims of a party to the 1998 Recapitalization Agreement under Article VII of the 1998 Recapitalization Agreement, (iii) any obligation of ACL Holdings or ACL to indemnify its current and former directors, board of representatives members or officers under its organizational documents, by-laws, employee-indemnification policies, state law, or any other agreement, (iv) any Claims against a Loan Party (as defined in the Credit Agreement), but not against any other beneficiaries of the release under Article IX.D herein, that arise from obligations or rights created under the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement) or (v) any claims that arise from obligations or rights created under or in connection with any financing agreement, lease agreement, or other written contract, other than the Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement), between any of those financial institutions party to the Credit Agreement and any of the releasees set forth in items (i) through (vi) of
Article IX.D.1 hereof or set forth in items (i) through (vi) of Article IX.D.2 hereof.

     F. INJUNCTION RELATED TO RELEASES AND EXCULPATION. The Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in Article IX.D and IX.E of the Plan.

     G.  PRESERVATION OF RIGHTS OF ACTION; SETTLEMENT OF LITIGATION CLAIMS.

          1. Preservation of Rights of Action. Except as otherwise provided in the Plan, the Confirmation Order, or in any document, instrument, release or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Litigation Claims. The Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims. Notwithstanding the foregoing, the Debtors and the Reorganized Debtors shall not file, commence or pursue any claim, right or cause of action under Sections 544 through 550 of the Bankruptcy Code; provided, however, that notwithstanding any statute of limitations (including, without limitation, Section 544 of the Bankruptcy Code), the Debtors and the Reorganized Debtors shall have the right to assert or raise such causes of action (a) as defenses or counterclaims (up to the amount asserted in the Claims against the Debtors); and (b) in connection with the claims objection process, in which case such causes of action can be raised as an objection to a Claim and not as defenses or counterclaims.

          2. Settlement of Litigation Claims. At any time after the Confirmation Date and before the Effective Date, notwithstanding anything in this Plan to the contrary, Reorganized ACL may settle any or all of the Litigation Claims with the approval of the Bankruptcy Court pursuant to Bankruptcy Rule 9019.

     H.  TERMINATION OF SUBORDINATION RIGHTS AND SETTLEMENT OF RELATED CLAIMS.

          1. The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, if any, whether arising by contract or under general principles of equitable subordination, Section 510(b) or 510(c) of the Bankruptcy Code, or otherwise. All subordination rights that a Holder of a Claim or Interest may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to Holders of Allowed Claims or Allowed Interests will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

          2. Pursuant to Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a Holder of a Claim or Interest may have or any distribution to be made pursuant to the Plan on account of such Claim or Interest. Entry of the Confirmation Order will constitute the Bankruptcy Court's approval, as of the Effective Date, of the compromise or settlement of all such Claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors, the Reorganized Debtors, their respective properties, and Holders of Claims and Interests, and is fair, equitable and reasonable.

     I. TERM OF BANKRUPTCY INJUNCTION OR STAYS. All injunctions or stays provided for in the Chapter 11 Cases under Section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

                         X.  RETENTION OF JURISDICTION

     A. RETENTION OF JURISDICTION. Pursuant to Sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy

Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

          1. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

          2. Resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which any of the Debtors is a party or with respect to which the Debtors or the Reorganized Debtors may be liable and to hear, determine and, if necessary, liquidate any claims arising therefrom;

          3. Ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan;

          4. Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

          5. Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

          6. Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is executed or created pursuant to the Plan, or any entity's rights arising from or obligations incurred in connection with the Plan or such documents;

          7.  Modify the Plan before or after the Effective Date pursuant to
     Section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

          8. Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under Sections 330, 331 503(b), and 1103 of the Bankruptcy Code, provided, however, that from and after the Effective Date, the payment of fees and expenses of the Reorganized Debtors, including counsel fees, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

          9. Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

          10. Hear and determine causes of action by or on behalf of the Debtors or the Reorganized Debtors;

          11. Hear and determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code;

          12. Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

          13. Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

          14. Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

          15. Hear and determine all matters related to (i) the property, of the Estates from and after the Confirmation Date and (ii) the activities of the Reorganized Debtors;

          16. Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code; and

          Enter an order closing the Chapter 11 Cases.

                         XI.  MISCELLANEOUS PROVISIONS

     A. BAR DATE FOR ADMINISTRATIVE CLAIMS. The Confirmation Order will establish an Administrative Claims Bar Date for Filing Administrative Claims. Holders of Administrative Claims not paid prior to the Effective Date shall submit proofs of Claim on or before such Administrative Claims Bar Date or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Bankruptcy Rules 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims Bar Date. The Debtors and the Reorganized Debtors shall have thirty (30) days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

     B. PAYMENT OF STATUTORY FEES. All fees payable pursuant to Section 1930 of Title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

     C. AMENDMENT OR MODIFICATION OF THE PLAN. Subject to Section 1127 of the Bankruptcy Code, to the extent applicable, Sections 1122, 1123 and 1125 of the Bankruptcy Code and Section 6.10 of the Recapitalization Agreement, the Debtors reserve the right to alter, amend or modify the Plan with the consent of DHC at any time prior to the Confirmation Date. After the Confirmation Date but prior to the substantial consummation of the Plan the Reorganized Debtors may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan. A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not adversely change the treatment of the Claim or Interest of such Holder.

     D. SEVERABILITY OF PLAN PROVISIONS. If, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, Impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

     E. SUCCESSORS AND ASSIGNS. The Plan shall be binding upon and inure to the benefit of the Debtors and their successors and assigns, including, without limitation, the Reorganized Debtors. The rights, benefits and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such entity.

     F. PLAN SUPPLEMENT. The Plan Supplement, which shall include certain exhibits, lists, schedules, or documents to be executed in connection with the Plan, shall be filed with the Bankruptcy Court not later than ten (10) days prior to the Confirmation Hearing. Upon its filing, the Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours. Holders of Claims and Interests may obtain a copy of the Plan Supplement upon written request to ACL. The documents contained in the Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

     G. REVOCATION, WITHDRAWAL OR NON-CONSUMMATION. The Reorganized Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or consummation does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute a waiver or release of any claims by or against, or any interests in, the Debtors or any other person, (ii) prejudice in any manner the rights of the Debtors or any other person, or (iii) constitute an admission of any sort by the Debtors or any other person.

     H. DISSOLUTION OF STATUTORY COMMITTEES. All statutory committees appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, if any, shall be dissolved on the Effective Date.

     I. HEADINGS. Headings are used in the Plan for convenience and reference only and shall not constitute a part of the Plan for any other purpose.

     J. NOTICES. Any notice required or permitted to be provided under the Plan shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery, or (c) reputable overnight delivery service, freight prepaid, to be addressed as follows:

              To the Debtors or the Reorganized Debtors:

              AMERICAN COMMERCIAL LINES LLC
              1701 E. Market Street
              Jeffersonville, Indiana 47130
              Telecopy Number: (812) 288-0294
              Attention: Robert G. Burns, Esq.

              with a copy to:

              KIRKLAND & ELLIS
              Citigroup Center
              153 East 53rd Street
              New York, New York 10022
              Telecopy Number: (212) 446-4900
              Attention: Matthew A. Cantor, Esq.
                      Jonathan S. Henes, Esq.

              To DHC:

              DANIELSON HOLDING CORPORATION
              767 Third Avenue
              Telecopy Number: (212)-888-0347
              New York, New York 10017
              Attention: David M. Barse

              with a copy to:

              Skadden, Arps, Slate, Meagher & Flom, LLP
              333 West Wacker Drive
              Suite 2400
              Chicago, IL 60606
              Telecopy Number: (312) 407-0411
              Attention: Peter C. Krupp, Esq.

     K. GOVERNING LAW. Except to the extent the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent an exhibit or schedule to the Plan or Plan Supplement provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the state of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.

     L. TAX LIABILITY. The Reorganized Debtors are hereby authorized to request an expedited determination under Section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Commencement Date through, and including, the Effective Date.

     M. SATURDAY, SUNDAY, OR LEGAL HOLIDAY. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

     N. SCHEDULES. All exhibits and schedules to the Plan and the Plan Supplement are incorporated hereby and are made a part of the Plan as if set forth in full herein.

     O. JURISDICTION OVER THE REORGANIZED DEBTORS. Notwithstanding the jurisdiction retained in Article X hereof, from and after the Effective Date, the Bankruptcy Court shall not have the power to issue any order which modifies the Restricted DHC Common Stock, the New Senior Notes, the New Senior Subordinated Notes, the Credit Agreement or the rights of the holders thereof.

     P. FILING OF ADDITIONAL DOCUMENTS. On or before substantial consummation of the Plan, the Debtors shall File such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Dated: Wilmington, Delaware
April 15, 2002

                                          AMERICAN COMMERCIAL LINES LLC

                                          By: /s/ Michael C. Hagan

                                          Name: Michael C. Hagan

                                          Title: President and Chief Executive
                                          Officer

ACL has appointed Innisfree M&A Incorporated as (i) the Information Agent for the Exchange Offer and (ii) the Voting Agent for acceptances of the Plan. All inquiries relating to this Offering Memorandum and Disclosure Statement and the transactions contemplated hereby should be directed to the Information Agent at the telephone numbers and address set forth below.

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022

                Banks and Brokers Call Collect:  (212) 750-5833
                                       or
                   All Others Call Toll Free:  (888) 750-5834

     ACL has appointed The Bank of New York as the Exchange Agent for the Exchange Offer. All completed Letters of Transmittal, Release and Consent and Agent's Messages should be directed to the Exchange Agent at one of the addresses set forth below. All questions regarding the procedures for tendering in the Exchange Offer and requests for assistance in tendering your Existing Notes should also be directed to the Exchange Agent at one of the following telephone numbers and addresses:

 By Registered or Certified        By Hand or Overnight                By Facsimile:
             Mail:                       Delivery:             (Eligible Institutions Only)
    The Bank of New York           The Bank of New York               (212) 235-2261
     Reorganization Unit            Reorganization Unit           To Confirm by Telephone
15 Broad Street -- 16th Floor  15 Broad Street -- 16th Floor     or for Information Call:
  New York, New York 10007       New York, New York 10007             (212) 235-2353
     Attn: Diane Amoroso            Attn: Diane Amoroso

     DELIVERY OF A LETTER OF TRANSMITTAL, RELEASE AND CONSENT OR AGENT'S MESSAGE TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF THE LETTER OF TRANSMITTAL, RELEASE AND CONSENT OR AGENT'S MESSAGE.

     Requests for additional copies of this Offering Memorandum and Disclosure Statement, the enclosed Letter of Transmittal, Release and Consent or the enclosed Notice of Guaranteed Delivery, Release and Consent may be directed to either the Exchange Agent or the Information Agent at the respective telephone numbers and addresses listed above.

                                                                     APPENDIX II

                                 MUTUAL RELEASE

     This MUTUAL RELEASE (this "Release") is made and entered into as of
          , 2002, by and among (i) American Commercial Lines Holdings LLC, a Delaware limited liability company ("ACL Holdings"), (ii) American Commercial Lines LLC, a Delaware limited liability company ("ACL"), (iii) HY I Investments, L.L.C., a Delaware limited liability company ("HYI"), (iv) Danielson Holding Corporation, a Delaware corporation ("DHC"), (v) Brown Water Transportation Corp., a Delaware corporation ("Brown"), (vi) 399 Venture Partners, Inc., a Delaware corporation ("399 Ventures"), those affiliates of 399 Ventures listed on the signature pages attached hereto (such affiliates, together with 399 Ventures, "CVC"), (vii) each of the entities listed on Schedule 1 attached hereto under the caption "Noteholders" (each, a "Noteholder" and, collectively, the "Noteholders"), (viii) each of those financial institutions party to the Existing Credit Agreement (as defined below) (each, a "Financial Institution" and, collectively, the "Financial Institutions") and listed on Schedule 2 attached hereto under the caption "Financial Institutions," and (ix) each of the other members of ACL Holdings listed on Schedule 3 attached hereto (each, an "Other Member" and, together with Brown and 399 Ventures, the "Members"). ACL Holdings, ACL, HYI, DHC, Brown, CVC, the Noteholders, the Financial Institutions, and the Other Members are collectively referred to herein as the "Parties" and each individually as a "Party."

     1. Definitions. As used herein, the following terms shall have the following meanings:

          "Amendment Agreement" means the Amendment Agreement, dated as of April 11, 2002, by and among ACL Holdings, ACL, the lenders party thereto, and JPMorgan Chase Bank, a New York banking corporation formerly known as The Chase Manhattan Bank ("JPMCB"), as issuing bank, as administrative agent, as security trustee, and as collateral agent, as amended, restated or modified from time to time.

          "Claims" means any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, breaches, agreements, promises, licenses, variances, trespasses, damages (including, but not limited to, avoiding power and equitable subordination claims), judgments, extents, executions, claims, costs, expenses, and demands whatsoever, in law, in equity or in admiralty, in contract or tort, by statute or otherwise, whether known or unknown, suspected or unsuspected, vested or contingent, liquidated or unliquidated, matured or unmatured.

          "Existing Credit Agreement" means the Credit Agreement, dated as of June 30, 1998, by and among ACL Holdings, ACL, the lenders party thereto, and JPMCB, as issuing bank, as administrative agent, as security trustee, and as collateral agent, as amended, restated or modified from time to time.

          "1998 Recapitalization Agreement" means the Recapitalization Agreement, dated as of April 17, 1998, by and among CSX Corporation, a Virginia corporation, Vectura Group, Inc., a Delaware corporation, ACL Holdings, ACL, and National Marine, Inc., a Delaware corporation, as amended, restated, or modified from time to time.

          "Recapitalization Agreement" means the Recapitalization Agreement, dated as of March 15, 2002, by and among ACL Holdings, ACL, DHC, Brown, CVC, and the Other Members, as amended, restated, or modified from time to time.

          "Related Party" means, as to any Party, such Party's past, present, and future direct and indirect subsidiaries, shareholders, and its and their respective affiliates, divisions, officers, directors, shareholders, equityholders, creditors, members, partners, advisory board members, board of representatives members, principals, employees, agents, attorneys, fiduciaries, heirs, executors, estates, servants, representatives, nominees, predecessors, successors, assigns, and any other person (natural or otherwise) acting or purporting to act on behalf of any of the foregoing.

     2. Release. Each Party, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, by these presents does for itself and for each of its Related Parties (each, a "Releasor" and, collectively, the "Releasors"), hereby expressly, unconditionally, generally, and individually and collec-tively waive, release, acquit and forever discharge one another and each other, and each of their respective Related Parties (collectively, the "Releasees") from every, any, and all Claims, which Claims against the Releasees, jointly or severally, any Releasor ever had, now has, or hereafter can, shall or may have, for, upon or by reason of any matter, act, failure to act, transaction, event, occurrence, cause, or thing whatsoever from the beginning of the world to the day of the date of this Release (the "Release Date") directly or indirectly relating to or arising out of ACL Holdings or ACL and its Subsidiaries; provided, that nothing herein shall release (i) any Claims that arise from obligations or rights created under or in connection with the Recapitalization Agreement or any agreement provided for or contemplated under the Recapitalization Agreement, (ii) any Claims of a party to the 1998 Recapitalization Agreement under Article VII of the 1998 Recapitalization Agreement, (iii) any obligation of ACL Holdings or ACL to indemnify its current and former directors, board of representatives members, or officers under its organizational documents, by-laws, employee-indemnification policies, state law, or any other agreement, (iv) any Claims against a Loan Party (as defined in the Existing Credit Agreement), but not against any other Party, that arise from obligations or rights created under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement), or (v) any Claims that arise from obligations or rights created under or in connection with any financing agreement, lease agreement or other written contract, other than the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement), between a Financial Institution and a Releasee.

     3. Exculpation. Each Party and its Related Parties hereby exculpate one another and each other and each of their respective Related Parties from, and agree that each shall have and incur no liability to, nor be subject to any right or action by one another for acts, events or occurrences prior to the Release Date which directly or indirectly arise out of or are related to ACL Holdings or ACL and its Subsidiaries; provided, that nothing herein shall exculpate from (i) any Claims that arise from obligations or rights created under or in connection with the Recapitalization Agreement or any agreement provided for or contemplated under the Recapitalization Agreement, (ii) any Claims of a party to the 1998 Recapitalization Agreement under Article VII of the 1998 Recapitalization Agreement, (iii) any obligation of ACL Holdings or ACL to indemnify its current and former directors, board of representatives members, or officers under its organizational documents, by-laws, employee-indemnification policies, state law, or any other agreement, (iv) any Claims against a Loan Party (as defined in the Existing Credit Agreement), but not against any other Party, that arise from obligations or rights created under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement), or (v) any Claims that arise from obligations or rights created under or in connection with any financing agreement, lease agreement or other written contract, other than the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement), between a Financial Institution and a Releasee.

     4. Waiver. Each Party intends that this Release be effective as a full and final accord and satisfactory release of each and every matter specifically or generally referred to herein. Each Party waives and relinquishes any rights and benefits to the full extent that they may lawfully waive all such rights and benefits pertaining to the subject matter of this Agreement. Each Party acknowledges that it is aware that it may later discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of this Release, but it is their intention to fully and finally forever settle and release any and all matters, disputes and differences, known and unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between them, and that in furtherance of this intention, the releases given in this Agreement shall be and remain in effect as full and complete general releases notwithstanding discovery or existence of any such additional or different facts.

     5. Representations. Each Party warrants and represents to the other Parties that it has not assigned or transferred or purported to assign or transfer to any person or entity not a party to this Agreement any matter or any part or portion of any matter covered by this Agreement, and each of them agrees to indemnify and hold harmless the others from and against any Claims based upon or in connection with or arising out of any such assignment or transfer or purported or claimed assignment or transfer.

     6. Reimbursement. Each Party agrees that, in the event that any Releasor related to such Party institutes any proceedings against any Releasee and the claims brought pursuant to such proceedings are held to be barred by this Release, then such Party will reimburse any Releasee sued in any such action for all fees and costs of any kind arising from any such claim or suit, including any costs and attorneys' fees incurred.

     7. Amendment. This Release may not be amended, modified, or supplemented, and no provision hereof may be waived, in whole or in part, without the written agreement of each Releasor and the affected Releasee to be bound by such amendment, modification, supplement or waiver.

     8. Severability. Any provision of this Release which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof or the validity or enforceability of such provision in any other jurisdiction.

     9. Joint Preparation. This Release is to be deemed to have been jointly prepared by the Parties and any uncertainty or ambiguity contained herein shall not be interpreted adversely against any Party, but according to the application of the rules of interpretation of contracts.

     10. Governing Law. This Release shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provision that would require the application of the law of any other jurisdiction.

     11. Counterparts; Effectiveness. This Release may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same Release. This Release shall become effective as against a Releasor when it shall have been executed by or on behalf of each Party and when each Party receives counterparts hereof which, when taken together, have been executed by or on behalf of each of the other Parties; provided, that this Release shall not become effective with respect to any Releasor or Releasee that is a Financial Institution or a Related Party thereof unless and until the Restatement Closing Date (as defined in the Amendment Agreement) has occurred.

                                   * * * * *

     IN WITNESS WHEREOF, each Party has caused this Release to be executed and delivered by its duly authorized officer as of the date first above written.

                                          AMERICAN COMMERCIAL LINES
                                          HOLDINGS LLC

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          AMERICAN COMMERCIAL LINES LLC

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          BROWN WATER TRANSPORTATION CORP.

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          399 VENTURE PARTNERS, INC.

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          JPMORGAN CHASE BANK, as Administrative
                                          Agent for itself, the Collateral
                                          Agent, the Issuing Bank and the
                                          Financial Institutions party to the
                                          Amendment Agreement

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE,
               OR TO MAKE ANY REPRESENTATION, OTHER THAN WHAT IS
               CONTAINED IN THE MATERIALS MAILED WITH THIS BALLOT

                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE


    IN RE:                                               )     CHAPTER 11
                                                         )
    AMERICAN COMMERCIAL LINES LLC, ET AL.(1)             )     CASE NO.     -         (  )
                                                         )     (JOINTLY ADMINISTERED)
                DEBTORS.                                 )
                                                         )

               BENEFICIAL OWNER BALLOT FOR ACCEPTING OR REJECTING
                   THE DEBTORS' JOINT PLAN OF REORGANIZATION
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                         CLASS 4 -- SENIOR NOTE CLAIMS

     The Debtors are soliciting your vote on the Plan (as defined below) attached to the Offering Memorandum, Solicitation of Releases, Consents and Acceptances and Disclosure Statement (the "Disclosure Statement"). Unless otherwise defined, capitalized terms used herein and in the ballot have the meanings ascribed to them in the Plan.

     This ballot is being sent to beneficial owners of the outstanding 10 1/4% Senior Notes due 2008, issued by American Commercial Lines, LLC and ACL Capital Corp. pursuant to the Indenture dated June 30, 1998, between The Bank of New York, as successor trustee to the United States Trust Company of New York, and American Commercial Lines, LLC and ACL Capital Corp. (the "Notes"). The Joint Plan of Reorganization of the Debtors (the "Plan"), can be confirmed by the Bankruptcy Court and thereby made binding on beneficial owners if it is accepted by the holders of at least two-thirds ( 2/3) in dollar amount and more than one-half ( 1/2) in number of claims in each class voting on the Plan to the extent such holders actually vote. In the event the requisite acceptances are not obtained, the Bankruptcy Court may nevertheless confirm the Plan if the Bankruptcy Court finds that the Plan accords fair and equitable treatment to the class or classes rejecting it and otherwise satisfies the requirements of 11 U.S.C. sec. 1129(b). To have your vote count, you must complete and return this ballot.

  PLEASE READ AND FOLLOW THE ATTACHED INSTRUCTIONS CAREFULLY BEFORE COMPLETING THIS MASTER BALLOT. IF THE MASTER BALLOT HAS NOT BEEN RECEIVED BY INNISFREE M&A
 INCORPORATED (THE "VOTING AGENT") BY 5:00 P.M., EASTERN TIME, ON MAY 20, 2002 (THE "VOTING DEADLINE"), IT WILL NOT BE COUNTED. PLEASE COMPLETE, SIGN AND DATE
   THIS BALLOT AND RETURN IT TO THE VOTING AGENT BEFORE THE VOTING DEADLINE.

---------------

(1 )The Debtors are the following entities: American Commercial Lines Holdings
    LLC, American Commercial Lines LLC, American Commercial Barge Line LLC, American Commercial Lines International LLC, Jeffboat LLC, Louisiana Dock Company LLC, Houston Fleet LLC, Lemont Harbor & Fleeting Services LLC, ACL Capital Corp., American Commercial Terminals LLC, ACBL Liquid Sales LLC, Orinoco TASV LLC, Orinoco TASA LLC, American Commercial Terminals-Memphis LLC.

 IF YOUR RETURN ENVELOPE IS ADDRESSED TO YOUR NOMINEE, PLEASE ALLOW ADDITIONAL TIME FOR YOUR VOTE TO BE PROCESSED BY THE NOMINEE AND VOTED ON A MASTER BALLOT
                         PRIOR TO THE VOTING DEADLINE.

     By signing below, you are certifying that either you were the beneficial owner on April 12, 2002, of the Notes in the face amount set forth below or you are an authorized signatory for someone who was a beneficial owner of such face amount of such Notes on April 12, 2002. An authorized signatory of an eligible beneficial owner may execute this ballot, but must provide the name and address of the beneficial owner on this ballot and may be required to submit evidence demonstrating such signatory's authorization to vote on behalf of the beneficial owner. Authorized signatories voting on behalf of more than one beneficial owner must complete a separate ballot for each owner.

     Beneficial owners may not split their vote on the Plan with respect to their Notes. If you are submitting a vote with respect to any Notes that you beneficially own, you must vote all of your Notes in the same way (i.e., all "accept" or all "reject").

     You may receive multiple mailings containing ballots, especially if you own your Notes through more than one broker, dealer, commercial bank, trust company or other intermediary. You should vote each ballot that you receive for all of the Notes that you beneficially own. You must provide all of the information requested by this ballot. Failure to do so may result in the disqualification of your vote.

ITEM 1.  FACE AMOUNT OF NOTE CLAIMS.

     I hereby certify that I am the beneficial owner (or authorized signatory for a beneficial owner) of the Notes in the following amount:
                             $

ITEM 2.  VOTE ON PLAN. (PLEASE CHECK ONE.)

The undersigned:               [ ]   ACCEPTS (votes FOR) the Plan.

                               [ ]   REJECTS (votes AGAINST) the Plan.

ITEM 3.

The undersigned elects:

[ ] Check this box if you do not wish to give and receive the mutual releases in Section IX.D. of the Plan. This election is not available to Holders who are bound by the Lock-Up Agreements.

ITEM 4. CERTIFICATION OF NOTES HELD IN ADDITIONAL ACCOUNTS.

     By returning this ballot, the beneficial owner certifies that either (1) it has not submitted any other ballots for Notes held in other accounts or other record names, or (2) it has been provided the information specified in the following table for all other Notes for which it has submitted additional ballots (please use additional sheets of paper if necessary):

                  COMPLETE THIS SECTION ONLY IF YOU HAVE VOTED
                         BALLOTS OTHER THAN THIS BALLOT
                       (ATTACH EXTRA SHEETS IF NECESSARY)

----------------------------------------------------------------------------------------------
        ACCOUNT NUMBER                NAME OF HOLDER(2)          AMOUNT OF OTHER NOTES VOTED
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

------------------
(2) Insert your name if the other Notes are in your name; or, if the other Notes are held in street name, insert the name of your bank or broker.

ITEM 5. CERTIFICATION.

     By signing this ballot, the undersigned hereby certifies that it is the beneficial owner, but not the registered or record holder, of the Notes to which this ballot pertains and is sending this ballot to the registered or record holder of, or other nominee of the undersigned with respect to, the Notes to which this ballot pertains, whom the undersigned hereby authorizes and instructs to (i) execute a master ballot reflecting this ballot and (ii) deliver such master ballot to the Voting Agent.

     The undersigned also acknowledges that its vote to accept or reject the Plan is subject to all the terms and conditions set forth in the Disclosure Statement.

           Name of Holder:
           ----------------------------------------------------------
                                       (Print or Type)

           Social Security or Federal Tax I.D. No.:

                  --------------------------------------------------------------

           Signature:
           ----------------------------------------------------------

           Name of Signatory:
           ----------------------------------------------------------
                                     (If other than Holder)

           Title:
           ----------------------------------------------------------

           Address:
           ----------------------------------------------------------

           ----------------------------------------------------------

           ----------------------------------------------------------

           Telephone Number:
           ----------------------------------------------------------

           Date Completed:
           ----------------------------------------------------------

  THIS BALLOT MUST BE RECEIVED BY 5:00 P.M., EASTERN TIME, ON MAY 20, 2002, BY
     THE VOTING AGENT, INNISFREE M&A INCORPORATED, OR YOUR VOTE WILL NOT BE
                         COUNTED. THE VOTING AGENT IS:

                           INNISFREE M&A INCORPORATED
                         501 MADISON AVENUE, 20TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (888) 750-5834
                          ATTN: ACL BALLOT TABULATION

                       PLEASE MAKE SURE YOU HAVE PROVIDED
                   ALL INFORMATION REQUESTED BY THIS BALLOT.

                     INSTRUCTIONS FOR COMPLETING THE BALLOT

     The Debtors are soliciting your votes on the Plan attached to the Disclosure Statement. Please review the Disclosure Statement and Plan carefully before you vote.

     THIS BALLOT DOES NOT CONSTITUTE AND SHALL NOT BE DEEMED TO CONSTITUTE (A) A PROOF OF CLAIM OR (B) AN ADMISSION BY THE DEBTORS OF THE NATURE, VALIDITY OR AMOUNT OF YOUR CLAIM. THIS BALLOT IS NOT A LETTER OF TRANSMITTAL AND MAY NOT BE USED FOR ANY OTHER PURPOSE THAN TO CAST VOTES TO ACCEPT OR REJECT THE PLAN.

     A VOTE TO ACCEPT THE PLAN CONSTITUTES AN AGREEMENT TO THE RELEASES OF THE PARTIES SPECIFIED IN THE PLAN.

     To have your vote count, you must complete, sign and return this ballot to the address set forth on the enclosed pre-addressed postage-paid envelope provided. UNSIGNED BALLOTS WILL NOT BE COUNTED. FACSIMILE BALLOTS WILL NOT BE COUNTED. Ballots must be received by the addressee on the enclosed return envelope by 5:00 p.m. Eastern Time, on May 20, 2002. Ballots will not be accepted by the Voting Agent by facsimile transmission or other electronic means.

     To complete the ballot properly, take the following steps:

     (a) Make sure that the information required by Item 1 has been inserted. If you do not know the amount of Notes that you own, please contact your broker or your nominee.

     (b) Cast your vote either to accept or to reject the Plan by checking the proper box in Item 2 for the Notes held by you.

     (c) Please provide the information requested by Item 4, if applicable to you.

     (d)  Read Item 5 carefully.

     (e) Sign and date your ballot (unless your ballot has been "prevalidated" by your nominee).

     (f) If you believe that you have received the wrong ballot, please contact the Voting Agent, Innisfree M&A Incorporated, at (888) 750-5834, or your broker, dealer, commercial bank, trust company or nominee immediately.

     (g) If you are completing this ballot on behalf of another person or entity, indicate your relationship with such person or entity and the capacity in which you are signing.

     (h) Provide your name and mailing address (i) if different from the printed address that appears on the ballot, or (ii) if no pre-printed address appears on the ballot.

     (i)  Return your ballot using the enclosed return envelope.

             IF YOU HAVE ANY QUESTIONS REGARDING THIS BALLOT OR THE
                VOTING PROCEDURES, PLEASE CALL THE VOTING AGENT.

                       PLEASE MAIL YOUR BALLOT PROMPTLY!

  THE VOTING DEADLINE IS MAY 20, 2002. IF YOUR RETURN ENVELOPE IS ADDRESSED TO YOUR NOMINEE, PLEASE ALLOW ADDITIONAL TIME FOR YOUR VOTE TO BE PROCESSED BY THE
                     NOMINEE AND VOTED ON A MASTER BALLOT.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE,
               OR TO MAKE ANY REPRESENTATION, OTHER THAN WHAT IS
               CONTAINED IN THE MATERIALS MAILED WITH THIS BALLOT

                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE


IN RE:                                          )    CHAPTER 11
                                                )
AMERICAN COMMERCIAL LINES LLC, ET AL.(1)        )    CASE NO.     -            (   )
                                                )    (JOINTLY ADMINISTERED)
                     DEBTORS.                   )
                                                )

                    MASTER BALLOT FOR ACCEPTING OR REJECTING
                   THE DEBTORS' JOINT PLAN OF REORGANIZATION
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                         CLASS 4 -- SENIOR NOTE CLAIMS

     The Debtors are soliciting your vote on the Plan (as defined below) attached to the Offering Memorandum, Solicitation of Releases, Consents and Acceptances and Disclosure Statement (the "Disclosure Statement").

     This master ballot (the "Master Ballot") is being sent to brokers, dealers, commercial banks, trust companies or other nominees (or their agents) of beneficial owners of the outstanding 10 1/4 Senior Notes due 2008 issued by American Commercial Lines, LLC and ACL Capital Corp. pursuant to the Indenture dated June 30, 1998, between The Bank of New York, as successor trustee to the United States Trust Company of New York, and American Commercial Lines, LLC and ACL Capital Corp. (the "Notes"), with respect to the solicitation of votes on the Joint Plan of Reorganization of the Debtors (the "Plan"). Enclosed herewith for transmittal to the beneficial owners is a beneficial owner ballot for the beneficial owners to use in voting to accept or reject the Plan. The Plan can be confirmed by the Bankruptcy Court and thereby made binding on beneficial owners if it is accepted by the holders of at least two-thirds ( 2/3) in dollar amount and more than one-half ( 1/2) in number of claims in each class voting on the Plan to the extent such holders actually vote. In the event the requisite acceptances are not obtained, the Bankruptcy Court may nevertheless confirm the Plan if the Bankruptcy Court finds that the Plan accords fair and equitable treatment to the class or classes rejecting it and otherwise satisfies the requirements of 11 U.S.C. sec. 1129(b). To have the votes of beneficial owners count, you must complete and return this Master Ballot.

     PLEASE READ AND FOLLOW THE ATTACHED INSTRUCTIONS CAREFULLY BEFORE COMPLETING THIS MASTER BALLOT. IF THE MASTER BALLOT HAS NOT BEEN RECEIVED BY INNISFREE M&A INCORPORATED (THE "VOTING AGENT") BY 5:00 P.M., EASTERN TIME, ON MAY 20, 2002 (THE "VOTING DEADLINE"), IT WILL NOT BE COUNTED. PLEASE COMPLETE, SIGN AND DATE THIS BALLOT AND RETURN IT TO THE VOTING AGENT BEFORE THE VOTING DEADLINE.

---------------

 (1) The Debtors are the following entities: American Commercial Lines Holdings LLC, American Commercial Lines LLC, American Commercial Barge Line LLC, American Commercial Lines International LLC, Jeffboat LLC, Louisiana Dock Company LLC, Houston Fleet LLC, Lemont Harbor & Fleeting Services LLC, ACL Capital Corp., American Commercial Terminals LLC, ACBL Liquid Sales LLC, Orinoco TASV LLC, Orinoco TASA LLC, American Commercial Terminals-Memphis LLC.

ITEM 1. CERTIFICATION OF AUTHORITY TO VOTE. The undersigned certifies that as of the April 12, 2002 record date, the undersigned (please check appropriate box):

     [ ] Is a broker, dealer, commercial bank, trust company or other nominee for the beneficial owners of the aggregate principal amount of Notes listed in Item 2 below, and is the registered holder of such securities; or

     [ ] Is acting under a power of attorney and/or agency (a copy of which will be provided upon request) granted by a broker, dealer, commercial bank, trust company or other nominee that is the registered holder of the aggregate principal amount of Notes listed in Item 2 below; or

     [ ] Has been granted a proxy (an original of which is attached hereto) from a broker, dealer, commercial bank, trust company or other nominee, or the beneficial owner, that is the registered holder of the aggregate principal amount of Notes listed in Item 2 below;

and accordingly, has full power and authority to vote to accept or reject the Plan on behalf of the beneficial owners of the Notes described in Item 2.

ITEMS 2 & 3. VOTE AND RELEASE. The undersigned transmits the following votes of beneficial owners in respect of their Notes, and certifies that the following beneficial owners of the Notes, as identified by their respective customer account numbers set forth below, are beneficial owners of such securities as of the April 12, 2002 record date and have delivered to the undersigned, as Nominee, beneficial owner ballots casting such votes. Indicate in the appropriate column the aggregate principal amount voted for each account, or attach such information to this Master Ballot in the form of the following table. Please note each beneficial owner must vote all of his, her or its Notes to accept or to reject the Plan and may not split such vote.

     A VOTE TO ACCEPT THE PLAN CONSTITUTES AN AGREEMENT TO THE RELEASES OF THE PARTIES SPECIFIED IN THE PLAN.

-------------------------------------------------------------------------------------------------------------------
                                      PRINCIPAL AMOUNT OF THE NOTES VOTED TO ACCEPT OR    CHECK HERE IF BENEFICIAL
                                   REJECT THE PLAN* IN ITEM 2 OF BENEFICIAL OWNER BALLOT    HOLDER CHECKED BOX IN
 YOUR CUSTOMER ACCOUNT NUMBER FOR  ------------------------------------------------------   ITEM 3 OF BENEFICIAL
EACH BENEFICIAL OWNER OF THE NOTES           ACCEPT                      REJECT                 OWNER BALLOT
-------------------------------------------------------------------------------------------------------------------
  1.                                $                           $
-------------------------------------------------------------------------------------------------------------------

  2.                                $                           $
-------------------------------------------------------------------------------------------------------------------

  3.                                $                           $
-------------------------------------------------------------------------------------------------------------------

  4.                                $                           $
-------------------------------------------------------------------------------------------------------------------

  5.                                $                           $
-------------------------------------------------------------------------------------------------------------------

  6.                                $                           $
-------------------------------------------------------------------------------------------------------------------

  7.                                $                           $
-------------------------------------------------------------------------------------------------------------------

  8.                                $                           $
-------------------------------------------------------------------------------------------------------------------

  9.                                $                           $
-------------------------------------------------------------------------------------------------------------------

 10.                                $                           $
-------------------------------------------------------------------------------------------------------------------

 TOTALS:                            $                           $
-------------------------------------------------------------------------------------------------------------------

------------------
* In order to vote on the Plan, the beneficial owner must have checked a box in item 2 to ACCEPT or REJECT the Plan on the beneficial owner's ballot. Accordingly, if the beneficial owner did not checked a box in item 2 on the beneficial owner's ballot, please do not enter any vote in this column.

ITEM 4. CERTIFICATION AS TO TRANSCRIPTION OF INFORMATION FROM ITEM 3 AS TO NOTES VOTED THROUGH OTHER BALLOTS BY BENEFICIAL OWNERS. The undersigned certifies that the undersigned has transcribed in the following table the information, if any provided by beneficial owners in Item 3 of the beneficial owner ballots, identifying any Notes for which such beneficial owners have submitted other ballots.

----------------------------------------------------------------------------------------------------------------------
                                                         TRANSCRIBE FROM ITEM 4 OF BENEFICIAL OWNER BALLOT
YOUR CUSTOMER ACCOUNT NUMBER FOR EACH         ------------------------------------------------------------------------
BENEFICIAL OWNER WHO COMPLETED ITEM 3 OF THE                                                       AMOUNT OF OTHER
BENEFICIAL OWNER BALLOT                           ACCOUNT NUMBER           NAME OF HOLDER            NOTES VOTED
----------------------------------------------------------------------------------------------------------------------
 1.                                                                                                   $
----------------------------------------------------------------------------------------------------------------------
 2.                                                                                                   $
----------------------------------------------------------------------------------------------------------------------
 3.                                                                                                   $
----------------------------------------------------------------------------------------------------------------------
 4.                                                                                                   $
----------------------------------------------------------------------------------------------------------------------
 5.                                                                                                   $
----------------------------------------------------------------------------------------------------------------------
 6.                                                                                                   $
----------------------------------------------------------------------------------------------------------------------
 7.                                                                                                   $
----------------------------------------------------------------------------------------------------------------------
 8.                                                                                                   $
----------------------------------------------------------------------------------------------------------------------
 9.                                                                                                   $
----------------------------------------------------------------------------------------------------------------------
 10.                                                                                                  $
----------------------------------------------------------------------------------------------------------------------
 11.                                                                                                  $
----------------------------------------------------------------------------------------------------------------------
 12.                                                                                                  $
----------------------------------------------------------------------------------------------------------------------
 13.                                                                                                  $
----------------------------------------------------------------------------------------------------------------------
 14.                                                                                                  $
----------------------------------------------------------------------------------------------------------------------
 15.                                                                                                  $
----------------------------------------------------------------------------------------------------------------------
 16.                                                                                                  $
----------------------------------------------------------------------------------------------------------------------
 17.                                                                                                  $
----------------------------------------------------------------------------------------------------------------------
 18.                                                                                                  $
----------------------------------------------------------------------------------------------------------------------
 19.                                                                                                  $
----------------------------------------------------------------------------------------------------------------------
 20.                                                                                                  $
----------------------------------------------------------------------------------------------------------------------

ITEM 4. CERTIFICATION. By signing this Master Ballot, the undersigned certifies that each beneficial owner of the Notes listed in Item 2, above, has been provided with the Plan and a copy of the Offering Memorandum, Solicitation of Consents, and Acceptance Disclosure Statement (the "Disclosure Statement"), and acknowledges that the solicitation of votes for the Plan is subject to all the terms and conditions set forth in the Disclosure Statement.

                                          Name of Broker, Bank or other Nominee:

                                          --------------------------------------
                                                     (Print or Type)

                                          Name of Proxy Holder or Agent for
                                          Broker, Bank or other Nominee (if
                                          applicable):

                                          --------------------------------------
                                                     (Print or Type)

                                          Social Security or Federal Tax I.D.
                                          No.:
                                          --------------------------------------

                                          Signature:
                                          --------------------------------------
                                          By:
                                          --------------------------------------
                                                     (If Appropriate)
                                          Title:
                                          --------------------------------------
                                                     (If Appropriate)

                                          Street Address:
                                          --------------------------------------
                                          City, State, Zip Code:
                                          --------------------------------------
                                          Telephone Number: (      )
                                          --------------------------------------
                                                  (Including Area Code)

                                          Date Completed:
                                          --------------------------------------

                           IF YOU HAVE ANY QUESTIONS:

IF YOU HAVE ANY QUESTIONS REGARDING THIS BALLOT OR THE VOTING PROCEDURES, OR IF YOU NEED A BALLOT OR ADDITIONAL COPIES OF THE DISCLOSURE STATEMENT OR OTHER MATERIALS, PLEASE CALL THE VOTING AGENT, INNISFREE M&A INCORPORATED AT (212) 750-5833.

     THIS MASTER BALLOT MUST BE RECEIVED BY 5:00 P.M., EASTERN TIME, ON MAY 20, 2002, BY THE VOTING AGENT, INNISFREE M&A INCORPORATED AT THE FOLLOWING ADDRESS, OR YOUR CUSTOMERS' VOTES WILL NOT BE COUNTED.

          INNISFREE M&A INCORPORATED
        501 MADISON AVENUE, 20TH FLOOR
        NEW YORK, NEW YORK 10022
        ATTN: ACL BALLOT TABULATION

                 INSTRUCTIONS FOR COMPLETING THE MASTER BALLOT

     The Debtors are soliciting your customers' votes on their Plan attached to the Disclosure Statement. Please review the Disclosure Statement and Plan carefully before you complete the Master Ballot. Unless otherwise defined, capitalized terms used herein and in the Master Ballot shall have the meanings ascribed to them in the Plan.

     The Master Ballot is to be used by brokers, dealers, commercial banks, trust companies or other nominees of beneficial owners of the Notes. The Master Ballot must summarize votes cast by beneficial owners to accept or reject the Plan pursuant to beneficial owner ballots. THE MASTER BALLOT DOES NOT CONSTITUTE AND SHALL NOT BE DEEMED TO CONSTITUTE (A) A PROOF OF CLAIM OR (B) AN ADMISSION BY THE DEBTORS OF THE NATURE, VALIDITY, OR AMOUNT OF ANY CLAIM.

     You must deliver the beneficial owner ballot to each beneficial owner for whom you hold Notes, and take any action required to enable each such beneficial owner to timely vote his or her Notes to accept or reject the Plan. With regard to any beneficial owner ballots returned to you, you must (1) execute the Master Ballot so as to reflect the voting instructions given to you in the beneficial owner ballots by the beneficial owners for whom you hold Notes and (2) forward such Master Ballots to the Voting Agent.

     Multiple Master Ballots may be completed and delivered to the Voting Agent. Votes reflected by multiple Master Ballots will be counted except to the extent that the votes thereon are duplicative of other Master Ballots. If two or more Master Ballots are inconsistent, the latest Master Ballots received prior to the Voting Deadline will, to the extent of such inconsistency, supersede and revoke any prior Master Ballot. If more than one Master Ballot is submitted and the later Master Ballot(s) supplements rather than supersedes earlier Master Ballot(s), please mark the subsequent Master Ballot(s) with the words "Additional Vote" or such other language as you customarily use to indicate an additional vote that is not meant to revoke an earlier vote.

     To have the votes of your customers count, you must complete, sign and return this Master Ballot so that it is RECEIVED by the Voting Agent, Innisfree M&A Incorporated, by 5:00 p.m., Eastern Time, on May 20, 2002. UNSIGNED MASTER BALLOTS WILL NOT BE COUNTED.

     To complete the Master Ballot properly, take the following steps:

     (a) Check the appropriate box in Item 1 on the Master Ballot;

     (b) Indicate the votes to accept or reject the Plan in Item 2 of the Master Ballot, as transmitted to you by the beneficial owners of the Notes. To identify such beneficial owners without disclosing their names, please use the customer account number assigned by you to each such beneficial owner, or if no such customer account number exists, please assign a number to each account (making sure to retain a separate list of each beneficial owner and the assigned number). IMPORTANT: EACH BENEFICIAL OWNER MUST VOTE ALL HIS, HER OR ITS NOTES EITHER TO ACCEPT OR REJECT THE PLAN, AND MAY NOT SPLIT THEIR VOTES. IF ANY BENEFICIAL OWNER HAS ATTEMPTED TO SPLIT SUCH VOTE, PLEASE CONTACT THE VOTING AGENT IMMEDIATELY. Any ballot or Master Ballot that is signed, dated and timely received, but does not indicate acceptance or rejection of the Plan will not be counted for purposes of voting on the Plan;

     (c) Review the certification in Item 3 of the Master Ballot;

     (d) Sign and date the Master Ballot and provide the remaining information requested;

     (e) If additional space is required to respond to any item on the Master Ballot, please use additional sheets of paper clearly marked to indicate the applicable Item on the Master Ballot to which you are responding;

     (f) Contact the Voting Agent if you need any additional information; and

     (g) Deliver the completed, executed Master Ballot so as to be received by the Voting Agent before the Voting Deadline. For each completed, executed beneficial owner ballot returned to you by a beneficial owner, either forward such ballot (along with your Master Ballot) to the Voting Agent or retain such ballot in your files for one year from the Voting Deadline.

PLEASE NOTE:

     THIS MASTER BALLOT IS NOT A LETTER OF TRANSMITTAL AND MAY NOT BE USED FOR ANY PURPOSE OTHER THAN TO CAST VOTES TO ACCEPT OR REJECT THE PLAN. NO BENEFICIAL OWNER BALLOT OR MASTER BALLOT SHALL CONSTITUTE OR BE DEEMED A PROOF OF CLAIM OR EQUITY INTEREST OR AN ASSERTION OF A CLAIM OR EQUITY INTEREST.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE DEBTORS OR THE VOTING AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE PLAN, EXCEPT FOR THE STATEMENTS CONTAINED IN THE RELATED DOCUMENTS.

                   PLEASE RETURN YOUR MASTER BALLOT PROMPTLY!

             IF YOU HAVE ANY QUESTIONS REGARDING THE MASTER BALLOT
            OR THE VOTING PROCEDURES, PLEASE CALL THE VOTING AGENT,
                 INNISFREE M&A INCORPORATED AT (212) 750-5833.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE,
               OR TO MAKE ANY REPRESENTATION, OTHER THAN WHAT IS
               CONTAINED IN THE MATERIALS MAILED WITH THIS BALLOT

                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE


IN RE:                                           )  CHAPTER 11
                                                 )
AMERICAN COMMERCIAL LINES LLC, ET AL.(1)         )  CASE NO.     -            (   )
                                                 )  (JOINTLY ADMINISTERED)
                     DEBTORS.                    )
                                                 )

           BALLOT FOR ACCEPTING OR REJECTING THE DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                     CLASS 6 -- PREFERRED EQUITY INTERESTS

     The Debtors are soliciting your vote on the Plan attached to the Offering Memorandum, Solicitation of Releases, Consents and Acceptances and Disclosure Statement (the "Disclosure Statement"). Unless otherwise defined, capitalized terms used herein and in the ballot shall have the meanings ascribed to them in the Plan.

     This ballot is being sent to owners of the outstanding preferred units in American Commercial Lines Holdings LLC ("Preferred Units") with respect to the solicitation of votes on the Debtors' Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the "Plan"). The Plan can be confirmed by the Bankruptcy Court and thereby made binding on owners of Preferred Units if it is accepted by the holders of at least two-thirds ( 2/3) in amount of the allowed interests in each class of interests voting on the Plan to the extent such holders actually vote. In the event the requisite acceptances are not obtained, the Bankruptcy Court may nevertheless confirm the Plan if the Bankruptcy Court finds that the Plan accords fair and equitable treatment to the class or classes rejecting it and otherwise satisfies the requirements of 11 U.S.C. sec. 1129(b). To have your vote count, you must complete and return this ballot.

  PLEASE READ AND FOLLOW THE ATTACHED INSTRUCTIONS CAREFULLY BEFORE COMPLETING THIS BALLOT. IF THIS BALLOT HAS NOT BEEN RECEIVED BY INNISFREE M&A INCORPORATED
 (THE "VOTING AGENT") BY 5:00 P.M., EASTERN TIME, ON MAY 20, 2002 (THE "VOTING DEADLINE"), IT WILL NOT BE COUNTED. PLEASE COMPLETE, SIGN AND DATE THIS BALLOT
         AND RETURN IT TO THE VOTING AGENT BEFORE THE VOTING DEADLINE.

     By signing below, you are certifying that you were the owner of Preferred Units on April 12, 2002, in the amount set forth below. You may not split your vote on the Plan with respect to your Preferred Units. If you are submitting a vote with respect to any Preferred Unit that you beneficially own, you must vote all of your Preferred Units in the same way (i.e., all "accept" or all "reject").

---------------

(1) The Debtors are the following entities: American Commercial Lines Holdings LLC, American Commercial Lines LLC, American Commercial Barge Line LLC, American Commercial Lines International LLC, Jeffboat LLC, Louisiana Dock Company LLC, Houston Fleet LLC, Lemont Harbor & Fleeting Services LLC, ACL Capital Corp., American Commercial Terminals LLC, ACBL Liquid Sales LLC, Orinoco TASV LLC, Orinoco TASA LLC, American Commercial Terminals-Memphis LLC.

ITEM 1.  AMOUNT OF PREFERRED UNITS.

     I hereby certify that I am the owner of
     --------------------- Preferred Units.

ITEM 2.  VOTE ON PLAN. (PLEASE CHECK ONE.)


     The undersigned:         [ ]   ACCEPTS (votes FOR) the Plan.
                              [ ]   REJECTS (votes AGAINST) the Plan.

ITEM 3.

     The undersigned elects:

               [ ] Check this box if you do not wish to give and receive the mutual releases in Section IX.D. of the Plan. This election is not available to Holders who are bound by the Lock-Up Agreements.

ITEM 4.  CERTIFICATION.

     By returning this ballot, the undersigned hereby certifies that it is the owner of the Preferred Units.

     The undersigned also acknowledges that its vote to accept or reject the Plan is subject to all the terms and conditions set forth in the Disclosure Statement with respect to the Plan.

           Name of Holder:
           ----------------------------------------------------------
                                       (Print or Type)

           Social Security or Federal Tax I.D. No.:
           ---------------------------------------------------

           Signature:
           ---------------------------------------------------------------------

           Name of Signatory:
           ---------------------------------------------------------------------
                                      (If other than Holder)

           Title:
           ---------------------------------------------------------------------

           Address:
           ---------------------------------------------------------------------

           ---------------------------------------------------------------------

           ---------------------------------------------------------------------

           Telephone Number:
           ---------------------------------------------------------------------

           Date Completed:
           ---------------------------------------------------------------------

  THIS BALLOT MUST BE RECEIVED BY 5:00 P.M., EASTERN TIME, ON MAY 20, 2002, BY
     THE VOTING AGENT, INNISFREE M&A INCORPORATED, OR YOUR VOTE WILL NOT BE
                         COUNTED. THE VOTING AGENT IS:

                           INNISFREE M&A INCORPORATED
                         501 MADISON AVENUE, 20TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (888) 750-5834
                          ATTN: ACL BALLOT TABULATION

                       PLEASE MAKE SURE YOU HAVE PROVIDED
                   ALL INFORMATION REQUESTED BY THIS BALLOT.

                     INSTRUCTIONS FOR COMPLETING THE BALLOT

     The Debtors are soliciting your vote on the Plan attached to the Disclosure Statement. Please review the Disclosure Statement and the Plan carefully before you complete this ballot.

     THIS BALLOT DOES NOT CONSTITUTE AND SHALL NOT BE DEEMED TO CONSTITUTE (A) A PROOF OF CLAIM OR (B) AN ADMISSION BY THE DEBTORS OF THE NATURE, VALIDITY OR AMOUNT OF YOUR CLAIM. THIS BALLOT IS NOT A LETTER OF TRANSMITTAL AND MAY NOT BE USED FOR ANY OTHER PURPOSE THAN TO CAST VOTES TO ACCEPT OR REJECT THE PLAN.

     A VOTE TO ACCEPT THE PLAN CONSTITUTES AN AGREEMENT TO THE RELEASES OF THE PARTIES SPECIFIED IN THE PLAN.

     To have your vote count, you must complete, sign and return this ballot to the address set forth on the enclosed pre-addressed postage-paid envelope provided. UNSIGNED BALLOTS WILL NOT BE COUNTED. FACSIMILE BALLOTS WILL NOT BE COUNTED. Ballots must be received by the addressee on the enclosed return envelope by 5:00 p.m. Eastern Time, on May 20, 2002. Ballots will not be accepted by the Voting Agent by facsimile transmission or other electronic means.

     To complete the ballot properly, take the following steps:

     (a) Make sure that the information required by Item 1 has been inserted.

     (b) Cast your vote either to accept or to reject the Plan by checking the proper box in Item 2 for the Preferred Units held by you.

     (c) Sign and date your ballot (unless your ballot has been "prevalidated" by your registered or record holder).

     (d) If you believe that you have received the wrong ballot, please contact the Voting Agent, Innisfree M&A Incorporated, at (888) 750-5834 immediately.

     (e) If you are completing this ballot on behalf of another person or entity, indicate your relationship with such person or entity and the capacity in which you are signing.

     (f) Provide your name and mailing address (i) if different from the printed address that appears on the ballot, or (ii) if no pre-printed address appears on the ballot.

     (g) Return your ballot using the enclosed return envelope.

                       PLEASE MAIL YOUR BALLOT PROMPTLY!

                IF YOU HAVE ANY QUESTIONS REGARDING THIS BALLOT
            OR THE VOTING PROCEDURES, PLEASE CALL THE VOTING AGENT.

                      THE VOTING DEADLINE IS MAY 20, 2002.

                   LETTER OF TRANSMITTAL, RELEASE AND CONSENT

   OFFER TO EXCHANGE NEW 11 1/4% SENIOR NOTES DUE JANUARY 1, 2008 AND NEW 12%
                        PAY-IN-KIND SENIOR SUBORDINATED
 NOTES DUE JULY 1, 2008 FOR THEIR OUTSTANDING 10 1/4% SENIOR NOTES DUE JUNE 30,
    2008, SOLICIT NOTEHOLDERS TO BECOME PARTY TO THE MUTUAL RELEASE, SOLICIT
                      CONSENTS TO THE INDENTURE AMENDMENTS
             AND SOLICIT ACCEPTANCES OF THE PLAN OF REORGANIZATION

                                       OF

                         AMERICAN COMMERCIAL LINES LLC

                                      AND

                               ACL CAPITAL CORP.

    PURSUANT TO THE OFFERING MEMORANDUM, SOLICITATION OF RELEASES, CONSENTS
         AND ACCEPTANCES AND DISCLOSURE STATEMENT DATED APRIL 15, 2002

THE EXCHANGE OFFER AND THE PERIOD FOR NOTEHOLDERS TO BECOME PARTY TO, AND A BENEFICIARY OF, THE MUTUAL RELEASE, SOLICITING CONSENTS TO THE INDENTURE AMENDMENTS AND FOR ACCEPTANCES OF THE PLAN OF REORGANIZATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 20, 2002, UNLESS EXTENDED. IT IS A CONDITION TO THE CONSUMMATION OF THE EXCHANGE OFFER THAT AT LEAST 95% OF THE AGGREGATE PRINCIPAL AMOUNT OF THE OUTSTANDING 10 1/4% SENIOR NOTES DUE JUNE 30, 2008 (THE "EXISTING NOTES") ARE VALIDLY TENDERED FOR EXCHANGE AND NOT WITHDRAWN.

   The Depositary for the Exchange Offer and the Solicitation of Releases and
                                  Consents is:

                              THE BANK OF NEW YORK

 The Information Agent for the Exchange Offer and the Solicitation of Releases
                                and Consents is:

                           INNISFREE M&A INCORPORATED

     DELIVERY OF THIS LETTER OF TRANSMITTAL, RELEASE AND CONSENT TO AN ADDRESS, OR TRANSMISSION BY FACSIMILE, OTHER THAN AS SET FORTH HEREIN, WILL NOT CONSTITUTE A VALID DELIVERY. THE INSTRUCTIONS CONTAINED HEREIN SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL, RELEASE AND CONSENT IS COMPLETED. ALL CAPITALIZED TERMS USED HEREIN AND NOT DEFINED HEREIN SHALL HAVE THE MEANING ASCRIBED TO THEM IN THE OFFERING MEMORANDUM, SOLICITATION OF RELEASES, CONSENTS AND ACCEPTANCES AND DISCLOSURE STATEMENT, DATED APRIL 15, 2002 (THE "OFFERING MEMORANDUM AND DISCLOSURE STATEMENT").

     IN ORDER TO VALIDLY TENDER EXISTING NOTES IN THE EXCHANGE OFFER, A NOTEHOLDER MUST CONSENT TO THE INDENTURE AMENDMENTS AND AGREE TO BECOME PARTY TO THE MUTUAL RELEASE.

THE ACT OF TENDERING EXISTING NOTES PURSUANT TO THE EXCHANGE OFFER SHALL CONSTITUTE AN AGREEMENT TO BECOME BOUND BY, AND A BENEFICIARY OF, THE MUTUAL RELEASE AND A CONSENT TO THE INDENTURE AMENDMENTS.

     This Letter of Transmittal, Release and Consent (this "Letter of Transmittal, Release and Consent") is to be used by holders ("Noteholders") of Existing Notes of American Commercial Lines LLC, a Delaware limited liability company ("ACL") and ACL Capital Corp., a Delaware corporation (together with ACL, the "Issuers"): (i) to tender Existing Notes by physical delivery herewith, to consent to the Indenture Amendments and agree to become party to, and a beneficiary of, the Mutual Release; (ii) to tender Existing Notes, consent to the Indenture Amendments and agree to become party to, and a beneficiary of, the Mutual Release by book-entry transfer to the Depositary's account at The Depository Trust Company ("DTC" or the "Book-Entry Transfer Facility") pursuant to the procedures set forth in the Offering Memorandum and Disclosure Statement, under the caption "Procedures for Tendering, Consenting and

Becoming Party to, and a Beneficiary of, the Mutual Release" by any financial institution that is a participant in a Book-Entry Transfer Facility and whose name appears on a security position listing as the owner of Existing Notes; or
(iii) to tender Existing Notes, consent to the Indenture Amendments, and agree to become party to, and a beneficiary of, the Mutual Release in accordance with the guaranteed delivery procedures set forth in the Offering Memorandum and Disclosure Statement under the caption "Procedures for Tendering, Consenting and Becoming Party to, and a Beneficiary of, the Mutual Release." Noteholders that tender through a Book-Entry Transfer Facility need not submit a physical Letter of Transmittal, Release and Consent in order to tender their Existing Notes, consent to the Indenture Amendments and agree to become party to the Mutual Release if such Noteholders comply with the transmittal procedures of the Book-Entry Transfer Facility. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     BENEFICIAL OWNERS WHOSE EXISTING NOTES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF THEY DESIRE TO TENDER THEIR EXISTING NOTES, CONSENT TO THE INDENTURE AMENDMENTS AND AGREE TO BECOME A PARTY TO THE MUTUAL RELEASE. SEE "PROCEDURES FOR TENDERING, CONSENTING AND BECOMING PARTY TO, AND A BENEFICIARY OF, THE MUTUAL RELEASE" IN THE OFFERING MEMORANDUM AND DISCLOSURE STATEMENT.

     The Issuers's solicitation of the Noteholders for their tender of their Existing Notes, for their consent to the Indenture Amendments and for their agreement to become party to the Mutual Release (the "Exchange Offer and Solicitation of Releases and Consents") will expire on the Expiration Date, unless the Issuers, in their sole discretion, extends the period during which the Exchange Offer and the Consent Solicitation is open, in which case the term "Expiration Date" shall mean the latest time and date at which the Exchange Offer and the Consent Solicitation, as so extended by the Issuers, shall expire.

     Your bank or broker can assist you in completing this form. The instructions included with this Letter of Transmittal, Release and Consent must be followed. Questions and requests for assistance may be directed to, and additional copies of the Offering Memorandum and Disclosure Statement, this Letter of Transmittal, Release and Consent and the Notice of Guaranteed Delivery, Release and Consent may be obtained from, the Depositary or from the Information Agent, each of whose address and telephone number appears on the final page of this Letter of Transmittal, Release and Consent. See Instruction 12 below.

[ ] CHECK HERE IF TENDERED EXISTING NOTES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER MADE TO THE ACCOUNT MAINTAINED BY THE DEPOSITARY WITH DTC AND COMPLETE THE FOLLOWING:

    Name of Tendering Institution:
    ----------------------------------------------------------------------------
    Account Number:
    ----------------------------------------------------------------------------
    Transaction Code Number:
    ----------------------------------------------------------------------------

[ ]  CHECK HERE IF TENDERED EXISTING NOTES ARE BEING DELIVERED HEREWITH.

     If a Noteholder desires to tender Existing Notes pursuant to the Exchange Offer (and thereby consent to the Indenture Amendments and agree to become party to the Mutual Release) and (a) certificates representing such Existing Notes are not lost but are not immediately available, (b) time will not permit this Letter of Transmittal, Release and Consent, certificates representing such Existing Notes or other required documents to reach the Depositary prior to the Expiration Date or (c) such Noteholder cannot complete the procedures for book-entry transfer prior to the Expiration Date, such Noteholder may effect a tender of such Existing Notes (and thereby consent to the Indenture Amendments and agree to become party to the Mutual Release) in accordance with the guaranteed delivery procedures set forth in the Offering Memorandum and Disclosure Statement under the caption "Procedures for Tendering, Consenting and Becoming Party to, and a Beneficiary of, the Mutual Release."

[ ] CHECK HERE IF TENDERED EXISTING NOTES ARE BEING DELIVERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY, RELEASE AND CONSENT ENCLOSED HEREWITH AND COMPLETE THE FOLLOWING:

    Name of Noteholder(s)
    ----------------------------------------------------------------------------
    Window Ticket No. (if any)
    ----------------------------------------------------------------------------
    Date of Execution of Notice of Guaranteed Delivery, Release and Consent
    --------------------------------------
    Name of Eligible Institution that Guaranteed Delivery
    ------------------------------------------------------------
    If Delivered by Book-Entry Transfer, provide the following information:
    Account Number:
    ----------------------------------------------------------------------------
    Transaction Code Number:
    ----------------------------------------------------------------------------

     List below the Existing Notes to which this Letter of Transmittal, Release and Consent relates. If the space provided below is inadequate, list the certificate numbers and principal amounts on a separately executed schedule and affix the schedule to this Letter of Transmittal, Release and Consent. Tenders of Existing Notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

----------------------------------------------------------------------------------------------------------------------
                                            DESCRIPTION OF EXISTING NOTES
----------------------------------------------------------------------------------------------------------------------
                                                                                                   AGGREGATE PRINCIPAL
                                                                                                     AMOUNT TENDERED
                                                                               AGGREGATE PRINCIPAL   AND AS TO WHICH
         NAME(S) AND ADDRESS(ES) OF NOTEHOLDER(S)              CERTIFICATE           AMOUNT           CONSENTS AND
                (PLEASE FILL IN, IF BLANK)                     NUMBER(S)*         REPRESENTED**    RELEASES ARE GIVEN
----------------------------------------------------------------------------------------------------------------------

                                                           ------------------------------------------------------

                                                           ------------------------------------------------------

                                                           ------------------------------------------------------

                                                           ------------------------------------------------------

                                                           ------------------------------------------------------

                                                           ------------------------------------------------------

                                                           ------------------------------------------------------
                                                             TOTAL PRINCIPAL
                                                             AMOUNT OF NOTES
----------------------------------------------------------------------------------------------------------------------
  * Need not be completed by Noteholders tendering by book-entry transfer (see below).
 ** Unless otherwise indicated in the column labeled "Aggregate Principal Amount Tendered And As To Which Consents and
    Releases Are Given" and subject to the terms and conditions of the Exchange Offer, a Noteholder will be deemed to have tendered the entire aggregate principal amount represented by the Existing Notes indicated in the column labeled "Aggregate Principal Amount Represented." See Instruction 5.
----------------------------------------------------------------------------------------------------------------------

     The Issuers are relying on Sections 3(a)(9) and 18(b)(4)(C) of the Securities Act of 1933, as amended (the "Securities Act") to exempt the Exchange Offer from registration under the Securities Act and state securities laws.

     The Exchange Offer is not being made to, and tenders will not be accepted from or on behalf of, Noteholders in any jurisdiction in which the making or acceptance of the Exchange Offer would not be in compliance with the laws of such jurisdiction.

                    NOTE: SIGNATURES MUST BE PROVIDED BELOW
              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

     By execution hereof, the undersigned acknowledges receipt of the Offering Memorandum and Solicitation of Releases, Consents and Acceptances and Disclosure Statement, dated April 15, 2002 (the "Offering Memorandum and Disclosure Statement"), of American Commercial Lines LLC, a Delaware limited liability company ("ACL") and ACL Capital Corp. ("ACL Capital" and, together with ACL, the "Issuers"), and this Letter of Transmittal, Release and Consent and instructions hereto, which together constitute the Issuers':

     - offer, upon the terms and subject to the conditions set forth in the Offering Memorandum and Disclosure Statement and the related Letter of Transmittal, Release and Consent, to holders of each of its Existing Notes to exchange (the "Exchange Offer") each $1,000 principal amount of the Existing Notes (except for Existing Notes held by Danielson Holding Corporation ("DHC") and/or one or more of its subsidiaries), for: (i) $507.385 principal amount of new 11 1/4% senior notes due January 1, 2008 and (ii) $492.615 principal amount of new 12% pay-in-kind senior subordinated notes due July 1, 2008, for any and all of such Existing Notes;

     - solicitation of consents for certain proposed amendments (the "Indenture Amendments") to the indenture which governs the Existing Notes (the "Existing Indenture"), to, among other things, eliminate or amend substantially all of the restrictive covenants and certain other provisions contained in the Existing Indenture; and

     - solicitation of agreements to become party to, and a beneficiary of, the Mutual Release, which will release (1) the Noteholders that participate in the Exchange Offer or, if applicable, that vote in favor of the Plan,
       (2) ACL Holdings, (3) ACL, (4) DHC, (5) the holders of preferred units of ACL Holdings, (6) the holders of common units of ACL Holdings that are party to the Recapitalization Agreement and (7) the financial institutions that are party to the Amendment Agreement, on their own behalf and on behalf of their related parties, from every, any and all claims, which claims against the other parties to the Mutual Release and their related parties, such party and its related parties ever had, now have or hereafter can, shall or may have, for, upon or by reason of any matter, act, failure to act, transaction, event, occurrence, cause or thing whatsoever from the beginning of the world to the date of the consummation of the Restructuring directly or indirectly relating to ACL Holdings or ACL and its subsidiaries, subject to limited exceptions set forth in the Mutual Release which is attached hereto as Exhibit A and described herein.

     Note that capitalized terms used in this Letter of Transmittal, Release and Consent and not defined herein have the meaning assigned to such terms in the Offering Memorandum and Disclosure Statement.

     THE TENDER OF EXISTING NOTES UNDER THIS LETTER OF TRANSMITTAL, RELEASE AND CONSENT WILL CONSTITUTE THE CONSENT OF THE TENDERING NOTEHOLDER TO THE INDENTURE AMENDMENTS AND AGREEMENT TO BECOME PARTY TO, AND A BENEFICIARY OF, THE MUTUAL RELEASE. NOTEHOLDERS MAY NOT DELIVER CONSENTS TO THE INDENTURE AMENDMENTS OR TO BECOME PARTY TO, AND A BENEFICIARY OF, THE MUTUAL RELEASE WITHOUT TENDERING THEIR CORRESPONDING EXISTING NOTES IN THE EXCHANGE OFFER.

     Upon the terms and subject to the conditions of the Exchange Offer, the undersigned hereby tenders to ACL the principal amount of Existing Notes indicated above and consents to the Indenture Amendments and agrees to become party to, and a beneficiary of, the Mutual Release.

     Subject to, and effective upon, acceptance for exchange of the principal amount of Existing Notes tendered herewith, the undersigned hereby sells, assigns and transfers to, or upon the order of, ACL, all right, title and interest in and to the Existing Notes tendered hereby. The undersigned also hereby consents to the Indenture Amendments and agrees to become party to, and a beneficiary of, the Mutual Release. The undersigned hereby irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of the undersigned (with full knowledge that the Depositary also acts as agent of ACL) with respect to such Existing Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to: (i) present such Existing Notes and all evidences of transfer and authenticity to, or transfer ownership of, such Existing Notes on the account books maintained by the Book-Entry Transfer Facility to, or upon the order of, ACL, (ii) present such Existing Notes for transfer of ownership on the books of ACL, (iii) receive all benefits and otherwise exercise all rights of beneficial ownership of such Existing Notes and
(iv) deliver to ACL and the Trustee this Letter of Transmittal, Release and Consent as evidence of the undersigned's consent to the Indenture Amendments and agreement to become party to the Mutual Release and as certification that Requisite Consents (as defined herein) have been received, all in accordance with the terms of and subject to the conditions to the Exchange Offer as described in the Offering Memorandum and Disclosure Statement.

     The undersigned agrees and acknowledges that, by the execution and delivery hereof, or by tendering and consenting by book-entry transfer, the undersigned makes and provides the written consent, with respect to the Existing Notes tendered hereby or thereby, to the Indenture Amendments as permitted by the Existing Indenture and agreement to become party to the Mutual Release. The undersigned understands that the consent provided hereby shall remain in full force and effect until such consent is revoked in accordance with the procedures set forth in the Offering Memorandum and Disclosure Statement and this Letter of Transmittal, Release and Consent, which procedures are hereby agreed to be applicable in lieu of any and all other procedures for revocation set forth in the Existing Indenture, which are hereby waived. The undersigned understands that a revocation of such consent will not be effective following the Expiration Date.

     The undersigned hereby represents and warrants that (i) the undersigned has full power and authority to tender, sell, assign and transfer the Existing Notes tendered hereby and that when the same are accepted for exchange, the Issuers will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and not be subject to any adverse claim, and (ii) the undersigned has full power and authority to deliver consents to the Indenture Amendments and agree to become party to, and a beneficiary of, the Mutual Release with respect to the Existing Notes tendered hereby. The undersigned will, upon request, execute and deliver any additional documents deemed by the Depositary or ACL to be necessary or desirable to complete the assignment, transfer and purchase of the Existing Notes tendered hereby and the valid delivery of consents to the Indenture Amendments and agreements to become party to, and a beneficiary of, the Mutual Release. The undersigned has read and agrees to all of the terms and conditions of the Exchange Offer and the solicitation of releases and consents. Delivery of the enclosed Existing Notes shall be effected, and risk of loss and title to such Existing Notes shall pass, only upon proper delivery thereof to the Depositary.

     All authority conferred or agreed to be conferred pursuant to this Letter of Transmittal, Release and Consent and every obligation of the undersigned hereunder shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and personal and legal representatives of the undersigned and shall not be effected by, and shall survive, the death or incapacity of the undersigned. Existing Notes properly tendered and agreements to become party to the Mutual Release, may be withdrawn at any time prior to the Expiration Date. Consents to the Indenture Amendments may be withdrawn until a supplemental indenture effecting the Indenture Amendments (the "Supplemental Indenture") is delivered to the trustee under the Existing Indenture.

     It is a condition to the Exchange Offer that at least 95% of the aggregate principal and accrued amount of the Existing Notes are validly tendered for exchange, all in accordance with the terms of and subject to the conditions to the Exchange Offer, including the agreement by the tendering Noteholders to become party to, and the beneficiary of, the Mutual Release as well as consent to the Indenture Amendments (the "Requisite Consents").

     The Indenture Amendments as effected by the Supplemental Indenture would, among other things, eliminate substantially all restrictive covenants and events of default currently contained in the Existing Indenture. Upon the Effective Date, receipt of the Requisite Consents, and satisfaction or waiver of all other conditions to the Exchange Offer, the Issuers will, together with the trustee under the Existing Indenture, execute the Supplemental Indenture, which will amend the Existing Indenture. Following completion of the Exchange Offer, any non-tendering Noteholders will be bound by the Supplemental Indenture.

     The undersigned hereby consents to and becomes a party to the Mutual Release which will release all the parties thereto from Claims (as defined in the Mutual Release, which is attached hereto as Exhibit A and described herein (and with respect to the following description, any capitalized terms shall have the meanings assigned to them in the Mutual Release); provided, that nothing in the Mutual Release shall release (i) any Claims that arise from obligations or rights created under or in connection with the Recapitalization Agreement or any agreement provided for or contemplated under the Recapitalization Agreement,
(ii) any Claims of a party to the 1998 Recapitalization Agreement under Article VII of the 1998 Recapitalization Agreement, (iii) any obligation of ACL Holdings or ACL to indemnify its current and former directors, board of representatives, members, or officers under its organizational documents, by-laws, employee-indemnification policies, state law, or any other agreement, (iv) any Claims against a Loan Party (as defined in the

Existing Credit Agreement), but not against any other party, that arise from obligations or rights created under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) or (v) any Claims that arise from obligations or rights created under or in connection with any financing agreement, lease agreement or other written contract, other than the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement), between a Financial Institution and a Releasee.

     Existing Notes may not be withdrawn on or after the Expiration Date unless the Exchange Offer is terminated without any Existing Notes being purchased thereunder. In the event of such a termination, such Existing Notes tendered by the undersigned will be returned to the undersigned as promptly as practicable.

     The undersigned understands that, under certain conditions and subject to certain conditions of the Exchange Offer, the Issuers may not accept the Existing Notes properly tendered hereby. In such event, the tendered Existing Notes not accepted for exchange will be returned to the undersigned without cost to the undersigned as soon as practicable following the earlier to occur of the Expiration Date or the date on which the Exchange Offer is terminated without any Existing Notes being exchanged thereunder, at the address shown below the undersigned's signature(s) unless otherwise indicated under "Special Delivery Instructions" below.

     The undersigned understands that the delivery and surrender of the Existing Notes is not effective, and the risk of loss of the Existing Notes does not pass to the Depositary, until receipt by the Depositary of this Letter of Transmittal, Release and Consent, or a facsimile hereof, properly completed and duly executed, together with all accompanying evidences of authority and any other required documents in form satisfactory to ACL or receipt of the Agent's Message in the case of a book-entry transfer with DTC. All questions as to form of all documents and the validity (including time of receipt) and acceptance of tenders and withdrawals of Existing Notes and deliveries and revocations of consents to the Indenture Amendments and agreements to become party to, and a beneficiary of, the Mutual Release will be determined by ACL, in its sole discretion, which determination shall be final and binding.

     Unless otherwise indicated herein under "Special Issuance Instructions," the undersigned hereby requests that any Existing Notes representing principal amounts not tendered or not accepted for purchase and any new 11 1/4% senior notes due January 1, 2008, and any new 12% pay-in-kind senior subordinated notes due July 1, 2008 delivered pursuant to the Exchange Offer be issued in the name(s) of the undersigned (and in the case of Existing Notes tendered by book-entry transfer, by credit to the account at the Book-Entry Transfer Facility designated above). Similarly, unless otherwise indicated herein under "Special Delivery Instructions," the undersigned hereby requests that any Existing Notes representing principal amounts not tendered or not accepted for purchase, any New Notes delivered in connection with the Exchange Offer and the solicitation of releases and consents to the undersigned be delivered to the undersigned at the address(es) shown above. In the event that the "Special Issuance Instructions" box or the "Special Delivery Instructions" box is, or both are, completed, the undersigned hereby requests that any Existing Notes representing principal amounts not tendered or not accepted for purchase and any New Notes to be delivered to the undersigned be issued in the name(s) of, certificates for such Existing Notes be delivered to, the person(s) at the addresses so indicated as applicable. The undersigned recognizes that the Issuers have no obligation pursuant to the "Special Issuance Instructions" box or "Special Delivery Instructions" box to transfer any Existing Notes from the name of the Noteholder(s) thereof if the Issuers do not accept for exchange any of the principal amount of such Existing Notes so tendered.

          ------------------------------------------------------------

                         SPECIAL ISSUANCE INSTRUCTIONS
                        (SEE INSTRUCTIONS 1, 6, 7 AND 8)

        To be completed ONLY if certificates for Existing Notes not exchanged and/or the New Notes are to be issued in the name of someone other than the person or persons whose signature(s) appear(s) on this Letter of Transmittal, Release and Consent above, or if Existing Notes delivered by book-entry transfer which are not accepted for exchange are to be returned by credit to an account maintained at the Book-Entry Transfer Facility other than the account indicated above.

   Issue: (please check one or more)
   [ ] Existing Notes
   [ ] 11 1/4% senior notes due January 1, 2008
   [ ] 12% pay-in-kind senior subordinated notes due July 1, 2008 in the name of:

   Name(s):
   ------------------------------------------------
                             (PLEASE TYPE OR PRINT)

          ------------------------------------------------------------
                             (PLEASE TYPE OR PRINT)

   Address
   --------------------------------------------------

          ------------------------------------------------------------

          ------------------------------------------------------------
                                                                   (ZIP CODE)

          ------------------------------------------------------------
                         (COMPLETE SUBSTITUTE FORM W-9)

   [ ] Credit unexchanged Existing Notes delivered by book-entry transfer to the Book-Entry Transfer Facility account set forth below.

          ------------------------------------------------------------
          (BOOK-ENTRY TRANSFER FACILITY ACCOUNT NUMBER. IF APPLICABLE)

          ------------------------------------------------------------
          ------------------------------------------------------------

                         SPECIAL DELIVERY INSTRUCTIONS
                        (SEE INSTRUCTIONS 1, 6, 7 AND 8)

        To be completed ONLY if certificates for Existing Notes in a principal amount not tendered or not accepted for purchase or the New Notes are to be issued and sent to someone other than the person or persons whose signature(s) appear(s) on this Letter of Transmittal, Release and Consent above or to such person or persons at an address other than shown in the table set forth above in this Letter of Transmittal, Release and Consent.

   Mail: (please check one or more)
   [ ] Existing Notes
   [ ] 11 1/4% senior notes due January 1, 2008
   [ ] 12% pay-in-kind senior subordinated notes due July 1, 2008 to:

   Name(s):
   ------------------------------------------------
                             (PLEASE TYPE OR PRINT)

          ------------------------------------------------------------
                             (PLEASE TYPE OR PRINT)

   Address
   --------------------------------------------------

          ------------------------------------------------------------

          ------------------------------------------------------------
                                                                   (ZIP CODE)

          ------------------------------------------------------------

IMPORTANT: UNLESS GUARANTEED DELIVERY PROCEDURES ARE COMPLIED WITH, THIS LETTER OF TRANSMITTAL, RELEASE AND CONSENT OR A MANUALLY SIGNED FACSIMILE HEREOF (TOGETHER WITH THE CERTIFICATES FOR EXISTING NOTES OR A BOOK-ENTRY CONFIRMATION AND ALL OTHER REQUIRED DOCUMENTS) MUST BE RECEIVED BY THE DEPOSITARY PRIOR TO THE EXPIRATION DATE.

                           HOLDERS OF EXISTING NOTES
                                   SIGN HERE

            IMPORTANT: COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 IN
                THIS LETTER OF TRANSMITTAL, RELEASE AND CONSENT

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                 (SIGNATURE(S) OF HOLDER(S) OF EXISTING NOTES)

Date:
--------------------------------------------------------------------------------

(Must be signed by Noteholder(s) exactly as name(s) appear(s) on certificate(s) representing the Existing Notes or on a security position listing by person(s) authorized to become Noteholder(s) by certificates and documents transmitted herewith. If signature is by attorney-in-fact, executor, administrator, trustee, guardian, officer of a corporation or other person acting in a fiduciary or representative capacity, please provide the following information and see Instruction 6.)

Capacity (Full Title):
--------------------------------------------------------------------------------

Name(s)
--------------------------------------------------------------------------------
                                 (PLEASE PRINT)

Address
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               (INCLUDE ZIP CODE)

Area Code and Telephone Number (   )
--------------------------------------------------------------------------------

Tax Identification or Social Security Number(s)
-------------------------------------------------------------------------

                           GUARANTEE OF SIGNATURE(S)
                   (IF REQUIRED -- SEE INSTRUCTIONS 1 AND 6)

Authorized
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Name
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                             (PLEASE TYPE OR PRINT)

Title
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Name of Firm
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Address
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                               (INCLUDE ZIP CODE)

Area Code and Telephone Number
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Dated
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                                        8

                                  INSTRUCTIONS
         FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

     1. Guarantee of Signatures. Signatures on this Letter of Transmittal, Release and Consent need not be guaranteed if the Existing Notes tendered hereby are tendered (a) by the Noteholder(s) (which term, for purposes of this document, shall include any participant in the Book-Entry Transfer Facility's system and whose name appears on a security position listing as the record owner of the Existing Notes) thereof, unless such Noteholder has completed either the box entitled "Special Delivery Instructions" above or the box entitled "Special Issuance Instructions" above, or (b) for the account of an Eligible Institution. In all other cases, all signatures on this Letter of Transmittal, Release and Consent must be guaranteed by an Eligible Institution. Persons who are beneficial owners of Existing Notes but are not Noteholders and who seek to tender Existing Notes and deliver consents to the Indenture Amendments and agreements to become party to, and a beneficiary of, the Mutual Release required herein should (i) contact the Noteholder and instruct such Noteholder to tender Existing Notes and deliver consents to the Indenture Amendments and agreements to become party to, and a beneficiary of, the Mutual Release on his behalf, (ii) obtain and include with this Letter of Transmittal, Release and Consent, Existing Notes properly endorsed for transfer by the Noteholder or accompanied by a properly completed bond power from the Noteholder, together with a properly completed irrevocable proxy that authorizes such person to deliver consents to the Indenture Amendments and agreements to become party to, and a beneficiary of, the Mutual Release on behalf of such Noteholder, with signatures on the endorsement or bond power guaranteed by an Eligible Institution or (iii) effect a record transfer of such Existing Notes from the Noteholder to such beneficial owner and comply with the requirements applicable to Noteholders for tendering Existing Notes and delivering consents to the Indenture Amendments and agreements to become party to, and a beneficiary of, the Mutual Release prior to the Expiration Date. See Instruction 6.

     2. Requirements of Tender. This Letter of Transmittal, Release and Consent is to be completed by Noteholders either if certificates are to be forwarded herewith or if delivery of Existing Notes is to be made pursuant to the procedures for book-entry transfer set forth in the Offering Memorandum and Disclosure Statement under the caption "Procedures for Tendering, Consenting and Becoming a Party to, and a Beneficiary of, the Mutual Release." For a Noteholder to properly tender Existing Notes, consent to the Indenture Amendments and agree to become party to the Mutual Release pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal, Release and Consent (or a manually signed facsimile thereof), together with any signature guarantees and any other documents required by these instructions, must be received by the Depositary at one of the addresses set forth herein prior to the Expiration Date and either (i) certificates representing such Existing Notes must be received by the Depositary at such address or (ii) such Existing Notes must be transferred pursuant to the procedures for book-entry transfer described in the Offering Memorandum and Disclosure Statement under the caption "Procedures for Tendering, Consenting and Become Party to, and a Beneficiary of, the Mutual Release" and Book-Entry Confirmation must be received by the Depositary, in each case, prior to the Expiration Date. A Noteholder that tenders Existing Notes, consents to the Indenture Amendments and agrees to become party to the Mutual Release through a Book-Entry Transfer Facility need not submit a physical Letter of Transmittal, Release and Consent if such Noteholder complies with the transmittal procedures of the Book-Entry Transfer Facility. A Noteholder who desires to tender Existing Notes, to consent to the Indenture Amendments and to agree to become party to the Mutual Release and who cannot comply with procedures described below for tender on a timely basis or whose Existing Notes are not immediately available must comply with the guaranteed delivery procedures described below. The tender of Existing Notes pursuant to this Letter of Transmittal, Release and Consent and in accordance with the procedures described below will be deemed to constitute the delivery of consents.

     Noteholders whose certificates representing Existing Notes are not immediately available or who cannot deliver their certificates and all other required documents to the Depositary or complete the procedures for book-entry transfer prior to the Expiration Date may tender their Existing Notes, consent to the Indenture Amendments and agree to become party to the Mutual Release by properly completing and duly executing the Notice of Guaranteed Delivery and Consent pursuant to the guaranteed delivery procedure set forth in the Offering Memorandum and Disclosure Statement under the caption "Procedures for Tendering, Consenting and Become Party to, and a Beneficiary of, the Mutual Release." Pursuant to such procedures, (a) the tender of Existing Notes, consent to the Indenture Amendments and agreements to become party to, and a beneficiary of, the Mutual Release must be made by or through an Eligible Institution, (b) a Notice of Guaranteed Delivery, Release and Consent, substantially in the form provided by ACL herewith, properly completed and duly executed, must be received by the Depositary, as provided below, prior to the Expiration Date, and (c) the certificates representing all tendered Existing Notes, or a Book-Entry Confirmation with respect to all tendered Existing Notes, together with this Letter of Transmittal, Release and Consent, must be received by the Depositary within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, Release and Consent.

     THE METHOD OF DELIVERY OF CERTIFICATES REPRESENTING EXISTING NOTES, THIS LETTER OF TRANSMITTAL, RELEASE AND CONSENT, ANY REQUIRED SIGNATURE GUARANTEES AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING NOTEHOLDER AND, EXCEPT AS OTHERWISE PROVIDED HEREIN, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     All tendering Noteholders, by execution of this Letter of Transmittal, Release and Consent, waive any right to receive any notice of the acceptance of their Existing Notes for exchange.

     3. Consents to Indenture Amendments. A valid Consent and Release (defined below) may be delivered only by the Noteholder or by such person's attorney-in-fact. A beneficial owner who is not a Noteholder must either (i) arrange with the Noteholder to execute and deliver a Consent and Release on its behalf, (ii) obtain a properly completed irrevocable proxy that authorizes such beneficial owner to deliver a consent to the Indenture Amendments and to become party to the Mutual Release (such consent to the Indenture Amendments and agreement to become party to, and a beneficiary of, the Mutual Release, a "Consent and Release") on behalf of such Noteholder, or (iii) become a Noteholder. Any financial institution that is a participant in the Book-Entry Transfer Facility's system and whose name appears on a security position listing as the record owner of the Existing Notes who wishes to make book-entry delivery of Existing Notes as described above and who wishes to deliver a Consent and Release to the Indenture Amendments and to become party to, and a beneficiary of, the Mutual Release must complete and execute a participant's letter (which will be distributed to participants by the Book-Entry Transfer Facility) instructing the Book-Entry Transfer Facility's nominee to complete and sign the proxy attached thereto.

     4. Withdrawal of Tenders and Revocation of Consents and Releases. Tenders and agreements to become party to the Mutual Release may be withdrawn and revoked at any time PRIOR TO the Expiration Date. Consents to the Indenture Amendments may be withdrawn until the Supplemental Indenture is executed. Existing Notes tendered prior to the Expiration Date may not be withdrawn at any time on or after the Expiration Date unless the Exchange Offer is terminated without Existing Notes being exchanged thereunder. In the event of such a termination, such Existing Notes will be returned to the tendering Noteholders as promptly as practicable.

     Subject to compliance with applicable law, ACL is permitted to waive conditions without extending the Exchange Offer. The Exchange Offer may be extended, terminated or amended as provided herein and in the Offering Memorandum and Disclosure Statement.

     If, for any reason whatsoever, the exchange of the New Notes for Existing Notes tendered pursuant to the Exchange Offer is delayed (whether before or after ACL's acceptance for exchange of Existing Notes) or ACL extends the Exchange Offer or is unable to exchange the Existing Notes tendered pursuant to the Exchange Offer, ACL may (without prejudice to its rights set forth herein) instruct the Depositary to retain tendered Existing Notes and such Existing Notes may not be withdrawn except to the extent that the tendering Noteholder is entitled to withdrawal rights as described herein.

     Any Noteholder who has tendered Existing Notes and delivered Consents and Releases or who succeeds to the record ownership of Existing Notes in respect of which such tenders, Consents and Releases have previously been given may withdraw such Existing Notes or revoke agreements to become party to the Mutual Release prior to the Expiration Date and consents to the Indenture Amendments prior to the execution of the Supplemental Indenture by delivery of a written notice of withdrawal or revocation subject to the limitations described herein. To be effective, a written or manually signed facsimile transmission notice of withdrawal of a tender or notice of revocation of a Consent must (i) be received by the Depositary at one of the addresses specified on the back page of this Letter of Transmittal, Release and Consent and Release before the Expiration Date in the case of withdrawal of tenders of Existing Notes and agreements to become party to, and a beneficiary of, the Mutual Release or in the case of withdrawal of consents to the Indenture Amendments, prior to the date of execution of the Supplemental Indenture, (ii) specify the name(s) of the Noteholders of the Existing Notes to be withdrawn or to which the notice of revocation relates, (iii) contain the description of the Existing Notes to be withdrawn or to which the notice of revocation relates, the certificate numbers shown on the particular certificates representing such Existing Notes and the aggregate principal amount represented by such Existing Notes, and (iv) be signed by the Noteholders of such Existing Notes in the same manner as the original signature(s) on the Letter of Transmittal, Release and Consent (including any required signature guarantees) or to be accompanied by documents of transfer sufficient to have the trustee under the Existing Indenture register the transfer of Existing Notes into the name(s) of the person(s) withdrawing such Existing Notes or revoking a Consent and Release. The signature(s) on the notice of withdrawal of any tendered Existing Notes or revocation of Consent and Release must be guaranteed by an Eligible Institution unless the Existing Notes have been tendered or the Consent and Release has been given for the account of an Eligible Institution. If the Existing Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon receipt by the Depositary of written or facsimile transmission of the notice of withdrawal even if physical release is not yet effected. A withdrawal of Existing Notes or a revocation of a Consent and Release can only be accomplished in accordance with the foregoing procedures. No Noteholder may withdraw a tender or revoke a Consent and Release on or after the Expiration Date nor after the date the Supplemental Indenture is executed in the case of a consent to the Indenture Amendments.

     A valid withdrawal of Existing Notes (without a concurrent valid revocation of a Consent and Release) will render the applicable Consent and Release defective (except with respect to an attempted revocation of a consent to the Indenture Amendments, which may not be withdrawn after the date of execution of the Supplemental Indenture); and a valid revocation of a Consent and Release (without a concurrent valid withdrawal of Existing Notes) will render the tender of Existing Notes with respect (except with respect to an attempted revocation of a consent to the Indenture Amendments, which may not be withdrawn after the date of execution of the Supplemental Indenture); to which such Consent and Release relates defective. In the event of such a withdrawal or revocation, ACL will have the right, which may be waived, to reject the defective tender of Existing Notes or such defective Consent and Release, as the case may be, as invalid and ineffective. If ACL waives its right to reject a defective tender of Existing Notes, the Noteholder will be entitled to the New Notes.

     ACL intends to consult with the Depositary to determine whether the Depositary has received any revocations of Consents and Releases prior to the Expiration Date, whether such revocations are valid and whether ACL has received the Requisite Consents. ACL reserves the right to contest the validity of any such revocations. A purported notice of revocation that is not received by the Depositary in a timely fashion will not be effective to revoke a Consent and Release previously delivered. Any Existing Notes that have been tendered but that are not accepted for exchange will be returned to the Noteholders thereof without cost to such Noteholders promptly following the Expiration Date.

     A withdrawal of a tender of Existing Notes or a revocation of a Consent and Release may not be rescinded and any Existing Notes properly withdrawn or Consent and Release properly revoked will not be deemed to be validly tendered or delivered for purposes of the Exchange Offer and the Consent Solicitation. However, Existing Notes may be retendered and Consents and Release may be redelivered by repeating one of the procedures described in Instruction 2 above at any time on or prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any delivery or revocation of a Consent and Release will be determined by ACL, in its sole discretion, which determination shall be final and binding. Neither ACL nor the Depositary nor any other person will be under any duty to give notification of any defect or irregularity in any delivery or revocation of a Consent and Release or incur any liability for failure to give any such notification.

     5. Partial Tenders (not applicable to Noteholders of Existing Notes who tender by book-entry transfer). If less than the entire principal amount of any Existing Notes evidenced by a submitted certificate is tendered, the tendering Noteholders should fill in the applicable principal amount of the Existing Notes that are to be tendered in the box entitled "Aggregate Principal Amount Tendered and as to which Consents and Releases are Delivered." The entire principal amount represented by the certificates for all Existing Notes delivered to the Depositary will be deemed to have been tendered unless otherwise indicated. If the entire principal amount of all Existing Notes is not tendered or not accepted for exchange, new certificate(s) representing the remainder of the principal amount of the Existing Notes that were evidenced by the old certificate(s) will be sent to the Noteholders, unless otherwise provided in the box entitled "Special Delivery Instructions" above, as soon as practicable after the expiration of the Exchange Offer.

     6. Signatures on this Letter of Transmittal, Release and Consent; Bond Powers and Endorsements. If this Letter of Transmittal, Release and Consent is signed by the Noteholder(s) of the Existing Notes tendered hereby, the signature(s) must correspond exactly with the name(s) as written on the face of the certificate(s) representing the Existing Notes tendered hereby without alteration, enlargement or any change whatsoever.

     If any of the Existing Notes tendered hereby are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal, Release and Consent. If any tendered Existing Notes are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal, Release and Consent as there are names in which certificates are held.

     If this Letter of Transmittal, Release and Consent or any certificates or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and proper evidence satisfactory to ACL of their authority so to act must be submitted, unless waived by ACL.

     If this Letter of Transmittal, Release and Consent is signed by the Noteholders of the Existing Notes listed and transmitted hereby, no endorsements of certificates or separate bond powers are required unless certificates for Existing Notes not tendered or not accepted for exchange are to be issued to a person other than the Noteholders. Signatures on such certificates must be guaranteed by an Eligible Institution (unless signed by an Eligible Institution).

     If this Letter of Transmittal, Release and Consent is signed by a person other than the Noteholders of the Existing Notes listed, the certificates representing such Existing Notes must be properly endorsed for transfer by the Noteholders or be accompanied by a properly completed bond power from the Noteholders, together with a properly completed irrevocable proxy that authorizes such person to deliver a Consent and Release on behalf of such Noteholders, with signatures on the endorsement or bond power guaranteed by an Eligible Institution.

     7. Transfer Taxes. Except as provided below, ACL will pay or cause to be paid any transfer taxes with respect to the transfer of Existing Notes to the Issuers or the Issuers' order pursuant to the Exchange Offer. If, however, certificates representing the New Notes are to be issued to, or if certificates representing Existing Notes not tendered or not accepted for exchange are to be registered in the name of any person other than the Noteholders or if tendered certificates are registered in the name of any person other than the person(s) signing this Letter of Transmittal, Release and Consent, ACL must receive satisfactory evidence of the payment of such taxes or exemption therefrom prior to delivery of the New Notes.

     Except as provided in this Instruction 7, it will not be necessary for transfer tax stamps to be affixed to the certificates listed in this Letter of Transmittal, Release and Consent.

     8. Special Delivery Instructions. If certificates representing the New Notes are to be issued in the name of, and/or certificates representing Existing Notes not accepted for exchange are to be returned to a person other than the person(s) signing this Letter of Transmittal, Release and Consent or if certificates representing the New Notes are to be sent and/or such certificates are to be returned to a person other than the person(s) signing this Letter of Transmittal, Release and Consent or to an address other than that shown above, the appropriate boxes on this Letter of Transmittal, Release and Consent should be completed. Noteholders of Existing Notes delivering Existing Notes by book-entry transfer may request that Existing Notes not accepted for exchange be credited to such account maintained at the Book-Entry Transfer Facility as such Noteholders may designate hereon. If no such instructions are given, such Existing Notes not accepted for exchange will be returned by crediting the account at the Book-Entry Transfer Facility.

     9. Waiver of Conditions. To the extent permitted by applicable law and as described in the Offering Memorandum and Disclosure Statement, ACL reserves the right to waive any and all conditions to the Exchange Offer or the solicitation of releases and consents and accept for exchange any Existing Notes tendered.

     10. Tax Identification Number and Backup Withholding. To avoid backup withholding, a tendering United States Noteholder is required to provide the Exchange Agent with a correct Taxpayer Identification Number ("TIN") on Substitute Form W-9, which is provided under "Important Tax Information" below, and to certify, under penalties of perjury, that such number is correct and that such Noteholder is not subject to backup withholding of federal income tax, and that such Noteholder is a United States person (as defined for United States federal income tax purposes). If a tendering Noteholder has been notified by the Internal Revenue Service ("IRS") that such Noteholder is subject to backup withholding, such Noteholder must cross out item (2) of the Certification box of the Substitute Form W-9. unless such Noteholder has since been notified by the IRS that such Noteholder is no longer subject to backup withholding.

Failure to provide the information on the Substitute Form W-9 may subject the tendering Noteholder to federal income tax withholding on the consideration paid to such Noteholder. If the tendering Noteholder has not been issued a TIN and has applied for one or intends to apply for one in the near future, such Noteholder should write "Applied For" in the space provided for the TIN in Part I of the Substitute Form W-9, and sign and date the Substitute Form W-9. If "Applied For" is written in Part I and the Exchange Agent is not provided with a TIN by the time of payment, the Exchange Agent will withhold a portion of all reportable payments made to such Noteholder until a TIN is provided to the Exchange Agent.

     Certain Noteholders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. Foreign Noteholders should submit an appropriate and properly completed IRS Form W-8, a copy of which may be obtained from the Exchange Agent, and make any other required certifications in order to avoid backup withholding. Such Noteholders of Existing Notes should consult their own tax advisors to determine which Form W-8 is appropriate. See the enclosed "Guidelines for Certification of Taxpayer Identification Number (TIN) on Substitute Form W-9" for more instructions.

     11. Mutilated, Lost, Stolen or Destroyed Notes. Any Noteholder whose Existing Notes have been mutilated, lost, stolen or destroyed should contact the Depositary at one of the addresses indicated above for further instructions.

     12. Requests for Assistance or Additional Copies. Requests for assistance may be directed to the Depositary or the Information Agent at their addresses set forth below or the tendering Noteholder's broker, dealer, commercial bank or trust company. Additional copies of the Offering Memorandum and Disclosure Statement, this Letter of Transmittal, Release and Consent, the Notice of Guaranteed Delivery, Release and Consent and the Guidelines for Certification of Taxpayer Identification Number (TIN) on Substitute Form W-9 may be obtained from the Depositary or the Information Agent.

     IMPORTANT: THIS LETTER OF TRANSMITTAL, RELEASE AND CONSENT, TOGETHER WITH CERTIFICATES FOR, OR CONFIRMATION OF BOOK-ENTRY TRANSFER WITH RESPECT TO, ANY TENDERED EXISTING NOTES, WITH ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY THE DEPOSITARY, OR THE NOTICE OF GUARANTEED DELIVERY, RELEASE AND CONSENT MUST BE RECEIVED BY THE DEPOSITARY, PRIOR TO THE EXPIRATION DATE.

                           IMPORTANT TAX INFORMATION

     Under the United States federal income tax laws, consideration paid to Noteholders pursuant to the Restructuring, as well as future interest on the New Notes may be subject to backup withholding. Generally, such payments will be subject to backup withholding unless the Noteholder (i) is exempt from backup withholding or (ii) furnishes the payer with its correct taxpayer identification number ("TIN") and certifies that the number provided is correct and further certifies that such Noteholder is not subject to backup withholding as a result of a failure to report all interest or dividend income. Each United States Noteholder that tenders Existing Notes and wants to avoid backup withholding should provide the Depositary, as ACL's agent, (the "requester"), with such Holder's correct TIN (or with a certification that such Noteholder is awaiting a TIN), and with a certification that such Noteholder is not subject to backup withholding, by completing Substitute Form W-9 below.

     Certain Noteholders (including, among others, all corporations and certain foreign individuals) are exempt from these backup withholding and reporting requirements. In general, in order for a foreign individual to qualify as an exempt recipient, that Noteholder must submit a statement, signed under the penalties of perjury, attesting to that individual's exempt status. Such statements may be obtained from the Depositary. Exempt Noteholders (other than foreign persons), while not required to file Substitute Form W-9, should file Substitute Form W-9 and write "exempt" on its face to avoid possible erroneous backup withholding. Foreign persons not subject to backup withholding should complete and submit to the Depositary a Form W-8 BEN (Certificate of Foreign Status of Beneficial Owner For U.S. Withholding), and/or other applicable Form(s) W-8 (and any other required certifications), instead of the Substitute Form W-9. See the enclosed Guidelines for Request for Taxpayer Identification Number and Certification on Substitute Form W-9 for additional instructions.

     If backup withholding applies, ACL or the Depositary, as the case may be, will be required to withhold at the applicable rate on payments made to a Noteholder. Backup withholding is not an additional tax. Rather, the amount of backup withholding is treated, like any other withheld amounts, as an advance payment of a tax liability, and a

Noteholder's U.S. federal income tax liability will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained.

PURPOSE OF SUBSTITUTE FORM W-9

     To prevent backup withholding on consideration furnished pursuant to the Restructuring and future interest on the New Notes, a Noteholder must notify the Depositary of its correct TIN by completing the Substitute Form W-9 below and certifying on Substitute Form W-9 that the TIN provided is correct (or that you are awaiting a taxpayer identification number). In addition, a Noteholder is required to certify on Substitute Form W-9 that it is (i) exempt from backup withholding, or (ii) not subject to backup withholding due to prior under reporting of interest or dividend income, or (iii) the Internal Revenue Service (the "IRS") has notified the Noteholder that the Noteholder is no longer subject to backup withholding.

WHAT NUMBER TO GIVE THE DEPOSITARY

     To avoid backup withholding on consideration furnished pursuant to the Restructuring and future interest on the New Notes, a Noteholder is required to give the Depositary the TIN of the registered Noteholder of the Existing Notes. If such registered Noteholder is an individual, the TIN is the taxpayer's social security number. For most other entities, the TIN is the employer identification number. If the Existing Notes are in more than one name or are not in the name of the actual owner, consult the enclosed Guidelines for Request for Taxpayer Identification Number and Certification on Substitute Form W-9 for additional guidelines on what number to report. If the Depositary is provided with an incorrect TIN, the Noteholder may be subject to a $50.00 penalty imposed by the IRS.

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9

GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER.--Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payer.

------------------------------------------------------------
                                              GIVE THE
                                           SOCIAL SECURITY
       FOR THIS TYPE OF ACCOUNT:             NUMBER OF--
------------------------------------------------------------
 1.  An individual's account             The individual
 2.  Two or more individuals (joint      The actual owner of
     account)                            the account or, if
                                         combined funds, the
                                         first individual on
                                         the account(1)
 3.  Husband and wife (joint account)    The actual owner of
                                         the account or, if
                                         joint funds, the
                                         first individual on
                                         the account(1)
 4.  Custodian account of a minor        The minor(2)
     (Uniform Gift to Minors Act)
 5.  Adult and minor (joint account)     The adult or, if
                                         the minor is the
                                         only contributor,
                                         the minor(1)
 6.  Account in the name of guardian or  The ward, minor, or
     committee for a designated ward,    incompetent
     minor, or incompetent person        person(3)
 7.  a. The usual revocable savings      The grantor-
        trust account (grantor is also   trustee(1)
        trustee)
     b. So-called trust account that is  The actual owner(1)
        not a legal or valid trust
        under State law
------------------------------------------------------------
------------------------------------------------------------
                                          GIVE THE EMPLOYER
                                           IDENTIFICATION
       FOR THIS TYPE OF ACCOUNT:             NUMBER OF--
------------------------------------------------------------
 8.  Sole proprietorship account         The owner(4)
 9.  A valid trust, estate, or pension   The legal entity
     trust                               (Do not furnish the
                                         identifying number
                                         of the personal
                                         representative or
                                         trustee unless the
                                         legal entity itself
                                         is not designated
                                         in the account
                                         title.)(5)
10.  Corporate account                   The corporation
11.  Religious, charitable, or           The organization
     educational organization account
12.  Partnership account held in the     The partnership
     name of the business
13.  Association, club, or other tax-    The organization
     exempt organization
14.  A broker or registered nominee      The broker or
                                         nominee
15.  Account with the Department of      The public entity
     Agriculture in the name of a
     public entity (such as a State or
     local government, school district,
     or prison) that receives
     agricultural program payments
------------------------------------------------------------

(1) List first and circle the name of the person whose number you furnish.
(2) Circle the minor's name and furnish the minor's social security number.
(3) Circle the ward's, minor's or incompetent person's name and furnish such person's social security number.
(4) Show the name of the owner.
(5) List first and circle the name of the legal trust, estate, or pension trust.

NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9

OBTAINING A NUMBER
If you don't have a taxpayer identification number or you don't know your number, obtain Form SS-5, Application for a Social Security Number Card (for individuals), or Form SS-4, Application for Employer Identification Number (for businesses and all other entities), at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

PAYEES EXEMPT FROM BACKUP WITHHOLDING
Payees specifically exempted from backup withholding on ALL payments include the following:
  - A corporation.
  - A financial institution.
  - An organization exempt from tax under section 501(a), or an individual retirement plan, or a custodial account under Section 403(b)(7).
  - The United States or any agency or instrumentality thereof.
  - A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.
  - A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.
  - An international organization or any agency, or instrumentality thereof.
  - A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.
  - A real estate investment trust.
  - A common trust fund operated by a bank under section 584(a).
  - An exempt charitable remainder trust, or a non-exempt trust described in section 4947(a)(1).
  - An entity registered at all times under the Investment Company Act of 1940.
  - A foreign central bank of issue.
  Payments of dividends and patronage dividends not generally subject to backup withholding include the following:
  - Payments to nonresident aliens subject to withholding under section 1441.
  - Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.
  - Payments of patronage dividends where the amount received is not paid in money.
  - Payments made by certain foreign organizations.
  - Payments made to a nominee.
  Payments of interest not generally subject to backup withholding include the following:
  - Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer.
  - Payments of tax-exempt interest (including exempt-interest dividends under section 852).
  - Payments described in section 6049(b)(5) to nonresident aliens.
  - Payments on tax-free covenant bonds under section 1451.
  - Payments made by certain foreign organizations.
  - Payments made to a nominee.
Exempt payees described above should file a Substitute Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE "EXEMPT" ON THE FACE OF THE FORM, SIGN AND DATE THE FORM AND RETURN IT TO THE PAYER.

  Certain payments other than interest, dividends, and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details, see sections 6041, 6041A(a), 6042, 6044, 6045, 6049, 6050A, and 6050N, and the regulations under those sections.

PRIVACY ACT NOTICE.--Section 6109 requires most recipients of dividend, interest, or other payments to give taxpayer identification numbers to payers who must report the payments to IRS. The IRS uses the numbers for identification purposes and to help verify the accuracy of tax returns. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold on payments of taxable interest and dividends and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

PENALTIES
(1) PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER.--If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
(2) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDING.--If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.
(3) CRIMINAL PENALTY FOR FALSIFYING INFORMATION.--Wilfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

 FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE
                                    SERVICE.
Unless otherwise noted herein, all references to section numbers or regulations are reference to the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

           REQUESTER'S NAME: UNITED STATES TRUST COMPANY OF NEW YORK
--------------------------------------------------------------------------------

 SUBSTITUTE
                                               PART 1 -- PLEASE PROVIDE YOUR TIN
 FORM W-9                                      IN THE BOX AT THE RIGHT OR, IF            ---------------------------------
                                               YOU DO NOT HAVE A TIN, WRITE              SOCIAL SECURITY NUMBER
 DEPARTMENT OF THE TREASURY                    "APPLIED FOR" AND SIGN THE                OR
 INTERNAL REVENUE SERVICE (IRS)                CERTIFICATION BELOW.
                                                                                         ---------------------------------
 PAYER'S REQUEST FOR TAXPAYER                                                            TAXPAYER IDENTIFICATION NUMBER
 IDENTIFICATION NUMBER (TIN)
 PLEASE FILL IN YOUR NAME AND ADDRESS
 BELOW.
  ------------------------------------------
 NAME
  ------------------------------------------
 ADDRESS (NUMBER AND STREET)
  ------------------------------------------
 CITY, STATE AND ZIP CODE
--------------------------------------------------------------------------------------------------------------------------------
 PART 2 -- CERTIFICATION -- Under penalties of perjury, I certify that:
 (1) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to
 me),
 (2) I am not subject to backup withholding either because (a) I am exempt from backup withholding, (b) I have not been notified by the IRS that I am subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and
 (3) 1 am a U.S. person (as defined for U.S. federal income tax purposes).
 CERTIFICATION INSTRUCTIONS -- You must cross out item (2) in Part 2 above if you have been notified by the IRS that you are subject to backup withholding because of under reporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding, you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2). If you are exempt from backup withholding, check the box in
 Part 4 and see the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9".

--------------------------------------------------------------------------------------------------------------------------------
 Signature  Date

--------------------------------------------------------------------------------------------------------------------------------
 NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING ON PAYMENTS MADE TO YOU PURSUANT TO THE
 RESTRUCTURING, AS WELL AS FUTURE DIVIDEND PAYMENTS. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER
 IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL INFORMATION.
 YOU MUST COMPLETE THE FOLLOWING CERTIFICATION IF YOU WROTE "APPLIED FOR" ON SUBSTITUTE FORM W-9
--------------------------------------------------------------------------------------------------------------------------------
 CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER
   I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service
 Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that until I provide a taxpayer identification number, all reportable payments made to me will be subject to backup withholding, but will be refunded if I provide a certified taxpayer identification number within 60 days.
 Signature  Date
--------------------------------------------------------------------------------------------------------------------------------

     The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

   The Information Agent and the Voting Agent for the Exchange Offer and the
                   solicitation of consents and releases is:

                                   INNISFREE
                                M&A Incorporated

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022

                 Banks and Brokers Call Collect: (212) 750-5833
                                       or
                   All Others Call Toll Free: (888) 750-5834

   The Depositary for the Exchange Offer and the solicitation of consents and releases is:

                              THE BANK OF NEW YORK

   By Registered or Certified Mail:          By Hand or Overnight Delivery:                    By Facsimile:
                                                                                       (Eligible Institutions Only)
         The Bank of New York                     The Bank of New York                        (212) 235-2261
          Reorganization Unit                      Reorganization Unit                    To Confirm by Telephone
     15 Broad Street -- 16th Floor            15 Broad Street -- 16th Floor              or for Information Call:
       New York, New York 10007                 New York, New York 10007                      (212) 235-2353
          Attn: Diane Amoroso                      Attn: Diane Amoroso

                           By Facsimile Transmission:

                                 (212) 420-6211

                             Attn: Customer Service

                             Confirm By Telephone:

                                 (800) 548-6565

DELIVERY OF THIS LETTER OF TRANSMITTAL, RELEASE AND CONSENT TO AN ADDRESS, OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE, OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

                                                                       EXHIBIT A

                                 MUTUAL RELEASE

     This MUTUAL RELEASE (this "Release") is made and entered into as of
          , 2002, by and among (i) American Commercial Lines Holdings LLC, a Delaware limited liability company ("ACL Holdings"), (ii) American Commercial Lines LLC, a Delaware limited liability company ("ACL"), (iii) HY I Investments, L.L.C., a Delaware limited liability company ("HYI"), (iv) Danielson Holding Corporation, a Delaware corporation ("DHC"), (v) Brown Water Transportation Corp., a Delaware corporation ("Brown"), (vi) 399 Venture Partners, Inc., a Delaware corporation ("399 Ventures"), those affiliates of 399 Ventures listed on the signature pages attached hereto (such affiliates, together with 399 Ventures, "CVC"), (vii) each of the entities listed on Schedule 1 attached hereto under the caption "Noteholders" (each, a "Noteholder" and, collectively, the "Noteholders"), (viii) each of those financial institutions party to the Existing Credit Agreement (as defined below) (each, a "Financial Institution" and, collectively, the "Financial Institutions") and listed on Schedule 2 attached hereto under the caption "Financial Institutions," and (ix) each of the other members of ACL Holdings listed on Schedule 3 attached hereto (each, an "Other Member" and, together with Brown and 399 Ventures, the "Members"). ACL Holdings, ACL, HYI, DHC, Brown, CVC, the Noteholders, the Financial Institutions, and the Other Members are collectively referred to herein as the "Parties" and each individually as a "Party."

     1. Definitions. As used herein, the following terms shall have the following meanings:

          "Amendment Agreement" means the Amendment Agreement, dated as of April 11, 2002, by and among ACL Holdings, ACL, the lenders party thereto, and JPMorgan Chase Bank, a New York banking corporation formerly known as The Chase Manhattan Bank ("JPMCB"), as issuing bank, as administrative agent, as security trustee, and as collateral agent, as amended, restated or modified from time to time.

          "Claims" means any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, breaches, agreements, promises, licenses, variances, trespasses, damages (including, but not limited to, avoiding power and equitable subordination claims), judgments, extents, executions, claims, costs, expenses, and demands whatsoever, in law, in equity or in admiralty, in contract or tort, by statute or otherwise, whether known or unknown, suspected or unsuspected, vested or contingent, liquidated or unliquidated, matured or unmatured.

          "Existing Credit Agreement" means the Credit Agreement, dated as of June 30, 1998, by and among ACL Holdings, ACL, the lenders party thereto, and JPMCB, as issuing bank, as administrative agent, as security trustee, and as collateral agent, as amended, restated or modified from time to time.

          "1998 Recapitalization Agreement" means the Recapitalization Agreement, dated as of April 17, 1998, by and among CSX Corporation, a Virginia corporation, Vectura Group, Inc., a Delaware corporation, ACL Holdings, ACL, and National Marine, Inc., a Delaware corporation, as amended, restated, or modified from time to time.

          "Recapitalization Agreement" means the Recapitalization Agreement, dated as of March 15, 2002, by and among ACL Holdings, ACL, DHC, Brown, CVC, and the Other Members, as amended, restated, or modified from time to time.

          "Related Party" means, as to any Party, such Party's past, present, and future direct and indirect subsidiaries, shareholders, and its and their respective affiliates, divisions, officers, directors, shareholders, equityholders, creditors, members, partners, advisory board members, board of representatives members, principals, employees, agents, attorneys, fiduciaries, heirs, executors, estates, servants, representatives, nominees, predecessors, successors, assigns, and any other person (natural or otherwise) acting or purporting to act on behalf of any of the foregoing.

     2. Release. Each Party, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, by these presents does for itself and for each of its Related Parties (each, a "Releasor" and, collectively, the "Releasors"), hereby expressly, unconditionally, generally, and individually and collec-tively waive, release, acquit and forever discharge one another and each other, and each of their respective Related Parties (collectively, the "Releasees") from every, any, and all Claims, which Claims against the Releasees, jointly or severally, any Releasor ever had, now has, or hereafter can, shall or may have, for, upon or by reason of any matter, act, failure to act, transaction, event, occurrence, cause, or thing whatsoever from the beginning of the world to the day of the date of this Release (the "Release Date") directly or indirectly relating to or arising out of ACL Holdings or ACL and its Subsidiaries; provided, that nothing herein shall release (i) any Claims that arise from obligations or rights created under or in connection with the Recapitalization Agreement or any agreement provided for or contemplated under the Recapitalization Agreement, (ii) any Claims of a party to the 1998 Recapitalization Agreement under Article VII of the 1998 Recapitalization Agreement, (iii) any obligation of ACL Holdings or ACL to indemnify its current and former directors, board of representatives members, or officers under its organizational documents, by-laws, employee-indemnification policies, state law, or any other agreement, (iv) any Claims against a Loan Party (as defined in the Existing Credit Agreement), but not against any other Party, that arise from obligations or rights created under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement), or (v) any Claims that arise from obligations or rights created under or in connection with any financing agreement, lease agreement or other written contract, other than the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement), between a Financial Institution and a Releasee.

     3. Exculpation. Each Party and its Related Parties hereby exculpate one another and each other and each of their respective Related Parties from, and agree that each shall have and incur no liability to, nor be subject to any right or action by one another for acts, events or occurrences prior to the Release Date which directly or indirectly arise out of or are related to ACL Holdings or ACL and its Subsidiaries; provided, that nothing herein shall exculpate from (i) any Claims that arise from obligations or rights created under or in connection with the Recapitalization Agreement or any agreement provided for or contemplated under the Recapitalization Agreement, (ii) any Claims of a party to the 1998 Recapitalization Agreement under Article VII of the 1998 Recapitalization Agreement, (iii) any obligation of ACL Holdings or ACL to indemnify its current and former directors, board of representatives members, or officers under its organizational documents, by-laws, employee-indemnification policies, state law, or any other agreement, (iv) any Claims against a Loan Party (as defined in the Existing Credit Agreement), but not against any other Party, that arise from obligations or rights created under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement), or (v) any Claims that arise from obligations or rights created under or in connection with any financing agreement, lease agreement or other written contract, other than the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement), between a Financial Institution and a Releasee.

     4. Waiver. Each Party intends that this Release be effective as a full and final accord and satisfactory release of each and every matter specifically or generally referred to herein. Each Party waives and relinquishes any rights and benefits to the full extent that they may lawfully waive all such rights and benefits pertaining to the subject matter of this Agreement. Each Party acknowledges that it is aware that it may later discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of this Release, but it is their intention to fully and finally forever settle and release any and all matters, disputes and differences, known and unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between them, and that in furtherance of this intention, the releases given in this Agreement shall be and remain in effect as full and complete general releases notwithstanding discovery or existence of any such additional or different facts.

     5. Representations. Each Party warrants and represents to the other Parties that it has not assigned or transferred or purported to assign or transfer to any person or entity not a party to this Agreement any matter or any part or portion of any matter covered by this Agreement, and each of them agrees to indemnify and hold harmless the others from and against any Claims based upon or in connection with or arising out of any such assignment or transfer or purported or claimed assignment or transfer.

     6. Reimbursement. Each Party agrees that, in the event that any Releasor related to such Party institutes any proceedings against any Releasee and the claims brought pursuant to such proceedings are held to be barred by this Release, then such Party will reimburse any Releasee sued in any such action for all fees and costs of any kind arising from any such claim or suit, including any costs and attorneys' fees incurred.

     7. Amendment. This Release may not be amended, modified, or supplemented, and no provision hereof may be waived, in whole or in part, without the written agreement of each Releasor and the affected Releasee to be bound by such amendment, modification, supplement or waiver.

     8. Severability. Any provision of this Release which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof or the validity or enforceability of such provision in any other jurisdiction.

     9. Joint Preparation. This Release is to be deemed to have been jointly prepared by the Parties and any uncertainty or ambiguity contained herein shall not be interpreted adversely against any Party, but according to the application of the rules of interpretation of contracts.

     10. Governing Law. This Release shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provision that would require the application of the law of any other jurisdiction.

     11. Counterparts; Effectiveness. This Release may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same Release. This Release shall become effective as against a Releasor when it shall have been executed by or on behalf of each Party and when each Party receives counterparts hereof which, when taken together, have been executed by or on behalf of each of the other Parties; provided, that this Release shall not become effective with respect to any Releasor or Releasee that is a Financial Institution or a Related Party thereof unless and until the Restatement Closing Date (as defined in the Amendment Agreement) has occurred.

                                   * * * * *

     IN WITNESS WHEREOF, each Party has caused this Release to be executed and delivered by its duly authorized officer as of the date first above written.

                                          AMERICAN COMMERCIAL LINES
                                          HOLDINGS LLC

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          AMERICAN COMMERCIAL LINES LLC

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          BROWN WATER TRANSPORTATION CORP.

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          399 VENTURE PARTNERS, INC.

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          JPMORGAN CHASE BANK, as Administrative
                                          Agent for itself, the Collateral
                                          Agent, the Issuing Bank and the
                                          Financial Institutions party to the
                                          Amendment Agreement

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

               NOTICE OF GUARANTEED DELIVERY, RELEASE AND CONSENT

TO EXCHANGE NEW 11 1/4% SENIOR NOTES DUE JANUARY 1, 2008 AND NEW 12% PAY-IN-KIND SENIOR SUBORDINATED NOTES DUE JULY 1, 2008 FOR THEIR OUTSTANDING 10 1/4% SENIOR
                                     NOTES
 DUE JUNE 30, 2008, SOLICIT NOTEHOLDERS TO BECOME PARTY TO THE MUTUAL RELEASE, SOLICIT CONSENTS TO THE INDENTURE AMENDMENTS AND SOLICIT ACCEPTANCES OF THE PLAN
                               OF REORGANIZATION
                                       OF
                         AMERICAN COMMERCIAL LINES LLC
                             AND ACL CAPITAL CORP.

     This Notice of Guaranteed Delivery, Release and Consent relates to the offer by American Commercial Lines LLC, a Delaware limited liability company ("ACL") and ACL Capital Corp., a Delaware corporation ("ACL Capital" and, together with ACL, the "Issuers"), upon the terms and subject to the conditions set forth in the Offering Memorandum, Solicitation of Releases, Consents and Acceptances and Disclosure Statement (the "Offering Memorandum and Disclosure Statement") and the related Letter of Transmittal, Release and Consent, to holders ("Noteholders") of its 10 1/4% Senior Notes due June 30, 2008 (the "Existing Notes") to exchange (the "Exchange Offer") for each $1,000 principal amount of the Existing Notes (except for Existing Notes held by Danielson Holding Corporation and/or one or more of its subsidiaries), for: (i) $507.385 principal amount of new 11 1/4% senior notes due January 1, 2008 and (ii) $492.615 principal amount of new 12% pay-in-kind senior subordinated notes due July 1, 2008, for any and all of the outstanding Existing Notes. Those Noteholders that tender their Existing Notes in the Exchange Offer must do so in accordance with the terms set forth in the Offering Memorandum and Disclosure Statement. Capitalized terms used but not defined herein have the meanings assigned to them in the Offering Memorandum and Disclosure Statement.

     ACL is also soliciting (i) consents for certain proposed amendments (the "Indenture Amendments") to the indenture pursuant to which the Existing Notes were issued (the "Existing Indenture") to, among other things, eliminate or amend substantially all of the restrictive covenants contained in the Existing Indenture relating to the Existing Notes and (ii) agreements to become party to, and a beneficiary of, the Mutual Release.

     This Notice of Guaranteed Delivery and Consent, or one substantially equivalent to this form, must be used to accept the Exchange Offer and the solicitation of releases and consents if (i) the Letter of Transmittal, Release and Consent and all other required documents relating to the tender for exchange of Existing Notes cannot be delivered to The Bank of New York (the "Depositary") on or prior to 5:00 p.m., New York City time, on May 20, 2002 the ("Expiration Date"), or (ii) the procedures for book-entry transfer cannot be completed on a timely basis. This form may be delivered by hand, overnight courier or mail, or transmitted by manually signed facsimile transmission, to the Depositary. In addition, in order to use the guaranteed delivery procedure to tender the Existing Notes pursuant to the Exchange Offer, a completed, signed and dated Letter of Transmittal, Release and Consent relating to the Existing Notes (or a manually signed facsimile thereof) must also be received by the Depositary on or prior to the Expiration Date.

     THE EXCHANGE OFFER AND THE PERIOD FOR NOTEHOLDERS TO BECOME PARTY TO, AND A BENEFICIARY OF, THE MUTUAL RELEASE, SOLICITING CONSENTS TO THE INDENTURE AMENDMENTS AND FOR ACCEPTANCES OF THE PLAN OF REORGANIZATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 20, 2002, UNLESS EXTENDED. IT IS A CONDITION TO THE CONSUMMATION OF THE EXCHANGE OFFER THAT AT LEAST 95% OF THE AGGREGATE PRINCIPAL AMOUNT OF THE OUTSTANDING 10 1/4% SENIOR NOTES DUE JUNE 30, 2008 ARE VALIDLY TENDERED FOR EXCHANGE AND NOT WITHDRAWN.

Ladies and Gentlemen:

     Upon the terms and subject to the conditions of the Offering Memorandum and Disclosure Statement, the undersigned hereby tenders to the Issuers the Existing Notes as indicated below and the related consents and agreements pursuant to the guaranteed delivery procedures described in the Offering Memorandum and Disclosure Statement and Letter of Transmittal, Release and Consent.

     The undersigned understands that Noteholders who tender their Existing Notes thereby consent to the Indenture Amendments and agree to becoming party to, and a beneficiary of, the Mutual Release as set forth in the Offering Memorandum and Disclosure Statement and, accordingly if the undersigned tenders his, her or its Existing Notes, the undersigned hereby consents to the Indenture Amendments and agrees to becoming party to, and a beneficiary of, the Mutual Release (the "Consent and Release"). The undersigned understands that Consents and Releases may be revoked, and tenders of Existing Notes may be withdrawn, by written, telegraphic or facsimile transmission notice of withdrawal received by the Depositary at any time prior to the Expiration Date (except with respect to an attempted revocation of a consent to the Indenture Amendments, which may not be withdrawn after the date the Supplemental Indenture is executed). A valid withdrawal of tendered Existing Notes prior to the Expiration Date will constitute the concurrent valid revocation of such holder's related Consent and Release (except with respect to an attempted revocation of a consent to the Indenture Amendments, which may not be withdrawn after the date the Supplemental Indenture is executed). In order for a Noteholder to revoke a Consent and Release such holder must withdraw the related tendered Existing Notes. The withdrawal of tendered Existing Notes (and the concurrent revocation of related Consents and Releases) may also be effected through a properly transmitted "Request Message" through ATOP, received by the Depositary at any time prior to the Expiration Date.

     In the event of a termination of the Exchange Offer, any Consent and Release will automatically be deemed revoked and the certificates representing the Existing Notes tendered pursuant to the Exchange Offer will be returned to the tendering holders promptly or, in the case of Existing Notes tendered by book-entry transfer, such Existing Notes will be credited to the account maintained at The Depository Trust Company from which such Existing Notes were delivered. If ACL makes a material change in the terms of the Exchange Offer, ACL will disseminate additional material and will extend the Exchange Offer and solicitation of releases and consents, in each case to the extent required by law and as described in the Offering Memorandum and Disclosure Statement. If the Consent and Release solicitation is amended prior to the Expiration Date in a manner determined by ACL to constitute a material adverse change to the Noteholders, ACL promptly will disclose such amendment and, if necessary, extend the solicitation of releases and consents for a period deemed by it to be adequate to permit holders to revoke their Consents and Releases and withdraw Existing Notes.

     The undersigned understands that exchange by the Depositary of New Notes for Existing Notes tendered and accepted for payment pursuant to the Exchange Offer will be made only after timely receipt by the Depositary of such Existing Notes (or Book-Entry Confirmation (as defined in the Letter of Transmittal, Release and Consent) of the transfer of such Existing Notes by the Depositary) and a Letter of Transmittal, Release and Consent executed with any required signature guarantees and any other documents required by the Letter of Transmittal, Release and Consent.

     All authority conferred or agreed to be conferred by this Notice of Guaranteed Delivery, Release and Consent shall survive the death or incapacity of the undersigned and every obligation of the undersigned under the Letter of Transmittal, Release and Consent shall be binding upon the undersigned's heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives.

 Aggregate Principal Amount at issuance of Existing Notes Tendered and for which Consents and Releases are given:

 -----------------------------------------------------

 Certificate No.(s) (if available):

 -----------------------------------------------------

 -----------------------------------------------------

 -----------------------------------------------------

 [ ] Check if Existing Notes will be tendered by book-entry transfer

 Name of Tendering Institution:

 -----------------------------------------------------

 Account No.(s).:
 --------------------------------------

 Dated:
 --------------------------------------- , 200
 -----
 Name(s) of Record Holder(s)

 -----------------------------------------------------

 -----------------------------------------------------
 (PLEASE PRINT)

 Address(es).:
 -----------------------------------------

 -----------------------------------------------------
                                                                     (ZIP CODE)

 Area Code and Tel. No.(s).:
 ----------------------------

 Name(s) of Authorized Signatory:
 -----------------------
 -----------------------------------------------------

 Full Title:
 --------------------------------------------

 Address(es) of Authorized Signatory:
 ---------------------

 -----------------------------------------------------

 -----------------------------------------------------
                                                                     (ZIP CODE)
 Signature of Registered Holder of Authorized Signatory:

 -----------------------------------------------------

 -----------------------------------------------------

                                   GUARANTEE
                    (NOT TO BE USED FOR SIGNATURE GUARANTEE)

    The undersigned, a firm that is a participant in the Securities Transfer Agents Medallion Program, or an "eligible guarantor institution" (as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended), hereby guarantees to deliver to the Depositary either the certificates evidencing all tendered Existing Notes, in proper form for transfer, or to deliver Existing Notes pursuant to the procedure for book-entry transfer into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), in either case together with the Letter of Transmittal, Release and Consent (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offering Memorandum and Disclosure Statement) in the case of a book-entry delivery, and any other required documents, all within three Nasdaq National Market trading days after the date hereof.

 Name of Firm:
 ------------------------------------------------------------------------------

 ------------------------------------------------------------------------------
                             (AUTHORIZED SIGNATURE)

 Address:
 ------------------------------------------------------------------------------

 ------------------------------------------------------------------------------
                                                                     (ZIP CODE)

 Title:
 ------------------------------------------------------------------------------

 Name:
 ------------------------------------------------------------------------------
                             (PLEASE TYPE OR PRINT)

 Area Code and Tel. No.
 ------------------------------------------------------------------------------

 Date:
 ------------------------------------------------------------------------------,
 200
 -----

NOTE: DO NOT SEND CERTIFICATES FOR EXISTING NOTES WITH THIS NOTICE. CERTIFICATES
      FOR EXISTING NOTES SHOULD BE SENT WITH YOUR LETTER OF TRANSMITTAL, RELEASE AND CONSENT.

The Depositary for the Exchange Offer and solicitation of consents and releases is:

                              THE BANK OF NEW YORK

 By Registered or Certified         By Hand or Overnight               By Facsimile:
            Mail:                        Delivery:              (Eligible Institutions Only)
    The Bank of New York            The Bank of New York               (212) 235-2261
    Reorganization Unit             Reorganization Unit           To Confirm by Telephone
  15 Broad Street -- 16th         15 Broad Street -- 16th         or for Information Call:
           Floor                           Floor                       (212) 235-2353
  New York, New York 10007        New York, New York 10007
    Attn: Diane Amoroso             Attn: Diane Amoroso

     The Information Agent and the Voting Agent for the Exchange Offer and
                   solicitation of consents and releases is:

                                   INNISFREE
                                M&A Incorporated

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022

                 Banks and Brokers Call Collect: (212) 750-5833
                                       or
                   All Others Call Toll Free: (888) 750-5834

     DELIVERY OF THIS NOTICE OF GUARANTEED DELIVERY AND CONSENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

     This Notice of Guaranteed Delivery, Release and Consent to the Depositary is not to be used to guarantee signatures. If a signature on the Letter of Transmittal, Release and Consent is required to be guaranteed by an "Eligible Institution" (as defined in the Offering Memorandum and Disclosure Statement) under the instructions thereto, such signature guarantees must appear in the applicable space provided in the signature box on the Letter of Transmittal, Release and Consent.

               THE GUARANTEE ON THE FINAL PAGE MUST BE COMPLETED.